Exhibit 10.2
EXECUTION VERSION
[Published CUSIP Number 67001BAK9]
$1,500,000,000
CREDIT AGREEMENT
dated as of December 17, 2010,
among
NOVELIS INC.,
as Borrower,
AV METALS INC.,
as Holdings,
and
THE OTHER GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
CITIBANK, N.A.,
THE ROYAL BANK OF SCOTLAND PLC
and
UBS SECURITIES LLC,
as Co-Documentation Agents,
and
MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers
and
MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC,
CITIGROUP GLOBAL MARKETS INC.,
RBS SECURITIES INC.
and
UBS SECURITIES LLC,
as Joint Bookrunners

i

v

ANNEXES
Annex I	Amortization Table
SCHEDULES
Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Excluded Collateral Subsidiaries
Schedule 1.01(d)	Existing Secured Hedge Providers
Schedule 1.01(e)	Administrative Agent’s Office
Schedule 1.01(f)	Closing Date Unrestricted Subsidiaries
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.17	Pension Matters
Schedule 3.19	Insurance
Schedule 3.21	Material Documents
Schedule 3.24	Location of Material Inventory
Schedule 4.01(g)	Local and Foreign Counsel
Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 5.11(b)	Certain Subsidiaries
Schedule 5.15	Post-Closing Covenants
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
EXHIBITS
Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Landlord Access Agreement
Exhibit H	[INTENTIONALLY OMITTED]
Exhibit I	Form of Lender Addendum
Exhibit J	Form of Mortgage
Exhibit K	Form of Term Loan Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M-1	Form of U.S. Security Agreement
Exhibit M-2	Form of Canadian Security Agreement
Exhibit M-3	Form of U.K. Security Agreement
Exhibit M-4	Form of Swiss Security Agreement
Exhibit M-5	Form of German Security Agreement
Exhibit M-6	Form of Irish Security Agreement
Exhibit M-7	Form of Brazilian Security Agreement

Exhibit M-8	Form of Luxembourg Security Agreement
Exhibit M-9	Form of Madeira Security Agreement
Exhibit M-10	Form of French Security Agreement
Exhibit N	Form of Opinion of Company Counsel
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Secured Hedge Provider Joinder

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”), dated as of December 17, 2010, is among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, and BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Lenders.
WITNESSETH:
     WHEREAS, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount not in excess of $1,500,000,000.
     WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.
     WHEREAS, Holdings, the Borrower, Novelis Corporation, a Texas corporation, and the other Subsidiary Guarantors party thereto shall enter into the Revolving Credit Agreement providing for Revolving Credit Loans at any time and from time to time prior to the Revolving Credit Maturity Date in the aggregate principal amount of up to $800,000,000 simultaneously herewith.
     NOW, THEREFORE, the Lenders are willing to extend such Term Loans to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Defined Terms. As used in this Agreement (including the preamble), the following terms shall have the meanings specified below:
     “Acceptable Price” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

     “Accounts” shall mean all “accounts,” as such term is defined in the UCC, in which such Person now or hereafter has rights.
     “Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property and assets or business of any Person, or of any business unit, line of business or division of any Person or assets constituting a business unit, line of business or division of any other Person (other than a Person that is a Restricted Subsidiary on the Closing Date), (b) acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing a person to become a Restricted Subsidiary of the acquiring Person (other than in connection with the formation or creation of a Restricted Subsidiary of the Borrower by any Company), or (c) merger, consolidation or amalgamation, whereby a person becomes a Restricted Subsidiary of the acquiring person, or any other consolidation with any Person, whereby a Person becomes a Restricted Subsidiary of the acquiring Person.
     “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition, whether paid in cash, properties, any assumption of Indebtedness or otherwise (other than by the issuance of Qualified Capital Stock of Holdings permitted to be issued hereunder) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under US GAAP at the time of such sale to be established in respect thereof by Holdings, the Borrower or any of its Restricted Subsidiaries.
     “Additional Accrued Interest” has the meaning assigned to such term in the definition of “Applicable Margin”.
     “Additional Lender” shall mean, at any time, any financial institution that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Increase Joinder in accordance with Section 2.23 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.24; provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender if such consent would be required under Section 11.04(b) for an assignment of Loans to such Additional Lender and (ii) the Borrower shall have consented to such Additional Lender.
     “Additional Senior Secured Indebtedness” shall mean any Indebtedness incurred in reliance of Section 6.01(u).

     “Additional Senior Secured Indebtedness Documents” shall mean all documents executed and delivered with respect to the Additional Senior Secured Indebtedness or delivered in connection therewith.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X.
     “Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(e), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of the voting power of the total outstanding Voting Stock of the person specified or (ii) any person that is an executive officer or director of the person specified.
     “Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.
     “Agreement” shall have the meaning assigned to such term in the preamble hereto.
     “Alternative Currency” shall mean (x) the lawful currency of Canada or (y) the lawful currency of the Participating Member States introduced in accordance with the legislative measures of the European Council for the introduction of, changeover to or operation of a single unified European currency.
     “Annual Credit” shall mean the cumulative amount of $150,000,000 for each fiscal year of the Borrower commencing after the Closing Date (beginning with the fiscal year commencing April 1, 2011) minus, in each case from and after the Closing Date until the applicable time of determination (and taking into all transactions being consummated concurrently with the transaction then being measured), (x) the cumulative amount of all Investments made pursuant to Section 6.04(r)(iii), (y) the cumulative amount of all Dividends made pursuant to Section 6.08(d)(ii) and (z) the cumulative amount of all payments and redemptions of Indebtedness made pursuant to Section 6.11(a)(i)(y)(2).

     “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.
     “Applicable Discount” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Applicable Margin” shall mean, for any day, with respect to any Term Loan, the applicable percentage set forth below under the appropriate caption:

Pricing Level	Total Net Leverage Ratio	Eurodollar Rate	Base Rate
1	Greater than 3.5 to 1.00	3.75%	2.75%

2	Equal to or less than	3.50%	2.50%
	3.5 to 1.00
     For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s Compliance Certificate delivered pursuant to Section 5.01(d) for such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that Total Net Leverage Ratio shall be deemed to be in Pricing Level 2 (i) from the Closing Date until the Borrower’s delivery of a Compliance Certificate with respect to the first full fiscal quarter of Borrower commencing after the Closing Date, (ii) if the Borrower fails to deliver the Compliance Certificate required to be delivered by it pursuant to Section 5.01(d), during the period from the expiration of the time for delivery thereof until such Compliance Certificate is delivered, (iii) as of the first Business Day after an Event of Default under Section 8.01(a) or (b) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (iv) upon and after the occurrence of an Event of Default under Section 8.01(g) or (h). In the event that the Borrower has actual knowledge or receives notice from the Administrative Agent that any financial statement or certificate delivered pursuant to clause (a), (b) or (d) of Section 5.01 is discovered to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for Term Loans for any period (an “Applicable Calculation Period”) than the Applicable Margin applied for such Applicable Calculation Period, then (i) the Borrower shall promptly (and in no event later than five Business Days following either (x) the date upon which the Borrower has actual knowledge of such inaccuracy or (y) the receipt of written notice from the Administrative Agent of such inaccuracy) deliver to the Administrative Agent a correct certificate for such Applicable Calculation Period, (ii) the Borrower and the Administrative Agent shall, in consultation with each other, recalculate the Applicable Margin and the additional amount of interest that would have been paid based on such Applicable Margin for such Applicable Calculation Period taking into account the Total Net Leverage Ratio at the corrected level (such amount, the “Additional Accrued Interest”) and (iii) the Borrower shall promptly pay any Additional Accrued Interest (and in no event later than five Business Days after determination thereof) (and, for the avoidance of doubt, the Default Rate shall not be applied to such Additional Accrued Interest).
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Member State” shall mean Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.
     “Arrangers” shall mean Merrill Lynch, Pierce, Fenner and Smith Incorporated and J.P. Morgan Securities LLC.
     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, excluding sales of Inventory and dispositions of cash and Cash Equivalents, in each such excluded case, which are in the ordinary course of business, by Holdings, the Borrower or any of its Restricted Subsidiaries, or (b) any issuance of any Equity Interests of any Restricted Subsidiary of the Borrower.
     “Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between any Company and another person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.10(c).
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate implicit in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

     “Auction Purchase” shall mean a purchase of Loans by the Borrower pursuant to a Dutch Auction in accordance with the provisions of Section 11.04(b)(iv).
     “Auditor’s Determination” shall have the meaning assigned to such term in Section 7.11(b).
     “AV Metals” shall mean AV Metals Inc., a corporation formed under the Canada Business Corporations Act.
     “Available Amount” shall have the meaning assigned to such term in Section 7.12(a).
     “Bank of America” shall mean Bank of America, N.A. and its successors.
     “Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate (determined on such day (or if such day is not a Business Day, on the immediately preceding Business Day) for a one month period) plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, the Base Rate shall be deemed to be 2.50% per annum if the Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.50% per annum.
     “Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.
     “Base Rate Loan” shall mean a Term Loan that bears interest based on the Base Rate.
     “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” shall each have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers (or the functional equivalent) of such person, (iii) in the case of any limited partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
     “Bookrunners” shall mean Merrill Lynch, Pierce, Fenner and Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc. and UBS Securities LLC.
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrowing” shall mean Loans to the Borrower of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Brazilian Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in Brazil party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Brazil that is required to become a Guarantor pursuant to the terms hereof.
     “Brazilian Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-7, including all sub-parts thereto, among the Brazilian Guarantor and the Collateral Agent for the benefit of the Secured Parties.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
     “Calculation Date” shall have the meaning assigned to such term in the definition of “Senior Secured Net Leverage Ratio”.
     “Canadian Guarantor” shall mean Holdings and each Restricted Subsidiary of the Borrower organized in Canada party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Canada that becomes or is required to become a Guarantor pursuant to the terms hereof.
     “Canadian Loan Parties” shall mean Borrower and the Canadian Guarantors.

     “Canadian Security Agreement” shall mean the Security Agreements substantially in the form of Exhibit M-2, including all sub-parts thereto, among the Canadian Loan Parties and the Collateral Agent for the benefit of the Secured Parties.
     “Cancellation” shall mean the cancellation, termination and forgiveness by Borrower of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase, which cancellation shall be consummated as described in Section 11.04(b)(iv)(D) and the definition of “Eligible Assignee”.
     “Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with US GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
     “Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), together with Borrower’s proportionate share of such amounts for Norf GmbH for such period.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under US GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with US GAAP. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, US GAAP as in effect on the Closing Date shall be applied.
     “Cash Equivalents” shall mean, as to any person, (a) securities issued or fully guaranteed or insured by the federal government of the United States, Canada, Switzerland, any Approved Member State or any agency of the foregoing, (b) marketable direct obligations issued by Canada or any province thereof, any state of the United States or the District of Columbia or any political subdivision, government-sponsored entity or instrumentality thereof that, at the time of the acquisition, are rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, (c) certificates of deposit, Eurocurrency time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank or trust company organized under the laws of Canada or any province thereof, the United States, any state thereof, the District of Columbia, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, (d) commercial paper of an issuer rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, and (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets, the Dollar Equivalent of which exceeds $500,000,000 and (iii) is rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 365 days; provided, further, that, to the extent any cash is generated through operations in a jurisdiction outside of the United States, Canada, Switzerland or an Approved Member State, such cash may be retained and invested in obligations of the type described in clause (c) applicable to such jurisdiction to the extent that such obligations are customarily used in such other jurisdiction for short term cash management purposes.
     “Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) of the definition of “Consolidated Interest Expense” and (c) gross interest income of Borrower and its Restricted Subsidiaries for such period.
     “Cash Pooling Arrangements” shall mean (i) the DB Cash Pooling Arrangement, the Novelis AG Cash Pooling Agreement and the Commerzbank Cash Pooling Agreement; provided that the Commerzbank Cash Pooling Agreement shall cease to be effective not later than 180 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent) and (ii) any other cash pooling arrangements (including all documentation pertaining thereto) entered into by any Company in accordance with Section 6.07.
     “Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any expropriation, condemnation or other taking (including by any Governmental Authority) of, any property of Holdings, the Borrower or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by expropriation, condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
     A “Change in Control” shall be deemed to have occurred if:
          (a) At any time prior to a Qualified IPO, Hindalco ceases to be the Beneficial Owner of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings;

     (b) At any time prior to a Qualified Borrower IPO, Holdings at any time ceases to be the Beneficial Owner and the direct record owner of 100% of the Equity Interests of Borrower; provided that a Permitted Holdings Amalgamation shall not constitute a Change in Control;
     (c) Borrower at any time ceases to be the Beneficial Owner and the direct or indirect owner of 100% of the Equity Interests of each of Novelis Corporation and Novelis Deutschland GmbH;
     (d) at any time a change in control (or change of control or similar event) with respect to the Borrower or the U.S. Issuer occurs under (and as defined in) any Material Indebtedness of any Loan Party;
     (e) (i) at any time after a Qualified IPO (other than a Qualified Borrower IPO), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Specified Holders is or becomes the Beneficial Owner (provided that for purposes of this clause (except as set forth below) such person or group shall be deemed to have Beneficial Ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Holdings representing 35% or more of the voting power of the total outstanding Voting Stock of Holdings unless the Specified Holders at all times Beneficially Own Voting Stock of Holdings representing greater voting power of the total outstanding Voting Stock of Holdings than such voting power held by such person or group; or (ii) at any time after a Qualified Borrower IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Specified Holders is or becomes the Beneficial Owner (provided that for purposes of this clause (except as set forth below) such person or group shall be deemed to have Beneficial Ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Borrower representing 35% or more of the voting power of the total outstanding Voting Stock of Borrower unless the Specified Holders at all times Beneficially Own Voting Stock of Borrower representing greater voting power of the total outstanding Voting Stock of Borrower than such voting power held by such person or group; or
     (f) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by the Specified Holders or by a vote of at least a majority of the members of the Board of Directors of Holdings or Borrower, as the case may be, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or Borrower.

     For purposes of this definition, a person shall not be deemed to have Beneficial Ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC, in which any Person now or hereafter has rights.
     “Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.
     “Class” shall mean (a) when used with respect to Commitments, whether such Commitments are Term Loan Commitments, Incremental Term Loan Commitments or Other Term Loan Commitments, as the context may require, and (b) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans or Other Term Loans. Other Term Loan Commitments, Other Term Loans and Incremental Term Loans made pursuant to any Increase Joinder that have different terms and conditions than the Other Term Loans or Incremental Term Loans shall be construed to be in different Classes.
     “Closing Date” shall mean the date of the initial Credit Extension hereunder.
     “Closing Date Distribution” shall mean (i) the payment by the Borrower no later than 45 days following the Closing Date with the proceeds of loans advanced under this Agreement, the Revolving Credit Agreement and the New Senior Notes and/or cash on hand of a return of capital or other distribution to Holdings not to exceed $1,700,000,000 in the aggregate, and (ii) the payment by Holdings within 45 days of the Closing Date of a return of capital or other distribution to its equity holder not to exceed the amount received as a return of capital or other distribution from the Borrower pursuant to clause (i) above.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

     “Co-Documentation Agents” shall mean Citibank, N.A., The Royal Bank of Scotland plc and UBS Securities LLC.
     “Collateral” shall mean, all of the “Collateral”, “Pledged Collateral” and “Mortgaged Property” referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.
     “Commerzbank Cash Pooling Agreement” shall mean an Agreement regarding an Automatic Cash Management System entered into between Novelis AG, the “Companies” (as defined therein) and Commerzbank Aktiengesellschaft, Berlin dated 15 January 2007, together with all ancillary documentation thereto.
     “Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment, including any Incremental Term Loan Commitment and any Other Term Loan Commitment, as the context requires.
     “Companies” shall mean Holdings (unless Holdings has been released as a Guarantor pursuant to Section 7.09(d)), the Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.
     “Compensation Plan” shall mean any program, plan or similar arrangement (other than employment contracts for a single individual) relating generally to compensation, pension, employment or similar arrangements with respect to which any Company, any Affiliate of any Company or any ERISA Affiliate of any of them has any obligation or liability, contingent or otherwise, under any Requirement of Law other than that of the United States.
     “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
     “Confidential Information Memorandum” shall mean that certain confidential information memorandum of Novelis Inc., dated November 2010.
     “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with US GAAP.

     “Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.
     “Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with US GAAP, but excluding (a) the current portion of any Funded Debt of Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans to the extent otherwise included therein.
     “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with US GAAP.
     “Consolidated EBITDA” shall mean, for any period, the sum of (A) Consolidated Net Income for such period, adjusted by (without duplication):
     (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:
     (a) Consolidated Interest Expense for such period;
     (b) Consolidated Amortization Expense for such period;
     (c) Consolidated Depreciation Expense for such period;
     (d) Consolidated Tax Expense for such period;
     (e) (i) non-recurring items or unusual charges or expenses, severance, relocation costs or expenses, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, costs related to the closure and/or consolidation of facilities and one-time costs associated with a Qualified IPO and (ii) the annualized amount of net cost savings, operating expense reductions and synergies reasonably projected by the Borrower in good faith to be realized as a result of specified actions (x) taken since the beginning of the Test Period in respect of which Consolidated EBITDA is being determined or (y) initiated prior to or during the Test Period (in each case, which cost savings shall be added to Consolidated EBITDA until fully realized, but in no event for more than four fiscal quarters) (calculated on a pro forma basis as though such annualized cost savings, operating expense reductions and synergies had been realized on the first day of such

Test Period, net of the amount of actual benefits realized during such Test Period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (e) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (e) shall not exceed in the aggregate 10% of Consolidated EBITDA for any one Test Period; provided, further that projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA pursuant to clause (ii) of this paragraph (e) to the extent occurring more than four full fiscal quarters after the specified action taken or initiated in order to realize such projected cost savings, operating expense reductions and synergies;
     (f) for purposes of determining compliance with the Financial Performance Covenant only (solely for the purposes of Section 6.10 and not for determining whether any action predicted on being in compliance with the Financial Performance Covenant is permitted), Specified Equity Contributions made pursuant to Section 8.04 to cure failure to comply with the Financial Performance Covenant for a fiscal quarter in such period;
     (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;
     (h) the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income; and
     (i) Management Fees paid in compliance with Section 6.08(c);
     (y) subtracting therefrom, (a) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period and (b) interest income; and
     (z) excluding therefrom,
     (a) gains and losses due solely to fluctuations in currency values of non-current assets and liabilities, realized gains and losses on currency derivatives related to such non-current assets and liabilities determined in accordance with US GAAP for such period;
     (b) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;
     (c) non-recurring or unusual gains; and

          (d) any gain or loss relating to cancellation or extinguishment of Indebtedness plus (B) the proportionate interest of the Borrower and its consolidated Restricted Subsidiaries in Non-consolidated Affiliate EBITDA for such period.
Notwithstanding the foregoing clause (x), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.
Consolidated EBITDA shall not include the Consolidated EBITDA of any Non-consolidated Affiliate if such Non-consolidated Affiliate is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
     “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with US GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Restricted Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Restricted Subsidiaries for such period;
     (d) all interest paid or payable with respect to discontinued operations of Borrower or any of its Restricted Subsidiaries for such period; and
     (e) the interest portion of any deferred payment obligations of Borrower or any of its Restricted Subsidiaries for such period.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with US GAAP; provided, however, that the following shall be excluded in the calculation of “Consolidated Net Income”:
     (a) any net income (loss) of any person (other than the Borrower) if such person is not a Restricted Subsidiary of the Borrower, except that:

     (i) subject to the exclusion contained in clause (c) below, equity of the Borrower and its consolidated Restricted Subsidiaries in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such person during such period to the Borrower or to a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b), below); and
     (ii) the equity of the Borrower and its consolidated Restricted Subsidiaries in a net loss of any such person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
     (b) any net income (loss) of any Restricted Subsidiary of the Borrower if such Restricted Subsidiary is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition, except that:
     (i) subject to the exclusion contained in clause (c) below, equity of the Borrower and its consolidated Restricted Subsidiaries in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in this clause (b)); and
     (ii) the equity of the Borrower and its consolidated Restricted Subsidiaries in a net loss of any such person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
     (c) any gain or loss realized upon the sale or other disposition of any property of the Borrower or Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided that sales or other dispositions of assets in connection with any Qualified Securitization Transaction permitted hereunder shall be deemed to be in the ordinary course);
     (d) any extraordinary gain or loss;
     (e) the cumulative effect of a change in accounting principles;
     (f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holders only for Qualified Capital Stock of the Borrower or Holdings;
     (g) any unrealized gain or loss resulting in such period from Hedging Obligations;

     (h) any expenses or charges in such period related to the Transactions (including, but not limited to, any premiums, fees, discounts, expenses and losses payable by the Borrower in connection with the Debt Tender Offer) and any acquisition, disposition, recapitalization or the incurrence of any Indebtedness permitted hereunder, including such fees, expenses or charges related to the Transactions; and
     (i) the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in the Borrower’s consolidated financial statements pursuant to US GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes.
Notwithstanding the foregoing, for purposes of the calculation of Cumulative Credit only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of property from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Cumulative Credit pursuant to clause (d) of the definition of Cumulative Credit.
     “Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Borrower and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):
          (a) the excess of cost over fair market value of assets or businesses acquired;
          (b) any revaluation or other write-up in book value of assets subsequent to September 30, 2010 as a result of a change in the method of valuation in accordance with US GAAP;
          (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
          (d) minority interests in consolidated Subsidiaries held by Persons other than the Borrower or any Restricted Subsidiary of the Borrower;
          (e) treasury stock;
          (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (g) Investments in and assets of Unrestricted Subsidiaries.
     “Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Restricted Subsidiaries, for such period determined on a consolidated basis in accordance with US GAAP.
     “Consolidated Total Assets” shall mean at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with US GAAP.
     “Consolidated Total Net Debt” shall mean, as of any date of determination and without duplication, the sum of (A) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date of the type referenced in clauses (a), (b) and (f) of the definition of Indebtedness, and any Continent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any Person under clauses (a), (b) and (f) of the definition of Indebtedness, minus the aggregate amount of Unrestricted Cash on such date, plus (B) the proportionate interest of the Borrower and its consolidated Restricted Subsidiaries in the Non-consolidated Affiliate Debt of each of the Non-consolidated Affiliates at any date of determination. The aggregate principal amount of such Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable contractual obligation (without regard to any election by the Borrower, Holdings or any other Person to measure an item of Indebtedness using fair value or any other discount that may be applicable under GAAP (including the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities) on a consolidated basis with respect to the Borrower and its Restricted Subsidiaries in accordance with consolidation principles utilized in GAAP.
     “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) under any guaranty, endorsement, co-making or sale with recourse of any obligation of a primary obligor, (b) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (e) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any

Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
     “Contribution, Intercompany, Contracting and Offset Agreement” shall mean that certain Contribution, Intercompany, Contracting and Offset Agreement dated as of the date hereof by and among the Loan Parties (other than certain Foreign Subsidiaries), the Collateral Agent and the Administrative Agent.
     “Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Control Agreement” shall mean, with respect to a Deposit Account, Securities Account, or Commodity Account (each as defined in the UCC), (i) located in the United States, an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s “control” (within the meaning of the UCC) in such account, or (ii) located in other jurisdictions, agreements with regard to such accounts establishing and perfecting the First Priority Lien of the Collateral Agent in such accounts), and otherwise in form and substance reasonably satisfactory to the Collateral Agent.
     “Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (except for unpaid accrued interest and premium thereon and any make-whole payments applicable thereto), (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

     “Credit Extension” shall mean the making of a Loan by a Lender.
     “Cumulative Credit” shall mean, at any date, an amount equal to:
     (a) 50% of the aggregate Consolidated Net Income accrued during the period commencing on October 1, 2010 to and including the last day of the fiscal quarter most recently ended for which the Borrower has delivered to the Administrative Agent the financial statements required to be delivered by Section 5.01(a) or Section 5.01(b), taken as a single accounting period (or, in the event Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus
     (b) 100% of the Net Cash Proceeds received by (x) Holdings from the issuance of Qualified Capital Stock of Holdings or as a capital contribution to Holdings after the Closing Date to the extent that such Net Cash Proceeds are immediately contributed by Holdings to the Borrower following such sale or contribution to Holdings (including the Net Cash Proceeds of a Qualified IPO) and (y) Borrower from the issuance of Qualified Capital Stock of the Borrower in a Qualified Borrower IPO; provided that, in each case, no issuances to or contributions from a Restricted Subsidiary shall be counted for the purposes of this clause (b); plus
     (c) the aggregate net cash proceeds received by the Borrower or any Restricted Subsidiary from the issuance or sale after the Closing Date of convertible or exchangeable Indebtedness that has been converted into or exchanged for Qualified Capital Stock of Holdings or of the Borrower after a Qualified Borrower IPO, excluding:
     (i) any such Indebtedness issued or sold to any Loan Party or a Subsidiary of any Loan Party or an employee stock ownership plan or trust established by any Loan Party or any such Subsidiary for the benefit of their employees, and
     (ii) the aggregate amount of any cash or other property distributed by Holdings, the Borrower or any Restricted Subsidiary upon any such conversion or exchange; plus
     (d) the net reduction in Investments made in reliance on the Cumulative Credit pursuant to Section 6.04(r)(ii) in any person other than the Borrower or an Unrestricted Grantor resulting from cash dividends, repayments of loans or advances or other transfers of property (valued at fair market value), in each case to the Borrower or any Unrestricted Grantor; provided that the foregoing amount shall not exceed, in the case of any person, the amount of Investments made after the Closing Date by the Borrower or any Unrestricted Grantor in such person in reliance on the Cumulative Credit pursuant to Section 6.04(r)(ii); plus
     (e) upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.16, the lesser of (i) the fair market value of the net assets of such Unrestricted Subsidiary at the time of redesignation and (ii) the aggregate amount of Investments made by the Borrower or any Restricted Subsidiary in reliance on the Cumulative Credit pursuant to Section 6.04(r)(ii) in such Unrestricted Subsidiary after the Closing Date and prior to such redesignation; minus

     (f) in each case from and after the Closing Date, (x) the cumulative amount of all Investments made pursuant to Section 6.04(r)(ii), (y) the cumulative amount of all Dividends made pursuant to Section 6.08(c), Section 6.08(d)(i), Section 6.08(i) and Section 6.08(j) and (z) the cumulative amount of all payments and redemptions of Indebtedness made pursuant to Section 6.11(a)(i)(y)(1); minus
     (g) if, at such date of determination, the Total Net Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which the Borrower has delivered to the Administrative Agent the financial statements required to be delivered by Section 5.01(a) or Section 5.01(b) would be greater than or equal to 3.0 to 1.0, the cumulative amount of Recapture Amounts paid since the Closing Date;
provided that amounts received by Holdings or the Borrower in connection with Specified Equity Contributions made pursuant to Section 8.04 shall not be included in the calculation of the Cumulative Credit.
     “DB Cash Pooling Arrangements” shall mean the cash pooling arrangements among the Borrower, certain other Loan Parties and Deutsche Bank pursuant to the Transaction Banking Services Agreement among such parties and any documents ancillary thereto.
     “Debt Issuance” shall mean the incurrence by Holdings, the Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).
     “Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness paid in such period.
     “Debt Tender Offer” shall mean the tender offers and consent solicitations for each series of Existing Senior Notes pursuant to the Offer to Purchase and Consent Solicitation Statement of the Borrower dated November 26, 2010 relating to each series of Existing Notes, as in effect on the Closing Date.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” shall mean an Event of Default or an event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
     “Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

     “Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, examiner or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Delegate” shall mean any delegate, agent, attorney, trustee or co-trustee appointed by the Collateral Agent or any Receiver.
     “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable other than solely for Qualified Capital Stock, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 180 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interest, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 180 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interest, or (c) contains any mandatory repurchase obligation which may come into effect prior to 180 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interest; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to 180 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interest shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
     “Distribution” shall mean, collectively, with respect to each Loan Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Loan Party in respect of or in exchange for any or all of the Pledged Securities or Pledged Intercompany Notes.
     “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, except to the extent such payments reduce Consolidated Net Income.
     “Dividend Recapture Amount” shall have the meaning assigned to such term in Section 6.08(d)(iii).
     “Dollar Equivalent” shall mean, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date, and as to any amount denominated in Dollars, such amount in Dollars.
     “Dollars” or “dollars” or “$” shall mean lawful money of the United States.
     “Dutch Auction” means one or more purchases by the Borrower (each, a “Purchase”) of Term Loans; provided that, each such Purchase is made on the following basis:
     (a) The Borrower will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that the Borrower wishes to make an offer to purchase (i) from each Lender with respect to any Class of Term Loans on an individual tranche basis, Term Loans, in an aggregate principal amount as is specified by the Borrower (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price the Borrower would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this

Section); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice) and (iii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by the Borrower to the Administrative Agent shall not be less than $25,000,000 in the aggregate;
     (b) The Borrower will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s Class or Classes of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s Class of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);
     (c) based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”), which will be the lowest Acceptable Price at which the Borrower can complete the Purchase for the entire Term Loan Purchase Amount; provided, that in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow the Borrower to complete a purchase of the entire Term Loan Purchase Amount, the Borrower may, at its election, either (x) withdraw the Purchase Notice and terminate the Purchase or (y) complete the Purchase for the aggregate Reply Amounts at an Applicable Discount equal to the highest Acceptable Price that is less than or equal to maximum Offer Price for the Purchase subject to the Purchase Notice;
     (d) The Borrower shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount (such Term Loans, as applicable, being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;
     (e) The Borrower shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, the Borrower shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

     (f) the Purchase shall be consummated pursuant to and in accordance with Section 11.04 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Borrower) mutually acceptable to the Administrative Agent and the Borrower (provided that such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);
     (g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to the Borrower pursuant to Section 11.04 and as otherwise provided herein; and
     (h) purchases by the Borrower of Qualifying Loans shall result in the immediate cancellation of such Qualifying Loans.
     “Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund of a Lender and (d) any other person approved by the Administrative Agent and the Borrower (each such approval not to be unreasonably withheld or delayed and, with respect to the Borrower, such approval shall be deemed given if no objection is made by the Borrower within five Business Days after receipt of a notice of an assignment proposing such person as an assignee of any interest in any Loans); provided that (x) no approval of the Borrower shall be required during the continuance of a Default under Sections 8.01(a), (b), (f) or (g) or prior to the earlier of (i) 45 days after the Closing Date or (ii) the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers), (y) “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries (other than the Borrower, solely to the extent that the Borrower purchases or acquires Term Loans pursuant to a Dutch Auction and effects a Cancellation immediately upon such purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent) or any natural person and (z) each assignee Lender shall be subject to each other applicable requirement regarding Lenders hereunder.
     “Embargoed Person” shall have the meaning assigned to such term in Section 6.21.
     “Environment” shall mean the natural environment, including air (indoor or outdoor), surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other formal communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to the Environment or to human health or safety relating to or arising out of the use of, exposure to or Releases or threatened Releases of Hazardous Material.
     “Environmental Law” shall mean any and all treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other legally binding requirements, and the common law, relating to protection of human health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
     “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
     “Equipment” shall mean “equipment,” as such term is defined in the UCC, in which such Person now or hereafter has rights.
     “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Issuance” shall mean, without duplication, (i) prior to a Qualified Borrower IPO, any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or any contribution to the capital of Holding and (ii) after a Qualified Borrower IPO, any issuance or sale by the Borrower after the Closing Date of any Equity Interests in the Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or any contribution to the capital of Borrower.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA or a cessation of opration that is treated as a withdrawal under Section 406(e) of ERISA; (i) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan resulting in material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect.
     “Eurodollar Base Rate” shall mean, (a) for any Interest Period, the rate per annum equal to the higher of (i) British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) 1.50%. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the higher of (i) the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America (or such other amount as the Administrative Agent shall determine) and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period and (ii) 1.50%; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London

Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate” shall mean for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate

1.00 — Eurodollar Reserve Percentage
     “Eurodollar Rate Borrowing” shall mean a Borrowing comprised of Eurodollar Rate Loans.
     “Eurodollar Rate Loan” shall mean a Term Loan that bears interest at a rate determined by reference to the Eurodollar Rate.
     “Eurodollar Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurofoil” shall mean Eurofoil Inc. (USA), a New York corporation.
     “Event of Default” shall have the meaning assigned to such term in Section 8.01.
     “Excess Amount” shall have the meaning assigned to such term in Section 2.10.
     “Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:
     (a) Debt Service for such Excess Cash Flow Period;

     (b) the aggregate amount of prepayments, redemptions and repurchases (to the extent resulting in cancellation of the underlying obligation and in the case of revolving Indebtedness, a simultaneous permanent reduction in commitments) made by the Borrower and its Restricted Subsidiaries from Internally Generated Cash Flow during such Excess Cash Flow Period in respect of principal on Capital Lease Obligations, Purchase Money Obligations, Additional Senior Secured Indebtedness and any Indebtedness of a Restricted Subsidiary that is not a Loan Party (and, in the case of prepayments of any revolving Indebtedness, to the extent accompanied by a simultaneous permanent reduction in an equal amount of the revolving commitments in respect of such Indebtedness), in each case, so long as such amounts are not already reflected in Debt Service, during such Excess Cash Flow Period;
     (c) Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash from Internally Generated Cash Flow;
     (d) Capital Expenditures that Borrower or any of its Restricted Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Borrower shall deliver a certificate to the Administrative Agent not later than 105 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period from Internally Generated Cash Flow;
     (e) the aggregate amount of Investments made in cash during such Excess Cash Flow Period pursuant to Sections 6.04(e), (h), (l), (m) and (r)(i), (iii), (iv) and (v);
     (f) (i) taxes of Borrower and its Restricted Subsidiaries that were paid in cash during such Excess Cash Flow Period (excluding taxes paid in such Excess Cash Flow period where a certificate contemplated by the following clause (ii) was previously delivered) and (ii) taxes of Borrower and its Restricted Subsidiaries that will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established; provided that Borrower shall deliver a certificate to the Administrative Agent not later than 105 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such taxes will be paid within such six month period;
     (g) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or, in the case of the Excess Cash Flow Period for the first complete fiscal year of Borrower commencing after the Closing Date, at the first day of such Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period (excluding or removing any impacts from non-cash currency translation adjustments, non-cash unrealized derivatives, non-cash reclassifications, interest, income taxes and dividends);

     (h) to the extent added to determine Consolidated EBITDA and paid in cash during such Excess Cash Flow Period, cash charges referred to in clause (x)(e)(i) of the definition of Consolidated EBITDA;
     (i) losses excluded from the calculation of Consolidated Net Income by operation of clause (d) of the definition thereof that are paid or realized in cash during such Excess Cash Flow Period;
     (j) cash payments made in satisfaction of non-current liabilities reflected on the balance sheet of the Borrower (excluding payments of Indebtedness for borrowed money) paid from Internally Generated Cash Flow;
     (k) cash payments associated with realized currency derivatives hedging non-current assets and liabilities paid from Internally Generated Cash Flow;
     (l) Dividends paid in cash to (i) Holdings and Management Fees paid in cash during such Excess Cash Flow period in accordance with Section 6.08(c) and (ii) to holders of Equity Interests of Restricted Subsidiaries other than any Company or any Unrestricted Subsidiary; and
     (m) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to the Borrower or any of its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period;
provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:
     (i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or, in the case of the Excess Cash Flow Period for the first complete fiscal year of the Borrower commencing after the Closing Date, at the first day of such Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period (excluding or removing any impacts from non-cash currency translation adjustments, non-cash unrealized derivatives, non-cash reclassifications, interest, income taxes and dividends);
     (ii) to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of the Borrower provided pursuant to clause (d)

above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;
     (iii) to the extent any tax payments referred to in clause (f)(ii) above do not occur in the Excess Cash Flow Period specified in the certificate of the Borrower provided pursuant to clause (f)(ii) above, such amounts of tax payments that were not so made in the Excess Cash Flow Period specified in such certificates;
     (iv) to the extent not reflected in Consolidated EBITDA for such Excess Cash Flow Period, any return on or in respect of Investments received in cash during such period, which Investments were made from Internally Generated Cash Flow pursuant to Sections 6.04(e), (h), (l), (m) and (r)(i), (iii), (iv) and (v);
     (v) income and gains excluded from the calculation of Consolidated Net Income in any period by operation of clause (d) of the definition thereof or excluded from the calculation of Consolidated EBITDA by operation of clause (z)(c) of the definition thereof that are realized in cash during such Excess Cash Flow Period;
     (vi) cash receipts associated with realized currency derivatives hedging non-current assets and liabilities; and
     (vii) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by the Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period.
     “Excess Cash Flow Percentage” shall have the meaning assigned to such term in Section 2.10(f).
     “Excess Cash Flow Period” shall mean each fiscal year of the Borrower, beginning with the fiscal year of the Borrower ending March 31, 2012.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Collateral Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary designated as such in writing by the Borrower to the Administrative Agent that:

     (x) (i) contributed 2.5% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (ii) had consolidated assets representing 2.5% or less of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination;
     (y) together with all other Restricted Subsidiaries constituting Excluded Collateral Subsidiaries (i) contributed 7.5% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (ii) had consolidated assets representing 7.5% or less of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination; and
     (z) is not a Loan Party on the Closing Date; provided that no Loan Party shall constitute an Excluded Collateral Subsidiary except to the extent such Loan Party issues Equity Interests to Persons other than a Company pursuant to Section 6.06(l) and immediately prior to such issuance such Person would have otherwise qualified as an Excluded Collateral Subsidiary under clause (x) and (y) above.
     The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(c).
     “Excluded Contract” shall have the meaning assigned to such term in the definition of “Excluded Property”.
     “Excluded Equity Interests” means (a) any Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any applicable law or contractual obligation (only to the extent such prohibition is applicable and not rendered ineffective by any applicable law and, in the case of any such contractual obligation, permitted under Section 6.19 hereof) and (c) the Equity Interests of any Unrestricted Subsidiary.
     “Excluded Property” means (a) any Excluded Equity Interests, (b) any property, including the rights under any contract or agreement (an “Excluded Contract”) to the extent that the grant of a Lien thereon (i) is prohibited by applicable law or contractual obligation, (ii) requires a consent not obtained of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Borrower or any Subsidiary and such third party or (iii) would trigger a termination event pursuant to any “change of control” or similar provision, in each case pursuant to this clause (a), except to the extent such anti-assignment or negative pledge is not enforceable under the UCC or other applicable Requirements of Law, or such contractual obligation is prohibited under Section 6.19 hereof, (b) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, (c) local petty cash deposit accounts maintained by the Borrower and its Restricted Subsidiaries in proximity to their operations, (d) payroll accounts maintained by the Borrower and its Subsidiaries, (e) Property that is, or is to become, subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Property and such prohibition is permitted under Section 6.19 hereof, (f)(x) any leasehold real property and (y) any fee-owned real property having an individual fair market value not exceeding $10,000,000, (g) any Letter-of-Credit Rights that are not Supporting Obligations (each as defined in the UCC), and (h) any other property with respect to which the cost or other consequences (including any materially adverse tax consequences) of pledging such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent.
     “Excluded Subsidiaries” shall mean Restricted Subsidiaries of Holdings that are not organized in a Principal Jurisdiction.
     “Excluded Taxes” shall mean, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) for greater certainty, taxes imposed on amounts deemed to be interest pursuant to section 214(7) of the Income Tax Act (Canada).
     “Executive Order” shall have the meaning assigned to such term in Section 3.22.
     “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
     “Existing Senior Note Agreements” shall mean the collective reference to (i) the indenture dated as of February 3, 2005, pursuant to which the Existing 2005 Senior Notes were issued and (ii) the indenture dated as of August 11, 2009, pursuant to which the Existing 2009 Senior Notes were issued.
     “Existing Senior Note Documents” shall mean the Existing Senior Notes, the Existing Senior Note Agreements, the Existing Senior Note Guarantees and all other documents executed and delivered with respect to either Existing Senior Notes or the Existing Senior Note Agreements.
     “Existing Senior Note Guarantees” shall mean the guarantees pursuant to either Existing Senior Note Agreement.
     “Existing Senior Notes” shall mean the collective reference to the Existing 2005 Senior Notes and the Existing 2009 Senior Notes.
     “Existing 2005 Senior Notes” shall mean the Borrower’s 7-1/4% Senior Notes due 2015 issued pursuant to the Existing Senior Note Agreements.
     “Existing 2009 Senior Notes” shall mean the Borrower’s 11.5% Senior Notes due 2015 issued pursuant to the Existing Senior Note Agreements.
     “FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.
     “Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” shall mean that certain fee letter among the Borrower, the Arrangers and the Bookrunners, dated December 10, 2010, as the same may be amended, amended and restated, supplemented, revised or modified from time to time.
     “Fees” shall mean the fees and prepayment premiums payable hereunder or under the Fee Letter.
     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

     “Financial Performance Covenant” shall mean the financial covenant contained in Section 6.10.
     “Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.
     “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject, other than Permitted Liens of the type described in Section 6.02(a), (b), (c), (d), (f), (g), (h), (i), (j), (k) (to the extent provided in the Intercreditor Agreement), (n), (o), (q), (r), (s), (t) and (y) which have priority over the Liens granted pursuant to the Security Documents (and in each case, subject to the proviso to Section 6.02).
     “Foreign Asset Sale” shall have the meaning assigned to such term in Section 2.10(i).
     “Foreign Guarantee” shall have the meaning assigned to such term in Section 7.01.
     “Foreign Plan” shall mean any pension or other employee benefit or retirement plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.
     “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
     “Forward Share Sale Agreement” shall mean that certain Forward Share Sale Agreement, dated as of December 17, 2010, between Novelis Inc. and Novelis Acquisitions LLC pursuant to which Novelis Inc. has agreed to sell shares of 9.5% Preferred Stock of the capital stock of Novelis Corporation owned by it to Novelis Acquisitions LLC.
     “French Collateral Agent” shall mean Bank of America, N.A., in its capacity as security agent (agent des sûretés), under the French Security Agreements and any of its successors or assigns. For the avoidance of doubt, the French Collateral Agent is hereby appointed by the Lenders to act on their behalf as security agent (agent des sûretés) to constitute, register, manage and execute the security interests contemplated by the French Security Agreements in order to fully secure and guarantee their respective rights in each amount payable by each French Guarantor to each of the Secured Parties under each of the Loan Documents, and in that capacity to accomplish all actions and formalities eventually necessary under article 2328-1 of the French code civil.
     “French Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in France party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in France that is required to become a Guarantor pursuant to the terms hereof.
     “French Security Agreement” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-10, including all sub-parts thereto, among the French Guarantor and the French Collateral Agent for the benefit of the Secured Parties.
     “Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Debt” shall mean, as to any person, all Indebtedness of such person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower and its Subsidiaries, Indebtedness in respect of the Loans and the Revolving Credit Loans.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis; provided that if the Borrower converts its financial reporting from generally accepted accounting principles in the United States to IFRS as permitted under Section 1.04, “GAAP” shall mean (subject to the provisions of Section 1.04 hereof) IFRS applied on a consistent basis.
     “German Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in Germany party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Germany that is required to become a Guarantor pursuant to the terms hereof.
     “German Receivables Purchase Agreement” shall have the meaning assigned to such term in the definition of “Receivables Purchase Agreement”.
     “German Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-5, including all sub-parts thereto, among the German

Guarantors and the Collateral Agent and/or the Revolving Credit Collateral Agent, among others, for the benefit of the Secured Parties.
     “German Seller” shall mean Novelis Deutschland GmbH, a company organized under the laws of Germany (including in its roles as seller and collection agent under the German Receivables Purchase Agreement).
     “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
     “Guarantee Payment” shall have the meaning assigned to such term in Section 7.12(b).
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantees” shall mean the guarantees issued pursuant to ARTICLE VII by the Guarantors.
     “Guarantors” shall mean Holdings and the Subsidiary Guarantors (including Holdings and each other Canadian Guarantor, each U.S. Guarantor, each Swiss Guarantor, each U.K. Guarantor, each German Guarantor, each Irish Guarantor, each Brazilian Guarantor, each Luxembourg Guarantor, each Madeira Guarantor, each French Guarantor, and each other Restricted Subsidiary of the Borrower that becomes or is required to become a Guarantor hereunder).
     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs;

asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation under or which can give rise to liability (including, but not limited to, due to their ignitability, corrosivity, reactivity or toxicity) under any Environmental Laws.
     “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging a Company’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices, in each case not for speculative purposes.
     “Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
     “Hindalco” shall mean Hindalco Industries Limited, a corporation organized under the laws of India.
     “Holdings” shall mean (i) prior to the consummation of the Permitted Holdings Amalgamation, AV Metals, and (ii) upon and after the consummation of the Permitted Holdings Amalgamation, Successor Holdings.
     “IFRS” shall mean International Financial Reporting Standards consistently applied.
     “Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary that, together with all other Subsidiaries then constituting Immaterial Subsidiaries (i) contributed 5.0% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, (ii) had consolidated assets representing 5.0% or less of the Consolidated Total Assets on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (iii) is not a Loan Party on the Closing Date.
     “Increase Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
     “Increase Joinder” shall have the meaning assigned to such term in Section 2.23(c).

     “Incremental OID” shall have the meaning assigned to such term in Section 2.23(c).
     “Incremental Net Yield” shall have the meaning assigned to such term in Section 2.23(c).
     “Incremental Term Loan” shall have the meaning assigned to such term in Section 2.23(c).
     “Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.23(a).
     “Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.23(c).
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days (other than such overdue trade accounts payable being contested in good faith and by proper proceedings, for which appropriate reserves are being maintained with respect to such circumstances in accordance with US GAAP or other applicable accounting standards)); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such person under any Qualified Securitization Transaction; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.
     “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

     “Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).
     “Information” shall have the meaning assigned to such term in Section 11.12.
     “Initial Term Loans” shall mean the Term Loans made on the Closing Date under Section 2.01(a).
     “Instruments” shall mean all “instruments,” as such term is defined in the UCC, in which any Person now or hereafter has rights.
     “Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
     “Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
     “Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
     “Interbank Rate” shall mean, for any period, (i) in respect of Loans denominated in dollars, the Federal Funds Effective Rate, and (ii) in respect of Loans denominated in any other currency, the Administrative Agent’s cost of funds for such period.
     “Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P, or such other form as may be agreed to by the Administrative Agent in its sole discretion.
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the Companies party thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

     “Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Term Loan, the Maturity Date of such Term Loan.
     “Internally Generated Cash Flow” shall mean cash generated by the Borrower and its Restricted Subsidiaries in the ordinary course of business, and in any event excluding (i) proceeds of Casualty Events and Asset Sales under Section 6.06(b), (e), (i), (j), (k), (l) and (q), (ii) proceeds of Indebtedness other than borrowings under the Revolving Credit Facility and intercompany loans from another Company funded in the ordinary course of operations (and not from sources otherwise not constituting Internally Generated Cash Flow) and (iii) proceeds of issuances of Equity Interests other than to another Company funded in the ordinary course of operations (and not from sources otherwise not constituting Internally Generated Cash Flow).
     “Interest Period” shall mean, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if acceptable to each Lender, nine or twelve months), as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) Borrower shall not select an Interest Period for a Class of Term Loans that would extend beyond the Latest Maturity Date of the applicable Class of such Term Loan, (d) Borrower shall not select Interest Periods so as to require a payment or prepayment of any Eurodollar Rate Loans during an Interest Period for such Loans and (e) any Eurodollar Rate Borrowings made or continued during the period ending on the earlier of (x) three months following the Closing Date and (y) the completion of the primary syndication of the Commitments (as determined by the Arrangers), shall have a Interest Period of one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.
     “Investment Recapture Amount” shall have the meaning assigned to such term in Section 6.04(r)(iv).

     “Investments” shall have the meaning assigned to such term in Section 6.04.
     “Irish Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in Ireland party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Ireland that is required to become a Guarantor pursuant to the terms hereof.
     “Irish Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-6, including all sub-parts thereto, among the Irish Guarantors and the Collateral Agent, among others, for the benefit of the Secured Parties.
     “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, or such other form as may be agreed to by the Administrative Agent in its sole discretion.
     “Joint Venture” shall mean any person (a) that is not a direct or indirect Subsidiary of Holdings and (b) in which the Borrower, in the aggregate, together with its Subsidiaries, is directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests of such person.
     “Joint Venture Subsidiary” shall mean each of (i) Aluminum Company of Malaysia Berhard, (ii) NKL and (iii) any other person that is a Subsidiary in which persons other than Holdings or its Affiliates own 10% or more of the Equity Interests of such person, excluding, to the extent they become Restricted Subsidiaries of the Borrower after the Closing Date, Logan and Norf GmbH.
     “Judgment Currency” shall have the meaning assigned to such term in Section 11.18(a).
     “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18(a).
     “Junior Lien” means a Lien designated as a “Subordinated Lien” under the Intercreditor Agreement on all or any portion of the Collateral, but only to the extent (i) any such Lien constitutes “Subordinated Liens” under, and as defined in, the Intercreditor Agreement (it being understood that such Subordinated Lien will be a junior, “silent” lien with respect to the Liens securing the Secured Obligations, as provided in the Intercreditor Agreement) and (ii) the holders of such Indebtedness (or a trustee, agent or other representative of such holders) secured by such Lien have become a party to the Intercreditor Agreement through the execution and delivery of joinders thereto.
     “Junior Secured Indebtedness” shall mean Indebtedness of a Loan Party that is secured by a Junior Lien.

     “Land Registry” shall mean the Land Registry of England and Wales.
     “Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.
     “Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Incremental Term Loan, Other Term Loan, any Other Term Loan Commitment or Incremental Term Loan Commitment, in each case as extended in accordance with this Agreement from time to time.
     “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
     “Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 11.15, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum, (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption and (c) each Additional Lender that executes an Increase Joinder in accordance with Section 2.23 hereof.
     “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, security interest or similar encumbrance of any kind or any arrangement to provide priority or preference in respect of such property or any filing of any financing statement or any financing change statement under the UCC, the PPSA or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than any unauthorized notice or filing filed after the Closing Date for which there is not otherwise any underlying lien or obligation, so long as the Borrower is (if aware of same) using commercially reasonable efforts to cause the removal of same), including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Liquidity” shall mean as of any date of determination, the sum of (i) Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date plus (ii) unutilized and available commitments under the Revolving Credit Agreement.
     “Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the Contribution, Intercompany, Contracting and Offset Agreement, the Notes (if any), the Security Documents, each Foreign Guarantee, the Fee Letter, each Hedging Agreement entered into with any Secured Hedge Provider (provided that such Hedging Agreements shall be deemed not to be Loan Documents for purposes of Sections 1.03 and 1.04 and Articles II, VI, VIII and XI hereof), and all other pledges, powers of attorney, consents, assignments, certificates, agreements or documents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party for the benefit of any Agent or any Lender in connection with this Agreement.
     “Loan Modification Agreement” shall have the meaning assigned to such term in Section 11.02(f).
     “Loan Modification Offer” shall have the meaning assigned to such term in Section 11.02(f).
     “Loan Parties” shall mean Holdings (unless Holdings has been released as a Guarantor pursuant to Section 7.09(d)), the Borrower and the Subsidiary Guarantors.
     “Loans” shall mean Term Loans.
     “Logan” shall mean Logan Aluminum Inc., a Delaware corporation.
     “Logan Location” shall mean the premises of Logan Aluminum Inc., Route 431, North Russellville, Kentucky 42276.
     “London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
     “Luxembourg Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in Luxembourg party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Luxembourg that is required to become a Guarantor pursuant to the terms hereof.

     “Luxembourg Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-8, including all sub-parts thereto, among the Luxembourg Guarantor and the Collateral Agent for the benefit of the Secured Parties.
     “Madeira Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in Madeira party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Madeira that is required to become a Guarantor pursuant to the terms hereof.
     “Madeira Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-9, including all sub-parts thereto, among the Madeira Guarantor, the Collateral Agent for the benefit of the Secured Parties and the other parties referred to therein.
     “Management Fees” shall have the meaning assigned to such term in Section 6.08(c)(C).
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Loan Parties and their Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their payment and other material obligations under the Loan Documents; (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents, taken as a whole; or (d)(i) a material adverse effect on the Revolving Credit Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(i) taken as a whole, or (ii) a material adverse effect on the Pari Passu Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(ii) taken as a whole.
     “Material Indebtedness” shall mean (a) Indebtedness under the Revolving Credit Loan Documents and any Permitted Revolving Credit Facility Refinancings thereof, (b) Indebtedness under the New Senior Notes, the Additional Senior Secured Indebtedness, the Junior Secured Indebtedness and any Permitted Refinancings of any thereof in each case in an aggregate outstanding principal amount exceeding $100,000,000 and (c) any other Indebtedness (other than the Loans and intercompany Indebtedness of the Companies permitted hereunder) of the Loan Parties in an aggregate outstanding principal amount exceeding $100,000,000.
     “Material Subsidiary” shall mean any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

     “Maturity Date” shall mean (i) with respect to the Initial Term Loans, the Original Maturity Date, (ii) with respect to any tranche of Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment, and (iii) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.
     “Maximum Rate” shall have the meaning assigned to such term in Section 11.14.
     “Maximum Revolving Credit Facility Amount” shall mean, at any time, $1,000,000,000.
     “Minimum Amount” shall mean (i) an integral multiple of $1,000,000 and not less than $5,000,000 for Base Rate Loans and (ii) an integral multiple of $1,000,000 and not less than $5,000,000 for Eurodollar Rate Loans.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, charge, deed of trust, deed of hypothec or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or, subject to the terms of the Intercreditor Agreement, other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
     “Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to any Perfection Certificate dated the Closing Date, (b) each future Real Property covered by the terms of any Mortgage, and (c) each Real Property, if any, which shall be subject to a Mortgage (or other Lien created by a Security Document) delivered after the Closing Date pursuant to Section 5.11(c).
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made contributions; or (c) with respect to which any Company could incur liability.
     “Net Cash Proceeds” shall mean:

     (a) with respect to any Asset Sale, the cash proceeds received by Holdings, the Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings, the Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (without duplication) (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale and repatriation Taxes that are or would be payable in connection with any sale by a Restricted Subsidiary); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings, the Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Revolving Credit Loans) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) so long as any Revolving Credit Loans remain outstanding, the proceeds of any Revolving Credit Priority Collateral of any Loan Party sold in such Asset Sale (which shall include, for the avoidance of doubt, the portion of the sale price of the Equity Interests or all or substantially all of the property, assets or business of any Restricted Subsidiary of Holdings consisting of the net book value of any such Revolving Credit Priority Collateral);
     (b) with respect to any Debt Issuance or any Disqualified Capital Stock, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith;
     (c) with respect to any Equity Issuance or any other issuance of Equity Interests (other than Preferred Stock) by Holdings or the Borrower, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (d) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and (ii) so long as any Revolving Credit Loans remain outstanding, any such cash insurance proceeds, condemnation awards and other compensation received in respect of Revolving Credit Priority Collateral of any Loan Party to the extent such amounts are required to be (and are) applied to the repayment of the Revolving Credit Loans pursuant to the terms of the Revolving Credit Agreement;

provided, however, that Net Cash Proceeds arising from any Asset Sale or Casualty Event by or applicable to a non-Wholly Owned Subsidiary shall equal the amount of such Net Cash Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly Owned Subsidiary not owned by Holdings, the Borrower and its Restricted Subsidiaries.
     “Net Cash Proceeds Account” shall mean any segregated Deposit Account or Securities Account established by the Borrower or any Guarantor with one or more financial institutions reasonably satisfactory to the Collateral Agent (which, in the case of an account established by Borrower, shall not be a Lender or an Affiliate of a Lender) that (i) is subject to a Control Agreement, (ii) is subject to a First Priority security interest in favor of the Collateral Agent for the ratable benefit of the Secured Parties to secure the Secured Obligations and (iii) solely contains proceeds of Pari Passu Priority Collateral (and any products of such proceeds), and which has been designated in writing to the Revolving Credit Agents as a “Net Cash Proceeds Account” on or prior to the time that the Net Cash Proceeds from any sale of Pari Passu Priority Collateral shall be deposited therein, pending application of such proceeds (and any products of such proceeds) in accordance with the terms hereof.
     “Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.
     “New Senior Note Agreements” shall mean the indentures dated as of December 17, 2010, pursuant to which the New Senior Notes were issued.
     “New Senior Note Documents” shall mean the New Senior Notes, the New Senior Note Agreements, the New Senior Note Guarantees and all other documents executed and delivered with respect to the New Senior Notes or the New Senior Note Agreements.
     “New Senior Note Guarantees” shall mean the guarantees of the Loan Parties (other than Holdings and the Borrower) pursuant to the New Senior Note Agreement.
     “New Senior Notes” shall mean the Borrower’s 8.375% Senior Notes due 2017 and 8.75% Senior Notes due 2020, each issued pursuant to the New Senior Note Agreements and any senior notes issued pursuant to a Permitted Refinancing of the New Senior Notes (including any Registered Equivalent Notes).
     “NKL” shall mean Novelis Korea Limited.

     “Non-consolidated Affiliate” shall mean each of Norf GmbH, MiniMRF LLC (Delaware), and Consorcio Candonga (unincorporated Brazil), in each case so long as they are not a Subsidiary of the Borrower.
     “Non-consolidated Affiliate Debt” shall mean with respect to the Non-consolidated Affiliates, as of any date of determination and without duplication, the Consolidated Total Net Debt of the Non-consolidated Affiliates and their Subsidiaries (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated Total Net Debt were references to Non-consolidated Affiliates and their Subsidiaries).
     “Non-consolidated Affiliate EBITDA” shall mean with respect to the Non-consolidated Affiliates for any period, the amount for such period of Consolidated EBITDA of such Non-consolidated Affiliates and their Subsidiaries (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to Non-consolidated Affiliates and their Subsidiaries); provided that Non-consolidated Affiliate EBITDA shall not include the Non-consolidated Affiliate EBITDA of Non-consolidated Affiliates if such Non-consolidated Affiliates are subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
     “Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.
     “Norf GmbH” shall mean Aluminium Norf GmbH, a limited liability company (GmbH) organized under the laws of Germany.
     “Notes” shall mean any notes evidencing the Terms Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K.
     “Notice of Intent to Cure” shall have the meaning assigned to such term in Section 5.01(d).
     “Novelis AG” shall mean Novelis AG, a stock corporation (AG) organized under the laws of Switzerland.
     “Novelis AG Cash Pooling Agreement” shall mean a Cash Management Agreement entered into among Novelis AG and certain “European Affiliates” (as identified therein) dated 1 February 2007, together with all ancillary documentation thereto.
     “Novelis Inc.” shall mean Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act.

     “Obligation Currency” shall have the meaning assigned to such term in Section 11.18(a).
     “Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
     “OFAC” shall have the meaning assigned to such term in Section 3.22.
     “Offer Price” shall have the meaning set forth in the definition of “Dutch Auction”.
     “Officer’s Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.
     “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
     “Original Maturity Date” shall mean December 17, 2016.
     “Other Taxes” shall mean all present or future stamp, recording, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Other Term Loan Commitments” shall mean one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.
     “Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.
     “Pari Passu Priority Collateral” shall mean all “Pari Passu Priority Collateral” as defined in the Intercreditor Agreement.
     “Participant” shall have the meaning assigned to such term in Section 11.04(d).
     “Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
     “Perfection Certificate” shall mean, individually and collectively, as the context may require, each certificate of a Loan Party in the form of Exhibit L-1 or any other form approved by the Collateral Agent in its sole discretion, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
     “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.
     “Permitted Acquisition” shall mean any Acquisition, if each of the following conditions is met:
     (i) no Default is then continuing or would result therefrom;
     (ii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01, and any other such Indebtedness not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

     (iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Loan Parties and the Subsidiaries are permitted to be engaged in under Section 6.15, and the person or business and any property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Liens;
     (iv) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (v) all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Requirements of Law;
     (vi) with respect to any transaction involving Acquisition Consideration of more than $50,000,000, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent written notice on or before the consummation of such transaction, which notice shall describe (A) in reasonable detail the terms and conditions of such transaction and the person or business to be acquired and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;
     (vii) the property acquired in connection with any such Acquisition shall, subject to any Permitted Liens, be made subject to the Lien of the Security Documents, and any person acquired in connection with any such transaction shall become a Guarantor, in each case, to the extent required under, and within the relevant time periods provided in, Section 5.11;
     (viii) with respect to any transaction involving Acquisition Consideration that, when added to the fair market value of Equity Interests, including Equity Interests of Holdings, constituting purchase consideration, exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate on or prior to the consummation of such transaction certifying that (A) such transaction complies with this definition and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;
     (ix) at the time of such Acquisition and after giving effect thereto and any Indebtedness incurred or acquired in connection therewith, on a Pro Forma Basis determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such Acquisition had been consummated, incurred or assumed as of the first day of the fiscal period covered thereby, the Total Net Leverage Ratio shall be no greater than the lesser of (x) 5.00 to 1.00 and (y) .25 to 1.00 less than the Total Net Leverage Ratio required to be maintained at such time under Section 6.10;
     (x) if any Person so acquired (or any Subsidiary of such Person) is not required to become a Loan Party pursuant to Section 5.11, the Acquisition Consideration payable for such Person (or the portion thereof attributable or allocated by the Borrower in good faith to each such Subsidiary) in connection with such Acquisition, and all other Acquisitions of non-Loan Parties consummated after the Closing Date shall not, unless, on the date of such Acquisition, the Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis, after giving effect to such Acquisition shall be no greater than 1.75 to 1.00 determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby, exceed $100,000,000 during any twelve month period or $250,000,000 in the aggregate since the Closing Date (provided that such amounts can be exceeded to the extent of Investments made pursuant to Section 6.04(r));
     (xi) immediately after giving effect to such Acquisition, the Borrower shall, on a Pro Forma Basis, be in compliance with the Financial Performance Covenant, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby; and
     (xii) with respect to any transaction involving Acquisition Consideration of more than $50,000,000, the Borrower shall have delivered a certificate from a Financial Officer of the Borrower on or prior to the consummation of such transaction (A) as to the matters set forth in clause (i) above and (B) demonstrating its compliance with clause (ix) and (xi) above, and (C) to the extent the person so acquired is not required to become a Loan Party hereunder pursuant to Section 5.11, demonstrating compliance with clause (x) above, and in each case accompanied by compliance calculations in reasonable detail.
     “Permitted Factoring Facility” shall mean a sale of Receivables on a discounted basis by any Company that is not the Borrower and is not organized under the laws of, and does not conduct business in, a Principal Jurisdiction, so long as (i) no Loan Party has any obligation, contingent or otherwise in connection with such sale (other than to deliver the Receivables purported to be sold free and clear of any encumbrance), and (ii) such sale is for cash and fair market value.
     “Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by Borrower or the U.S. Issuer in the form of one or more series of senior secured notes under one or more indentures; provided that (i) such Indebtedness is secured by the Collateral (or a portion thereof) on a pari passu basis (but without regard to the control of remedies, which shall be as set forth in the Intercreditor Agreement) with the Secured Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions, which asset sale provisions may require the application of proceeds of asset sales and casualty events co-extensive with those set forth in Section 2.10(c) and 2.10(e), as applicable, to make mandatory prepayments or prepayment offers out of such proceeds on a pari passu basis with the Secured Obligations, all other Permitted First Priority Refinancing Debt and all Additional Senior Secured Indebtedness), in each case prior to the date that is 181 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Persons other than the Guarantors (and the Borrower if the U.S. Issuer is the issuer thereof), (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type (provided that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vii) no Default shall exist immediately prior to or after giving effect to such incurrence and the Borrower shall be in compliance, on a Pro Forma Basis, with Section 6.10 after giving effect to such incurrence, and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Permitted Holdings Amalgamation” shall mean the amalgamation of Holdings and Borrower on a single occasion following the Closing Date; provided that (i) no Default exists or would result therefrom and the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the amalgamation, with the same effect as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) the person resulting from such amalgamation shall be named Novelis Inc., and shall be a corporation amalgamated under the Canada Business Corporations Act (such resulting person, the “Successor Borrower”), and the Successor Borrower shall expressly confirm its obligations as Borrower under this Agreement and the other Loan Documents to which Borrower is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (iii) immediately upon consummation of such amalgamation, a new holding company with no material assets other than the Equity Interests in the Successor Borrower (the “Successor Holdings”) shall (A) be an entity organized or existing under the laws of Canada or a province thereof, (B) directly own 100% of the Equity Interests in the Successor Borrower, (C) execute a supplement or joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent to become a Guarantor and execute Security Documents (or supplements or joinder agreements thereto) in form and substance reasonably satisfactory to the Administrative Agent, and take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Documents to be a duly perfected First Priority Lien in accordance with all applicable Requirements of Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (D) subject to the terms of the Intercreditor Agreement, pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of the Successor Borrower, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of Successor Holdings, (iv) be in compliance with all covenants and obligations of Holdings under this Agreement, (v) immediately after giving effect to any such amalgamation, the Senior Secured Net Leverage Ratio is not greater than the Senior Secured Net Leverage Ratio immediately prior to such amalgamation, which shall be evidenced by a certificate from the chief financial officer of the Borrower demonstrating such compliance calculation in reasonable detail, (vi) the Successor Borrower shall have no Indebtedness after giving effect to the Permitted Holdings Amalgamation other than Indebtedness of the Borrower in existence prior to the date of the Permitted Holdings Amalgamation, (vii) each other Guarantor, shall have by a confirmation in form and substance reasonably satisfactory to the Administrative Agent, confirmed that its guarantee of the Guaranteed Obligations (including its Guarantee) shall apply to the Successor Borrower’s obligations under this Agreement, (viii) the Borrower and each other Guarantor shall have by confirmations and any required supplements to the applicable Security Documents reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (ix) each Loan Party shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent with respect to the execution and delivery and enforceability of the documents referred to above and the compliance of such amalgamation with the provisions hereof, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that (x) if the foregoing are satisfied, (1) Successor Holdings will be substituted for and assume all obligations of AV Metals under this Agreement and each of the other Loan Documents and (2) the Successor Borrower shall be substituted for Novelis Inc. under this Agreement and each of the other Loan Documents and all references hereunder and under the other Loan Documents to the Borrower shall be references to the Successor Borrower and (y) notwithstanding any provision of Section 11.02, the Administrative Agent is hereby authorized by the Lenders to make any amendments to the Loan Documents that are necessary to reflect such changes in the parties to the applicable Loan Documents.
     “Permitted Holdings Indebtedness” shall mean unsecured Indebtedness of Holdings (i) with respect to which neither the Borrower nor any Subsidiary has any Contingent Obligation, (ii) that will not mature prior to the 180th day following the Latest Maturity Date, (iii) that has no scheduled amortization of principal prior to the 180th day following the Latest Maturity Date, (iv) that does not require any payments in cash of interest or other amounts in respect of the principal thereof (other than optional redemption provisions customary for senior discount or “pay-in-kind” notes) for a number of years from the date of issuance or incurrence thereof equal to at least one-half of the term to maturity thereof, (v) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount or “pay-in-kind” notes of an issuer that is the parent of a borrower under senior secured credit facilities and

(vi) that is issued to a person that is not an Affiliate of Borrower or any of its Subsidiaries in an arm’s-length transaction on fair market terms; provided that at least five Business Days prior to the incurrence of such Indebtedness, a Responsible Officer of Holdings shall have delivered a certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
     “Permitted Prepayments” shall have the meaning assigned to such term in Section 6.11.
     “Permitted Refinancing” shall mean, with respect to any person, any refinancing or renewal of any Indebtedness of such person; provided that (a) the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such refinancing or renewal does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced or renewed except by an amount equal to unpaid accrued interest and premium thereon and any make-whole payments applicable thereto plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) no Default is then continuing or would result therefrom, (d) the persons that are (or are required to be) obligors under such refinancing or renewal do not include any person that is not an obligor under the Indebtedness being so refinanced or renewed (or, in the case of a Permitted Refinancing of the Senior Notes, such obligors are Loan Parties (other than Holdings)) and (e) the subordination provisions thereof (if any) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being so refinanced or renewed; provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Revolving Credit Facility Refinancing” shall mean any credit facility that refinances or renews or replaces any of the Indebtedness incurred and commitments available under the Revolving Credit Loan Documents (which may be an asset-based or cash flow financing); provided that (a) the aggregate principal amount (or accreted value, if applicable) of all such Indebtedness, after giving effect to such refinancing or renewal, shall not exceed the Maximum Revolving Credit Facility Amount then in effect plus an amount equal to unpaid accrued interest and premium on the Indebtedness being so refinanced or renewed plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal, (b) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of the Indebtedness being so refinanced or renewed, (c) no Default is existing or would result therefrom, (d) the collateral securing such refinancing, renewal or replacement is not greater than the Collateral (but without regard to whether such collateral is treated as Pari Passu Priority Collateral or Revolving Credit Priority Collateral for purposes of such credit facility under the Intercreditor Agreement) and (e) the persons that are (or are required to be) obligors under such refinancing or renewal do not include any person that is not an obligor under the Indebtedness being so refinanced or renewed (unless, in the case of a refinancing of Indebtedness of a Loan Party, such persons are or become obligors under the Loan Documents); provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of Borrower shall have delivered an Officers’ Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower or the U.S. Issuer in the form of one or more series of junior lien secured notes under one or more indentures or junior lien secured loans under one or more other debt instruments or facilities; provided that (i) such Indebtedness is secured by a Junior Lien on the Collateral (or a portion thereof) and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 181 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Persons other than the Guarantors, (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type and, in any event, when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vii) the security agreements relating to such Indebtedness (together with the Intercreditor Agreement) reflect the Junior Lien nature of the security interests and are otherwise substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (viii) no Default shall exist immediately prior to or after giving effect to such incurrence and the Borrower shall be in compliance, on a Pro Forma Basis, with Section 6.10 after giving effect to such incurrence, and (ix) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower or the U.S. Issuer in the form of one or more series of senior unsecured or subordinated notes or loans under one or more instruments; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans), (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 181 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not guaranteed by any Persons other than the Guarantors, (iv) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, when taken as a whole, are not materially more restrictive (provided that such terms shall in no event include any financial maintenance covenants) on the Borrower and the Restricted Subsidiaries than the terms and conditions applicable to the Term Loans (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (v) such Indebtedness (including related guarantees) is not secured. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “person” or “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

     “Platform” shall have the meaning assigned to such term in Section 11.01(d).
     “Pledged Intercompany Notes” shall mean, with respect to each Loan Party, all intercompany notes described in Schedule 11 to the Perfection Certificate as of the Closing Date and intercompany notes hereafter acquired by such Loan Party and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
     “Pledged Securities” shall mean, collectively, with respect to each Loan Party, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10 to the Perfection Certificate as of the Closing Date as being owned by such Loan Party and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Loan Party or are owned by a Loan Party as of the date hereof (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Loan Party in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests other than to the extent any of the foregoing constitute Excluded Equity Interests.
     “PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in respect of the Canadian Loan Parties (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
     “Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

     “Prepayments Recapture Amount” shall have the meaning assigned to such term in Section 6.11(a)(i)(C).
     “Principal Jurisdiction” shall mean (i) the United States, Canada, the United Kingdom, Switzerland and Germany, (ii) each other country in which a Restricted Subsidiary is organized in respect of which Accounts are included in the borrowing base for purposes of the Revolving Credit Agreement and (iii) and any state, province or other political subdivision of the foregoing.
     “Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder at any time of determination (excluding any calculation of the amount of Excess Cash Flow and the amount referred to in clause (a) of the definition of Cumulative Credit), that all Specified Transactions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable Test Period or other period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale or other disposition of all or substantially all Equity Interests in or assets of any Restricted Subsidiary of the Borrower or any division, business unit, line of business or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded (as if such sale or disposition occurred on the first day of the applicable Test Period), and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included (as if such Permitted Acquisition or Investment occurred on the first day of the applicable Test Period), (b) any retirement of Indebtedness in connection therewith, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith.
     “Pro Rata Percentage” of any Lender at any time shall mean the percentage of the sum of the total outstanding Loans and unused Commitments of all Lenders represented by such Lender’s outstanding Loans and unused Commitments.
     “Process Agent” shall have the meaning assigned to such term in Section 11.09(d).
     “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
     “Property Material Adverse Effect” shall mean, with respect to any Mortgaged Property, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of any Company as presently conducted at the Mortgaged Property; (b) the value or utility of the

Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by the Mortgage or the rights and remedies of the Mortgagee thereunder.
     “Public Lender” shall have the meaning assigned to such term in Section 11.01(d).
     “Purchase” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
     “Purchase Notice” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Qualified Borrower IPO” shall mean the issuance by the Borrower of its common Equity Interests in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act.
     “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
     “Qualified IPO” shall mean (i) the issuance by Holdings, or any direct or indirect parent of Holdings which owns no material assets other that its direct or indirect ownership interest in the Equity Interests of the Borrower, of its common Equity Interests in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act or (ii) a Qualified Borrower IPO.
     “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by any Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a Principal Jurisdiction) pursuant to which any such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity or may grant a security interest in any Receivables (whether now existing or arising or acquired in the future) of the Borrower or any Restricted Subsidiary or any Related Security or Securitization Assets.
     “Qualifying Bids” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Qualifying Lenders” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Qualifying Loans” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Real Property” shall mean, collectively, all right, title and interest (including any freehold, leasehold, minerals or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Recapture Amounts” shall mean, at any time of determination, the cumulative amount of the Investment Recapture Amount plus the Dividend Recapture Amount plus the Prepayments Recapture Amount paid since the Closing Date.
     “Receivable” shall mean the indebtedness and other obligations owed to any Company (other than any Company organized under the laws of a Principal Jurisdiction) (at the time such indebtedness and other obligations arise, and before giving effect to any transfer or conveyance contemplated under any Qualified Securitization Transaction documentation) arising in connection with the sale of goods or the rendering of services by such person, including any indebtedness, obligation or interest constituting an Account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, in each case, arising in connection with the sale of goods or the rendering of services by such person, and further includes, the obligation to pay any finance charges with respect thereto.
     “Receivables Purchase Agreement” shall mean each of (a) the Non-Recourse Receivables Purchase Agreement dated July 6, 2007 (as amended and restated on or around the date hereof) and any related servicing agreements (collectively, the “German Receivables Purchase Agreement”) between the German Seller, on the one hand, and Novelis AG, on the other hand, in each case providing, inter alia, for the sale and transfer of Accounts by the German Seller to Novelis AG and (b) any other receivables purchase agreement and related servicing agreements entered into after the Closing Date between a Subsidiary Guarantor organized under the laws of a Principal Jurisdiction and a “Borrower” or a “Borrowing Base Guarantor” (as each is defined in the Revolving Credit Agreement and any corresponding term in any successor agreement), in order that the receivables subject thereto may be included in the borrowing base established under the Revolving Credit Agreement and in form and substance reasonably satisfactory to the Revolving Credit Administrative Agent.
     “Receiver” shall mean a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral, and that term will include any appointee under joint and/or several appointments.
     “Refinancing” shall mean the purchase and retirement of the Existing Senior Notes purchased under the Debt Tender Offers on the Closing Date and repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding Indebtedness listed on Schedule 1.01(a) of the Borrower or any of its Restricted Subsidiaries.
     “Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.24.
     “Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.
     “Register” shall have the meaning assigned to such term in Section 11.04(c).
     “Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
     “Regulation” shall have the meaning assigned to such term in Section 3.25.
     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by any Loan Party in exchange for assets transferred by a Loan Party shall not be deemed to be Related Business Assets if they consist of securities of a person, unless upon receipt of the securities of such person, such person would become a Loan Party.
     “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.
     “Related Security” shall mean, with respect to any Receivable, all of the applicable Company’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the applicable Company gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, and all of the applicable Company’s right, title and interest in, to and under the applicable Qualified Securitization Transaction documentation.
     “Release” shall mean any spilling, leaking, seepage, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Repatriation Limitation” shall have the meaning assigned to such term in Section 2.10(i).

     “Reply Amount” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Required Lenders” shall mean, as of any date of determination, Lenders holding more than 50% of the sum of all Loans outstanding and unused Commitments (if any); provided that the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirements of Law” shall mean, collectively, any and all legally binding requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
     “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
     “Responsible Officer” shall mean, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Grantor” shall mean a Loan Party that has granted a Guarantee that is subject to limitations that impair in any material respect the benefit of such Guarantee (as determined by the Administrative Agent in its reasonable discretion) (it being expressly understood and agreed that (i) neither the Borrower nor any Loan Party that is a Canadian Guarantor, a U.K. Guarantor, a Madeira Guarantor or a U.S. Guarantor shall be a Restricted Grantor and (ii) except as may be otherwise determined by the Administrative Agent in its reasonable discretion, each Loan Party that is a German Guarantor, an Irish Guarantor, a Swiss Guarantor, a French Guarantor, a Luxembourg Guarantor or a Brazilian Guarantor shall be a Restricted Grantor).
     “Restricted Subsidiary” shall mean, as the context requires, (i) any Subsidiary of Holdings other than an Unrestricted Subsidiary and (ii) any Subsidiary of Borrower other than an Unrestricted Subsidiary.

     “Return Bid” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Revolving Credit Administrative Agent” shall mean Bank of America, in its capacity as administrative agent under the Revolving Credit Agreement, and its successors and assigns in such capacity.
     “Revolving Credit Agents” shall mean the “Agents” (as defined in the Revolving Credit Loan Documents, including the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent).
     “Revolving Credit Agreement” shall mean (i) that certain $800,000,000 Credit Agreement dated as of the date hereof among the Loan Parties, the Revolving Credit Lenders, Bank of America, as U.S./European issuing bank, as U.S. swingline lender, and European swingline lender, the Revolving Credit Collateral Agent, the Revolving Credit Administrative Agent, Citibank, N.A., JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and UBS AG, Stamford Branch, as syndication agents, Merrill, Lynch, Pierce, Fenner and Smith Incorporated, as lead arranger, and Merrill, Lynch, Pierce, Fenner and Smith Incorporated, Citigroup Global Markets, Inc., J.P. Morgan Securities LLC, The Royal Bank of Scotland plc and UBS Securities LLC, as joint bookmanagers, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent Revolving Credit Agreement, in each case which constitutes a Permitted Revolving Credit Facility Refinancing with respect to the Revolving Credit Loans, unless such agreement or instrument expressly provides that it is not intended to be and is not a Revolving Credit Agreement hereunder. Any reference to the Revolving Credit Agreement hereunder shall be deemed a reference to any Revolving Credit Agreement then in existence.
     “Revolving Credit Collateral Agent” shall mean Bank of America, in its capacity as collateral agent under the Revolving Credit Agreement, and its successors and assigns in such capacity.
     “Revolving Credit Commitments” shall mean the commitments of the Revolving Credit Lenders to make Revolving Credit Loans under the Revolving Credit Agreement.
     “Revolving Credit Lenders” shall mean the banks, financial institutions and other entities from time to time party to the Revolving Credit Agreement as lenders.

     “Revolving Credit Loan Documents” shall mean the Revolving Credit Agreement and the other “Loan Documents” as defined in the Revolving Credit Agreement and any corresponding term in any successor Revolving Credit Agreement permitted hereby, including the mortgages and other security documents, guaranties and the notes issued thereunder.
     “Revolving Credit Loans” shall mean the revolving loans and swingline loans outstanding under the Revolving Credit Agreement.
     “Revolving Credit Maturity Date” shall have meaning assigned to the term “Maturity Date” in the Revolving Credit Agreement (and any corresponding term in any successor Revolving Credit Agreement permitted hereby).
     “Revolving Credit Priority Collateral” shall mean all “Revolving Credit Priority Collateral” as defined in the Intercreditor Agreement.
     “Revolving Credit Secured Parties” shall mean the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent and each other Person that is a “Secured Party” under the Revolving Credit Agreement.
     “Revolving Credit Security Documents” shall have the meaning assigned to the term “Security Documents” in the Revolving Credit Agreement (and any corresponding term in any successor Revolving Credit Agreement permitted hereby).
     “S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.
     “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
     “Section 347” shall have the meaning assigned to such term in Section 2.19(a).
     “Secured Debt Agreement” shall mean (i) this Agreement and (ii) the other Loan Documents.
     “Secured Hedge Provider” shall mean (i) any person that is a counterparty to a Hedging Agreement with the Borrower or any Loan Party that was a Lender, Arranger, Bookrunner or

Agent (or an Affiliate of a Lender, Arranger, Bookrunner or Agent) on the date of entering into such Hedging Agreement (or, with respect to Hedging Agreements in effect at the date hereof, on the date hereof), (ii) any other person that is counterparty to a Hedging Agreement with the Borrower or any Loan Party if, at or prior to the time such Hedging Agreement is entered into, the Borrower shall designate such person as a “Secured Hedge Provider” in a notice to the Administrative Agent and the Collateral Agent, which person shall execute a Secured Hedge Provider Joinder and (iii) any Person that is a counterparty to a Hedging Agreement with the Borrower or any Loan Party that is in effect on the Closing Date and was entered into prior to the Closing Date to the extent that such Person is listed as a “Secured Hedge Provider” on Schedule 1.01(d), which Person shall become a Secured Hedge Provider on the day following the Closing Date but shall cease to be a Secured Hedge Provider if such Person fails to execute a Secured Hedge Provider Joinder on or prior to the ninetieth (90th) day after the Closing Date and (y) such Secured Hedge Provider shared in the collateral granted in connection with the Borrower’s and the U.S. Issuer’s existing term loan facility (which is further identified on Schedule 1.01(a)).
     “Secured Hedge Provider Joinder” shall mean a letter agreement substantially in the form of Exhibit Q attached hereto or in such other form as may be acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent and the Collateral Agent as its agent under the applicable Loan Documents with respect to Collateral, as provided therein, and (ii) agrees to be bound by the provisions of Section 10.03, Section 10.09, the Intercreditor Agreement and the Security Documents as if it were a Lender.
     “Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider.
     “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, the Lenders and any Secured Hedge Provider (to the extent such Secured Hedge Provider executes and delivers to the Administrative Agent and the Collateral Agent a Secured Hedge Provider Joinder).
     “Securities Act” shall mean the Securities Act of 1933.
     “Securities Collateral” shall mean, collectively, the Pledged Securities, the Pledged Intercompany Notes and the Distributions.
     “Securitization Assets” shall mean all existing or hereafter acquired or arising (i) Receivables that are sold, assigned or otherwise transferred pursuant to a Qualified Securitization Transaction, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited (and in any event excluding any lockboxes, lockbox accounts, collection accounts or deposit accounts that any Company organized under the laws of any Principal Jurisdiction has an interest in) and which have been specifically identified and consented to by the Administrative Agent, (v) all other rights and payments which relate solely to such Receivables and (vi) all cash reserves comprising credit enhancements for such Qualified Securitization Transaction.
     “Securitization Entity” shall mean any corporation, company (including any limited liability company), association, partnership, joint venture, trust, mutual fund or other business entity to which any Restricted Subsidiary (excluding any Restricted Subsidiary that is in a Principal Jurisdiction) or any other Securitization Entity transfers Receivables and Related Security) (a) which engages in no activities other than in connection with the financing of Receivables or Related Security, (b) which is designated by the Board of Directors of the Borrower as a Securitization Entity, (c) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of such transferor Restricted Subsidiary of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivables and Related Security being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the transferor Restricted Subsidiary, (d) to which none of the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (e) with which none of Holdings, the Borrower nor any Restricted Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than those customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to the Borrower or such Restricted Subsidiary that those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Restricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by providing the Administrative Agent with a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
     “Security Agreement” shall mean each U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, each Luxembourg Security Agreement, each Madeira Security Agreement, each French Security Agreement, and each other Security Agreement entered into pursuant to Section 5.11(b), individually and collectively, as the context may require.

     “Security Agreement Collateral” shall mean all property pledged or granted as Collateral pursuant to any Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
     “Security Documents” shall mean each Security Agreement, the Mortgages, any Security Trust Deed, and each other security document, deed of trust, charge or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as Collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee notification letters, or instruments of perfection required by this Agreement, any Security Agreement, any Mortgage or any other such security document, charge or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Secured Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.
     “Security Trust Deed” shall mean any security trust deed to be executed by, among others, the Collateral Agent, the Administrative Agent and any Loan Party granting security over U.K. or Irish assets of any Loan Party.
     “Senior Note Documents” shall mean the collective reference to the Existing Senior Note Documents and the New Senior Note Documents.
     “Senior Notes” shall mean shall mean the collective reference to the Existing Senior Notes and the New Senior Notes.
     “Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Additional Senior Secured Indebtedness or Junior Secured Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
     “Senior Secured Net Leverage Ratio” shall mean, with respect to any date of determination (the “Calculation Date”), the ratio of (a) Consolidated Total Net Debt as of the Calculation Date (other than any portion of Consolidated Total Net Debt that is unsecured or is secured solely by Liens that are subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement) (it being understood that Indebtedness under the Revolving Credit Loan Documents which constitutes Consolidated Total Net Debt will be included in the Senior Secured Net Leverage Ratio) to (b) Consolidated EBITDA for the Test Period most recently ended prior to the Calculation Date for which financial information has been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b); provided that if the Senior Secured Net Leverage Ratio is being determined for purposes of determining the Excess Cash Flow Percentage for a particular Excess Cash Flow Period, then Consolidated EBITDA for such Excess Cash Flow Period shall be utilized in clause (b) of this ratio.
     “Series of Cash Neutral Transactions” means any series of Investments, incurrences of Indebtedness, Asset Sales in the form of transfers of intercompany promissory notes and preferred stock or similar instruments and/or Dividends solely among Companies; provided that (i) the amount of cash or Cash Equivalents transferred by any Company (each such Company, an “Initiating Company”) to another Company in such Series of Cash Neutral Transactions is not greater than the amount of cash or Cash Equivalents received by such Initiating Company in such Series of Cash Neutral Transactions less reasonable transaction expenses and taxes (which cash and Cash Equivalents must be received by such Initiating Company within three Business Days of the initiation of such Series of Cash Neutral Transactions), (ii) any Collateral (including cash or Cash Equivalents of any Loan Party involved in such Series of Cash Neutral Transactions) shall remain subject to a perfected security interest of the Collateral Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such Series of Cash Neutral Transactions, (iii) no more than $50,000,000 in aggregate of cash or Cash Equivalents may be held by Companies that are not Loan Parties in connection with transfers from Loan Parties as part of such Series of Cash Neutral Transactions (and any such Company that is not a Loan Party may not retain any of such cash or Cash Equivalents after giving effect to the Cash Neutral Transactions) and (iv) the fair market value of the assets (other than cash or Cash Equivalents) that may be held by Companies that are not Loan Parties in connection with transfers from Loan Parties as part of such Series of Cash Neutral Transactions may not exceed $50,000,000 in the aggregate.
     “Significant Event of Default” shall mean any Event of Default under Section 8.01(a), (b), (g) or (h).
     “Similar Business” shall mean any business conducted by the Borrower and the other Loan Parties on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors of the Borrower, which is substantially related thereto or is a reasonable extension thereof).
     “Specified Equity Contribution” shall mean any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Capital Stock in each case made pursuant to Section 8.04.
     “Specified Holders” shall mean Hindalco and its Affiliates.

     “Specified Transaction” shall mean, with respect to any period, any Permitted Acquisition (other than Permitted Acquisitions where the amount of the Acquisition Consideration plus the fair market value of any Equity Interests which constitutes all or a portion of the purchase price is less than $15,000,000), Asset Sales (other than any dispositions in the ordinary course of business and dispositions where the fair market value of the assets disposed of is less than $15,000,000), Dividend, designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, incurrence or prepayment of Indebtedness (including any transaction under Section 6.11), any Incremental Term Loan or Revolving Credit Commitment increase that by the terms of this Agreement requires compliance on a Pro Forma Basis with a test or covenant hereunder or requires such test or covenant (or a component of such test or covenant) to be calculated on a “Pro Forma Basis”.
     “Spot Selling Rate” shall mean, on any date of determination, the spot selling rate determined by the Administrative Agent which shall be the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m. (New York City time) on the prior Business Day; provided that if such rate is not available, such rate shall be the spot selling rate posted by the Federal Reserve Bank of New York on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m. (New York City time) on the prior Business Day.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by any Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a Principal Jurisdiction) that are negotiated in good faith at arm’s length in a Receivables securitization transaction so long as none of the same constitute Indebtedness, a Contingent Obligation (other than in connection with an obligation to repurchase receivables that do not satisfy related representations and warranties) or otherwise require the provision of credit support in excess of customary credit enhancement established upon entering into such Receivables securitization transaction negotiated in good faith at arm’s length.
     “Subordinated Indebtedness” shall mean Indebtedness of a Loan Party that is subordinated by its terms (including pursuant to the terms of any subordination agreement, intercreditor agreement, or otherwise) in right of payment to the Obligations of such Loan Party.
     “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of

Holdings. Notwithstanding the foregoing, Logan shall not be treated as a Subsidiary hereunder or under the other Loan Documents unless it qualifies as a Subsidiary under clause (i) of this definition.
     “Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to this Agreement as a Subsidiary Guarantor pursuant to Section 5.11.
     “Successor Holdings” shall have the meaning assigned to such term in the definition of “Permitted Holdings Amalgamation”.
     “Support Agreement” shall mean the Support Agreement, dated December 17, 2010, among Novelis North America Holdings Inc., Novelis Acquisitions LLC and the Borrower.
     “Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, unless otherwise acceptable to the Collateral Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association (or the local equivalent) as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.
     “Swiss Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in Switzerland party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in Switzerland that is required to become a Guarantor pursuant to the terms hereof.
     “Swiss Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-4, including all sub-parts thereto, among the Swiss Guarantors and the Collateral Agent for the benefit of the Secured Parties.
     “Swiss Withholding Tax” shall mean any withholding tax in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) and any successor provision, as appropriate.

     “Syndication Agent” shall mean JPMorgan Chase Bank, N.A.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
     “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, payroll, social security, employment and unemployment taxes, assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto. For greater certainty it shall further be specified that Taxes shall also include any federal, cantonal and municipal direct taxes levied at source in Switzerland as per Article 51 § 1 lit. d and Article 94 of the Swiss Federal Direct Tax Act of December 14, 1990 and as per Article 21 § 2 lit. a and Article 35 § lit. e of the Swiss Federal Harmonization Direct Tax Act of December 14, 1990.
     “Taxing Authority” shall mean any Governmental Authority of any jurisdiction or political subdivision thereof with the authority to impose, assess, and collect Taxes and engage in activities of a similar nature with respect to such Taxing Authority.
     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender directly under the column entitled “Term Loan Commitment” or in an Increase Joinder. The aggregate amount of the Lenders’ Term Loan Commitments on the Closing Date is $1,500,000,000.
     “Term Loan Purchase Amount” shall have the meaning assigned to such term in the definition of “Dutch Auction”.
     “Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.
     “Term Loans” shall mean the Initial Term Loan, the Other Term Loan and the Incremental Term Loan, as the context requires.
     “Test Period” shall mean, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

     “Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.
     “Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).
     “Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period; provided that if the Total Net Leverage Ratio is being determined for purposes of whether an action or transaction is permitted under this Agreement (and not for purposes of compliance with Section 6.10, but including for purposes of determining whether the Borrower will be in compliance with Section 6.10 on a Pro Forma Basis after giving effect to or taking into account an action or transaction), then Consolidated Total Net Debt shall be determined as of the particular Calculation Date upon which such action or transaction is being measured and Consolidated EBITDA shall be determined for the Test Period most recently ended prior to the Calculation Date for which financial information has been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).
     “Transaction Documents” shall mean the Loan Documents (other than Hedging Agreements), the New Senior Note Documents and the Revolving Credit Loan Documents.
     “Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the execution and delivery of the Revolving Credit Loan Documents and the borrowings thereunder; (d) the execution and delivery of the New Senior Note Documents on the Closing Date and the receipt by Borrower of at least $2,500,000,000 in gross proceeds from the sale of the New Senior Notes, (e) the consummation of the Debt Tender Offer, (f) the payment of the Closing Date Distribution and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
     “Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform

Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “U.K. Guarantor” shall mean each Restricted Subsidiary of the Borrower incorporated in England and Wales party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower incorporated in England and Wales that is required to become a Guarantor pursuant to the terms hereof.
     “U.K. Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-3, including all sub-parts thereto, among the U.K. Guarantors and the Collateral Agent for the benefit of the Secured Parties, including the U.K. Share Charge.
     “U.K. Share Charge” shall mean shall mean a Security Agreement in substantially the form of Exhibit M-3-2, among the Borrower and the Collateral Agent.
     “United States” shall mean the United States of America.
     “Unrestricted Cash” shall mean cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (in each case, free and clear of all Liens (other than Liens permitted pursuant to Section 6.02(a), (j), and (k)), to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party and excluding cash and Cash Equivalents (i) which are listed as “restricted” on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date or (ii) constituting proceeds of a Specified Equity Contribution.
     “Unrestricted Grantors” shall mean Loan Parties that are not Restricted Grantors.
     “Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.16 subsequent to the Closing Date.
     “Upfront Fees” shall have the meaning assigned to such term in Section 2.05.
     “US GAAP” shall have the meaning assigned to such term in Section 1.04.
     “U.S. Guarantor” shall mean each Restricted Subsidiary of the Borrower organized in the United States, any state thereof or the District of Columbia, party hereto as a Guarantor, and each other Restricted Subsidiary of the Borrower organized in the United States, any state thereof or the District of Columbia that is required to become a Guarantor pursuant to the terms hereof.
     “U.S. Issuer” shall mean Novelis Corporation, a Texas corporation.
     “U.S. Loan Parties” shall mean the U.S. Guarantors.
     “U.S. Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M-1 among the Borrower, the U.S. Loan Parties and the Collateral Agent for the benefit of the Secured Parties.
     “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
     “Wind-Up” shall have the meaning assigned to such term in Section 6.05(g), and the term “Winding-Up” shall have a meaning correlative thereto.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan” or an “Incremental Term Loan”) or Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Class or Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03 Terms Generally; Currency Translation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document (including any Organizational Document) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) any reference to a Subsidiary of a Person shall include any direct or indirect Subsidiary of such Person, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference to any law or regulation herein shall include all statutory and regulatory provisions consolidating, amendment or interpreting such law or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.” For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance other Indebtedness, and such refinancing would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing Indebtedness is denominated in the same currency as such Indebtedness being refinanced and (y) the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced except as permitted by the definition of Permitted Refinancing Indebtedness). For purposes of this Agreement and the other Loan Documents, the word “foreign” shall refer to jurisdictions other than the United States, the states thereof and the District of Columbia. From and after the effectiveness of the Permitted Holdings Amalgamation (i) all references to Borrower in any Loan Document shall refer to the Successor Borrower and (ii) all references to Holdings in any Loan Document shall refer to the Successor Holdings.
Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis as in effect from time to time (“US GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with US GAAP, as in effect from time to time unless otherwise agreed to by Borrower and the Required Lenders or as set forth below; provided that (i) the Borrower may elect to convert from US GAAP for the purposes of preparing its financial statements and keeping its books and records to IFRS and if the Borrower makes such election it shall give prompt written notice to the Administrative Agent and the Lenders within five Business Days of such election, along with a reconciliation of the Borrower’s financial statements covering the four most recent fiscal quarters for which financial statements are available (including a reconciliation of the Borrower’s audited financial statements prepared during such period), (ii) upon election of any conversion to IFRS, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend the financial ratios and requirements and other terms of an accounting or a financial nature in the Loan Documents to preserve the original intent thereof in light of such conversion to IFRS (subject to the approval of the Required Lenders); provided that, until so amended (x) such ratios or requirements (and all terms of an accounting or a financial nature) shall continue to be computed in accordance with US GAAP prior to such conversion to IFRS and (y) the Borrower shall provide to the Administrative Agent and the Lenders any documents and calculations required under this Agreement or as reasonably requested hereunder by the Administrative Agent or any Lender setting forth a reconciliation between calculations of such ratios and requirements and other terms of an accounting or a financial nature made before and after giving effect to such conversion to IFRS and (iii) if at any time any change in US GAAP or change in IFRS would affect the computation of any financial ratio or requirement or other terms of an accounting or a financial nature set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement or other terms of an accounting or a financial nature to preserve the original intent thereof in light of such change in US GAAP or change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement or other terms of an accounting or a financial nature shall continue to be computed in accordance with US GAAP prior to such change therein or change in IFRS and (y) the Borrower shall provide to the Administrative Agent and the Lenders any documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement or other terms of an accounting or a financial nature made before and after giving effect to such change in US GAAP or change in IFRS. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings, the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
Section 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06 Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio, as applicable, for purposes of (i) determining the applicable percentage of Excess Cash Flow set forth in Section 2.10(f), (ii) determining actual compliance with any covenant pursuant to Section 6.10 (and not compliance for the purposes of determining whether a specific action or transaction is permitted) and (iii) determining the Applicable Margin, the Specified Transactions and the events described in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect or calculated on a Pro Forma Basis.
ARTICLE II
THE CREDITS
Section 2.01 Commitments.
     (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan in Dollars to the Borrower on the Closing Date in the principal amount not to exceed its Term Loan Commitment.
     (b) Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.02 Loans.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Borrowing shall be in an aggregate principal amount that is not less than (and in integral amounts consistent with) the Minimum Amount.
     (b) Subject to Section 2.11 and Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request pursuant to Section 2.03; provided that all Loans comprising the same Borrowing shall at all times be of the same Type. Each Lender may at its option make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight (8) Eurodollar Rate Borrowings hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account of the Borrower as directed by the Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
     (e) Notwithstanding anything to the contrary contained herein, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of such Loans.
Section 2.03 Borrowing Procedure.
     (a) To request a Borrowing, the Borrower shall deliver, by hand delivery, telecopier or, to the extent separately agreed by the Administrative Agent, by an electronic communication in accordance with the second sentence of Section 11.01(b) and the second paragraph of Section

11.01(d), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
          (i) the aggregate amount of such Borrowing;
          (ii) the date of such Borrowing, which shall be a Business Day;
          (iii) [Reserved];
          (iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;
          (v) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
          (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and
          (vii) in the case of the initial Credit Extension hereunder or under any Incremental Term Loan Commitments, that the conditions set forth in Section 4.02(b) — (d) have been satisfied as of the date of the notice.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04 Repayment of Loans; Evidence of Debt.
     (a) Promise to Repay. The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each applicable Lender, the then unpaid principal amount of each Term Loan of such Lender on the Maturity Date of such Term Loans. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in Dollars.
     (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
     (c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender or its registered assigns in the form of Exhibit K (with, in the case of Loans other than the Initial Term Loans, such changes as are appropriate, in the Administrative Agent’s reasonable discretion, to reflect the terms of such Loans). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to such payee or its registered assigns.
Section 2.05 Fees.
     (a) Fees. The Borrower agrees to pay all Fees payable pursuant to the Fee Letter, in the amounts and on the dates set forth therein.
     (b) Upfront Fees. The Borrower agrees to pay each Lender on the Closing Date an upfront fee equal to 1.0% of the aggregate amount of Term Loan Commitments of such Lender (the “Upfront Fees”).
     (c) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.
     (a) Base Rate Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time; provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24, subject to the provisions thereof.
     (b) Eurodollar Rate Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Rate Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24, subject to the provisions thereof.
     (c) Default Rate. Notwithstanding the foregoing, if at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
     (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     (f) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in Dollars.

Section 2.07 Termination of Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.
Section 2.08 Interest Elections.
     (a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Base Rate Borrowing or to rollover or continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions (not less than the Minimum Amount) of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion, rollover or continuation that, if made, would result in more than eight (8) Eurodollar Rate Borrowings outstanding hereunder at any one time.
     (b) Interest Election Notice. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated, as applicable, by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (c) Automatic Conversion to Base Rate Borrowings. If an Interest Election Request with respect to a Eurodollar Rate Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to an Base Rate Borrowing at the end of the Interest Period applicable thereto.
Section 2.09 Amortization of Term Loan Borrowings.
     (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(g)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
     (b) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date of such Term Loans.
Section 2.10 Optional and Mandatory Prepayments of Loans.
     (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in a principal amount that is not less than (and in integral amounts consistent with) the Minimum Amount or, if less, the outstanding principal amount of such Borrowing.

     (b) Net Cash Proceeds Account. Subject to the terms of the Intercreditor Agreement, the Net Cash Proceeds of any Pari Passu Priority Collateral arising from an Asset Sale or Casualty Event by the Borrower or any Subsidiary Guarantor which Net Cash Proceeds are being reinvested in accordance with Sections 2.10(c) or (e), respectively, shall be deposited in one or more Net Cash Proceeds Accounts pending final application of such proceeds (and any products of such proceeds) in accordance with the terms hereof (provided that prior to such final application, and without affecting the Borrower’s obligations under Sections 2.10(c) and (e), such proceeds may be utilized to make repayments of the Revolving Credit Loans without reducing Revolving Credit Commitments).
     (c) Asset Sales. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by the Borrower or any of its Restricted Subsidiaries, the Borrower shall make prepayments of the Term Loans in accordance with Section 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that if at the time that any such prepayment would be required, the Borrower is required to prepay or offer to repurchase Permitted First Priority Refinancing Debt or any Additional Senior Secured Indebtedness that is secured on a pari passu basis with the Secured Obligations pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such Asset Sale (such Permitted First Priority Refinancing Debt or Additional Senior Secured Indebtedness required to be prepaid or offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(c) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further that:
          (i) no such prepayment shall be required under this Section 2.10(c) with respect to (A) any Asset Sale permitted by Section 6.06 other than clauses (b), (i), (k) and (l) thereof, (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in less than $10,000,000 in Net Cash Proceeds in any fiscal year; and
          (ii) so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an

Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets or to make Permitted Acquisitions (and (x) in the case of Net Cash Proceeds from an Asset Sale made pursuant to Section 6.06(k), such Net Cash Proceeds may also be used to make investments in joint ventures so long as a Company owns at least 50% of the Equity Interests in such joint venture and (y) in the case of Net Cash Proceeds from an Asset Sale by a Joint Venture Subsidiary, such Net Cash Proceeds may also be used by such Joint Venture to reinvest in property (other than cash, Cash Equivalents and securities) to be owned by such Joint Venture and used in an activity permitted under Section 6.15) within 365 days (or in the event the Borrower or any Restricted Subsidiary has entered into a binding agreement to make such reinvestment within such 365 day period, such period shall be extended for an additional 180 days with respect to the portion of such Net Cash Proceeds so committed to be reinvested) following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (as such period may be extended pursuant to the foregoing) , such unused portion shall be applied on the last day of such period to mandatory prepayments as provided in this Section 2.10(c).
     (d) Debt Issuance. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or issuance of Disqualified Capital Stock by Holdings, the Borrower or any of its Restricted Subsidiaries (other than in the case of an issuance of Disqualified Capital Stock, as permitted by Section 6.13), the Borrower shall make prepayments in accordance with Section 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.
     (e) Casualty Events. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by the Borrower or any of its Restricted Subsidiaries, the Borrower shall make prepayments in accordance with Section 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
          (i) so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 365 days (or in the event the Borrower or any Restricted Subsidiary has entered into a binding agreement to make such repair, replacement, restoration or reinvestment within such 365 day period, such period shall be extended for an additional

180 days with respect to the portion of such Net Cash Proceeds committed for such repair, replacement, restoration or reinvestment) following the date of receipt of such proceeds; and
          (ii) if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period (as such period may be extended pursuant to clause (i), above), such unused portion shall be applied on the last day of such period to mandatory prepayments as provided in this Section 2.10(e).
     (f) Excess Cash Flow. No later than 105 days after the end of each Excess Cash Flow Period, the Borrower shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to the amount by which (A) the Excess Cash Flow Percentage (defined below) of such Excess Cash Flow for such Excess Cash Flow Period exceeds (B) the aggregate amount of all voluntary prepayments of Term Loans made pursuant to Section 2.10(a) with Internally Generated Cash Flow during such Excess Cash Flow Period and voluntary prepayments of Revolving Credit Loans made with Internally Generated Cash Flow during such Excess Cash Flow Period (but, in the case of Revolving Credit Loans, only to the extent such prepayments are accompanied by a simultaneous permanent reduction of the Revolving Loan Commitments in an equal amount (and excluding any such reduction to the extent relating to the entering into of a replacement Revolving Credit Agreement)). “Excess Cash Flow Percentage” shall mean 50%; provided, however, that if (i) on the date such prepayment is required to be made, no Event of Default has occurred and is continuing, and (ii) the Senior Secured Net Leverage Ratio, as of the last day of such Excess Cash Flow Period, is less than or equal to 1.75 to 1.0 but greater than 1.50 to 1.0, then such percentage shall be 25%. No payment of any Loans shall be required under this Section 2.10(f) if (i) on the date such prepayment is required to be made, no Event of Default has occurred and is continuing and (ii) the Senior Secured Net Leverage Ratio, as of the last day of such Excess Cash Flow Period, is less than or equal to 1.50:1.0.
     (g) Application of Prepayments. (i) [Intentionally Omitted].
          (ii) [Intentionally Omitted]
          (iii) Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h); provided that after an Event of Default has occurred and is continuing or after the acceleration of the Obligations, Section 8.03 shall apply and provided further, such prepayment shall be applied ratably to each Class of Loans.

          (iv) Any prepayments of any Class of Term Loans (x) pursuant to Section 2.10(a) shall be applied as directed by the Borrower and (y) pursuant to Section 2.10(c), (d), (e), (f) and (i) shall be applied (i) in direct order of maturity to the next eight scheduled repayments of such Class of Term Loans and (ii) to the extent of any excess, ratably to the remaining scheduled repayments of Term Loans.
          (v) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans.
          (vi) Notwithstanding any of the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (1) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (2) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
     (h) Notice of Prepayments. (i) The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, and (B) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.
          (ii) [Intentionally Omitted]

          (iii) Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
     (i) Foreign Asset Sales. Notwithstanding any other provisions of Section 2.10(b), (c) or (e) (i) to the extent that any of or all the Net Cash Proceeds of any Asset Sale or Casualty Event subject to such sections are received by a Restricted Subsidiary that is not organized under the United States or any State or political subdivision thereof or of Canada or any province or political subdivision thereof (a “Foreign Asset Sale”) and such Net Cash Proceeds are prohibited, restricted or otherwise delayed (each, a “Repatriation Limitation”) by applicable local law from being repatriated to the United States or Canada, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10 but may be retained by the applicable Restricted Subsidiary so long as such Repatriation Limitation exists (provided, that such Restricted Subsidiary shall use its commercially reasonable efforts to overcome any Repatriation Limitation) and once such Repatriation Limitation no longer exists, such Restricted Subsidiary shall promptly repatriate an amount equal to such Net Cash Proceeds to the Borrower which shall promptly (and in any event not later than five Business Days after such repatriation) apply such amount to the repayment of the Term Loans pursuant to this Section 2.10 and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all of such Net Cash Proceeds of any Asset Sale or Casualty Event subject to Section 2.10(c) or (e) would have a material adverse tax cost consequence with respect to such Net Cash Proceeds for such Restricted Subsidiary or any other Loan Party, the Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary.
     (j) Prepayment Premium. In the event that, prior to the first anniversary of the Closing Date, there shall occur any amendment, amendment and restatement or other modification of this Agreement that reduces the Applicable Margin or interest rate (excluding changes in the calculation of the Total Net Leverage Ratio) with respect to any Term Loans or any prepayment or refinancing of any Term Loans, in whole or in part with proceeds of Indebtedness having lower applicable total yield than the applicable total yield for the Term Loans as of the Closing Date, each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to 1.00% of the outstanding principal amount of the Term Loans affected by such amendment, amendment and restatement or modification, or subject to such prepayment or refinancing. As a condition to effectiveness of any required assignment by any non-consenting Lender of its Term Loans pursuant to Section 2.16 in respect of any amendment, amendment and restatement or modification to this Agreement effective prior to the first anniversary of the Closing Date that has the effect of reducing the Applicable Margin or interest rate for any Term Loans from the Applicable Margin or interest rate in effect on the Closing

Date, the Borrower shall pay to such non-consenting Lender of Term Loans a premium or fee equal to the premium or fee that would apply pursuant to the preceding sentence if such non-consenting Lender’s Term Loans being assigned were being prepaid and subject to the premium or fee set forth in the immediately preceding sentence.
Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing:
     (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or
     (b) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.
Section 2.12 Yield Protection; Change in Law Generally.
     (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Eurodollar Rate); or
          (ii) impose on any Lender or the interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan),

or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Change in Legality Generally. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Loan, then, upon written notice by such Lender to the Borrower and the Administrative Agent:
          (i) the Commitments of such Lender (if any) to fund the affected Type of Loan shall immediately terminate; and

          (ii) (x) such Lender may declare that Eurodollar Rate Loans will not thereafter (for the duration of such unlawfulness) be continued for additional Interest Periods and Base Rate Loans will not thereafter (for such duration) be converted into Eurodollar Rate Loans, whereupon any request to convert a Base Rate Borrowing to a Eurodollar Rate Borrowing or to continue a Eurodollar Rate Borrowing for an additional Interest Period shall, as to such Lender only, be deemed a request to continue a Base Rate Loan as such, or to convert a Eurodollar Rate Loan into a Base Rate Loan, as the case may be, unless such declaration shall be subsequently withdrawn and (y) all such outstanding Eurodollar Rate Loans made by such Lender shall be automatically converted to Base Rate Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law).
     (f) Increased Tax Costs. If any Change in Law shall subject any Lender to any (i) Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, or (ii) Tax imposed on it that is specially (but not necessarily exclusively) applicable to lenders such as such Lender as a result of the general extent and/or nature of their activities, assets, liabilities, leverage, other exposures to risk, or other similar factors, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, the proposed United Kingdom Tax to be known as the “bank levy” (in respect of which draft legislation was last published on December 9, 2010) in such form as it may be imposed and as amended or reenacted, and similar legislation (except, in each case of the foregoing clauses (i) and (ii), for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender; provided, however, for purposes of this Section 2.12(f), a franchise tax in lieu of or in substitute of net income taxes shall be treated as an Excluded Tax only if such franchise tax in lieu of or in substitute of net income taxes is imposed by a state, city or political subdivision of a state, in each case in the United States, for the privilege of being organized or chartered in, or doing business in, such state, city or political subdivision of such state or city in the United States), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Rate Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Rate Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Rate

Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of any Eurodollar Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) (excluding, however, the Applicable Margin included therein, if any, and the effect of clause (ii) of each of the sentences contained in the “Eurodollar Base Rate” definition), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable currency, amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.
Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
     (a) Payments Generally. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.12, Section 2.13, Section 2.15, Section 2.16 or Section 11.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments by any Loan Party shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, except that payments pursuant to Section 2.12, Section 2.13, Section 2.15, Section 2.16 and Section 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof in like funds as received by the Administrative Agent. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.

     (b) Pro Rata Treatment.
          (i) Each payment by the Borrower of interest in respect of the Loans of any Class shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
          (ii) Each payment by the Borrower on account of principal of the Borrowings of any Class shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
     (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (d) Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply); provided, that this paragraph shall not apply to purchases or other payments pursuant to the Dutch Auction provisions of this Agreement, as provided in Section 11.04(b)(v).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
     (e) Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.14(e) shall be conclusive, absent manifest error.
     (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), Section 2.14(e) or Section 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     (g) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.03 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.03 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.03.

     (h) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.15 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or any Other Taxes from such payments, then (i) the applicable Loan Party shall increase the sum payable as necessary so that after all such required deductions and withholdings (including any such deductions and withholdings applicable to additional sums payable under this Section) each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make such deductions or withholdings and (iii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Requirements of Law.
     (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Taxing Authority in accordance with applicable Requirements of Law.
     (c) Indemnification by Loan Parties. Each Loan Party shall indemnify each Agent and each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by such Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by such Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall not be obliged to provide indemnity under this Section where the Indemnified Tax or Other Tax in question is compensated for by an increased payment under Sections 2.12(f) or 2.15(a).
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Taxing Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrower (with a copy to the Administrative Agent), if reasonably requested by the Borrower or the Administrative Agent (and from time to time thereafter, as requested by the Borrower or Administrative Agent), such properly completed and executed documentation prescribed by applicable Requirements of Law or any subsequent replacement or substitute form that it may lawfully provide as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however, that no Lender shall be required to provide any such documentation or form if, in the relevant Lender’s reasonable judgment, doing so would subject such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation reasonably requested by the Borrower or the Administrative Agent as will enable the applicable Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided, however, that no Lender shall be required to provide any such documentation if, in the relevant Lender’s reasonable judgment, doing so would subject such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Each Lender which so delivers any document requested by the Borrower or Administrative Agent in this Section 2.15(e) further undertakes to deliver to the Borrower (with a copy to Administrative Agent), upon request of the Borrower or Administrative Agent, copies of such requested form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or Administrative Agent, in each case, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it. For avoidance of doubt, the Borrower shall not be required to pay additional amounts to any Lender or Agent pursuant to Section 2.15 to the extent the obligation to pay such additional amount would not have arisen but for the failure of such Lender or Agent to comply with this paragraph.
     (f) Treatment of Certain Refunds. If an Agent or a Lender determines, in its sole discretion, that it has received a refund of, credit against, relief or remission for any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section or Section 2.12(f), it shall pay to such Loan Party an amount equal to such refund, credit, relief or remission (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or any additional amounts under Section 2.12(f)), net of all reasonable and customary out-of-pocket expenses of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund or any additional amounts under Section 2.12(f)); provided that each Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Taxing Authority. Nothing in this Agreement shall be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other person. Notwithstanding anything to the contrary, in no event will any Agent or any Lender be required to pay any amount to any Loan Party the payment of which would place such Agent or such Lender in a less favorable net after-tax position than such Agent or such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
     (g) Co-operation. Notwithstanding anything to the contrary in Section 2.15(e), with respect to non-U.S. withholding taxes, the relevant Agent, the relevant Lender(s) (at the written request of the relevant Loan Party) and the relevant Loan Party shall, co-operate in completing any procedural formalities necessary (including delivering any documentation prescribed by the applicable Requirement of Law and making any necessary reasonable approaches to the relevant Taxing Authorities) for the relevant Loan Party to obtain authorization to make a payment to which such Agent or such Lender(s) is entitled without any, or a reduced rate of, deduction or withholding for, or on account of, Taxes; provided, however, that none of the Agents or any Lender shall be required to provide any documentation that it is not legally entitled to provide, or take any action that, in the relevant Agent’s or the relevant Lender’s reasonable judgment, would subject such Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
     (h) Tax Returns. If, as a result of executing a Loan Document, entering into the transactions contemplated thereby or with respect thereto, receiving a payment or enforcing its rights thereunder, any Agent or any Lender is required to file a Tax Return in a jurisdiction in which it would not otherwise be required file, the Loan Parties shall promptly provide such information necessary for the completion and filing of such Tax Return as the relevant Agent or Lender shall reasonably request with respect to the completion and filing of such Tax Return. For clarification, any expenses incurred in connection with such filing shall be subject to Section 11.03.
     (i) Value Added Tax. All amounts set out, or expressed to be payable under a Loan Document by any party to a Lender or Agent which (in whole or in part) constitute the consideration for value added tax purposes shall be deemed to be exclusive of any value added tax which is chargeable on such supply, and accordingly, if value added tax is chargeable on any supply made by any Lender or Agent to any party under a Loan Document, that party shall pay to the Lender or Agent (in addition to and at the same time as paying the consideration) an amount equal to the amount of the value added tax (and such Lender or Agent shall promptly provide an appropriate value added invoice to such party).

Where a Loan Document requires any party to reimburse a Lender or Agent for any costs or expenses, that party shall also at the same time pay and indemnify the Lender or Agent against all value added tax incurred by the Lender or Agent in respect of the costs or expenses to the extent that the party reasonably determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the value added tax.
If any Lender or Agent requires any Loan Party to pay any additional amount pursuant to Section 2.15(i), then such Lender or Agent and Loan Party shall use reasonable efforts to co-operate to minimize the amount such Loan Party is required to pay if, in the judgment of such Lender or Agent, such co-operation would not subject such Lender or Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Agent.
Section 2.16 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made by such Lender; provided that to the extent such designation shall result, as of the time of such designation, in increased costs under Section 2.12 or Section 2.15 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). The proviso to the first sentence of this Section 2.16(a) shall not apply to changes in a lending office pursuant to Section 2.16(b) if such change was made upon the written request of the Borrower.
     (b) Mitigation Obligations. If any Lender requests compensation under Section 2.12, or requires any Loan Party to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.
     (c) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if the Borrower exercises its replacement rights under Section 11.02(d), then the Borrower may, at its sole expense and effort, upon notice by the Borrower to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
          (i) the Borrower or the assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.04(b);
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amounts under Section 2.10(j));
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.17 [INTENTIONALLY OMITTED].
Section 2.18 [INTENTIONALLY OMITTED].

Section 2.19 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
     (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by any Canadian Loan Party in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate interest (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time, “Section 347”) payable by the Canadian Loan Parties to the Agents or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the Credit advances (as defined in Section 347) under this Agreement or such other Loan Document lawfully permitted under Section 347 and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of Interest (as defined in Section 347) is determined to be contrary to the provisions of Section 347, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Loan Parties and the amount of such payment or collection shall be refunded by the relevant Agents and Lenders to the applicable Canadian Loan Parties. For the purposes of this Agreement and each other Loan Document to which the Canadian Loan Parties are a party, the effective annual rate of interest payable by the Canadian Loan Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of the Canadian Loan Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary.
     (b) For the purposes of the Interest Act (Canada) and with respect to Canadian Loan Parties only:
          (i) whenever any interest or fee payable by the Canadian Loan Parties is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and
          (ii) all calculations of interest payable by the Canadian Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.

The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
Section 2.20 [INTENTIONALLY OMITTED].
Section 2.21 [INTENTIONALLY OMITTED].
Section 2.22 [INTENTIONALLY OMITTED].
Section 2.23 Incremental Term Loan Commitments.
     (a) Borrower Request. The Borrower may by written notice to the Administrative Agent, elect to request the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) (x) in an aggregate principal amount of not less than $50,000,000 individually and (y) an integral multiple of $1,000,000 in excess thereof. Each such notice shall specify (i) date on which the Borrower proposes that such Incremental Term Loan Commitments shall be effective (each, an “Increase Effective Date”), which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or Additional Lender to whom the Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amount of such allocations; provided that any existing Lender approached to provide all or a portion of any Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitments.
     (b) Conditions. Such Incremental Term Loan Commitments shall become effective, as of such Increase Effective Date; provided that:
          (i) each of the conditions set forth in Section 4.02 shall be satisfied;
          (ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
          (iii) after giving effect to the borrowings to be made on the Increase Effective Date and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such borrowings, on a Pro Forma Basis, the Senior Secured Net Leverage Ratio at such date shall be not greater than 2.5 to 1.0 (provided that in calculating the Senior Secured Net Leverage Ratio, the proceeds of Incremental Term Loans shall be excluded from Unrestricted Cash); and

          (iv) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
     (c) Terms of Incremental Term Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:
          (i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the existing Term Loans;
          (ii) the Weighted Average Life to Maturity of all Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans;
          (iii) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Latest Maturity Date; and
          (iv) the Applicable Margins for the Incremental Term Loans shall be determined by the Borrower and the applicable new Lenders and the interest rate for the Incremental Term Loans shall be determined by reference to the Base Rate and Eurodollar Rate; provided, however, that if the initial yield on such Incremental Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Eurodollar Rate on such Incremental Term Loans, (y) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive an upfront fee (other than any customary arrangement, underwriting or similar fees that are paid to the arranger of such Incremental Term Loans in its capacity as such) directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “Incremental OID”), the amount of such Incremental OID divided by the lesser of (A) the average life to maturity of such Incremental Term Loans and (B) four, and (z) the greater of (A) any amount by which the minimum Eurodollar Rate applicable to such Incremental Term Loans exceeds the minimum Eurodollar Rate then applicable to the Initial Term Loans, and (B) any amount by which the minimum Base Rate applicable to such Incremental Term Loans exceeds the minimum Base Rate then applicable to the Initial Term Loans) exceeds the sum of (1) the Applicable Margin then in effect for Eurodollar Rate Loans that are Initial Term Loans, and (2) the Upfront Fees divided by four, by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Net Yield”), then the Applicable Margin then in effect for Initial Term Loans shall automatically be increased by the Incremental Net Yield, effective upon the making of the Incremental Term Loans, provided that to the extent the Applicable Margin applicable to the Initial Term Loans is so increased, the Applicable Margin on the Term Loans advanced after the Closing Date but prior to the relevant Increase Effective Date shall be increased such that the difference between the Applicable Margin applicable to the Initial Term Loans and such Term Loans remains constant (or, if such Applicable Margin of both such series of Term Loans was equal, such Applicable Margin remains equal)). All determinations by the Administrative Agent as to Incremental Net Yield or other matters contemplated by this Section 2.23 shall be conclusive absent manifest error.
The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Loan Parties, the Administrative Agent and each Lender or Additional Lender making such Incremental Term Loan Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23. This Section 2.23 (including clause (f) hereof) shall supersede any provision in Section 2.14 or Section 11.02 to the contrary. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Term Loans made pursuant to Incremental Term Loan Commitments made pursuant to this Agreement, and all references in Loan Documents to Commitments of a Class shall be deemed, unless the context otherwise requires, to include references to new Commitments of such Class made pursuant to this Agreement.
     (d) Making of Incremental Term Loans. On any Increase Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitments shall make a Term Loan to the Borrower in an amount equal to its new Commitment.
     (e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC, the PPSA or otherwise after giving effect to the establishment of any such Incremental Term Loan Commitments or any such new Term Loans.

     (f) Alternative Currency Term Loans. Subject to the conditions set forth above, the Borrower may elect to establish Incremental Term Loan Commitments denominated in an Alternative Currency. In such event, the Increase Joinder may additionally effect such amendments and modifications to this Agreement or the other Loan Documents, and the Administrative Agent and the Loan Parties may enter into such additional Loan Documents, in each case, deemed necessary or appropriate by the Administrative Agent in connection with such Incremental Term Loan Commitments denominated in Alternative Currencies to modify or add provisions relating to (i) the reference source for the determination of the Eurodollar Rate applicable to Term Loans made in any Alternative Currency or alternative interest rate benchmark for any applicable Alternative Currency, (ii) the notice periods for borrowing requests with respect to Term Loans made in any Alternative Currency, (iii) the minimum borrowing or prepayments amounts applicable to any Term Loan denominated in an Alternative Currency, (iv) the timing and manner of delivery of funds in any Alternative Currency, (v) gross-up and/or indemnity with respect to withholding tax matters and (vi) other provisions customarily applicable to loans in an Alternative Currency. With respect to the calculations set for in clause (c)(iv) above for any Incremental Net Yield with respect to Incremental Term Loans denominated in an Alternative Currency, such calculations shall be made by the Administrative Agent based on the margin above the appropriate benchmark component of the interest rate for the Alternative Currency, as well as any applicable minimum rates or floors and original issue discount or up front fees (which original issue discount and upfront fees shall be given effect as provided above).
Section 2.24 Refinancing Amendments.
     (a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Other Term Loans), in the form of Other Term Loans or Other Loan Term Commitments, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than the Term Loans being refinanced, (iv) subject to clause (ii) above, will have terms and conditions that are substantially identical to, or less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt and (v) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.24 shall be in an aggregate principal amount that is (x) not less than $50,000,000 in the case of Other Term Loans and (y) an integral multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.
     (b) This Section 2.24 shall supersede any provisions in Section 2.14 or Section 11.02 to the contrary.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
Section 3.01 Organization; Powers. Each Company (a) is duly organized or incorporated (as applicable) and validly existing under the laws of the jurisdiction of its organization or incorporation (as applicable), (b) has all requisite organizational or constitutional power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary organizational or constitutional action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents (as reflected in the applicable Perfection Certificate) and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any material Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect and except for consents received pursuant to the Debt Tender Offer, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens. The execution, delivery and performance of the Loan Documents will not violate, or result in a default under, or require any consent or approval under, the Senior Notes, the Senior Note Documents, or the Revolving Credit Loan Documents.
Section 3.04 Financial Statements; Projections.
     (a) Historical Financial Statements. The Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower (i) as of and for the fiscal years ended March 31, 2009 and March 31, 2010, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the six-month period ended September 30, 2010, and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of the Borrower. Such financial statements and all financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) have been prepared in accordance with US GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate.
     (b) No Liabilities. Except as set forth in the most recent financial statements referred to in Section 3.04(a), as of the Closing Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, other than liabilities under the Loan Documents, the Revolving Credit Loan Documents and the Senior Notes. Since March 31, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
     (c) Pro Forma Financial Statements. The Borrower has heretofore delivered to the Lenders in the Confidential Information Memorandum, the Borrower’s unaudited pro forma consolidated capitalization table as of September 30, 2010, after giving effect to the Transactions as if they had occurred on such date. Such capitalization table has been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects the pro forma capitalization of Holdings as of such date assuming the Transactions had occurred at such date.
     (d) Forecasts. The forecasts of financial performance of the Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by the Loan Parties and based on assumptions believed by the Loan Parties to be reasonable, it being understood that any such forecasts may vary from actual results and such variations could be material.
Section 3.05 Properties.
     (a) Generally. Each Company has good title to, valid leasehold interests in, or license of, all its property material to its business, free and clear of all Liens except for Permitted Liens. The property that is material to the business of the Companies, taken as a whole, (i) is in good operating order, condition and repair in all material respects (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
     (b) Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the date hereof having fair market value of $1,000,000 or more and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased to a third party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof having annual rental payments of $1,000,000 or more and describes the type of interest therein held by such Loan Party.
     (c) No Casualty Event. No Company has as of the date hereof received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. No Mortgage encumbers improved Real Property located in the United States that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
     (d) Collateral. Each Company owns or has rights to use all of the Collateral used in, necessary for or material to each Company’s business as currently conducted, except where the failure to have such ownership or rights of use could not reasonably be expected to have a Material Adverse Effect. The use by each Company of such Collateral does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.06 Intellectual Property.
     (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, trademarks, copyrights and other intellectual property (including intellectual property in software, mask works, inventions, designs, trade names, service marks, technology, trade secrets, proprietary information and data, domain names, know-how and processes) necessary for the conduct of such Loan Party’s business as currently conducted (“Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no material claim has been asserted and is pending by any person, challenging or questioning the validity of any Loan Party’s Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of any Intellectual Property by each Loan Party, and the conduct of each Loan Party’s business as currently conducted, does not infringe or otherwise violate the rights of any third party in respect of Intellectual Property, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Registrations. Except pursuant to non-exclusive licenses and other non-exclusive use agreements entered into by each Loan Party in the ordinary course of business, and except as set forth on Schedule 12(c) to the Perfection Certificate, on and as of the date hereof each Loan Party owns and possesses the right to use and has not authorized or enabled any other person to use, any Intellectual Property listed on any schedule to the relevant Perfection Certificate or any other Intellectual Property that is material to its business, except for such authorizations and enablements as could not reasonably be expected to result in a Material Adverse Effect. All registrations listed on Schedule 12(a) and 12(b) to the Perfection Certificate are valid and in full force and effect, in each case, except where the absence of such validity or full force and effect, individually or collectively, could not reasonably be expected to have a Material Adverse Effect.
     (c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, (i) there is no material infringement or other violation by others of any right of such Loan Party with respect to any Intellectual Property listed on any schedule to the relevant Perfection Certificate, or any other Intellectual Property that is material to its business, except as may be set forth on Schedule 3.06(c), and (ii) no claims are pending or threatened to such effect except as set forth on Schedule 3.06(c).
Section 3.07 Equity Interests and Subsidiaries.
     (a) Equity Interests. Schedules 1(a) and 10 to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. As of the Closing Date, all Equity Interests of each Company held by Holdings or a Subsidiary thereof are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries except as indicated on Schedules 1(a) and 10 to the Perfection Certificate. At all times prior to a Qualified Borrower IPO, the Equity Interests of the Borrower will be owned directly by Holdings. As of the Closing Date, each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except Permitted Liens, and as of the Closing Date there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests other than with respect to the Forward Share Sale Agreement.
     (b) No Consent of Third Parties Required. Except as have previously been obtained, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof, other than any restrictions on transfer of the Equity Interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of Equity Interests in NKL to the extent required by applicable Requirements of Law or listing or stock exchange requirements.
     (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, the Borrower and each Subsidiary on the Closing Date is set forth on Schedule 10 to the Perfection Certificate dated the Closing Date.
Section 3.08 Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder that could reasonably be expected to have a Material Adverse Effect.
Section 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Documents does not violate such regulations.
Section 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 3.12 Use of Proceeds. The Borrower will use the proceeds of (a) the Loans on the Closing Date for the Refinancing and the Closing Date Distribution and for payment of fees, premiums and expenses in connection with the Transactions, (b) any Incremental Term Loans after the Closing Date for general corporate purposes (including to effect Permitted Acquisitions and other Investments and Dividends permitted hereunder) and (c) any Other Term Loans after the Closing Date to refinance Term Loans and pay related fees and expenses; provided that in no event shall any proceeds of any Loans (including any Incremental Term Loans or Other Term Loans) be remitted, directly or indirectly, to any Swiss tax resident Company or Swiss tax resident permanent establishment, where this remittance could be viewed as a use of such proceeds in Switzerland (whether through an intercompany loan or advance by any other Company or otherwise) as per the practice of the Swiss Federal Tax Administration, unless the Swiss Federal Tax Administration confirms in a written advance tax ruling (based on a fair description of the fact pattern in the tax ruling request made by a Loan Party) that such use of proceeds in Switzerland does not lead to Swiss Withholding Tax becoming due on or in respect any Loans (including any Incremental Term Loans or Other Term Loans) or parts thereof.
Section 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all material Tax Returns required by applicable Requirements of Law to have been filed by it and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with US GAAP or other applicable accounting rules and (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company has made adequate provision in accordance with US GAAP or other applicable accounting rules for all material Taxes not yet due and payable. No Company has received written notice of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
Section 3.14 No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, certificates, exhibits or schedules furnished by or on behalf of any Company to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not and does not contain any material misstatement of fact and, taken as a whole, did not and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading in their presentation of Holdings, the Borrower and its Subsidiaries taken as a whole as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it was prepared in good faith and based on assumptions believed by the applicable Loan Parties to be reasonable.
Section 3.15 Labor Matters. As of the Closing Date, there are no material strikes, lockouts or labor slowdowns against any Company pending or, to the knowledge of any Company, threatened in writing. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, provincial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound, except as could not reasonably be expected to result in a Material Adverse Effect.
Section 3.16 Solvency. At the time of and immediately after the consummation of the Transactions to occur on the Closing Date, and at the time of and immediately following the making of the initial Credit Extension under any Incremental Term Loan Commitments and after giving effect to the application of the proceeds of each Loan, the Closing Date Distribution and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured;

(c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Loan Party is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
Section 3.17 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used in the most recent actuarial valuations used for the respective Plans) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans in an amount which could reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
          To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all Requirements of Law and has been maintained, where required, in good standing with applicable Governmental Authority and Taxing Authority, except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent of liabilities which could not reasonably be expected to have a Material Adverse Effect. Each Foreign Plan which is required to be funded is funded in accordance with Requirements of Law, and for each Foreign Plan which is not required to be funded, the obligations of such Foreign Plan are properly accrued in the financial statements of the Borrower and its Subsidiaries, in each case in an amount that could not reasonably be expected to have a Material Adverse Effect.
          Except as specified on Schedule 3.17, (i) no Company is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), and (ii) no Company is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 3.18 Environmental Matters.
     (a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;
          (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;
          (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could reasonably be expected to result in liability of the Companies under any applicable Environmental Law;
          (iv) There is no Environmental Claim pending or, to the knowledge of any Company, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and, to the knowledge of any Company, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim;
          (v) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;
          (vi) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

          (vii) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
     (b) As of the Closing Date:
          (i) Except as could not reasonably be expected to have a Material Adverse Effect, no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location; and
          (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA and is reasonably likely to result in any material liability to any Company, or (iii) included on any other publicly available list of contaminated sites maintained by any Governmental Authority analogous to CERCLA or the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., including any such list relating to the management or clean up of petroleum and is reasonably likely to result in any material liability to a Company.
          Section 3.19 Insurance. Schedule 3.19 sets forth a true and correct description of all insurance policies maintained by each Company as of the Closing Date. All insurance maintained by the Companies to the extent required by Section 5.04 is in full force and effect, and all premiums thereon have been duly paid. As of the Closing Date, no Company has received notice of violation or cancellation thereof, the Mortgaged Property, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
Section 3.20 Security Documents.
     (a) U.S. Security Agreement. The U.S. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (b) Canadian Security Agreement. Each of the Canadian Security Agreements is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when PPSA financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by such Canadian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (c) U.K. Security Agreement. The U.K. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registration specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the U.K. Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (d) Swiss Security Agreement. The Swiss Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Swiss Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

     (e) German Security Agreement. The German Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, or in the case of accessory security, in favor of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the German Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (f) Irish Security Agreement. The Irish Security Agreement is effective to create in favor of the Collateral Agent for the benefit of and as trustee for the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Irish Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (g) Brazilian Security Agreement. Each Brazilian Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Brazilian Security Agreements shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (h) Luxembourg Security Agreement. Each Luxembourg Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Luxembourg Security Agreements shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

     (i) Madeira Security Agreement. Each Madeira Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Madeira Security Agreements shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (j) French Security Agreement. Each French Security Agreement is effective to create in favor of the French Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the French Security Agreements shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (k) Intellectual Property Filings. When the (i) financing statements and other filings in appropriate form referred to on Schedule 7 to the relevant Perfection Certificate have been made, and (ii) U.S. Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in such Security Agreement) that are registered or applied for by any Loan Party with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for by any Loan Party with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.
     (l) Mortgages. Each Mortgage (other than a Mortgage granted by a U.K. Guarantor) is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid, perfected and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when such Mortgages are filed in the offices specified on Schedule 8(a) to the applicable Perfection Certificates dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the

Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.
     The Mortgages granted by each applicable U.K. Guarantor under the relevant U.K. Security Agreement are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable Liens on all of each such Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed with the Land Registry, the Mortgages shall constitute fully perfected First Priority Liens on, and security interest in, all right, title and interest of each applicable U.K. Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens until terminated in accordance with the terms hereof.
     (m) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings, registrations or recordings and other actions set forth in the relevant Perfection Certificate are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     (n) German Receivables Purchase Agreement. As of the Closing Date, (i) the German Receivables Purchase Agreement is in full force and effect, (ii) each representation and warranty under the Receivables Purchase Agreement of each Loan Party party thereto is true and correct in all material respects on and as of the date made thereunder and (iii) no “Termination Event” (as defined therein) has occurred under the Receivables Purchase Agreement.
Section 3.21 Material Indebtedness Documents. Schedule 3.21 lists, as of the Closing Date, (i) each material New Senior Note Document, (ii) each material Revolving Credit Loan Document, and (iii) each material agreement, certificate, instrument, letter or other document evidencing any other Material Indebtedness, and the Lenders have been furnished true and complete copies of each of the foregoing.
Section 3.22 Anti-Terrorism Law. No Loan Party is in violation of any Requirement of Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000,

c.17, as amended, regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992 c. 17 and the United Nations Act, R.S.C. 1985 c. U-2, in each case, as amended (collectively, the “Anti-Terrorism Laws”).
          No Loan Party and to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (w) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (i) through (v) above, (x) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or Anti-Terrorism Laws, (y) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (z) is in violation of any applicable Anti-Terrorism Laws.
Section 3.23 Location of Material Inventory and Equipment. Schedule 3.24 sets forth as of the Closing Date all locations where the aggregate value of Inventory and Equipment (other than mobile Equipment or Inventory in transit) owned by the Loan Parties at each such location exceeds $1,000,000.

Section 3.24 Senior Notes; Material Indebtedness. The Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with Incremental Term Loans). The Commitments and the Loans and other extensions of credit under the Loan Documents constitute “Credit Facilities” (or any other defined term having a similar purpose) or liabilities payable under the documentation related to “Credit Facilities” (or any other defined term having a similar purpose), in each case, within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with Incremental Term Loans). The consummation of each of (i) the Transactions, (ii) each incurrence of Indebtedness hereunder and (iii) the granting of the Liens provided for under the Security Documents to secure the Secured Obligations is permitted under, and, in each case, does not require any consent or approval under, the terms of (A) the Senior Note Documents (and any Permitted Refinancings thereof), the Revolving Credit Loan Documents (and any Permitted Revolving Credit Facility Refinancings thereof) or any other Material Indebtedness or (B) any other material agreement or instrument binding upon any Company or any of its property except, in the case of this clause (B), (1) as could not reasonably be expected to result in a Material Adverse Effect or (2) as contemplated in the amendments to the Existing Senior Note Documents effectuated in connection with the Debt Tender Offer.
Section 3.25 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), (i) the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each U.K. Guarantor is situated in England and Wales, (ii) the centre of main interest of Irish Guarantor is situated in Ireland or Germany, and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than Ireland or Germany, (iii) the centre of main interest of each Swiss Guarantor is situated in Switzerland, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (iv) the centre of main interest of German Seller is situated in Germany, (v) the centre of main interest of each Luxembourg Guarantor is situated in Luxembourg, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (vi) the centre of main interest of each French Guarantor is situated in France, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction and (vii) other than as provided in paragraph (ii) above, no Guarantor (to the extent such Guarantor is subject to the Regulation) shall have a centre of main interest other than as situated in its jurisdiction of incorporation.
Section 3.26 Holding and Dormant Companies. Except as may arise under the Loan Documents, the Revolving Credit Loan Documents or any Permitted Holdings Indebtedness or (in the case of Novelis Europe Holdings Limited) the New Senior Notes and any Existing Senior Notes that are not purchased or cancelled pursuant to the Debt Tender Offer, neither Holdings nor Novelis Europe Holdings Limited trades or has any liabilities or commitments (actual or contingent, present or future) other than liabilities attributable or incidental to acting as a holding company of shares in the Equity Interests of its Subsidiaries.
Section 3.27 Excluded Collateral Subsidiaries. The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(c).

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
     (a) Loan Documents. The Administrative Agent shall have received executed counterparts of each of the following, properly executed by a Responsible Officer of each applicable signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
          (i) this Agreement,
          (ii) each Foreign Guarantee;
          (iii) the Intercreditor Agreement;
          (iv) the Contribution, Intercompany, Contracting and Offset Agreement;
          (v) the German Receivables Purchase Agreement;
          (vi) a Note executed by the Borrower in favor of each Lender that has requested a Note prior to the Closing Date;
          (vii) the U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, each Luxembourg Security Agreement, each Madeira Security Agreement, each French Security Agreement, and each other Security Document reasonably requested by the Administrative Agent prior to the Closing Date; and
          (viii) the Perfection Certificates.

     (b) Corporate Documents. The Administrative Agent shall have received:
          (i) a certificate of the secretary, assistant secretary or managing director (where applicable) of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document (or its equivalent including the constitutional documents) of such Loan Party certified (to the extent customary in the applicable jurisdiction) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary or managing director executing the certificate in this clause (i), and other customary evidence of incumbency) and (D) that the borrowing, guarantee, or granting of Liens with respect to the Loans or any of the other Secured Obligations would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded;
          (ii) a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);
          (iii) evidence that the records of the applicable Loan Parties at the United Kingdom Companies House and each other relevant registrar of companies (or equivalent Governmental Authority) in the respective jurisdictions of organization of the Loan Parties are accurate, complete and up to date and that the latest relevant accounts have been duly filed, where applicable;
          (iv) if relevant, evidence that each Irish Guarantor has done all that is necessary to follow the procedures set out in Sub-Sections (2) and (11) of section 60 of the Companies Act 1963 of Ireland in order to enable it to enter into the Loan Documents;

          (v) a copy of the constitutional documents of any Person incorporated in Ireland whose shares are subject to security under any Security Document, together with any resolutions of the shareholders of such Person adopting such changes to the constitutional documents of that Person to remove any restriction on any transfer of shares or partnership interests (or equivalent) in such Person pursuant to any enforcement of any such Security Document;
          (vi) evidence that each of the Loan Parties are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of Section 155 of the Companies Act 1963 of Ireland and Section 35 of the Companies Act 1990 of Ireland; and
          (vii) such other documents as the Lenders or the Administrative Agent may reasonably request.
     (c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying (i) compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b) and (c), (ii) that no Default has occurred and is continuing and (iii) that each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document were true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
     (d) Financings and Other Transactions, etc.
          (i) The Transactions referred to in clauses (a) through (d) and clause (g) of the definition thereof shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
          (ii) The Refinancing shall be consummated contemporaneously with the transactions contemplated hereby in full to the satisfaction of the Lenders with all Liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property or undertakings to provide registrable releases and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.
     (e) Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received the financial statements described in Section 3.04(a) and the pro forma capitalization table described in Section 3.04(c), together with forecasts of the financial performance of the Companies.
     (f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans hereunder, (ii) the Revolving Credit Loans and other extensions of credit under the Revolving Credit Agreement, (iii) the Senior Notes, (iv) the Indebtedness listed on Schedule 6.01(b), (v) Indebtedness owed to, and preferred stock held by, the Borrower or any Guarantor to the extent permitted hereunder and (vi) other Indebtedness permitted under Section 6.01.
     (g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the Arrangers, the Bookrunners and the Lenders, (i) a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel for the Loan Parties, and (ii) a favorable written opinion of each local and foreign counsel of the Loan Parties listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.
     (h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O (or in such other form as is satisfactory to the Administrative Agent to reflect applicable legal requirements), dated the Closing Date and signed by a senior Financial Officer of each Loan Party or of the Borrower.
     (i) Requirements of Law. The Administrative Agent shall be satisfied that Holdings, the Borrower and its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.
     (j) Consents. All approvals of Governmental Authorities and third parties necessary to consummate the Transactions shall been obtained and shall be in full force and effect.

     (k) Litigation. There shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions.
     (l) [Intentionally Omitted].
     (m) Fees. The Arrangers and the Agents shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (n) Personal Property Requirements. The Collateral Agent shall have received:
          (i) subject to the terms of the Intercreditor Agreement, all certificates, agreements or instruments, if any, representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
          (ii) subject to the terms of the Intercreditor Agreement, the Intercompany Note executed by and among Borrower and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;
          (iii) subject to the terms of the Intercreditor Agreement, all other certificates, agreements (including Control Agreements) or instruments necessary to perfect the Collateral Agent’s security interest in all “Chattel Paper”, “Instruments”, “Deposit Accounts” and “Investment Property” (as each such term is defined in the U.S. Security Agreement) of each Loan Party to the extent required hereby or under the relevant Security Documents;
          (iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office, PPSA filings, and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

          (v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches (in jurisdictions where such searches are available), each of a recent date listing all outstanding financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county (or other applicable) jurisdictions in which any property of any Loan Party (other than Inventory in transit) is located and the state and county (or other applicable) jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which are effective to encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens);
          (vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents;
          (vii) evidence that all Liens (other than Permitted Liens) affecting the assets of the Loan Parties have been or will be discharged on or before the Closing Date (or, in the case of financing statement filings or similar notice of lien filings that do not evidence security interests (other than security interests that are discharged on or before the Closing Date), that arrangements with respect to the release or termination thereof satisfactory to the Administrative Agent have been made);
          (viii) copies of all notices required to be sent and other documents required to be executed under the Security Documents;
          (ix) all share certificates, duly executed and stamped stock transfer forms and other documents of title required to be provided under the Security Documents; and
          (x) evidence that the records of each U.K. Guarantor at the United Kingdom Companies House are accurate, complete and up to date and that the latest relevant accounts have been duly filed.
     (o) Real Property Requirements. The Collateral Agent shall have received:

          (i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that holds any direct interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent;
          (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;
          (iii) with respect to each Mortgage of property located in the United States, Canada or, to the extent reasonably requested by the Collateral Agent, any other jurisdictions, (a) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid, perfected mortgage Lien on the Mortgaged Property and fixtures described therein having the priority specified in the Intercreditor Agreement in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(o)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Collateral Agent, it being acknowledged that Permitted Liens of the type described in Section 6.02(a), 6.02(b), 6.02(d), 6.02(f) (clause (x) only), 6.02(g), and 6.02(k) shall be acceptable or (b) in respect of Mortgaged Property situated outside the United States, a title opinion of the Borrower’s local counsel in form and substance reasonably satisfactory to the Collateral Agent;
          (iv) with respect to each applicable Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;
          (v) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;
          (vi) with respect to each Mortgaged Property, copies of all Leases in which any Loan Party or any Restricted Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any, in each case providing for annual rental payments in excess of $500,000. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent;
          (vii) with respect to each Mortgaged Property, each Company shall have made all material notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;
          (viii) to the extent requested by the Collateral Agent, Surveys with respect to the Mortgaged Properties;
          (ix) with respect to each Mortgaged Property situated in the United States, a completed Federal Emergency Management Agency Standard Flood Hazard Determination acknowledged notice to the

Borrower and flood insurance (if appropriate) for each such Mortgaged Property;
          (x) (a) title deeds to each real property situated in England and Wales secured in favor of the Collateral Agent; or (b) a letter (reasonably satisfactory to the Collateral Agent) from solicitors holding those title deeds undertaking to hold them to the order of the Collateral Agent; or (c) if any document is at the Land Registry, a certified copy of that document and a letter from the U.K. Guarantors’ solicitors directing the registry to issue the document to the Collateral Agent or its solicitors; and
          (xi) in relation to property situated in England and Wales, if applicable, satisfactory priority searches at the Land Registry and Land Charges Searches, giving not less that 25 Business Days’ priority notice beyond the date of the debenture and evidence that no Lien is registered against the relevant property (other than Permitted Liens or any Liens that will be released on the date of first drawdown, such searches to be addressed to or capable of being relied upon by the Secured Parties).
     (p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the property and liability insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.
     (q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 11.13.
     (r) Cash Management. The Administrative Agent and the Collateral Agent shall have reviewed and approved the Companies’ cash management system.
     (s) Process Agent. The Administrative Agent and the Collateral Agent shall have received evidence of the acceptance by the Process Agent of its appointment as such by the Loan Parties.
     (t) Debt Tender Offers; New Senior Notes.

          (i) All Existing Senior Notes tendered and not properly withdrawn prior to the Closing Date in accordance with the terms set forth in the applicable Debt Tender Offers have been, or concurrently with the Closing Date will be, consummated in accordance with the terms set forth in the applicable Offer to Purchase and Consent Solicitation Statement of the Borrower dated November 26, 2010, in each case as in effect on the Closing Date and, concurrent with the funding of the Term Loans on the Closing Date, shall have been accepted for payment and will be acquired and cancelled.
          (ii) Amendments to the terms of the Existing Senior Notes eliminating substantially all of the covenants and defaults thereunder shall have become operative as contemplated by the Debt Tender Offer.
          (iii) The Administrative Agent shall have received satisfactory evidence that not less than $2,500,000,000 in aggregate principal amount of New Senior Notes have been, or concurrently with the Closing Date will be, issued by the Borrower.
Notwithstanding the foregoing, to the extent that the execution and delivery of any document or the completion of any task or action is listed on Schedule 5.15, such item shall not be a condition precedent and shall instead be subject to Section 5.15.
Section 4.02 Conditions to Credit Extensions. The obligation of each Lender to make the initial Credit Extension and the obligation of any Lenders to make the initial Credit Extension under any Incremental Term Loan Commitments or Other Term Loan Commitments shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
     (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).
     (b) No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
     (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document (other than Hedging Agreements) shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

     (d) No Legal Bar. With respect to each Lender, no order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
     Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) through (d) have been satisfied (which representation and warranty shall be deemed limited to the knowledge of the Loan Parties in the case of the first sentence of Section 4.02(d)). The Borrower shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.02(b) through (d) have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:
Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent (and the Administrative Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
     (a) Annual Reports. As soon as available and in any event within the earlier of (i) ninety (90) days and (ii) such shorter period as may be required by the Securities and Exchange Commission (including, if applicable, any extension permitted under Rule 12b-25 of the Exchange Act), after the end of each fiscal year, beginning with the first fiscal year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern qualification, paragraph of emphasis or explanatory statement), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods specified in accordance with US GAAP, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(a) may be furnished in the form of a Form 10-K (so long as the financial statements, narrative report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Borrower and its Restricted Subsidiaries separating out the results by region;
     (b) Quarterly Reports. As soon as available and in any event within the earlier of (i) forty-five (45) days and (ii) such shorter period as may be required by the Securities and Exchange Commission (including, if applicable, any extension permitted under Rule 12b-25 of the Exchange Act), after the end of each of the first three fiscal quarters of each fiscal year (i) the consolidated balance sheet of the Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with US GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, except as otherwise disclosed therein and subject to the absence of footnote disclosures and to normal year-end audit adjustments, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(b) may be furnished in the form of a Form 10-Q (so long as the financial statements, management report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Borrower and its Restricted Subsidiaries separating out the results by region;
     (c) [INTENTIONALLY OMITTED];
     (d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) concurrently with any delivery of financial statements under Section 5.01(a) above (commencing with the financial statements for the first complete fiscal year of the Borrower beginning after the Closing Date), setting forth the Borrower’s calculation of Excess Cash Flow, (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income, such reconciliation to be on a quarterly basis, and, if such Compliance Certificate demonstrates an Event of Default of the Financial Performance Covenant, any of the Specified Holders may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.04; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document, and (D)(x) specifying all Investments made during the prior fiscal quarter in reliance on Section 6.04(r) and specifying which clause of Section 6.04(r) such Investment was made pursuant to and calculating in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio and, in the case of Investments made pursuant to Section 6.04(r)(iii), the amount of Liquidity, (y) specifying all Dividends made during the prior fiscal quarter in reliance on Section 6.08(d) and specifying which clause of Section 6.08(d) such Dividend was made pursuant to and calculating in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio and, in the case of Dividends made pursuant to Section 6.08(d)(ii), the amount of Liquidity, and (z) specifying all Permitted Prepayments made during the prior fiscal quarter in reliance on Section 6.11(a) and specifying which clause of Section 6.11(a) such Permitted Prepayment was made pursuant to and calculating in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio and, in the case of a Permitted Prepayment made pursuant to Section 6.11(a)(B), the amount of Liquidity, and (ii) to the extent any Unrestricted Subsidiaries are in existence during the period covered by such financial statements, consolidating balance sheets, statements of income and cash flows separating out the results of the Borrower and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other;
     (e) Officer’s Certificate Regarding Organizational Chart and Perfection of Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) attaching an accurate organizational chart (or confirming that there has been no change in organizational structure) and otherwise setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;
     (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, with any national U.S. or non-U.S. securities regulatory authority or securities exchange or with the National Association of Securities Dealers, Inc., or distributed to holders of its publicly held Indebtedness or securities pursuant to the terms of the documentation governing such Indebtedness or securities (or any trustee, agent or other representative therefor), as the case may be; provided that documents required to be delivered pursuant to this clause (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website (or other location specified by the Borrower) on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on the Platform; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents;
     (g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter”, exception report or other similar letter or report received by any such person from its certified public accountants and the management’s responses thereto;
     (h) Projections. Within sixty (60) days of the end of each fiscal year, a copy of the annual projections for the Borrower (including balance sheets, statements of income and sources and uses of cash), for each quarter of the then-current fiscal year prepared in detail on a consolidated basis, with appropriate presentation and discussion of the principal assumptions upon which such forecasts are based, accompanied by the statement of a Financial Officer of the Borrower to the effect that such assumptions are believed to be reasonable;
     (i) Labor Relations. Promptly after becoming aware of the same, written notice of (a) any labor dispute to which any Loan Party or any of its Restricted Subsidiaries is or is expected to become a party, including any strikes, lockouts or other labor disputes relating to any of such person’s plants and other facilities, which could reasonably be expected to result in a Material Adverse Effect, (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such person and (c) any material liability under Requirements of Law similar to the Worker Adjustment and Retraining Notification Act or otherwise arising out of plant closings;
     (j) Asset Sales. On or prior to an Asset Sale pursuant to Section 6.06(b) hereof the Net Cash Proceeds of which (or the Dollar Equivalent thereof) are anticipated to exceed $100,000,000, written notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by any Loan Party or any of its Restricted Subsidiaries; and
     (k) Other Information. Promptly, from time to time, such other information regarding the operations, properties, business affairs and condition (financial or otherwise) of any

Company, or compliance with the terms of any Loan Document, or matters regarding the Collateral (beyond the requirements contained in Section 9.03) as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within ten (10) Business Days after acquiring knowledge thereof):
     (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Borrower or other Company that in the reasonable judgment of the Borrower could reasonably be expected to result in a Material Adverse Effect if adversely determined or (ii) with respect to any Loan Document;
     (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
     (d) the occurrence of a Casualty Event involving a Dollar Equivalent amount in excess of $50,000,000; and
     (e) (i) the incurrence of any Lien (other than Permitted Liens) on the Collateral or (ii) the occurrence of any other event which could reasonably be expected to be material with regard to (x) the Revolving Credit Priority Collateral, taken as a whole, or (y) the Pari Passu Priority Collateral, taken as a whole.
Section 5.03 Existence; Businesses and Properties.
     (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence, rights and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to the Borrower’s legal existence, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.05 or Section 6.06.
     (b) Do or cause to be done all things reasonably necessary to obtain, maintain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, approvals, authorizations, and Intellectual Property used or necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; do or cause to be done all things reasonably necessary to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with each Loan Party or any of its Restricted Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property), contractual obligations, and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all of its property and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 5.04 Insurance.
     (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis (subject to usual and customary exclusions), (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and, with respect to Mortgaged Properties located in the United States or in any other jurisdiction requiring such insurance, flood insurance (to the extent such flood insurance is required under clause (c) below), and (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law; provided that the Collateral Agent shall be permitted to control the adjustment of any claim thereunder with respect to Pari Passu Priority Collateral involving an amount in excess of $30,000,000 thereunder after the occurrence and during the continuance of an Event of Default.
     (b) Requirements of Insurance. All such property and liability insurance maintained by the Loan Parties shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee or loss payee, as applicable (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable, and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

     (c) Flood Insurance. Except to the extent already obtained in accordance with clause (iv) of Section 5.04(a), with respect to each Mortgaged Property located in the United States or another jurisdiction which requires such type of insurance, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and such insurance is required to be obtained pursuant to the requirements of the National Flood Insurance Act of 1968, as amended from time to time, or the Flood Disaster Protection Act of 1973, as amended from time to time.
     (d) Broker’s Report. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, deliver to the Administrative Agent and the Collateral Agent (i) a report of a reputable insurance broker with respect to the insurance maintained pursuant to clauses (i)-(iv) of Section 5.04(a) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with such additional reports (provided such reports are readily ascertainable) as the Administrative Agent or the Collateral Agent may reasonably request), and (ii) such broker’s statement that all premiums then due and payable with respect to the coverage maintained pursuant to clauses (i)-(iv) of Section 5.04(a) have been paid and confirming, with respect to any property, physical hazard or liability insurance maintained by a Loan Party, that the Collateral Agent has been named as loss payee or additional insured, as applicable.
     (e) Mortgaged Properties. Each Loan Party shall comply in all material respects with all Insurance Requirements in respect of each Mortgaged Property; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
Section 5.05 Taxes.
     (a) Payment of Taxes. Pay and discharge promptly when due all material Taxes and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, charge, levy or claim so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with US GAAP (or other applicable accounting rules), and (y) such contest operates to suspend collection of the contested obligation, Tax or charge and enforcement of a Lien other than a Permitted Lien.
     (b) Filing of Tax Returns. Timely file all material Tax Returns required by applicable Requirements of Law to be filed by it.
Section 5.06 Employee Benefits.
     (a) Comply with the applicable provisions of ERISA and the Code and any Requirements of Law applicable to any Foreign Plan or Compensation Plan, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
     (b) Furnish to the Administrative Agent (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows that, any ERISA Event has occurred, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of such other documents or governmental reports or filings relating to any Plan (or Foreign Plan, or other employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
     (c) (i) Ensure that the Novelis U.K. Pension Plan is funded in accordance with the agreed schedule of contributions dated May 16, 2007 and that no action or omission is taken by any Company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect; (ii) except for any existing defined benefit pension schemes as specified on Schedule 3.17 ensure that no Company is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in Sections 39 or 43 of the Pensions Act 2004) such an employer; (iii) deliver to the Administrative Agent upon request as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes), actuarial reports in relation to all pension schemes mentioned in clause (i) above; (iv) promptly notify the Administrative Agent of any material change in the agreed rate of contributions to any pension schemes mentioned in clause (i) above; (v) promptly notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group; and (vi) promptly notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
     (d) Ensure that all Foreign Plans (except the Novelis U.K. Pension Plan) and Compensation Plans that are required to be funded are funded and contributed to in accordance with their terms to the extent of all Requirements of Law, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP (or other applicable accounting standards) and all Requirements of Law of all financial transactions and the assets and business of each Company and its Restricted Subsidiaries are made of all dealings and transactions in relation to its business and activities, including, without limitation, proper records of intercompany transactions) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by or for the account of any Loan Party from deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agent (who may be accompanied by any Agent or Lender) to visit and inspect the financial records and the property of such Company on no more than on two occasions per fiscal year so long as no Event of Default is continuing (at reasonable intervals, during normal business hours and within five Business Days after written notification of the same to the Borrower, except that, during the continuance of an Event of Default, none of such restrictions shall be applicable) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent (who may be accompanied by any Agent or Lender) to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).
Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.
Section 5.09 Compliance with Environmental Laws; Environmental Reports.
     (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all Environmental Permits applicable to its operations and Real Property; and conduct all Responses, including any emergency response, required by, and in accordance with, Environmental Laws, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with US GAAP or other applicable accounting standards.
     (b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than thirty (30) days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders as soon as reasonably practicable after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
Section 5.10 [INTENTIONALLY OMITTED].
Section 5.11 Additional Collateral; Additional Guarantors.
     (a) Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof provided that the Administrative Agent may agree to an extension thereof in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a First Priority Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent; provided that the actions required by clauses (i) and (ii) above need not be taken if the costs of doing so are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent and the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.
     (b) With respect to any person that becomes a Restricted Subsidiary after the Closing Date (other than (x) an Excluded Collateral Subsidiary and (y) a Securitization Entity) or any Restricted Subsidiary that was an Excluded Collateral Subsidiary but, as of the end of the most recently ended fiscal quarter, has ceased to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d), promptly (and in any event within thirty (30) days after such person becomes a Restricted Subsidiary or ceases to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d) provided that the Administrative Agent may agree to an extension of such time period in its sole discretion) (i) pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause any such Restricted Subsidiary that is a Wholly Owned Subsidiary (other than (x) any Restricted Subsidiary prohibited from being a Guarantor under any applicable Requirement of Law relating to financial assistance, maintenance of capital or other corporate benefit restrictions and (y) any Restricted Subsidiaries where providing such guarantee would result in (1) materially adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (after consultation with its counsel) or (2) costs that are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion), in each case to the extent not prohibited by applicable Requirements of Law, (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and joinder agreements to the applicable Security Documents (in each case, substantially in the form annexed thereto or in such other form as may be reasonably satisfactory to the Administrative Agent) or, in the case of a Foreign Subsidiary, execute such other Security Documents (or joinder agreements) to the extent possible under and compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the applicable Security Documents to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) clause (i) of this paragraph (b) shall not apply to the Equity Interests of (w) any Company listed on Schedule 5.11(b) to the extent any applicable Requirement of Law continues to prohibit the pledging of its Equity Interests to secure the Secured Obligations and any Company acquired or created after the Closing Date to the extent any applicable Requirement of Law prohibits the pledging of its Equity Interests to secure the Secured Obligations, (x) any non-Wholly Owned Subsidiary to the extent that the pledge or perfection of a Lien on such Equity Interests would violate any anti-assignment or negative pledge provisions of any contract to which such non-Wholly Owned Subsidiary is a party or the organizational documents or shareholders’ agreement of such non-Wholly Owned Subsidiary (but only to the extent such anti-assignment or negative pledge clause is enforceable under applicable law), (y) any Joint Venture Subsidiary, to the extent the terms of any contract to which such Joint Venture Subsidiary is a party or any applicable joint venture, stockholders’, partnership, limited liability company or similar agreement (other than any of the foregoing entered into with any Company or Affiliate of any Company) prohibits or conditions the pledging of its Equity Interests to secure the Secured Obligations and (z) any Restricted Subsidiary to the extent such pledge would result in materially adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (after consultation with its counsel) and (2) clause (ii) of this paragraph (b) shall not apply to any Company listed on Schedule 5.11(b) to the extent any applicable Requirement of Law prohibits it from becoming a Loan Party.
     (c) Subject to the terms of the Intercreditor Agreement, promptly grant to the Collateral Agent, within sixty (60) days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value the Dollar Equivalent of which is at least $10,000,000 (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02 hereof or the costs of doing so are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion). Subject to the terms of the Intercreditor

Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid, perfected and enforceable First Priority Liens subject only to Permitted Liens. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the First Priority Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent and the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy (or title opinion reasonably satisfactory to the Administrative Agent and the Collateral Agent), a Survey (if applicable in the respective jurisdiction), and a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). For purposes of this Section 5.11(c) Real Property owned by a Company that becomes a Loan Party following the Closing Date in accordance with the terms of this Agreement shall be deemed to have been acquired on the later of (x) the date of acquisition of such Real Property and (y) the date such Company becomes a Loan Party.
     (d) If, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Loan Parties because they are Excluded Collateral Subsidiaries comprise in the aggregate more than 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter or more than 7.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter, then the Loan Parties shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to this Agreement, cause one or more of such Restricted Subsidiaries to become Loan Parties (notwithstanding that such Restricted Subsidiaries are, individually, Excluded Collateral Subsidiaries) such that the foregoing condition ceases to be true. The Borrower may designate a Subsidiary Guarantor that was not a Restricted Subsidiary of the Borrower on the Closing Date as an Excluded Collateral Subsidiary subject to the terms of the definition thereof, in which event the Guarantee by such Restricted Subsidiary shall be released in accordance with Section 7.09 and the Collateral Agent shall release the Collateral pledged by such Person.
     (e) Any Foreign Subsidiary that is a Loan Party that has in the United States at any time (i) a deposit account that is part of the Cash Pooling Arrangements or (ii) property (other than Excluded Property) having an aggregate fair market value in excess of $5,000,000 for any such foreign Loan Party, shall execute a joinder agreement to the U.S. Security Agreement reasonably satisfactory to the Administrative Agent.
     (f) Notwithstanding any other provision of this Section 5.11 to the contrary, in no event shall this Section 5.11 obligate any Loan Party to grant a Lien to the Collateral Agent on any Excluded Property.

Section 5.12 Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be reasonably required in connection therewith. Deliver or cause to be delivered (using commercially reasonable efforts with respect to delivery of items from Persons who are not in the control of any Loan Party) to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require in connection therewith. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA (or other applicable requirements) and are otherwise in form reasonably satisfactory to the Administrative Agent and the Collateral Agent.
Section 5.13 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any material Pari Passu Priority Collateral owned by it is located (including the establishment of any such new office or facility) other than changes in location to a property identified on Schedule 3.24, another property location previously identified on a Perfection Certificate Supplement or otherwise by notice to the Administrative Agent and the Collateral Agent, as to which the steps required by clause (B) below have been completed or to a Mortgaged Property or a leased property subject to a Landlord Access Agreement, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of an Officers’ Certificate) of its intention to do so, or such lesser notice period agreed to by the Administrative Agent and the Collateral Agent, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative

Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent and the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent and the Collateral Agent, upon request therefor, with certified Organizational Documents reflecting any of the changes described in the preceding sentence. For the purposes of the Regulation, (i) no U.K. Guarantor shall change its centre of main interest (as that term is used in Article 3(1) of the Regulation) from England and Wales, (ii) nor shall any Irish Guarantor change its centre of main interest from Ireland or Germany, nor shall Irish Guarantor have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than Ireland or Germany, (iii) nor shall any Swiss Guarantor change its centre of main interest from Switzerland, nor shall any Swiss Guarantor have an “establishment” in any other jurisdiction, (iv) nor shall German Seller change its centre of main interest from Germany, (v) nor shall any Luxembourg Guarantor change its centre of main interest from Luxembourg, nor shall any Luxembourg Guarantor have an “establishment” in any other jurisdiction, (vi) nor shall any French Guarantor change its centre of main interest from France, nor shall any French Guarantor have an “establishment” in any other jurisdiction and (vii) other than as provided in paragraph (ii) above, no Guarantor (to the extent such Guarantor is subject to the Regulation) shall have a centre of main interest other than as situated in its jurisdiction of incorporation.
Section 5.14 Affirmative Covenants with Respect to Leases. With respect to each Lease to which a Loan Party is party as landlord or lessor, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.
Section 5.15 Post-Closing Covenants. Execute and deliver the documents and complete the tasks and take the other actions set forth on Schedule 5.15, in each case within the time limits specified on such Schedule.
Section 5.16 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant (it being understood that, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any of the Senior Notes, the Revolving Credit Agreement, any Additional Senior Secured Indebtedness, any Junior Secured Indebtedness or any other Indebtedness, as applicable, constituting Material Indebtedness, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted

Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.16 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed $500,000,000 in the aggregate as of such Designation Date pro forma for such designation, and (vi) no Restricted Subsidiary shall be a Subsidiary of an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower or its applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Borrower’s or such Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the lesser of (x) the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary and (y) the amount of Investments made by the Borrower or its Restricted Subsidiaries in such Unrestricted Subsidiary from and after the date of such Subsidiary was designated as an Unrestricted Subsidiary.
ARTICLE VI
NEGATIVE COVENANTS
     Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders (and such other Lenders whose consent may be required under Section 11.02) shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:
Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except
     (a) Indebtedness incurred under this Agreement and the other Loan Documents;
     (b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and Permitted Refinancings thereof, (ii) Indebtedness of Loan Parties under the Revolving Credit Loan Documents and Permitted Revolving Credit Facility Refinancings thereof in an aggregate principal amount at any time outstanding not to exceed the Maximum Revolving Credit Facility Amount, (iii) Indebtedness under the Existing Senior Note Documents that will be cancelled and cease to be outstanding on the Closing Date in connection with the Debt Tender Offer and (iv) consisting of Existing Senior Notes outstanding on the Closing Date and not acquired on the Closing Date pursuant to the Debt Tender Offer;

     (c) Indebtedness of any Company under Hedging Agreements (including Contingent Obligations of any Company with respect to Hedging Agreements of any other Company); provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;
     (d) Indebtedness permitted by Section 6.04(i) or (s);
     (e) Indebtedness of any Securitization Entity under any Qualified Securitization Transaction (i) that is without recourse to any Company (other than such Securitization Entity) or any of their respective assets (other than pursuant to Standard Securitization Undertakings, and (ii) that are negotiated in good faith at arm’s length; provided that the sum of (x) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions, plus (y) the aggregate amount of Indebtedness then outstanding under Section 6.01(m), plus (z) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility at such time, at any time outstanding shall not exceed $400,000,000;
     (f) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and Permitted Refinancings thereof (other than refinancings funded with intercompany advances); provided that at the time such obligations are incurred, the outstanding amount of Indebtedness incurred under this clause (f) shall not exceed the greater of (x) 7.5% of Consolidated Net Tangible Assets and (y) $400,000,000;
     (g) Sale and Leaseback Transactions permitted under Section 6.03;
     (h) Indebtedness in respect of bid, performance or surety bonds or obligations, workers’ compensation claims, self-insurance obligations, financing of insurance premiums, and bankers acceptances issued for the account of the Borrower or any Restricted Subsidiary, in each case, incurred in the ordinary course of business (including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds or obligations, workers’ compensation claims, self-insurance obligations and bankers acceptances) (in each case other than Indebtedness for borrowed money);
     (i) Contingent Obligations (i) of any Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Loan Party under this Section 6.01, (ii) of any Loan Party in respect of Indebtedness of Restricted Subsidiaries that are not Loan Parties or are Restricted Grantors in an aggregate amount not exceeding $75,000,000 at any one time outstanding less all amounts paid with regard to Contingent Obligations permitted pursuant to Section 6.04(a), and

(iii) of any Company that is not a Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Company under this Section 6.01;
     (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;
     (k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (l) unsecured Indebtedness and Junior Secured Indebtedness not otherwise permitted under this Section 6.01; provided, that (i) such Indebtedness has a final maturity date no earlier than 180 days after the Latest Maturity Date, (ii) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Term Loans with the Latest Maturity Date, (iii) no Default is then continuing or would result therefrom, (iv) such Indebtedness is incurred by the Borrower or the U.S. Issuer and the persons that are (or are required to be) guarantors under such Indebtedness do not consist of any persons other than those persons that are (or are required to be) guarantors under and with respect to the Term Loans, and the Borrower, if the U.S. Issuer is the issuer thereof, (v) the terms of such Indebtedness do not require any amortization, mandatory prepayment or redemption or repurchase at the option of the holder thereof (other than customary offers to purchase upon a change of control or asset sale) earlier than 180 days after the Latest Maturity Date, (vi) such Indebtedness has terms and conditions (excluding pricing, premiums and subordination terms), when taken as a whole, are not materially more restrictive or less favorable to the Companies and are not materially less favorable to the Lenders, than the terms of the Loan Documents (except with respect to terms and conditions that are applicable only after the then Latest Maturity Date), (vii) in the case of any such secured Indebtedness, the Liens securing such Indebtedness, if any, shall be subordinated to the Liens securing the Secured Obligations on a junior “silent” basis in a manner satisfactory to the Administrative Agent (provided that the terms of the Intercreditor Agreement as they relate to subordination are hereby acknowledged as being satisfactory) (and the holders of such Indebtedness shall not have any rights with respect to exercising remedies pursuant to such Liens) and such Liens shall only be on assets that constitute Collateral, (viii) in the case of any such secured Indebtedness, the security agreements relating to such Indebtedness (together with the Intecreditor Agreement) reflect the Junior Lien nature of the security interests and are otherwise substantially the same as the applicable Security Documents (with differences as are reasonably satisfactory to the Administrative Agent), (ix) in the case of any such secured Indebtedness, such Indebtedness and the holders thereof or the Senior Representative thereunder shall be subject to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement, and (x) after giving effect to the incurrence of such Indebtedness and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such incurrence on a Pro Forma Basis, the Total Net Leverage Ratio at such date shall be not greater than 4.0 to 1.0 (provided that in calculating the Total Net Leverage Ratio, the proceeds of such Indebtedness shall be excluded from

Unrestricted Cash); provided, further that delivery to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness of an Officers’ Certificate of a Responsible Officer of the Borrower (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
     (m) Indebtedness consisting of working capital facilities, lines of credit or cash management arrangements for Excluded Subsidiaries and Contingent Obligations of Excluded Subsidiaries in respect thereof; provided that the sum of (x) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions incurred in compliance with Section 6.01(e), plus (y) the aggregate amount of Indebtedness then outstanding under this Section 6.01(m), plus (z) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility at such time, shall not exceed $400,000,000 at any time outstanding;
     (n) Indebtedness in respect of indemnification obligations or obligations in respect of purchase price adjustments or similar obligations incurred or assumed by the Loan Parties and their Subsidiaries in connection with (i) an Asset Sale or sale of Equity Interests otherwise permitted under this Agreement and (ii) Permitted Acquisitions or other Investments permitted under Section 6.04;
     (o) unsecured guaranties in the ordinary course of business of any person of the obligations of suppliers, customers, lessors or licensees;
     (p) Indebtedness of NKL arising under letters of credit issued in the ordinary course of business;
     (q) (i) Indebtedness of any person existing at the time such person is acquired in connection with a Permitted Acquisition or any other Investment permitted under Section 6.04; provided that such Indebtedness is not incurred in connection with or in contemplation of such Permitted Acquisition or other Investment and is not secured by Accounts or Inventory of any Company organized in a Principal Jurisdiction or the proceeds thereof, and at the time of such Permitted Acquisition or other Investment, no Event of Default shall have occurred and be continuing, and (ii) Permitted Refinancings of such Indebtedness, in an aggregate amount, for all such Indebtedness permitted under this clause (q), not to exceed $100,000,000 at any time outstanding;

     (r) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including the Cash Pooling Arrangements and other pooled account arrangements and netting arrangements) in the ordinary course of business, in each case, arising under the terms of customary agreements with any bank at which such Restricted Subsidiary maintains an overdraft, pooled account or other similar facility or arrangement;
     (s) Permitted Holdings Indebtedness;
     (t) Indebtedness constituting the New Senior Notes in an aggregate principal amount not to exceed $2,500,000,000, and Permitted Refinancings thereof;
     (u) Indebtedness of the Borrower or the U.S. Issuer under one or more series of senior secured notes under one or more indentures, provided that (i) such Indebtedness has a final maturity date that is no earlier than the Latest Maturity Date, (ii) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Term Loans with the Latest Maturity Date, (iii) no Default is then continuing or would result therefrom, (iv) such Indebtedness is incurred by the Borrower or the U.S. Issuer and the persons that are (or are required to be) guarantors under such Indebtedness do not consist of any persons other than those persons that are (or are required to be) guarantors under or in respect to the Term Loans, and the Borrower, if the U.S. Issuer is the issuer thereof, (v) the terms of such Indebtedness do not require any amortization, mandatory prepayment or redemption or repurchase at the option of the holders thereof (other than customary asset sale or change of control provisions, which asset sale provisions may require the application of proceeds of asset sales and casualty events co-extensive with those set forth in Section 2.10(c) or (e), as applicable, to make mandatory prepayments or prepayment offers out of such proceeds on a pari passu basis with the Secured Obligations, all Permitted First Priority Refinancing Debt and all other Additional Senior Secured Indebtedness) earlier than the Latest Maturity Date, (vi) such Indebtedness has terms and conditions (excluding pricing and premiums), when taken as a whole, that are not materially more restrictive or less favorable to the Companies and the Lenders than the terms of the Loan Documents (except with respect to terms and conditions that are applicable only after the then Latest Maturity Date), (vii) the Liens securing such Indebtedness shall be pari passu with the Liens securing the Secured Obligations (other than with respect to control of remedies) and such Liens shall only be on assets that constitute Collateral, (viii) the security agreements relating to such Indebtedness shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ix) such Indebtedness and the holders thereof or the Senior Representative thereunder shall be subject to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement, (x) after giving effect to the incurrence of such Indebtedness and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such incurrence on a Pro Forma Basis, the Senior Secured Net Leverage Ratio at such date shall be not greater than 2.5 to 1.0 (provided that in calculating the Senior Secured Net Leverage Ratio, the proceeds of the incurrence of such Indebtedness shall be excluded from Unrestricted Cash), and (xi) immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall, on a Pro Forma Basis, be in compliance with the Financial Performance Covenant, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such Indebtedness had been outstanding as of the last day of the fiscal period covered thereby (provided that in calculating the Financial Performance Covenant, the proceeds of such Indebtedness shall be excluded from Unrestricted Cash); provided, further that delivery to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness of an Officers’ Certificate of a Responsible Officer of the Borrower (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
     (v) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;
     (w) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancings thereof;
     (x) obligations of the Borrower or any of its Restricted Subsidiaries to reimburse or refund deposits posted by customers pursuant to forward sale agreements entered into by the Borrower or such Restricted Subsidiary in the ordinary course of business;
     (y) unsecured Indebtedness not otherwise permitted under this Section 6.01 in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;
     (z) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
     (aa) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Borrower (or its direct or indirect parent) and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted under Section 6.04; and

     (bb) Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Borrower or any of its direct or indirect parent companies permitted by Section 6.08(j).
Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
     (a) (i) inchoate Liens for Taxes not yet due and payable or delinquent and (ii) Liens for Taxes which are due and payable and are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with US GAAP;
     (b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid for more than 30 days, are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with US GAAP;
     (c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) that does not attach to the Accounts and Inventory of the Borrower and any Lien granted as a replacement, renewal or substitution therefor; provided that any such replacement, renewal or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date (including undrawn commitments thereunder in effect on the Closing Date, accrued and unpaid interest thereon and fees and premiums payable in connection with a Permitted Refinancing of the Indebtedness secured by such Lien) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);
     (d) easements, rights-of-way, restrictions (including zoning restrictions), reservations (including pursuant to any original grant of any Real Property from the applicable Governmental Authority), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies or irregularities on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness for borrowed money or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

     (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with US GAAP;
     (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established on the books of the appropriate Company in accordance with US GAAP, and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and, with respect to clause (y), property relating to the performance of obligations secured by such bonds or instruments;
     (g) (i) Leases, subleases or licenses of the properties of any Company granted to other persons which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company and (ii) interests or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest in any lease or license not prohibited by this Agreement;
     (h) Liens arising out of conditional sale, hire purchase, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;
     (i) Liens securing Indebtedness incurred pursuant to Section 6.01(f) or Section 6.01(g); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and any proceeds of such property and do not encumber any other property of any Company;
     (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to treasury, depositary and cash management services or automated clearinghouse transfer of funds (including pooled account arrangements and netting arrangements or claims against any clearing agent or custodian with respect thereto); provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any other Indebtedness;
     (k) (i) Liens granted pursuant to the Loan Documents to secure the Secured Obligations, (ii) pursuant to the Revolving Credit Security Documents to secure the “Secured Obligations” (as defined in the Revolving Credit Agreement) and any Permitted Revolving Credit Facility Refinancings thereof, (iii) Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, (iv) Liens securing Additional Senior Secured Indebtedness that are pari passu with the Liens securing the Secured Obligations and subject to the terms of the Intercreditor Agreement and (v) Liens securing Junior Secured Indebtedness that are subordinated to the Liens securing the Secured Obligations and subject to the terms of the Intercreditor Agreement;
     (l) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
     (m) the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases or consignment of goods;
     (n) Liens on property of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries permitted by Section 6.01(m) and (p);
     (o) Liens securing the refinancing of any Indebtedness secured by any Lien permitted by clauses (c), (i), (k) or (r) of this Section 6.02 or this clause (o) without any change in the assets subject to such Lien and to the extent such refinanced Indebtedness is permitted by Section 6.01;
     (p) to the extent constituting a Lien, the existence of the “equal and ratable” clause in the New Senior Note Documents (and any Permitted Refinancings thereof) (but not any security interests granted pursuant thereto);
     (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (r) Liens on assets acquired in a Permitted Acquisition or on property of a person existing at the time such person is acquired or merged with or into or amalgamated or consolidated with any Company to the extent permitted hereunder or such assets are acquired (and not created in anticipation or contemplation thereof); provided that (i) such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien and (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed $100,000,000 at any time outstanding;
     (s) any encumbrance or restriction (including put and call agreements) solely in respect of the Equity Interests of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, contained in such Joint Venture’s or Joint Venture Subsidiary’s Organizational Documents or the joint venture agreement or stockholders agreement in respect of such Joint Venture or Joint Venture Subsidiary;
     (t) Liens granted in connection with Indebtedness permitted under Section 6.01(e) that are limited in each case to the Securitization Assets transferred or assigned pursuant to the related Qualified Securitization Transaction;
     (u) Liens not otherwise permitted by this Section 6.02 securing liabilities not in excess of $50,000,000 in the aggregate at any time outstanding;
     (v) to the extent constituting Liens, rights under purchase and sale agreements with respect to Equity Interests or other assets permitted to be sold in Asset Sales permitted under Section 6.06;
     (w) Liens securing obligations owing to the Loan Parties so long as such obligations and Liens, where owing by or on assets of Loan Parties, are subordinated to the Secured Obligations and to the Secured Parties’ Liens on the Collateral in a manner satisfactory to the Administrative Agent;
     (x) Liens created, arising or securing obligations under the Receivables Purchase Agreements;
     (y) Liens on deposits provided by customers in favor of such customers securing the obligations of the Borrower or its Restricted Subsidiaries to refund deposits posted by customers pursuant to forward sale agreements entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business;
     (z) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment;

     (aa) Liens pursuant to the Forward Share Sale Agreement; and
     (bb) Liens in favor of any underwriter, depositary or stock exchange on the Equity Interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., and any securities accounts in which such Equity Interests are held in connection with any listing or offering of Equity Interests in NKL, to the extent required by applicable Requirements of Law or stock exchange requirements (and not securing Indebtedness).
provided, however, that notwithstanding any of the foregoing, no consensual Liens (other than Liens permitted under clause (s) and (v) above, in the case of Securities Collateral) shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents or the Revolving Credit Security Documents or any agreement, document or instrument pursuant to which any Lien is granted securing any Additional Secured Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Junior Secured Indebtedness.
Any reference in this Agreement or any of the other Loan Documents to a Lien permitted by this Agreement is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Lien permitted hereunder.
Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02 and (iii) after giving effect to such Sale and Leaseback Transaction, the aggregate fair market value of all properties covered by Sale and Leaseback Transactions entered into would not exceed $250,000,000.
Section 6.04 Investments, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other ownership interest in, or make any capital contribution to, any other person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of any other person or assets constituting a business unit, line of business or division of any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”; it being understood that (x) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and when determining the amount of an Investment that remains outstanding, the last paragraph of this Section 6.04 shall apply, (y) in the event a Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of being designated an Unrestricted Subsidiary, the Borrower will be deemed to have made an Investment in such Unrestricted Subsidiary as of the date of such designation, as provided in Section 5.16 and (z) in the event a Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of an Asset Sale or similar transaction, and the Borrower and its Restricted Subsidiaries continue to own Equity Interests in such Restricted Subsidiary, the Borrower will be deemed, at the time of such transaction and after giving effect thereto, to have made an Investment in such Person equal to the fair market value of the Borrower’s and its Restricted Subsidiaries’ Investments in such Person at such time), except that the following shall be permitted:
     (a) Investments consisting of unsecured guaranties by Loan Parties of, or other unsecured Contingent Obligations with respect to, operating payments not constituting Indebtedness for borrowed money incurred by Restricted Subsidiaries that are not Loan Parties or that are Restricted Grantors, in the ordinary course of business, that, to the extent paid by such Loan Party, shall not exceed an aggregate amount equal to $75,000,000 less the amount of Contingent Obligations by Loan Parties in respect of Companies that are not Loan Parties or that are Restricted Grantors permitted pursuant to Section 6.01(i)(ii);
     (b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);
     (c) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business or in connection with a Permitted Acquisition, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
     (d) Investments of Securitization Assets in Securitization Entities in connection with Qualified Securitization Transactions permitted by Section 6.01(e);
     (e) the Loan Parties and their Restricted Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed (when aggregated with loans and advances outstanding pursuant to clause (h) below) $15,000,000;
     (f) any Company may enter into Hedging Agreements (including Contingent Obligations of any Company with respect to Hedging Obligations of any other Company) to the extent permitted by Section 6.01(c);
     (g) Investments made by any Company as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

     (h) loans and advances to directors, employees and officers of the Loan Parties and their Restricted Subsidiaries for bona fide business purposes, in aggregate amount not to exceed (when aggregated with loans and advances outstanding pursuant to clause (e) above) $15,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;
     (i) Investments (i) by any Company in any other Company outstanding on the Closing Date, (ii) by any Company in any Unrestricted Grantor, (iii) by any Restricted Grantor in any other Restricted Grantor, (iv) by an Unrestricted Grantor in any Restricted Grantor up to an aggregate amount made after the Closing Date of $500,000,000 in the aggregate at any one time outstanding, and (v) by any Company that is not a Loan Party in any other Company; provided that any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents;
     (j) Investments in securities or other obligations received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers or in connection with the settlement of delinquent accounts in the ordinary course of business, and Investments received in good faith in settlement of disputes or litigation;
     (k) Investments in Joint Ventures in which the Loan Parties hold at least 50% of the outstanding Equity Interests or Joint Venture Subsidiaries made with the Net Cash Proceeds of Asset Sales made in accordance with Section 6.06(k);
     (l) Investments in Norf GmbH for purposes of making Capital Expenditures in an aggregate amount not to exceed $20,000,000 during any Fiscal Year;
     (m) Permitted Acquisitions;
     (n) [INTENTIONALLY OMITTED];
     (o) Mergers, amalgamations and consolidations in compliance with Section 6.05; provided that the Lien on and security interest in such Investment granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;
     (p) Investments in respect of Cash Pooling Arrangements, subject to the limitations set forth in Section 6.07;

     (q) Investments consisting of guarantees of Indebtedness referred to in clauses (i) (to the extent such guarantee is in effect on the Closing Date or permitted as part of a Permitted Refinancing), (ii), (iii) and (iv) of Section 6.01(b) and Contingent Obligations permitted by Section 6.01(c) or (i);
     (r) other Investments in an aggregate amount not to exceed:
          (i) $75,000,000 during any fiscal year of the Borrower;
          (ii) so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, would not exceed 4.0 to 1.0, the then available Cumulative Credit;
          (iii) so long as (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, would not exceed 3.5 to 1.0 and (B) Liquidity after giving effect to such Investment shall be greater than or equal to $750,000,000, the then available Annual Credit;
          (iv) so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, would not exceed 3.0 to 1.0, such additional amounts as the Borrower may determine (the cumulative amount of Investments made after the Closing Date under this clause (iv) at any time that the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, would exceed 2.0 to 1.0, referred to as the “Investment Recapture Amount”); and
          (v) $75,000,000 over the term of this Agreement minus the aggregate amount of Dividends made pursuant to Section 6.08(g);
provided that (x) any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents and (y) with respect to any Investment in an aggregate amount in excess of $50,000,000, on or prior to the date of any Investment pursuant to Section 6.04(r)(ii), (iii) or (iv), the Borrower shall deliver to the Administrative Agent an Officer’s Certificate specifying which clause of Section 6.04(r) such Investment is being made pursuant to and calculating in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio referred to above and, in the case of Investments pursuant to clause (iii) above, the amount of Liquidity referred to therein;

     (s) Investments by any Company in any other Company; provided that such Investment is part of a Series of Cash Neutral Transactions and no Default has occurred and is continuing; and
     (t) contribution of promissory notes with face amounts of €293,834,842 and €87,291,599 outstanding on the Closing Date by the Borrower to a newly formed Loan Party under the laws of Luxembourg.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to any Company. The outstanding amount of an Investment shall, in the case of a Contingent Obligation that has been terminated, be reduced to the extent no payment is or was made with respect to such Contingent Obligation upon or prior to the termination of such Contingent Obligation; and the outstanding amount of other Investments shall be reduced by the amount of cash or Cash Equivalents received with respect to such Investment upon the sale or disposition thereof, or constituting a return of capital with respect thereto or, repayment of the principal amount thereof, in the case of a loan or advance.
Section 6.05 Mergers, Amalgamations and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) Asset Sales in compliance with Section 6.06;
     (b) Permitted Acquisitions in compliance with Section 6.04;
     (c) (i) any Company may merge, amalgamate or consolidate with or into any Unrestricted Grantor (provided that in the case of any merger, amalgamation or consolidation involving the Borrower, the Borrower is the surviving or resulting person, and in any other case, an Unrestricted Grantor is the surviving or resulting person, (ii) any Restricted Grantor may merge, amalgamate or consolidate with or into any other Restricted Grantor (provided that a Subsidiary Guarantor is the surviving or resulting person), (iii) Novelis Aluminum Holding Company and Novelis Deutschland GmbH may merge provided Novelis Deutschland GmbH is the surviving or resulting person, and (iv) any Company that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Grantor (provided that a Subsidiary Guarantor is the surviving or resulting person); provided that, in the case of each of the foregoing clauses (i) through (iv), (1) the surviving or resulting person is a Wholly Owned Subsidiary of Holdings (or the Borrower or a Wholly Owned Subsidiary of the Borrower following a Qualified Borrower IPO), (2) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (3) no Default is then continuing or would result therefrom; provided that in the case of any amalgamation or consolidation involving a Loan Party, at the request of the Administrative Agent, such Loan Party and each other Loan Party shall confirm its respective

Secured Obligations and Liens under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent;
     (d) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party;
     (e) Holdings and the Borrower may consummate the Permitted Holdings Amalgamation;
     (f) any Restricted Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and
     (g) any Unrestricted Grantor (other than Holdings or the Borrower) may dissolve, liquidate or wind-up its affairs (collectively, “Wind-Up”), so long as all of its assets are distributed or otherwise transferred to any other Unrestricted Grantor and any Restricted Grantor may Wind-Up so long as all of its assets are distributed or otherwise transferred to a Restricted Grantor or an Unrestricted Grantor; provided that (1) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (2) no Default is then continuing or would result therefrom.
Section 6.06 Asset Sales. Effect any Asset Sale except that the following shall be permitted:
     (a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
     (b) so long as no Default is then continuing or would result therefrom, any other Asset Sale (other than the Equity Interests of any Wholly Owned Subsidiary that is a Restricted Subsidiary unless, after giving effect to any such Asset Sale, such person either ceases to be a Restricted Subsidiary or, in the case of an Excluded Collateral Subsidiary, becomes a Joint Venture Subsidiary) for fair market value, with at least 75% of the consideration received for all such Asset Sales or related Asset Sales in which the consideration received exceeds $10,000,000 payable in cash upon such sale (provided, however, that for the purposes of this clause (b), the following shall be deemed to be cash: (i) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Holdings, the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (ii) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale, and (iii) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed $50,000,000 at any time (net of any non-cash consideration converted into cash)); provided, however, that with respect to any such Asset Sale pursuant to this clause (b), the aggregate consideration received for all such Asset Sales shall not exceed $400,000,000 during any fiscal year or $800,000,000 in the aggregate after the Closing Date;
     (c) leases, subleases or licenses of the properties of any Company in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
     (d) mergers and consolidations, and liquidations and dissolutions in compliance with Section 6.05;
     (e) sales, transfers and other dispositions of Receivables for the fair market value thereof in connection with a Permitted Factoring Facility so long as at any time of determination the aggregate book value of the then outstanding Receivables subject to a Permitted Factoring Facility does not exceed an amount equal to $400,000,000 less the amount of Indebtedness under all outstanding Qualified Securitization Transactions at such time under Section 6.01(e) less the amount of Indebtedness outstanding under Section 6.01(m) at such time;
     (f) the sale or disposition of cash and Cash Equivalents in connection with a transaction otherwise permitted under the terms of this Agreement;
     (g) assignments and licenses of Intellectual Property of any Loan Party and its Subsidiaries in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
     (h) Asset Sales (i) by and among Unrestricted Grantors (other than Holdings), (ii) by any Restricted Grantor to any other Restricted Grantor, (iii) by any Restricted Grantor to any Unrestricted Grantor so long as the consideration paid by the Unrestricted Grantor in such Asset Sale does not exceed the fair market value of the property transferred, (iv) by (x) any Unrestricted Grantor to any Restricted Grantor for fair market value and (y) by any Loan Party to any Restricted Subsidiary that is not a Loan Party for fair market value provided that the fair market value of such Asset Sales under this clause (iv) does not exceed $100,000,000 in the aggregate for all such Asset Sales since the Closing Date, (v) by any Company that is not a Loan Party to any Loan Party so long as the consideration paid by the Loan Party in such Asset Sale does not exceed the fair market value of the property transferred, and (vi) by and among Companies that are not Loan Parties; provided that (A) in the case of any transfer from one Loan Party to another Loan Party, any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents in the assets so transferred shall (1) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (2) be replaced by security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (B) no Default is then continuing or would result therefrom;
     (i) the Companies may consummate Asset Swaps so long as (x) each such sale is in an arm’s-length transaction and the applicable Company receives at least fair market value consideration (as determined in good faith by such Company), (y) the Collateral Agent shall have a First Priority perfected Lien on the assets acquired pursuant to such Asset Swap at least to the same extent as the assets sold pursuant to such Asset Swap (immediately prior to giving effect thereto) and (z) the aggregate fair market value of all assets sold pursuant to this clause (i) shall not exceed $50,000,000 in the aggregate since the Closing Date; provided that so long as the assets acquired by any Company pursuant to the respective Asset Swap are located in the same country as the assets sold by such Company, such $50,000,000 aggregate cap will not apply to such Asset Swap;
     (j) sales, transfers and other dispositions of Receivables (whether now existing or arising or acquired in the future) and Related Security to a Securitization Entity in connection with a Qualified Securitization Transaction permitted under Section 6.01(e) and all sales, transfers or other dispositions of Securitization Assets by a Securitization Entity under, and pursuant to, a Qualified Securitization Transaction permitted under Section 6.01(e);
     (k) so long as no Default is then continuing or would result therefrom, the arm’s-length sale or disposition for cash of Equity Interests in a Joint Venture Subsidiary for fair market value or the issuance of Equity Interests in a Joint Venture Subsidiary; provided, however, that the aggregate fair market value of all such Equity Interests sold or otherwise disposed of pursuant to this clause (k) following the Closing Date shall not exceed $300,000,000;
     (l) issuances of Equity Interests by Joint Venture Subsidiaries and Excluded Collateral Subsidiaries;
     (m) Asset Sales among Companies of promissory notes or preferred stock or similar instruments issued by a Company; provided that such Asset Sales are part of a Series of Cash Neutral Transactions and no Default has occurred and is continuing;
     (n) the sale of Receivables made pursuant to the Receivables Purchase Agreement;

     (o) to the extent constituting an Asset Sale, Investments permitted by Section 6.04(i);
     (p) issuances of Qualified Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Qualified Capital Stock (A) for stock splits, stock dividends and additional issuances of Qualified Capital Stock which do not decrease the percentage ownership of the Loan Parties in any class of the Equity Interests of such issuing Company and (B) by Subsidiaries of the Borrower formed after the Closing Date to the Borrower or the Subsidiary of the Borrower which is to own such Qualified Capital Stock. All Equity Interests issued in accordance with this Section 6.06(p) shall, to the extent required by Section 5.11 or any Security Document or if such Equity Interests are issued by any Loan Party (other than Holdings), be delivered to the Collateral Agent; and
     (q) contribution of promissory notes with face amounts of €293,834,842 and €87,291,599 outstanding on the Closing Date by the Borrower to a newly formed Loan Party under the laws of Luxembourg.
Section 6.07 Cash Pooling Arrangements. Amend, vary or waive any term of the Cash Pooling Arrangements or enter into any new pooled account or netting agreement with any Affiliate in a manner materially adverse to the Lenders or which adversely affects the security interests in such accounts. Without the consent of the Administrative Agent under the Revolving Credit Agreement, permit the aggregate amount owed pursuant to the Cash Pooling Arrangements by all Companies who are not Loan Parties minus the aggregate amount on deposit pursuant to the Cash Pooling Arrangements from such Persons to exceed $50,000,000.
Section 6.08 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
     (a) (i) Dividends by any Company to any Loan Party that is a Wholly Owned Subsidiary of Holdings (or the Borrower or a Wholly Owned Subsidiary of the Borrower following a Qualified Borrower IPO), (ii) Dividends by Holdings (or the Borrower following a Qualified Borrower IPO) payable solely in Qualified Capital Stock and (iii) Dividends by Holdings payable with the proceeds of Permitted Holdings Indebtedness;
     (b) (i) Dividends by any Company that is not a Loan Party to any other Company that is not a Loan Party but is a Wholly Owned Subsidiary of Holdings (or the Borrower or a Wholly Owned Subsidiary of the Borrower following a Qualified Borrower IPO) and (ii) cash Dividends by any Company that is not a Loan Party to the holders of its Equity Interests on a pro rata basis;
     (c) (A) to the extent actually used by Holdings to pay such franchise taxes, costs and expenses, fees, payments by the Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees solely required to maintain the legal existence of Holdings, (B) payments by the Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, and (C) management, consulting, monitoring and advisory fees and related expenses and termination fees pursuant to a management agreement with one or more Specified Holders relating to the Borrower (collectively, the “Management Fees”), in the case of clauses (A), (B) and (C) in an aggregate amount not to exceed in any calendar year the greater of (i) $20,000,000 and (ii) 1.5% of the Borrower’s Consolidated EBITDA in the prior calendar year;
     (d) the Borrower may pay cash Dividends to the holders of its Equity Interests and, if Holdings is a holder of such Equity Interests, the proceeds thereof may be utilized by Holdings to pay cash Dividends to the holders of its Equity Interests in an amount not to exceed:
          (i) so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Dividends, would not exceed 4.0 to 1.0, the then available Cumulative Credit;
          (ii) so long as (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Dividends, would not exceed 3.5 to 1.0 and (B) Liquidity after giving effect to such Dividend shall be greater than or equal to $750,000,000, the then available Annual Credit; and
          (iii) so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Dividends, would not exceed 3.0 to 1.0, such additional amounts as the Borrower may determine (the cumulative amount of Dividends made after the Closing Date under this clause (iii) at any time that the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Dividends, would exceed 2.0 to 1.0, referred to as the “Dividend Recapture Amount”);
provided that (x) the Dividends described in this clause (d) shall not be permitted if a Default is continuing at the date of declaration or payment thereof or would result therefrom and (y) with respect to any Dividend in an aggregate amount in excess of $50,000,000, on or prior to the date of any such Dividend pursuant to this Section 6.08(d), the Borrower shall deliver to the Administrative Agent an Officer’s Certificate specifying which clause of this Section 6.08(d) such Dividend is being made pursuant to and calculating in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied (in the case of Dividends pursuant to clause (i) and (ii) above) and the Total Net Leverage Ratio referred to above and, in the case of Dividends pursuant to clause (ii) above, the amount of Liquidity referred to therein;
     (e) to the extent constituting a Dividend, payments permitted by Section 6.09(d) that do not relate to Equity Interests;

     (f) the Closing Date Distribution;
     (g) the Borrower may pay additional cash Dividends to Holdings the proceeds of which may be utilized by Holdings to pay cash Dividends to the holders of its Equity Interests in an aggregate amount not to exceed $75,000,000 after the Closing Date minus the amount of Investments made in reliance on Section 6.04(r)(v); provided that the Dividends described in this clause (g) shall not be permitted if a Default is continuing at the date of declaration or payment thereof or would result therefrom;
     (h) Dividends by any Company to any other Company that are part of a Series of Cash Neutral Transactions; provided no Default has occurred and is continuing;
     (i) following a Qualified IPO, Dividends by the Borrower paid to Holdings (which may pay the proceeds thereof to the holders of its Equity Interests) or, in the case of a Qualified Borrower IPO, its other equity holders, of up to 6% of the net cash proceeds received by (or contributed to the capital of) the Borrower in or from such Qualified IPO; and
     (j) Dividends to repurchase Equity Interests of Holdings or any direct or indirect parent entity (or following a Qualified Borrower IPO, Equity Interests of the Borrower) from current or former officers, directors or employees of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent entity (or permitted transferees of such current or former officers, directors or employees); provided, however, that the aggregate amount of such repurchases shall not exceed (i) $10,000,000 in any calendar year prior to completion of a Qualified IPO, or (ii) $15,000,000 in any calendar year following completion of a Qualified IPO (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (A) $20,000,000 in the aggregate in any calendar year prior to completion of a Qualified IPO, or (B) $30,000,000 in the aggregate in any calendar year following completion of a Qualified IPO); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests of the Borrower, Holdings or any parent entity to officers, directors or employees (to the extent contributed to the Borrower (excluding any portion thereof included in the Cumulative Credit)), plus (y) the cash proceeds of key man life insurance policies in such calendar year.
Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate of any Company (other than between or among Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
     (a) Dividends permitted by Section 6.08;

     (b) Investments permitted by Section 6.04(d), (e), (h), (i), (l), (p), or (s);
     (c) mergers, amalgamations and consolidations permitted by Section 6.05(c), (d), (e), (f) or (g), Asset Sales permitted by Section 6.06(h)(iv) and (v), or (m);
     (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower;
     (e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Borrower, as determined in good faith by the Borrower, and otherwise not prohibited by the Loan Documents;
     (f) the existence of, and the performance by any Company of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed in writing to the Administrative Agent as in effect on the Closing Date, and similar agreements that it may enter into thereafter, to the extent not more adverse to the interests of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;
     (g) the Transactions as contemplated by the Transaction Documents;
     (h) Qualified Securitization Transactions permitted under Section 6.01(e) and transactions in connection therewith on a basis no less favorable to the applicable Company as would be obtained in a comparable arm’s length transaction with a person not an Affiliate thereof;
     (i) cash management netting and pooled account arrangements permitted under Section 6.01(r);
     (j) transactions between or among any Companies that are not Loan Parties;
     (k) transactions pursuant to a management agreement with the Specified Holders so long as the aggregate payment of Management Fees thereunder are permitted under Section 6.08(c);

     (l) transactions between Loan Parties and Companies that are not Loan Parties that are at least as favorable to each such Loan Party as would reasonably be obtained by such Loan Party in a comparable arm’s-length transaction with a person other than an Affiliate; and
     (m) transactions contemplated by the Receivables Purchase Agreements;
provided that notwithstanding any of the foregoing or any other provision of this Agreement, all intercompany loans, advances or other extensions of credit made to or by Companies organized in Switzerland shall be on fair market terms.
     Section 6.10 Total Net Leverage Ratio. Permit the Total Net Leverage Ratio as of the last day of any Test Period ending during any period set forth in the table below to be greater than the ratio set forth below opposite the period in the table below during which the last day of such Test Period occurs:

Total Net
Test Period	Leverage Ratio
March 30, 2011 through March 31, 2012	4.75 to 1.0

April 1, 2012 through March 31, 2013	4.50 to 1.0

April 1, 2013 through March 31, 2014	4.375 to 1.0

April 1, 2014 through March 31, 2015	4.25 to 1.0

April 1, 2015 and thereafter	4.0 to 1.0
Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:
     (a) (i) make any voluntary or optional payment of principal on or prepayment on or redemption or acquisition for value of, or complete any mandatory prepayment, redemption or purchase offer in respect of, or otherwise voluntarily or optionally defease or segregate funds with respect to, any Indebtedness incurred under Section 6.01(l), Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt or any Indebtedness under the New Senior Note Documents or any Subordinated Indebtedness or any Permitted Refinancings of any of such Indebtedness, except (x) any such Indebtedness may be prepaid or redeemed with the proceeds of a Permitted Refinancing, and (y) so long as no Default is continuing or would result therefrom, repayments or redemptions of Indebtedness under the New Senior Notes Documents, Indebtedness incurred under Section 6.01(l), Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or Subordinated Indebtedness (or any Permitted Refinancings (other than a refinancing with Incremental Term Loans) of any of such Indebtedness) (“Permitted Prepayments”) in an amount not to exceed:
     (1) so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.0 to 1.0 after giving effect to such Permitted Prepayments, the then available Cumulative Credit;
     (2) so long as (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Permitted Prepayments, would not exceed 3.5 to 1.0, and (B) Liquidity after giving effect to such Permitted Prepayments shall be greater than or equal to $750,000,000, the then available Annual Credit; and
     (3) so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Permitted Prepayments, would not exceed 3.0 to 1.0, such additional amounts as the Borrower may determine (the cumulative amount of Permitted Prepayments made after the Closing Date under this clause (3) at any time that the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Permitted Prepayments, would exceed 2.0 to 1.0, referred to as the “Prepayments Recapture Amount”); or
          (ii) make any payment on or with respect to any Subordinated Indebtedness wholly among Loan Parties in violation of the subordination provisions thereof or (iii) make any payment (whether, voluntary, mandatory, scheduled or otherwise) on or with respect to any Subordinated Indebtedness (including payments of principal and interest thereon, but excluding the discharge by Novelis AG (as consideration for the purchase of Accounts under the Receivables Purchase Agreement) of loans or advances made by Novelis AG to German Seller or any Swiss Seller), if an Event of Default is continuing or would result therefrom;
provided that with respect to any Permitted Prepayment in an aggregate amount in excess of $50,000,000, on or prior to the date of any such payment or redemption pursuant to this Section 6.11(a)(i)(y), the Borrower shall deliver to the Administrative Agent an Officer’s Certificate specifying which clause of this Section 6.11(a)(i)(y) such payment or redemption is being made pursuant to and calculating in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio referred to above and, in the case of reliance on clause (2) above, the amount of Liquidity referred to therein.

     (b) [INTENTIONALLY OMITTED];
     (c) amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents or Revolving Credit Loan Documents (or any Permitted Revolving Credit Facility Refinancings thereof)) in any manner that, taken as a whole, is adverse in any material respect to the interests of the Lenders;
     (d) amend or modify, or permit the amendment or modification of, any provision of any document governing any Indebtedness under the Revolving Credit Loan Documents (or any Permitted Revolving Credit Facility Refinancings thereof) if such amendment or modification would (i) cause the aggregate principal amount (or accreted value, if applicable) of all such Indebtedness, after giving effect to such amendment or modification, to at any time exceed the Maximum Revolving Credit Facility Amount, (ii) cause such Indebtedness to have a final maturity date earlier than the final maturity date of such Indebtedness immediately prior to such amendment or modification or (iii) result in the persons that are (or are required to be) obligors under such Indebtedness to be different from the persons that are (or are required to be) obligors under such Indebtedness being so amended or modified (unless such persons required to be obligors under such Indebtedness are or are required to be or become obligors under the Loan Documents); or
     (e) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders.
Section 6.12 Limitation on Certain Restrictions on Restricted Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Borrower or any Restricted Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any Restricted Subsidiary of the Borrower or (c) transfer any of its properties to the Borrower or any Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents and the Revolving Credit Loan Documents or other Material Indebtedness; provided that in the case of such other Material Indebtedness, such encumbrances and restrictions are, taken as a whole, no more restrictive than such encumbrances and restrictions in the Loan Documents in existence on the Closing Date; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Company; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary of the Borrower; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary of the Borrower becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, shareholders’ agreements, joint venture agreements, limited liability company organizational governance documents and other Organizational Documents, entered into in the ordinary course of business (or in connection with the formation of such partnership, joint venture, limited liability company or similar person) that (A) restrict the transfer of Equity Interests in such partnership, joint venture, limited liability company or similar person or (B) the case of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, provide for other restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the Equity Interests in, or property held in, such joint venture, and customary provisions in asset sale and stock sale agreements and other similar agreements permitted hereunder that provide for restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the assets or persons subject to such sale agreements; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise not prohibited by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (viii) or (xi) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing or (xiii) any restrictions on transfer of the Equity Interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of Equity Interests in NKL to the extent required by applicable Requirements of Law or listing or stock exchange requirements.
     Section 6.13 Issuance of Disqualified Capital Stock. Issue any Disqualified Capital Stock except (i) Joint Venture Subsidiaries and Excluded Collateral Subsidiaries may issue Disqualified Capital Stock pursuant to Section 6.06(l) and (ii) issuances of Disqualified Capital Stock under Section 6.04(i) shall be permitted.
Section 6.14 Forward Share Sale Agreement and Support Agreement. With respect to the Borrower, assign, transfer, convey, sell or otherwise dispose of any of its right, title or interest in any of the Forward Share Sale Agreement or the Support Agreement, except that such agreements may be cancelled or terminated.

Section 6.15 Business.
     (a) Each of Holdings, Novelis Europe Holdings Limited and Eurofoil shall not engage in any business or activity other than (i) holding shares in the Equity Interests of its Subsidiaries (which, in the case of Holdings, shall be limited to the Borrower), (ii) holding intercompany loans made to the Borrower, (iii) other activities attributable to or ancillary to its role as a holding company for its Subsidiaries and (iv) compliance with its obligations under the Loan Documents, the Revolving Loan Documents (and any Permitted Revolving Credit Refinancings thereof), and the Senior Note Documents (and any Permitted Refinancings thereof), the Additional Senior Secured Indebtedness Documents and documents relating to Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness, Permitted Unsecured Refinancing Indebtedness and Indebtedness under Section 6.01(l).
     (b) The Borrower and its Restricted Subsidiaries will not engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
     (c) The Borrower will not permit any Securitization Entity that it controls to engage in any business or activity other than performing its obligations under the related Qualified Securitization Transaction and will not permit any Securitization Entity that it controls to hold any assets other than the Securitization Assets.
Section 6.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices or tax reporting treatment, except changes that are permitted by GAAP or any Requirement of Law and disclosed to the Administrative Agent and changes described in Section 1.04.
Section 6.17 Fiscal Year. Change its fiscal year-end to a date other than March 31.
Section 6.18 Margin Rules. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 6.19 No Further Negative Pledge. Enter into or suffer to exist any consensual agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired to secure the Secured Obligations, or which requires the grant of any security for an obligation if security is granted to secure the Secured Obligations, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Revolving Credit Loan Documents, (4) the Additional Senior Secured Indebtedness Documents, and documents relating to any Permitted First Priority

Refinancing Debt, Permitted Second Priority Refinancing Debt and Junior Secured Indebtedness (so long as such documents permit Liens to secure the Secured Obligations); and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Loan Party or a Subsidiary, (d) is permitted under Section 6.02(s), (e) exists in any agreement or other instrument of a person acquired in an Investment permitted hereunder in existence at the time of such Investment (but not created in connection therewith or in contemplation thereof), which prohibition or limitation is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person so acquired, (f) is contained in any joint venture, shareholders agreement, limited liability operating agreement or other Organizational Document governing a Joint Venture or Joint Venture Subsidiary which limits the ability of an owner of an interest in a Joint Venture or Joint Venture Subsidiary from encumbering its ownership interest therein or (g) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3), (4) or (5)(e); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
Section 6.20 Anti-Terrorism Law; Anti-Money Laundering.
     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).
     (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
Section 6.21 Embargoed Persons. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.
ARTICLE VII
GUARANTEE
Section 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue after the commencement of a case under Title 11 of the United States Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law) but for the provisions of the Title 11 of the United States Code (or other Debtor Relief Law) or that accrues after the commencement of a case under Title 11 of the United States Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law), whether or not allowed) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document (including any Hedging Agreement entered into with a counterparty that is a Secured Party), and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). In addition to the guarantee contained herein, each Guarantor that is a Foreign Subsidiary, as well as Holdings, shall execute a Guarantee governed by the applicable law of such Person’s jurisdiction of organization (each such Guarantee, a “Foreign Guarantee”) and to the extent that the provisions of this Article VII shall duplicate or conflict with the provisions thereof, the terms of the Foreign Guarantees shall govern the obligations of such Guarantors. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever as if it was the principal obligor, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Without prejudice to the generality of Section 7.01 and Section 7.02, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions or Dividends to be made (including the Closing Date

Distribution); carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrower; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and not of collection and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Loan Party under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
          (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived or the Maturity Date shall be extended with respect to all or a portion of the Guaranteed Obligations;
          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
          (iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
          (v) the release of any other Guarantor pursuant to Section 7.09.

     The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or any other Loan Party, or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders and the other Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 7.03 Reinstatement. The obligations of the Guarantors under this ARTICLE VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization pursuant to any Debtor Relief Law or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.
Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible and irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations a manner reasonably satisfactory to the Administrative Agent.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this ARTICLE VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 7.07 Continuing Guarantee. The guarantee in this ARTICLE VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement) that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (a) Equity Interests of any Subsidiary Guarantor are issued, sold or transferred such that it ceases to be a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or a Subsidiary, (b) a Guarantor is designated as an Unrestricted Subsidiary in accordance with the Loan Documents, (c) a Restricted Subsidiary that becomes a Loan Party after the Closing Date is subsequently designated as an Excluded Collateral Subsidiary in accordance with the definition thereof, or (d) a Qualified Borrower IPO shall occur, then, such Transferred Guarantor (in the case of clause (a)), such Unrestricted Subsidiary (in the case of clause (b)), such Restricted Subsidiary (in the case of clause (c)), and Holdings (in the case of clause (d)), shall, upon the consummation of such issuance, sale or transfer or upon such designation as an Unrestricted Subsidiary or Excluded Collateral Subsidiary or upon the completion of the Qualified Borrower IPO, be released from its obligations under this Agreement (including under Section 11.03 hereof) and any other Loan Documents to which it is a party and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the Collateral Agent shall take such actions as are within its powers to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents and the Intercreditor Agreement; provided that such Guarantor is also released from its obligations, if any, under the Revolving Credit Loan Documents, the Senior Note Documents, the Additional Senior Secured Indebtedness Documents and other Material Indebtedness guaranteed by such Person on the same terms.
Section 7.10 Certain Tax Matters. Notwithstanding the provisions of Section 2.15 if a Loan Party (other than the Borrower) makes a payment hereunder that is subject to withholding tax in excess of the withholding tax that would have been imposed on payments made by the Borrower with respect to whose obligation it is making a payment, the relevant Loan Party shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes (including withholding taxes applicable to additional sums payable under this Section), the payee receives an amount equal to the amount it would have received if no such excess withholding tax had been imposed; provided that the Agent or Lender provides, as reasonably requested by the relevant Loan Party and as required under Sections 2.15(e) or 2.15(g), as the case may be, such forms, certificates and documentation that it is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Administrative Agent’s or the relevant Lender’s reasonable judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section 7.11 German Guarantor.
     (a) Subject to Section 7.11(b) through Section 7.11(e) below, the Secured Parties shall not enforce the guarantee obligations of a German Guarantor existing in the form of a German limited liability company or limited partnership with a limited liability company as partner (GmbH or GmbH & Co. KG) under this Article VII to the extent (i) such German Guarantor guarantees obligations of one of its shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of that German Guarantor or the German Guarantor itself), and (ii) the enforcement of such guarantee for shareholder obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by such German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss gem. § 42 GmbH — Act, §§ 242, 264 HGB) of the German Guarantor (or in the case of a GmbH & Co. KG, its general partner) to an amount that is insufficient to maintain its (or in the case of a GmbH & Co. KG, its general partner’s) registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
          (i) The amount of any increase of registered share capital (Stammkapital) of such German Guarantor (or its general partner in the form of a GmbH) implemented after the date of this Agreement that is effected without the prior written consent of the Administrative Agent shall be deducted from the registered share capital of the German Guarantor (or its general partner in the form of a GmbH);
          (ii) any loans provided to the German Guarantor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of such German Guarantor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;
          (iii) any shareholder loans, other loans and contractual obligations and liabilities incurred by the German Guarantor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
          (iv) any assets that are shown in the balance sheet with a book value that, in the opinion of the Administrative Agent, is significantly lower than their market value and that are not necessary for the business of the German Guarantor (nicht betriebsnotwendig) shall be accounted for with their market value; and
          (v) the assets of the German Guarantor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
     (b) The limitations set out in Section 7.11(a) only apply:
          (i) if and to the extent that the managing directors of the German Guarantor (or in the case of a GmbH Co. KG, its general partner) have confirmed in writing to the Administrative Agent within ten (10) Business Days of a demand for payment under this Article VII the amount of the obligations under this Article VII which cannot be paid without causing the net assets of such German Guarantor (or in the case of a GmbH Co. KG, its general partner) to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Administrative Agent and neither the Administrative

Agent nor any Lender raises any objections against that confirmation within five Business Days after its receipt; or
          (ii) if, within twenty Business Days after an objection under clause (i) has been raised by the Administrative Agent or a Lender, the Administrative Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the relevant German Guarantor by a firm of auditors of international standing and reputation that is appointed by the German Guarantor and reasonably acceptable to the Administrative Agent, to the extent such report identifies the amount by which the net assets of that German Guarantor (or in the case of a GmbH & Co. KG, its general partner in the form of a GmbH) are necessary to maintain its registered share capital as at the date of the demand under this Article VII (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the German Guarantor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
     (c) In any event, the Secured Parties shall be entitled to enforce the guarantee up to those amounts that are undisputed between them and the relevant German Guarantor or determined in accordance with Section 7.11(a) and Section 7.11(b). In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the German Guarantor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of demand under this Article VII and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the guarantee obligations of the German Guarantor that are not enforced by operation of Section 7.11(a) above at any subsequent point in time. This Section 7.11 shall apply again as of the time such additional demands are made.
     (d) Section 7.11(a) shall not apply as to the amount of Loans borrowed under this Agreement and passed on (whether by way of shareholder loan or equity contribution) to the respective German Guarantor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid.
     (e) Should it become legally permissible for managing directors of a German Guarantor to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Section 7.11(a) shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Section 7.11(a) above, such less stringent limitations shall apply. Otherwise, Section 7.11(a) shall remain unaffected by changes in applicable law.

     (f) The limitations provided for in paragraph (a) above shall not apply where (i) the relevant German Guarantor has a fully valuable (vollwertig) recourse claim (Gegenleistungs-oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Ergebnisabführungsvertrag) is or will be in existence with the relevant German Guarantor (or the relevant general partner) and the relevant German Guarantor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
Section 7.12 Swiss Guarantors. If and to the extent that (i) the obligations under this ARTICLE VII of any Swiss Guarantor are for the exclusive benefit of any of such Swiss Guarantor’s Affiliates (other than such Swiss Guarantor’s direct or indirect Subsidiaries) and (ii) complying with the obligations under this ARTICLE VII would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), the following shall apply:
     (a) The aggregate obligations under this ARTICLE VII of any Swiss Guarantor shall be limited to the maximum amount of such Swiss Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time any Swiss Guarantor makes a payment under this ARTICLE VII (provided such limitation is still a legal requirement under Swiss law at that time).
     (b) Immediately after having been requested to make a payment under this ARTICLE VII (the “Guarantee Payment”), each Swiss Guarantor shall (i) provide the Administrative Agent, within thirty (30) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the applicable Swiss Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Swiss Guarantor under this ARTICLE VII without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (ii) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to paragraph (d) below, make such Guarantee Payment in full (less, if required, any Swiss Withholding Tax).
     (c) If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this ARTICLE VII or the Security Documents, the applicable Swiss Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this ARTICLE VII or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration. To the extent the Guarantee Payment due is less than the Available Amount, the applicable Swiss Guarantor shall be required to make a gross-up, indemnify or otherwise hold harmless the

Secured Parties for the deduction of the Swiss Withholding Tax, it being understood that at no time shall the Guarantee Payment (including any gross-up or indemnification payment pursuant to this paragraph (c) and including any Swiss Withholding Tax levied thereon) exceed the Available Amount. The applicable Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this ARTICLE VII, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Administrative Agent for distribution to the applicable Secured Parties upon receipt any amount so refunded. The Secured Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this ARTICLE VII. This subsection (c) is without prejudice to the gross-up or indemnification obligations of any Guarantor other that the Swiss Guarantors.
     (d) The Swiss Guarantors shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this ARTICLE VII or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this ARTICLE VII or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
Section 7.13 Irish Guarantor. This Guarantee does not apply to any liability to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of, in respect of any Irish Guarantor, Section 60 of the Companies Act 1963 of Ireland.
Section 7.14 Brazilian Guarantor. The Brazilian Guarantor waives and shall not exercise any and all rights and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights and privileges referred to in Articles 827, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.
Section 7.15 French Guarantor.
     (a) The obligations and liabilities of a French Guarantor under the Loan Documents and in particular under Article VII (Guarantee) of this Agreement shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
     (b) The obligations and liabilities of a French Guarantor under Article VII (Guarantee) of this Agreement for the obligations under the Loan Documents of any other Guarantor which is not a French Subsidiary of such French Guarantor, shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under this Agreement by such other Guarantor as Borrower to the extent directly or indirectly on-lent to the French Guarantor under inter-company loan agreements and outstanding at the date a payment is to be made by such French Guarantor under Article VII (Guarantee) of this Agreement, it being specified that any payment made by a French Guarantor under Article VII (Guarantee) of the Credit Agreement in respect of the obligations of such Guarantor as Borrower shall reduce pro tanto the outstanding amount of the inter-company loans due by the French Guarantor under the inter-company loan arrangements referred to above.
     (c) The obligations and liabilities of a French Guarantor under Article VII (Guarantee) of this Agreement for the obligations under the Loan Documents of any Guarantor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Guarantor as Borrower and/or as Guarantor, as applicable. However, where such Subsidiary is not incorporated in France, the amounts payable by the French Guarantor under this paragraph (c) in respect of obligations of this Subsidiary as Borrower and/or Guarantor, shall be limited as set out in paragraph (b) above.
Section 7.16 Luxembourg Guarantor. The obligations and liabilities of a Luxembourg Guarantor under Article VII (Guarantee) of this Agreement and the Secured Obligations secured by the Collateral granted by such Luxembourg Guarantor pursuant to the Loan Documents shall at no time, in the aggregate, exceed an amount equal to the maximum financial capacity of such Luxembourg Guarantor, such maximum financial capacity being limited to ninety-five percent (95%) of the net Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law of 19th December 2002 on the commercial register and annual accounts, where the capitaux propres mean the shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profit and losses carried forward, investment subsidies and regulated provisions) of such Luxembourg Guarantor as shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Luxembourg Guarantor and certified by the statutory auditor as the case may be or as applicable its external auditor (“réviseur d’entreprises”), if required by law; provided that these restrictions shall not apply to the extent of (i) the total payment obligations of such Luxembourg Guarantor’s Subsidiaries under the Loan Documents; and (ii) the payment obligations of any Loan Party where that Loan Party is not a subsidiary of the Luxembourg Guarantor, up to an amount equal to the amounts borrowed (directly or indirectly) by way of intra-group loans from such Loan Party by such Luxembourg Guarantor or such Luxembourg Guarantor’s Subsidiaries. The obligations and liabilities of a Luxembourg Guarantor under Article VII (Guarantee) of this Agreement shall not include any obligation which, if incurred, would constitute either (a) a misuse of corporate assets as defined under Article 171-1 of the Luxembourg Company Act of August 10, 1915, as amended from time to time, (the “Luxembourg Company Act”) or (b) financial assistance.

ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or which is contained in any certificate furnished by or on behalf of a Loan Party pursuant to this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in (x) Section 5.02(a), Section 5.03(a), Section 5.08, Section 5.16 or ARTICLE VI or (y) Section 5.04(a) or Section 5.04(b) (provided that in the case of defaults under Sections 5.04(a) or (b) which do not impair in any material respect the insurance coverage maintained on the Collateral or the Companies’ assets taken as a whole, then such default will not constitute an Event of Default unless such default has continued unremedied for a period of three (3) Business Days;
     (e) (i) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (other than Section 5.02(a)), and such default shall continue unremedied or shall not be waived for a period of five (5) Business Days after written notice thereof from the Administrative Agent or any Lender to the Borrower, or (ii) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b), (d) or (e)(i) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

     (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, other than in the case of the Revolving Credit Agreement, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate Dollar Equivalent amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $100,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Material Subsidiary, or of a substantial part of the property of any Loan Party or Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership, reorganization or other Debtor Relief Law, including any proceeding under applicable corporate law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; or (iii) the winding-up, liquidation or examination of any Loan Party or Material Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or other Debtor Relief Law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its insolvency or inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; (viii) wind up or liquidate (except in accordance with Section 6.05) or put into examination, or (ix) take any step with a view to a moratorium or a composition or similar arrangement with any creditors of any Loan Party or Material Subsidiary, or a moratorium is declared or instituted in respect of the indebtedness of any Loan Party or Material Subsidiary;

     (i) one or more judgments, orders or decrees for the payment of money in an aggregate Dollar Equivalent amount in excess of $100,000,000, to the extent not covered by insurance or supported by a letter of credit or appeal bonds posted in cash, shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
     (j) one or more ERISA Events or noncompliance with respect to Foreign Plans or Compensation Plans shall have occurred that, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans or Compensation Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect;
     (k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected First Priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document) in favor of the Collateral Agent, or shall be asserted by the Borrower or any other Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement, the Intercreditor Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
     (m) there shall have occurred a Change in Control;
     (n) the Intercreditor Agreement or any material provision thereof shall cease to be in full force or effect other than (i) as expressly permitted hereunder or thereunder, (ii) by a consensual termination or modification thereof agreed to by the Agent party thereto, the Revolving Credit Agents party thereto and all other creditors of the Borrower and its Restricted Subsidiaries (or any trustee, agent or representative acting on their behalf) that is a party thereto, or (iii) as a result of satisfaction in full of the obligations under the Revolving Credit Loan Documents, the Additional Senior Secured Indebtedness Documents (if any), the Junior Secured Indebtedness (if any) and any other Material Indebtedness subject to the terms of the Intercreditor Agreement; or

     (o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;
then, and in every such event (other than an event with respect to any Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Loan Party described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant Section 11.02, then upon the written consent of the Required Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
Section 8.03 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by any of the Agents in respect of any sale of, collection from or other realization upon all or any part of the Collateral, whether pursuant to the exercise by the Collateral Agent of its remedies or otherwise (including any payments received with respect to adequate protection payments or other distributions relating to the Obligations during the pendency of any reorganization or proceeding under any Debtor Relief Law) after an Event of Default has occurred and is continuing or after the acceleration of the Obligations, shall be applied, in full or in part, together with any other sums then held by the Agents or any Receiver pursuant to this Agreement, promptly by the Agents or any Receiver as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Agents or any Receiver and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Agents or any Receiver in connection therewith, and all amounts for which the Agents or any Receiver are entitled to indemnification or reimbursement pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including any compensation payable to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations which are then due and owing (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing with respect to such Obligations;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations and any interest accrued thereon and any remaining Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing; and
     (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
     In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
     Notwithstanding the foregoing, Obligations arising under Hedging Agreements constituting Secured Obligations shall be excluded from the application described above if the

Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Hedge Provider. Each Secured Hedge Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.
Section 8.04 Borrower’s Right to Cure.
     (a) Notwithstanding anything to the contrary contained in Section 8.01, in the event the Borrower fails to comply with the Financial Performance Covenant with respect to a period of four consecutive fiscal quarters, then at any time after the end of the last fiscal quarter (the “Cure Amount”) of such period of four consecutive fiscal quarters until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, any Specified Holder may make a Specified Equity Contribution to Holdings, and Holdings shall immediately contribute such amount to the Borrower. The Borrower may apply the amount of the Net Cash Proceeds thereof received by the Borrower to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary for purposes of complying (by addition to Consolidated EBITDA) with the Financial Performance Covenant for such period. The parties hereby acknowledge and agree that notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 8.04(a) (and any Specified Equity Contribution or the proceeds thereof) may not be relied on for purposes of calculating any financial ratios (other than as applicable to the Financial Performance Covenant for purposes of increasing Consolidated EBITDA as provided herein) or any available basket or thresholds under this Agreement and shall not result in any adjustment to any amounts or calculations other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.
     (b) The parties hereto agree that (i) in each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Specified Equity Contribution is made, (ii) during the term of this Agreement, no more than four Specified Equity Contributions will be made, and (iii) the cash contributed or received pursuant to such Specified Equity Contribution (A) shall be disregarded for any purpose other than increasing Consolidated EBITDA solely for the purposes of measuring the Financial Performance Covenant (and, for the avoidance of doubt, such cash shall not constitute “cash and Cash Equivalents” or Unrestricted Cash for purposes of the definition of “Consolidated Total Net Debt” and shall not increase Consolidated EBITDA for the purpose of determining compliance with the Financial Performance Covenant on a Pro Forma Basis in determining whether another transaction will be permitted) and (B) for purposes of calculating the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Financial Performance Covenant, shall not be deemed to reduce any Indebtedness or other obligations of the Loan Parties that would otherwise be included in the definition of “Consolidated Total Net Debt” (except, with respect to periods after the fiscal quarter with respect to which such Equity Issuance is made, to the extent such Specified Equity Contribution is applied to repay Indebtedness).
ARTICLE IX
[INTENTIONALLY OMITTED]
ARTICLE X
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
Section 10.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
Section 10.02 Rights as a Lender. Each person serving an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Loan Party, or any Subsidiary or other Affiliate thereof, as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.03 Exculpatory Provisions.
     (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
          (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
          (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or other Loan Party or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
     (b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 11.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower or a Lender.
     (c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 10.04 Reliance by the Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower or other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by tsuch Agent, including a sub-agent which is a non-U.S. affiliate of such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 10.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) for the Administrative Agent, shall be a commercial bank or other financial institution having assets in excess of $1,000,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE X and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.08 No Other Duties, etc. Notwithstanding anything to the contrary contained herein, none of the Bookrunners, Arrangers, Syndication Agent, or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or as a Lender hereunder.
Section 10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the any Agent shall have made any demand on the Borrower or any Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Secured Parties and the Agents hereunder) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents hereunder. Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party to authorize any Agent to vote in respect of the claim of any Secured Party in any such proceeding.
Section 10.10 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agents to enter into this Agreement and the other Loan Documents, including the Intercreditor Agreement and to perform their obligations thereunder. Each Lender agrees that any action taken by the Agents or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, including the Intercreditor Agreement, and the exercise by the Agents or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
Section 10.11 Release. Each Lender and each Issuer hereby releases each Agent acting on its behalf pursuant to the terms of this Agreement or any other Loan Document from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction on self-dealing).
Section 10.12 Acknowledgment of Security Trust Deed. Each Secured Party acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the “Transaction Security” (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.
Section 10.13 Secured Hedging Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Secured Hedge Provider that obtains the benefits of Section 8.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations owing to Secured Hedge Providers unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from the applicable Secured Hedge Provider.

ARTICLE XI
MISCELLANEOUS
Section 11.01 Notices.
     (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
          (i) if to any Loan Party, to the Borrower at:
Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Randal P. Miller
Telecopier No.: 404-760-0124
Email: randy.miller@novelis.com
          with a copy to:
Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Leslie J. Parrette, Jr.
Telecopier No.: 404-760-0137
Email: les.parrette@novelis.com
and
Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: F. William Reindel
Telecopier No.: 212-859-4000
Email: f.william.reindel@friedfrank.com
          (ii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower); and
          (iii) if to the Administrative Agent or the Collateral Agent, to it at:

Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103
Attention: Bridgett Manduk
Telecopier No.: 415-503-5011
Email: bridgett.manduk@baml.com
          with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attention: David C. Reamer
Telecopier No.: (213) 687-5600
Phone No.: (213) 687-5000
Notices and other communication sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Any party hereto (other than a Lender) may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at                   @                  . com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require. Nothing in this Section 11.01(d) shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
     To the extent consented to by the Administrative Agent from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate and an executed copy (which may be by pdf or similar electronic transmission) of each notice or request of the type described in clauses (i) through (iv) of paragraph (d) above required to be delivered hereunder.
     Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS

PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS (AS DEFINED BELOW) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     Each Loan Party further agrees and acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Borrower and each other Loan Party hereby agree that it will use commercially reasonable efforts to identify that portion of the materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials hereunder “PUBLIC,” the Loan Parties shall be deemed to have authorized the Arrangers, the Bookrunners, the Agents and the Lenders to treat such materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, the other Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such materials constitute Information, they shall be treated as set forth in Section 11.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agents, the Bookrunners and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the

Platform and that may contain material non-public information with respect to the Borrower, the other Loan Parties or their respective securities for purposes of United States Federal or state securities laws.
     (e) Reliance by the Administrative Agent, the Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.02 Waivers; Cumulative Remedies; Amendment.
     (a) Waivers; Cumulative Remedies. No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
     (b) Required Consents. Subject to the terms of the Intercreditor Agreement and to Section 11.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (or, in the case of any applicable Security Document, the Collateral Agent) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
          (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification relating to the calculation of the Total Net Leverage Ratio will not constitute a reduction in the rate of interest);
          (iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan under Section 2.09, (B) postpone the date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c) (it being understood that any amendment or modification relating to the calculation of the Total Net Leverage Ratio will not constitute a change the amount of interest)), or (D) postpone the scheduled date of expiration of any Commitment without the written consent of each Lender directly affected thereby;
          (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
          (v) permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (provided that the Permitted Holdings Amalgamation shall not constitute an assignment or delegation by the Borrower of its rights or obligations under the Loan Documents);
          (vi) except pursuant to the Intercreditor Agreement, release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantees (except as expressly provided in this Agreement or as otherwise expressly provided by any such Guarantee), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

     (vii) except pursuant to the Intercreditor Agreement or the express terms hereof, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of a material portion of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Indebtedness consented to by the Required Lenders and additional Loans pursuant to Section 2.23 or Section 2.24 and Additional Senior Secured Indebtedness or Permitted First Priority Refinancing Debt may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);
     (viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby (it being understood that additional Indebtedness consented to by the Required Lenders and additional Loans pursuant to Section 2.23 and Section 2.24 may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents and may share payments and setoffs ratably with other Loans);
     (ix) change any provision of this Section 11.02(b), (c), or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Indebtedness consented to by the Required Lenders and additional Loans pursuant to Section 2.23 and Section 2.24);
     (x) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
     (xi) amend, modify or waive any provision of: (A) Section 2.1 of the Intercreditor Agreement to the extent such amendment, modification or waiver would adversely affect the priority of the Liens on the Collateral held by the Collateral Agent for the benefit of the Secured Parties or (B) Section 6.3 of the Intercreditor Agreement in a manner that adversely affects the priority of payments of Collateral proceeds, in each case without the written consent of each affected Lender; provided that this clause (xi) shall not apply to amending, modifying or waiving any provision of Section 2.1 or 6.3 of the Intercreditor Agreement in order to (1) give effect to any additional Indebtedness, including the designation of any such Indebtedness as Pari Passu Debt (as defined in the Intercreditor Agreement), Subordinated Lien Debt (as defined in the Intercreditor Agreement) or Indebtedness under any Revolving Credit Loan Document and the granting of security interests to the holders of such Pari Passu Debt, Subordinated Lien Debt or Indebtedness under any Revolving Credit Loan Document in the Collateral to secure the obligations under such Pari Passu Debt, Subordinated Lien Debt or Indebtedness under any Revolving Credit Loan Document that is permitted pursuant to Section 6.01 hereof (or would be permitted pursuant to an amendment, modification or waiver of this Agreement that is otherwise permitted by this Section 11.02) or (2) to enable any other Indebtedness to constitute Pari Passu Debt, Subordinated Lien Debt or Indebtedness under any Revolving Credit Loan Document to the extent not prohibited by this Agreement; and
     (xii) change or waive any provision of ARTICLE X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
provided, further, that
     (1) any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent, the Administrative Agent, the Revolving Credit Collateral Agent and the Revolving Credit Administrative Agent (in each case, with the consent of the Required Lenders but without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents); and
     (2) upon the effectiveness of any Refinancing Amendment or any Incremental Term Loan Commitment or any Incremental Term Loan, the Administrative Agent, the Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness or Incremental Term Loan Commitment may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness or Incremental Term Loans incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments and any

Incremental Term Loan Commitments or Incremental Term Loans, as applicable). The Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any Refinancing Amendment;
provided, further, that, notwithstanding anything to the contrary contained herein, each Agent is hereby authorized by each Lender to enter into any amendment to or modification of the Intercreditor Agreement or the Security Documents in connection with the issuance or incurrence of Pari Passu Secured Obligations or Subordinated Lien Secured Obligations (each as defined under the Intercreditor Agreement) or any Permitted Revolving Credit Facility Refinancings, solely to the extent necessary to effect such amendments as may be necessary or appropriate, in the reasonable opinion of such Agent, in connection with any such issuance or incurrence expressly permitted hereunder, so long as such amendment or modification does not adversely affect the rights of any Lender (it being understood that allowing Pari Passu Secured Obligations, Subordinated Lien Secured Obligations and Permitted Revolving Credit Facility Refinancings to be secured by Collateral on the terms set forth in the Intercreditor Agreement will not be deemed to adversely affect the rights of any Lender);
and provided, further, that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the principal owed to such Lender reduced or this proviso amended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     (c) Collateral. Without the consent of any other person, the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Security Document (subject to the consent of the Loan Parties party thereto except as otherwise provided in such Security Document) or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
     (d) Dissenting Lenders. If, in connection with any proposed change, waiver, consent, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, upon notice by the Borrower to such Lender and the Administrative Agent, to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, consent, discharge or termination. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
     (e) Holdings Amalgamation and Increased Commitments. Notwithstanding the foregoing, the Administrative Agent and the Borrower (without the consent of any Lenders) may amend or amend and restate this Agreement and the other Loan Documents if necessary or advisable in connection with or to effectuate (i) the Permitted Holdings Amalgamation and (ii) any additional Loans contemplated by Section 2.23 and Section 2.24.
     (f) Loan Modification Offers.
     (i) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans of such Affected Class as to which such Lender’s acceptance has been made.
     (ii) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 11.02 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01.
     (iii) “Permitted Amendments” shall be (A) an extension of the final maturity date of the applicable Loans of the Accepting Lenders (provided that such extensions may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent), (B) a reduction, elimination or extension, of the scheduled amortization of the applicable Loans of the Accepting Lenders, (C) a change in rate of interest (including a change to the Applicable Margin and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement), and (D) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A) to (C) of this Section 11.02(g).
Section 11.03 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay or cause the applicable Loan Party to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Bookrunners, the Syndication Agent, the Co-Documentation Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary transaction counsel (plus local counsel in each applicable jurisdiction) for the Administrative Agent and/or the Collateral Agent, all fees and time charges for attorneys who may be employees of the Administrative Agent and/or Collateral Agent, expenses incurred in connection with due diligence, inventory appraisal and collateral audit and reporting fees, travel, courier, reproduction, printing and delivery expenses, and the obtaining and maintaining of CUSIP numbers for the Loans) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents, or in connection with any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Receiver (including the fees, charges and disbursements of one primary counsel (plus local or special counsel in each applicable jurisdiction) for the Administrative Agent and/or the Collateral Agent (and all fees and time charges for attorneys who may be employees of the Administrative Agent and/or the Collateral Agent) and one primary counsel (plus local or special counsel in each applicable jurisdiction) for the Lenders, and one primary counsel (plus local or special counsel in each applicable jurisdiction) for any Receiver), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.03, (B) in enforcing, preserving and protecting, or attempting to enforce, preserve or protect its interests in the Collateral or (C) in connection with the Loans issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.
     (b) Indemnification by Borrower. Each Loan Party shall indemnify each Agent (and any sub-agent thereof), each Lender and Receiver, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE LOAN PARTIES, AND THE LOAN PARTIES AGREE, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH

INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.
     (c) Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 11.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any Receiver or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent)such Receiver or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or the Receiver, in each case, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent)or the Receiver in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14(g). For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Term Loans and unused Commitments of all Lenders at the time (or if the Term Loans have been repaid in full and the Commitments have been terminated, based upon its share of the Term Loans immediately prior to such repayment).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefore accompanied by reasonable particulars of amounts due.
     (f) Survival. The agreements in this Section shall survive the resignation of either or both of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations
Section 11.04 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may (except as a result of a transaction expressly permitted by Section 6.05(c) or 6.05(e)) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 11.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by the Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or their Affiliates up to 45 days after the Closing Date or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall be an integral multiple of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01 (a), (b), (g) or (h) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) and, with respect to the Borrower, such consent shall be deemed given if no objection is made by the Borrower within five Business Days after notice of the proposed assignment; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of any such assignments by the Arrangers or the Bookrunners or their respective Affiliates) a processing and recordation fee of $3,500 (provided that only one such fee shall be imposed in the case of simultaneous assignments by related Approved Funds or Affiliates of the assigning Lender), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
     (iv) Auction Purchases. Each Lender acknowledges that the Borrower is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time pursuant to a Dutch Auction in accordance with the terms of this Agreement (including, without limitation, Section 11.04 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” and the following limitations:
               (A) in connection with each Purchase Notice and each Auction Purchase, the Borrower represents and warrants, as of the date of each Purchase Notice and the effective date of any Auction Purchase, to the Administrative Agent and each Lender that the Borrower is not in possession of any information with respect to the Loan Parties, their Subsidiaries and Affiliates of the foregoing and their respective securities or any of the Obligations that (x) has not been disclosed by or on behalf of the Loan Parties either (1) publicly, (2) to Lenders generally or (3) otherwise been posted to that portion of the Intralinks site for the Loans that has been designated for “private-side” Lenders and (y) would reasonably be expected to have a material effect on the market price of the Loans or otherwise be material with respect to the Loan Parties for purposes of United States federal and state securities laws;

          (B) the Borrower agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall the Borrower be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to the Borrower shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) the Borrower shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by the Borrower shall be automatically cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including, without limitation, Section 11.04 hereof);
          (C) at the time the Borrower is making purchases of Loans pursuant to a Dutch Auction it shall enter into an agreement with the Administrative Agent for the benefit of the Administrative Agent and Lenders, setting forth the agreements, representations and warranties set forth in this paragraph (iii) that are applicable to it, in a manner reasonably satisfactory to the Administrative Agent;
          (D) immediately upon the effectiveness of each Auction Purchase, a Cancellation (it being understood that such cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase for no consideration, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and
          (E) at the time of such Purchase Notice and Auction Purchase, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) no proceeds of Revolving Credit Loans are used to consummate the Auction Purchase.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 7.10 and Section 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.04. In the event of a transfer by novation of all or part of its rights and obligations under this Agreement by a Lender, such Lender expressly reserves the rights, powers, privileges and actions that it enjoys under any Security Documents governed by French law in favor of its Eligible Assignee, in accordance with the provisions of article 1278 et seq. of the French Code civil.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall, at all times at the Administrative Agent’s Office, while any Loans are outstanding, maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain in the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Collateral Agent, the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 11.04(c) are intended to result in any and all Loans being in “registered form” for purposes of Section 871, Section 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any person (other than a natural person, a Defaulting Lender or the Borrower, any of the Borrower’s or any other Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Loan Party, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.13, Section 2.15, Section 2.16 and Section 7.10 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to such Section 2.14 as though it were a Lender.
     (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12, Section 2.13, Section 2.15, Section 2.16 and Section 7.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.14, Section 2.15, Section 2.16 and ARTICLE X and Section 11.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent, the Bookrunners or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 11.08 Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF

THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (C) WAIVER OF VENUE. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.09(B). EACH FRENCH GUARANTOR AND EACH OTHER FRENCH SUBSIDIARY HEREBY WAIVES THE BENEFIT OF THE PROVISIONS OF ARTICLE 14 OF THE FRENCH CODE CIVIL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (D) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER, E-MAIL OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 11.01. EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CSC CORPORATION, 1180 AVE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK, 10036 (TELEPHONE NO: 212-299-5600) (TELECOPY NO: 212-299-5656) (ELECTRONIC MAIL ADDRESS: MWIENER@CSCINFO.COM)] (THE “PROCESS AGENT”), IN THE CASE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS

AGREEMENT OR ANY LOAN DOCUMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.
SECTION 11.10 WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 11.12 Treatment of Certain Information; Confidentiality. Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective Lender, or prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of the Borrower or the applicable Loan Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. For purposes of this Section, “Information” shall mean all information received from a Loan Party or any of its Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of their Subsidiaries, provided that, in the case of information received from any Loan Party or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
Section 11.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name, address and tax identification number of the Borrower and the other Loan Parties and other information regarding the Borrower and the other Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.
Section 11.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 11.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
Section 11.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
     (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

     (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
     (d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
     (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
     (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
Section 11.17 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, on the one hand, and the Security Documents, on the other hand, the terms of the Intercreditor Agreement shall govern and control.
Section 11.18 Judgment Currency.
     (a) Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the spot selling rate at which the Administrative Agent (or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) offers to sell such Judgment Currency for the Obligation Currency in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later (such date of determination of such spot selling rate, being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining any rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
     Section 11.19 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, any of the Administrative Agent and the Collateral Agent, as the relevant Loan Document may provide, in accordance with the terms of the Loan Documents; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent and the Collateral Agent, as the case may be) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with the terms hereof (subject to Section 2.14), (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy, insolvency or Debtor Relief Law or (d) any Person authorized under the Intercreditor Agreement to exercise rights and remedies with respect to the Collateral; and provided, further, that if at any time there is no person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent regarding the enforcement of rights and remedies under to the Loan Documents and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 11.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Bookrunners and the Arrangers are arm’s-length commercial transactions between the Borrower and each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Bookrunners and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent, and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent, the Bookrunners nor the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Bookrunners and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, the Bookrunners nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Bookrunners and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.21 Abstract Acknowledgment of Indebtedness and Joint Creditorship.
     (a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally agrees and covenants with the Collateral Agent by way of an abstract acknowledgment of indebtedness (abstraktes Schuldversprechen) that it owes to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties, sums equal to, and in the currency of, each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents relating to any Secured Obligations, as and when that amount falls due for payment under the relevant Secured Debt Agreement or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve its entitlement to be paid that amount.
     (b) Each Loan Party undertakes to pay to the Collateral Agent upon first written demand the amount payable by such Loan Party to each of the Secured Parties under each of the Secured Debt Agreements as such amount has become due and payable.
     (c) The Collateral Agent has the independent right to demand and receive full or partial payment of the amounts payable by each Loan Party under this Section 11.21, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured

Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve their entitlement to be paid those amounts.
     (d) Any amount due and payable by a Loan Party to the Collateral Agent under this Section 11.21 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Secured Debt Agreements and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.21; provided that no Loan Party may consider its obligations towards a Secured Party to be so discharged by virtue of any set-off, counterclaim or similar defense that it may invoke vis-à-vis the Collateral Agent.
     (e) The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Secured Debt Agreements are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.21.
     (f) In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Secured Parties) of all obligations of each Loan Party towards each of the Secured Parties under the Secured Debt Agreements.
Section 11.22 Special Appointment of Collateral Agent for German Security.
     (a) (i) Each Secured Party that is or will become party to this Agreement hereby appoints the Collateral Agent as trustee (Treuhaender) and administrator for the purpose of holding on trust (Treuhand), administering, enforcing and releasing the German Security (as defined below) for the Secured Parties, (ii) the Collateral Agent accepts its appointment as a trustee and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and (iii) the Secured Parties, the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.
     (b) To the extent possible, the Collateral Agent shall hold and administer any German Security which is security assigned, transferred or pledged under German law to it as a trustee for the benefit of the Secured Parties, where “German Security” shall mean the assets which are the subject of a security document which is governed by German law.
     (c) Each Secured Party hereby authorizes and instructs the Collateral Agent (with the right of sub delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Secured Parties. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.
     (d) The Secured Parties and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgment of indebtedness pursuant to this Section 11.22 and all proceeds held by the Collateral Agent pursuant to or in connection with such abstract acknowledgment of indebtedness are held by the Collateral Agent with effect from the date of such abstract acknowledgment of indebtedness in trust for the Secured Parties and will be administered in accordance with the Loan Documents. The Secured Parties and the Collateral Agent agree further that the respective Loan Party’s obligations under such abstract acknowledgment of indebtedness shall not increase the total amount of the Secured Obligations (as defined in the respective agreement governing German Security) and shall not result in any additional liability of any of the Loan Parties or otherwise prejudice the rights of any of the Loan Parties. Accordingly, payment of the obligations under such abstract acknowledgment of indebtedness shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.
Section 11.23 Special Appointment of Collateral Agent in Relation to South Korea.
     (a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount.
     (b) The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 11.23, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.
     (c) Any amount due and payable by a Loan Party to the Collateral Agent under this Section 11.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.23.

     (d) Subject to paragraph (c) above, the rights of the Secured Parties (in each case, other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.23.
     (e) The Administrative Agent and the Collateral Agent are authorized to enter into consents to any lock-up or listing agreement required by any applicable rule or regulation in connection with any listing or offering of Equity Interests in NKL and may consent to such Equity Interests being held by a depositary or securities intermediary; provided, that the Collateral Agent’s Liens in the Equity Interests of NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., are not impaired.
Section 11.24 Special Appointment of Collateral Agent in Relation to France.
     (a) Notwithstanding any other provision of this Agreement, each French Guarantor hereby irrevocably and unconditionally undertakes insofar as necessary, in advance, to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such French Guarantor to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps to preserve its entitlement to be paid that amount (such payment undertakings, obligations and liabilities which are the result thereof, hereinafter referred to as the “Parallel Debt”).
     (b) The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each French Guarantor under this Section 11.24, irrespective of any discharge of such French Guarantor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps to preserve their entitlement to be paid those amounts.
     (c) Any amount due and payable by a French Guarantor to the Collateral Agent under this Section 11.24 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a French Guarantor to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.24.
     (d) The Collateral Agent shall apply any amounts received in payment of any Parallel Debt in accordance with the terms and conditions of this Agreement governing the application of proceeds in payment of any Secured Obligations.

     (e) The rights of the Secured Parties (other than any Parallel Debt) to receive payment of amounts payable by each French Guarantor under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.24.
     Section 11.25 Swiss Tax Ruling. The Borrower shall obtain subsequent to the Closing Date (but within a reasonable time frame) (a) a ruling from the Wallis cantonal tax authority confirming that the payment of Interests under this Agreement shall not be subject to federal, cantonal, and municipal direct taxes levied at source in Switzerland as per Article 51 § 1 lit. d and Article 94 of the Swiss Federal Direct Tax Act of December 14, 1990 and as per Article 21 § 2 lit. a and Article 35 § lit. e of the Swiss Federal Harmonization Direct Tax Act of December 14, 1990, and (b) a ruling from the Zurich cantonal tax authority confirming that the aforesaid direct taxes levied at source may be solely ruled with the Canton where the Swiss real estate is located. In the event that the aforementioned confirmation is not granted, the Borrower further acknowledges that the gross-up mechanism provided for under Section 2.15 shall apply with respect to any such direct taxes levied at source.
Section 11.26 Designation of Collateral Agent under Civil Code of Quebec. Each of the parties hereto (including each Lender, acting for itself and on behalf of each of its Affiliates which are or become Secured Parties from time to time) confirms the appointment and designation of the Collateral Agent (or any successor thereto) as the person holding the power of attorney (fondé de pouvoir) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of the hypothecary security to be granted by the Loan Parties or any one of them under the laws of the Province of Québec and, in such capacity, the Collateral Agent shall hold the hypothecs granted under the laws of the Province of Québec as such fondé de pouvoir in the exercise of the rights conferred thereunder. The execution by the Collateral Agent in its capacity as fondé de pouvoir prior to the date hereof of any document creating or evidencing any such hypothecs is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the Act respecting the special powers of legal persons (Québec), the Collateral Agent may acquire and be the holder of any of the bonds secured by any such hypothec. Each future Secured Party, whether a Lender or any other holder of any Secured Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become Secured Parties from time to time) the appointment of the Collateral Agent as fondé de pouvoir.
Section 11.27 Maximum Liability. Subject to Section 7.08 and Sections 7.11 through 7.16, it is the desire and intent of (i) each Loan Party and the Lenders, that, in each case, the liability of such Loan Party shall be enforced against such Loan Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. If, however, and to the extent that, the obligations of any Loan Party under any Loan Document shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers), then the amount of such Loan Party’s obligations (in the case of any invalidity or unenforceability with respect such Loan Party’s obligations) under the Loan Documents shall be deemed to be reduced and such Loan Party shall pay the maximum amount of the Secured Obligations which would be permissible under applicable law; provided that any guarantees of any such obligations that are subject to deemed reduction pursuant to this Section 11.27 shall, to the fullest extent permitted by applicable Requirements of Law, be absolute and unconditional in respect of the full amount of such obligations without giving effect to any such deemed reduction.
Section 11.28 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
     Section 11.29 Collateral Matters. The Lenders irrevocably agree:
     (a) that the Collateral Agent is authorized to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document, (i) at the time the property subject to such Lien is sold as part of or in connection with any Asset Sale permitted under Section 6.06 to any Person other than a Loan Party (provided that no Lien shall be released in any Series of Cash Neutral Transactions) (or, if such transferee is a Loan Party, the Collateral Agent is authorized to release such Lien on such asset in connection with the transfer so long as (w) the transferee grants a new Lien to the Collateral Agent on such asset substantially concurrently with the transfer of such asset, (x) the transfer is between parties organized under the laws of different countries, (y) the priority of the new Lien is the same as that of the original Lien and (z) the Liens on such property held by or on behalf of the holders of Indebtedness under the Revolving Credit Loan Documents or any Permitted Revolving Credit Facility Refinancing, Permitted First Priority Refinancing Debt, Permitted Secured Priority Refinancing Debt, Additional Senior Secured Indebtedness and Junior Secured Indebtedness are also released), (ii) subject to Section 11.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other number of Lenders whose consent is required under Section 11.02), (iii) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 7.09 or (iv) upon termination of all Commitments and the repayment in full of all outstanding principal and accrued interest with respect to the Loans, all Fees and other Obligations; and
     (b) to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i), to the extent required by the terms of the obligations secured by such Liens;
Each Lender irrevocably authorizes the Collateral Agent to, at the Borrower’s expense, execute and deliver documents to authorize the release or subordination of such items of Collateral from the Liens granted under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 11.29.
Section 11.30 Electronic Execution of Assignments and Certain other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and

Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.31 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NOVELIS INC., as the Borrower
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title

NOVELIS CORPORATION, as U.S. Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS PAE CORPORATION, as U.S. Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title

NOVELIS BRAND LLC, as U.S. Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC, as U.S. Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

ALUMINUM UPSTREAM HOLDINGS LLC, as U.S. Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS ACQUISITIONS LLC, as U.S. Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS NORTH AMERICA HOLDINGS INC., as U.S. Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS UK LTD, as U.K. Guarantor
By:	/s/ Randal P. Miller
	Name	Randal P. Miller
Title:

NOVELIS SERVICES LIMITED, as U.K. Guarantor
By:	/s/ Randal P. Miller
	Name	Randal P. Miller
Title:

NOVELIS AG, as Swiss Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS CAST HOUSE TECHNOLOGY LTD., as Canadian Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

AV METALS INC., as Canadian Gurantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller

4260848 CANADA INC., as Canadian Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

4260856 CANADA INC., as Canadian Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP, as Canadian Guarantor,
By: Its:	4260848 CANADA INC. General Partner

By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

NOVELIS EUROPE HOLDINGS LIMITED, as U.K. Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS SWITZERLAND SA, as Swiss Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS TECHNOLOGY AG, as Swiss Guarantor
By:	/s/ Randal P. Miller
	Name	Randal P. Miller
Title:

NOVELIS DEUTSCHLAND GMBH, as German Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS MADEIRA UNIPESSOAL, LDA, as Madeira Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS PAE S.A.S., as French Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS LUXEMBOURG S.A., as Luxembourg Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS DO BRASIL LTDA., as Brazilian Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

Present when the Common Seal of NOVELIS ALUMINIUM HOLDING COMPANY, As Irish Guarantor, was hereunto affixed in the presence of:

Name:	Randal P. Miller
Title:

Name:	Nina Mansoori
Title:	Witness

Bank of America, as Administrative Agent and Collateral Agent
By:	/s/ Christopher Kelly Wall
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Annex I
Amortization Table

Date	Term Loan Amount
March 31, 2011	$3,750,000
June 30, 2011	$3,750,000
September 30, 2011	$3,750,000
December 31, 2011	$3,750,000
March 31, 2012	$3,750,000
June 30, 2012	$3,750,000
September 30, 2012	$3,750,000
December 31, 2012	$3,750,000
March 31, 2013	$3,750,000
June 30, 2013	$3,750,000
September 30, 2013	$3,750,000
December 31, 2013	$3,750,000
March 31, 2014	$3,750,000
June 30, 2014	$3,750,000
September 30, 2014	$3,750,000
December 31, 2014	$3,750,000
March 31, 2015	$3,750,000
June 30, 2015	$3,750,000
September 30, 2015	$3,750,000
December 31, 2015	$3,750,000
March 31, 2016	$3,750,000
June 30, 2016	$3,750,000
September 30, 2016	$3,750,000
Original Maturity Date	Remaining outstanding principal

Schedule 1.01(a)
Refinancing Indebtedness to be Repaid

Company	Description	Bank Name	Issue Date	Due Date	Amount
Novelis Inc.	7.25% Notes	N/A	February 3, 2005	February 3, 2015	US$	1,049,363,000
	11.5% Notes	N/A	August 11, 2009	February 15, 2015	US$	185,000,000
	Term Loan	UBS AG as agent	July 6, 2007	July 6,2014	US$	290,587,980
Novelis Corporation	Term Loan	UBS AG as agent	July 6, 2007	July 6, 2014	US$	855,695,250
	Asset Based Loan	Bank of America,	July 6, 2007	July 6, 2014	US$	[ ]
		N.A. as agent

Schedule 1.01(b)

Subsidiary Guarantors
Canada
•	4260848 Canada Inc.

•	4260856 Canada Inc.

•	Novelis Cast House Technology Ltd.

•	Novelis No. 1 Limited Partnership
United States
•	Aluminum Upstream Holdings LLC

•	Novelis Acquisitions LLC

•	Novelis Brand LLC

•	Novelis Corporation

•	Novelis North America Holdings Inc.

•	Novelis PAE Corporation

•	Novelis South America Holdings LLC
United Kingdom
•	Novelis Europe Holdings Limited

•	Novelis Services Limited

•	Novelis UK Ltd
Switzerland

•	Novelis AG

•	Novelis Switzerland SA

•	Novelis Technology AG
Ireland
•	Novelis Aluminium Holding Company
Germany
•	Novelis Deutschland GmbH
Brazil

•	Novelis do Brasil Ltda.
Portugal (Madeira)
•	Novelis Madeira, Unipessoal, Lda
Luxembourg
•	Novelis Luxembourg S.A.
France
•	Novelis PAE S.A.S.

Schedule 1.01(c)
Excluded Collateral Subsidiaries
United States
•	Eurofoil, Inc.
Germany
•	Novelis Aluminum Beteiligungs GmbH
Brazil
•	Albrasilis Aluminio do Brasil Indústria e Comércio Ltda.
France
•	Novelis Foil France SAS

•	Novelis Laminés France SAS
Malaysia
•	Al Dotcom Sdn Berhad

•	Alcom Nikkei Specialty Coatings Sdn Berhad
India
•	Novelis (India) Infotech Ltd.
Belgium
•	Novelis Belgique SA

•	Novelis Benelux N.V.
Mexico
•	Novelis de Mexico, S.A. de C.V.
Italy
•	Novelis Italia SpA

Schedule l.01(d)
Existing Secured Hedge Providers
BACHE COMMODITIES LTD.
Banco Bradesco S.A.
BANCO BRASIL
Banco Espirito Santo
Banco Itau S.A.
BANCO SAFRA SA
Barclays Bank Plc
Bayerische Landesbank (Bayern LB Munich)
BNP Paribas
Citibank S.A.
Citibank Canada
Citibank N.A.
Citigroup Inc
Commerzbank Aktiengesellschaft (COMMERZBANK AG)
Credit Suisse International
HSBC Bank USA, NA
HSBC BRAZIL
HSBC Holdings Plc
JP Morgan Chase Bank, NA
Koch Metals Trading Limited
Landesbank Baden-Wueerttemberg
MF GLOBAL UK Ltd.
Morgan Stanley Capital Group Inc.
Morgan Stanley Capital Inc.
Morgan Stanley Capital Services Inc.
Natixis Commodity Markets Ltd.
Royal Bank of Canada
Royal Bank of Scotland Group Plc
Sithe Independence Power Partners (Dynegy)
Societe Generale
Standard Bank Plc
UBS AG
UNIBANCO — Uniao de Bancos Brasileiros SA
Zurcher Kantonalbank

Schedule 1.01(e)
Administrative Agent Office
The Administrative Agent Office shall be located at 1455 Market Street, San Francisco, CA 94103 or at such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.
With respect to payments in Dollars, the Administrative Agent’s Account No. at Bank of America, N.A., ABA Routing No.: 026009593, Account Name: Credit Services, Reference: Novelis Inc., or such other account as is specified from time to time by the Administrative Agent in a notice to the Borrower or, in the case of payments by Lenders, notice to the Lenders.

Schedule 1.01(f)
Closing Date Unrestricted Subsidiaries
None.

Schedule 3.06(c)
Violations or Proceedings
None.

Schedule 3.17
Pension Matters
Novelis UK Pension Plan
The Novelis UK Pension Plan is a defined benefit scheme, with currently 451 active members, 926 deferred members and 1099 pensioners. The sponsoring employer is Novelis UK Ltd. On the 1st of January 2006 around 575 Novelis employees who had participated in the British Alcan RILA Plan became active contributing members of the Novelis UK Pension Plan, with 377 (65%) of them electing to keep their past service with the Brirish Alcan RILA Plan. At the same time the Novelis UK Pension Plan was closed to new members with a defined contribution plan being set up for new employees.

Schedule 3.19
Insurance
1) Property Insurance Summary
NAMED INSURED:
• Novelis Inc. and/or its affiliated, subsidiary and associated companies and/or corporations and the Insured’s interest in partnerships and joint ventures as now exist or may hereafter be constituted or acquired and any party in interest which the Insured is responsible to insure.
• Including the Insured’s interest in the following joint ventures:
• Logan Aluminum Inc.
• Aluminum Norf G.m.b.H. (100% for Property Damage / solely Novelis’ ownership interest for Business Interruption)
• Evermore Recycling LLC
PERIOD OF INSURANCE:
From July 1, 2010 to July 1, 2011
Both Dates at 12:01 am standard time at the place where the Property Insured is located.
COVERAGE DETAILS:
Property Insured
All real and personal property of every kind, nature and description except as may hereafter be excluded including but not limited:
• All property in which the Insured has an insurable interest including but not limited to property owned, used, leased or intended for use by the Insured, or hereafter constructed, erected, installed, or acquired. In the event of loss or damage, the Insurers agree to accept and consider the Insured as sole and unconditional owner of improvements and betterments, notwithstanding any contract or leases to the contrary.
• All property of other’s in the Insured’s care, custody and control and / or for which they may be legally liable and / or under an obligation and /or has assumed responsibility to provide insurance.
• All property which is required to be specifically insured by reason of any statute.
Perils Insured
All Risks of direct physical loss or damage by any cause whatsoever, including potline freeze up (smelters), Machinery Breakdown, Earthquake and Flood, to the Property Insured, except as may hereafter be excluded.
LIMITS OF LIABILITY:
US            $750,000,000            EACH AND EVERY OCCURRENCE
Combined for Property Damage, including Machinery Breakdown and Business Interruption excess of the DEDUCTIBLE LEVELS and subject to the following ground-up sub-limits, where applicable, as described below:

GROUND-UP PROGRAM SUB-LIMITS

Contingent Business Interruption and	$200,000,000	each and every occurrence for BI, except
Contingent Extra Expense (Direct Suppliers and/or Customers)	$25,000,000	each and every occurrence for BI emanating from earthquake in the New Madrid zone.

Course of Construction	$100,000,000	each and every occurrence combined for PD & BI including Advance loss of Profits.

Debris Removal	$100,000,000	each and every occurrence for PD or 25% of the loss, whichever is greater.

Decontamination Expenses	$50,000,000	each and every occurrence for PD.

Defense Costs	$5,000,000	each and every occurrence combined for PD & BI.

Demolition and Increased Cost of Construction	$100,000,000	each and every occurrence for PD.

Earthquake	$750,000,000	each and every occurrence combined for PD & BI and in the annual aggregate, except

	$500,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Italy,

	$300,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for China.

	$300,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Mexico.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Chile.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Columbia.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Guam.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Indonesia.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Israel.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Peru.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Portugal.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Taiwan.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Turkey.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Venezuela.

	$50,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for New Madrid (sub-limit does not apply to the Logan facility).

	$50,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Pacific Northwest.

	$50,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Philippines.

	$25,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for California. This sub-limit applies on a cumulative basis for all coverage triggered by earthquake in this zone.

	$25,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Japan. This sub-limit applies on a cumulative basis for all coverage triggered by earthquake in this zone.

	$25,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for New Zealand. This sub-limit applies on a cumulative basis for all coverage triggered by earthquake in this zone.

Expediting Expense	$200,000,000	combined each and every occurrence for PD & BI.

Extra Expense	$200,000,000	combined each and every occurrence for PD & BI.

Fine Arts	$25,000,000	each and every occurrence for PD.

Fire Fighting Expenses	$25,000,000	each and every occurrence for PD.

Flood	$750,000,000	each and every occurrence combined for PD & BI and in the annual aggregate, except

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for properties situated in a 100 year flood plain.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for flood in the Netherlands.

Interruption By Civil or Military Authority	$100,000,000	each and every occurrence for BI or 30 consecutive days, whichever is less.

Interruption of Ingress and/or Egress	$100,000,000	each and every occurrence for BI or 30 consecutive days, whichever is less.

Impounded Water	$100,000,000	each and every occurrence for PD & BI.

Land and Water Contaminant or Pollutant Cleanup, Removal and Disposal	$1,000,000	each and every occurrence for PD.

Leasehold Interest	$100,000,000	each and every occurrence for BI.

Neighbour’s Recourse Liability	$25,000,000	each and every occurrence combined for PD and BI.

Newly Acquired Location	$100,000,000	each and every occurrence combined for PD & BI except;

	$25,000,000	each and every occurrence combined for PD & BI with respect to Named Windstorm.

Non Admitted Tax Liability	$150,000,000	each and every occurrence.

Potline Freeze Up	$100,000,000	each and every occurrence combined for PD and BI.

Recapture of Investment Incentives	$50,000,000	each and every occurrence.

Research & Development	$25,000,000	each and every occurrence combined for PD & BI.

Royalties	$10,000,000	each and every occurrence.

Service Interruption	$200,000,000	each and every occurrence combined for PD & BI, except

	$25,000,000	each and every occurrence combined for PD and BI from interruption emanating from earthquake in the New Madrid zone.

Transit	$25,000,000	each and every occurrence combined for PD & BI.

Transmission and Distribution Lines	$10,000,000	each and every occurrence combined for direct loss causing PD & BI.

Unnamed Location	$100,000,000	each and every occurrence combined for PD & BI except;

	$25,000,000	each and every occurrence combined for PD & BI with respect to Named Windstorm.

DEDUCTIBLE LEVELS:
$5,000,000 each and every occurrence combined for Property Damage, Business Interruption and Machinery Breakdown coverage for locations with insurable values exceeding US $100,000,000.
$2,000,000 each and every occurrence combined for Property Damage, Business Interruption and Machinery Breakdown coverage for locations with insurable values equal to or less than US $100,000,000.
$1,000,000 each and every occurrence combined for Property Damage, Business Interruption and Machinery Breakdown at non-manufacturing locations including offices, outside warehouses and stand-alone Research & Development centers.
If two or more deductibles apply to a single occurrence, the total amount deducted shall not exceed the largest deductible applicable, unless otherwise provided in the Master Policy wording.
BASIS OF VALUATION:
Repair or replacement cost of the damaged or destroyed property as further stipulated in the Master Policy wording.
DIFFERENCE IN CONDITIONS:
Master Policy provides coverage where conditions of the locally integrated and/or non-integrated policies differ from the Master Policy and specifically where the conditions of the Master Policy are broader.
DIFFERENCE IN LIMITS:
Master Policy provides coverage where the difference between the limits of liability stated in any locally integrated and/or non-integrated policies are less than the Master Policy.
TERRITORY:
Worldwide, except no coverage is provided in the following countries:
Afghanistan, Albania, Algeria, Angola, Armenia, Azerbaijan, Bosnia and Herzegovina, Cambodia, Chad, Congo, Cuba, Chechnya, Georgia, Iraq, Iran, Kyrgyszstan, Laos, Lebanon, Liberia, Montenegro, Nigeria, North Korea, Pakistan, Serbia, Somalia, Syria, Tajikhistan, Tchechnia, Turkmenistan, Uzbekistan, and Zaire.
Also, coverage is not provided in any country or region where the U.S. Government prohibits its citizens from conducting commerce or has imposed trade sanctions.
EXCLUSIONS:
     • PROPERTY MORE SPECIFICALLY INSURED UNDER A MARINE IMPORT / EXPORT INSURANCE POLICY
     • AIRCRAFT / WATERCRAFT
     • LAND / WATER

     • LABOUR DISTURBANCES
     • WAR / NUCLEAR DEVICE / REBELLION / SEIZURE BY PUBLIC AUTHORITY / CONTRABAND OR ILLEGAL TRADE
     • NUCLEAR
     • FRAUD
     • WEAR AND TEAR
     • CROPS OR STANDING TIMBER
     • CURRENCY / PRECIOUS METALS
     • OFFSHORE PROPERTY
     • VEHICLES
     • MYSTERIOUS DISAPPEARANCE
     • CHANGES IN TEMPERATURE
     • PROPERTY SOLD TO OTHERS
     • UNDERGROUND MINES
     • SATELLITES / SPACECRAFT
     • MANUFACTURING OR PROCESSING ERRORS
     • ERRORS IN DESIGN
     • COST OF MAKING GOOD DEFECTIVE DESIGN OR SPECIFICATIONS
     • ERRORS IN PROCESSING / MANUFACTURING PRODUCT
     • SETTLING, CRACKING, SHRINKAGE
     • REMOTE LOSS / DELAY OR LOSS OF MARKET
     •VERMIN, INSECTS OR ANIMALS
     • LOCAL, STATE OR NATIONAL GOVERNMENT CATASTROPHE POOLS
     • POLLUTION
     • FINES / PENALTIES
     • Property situated in a 10 YEAR FLOOD PLAIN
     • MICRO ORGANISM
     • BIOLOGICAL / CHEMICAL MATERIALS
CANCELLATION:
Insurance may be cancelled by the Insurer by providing at least ninety (90) days written notice to the Named Insured at the Address stated herein, except for non-payment of premium which is ten (10) days written notice.
CURRENCY:
US DOLLARS
ENDORSEMENTS:
     • Electronic Date Recognition Clarification Clause
     • Computer Virus Clause
     • War and Terrorism Exclusion Endorsement
     • Asbestos Exclusion Endorsement
     • Creditor Loss Payee Endorsement
2) Liability Insurance Summary

Broker:	Marsh Inc.

Insurers:	Zurich Insurance

Policy Term:	1 April 2010 to 1 April 2011

Insured Activities:	All activities of the Insured

Contract Base:	Claims made — claims made against the insured entities must be reported to Insurers during the Policy Term.

A claim shall be deemed to have been made at the time when an insured person first became aware of circumstances which made it appear likely that a claim would be brought against an insured person, but not later than when a claim against an insured person was asserted orally or in writing.

Limit of Liability:	US $75,000,000 per claim made for all insured losses combined, including loss expense, subject to an annual aggregate of US $150,000,000 for all claims made within one insurance year irrespective of whether the claims are attributable to one or more than one occurrence.

Sub-Limits:	US $75,000,000 per claim made and in the aggregate per insurance year for the following Additional Coverages combined:
a) Personal Injury Liability
b) Advertiser’s Liability
c) Employer’s Liability
d) Employee Benefits Liability
e) Loss of Use
f) Pure financial loss
g) Additional Coverage for Motor Vehicles

The Indemnity of Zurich is also limited to:

(1) US $50,000,000 per claim made and in the aggregate per insurance year for Product Recall Costs;

(2) US $25,000,000 per claim made and in the aggregate per insurance year for Dismantling and Assembly Expenses.

For Special Coverages according to items (1) and (2) above the maximum limit of indemnity per claim made and in the aggregate per insurance year remains US $50,000,000.

Deductibles:	Please refer to local policy.

Basic Coverage:	The policy covers all legal liability (ies) of the Insured Entities in respect of business premises, property, operations and product liability risks for:

- bodily injury

- property damage

Additional Coverages:	In addition to the basic coverage afforded under the contract, additional coverages are provided, the most important ones being:

- Excess employers liability
- Loss prevention expenses
- Dismantling and assembly expenses
- Products recall costs
- Loss of use

- Testing and sorting costs incurred in relation to product recall claims
- Excess automobile liability
- Legal protection in criminal proceedings (insured claims only)
- Employee benefits liability
- Personal and advertising injury liability

Important Exclusions::	Workers’ Compensation and Occupational Diseases
Wrongful Dismissal and other Employment Practices
Aircraft or Spacecraft Products
Radioactivity
Losses Relating to Environmental Damage — Gradual Pollution
Intentional Acts
Asbestos
Pharmaceutical Products
Urea Formaldehyde

Schedule 3.21
Material Documents
(i)	Each material Senior Note Document:
•	Indenture, dated the date hereof, between Novelis Inc., as Issuer, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Issuer’s 8 3/8% Senior Notes due 2017

•	Indenture, dated the date hereof, between Novelis Inc., as Issuer, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Issuer’s 8 3/4% Senior Notes due 2020

•	Registration Rights Agreement, dated on or about the date hereof, among Novelis Inc., the guarantors named on the signature pages thereto, Citigroup Capital Markets Inc., as Representative of the Initial Purchasers, relating to the Issuer’s 8 3/8% Senior Notes due 2017

•	Registration Rights Agreement, dated on or about the date hereof, among Novelis Inc., the guarantors named on the signature pages thereto, Citigroup Capital Markets Inc., as Representative of the Initial Purchasers, relating to the Issuer’s 8 3/4% Senior Notes due 2020
(ii) Each material Revolving Credit Loan Document:
•	Credit Agreement, dated the date hereof, among Novelis Inc., Novelis Corporation, AV Metals Inc., the other guarantors party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and U.S. Swingline Lender, the Lenders party thereto and the other parties thereto (the “Revolving Credit Agreement”)
•	All exhibits and schedules to the Revolving Credit Agreement

Schedule 3.24
Location of Material Inventory

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
Novelis Inc.	7307 Meadow Avenue	Leased	No
Burnaby, British Columbia V5J 4Z2

	1 Lappan’s Lane, P.O. Box 2000	Owned	N/A
Kingston, Ontario K7L 4Z5

	Kingston Research and Development	Owned	N/A
Center
945 Princess Street, P.O. Box 8400
Kingston, Ontario K7L 5L9

	2040 rue Fay, P.O. Box 1001 Saguenay, Quebec G7S 4K6	Owned	N/A

	1909 rue Onésime-Gagnon	Leased	No
Lachine, Quebec, H8T 3M8

	Novelis Foil Products Canada 191 Evans Ave. Toronto, Ontario M8Z 1J5, Canada	Leased	No

	Building #1104 14 Kenview Boulevard Brampton, Ontario L6T 5SI	Leased	Bailee Letter

Novelis No, 1 Limited Partnership	2040 Fay Street Jonquiere, Quebec G7S 4K6	Owned	N/A

Novelis Corporation	Foil Products Division: Executive Office: 1706 Shorewood Drive LaGrange, Georgia 30240	Leased	No

	Rolled Products North America Division: Aurora Research and Development: 535 North Exchange Court Aurora, Illinois 60504	Leased	No

	Berea Recycling Plant: 302 Mayde Road Berea, Kentucky 40403	Owned	N/A

	Fairmont Light Gauge Plant: 1800 Speedway Fairmont, West Virginia 26554	Owned	N/A

Subject to
Bailee/Landlord
Loan Party	Address	Owned/Leased	Letter
	Greensboro Recycling Plant: 1261 Willow Run Road Greensboro, Georgia 30642	Owned	N/A

	Louisville Light Gauge Plant: 1430 South 13th Street Louisville, Kentucky 40210	Owned	N/A

	Oswego Sheet Products Plant: Lake Road North Oswego, New York 13126	Owned	N/A

	Terre Haute Light Gauge Plant: 5901 North 13th Street Terre Haute, Indiana 47805	Owned	N/A

	Warren Sheet Products Plant: 390 Griswold Street, NE Warren, Ohio 44483	Owned	N/A

	18001 E. Euclid	Leased	No
Spokane Valley, Washington 99216

	US Highway 431 North Russellville, Kentucky 42276	Leased	Bailee Letter

Novelis UK Ltd.	Latchford Lock Works Thelwall Lane Warrington Cheshire United Kingdom W4A 1NN	Owned	N/A

	Bridgnorth: Stourbridge Road Bridgnorth WV5 6AW United Kingdom	Owned	N/A

	Latchford: Thelwall Lane Warrington, Cheshire WA41NP United Kingdom	Owned	N/A

	Banbury: 5th Floor Beaumont House, Southam Road Banbury, Oxfordshire United Kingdom OX16 1RH	Leased	No

	Wednesbury: Unit 501, Axcess 10 Business Park Bentley Road South Wednesbury, WS10 8LQ	Leased	No

Subject to
Bailee/Landlord
Loan Party	Address	Owned/Leased	Letter
Novelis Europe Holdings Limited	Latchford Lock Works Thelwall Lane Warrington Cheshire United Kingdom W4A 1NN	Owned	N/A

Novelis Services Limited	Latchford Lock Works Thelwall Lane Warrington Cheshire United Kingdom W4A 1NN	Owned	N/A

Novelis do Brasil Ltda.	Hydropower Plant — Fumaça:	Owned	N/A
Est. Miguel Rodrigues a Barroca S/N° -
Cachoeira do Brumado
Mariana, MG
CEP 35424-000
Brazil

	Hydropower Plant — Furquim:	Owned	N/A
Estrada Acesso à Usina de Furquim S/N°
Mariana, MG
CEP 35426-000
Brazil

	Hydropower Plant — Brecha: Fazenda Usina da Brecha, S/N° - Piranga, Guaraciaba, MG CEP 35436-000 Brazil	Owned	N/A

	Hydropower Plant — Salto:	Owned	N/A
Usina Santo Antonio do Salto S/N°
Ouro Preto, MG
CEP 35430-000
Brazil

	Hydropower Plant — Brito:	Owned	N/A
Usina Estrada do Brito S/N° — Brito
Ponte Nova, MG
CEP 35301-970
Brazil

	Consórcio Candonga (a consortium with CVRD — Cia. Vale Rio Doce) Estrada Acesso a Santana do Deserto, km 12	Owned	N/A

Rio Doce, MG CEP 35442-000 Brazil

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
	Consórcio’s Candonga Office Av. Caetano Marinho, 216 Ponte Nova, MG CEP 35430-001 Brazil	Owned	N/A

	Warehouse — Aratu	Owned	N/A
Via Matoim S/N° — Aratu
Candeias, BA
Brazil
CEP 43800-000

	Belo Horizonte — admistrative Office	Owned	N/A
Av. Contorno, 8.000, sala 802
Belo Horizonte -0 MG
CEP 30.110-907

Novelis Deutshland GmbH	Hannoversche Strasse 1	Owned and Leased	No
37075 Góttingen, Germany

	Novelis Packaging Benelux;	Leased	No
Venuslaan 14
3318 JX Dordrecht
Netherlands

	Novelis Deutschland GmbH	Leased	No
Werk Berlin Holzhauser Strasse 96-100
13509 Berlin
Germany

	Novelis Deutschland GmbH Nordic Office Denmark Ringager 4A 2605 Brondby Denmark	Leased	No

	Novelis Deutschland GmbH	Leased	No
Nordic Office Finland
P.O. Box 6 1
Kapelitie 6D
02201 Espoo
Finland

	Novelis Market Centre Spain Canada Real de las Merinas 3 — Planta Baja	Leased	No
Centro de Negocios Eisenhower
28042 Madrid
Spain

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
	Novelis Deutschland GmbH Market Centre Austria Uchatiusgasse 4/3 1030 Wien Österreich	Leased	N/A

	Novelis Deutschland GmbH Werk Göttingen Hannoversche Strasse 1	Owned	N/A
37075 Göttingen
Germany

	Novelis Deutschland GmbH	Owned	N/A
Werk Luedenscheid
Wiesenstrasse 24-30
58507 Luedenscheid
Germany

	Novelis Deutschland GmbH	Owned	No
Werk Nachterstedt
Gaterslebener Strasse 1
06469 Stadt Seeland, OT Nachterstedt

	Sales Office Stuttgart	Leased	N/A
Mittlerer Pfad 19
70499 Stuttgart-Weilimdorf
Germany

	Novelis Deutschland GmbH	Owned	N/A
Werk Ohle
Am Eisenwerk 30
58840 Plettenberg
Germany

	Novelis Deutschland GmbH	Leased
Representative Office
ul, Zeromskiego 38
81-826 Sopot
Poland

	Storehouse for palettes leased by Mehle	Leased
Immobiline GmbH & Co.

	Ground rent at Gottingen leased by the	Leased
community of heirs as owner of the ground

	Emphyteusis rent leased by Liegenschaftsfonds Berlin GmbH& Co. KG	Leased

	Distributing warehouse leased by Kühne	Leased
& Nagel GmbH & Co KG

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
Novelis Aluminum Holding Company	Hannoversche Strasse 1 37075 Göttingen, Germany	Leased	No

Novelis	L-3401 Dudelange	Leased	No
Luxembourg	Zone Industrielle
S.A.	Riedgen

	Foil Innovation Center	Leased	No
41 Rue du Brill
L-4422 Belvaux

Novelis Switzerland SA	Routes des Laminoirs CH-3960 Sierre, Switzerland	Leased	No

	Novelis Switzerland SA	Leased	No
Sous Géronde
Sierre, Switzerland

Novelis AG	Sternenfeldstrasse 29	Leased	No
8700 Küsnacht
Switzerland

Novelis	Zentralstrasse 100	Leased	No
Technology AG	8212 Neuhausen am Rheinfall, Switzerland
Locations of Collateral in Possession of Persons Other Than Any Loan Party

Loan Party	Address	Subject to Bailee/Landlord Letter
Novelis Inc.	Bellville Rodair 350 Pendant Drive Mississauga L5T 2W6	Bailee Letter

	Ryerson Canada 161 The West Mall Etoobicoke, Canada	Bailee Letter

Novelis Corporation	Rexam Beverage 124 Carson Road BIRMINGHAM, Alabama 35215	No

	Tennessee Aluminum Processors, Inc.	No
205 Spurline Drive
GADSDEN, Alabama 35903

Loan Party	Address	Subject to Bailee/Landlord Letter
	Precision Strip	No
36000 Alabama Highway
TALLADEGA, AL 35160

	Rexam Beverage	No
211 No. 51st Avenue PHOENIX, Arizona 85043

	Total Warehousing	No
4411 W. Roosevelt PHOENIX, Arizona

	Rexam Beverage Can Co,	No
20730 Prairie St. CHATSWORTH, California 91311

	Rexam Beverage Can Co.	No
2433 Crocker Circle FAIRFIELD, California 94533

	Western Intermodal	No
2801 Giant Road RICHMOND, California 94806

	CMI Freight-Trans. Inc.	No
4900 S. Boyle Avenue VERNON, California 90058

	Ryerson Inc.	No
4310 E. Bandini Blvd.
LOS ANGELES, California 90023

	TMSI Warehouse	No
16600 Table Mountain GOLDEN, Colorado 80403

	TMSI Warehouse	No
900 Metal Container Court
WINDSOR, Colorado 80550

	TMSI Warehouse	No
16600 Tablemountain Parkway
HENDERSON, Colorado

	Ball Metal Container	No
4700 Whiteway Drive TAMPA, Florida

	1P Warehouse	No
1016 Industrial Blvd.
UNION POINT, Georgia 30669

Loan Party	Address	Subject to Bailee/Landlord Letter
	Sweetapple Warehouse	No
120 Industrial Blvd.
GREENSBORO, Georgia 30642

	Sweetapple Warehouse	No
1016 Industrial Blvd.
UNION POINT, Georgia 30669

	JMAR Investments LLC	No
1271 Willow Run Road
GREENSBORO, Georgia

	Rexam Beverage Can Co.	No
48 Royal Drive
FOREST PARK, Georgia

	Rexam Beverage Can Co.	No
1101 W. 43rd Street
CHICAGO, Illinois 60609

	Wayne Steel	No
21901 Cottage Grove
SAUK VILLAGE, Illinois 60411

	Steel Wheel Warehouse	No
3348 So. Pulaski Road
CHICAGO, Illinois 60623

	Ryerson Bandini	No
4201 W. 36th St.
CHICAGO, Illinois 60632

	MSC	No
2200 East Pratt Blvd.
ELK GROVE VILLAGE, Illinois 60007

	Intra American	No
14294 Bergen Blvd.
NOBLESVILLE, Indiana 46060

	Roll & Hold Warehousing	No
725 George Nelson Dr.
PORTAGE, Indiana 46368

	Wells Warehouse	No
932 Eastern Avenue
CONNERSVILLE, Indiana 47331

	Eagle Steel Products	No
5150 Loop Road
JEFFERSON, Indiana

	Triumph Industries	No
115 E. Pennsylvania
ROCKVILLE, Indiana 47872

Loan Party	Address	Subject to Bailee/Landlord Letter
	City Welding	No
193 North Dormeyer Avenue
ROCKVILLE, Indiana 47872

	Rexam Beverage Can Warehouse	No
4001 Montdale Park Drive
VALPARAISO, Indiana 46383

	Specialty Blanks, Inc.	No
1033 Crawford Street
TERRE HAUTE, Indiana 47807

	Owl’s Head	No
187 Mitch McConnell Way
BOWLING GREEN, Kentucky 42101

	Wagstaff Inc.	No
4657 No. Bend Road
HEBRON, Kentucky

	Jade Warehouse #1	No
2010 Menelaus Rd.
BEREA, Kentucky 40403

	Jade Warehouse #2	No
100 Seventy Six Blvd
BEREA, Kentucky 40403

	Logan Aluminum Inc.	Bailee Letter
U.S. Hwy. 431 N.
RUSSELLVILLE, Kentucky 42276

	Ryerson, Inc.	No
920 Old Brunerstown Road
SHELBYVILLE, Kentucky 40065

	RJ Corman	No
444 N. Hardison Road
WOODBURN, Kentucky

	Precision Strip Inc.	No
446 N. Hardison Road
WOODBURN, Kentucky 42170

	Steinweg	No
2101 East Firt Avenue
BALTIMORE, Maryland 21230

	D & S Delivery Service	No
32925 Schoolcraft Road
LIVONIA, Michigan 48150

Loan Party	Address	Subject to Bailee/Landlord Letter
	Aluminum Blanking	No
360 West Sheffield Avenue
PONTIAC, Michigan 48340

	Worthington Specialized/Integrated Terminals	No
25325 Hall Road
WOODHAVEN, Michigan 48183

	RSDC	No
1775 Holloway Drive HOLT, Michigan 48842

	Michigan Metal Transport	No
36253 Michigan Avenue
WAYNE, Michigan 48184

	Kendor	No
31275 Fraser Drive FRASER, Michigan 48026

	Rexam Beverage Can Co.	No
139 Eva Street
ST. PAUL, Minnesota 55107

	Rexam Beverage Can Co.	No
10800 Marina Drive
OLIVE BRANCH, Mississippi

	Precoat Metals	No
3900 Bingham St.
ST. LOUIS, Missouri 63116

	Oswego Industries	No
7 Morrill Place
FULTON, New York 13069

	BSI Mechanical	No
319 State Route 104A
HANNIBAL, New York 13074

	Lock City Warehouse	No
1790 Oakhurst Street
LOCKPORT, New York 14094

	Oswego Warehousing Inc.	No
193 East Seneca Street
OSWEGO, New York 13126

	Port of Oswego Authority	No
East 1st Street
OSWEGO, New York 13126

	Prime Materials Recovery, Inc.	No
51 Madison Boulevard
CANASTOTA, New York 13032

Loan Party	Address	Subject to Bailee/Landlord Letter
	Scepter, Inc.	No
11 Lamb Road
SENECA FALLS, New York 13148

	Delaco Steel Corporation	No
175 Ensminger Road
TONAWANDA, NY 14150-6719

	Rexam Beverage Can Co.	No
4000 Old Milwaukee Lane
WINSTON-SALEM, North Carolina 27107

	A. J. Oster Foils, LLC	No
2081 McCrea Street
ALLIANCE, Ohio 44601

	American Utility Processors	No
1246 Princeton St.
AKRON, Ohio 44301

	Specialty Metals	No
1100 Home Avenue
AKRON, Ohio 44310

	Centria Coating Service	No
530 N. Second Street
CAMBRIDGE, Ohio

	Conversion Resources	No
8295 Bavaria Drive East #A
MACEDONIA, Ohio 44056

	Rexam Beverage Can	No
2145 Cedar Street
FREMONT, Ohio

	MISA Metal Processing	No
1501 Made Drive
MIDDLETOWN, Ohio

	Taylor Steel2260 Industrial Trace SW	No
WARREN, Ohio 44481

	Precision Strip Inc.	No
86 South Ohio Street
MINSTER, Ohio 45865

	Precision Strip Inc.	No
7401 Ponderosa Rd
PERRYSBURG, OH 43551

Loan Party	Address	Subject to Bailee/Landlord Letter
	Precision Strip Inc.	No
315 Park Avenue TIPP CITY, Ohio 45371

	Rexam Beverage Can 10444 Waterville WHITEHOUSE, Ohio 43571	No

	Main Steel 3805 B Hendricks Road YOUNGSTOWN, Ohio 44515	No

	Champagne Metals 429 W. 158th Street GLENPOOL, Oklahoma 74033	No

	D&M Warehouse 2700 SW 15th St. OKLAHOMA CITY, Oklahoma 73179	No

	Rexam Beverage Can Co. 2700 SW 15th Street OKLAHOMA CITY, Oklahoma	No

	Ryerson WMMF PA 43 Century Drive AMBRIDGE, Pennsylvania 15003	No

	Alumisource, LLC 1201 Donner Avenue MONESSEN, PA 15062	No

	Rexam Beverage Can Co. 609 Cousar St. BISHOPVILLE, South Carolina 29010	No

	Smelter Service 400 Arrow Mines Road MT. PLEASANT, Tennessee 38474	No

	Tennessee Aluminum Processors, Inc. 7207 Hoover Mason Road MT. PLEASANT, Tennessee 38474	No

	Big G Warehouse 190 Hawkins Drive SHELBYVILLE, Tennessee 37162	No

	Scepter, Inc. 1485 Scepter Lane WAVERLY, Tennessee 37185	No

	Scepter, Inc. 1230 Pottertown Road MIDWAY, Tennessee 37809	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Stagecoach Cartage & Distribution 7167 Chino Drive EL PASO, Texas	No

	Rexam Beverage Can Co. 1001 Fisher Road LONGVIEW, Texas	No

	Rexam Plant 1220 North 2nd Avenue KENT, Washington 98032	No

	CMI Freight — Trans. Inc. 8462 S. 190th St. AUBURN, Washington 98001	No

	Ryerson VMMF 600 Southwest 10th St. RENTON, Washington 98057	No

	Solatens 3910 N, Flora Road SPOKANE, Washington 99216	No

	Western Intermodal ABS Warehouse 6012 S. 196th Street TUKWILA, Washington	No

	Aleris Recycling 3816 S. State Rte. 2 FRIENDLY, West Virginia 26146	No

	Bellville Rodair International 350 Pendant Drive MISSISSAUGA, Ontario L5T 2W6 Canada	No

	Greenway Industries Corporation 35 Freshway Drive CONCORD, Ontario L4K 1R9 Canada	No

	Ryerson Canada VMMF 161 The West Mall ETOBICOKE, Ontario Canada	No

	CGI Inc. 3200 Dickson MONTREAL, Quebec H1N 2KI	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	CGI Inc. 1 Complexe Desjardins MONTREAL, Quebec H5B 1C3	No

	Ciesa Logistics Circuito Mexico 240 Parque Indust Tres Nacion SAN LUIS POTOSI, 78395 Mexico	No

Novelis UK Ltd.	Alloa Community Enterprises Ltd Unit 1 Block 1 Ward Street Alloa Scotland FK10 1ET	No

	Palm Recycling LTD Teeside Transfer & Aggregation Centre Puddlers Road South Tees Industrial Park Middlesborough Cleveland TS6 6TX	No

	Howcan 245 Oldham Road Manchester M40 7PT	No

	Richard Freeths Kingshill Cricklade Swindon SN6 6JR	No

	Biffa Ltd Blackburn Road Houghton Regis Nr Dunstable LU5 5BQ	No

	Universal Recycling Co London Wiper Co Ltd T/A Wharf Road Kilnhurst Mexborough South Yorkshire S64 5SY	No

	Halesowen Metals LTD Unit 10 Vernon Road Ind Est Blackheath	No

Loan Party	Address	Subject to Bailee/Landlord Letter
Halesowen West Midlands B62 8HH

	Graig Environmental Recycling Services LTD Unit 2B Maritime Workshops Maritime Industrial Est Pomtypridd Mid Granorgan CF37 1NY	No

	Avonbank Engineering Services Ltd Staddle Stones, Blacksmiths Lane Cropshorne, Pershore, Worcestershire WR10 3LX	No

	ALERIS RECYCLING LTD. WAUNARLWYDD WORKS WAUNARLWYDD SWANSEA, UK SA5 4YG	No

	Befessa Salt Slags Limited Registered Office Fenns bank Whitchurch Shropshire SY13 3PA	No

Novelis do Brasil Ltda.	Crown Colombiana S.A. Vereda Tibitó Via Autódromo Tocancipá a Zipaquirá, Tocancipá — c/marca Colombina	No

	Rexam do Brasil Ltda. Distrito Industrial II — Quadra 9 da BR 381 km 875 Extrema, MG Brazil	No

	Recife’s Branch Rodovia PE 60 s/n — Km 7 Complexo SUAPE Cabo de Santo Agostinho / Recife CEP: 54500-000 Brazil	No

	Aguas Claras’ Branch Estrada do Cartorio 2101 94400-000 Águas Claras Viamão Brazil	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Brasília’s Branch AE03, Reservada p/ Atividades Industriais, Parte A Gama — Distrito Federal Brasília CEP: 72400-970 Brazil	No

	Jacareí’s Branch Av, José Ribeiro de Moreira, 999, Pedregulho CEP 12.312-280 — Jacareí — SP Brazil	No

	Rexam Amazônia Ltda. Av. Cupiúba, n° 1600 Distrito Industrial 69075-060 Manaus- AM Brazil	No

	Cuiabá’s Branch Rua O, S/N Distrito Industrial 78098-410 Cuiabá, MT Brazil	No

	Latapack-Ball Embalagens Ltda, Via Ipitanga, 486 — Setor Sul CIA Simões Filho — BA CEP: 43700-000 Brazil	No

	Aruma Produtora de Embalagens do Sergipe Ltda. Rodovia BR 101, km 133 — Distrito do Grotao Estancia — SE Brazil	No

	Tekno S.A. Constrs. Industria e Comercio Rod, Washington Luiz, Km 181 Guaratinguetá — SP CEP 12500-000 Brazil	No

	Elfer Indústria Serviço e Comércio Ltda. Av. Gastáo Vidigal Neto, n° 230 Pindamonhangaba, SP Brazil	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Abreu Beneficiamentos Ltda. Rodovia dos Metalúrgicos, 4.800 — Bairro Casa das Pedras Volta Redonda — RJ CEP 27256-272 Brazil	No

	Aleris Reciclagem Ltda. Av. Julio de Paula Claro, 900 Pindamonhangaba — SP CEP 12441-400 Brazil	No

	Cragea Cia. Reg. De Armaz. Gerais e Entr. Aduaneiros Estrada Velha Rio/SP s/n km 103 Eugenio de Melo São Jose dos Campos — SP CEP 12247-970 Brazil	No

Novelis Deutshland GmbH	Schenker Deutschland AG Logistikzenttum Nord Nonnendammallee 32-34 D- 13599 Berlin	No

	Friedrich Zufall GmbH & Co. KG, Internationale Spedition, Am Güterverkehrszentrum, D- 37079 Gottingen	No

	Erich Schmelz GmbH & Co. KG, Internationale Spedition, Miramstrasse 75, D- 34123 Kassel	No

	Goeldner Spedition + Logistik GmbH Tilsiter Str. 13 41460 Neuss	No

	Navis Schiffahrts- und Speditions AG Postfach 10 48 48 20033 Hamburg	No

	Rhenus Midgard AG & Co KG Postfach 31 04 29 27540 Bremerhaven	No

	DHL Freight GmbH Leimengrube 9 74613 Öhringen	No

	UCT Umschlag Container Terminal GmbH, Sachtlebenstrasse 34, 4 154 1 Dormagen	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Aleris Recycling (German Works) GmbH	No
Postfach 10 06 34
41490 Grevenbroich

	BAGR Berliner Aluminiumwerk GmbH	No
Kopenhagener Strasse 59
13407 Berlin

	Biewer Industrie & Logisitk GmbH	No
Hans Böckler Str. 3
56070 Koblenz

	Curef GmbH	No
Am Overbeck 82
58300 Wetter

	Gunness Wharf Ltd.	No
Flixborouhg Scunthorpe,
North Lincolnshire,
DN 15 8SR

	Agfa-Gevaert AG,	No
Grafische Systeme,
Werk Kalle-Albert,
Postfach 35 40,65025 Wiesbaden

	Agfa-Gevaert UK Manufacturing,	No
Coal Road,
Leeds LS14 2AL West Yorkshire,
Grossbritannien

	Ball Packaging Europe GmbH,	No
Zweigniederlassung Braunschweig,
Hamburger Str. 36-41,
3 8 1 14 Braunschweig

	Karl Achenbach GmbH & Co. KG,	No
Zinzinger Str. 1 1,
661 17 Saarbriicken

	NE Deckensysteme GmbH,	No
Industriestr. 16,
45 73 9 Oer-Erkenschwick

	Impress GmbH & Co. KG	No
Neue Industriestr. 1
27472 Cuxhaven

	R.M.S. Europe Ltd.,	No
Boothfeny Terminal,
Bridge Street,
Goole,
East Yorkshire, DN14 5SS

Loan Party	Address	Subject to Bailee/Landlord Letter
	LTl-Metalltechnik GmbH	No
Im Flürlein 25
74215 Schöntal - Berlichingen

	BFC-Fahrzeugteile GmbH	No
Industriestrasse 17
74321 Bietigheim - Bissingen

	NBB-Norder Band- und Blechverarbeitung GmbH	No
Blaufarber StraBe 2
26506 Norden

	REDE	No
Refendage - Deconpage
140, rue de la Liberation
60530 Le Mesnil-En-Thelle

	Schenker Deutschland GmbH (Draka Tele) =>	No
presently inactive
Logistikzentrum Nord
Montanstr. 8-16
D-13407 Berlin

	Prysmian Cables Limited	No
Industrial Cables Division
Plant 11

	Chickenhall Lane	No
Eastleigh
Southhampton - SO5 5XA

	Prysmian Telekom Cables & Systems UK Ltd.	No
Store 39
Chickenhall Lane
Eastleigh
Hampshire - SO50 6YU

	Vaassen Flexible Packaging BV	No
Dorpstraat 88
08171 BT Vaassen
Niederlande

	Gascogne Laminates Germany GmbH	No
Rurstrasse 58
52441 Linnich

	Draka Comteq GmbH & Co. KG	No
Unternehmensbereich Multimedia Cable
Wohlauer Strasse 15
90475 Nürnberg

	Fritz Fross GmbH + Co. KG (Alcan)	No
Gottlieb-Daimler-Strasse 2
79331 Teningen

Loan Party	Address	Subject to Bailee/Landlord Letter
	Kablovna Decin Podmokly, s.r.o.	No
Ustecka 840/33
40533 Decin Vczech Republic

	Gascogne Laminates SAS	No
Zone Industrielle No. 1
1, rue Louis Blanc
40100 Dax Cedex France

	Spedition Fahrner	No
Plettenberger Straβe 12
58791 Werdohl

	HGS Gropengiesser	No
An der Bellmerei 11
58513 Lüdenscheid

	Schenker Deutschland AG	No
Nonnendammallee 35
13599 Berlin

	Spedition Dachser	No
Niederlassung Memmingen
Lieferantenzentrum

	Lager Novelis	No
Wernher-von-Braun-Straβe 13
87700 Memmingen

	M. Preymesser GmbH & Co. KG	No
Anton-Tucher-Str 1
D-28309 Bremen

	Universal Express Ltd.	No
Access 10 Business Park
Bentley Road South
WS 108 LQ
GB

	Preymesser GmbH & Co. KG	No
Edisonstr. 1
85098 Groβmehring
Germany

	M. Preymesser GmbH & Co. KG	No
Hafenstr. 95
D-74078 Heilbronn

	M. Preymesser GmbH & Co. KG	No
Industriestr. 3
D-84 180 Loiching

Loan Party	Address	Subject to Bailee/Landlord Letter
	Ball Packaging Europe GmbH	No
Zweigniederlassung BraunschweigKarl Schmidt
Str 15

	D-38 114 Braunschweig	No
M. Preymesser GmbH & Co. KG
Otto-Lilienthal-Str. 34
D-71034 Böblingen

	Stahl Zentrurn Glauchau GmbH & Co. KG	No
Peniger Str. 17
D-0837 1 Glauchau

	Läpple Blechverarbeitung GmbH & Co. KG	No
Bayern
August Läpple Platz 1
D-93 158 Teublitz

	Novelis Italia S.R.L. Rome	No
Via Pontina Km 31, 500
00040 Pomezia

	SMK Stahlmagazin GmbH	No
Von-Miller Str. 3 1
D-6766 1 Kaiserslautern

	R.M.S. Europe LTD	No
BootsferryTerminal, Bridge Street,
Goole, East Yorkshire,
DN14 5SS, England

	Dehnhard Spedition	No
Willertshagenerstr.2
58540 Meinerzhagen

	Thyssen Krupp Metallcenter GmbH	No
Am Oberwald 1
76744 Wörth

	Novelis Automotive UK Ltd.	No
Axcess 10, Business Park, Bentley Road South
WS10 8LQ Wednesbury
UK

	SMH Stahlmagazin Hannover	No
Industruestrasse 2
30928 Seelze—Letter

	Coils S.A.	No
Industriezone 5
3400 Landen
Belgium

Loan Party	Address	Subject to Bailee/Landlord Letter
	Coil GmbH	No
Claude- Breda-Str. 1
06406 Bernburg

	Decomecc Co.	No
Bilzer Weg 8
3600 Genk
Belgium

	BFC Büro-und Fahrzeugtechnik GmbH & Co.	No
Produktions KG
Hofener Weg 33
71686 Remseck

	Shear Accuracy	No
Access 10, Business Park Bentley Road South
Wednesbury
WS108LQ
GB

	Novelis Deutschland GmbH	No
Hannoverschestrasse 1
37075 Göttingen

	Spedition Schmelz GmbH u. Co KG	No
Internationale Spedition
Miramstr. 75
34123 Kassel

	BAGR Berliner Aluminiumwerke GmbH	No
Kopenhagener Str. 59
13407 Berlin Reineckendorf

	ContiTech TechnoChemie	No
Dieselstr. 4
D-61184 Karben

	ContiTech Kühner GmbH	No
Talstrasse 1-8
D—71570 Oppenweiter

	Rhenus AG & Co (ContiTech Technochemie)	No
Gutleutstr. 371
D-60827 Frankfurt

	ContiTech TechnoChemie GmbH	No
Industriestraβe Nord (VW Werk)
D-38239 Salzgitter

	Continental Industrias	No
Avda. San Pablo 37
E-28820 Coslada-Madrid

Loan Party	Address	Subject to Bailee/Landlord Letter
	Sped. Gräfen (Dura)	No
Holunderweg 5
D-54550 Daun-Boverath

	Eaton Fluid Power	No
Thorns Road
GB-Brierley Hill, W.Midl. DY5 2LB

	ICP (Eaton)	No
Poligono Industrial R-2
Calle Zeus 16-18 Modulo I
28880 Meco (Madrid)
Spain

	NAL Neuenhagener Aluminium Leichtbehältnisse	No
GmbH
Parkstr. 7
15366 Nenenhagen

	Dewitz	No
Nicolaistrasse 32
D-12247 Berlin

	Karl Kaminski GmbH & Co. KG	No
Betsbruchdamm 10
D-28816 Stuhr

	Karl-Heinz Sobotta	No
Erich - Zeigner - Allee 69/73
D-04229 Leipzig
Zable
16 Gateforth Lane

	GB-YO8 9HP Hambleton Selby Zaiser	No
Neuwiesen 9
D-733 12 Geislingen

	Boon Weets	No
Industriezone Webbekom 2/16
B-3290 Diest

	Kühne & Nagel AG & Co. Spannstiftstr. 1 - 39	No
D-58 119 Hagen

	Formpack GmbH & Co. KG	No
Lohnverarbeiter
Lützelbergstr. 28
D-79369 Whyl

	Neoten GmbH & Co. KG	No
Peiner Str. 133-135
D-38229 Salzgitter

Loan Party	Address	Subject to Bailee/Landlord Letter
	Tscheulin-Rothal GmbH	No
Friedrich-Meyer-Str. 23
D-79331 Teningen

	Waro-Pack	No
Auf der Schanze 4
D-29303 Bergen

Novelis PAE SAS	Soflog	No
91 rue des Bonnais
38120 Saint-Egreve

	Ectra	No
Rue Louis Gagnaire
38950 Saint-Martin-Le-Vinoux

	Soflog	No
38261 La Côte Saint André

	LEAS	No
Zone industrielle de la Batie
38 330 Saint Ismier

Novelis	Tetra Pak Wrexham	No
Luxembourg	Bedwell Road
S.A.	Gross Lanes
Wrexham CLWYD
UK - WREXHAM LL13 OUT

	Tetra Pak Limburg	No
Höhenstrasse 4
D - 65549 Limburg

	Tetra Pak Kiev	No
UI. Mezhigorskaya 82245080 Kiev

	Amcor Flexibles Dijon	No
Usine de Dijon
24 rue de la Stéarinerie
BP 150
21004 Dijon Cedex

	Amcor Flexibles Froges	No
Usine de Dijon
BP 150
21004 Dijon Cedex

	Vaassen	No
Vaassen Flexible Packaging BV
Po Box 2 Dorpsstraat 88
8170 BT Vaassen

Loan Party	Address	Subject to Bailee/Landlord Letter
	Amcor Flexibles Lugo	No
Magazino Barthe Italiane
I—36030 Lugo di Vicenza
SOPAL- Gascogne France

	Gascogne Laminates	No
BP78 1 rue Louis Blanc
F- 40102 Dax Cedex

	Gascogne Laminate Germany GmbH	No
LKW Einfahrt
Buschweig

	Kasel	No
Zone Industrielle L9166 Mertzig

	CAT Le Corail	No
1 rue Thomas Edison
57 972 Yutz

	Lentz Bertrange	No
80 route de Longwy
L8060 Bertrange

	Intertrans	No
6 rue de Kiell
Aubange

	Lentz Munsbach	No
35 Parc d’activites FYRDALL
5365 Munsbach

	Lecxis	No
Zone Industrielle
54620 Villers la Montagne

Novelis	NOVELIS AUTOMOTIVE UK	No
Switzerland	Axcess 10 Business Park
SA	Bentley Road South
WS10 8LQ Wednesbury

	PREYMESSER GMBH. CO KG SPEDITION	No
HAFENSTRASSE 95
74076 HEILBRONN

	M.PREYMESSER GMBH CO. KG SPEDITION	No
EDISON STRASSE 1
85098 GROSSMEHRING

	M. PREYMESSER GmbH & Co. KG	No
Anton-Tucher-Str. 1
28309 BREMEN

Loan Party	Address	Subject to Bailee/Landlord Letter
	BMW AG C/O M. PREYMESSER GMBH. & CO KG SPEDITION INDUSTRIESTRASSE 3 84180 LOICHING	No

	LAEPPLE BLECHVERARBEITUNG GMBH & CO. KG BAYERN AUGUST-LAEPPLE-PLATZ 1 93158 TEUBLITZ	No

	SMK Stahlmagazin GmbH Kaiserslautern Von-Miiler-Strabe 31 67661 Kaiserslautern	No

	W. WUEST GMBH + CO WUESTSTRASSE 74076 HEILBRONN	No

	AUDI AG Werk Neckarsulm Hafenstrasse 95 74076 Heilbronn	No

	SMH Stahlmagazin GmbH Hannover Industriestrasse 2 30926 Seelze	No

	Daimler AG Werk Sindelfingen Otto Lilienthalstrasse 4 71034 Boeblingen	No

	SMG Stahlmagazin GmbH Gustavsburg Lange Streng 65462 Gustavsburg	No

Schedule 4.01(g)
Local and Foreign Counsel
•	Lawson Lundell LLP, as special British Columbia and Alberta counsel to the Loan Parties

•	Lavery de Billy, LLP, as special Quebec counsel to the Loan Parties

•	Macfarlanes, as UK counsel to the Loan Parties

•	Noerr LLP, as German counsel to the Loan Parties

•	Ernst & Young Societe d’Avocats, as French counsel to the Loan Parties

•	Levy & Salomao Advogados, as Brazilian counsel to the Loan Parties

•	A&L Goodbody, as Irish counsel to the Loan Parties

•	CMS von Erlach Henrici AG, as Swiss counsel to the Loan Parties

•	Ernst & Young, as Italian counsel to the Loan Parties

•	Kim & Chang, as Korean counsel to the Loan Parties

•	Elvinger Dessoy Dennewald, as Luxembourg counsel to the Loan Parties

•	Vieira de Almeida & Associados, as Portugal counsel to the Loan Parties

•	King & Spalding, as Georgia and Texas counsel to the Loan Parties

•	Tucker, Ellis & West, as Ohio counsel to the Loan Parties

•	Jackson Kelly PLLC, as West Virginia counsel to the Loan Parties

•	Ice Miller, as Indiana counsel to the Loan Parties

•	Taft, Stettinius & Hollister LLP, as Kentucky counsel to the Loan Parties

Schedule 4.01 (o)(iii)
Title Insurance Amounts

Facility	Amount
1261 Willow Run Road, Greensboro, Georgia	$8,110,000
5901 N. 13th Street, Terre Haute, Indiana	$24,450,000
1380, 1430, 1141 S. 13lh St. Louisville, Kentucky	$11,000,000
Lake Road North, Scriba, New York	$28,920,000
390 Griswold Street NE, Warren, Ohio	$13,670,000
1800 Speedway Street, Fairmont, West Virginia	$22,300,000
1 Lappan’s Lane and 945 Princess Street, Kingston, Ontario	C$50,710,000
2040 rue Fay, Saguenay, Quebec	C$20,980,000

Schedule 5.1 (b)
Certain Subsidiaries
None

Schedule 5.15
Post-Closing Covenants
1.	Within 30 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Loan Parties to the U.S. Security Agreement shall deliver Control Agreements with respect to their respective Deposit Accounts (other than Excluded Deposit Accounts (as defined in the U.S. Security Agreement) and Securities Accounts (other than Excluded Securities Accounts (as defined in the U.S. Security Agreement) held at the following account banks and securities intermediaries (each in form and substance reasonably satisfactory to the Administrative Agent):
•	Compass Federal Credit Union

•	JPMorgan Clearing Corp.

•	JPMorgan Chase

•	JPMorgan, N.Y.

•	Citibank N.Y.

•	Citibank Delaware

•	Citibank, N.A.

•	PNC Bank, National Association

•	Deutsche Bank

•	Royal Bank of Canada
2.	Within 30 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall execute and deliver the Brazilian Security Agreements, and deliver any related Collateral deliverable pursuant to the Brazilian Security Agreements and the other Loan Documents, and complete all required filings and other actions related thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 6.01(b)
Existing Indebtedness
EXISTING INTERCOMPANY INDEBTEDNESS

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Aluminium	EUR	293,834,842.	1/7/2005	1/7/2015
	Holding Company

Novelis Inc.	Novelis Luxembourg S.A.	EUR	15,000,000.	2/3/2005	2/3/2015

Novelis Inc.	Novelis do Brasil Ltda.	USD	80,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	1/5/2008	1/5/2013

Novelis Inc.	Novelis Aluminium	EUR	87,291,599.	7/10/2008	2/3/2015
	Holding Company

Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	3/11/2008	3/11/2013

Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013

Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013

Novelis Inc.	Novelis do Brasil Ltda.	USD	20,000,000.	8/4/2008	8/4/2013

Novelis Inc.	Novelis AG	EUR	121,421,203.34	11/4/2009	1/13/2015

Novelis AG	Novelis Switzerland SA	CHF	60,000,000.	12/29/2009	12/29/2010

Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	12/29/2009	9/15/2013

Novelis Inc.	Novelis Corporation	USD	50,000,000.	5/20/2010	5/20/2011

Novelis do Brasil	Novelis Corporation	USD	15,000,000.	6/25/2010	12/31/2010
Ltda.

Novelis Inc.	Novelis Corporation	USD	226,000,000.	7/9/2010	7/8/2011

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Corporation	USD	120,000,000.	8/12/2010	8/12/2011

Novelis Europe	Novelis AG	USD	11,291,082.88	9/30/2010	12/30/2010
Holdings Limited

Novelis do Brasil	Novelis Corporation	USD	20,000,000.	9/30/2010	3/31/2011
Ltda.

Novelis Brand LLC	Novelis Services Limited	USD	66,440,400.87	9/28/2010	7/6/2014

Novelis No. 1	Novelis Brand LLC	USD	106,440,400.87	9/28/2010	7/6/2014
Limited Partnership

Novelis	Novelis AG	CHF	916,000.	11/30/2010	1/31/2011
Technology AG

Novelis PAE S.A.S.	Novelis AG	EUR	9,537,512.95	12/9/2010	12/23/2010

Novelis Lamines	Novelis AG	EUR	5,793,614.34	12/15/2010	1/14/2011
France SAS

Novelis AG	Novelis Italia SpA	EUR	13,000,000.	12/15/2010	1/14/2011
OTHER EXISTING INDEBTEDNESS

Entity	Creditor/Lender	Description	Currency	Amount	Maturity
Novelis Italia SpA	Credito Artigiano	Total overdraft /	EUR	15,000,000	N/A
	Spa Banca	lines of credit
	Popolare Di Bergamo Spa	capacity

	Banca Intesa San Paolo

Novelis	N/A	Capital lease (Alcan)	CHF	45,263,546	12/2019
Switzerland SA

Novelis	N/A	Capital lease (SG)	CHF	717,980	8/2011
Switzerland SA

Entity	Creditor/Lender	Description	Currency	Amount	Maturity
Novelis Goettingen	N/A	Capital lease (cafeteria renovation)	EUR	80,269	10/2011

Novelis Goettingen	N/A	Capital lease (telephone system)	EUR	154,245	10/2013

Novelis Goettingen	N/A	Capital lease (machinery)	EUR	25,771	10/2013

Novelis Latchford	N/A	Capital lease (forklifts)	GBP	703,482	6/2016

Schedule 6.02(c)

Existing Liens
The exceptions from the title insurance coverage as set forth on the attached Annex A.

		File No. and Date of	Registration/Renewal
Debtor(s)	Secured Party(ies)	Registration	Period (years)	Collateral Description
NOVELIS CORPORATION P O BOX 6977 CLEVELAND, OH, USA 44101-1966	AIR LIQUIDE INDUSTRIAL US LP 12800 WEST LITTLE YORK ROAD HOUSTON, TX, USA 77041	05-0021329284 JULY 8, 2005 05-00265681 AUGUST 24, 2005 AMENDMENT 10-00195118 JULY 7, 2010 CONTINUATION	5 Years	VERTICAL VESSEL 9000 GALLON SERIAL #L1348 VERTICAL VESSEL 13000 GALLON SERIAL # S1154 & S1155 (LOCATION:
ALCAN ALUMINUM 448 COUNTY ROUTE 1A, OSWEGO NY 13126) VERTICAL VESSEL 11000 GALLON SERIAL# 318 (LOCATION: CHASE CITY, VA

NOVELIS CORPORATION 6060 PARKLAND BLVD CLEVELAND, OH, USA 44124	MARUBENI AMERICA CORPORATION 450 LEXINGTON AVE, NEW YORK, NY, USA 10017	06-0002744609 JANUARY 25, 2006	5 Years	purchase money security interest in all Primary Aluminum Tee Bars shipped to DEBTOR and all proceeds arising from the sale of Primary Aluminum Tee Bars

NOVELIS CORPORATION 3399 PEACHTREE RD NE ATLANTA, GA, USA 30326-1120	IOS CAPITAL 1738 BASS RD MACON, GA, USA 31210-1043	06-0004965040 FEBRUARY 13, 2006	5 Years	All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. 1799592, and all additions, improvements, attachments accessories, accessions, upgrades, replacements, substitutions or exchanges and any and all products, insurance and / or other proceeds (cash and non-cash) there from

		File No. and Date of	Registration/Renewal
Debtor(s)	Secured Party(ies)	Registration	Period (years)	Collateral Description
NOVELIS CORPORATION 6060 PARK BLVD. CLEVELAND, OH, USA 44124	THOMPSON TRACTOR CO., INC. P O BOX 10367 BIRMINGHAM, AL, USA 35202	06-0017582291 MAY 23, 2006	5 Years	One (l) GC55 s/n AT88A00191 Proceeds of the collateral are also covered

NOVELIS CORPORATION 448 COUNTY RT 1A OSWEGO CENTER, NY, USA 13126-5962	DE LAGE LANDEN FINANCIAL SERVICES, INC. 1111 OLD EAGLE SCHOOL RD WAYNE PA	06-0032929798 OCTOBER 3, 2006	5 Years	UCC-1 with a schedule A [listing certain copier systems] INCLUDING ALL COMPONENTS, ADDITIONS, UPGRADES, ATTACHMENTS, ACCESSIONS, SUBSTITUTIONS, REPLACEMENT AND PROCEEDS OF THE FOREGOING.

NOVELIS CORPORATION 6060 PARKLAND BLVD MAYFIELD HEIGHTS, OH, USA 44121	GLENCORE LTD. 301 TRESSOR BLVD STAMFORD, CT, USA 06901-3244	06-0033941541 OCTOBER 12, 2006	5 Years	i) all of Glencore Ltd.’s A7E, A71, PI020 AND/OR P0610 OR ITS EQUIVALENT (collectively, the “Product”) stored from time to time at the storage facility of Novelis Corporation located at (I) Novelis Oswego Works, 448 County Route 1 A, Oswego, NY, (2) Novelis Berea Recycling Plant, 302 Mayde Road, Berea, NY, (3) Novelis Greensboro Recycling Plant, Willow Run Road, Greensboro, GA and (4) Novelis Russellville Rolled Products, Highway 431 North, Russelville, KY, and (ii) all proceeds of such Product

		File No. and Date of	Registration/Renewal
Debtor(s)	Secured Party(ies)	Registration	Period (years)	Collateral Description
NOVELIS CORPORATION 6060 PARKLAND BLVD MAYFIELD HEIGHTS, OH, USA 44121	GLENCORE LTD. THREE STAMFORD PLAZA 301 TRESSOR BLVD. STAMFORD, CT, USA 06901-3244	08-0016393414 MAY 13,2008	5 Years	(i) all of Glencore Ltd.’s A7E, A71, P1020 AND/OR P0610 OR ITS EQUIVALENT (collectively, the “Product”) stored from time to time at the storage facility of Novelis
Corporation located at (1) Novelis Oswego Works, 448 County Route 1 A, Oswego, NY, (2) Novelis Berea
Recycling Plant, 302 Mayde Road, Berea, NY, (3) Novelis
Greensboro Recycling Plant, Willow Run Road, Greensboro, GA and (4) Novelis
Russellville Rolled Products, Highway 431 North,
Russelville, KY, and (ii) all products of such Product.

NOVELIS CORPORATION, 1261 WILLOW RUN RD GREENSBORO,	AIR LIQUIDE INDUSTRIAL U.S. LP 18222 E PETROLEUM DR	09-0002194005 JANUARY 23, 2009	5 Years	13,000 GALLON NITROGEN VESSEL— SERIAL # 13354
GA, USA 30642	BATON ROUGE, LA, USA 70809			3,000 GALLON ARGON VESSEL — SERIAL #77-134-4

NOVELIS CORPORATION 302 MAYDE ROAD BEREA, KY, USA 40403	AIR LIQUIDE INDUSTRIAL U.S. LP 2700 POST OAK BLVD HOUSTON, TX, USA 77056	09-0003755231 FEBRUARY 9, 2009	5 Years	1500 GAL LIN VESSEL (SERIAL #4677)

NOVELIS CORPORATION 6060 PARKLAND BLVD CLEVELAND, OH, USA 44124	ALCAN PRIMARY PRODUCTS CORPORATION 6150 PARKLAND BLVD STE #200 MAYFIELD HEIGHTS, OH, USA 44124	09-0004094440 FEBRUARY 11, 2009	5 Years	stock of Alcan Aluminum Sheet ingot consisting of alloys 5182-01 and 5182-05 in cross sections of 28in. x 66.7in. x 300in. and 28in. x 66.7in x 267in. maintained at the warehouse of Consignee located at Logal Aluminum, Russelville, Kentucky

		File No. and Date of	Registration/Renewal
Debtor(s)	Secured Party(ies)	Registration	Period (years)	Collateral Description
NOVELIS CORPORATION 302 MAYDE RD BEREA, KY, USA 40403	MARLIN LEASING CORP 300 FELLOWSHIP RD MOUNT LAUREL, NJ, USA 08054	09-0006074773 MARCH 3, 2009	5 Years	(I) VB8 CID2 COMPLETE KIT #41147, “AND ALL REPLACEMENTS, SUBSTITUTIONS, ACCESSIONS, ADD-ONS, AND ALL PROCEEDS AND ACCOUNTS OF THE DEBTOR ARISING OUT OF OR RELATED TO THE FOREGOING.”

NOVELIS CORPORATION 448 COUNTY ROUTE 1A OSWEGO, NY, USA 13126	DE LAGE LANDEN FINANCIAL SERVICES, INC. 1111 OLD EAGLE SCHOOL RD WAYNE, PA, USA 19087	09-0031022794 NOVEMBER 6, 2009	5 Years	ALL EQUIPMENT LEASED OR FINANCED BY SECURED PARTY TO OR FOR DEBTOR PURSUANT TO SECURED PARTY’S CONTRACT NUMBER 25004847.
TOGETHER WITH ALL ADDITIONS, ATTACHMENTS, ACCESSORIES AND SUBSTITUTIONS TO OR FOR THE SAME, AND ALL PROCEEDS OF THE FOREGOING

NOVELIS CORPORATION 6060 PARKLAND BLVD MAYFIELD HEIGHTS, OH, USA 44124	GLENCORE LTD. 301 TRESSER BLVD THREE STAMFORD PLAZA STAMFORD, CT, USA 06901	10-0007215046 MARCH 12, 1010	5 Years	PRIMARY ALUMINUM all of Glencore Ltd.’s A7E, A71, P1020 AND/OR P0610 OR ITS EQUIVALENT (collectively, the “Product”) stored from time to time at the storage facility

		File No. and Date of	Registration/Renewal
Debtor(s)	Secured Party(ies)	Registration	Period (years)	Collateral Description
of Novelis Corporation located at (1) Novelis Oswego Works, 448 County Route 1 A, Oswego, NY, (2) Novelis Berea Recycling Plant, 302 Mayde Road, Berea, NY, (3) Novelis Greensboro Recycling Plant, Willow Run Road, Greensboro, GA and (4) Novelis Russellville Rolled Products, Highway 431 North, Russelville, KY (the “Facility”), and held in demarcated segregated storage areas at the Facility which are bounded by painted lines or some other method and which are conspicuously marked “Property of Glencore Ltd.” and (ii) all proceeds of such Product.

NOVELIS INC, 3399 PEACHTREE RD NE ATLANDA, GA, USA 30326-1120	DOCUTEAM INC. PO BOX 609 CEDAR RAPIDS, IA, USA 54206	10-0021462773 JULY 26, 2010	5 Years	Various Sharp Copier, Printer and Fax Systems AND ALL PRODUCTS, PROCEEDS AND ATTACHMENTS.

NOVELIS CORPORATION 1261 WILLOW RUN RD GREENSBORO, GA, USA 30642 NOVELIS CORPORATION 302 MAYDE RD BEREA, KY, USA 40403	NOBLE AMERICAS CORP. 333 LUDLOW STREET STE 1230 STAMFORD, CT, USA 06902	10-0032081671 NOVEMBER 5, 2011	5 Years	VALUE = $650,000.00 QUANTITY = 550,000 lbs PRODUCTS - Aluminum (primary, sow and tbar) which have been, or at any time in the future are, now or hereafter consigned by consignor to consignee

NOVELIS INC. 6060 PARKLAND BLVD. CLEVELAND, OH, USA	ALCAN PRIMARY PRODUCTS CORPORATION 6150 PARKLAND	200901717 FEBRUARY 6, 2009	5 Years	a consignment stock of approximately 1.3 million pounds of Alcan Aluminum Sheet ingot

		File No. and Date of	Registration/Renewal
Debtor(s)	Secured Party(ies)	Registration	Period (years)	Collateral Description
44124	BLVD. SUITE #200 MAYFIELD HEIGHTS, OH, USA 44124			consisting of alloy AA 3003 in cross sections of 28in. x 53in. and 28in. x 64.5in. and alloy X528 in cross sections of 28in. x 53in. and 28in. x 58in., maintained at the warehouse of Consignee located at Oswego, New York

Schedule 6.04(b)

Existing Investments
Investments as set forth in Schedule 10 to the Perfection Certificates delivered by each of the Loan Parties.
EXISTING INTERCOMPANY INVESTMENTS

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Aluminium Holding Company	EUR	293,834,842.	1/7/2005	1/7/2015
Novelis Inc.	Novelis Luxembourg S.A.	EUR	15,000,000.	2/3/2005	2/3/2015
Novelis Inc.	Novelis do Brasil Ltda.	USD	80,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	1/5/2008	1/5/2013
Novelis Inc.	Novelis Aluminium Holding Company	EUR	87,291,599.	7/10/2008	2/3/2015
Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	3/11/2008	3/11/2013
Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013
Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013
Novelis Inc.	Novelis do Brasil Ltda.	USD	20,000,000.	8/4/2008	8/4/2013
Novelis Inc.	Novelis AG	EUR	121,421,203.34	11/4/2009	1/13/2015
Novelis AG	Novelis Switzerland SA	CHF	60,000,000.	12/29/2009	12/29/2010
Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	12/29/2009	9/15/2013
Novelis Inc.	Novelis Corporation	USD	50,000,000.	5/20/2010	5/20/2011
Novelis do Brasil Ltda.	Novelis Corporation	USD	15,000,000.	6/25/2010	12/31/2010
Novelis Inc.	Novelis Corporation	USD	226,000,000.	7/9/2010	7/8/2011

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Corporation	USD	120,000,000.	8/12/2010	8/12/2011
Novelis Europe Holdings Limited	Novelis AG	USD	11,291,082.88	9/30/2010	12/30/2010
Novelis do Brasil Ltda.	Novelis Corporation	USD	20,000,000.	9/30/2010	3/31/2011
Novelis Brand LLC	Novelis Services Limited	USD	66,440,400.87	9/28/2010	7/6/2014
Novelis No. 1 Limited Partnership	Novelis Brand LLC	USD	106,440,400.87	9/28/2010	7/6/2014
Novelis Technology AG	Novelis AG	CHF	916,000.	11/30/2010	1/31/2011
Novelis PAE S.A.S.	Novelis AG	EUR	9,537,512.95	12/9/2010	12/23/2010
Novelis Lamines France SAS	Novelis AG	EUR	5,793,614.34	12/15/2010	1/14/2011
Novelis AG	Novelis Italia SpA	EUR	13,000,000.	12/15/2010	1/14/2011

Exhibit A
ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:			Bridgett J Manduk

		FAX #	415 503 5011

I. Borrower Name:	Novelis Inc.

	$		Type of Credit Facility Term B

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement	_____YES	_____NO
•	Coming in via Assignment	_____YES	_____NO
III. Type of Lender: _______________________________________________________________________________________________
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact
Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

Does Secondary Operations Contact need copy of notices? ___YES ___ NO

1

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel
Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)
VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA#) (City/State)

(Account #) (Account Name)

(Attention)

2

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL
IX. Organizational Structure and Tax Status
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	— — - — — — — — —

Tax Withholding Form Delivered to Bank of America*:
_________ W-9
_________ W-8BEN
_________ W-8ECI
_________ W-8EXP
_________ W-8IMY
NON—U.S. LENDER INSTITUTIONS
1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

3

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.
*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Please mail or courier original form to:
Credit Services Department. - Attn: Tax Desk 101 North Tryon St. Mail Code: NC1-001-15-03 Charlotte, NC 28255

IRS Tax Form Toolkit	In advance, if you wish to confirm form validity, you may send an electronic version of the completed form to Shelly Sanders for review at Fax: 704-602-5746 Phone 704 387-2407 E-mail: shelly.h.sanders@bankofamerica.com

Once validated, original form must be delivered to the Tax Desk as specified above.
All particpants must have an ORIGINAL and VALID Tax Form (either a w-9 or a w-8) on File with the Agent:

•	Domestic Investors
	•	W-9: Request for Taxpayer Identification Number and Certification
•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw9.pdf
http://www.irs.gov/pub/irs-pdf/iw9.pdf
•	Examples: Citibank, N.A., General Electric Credit Corporation, Wachovia Bank National Association

•	Non-Domestic Investors will file one of four W-8 Forms
	•	W-8ECI: Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States
•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8eci.pdf
http://www.irs.gov/pub/irs-pdf/iw8eci.pdf
		•	Example: loans booked with US branches of Foreign Banks like BNP Paribas, New York Branch, Mizuho Corporate Bank, San Francisco Branch

	•	W-8BEN: Certificate of Foreign Status of Beneficial Owner
		•	“A beneficial owner solely claiming foreign status or treaty benefits”
•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8ben.pdf
http://www.irs.gov/pub/irs-pdf/iw8ben.pdf
		•	Example: Loans booked with a foreign “person” such as BNP Paribas, Paris, France, Allied Irish Bank, Dublin

Infrequently Used Forms Listed Below:

	•	W-8IMY: Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches
		•	“A person acting as an intermediary; a foreign partnership or foreign trust”.
		•	If a non-qualified intermediary, it is quite likely you will also need to get a withholding form from all of the entities that have an ownership share therein.
•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8imy.pdf
http://www.irs.gov/pub/irs-pdf/iw8imy.pdf
		•	Example: Grand Cayman Asset Management LLC

	•	W-8EXP: Certificate of Foreign Government or Other Foreign Organization
		•	“A foreign government, international organization, foreign central of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S possession”
•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8exp.pdf
http://www.irs.gov/pub/irs-pdf/iw8exp.pdf
• Example: UNESCO
Bank of America, N.A.
September 2006
X. Bank of America Payment Instructions:

Pay to:	ABA # 026009593
Bank of America, New York, NY
Account # 1366212250600
Account Name: Credit Services
Ref: Novelis Inc.
3/1/07 Revision

4

EXHIBIT B
Form of
Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________________________________________

2.	Assignee:	__________________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Novelis, Inc.

4.	Administrative Agent:	Bank of America, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning

[1]	Select as applicable.

EXHIBIT B-1

given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.
6.	Assigned Interest:

	Aggregate Amount of	Amount of [Term	Percentage Assigned
	[Term Loan	Loan Commitment]	of [Term Loan
	Commitment] [Term	[Term Loans]	Commitment] [Term
Facility Assigned	Loans] for all Lenders	Assigned	Loans][2]
Term Loans	$	$	%
[7. Trade Date: ____________ ]3

[2]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT B-2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]4
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted:

[NOVELIS INC., as Borrower][5]
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

[4]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

[5]	To be added only if the approval of such person is required by the terms of the Credit Agreement.

EXHIBIT B-3

ANNEX 1 to Assignment and Assumption
NOVELIS INC.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) to the extent required by the Credit Agreement, the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of Sections 2.16(c), 11.02(d) and 11.04 of the Credit Agreement, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control); and (c) hereby

EXHIBIT B-ANNEX 1-1

expressly consents to, ratifies (genehmigt) and confirms the declarations and acts made by the Collateral Agent on behalf and in the name of the Assignee as Future Pledgee (as defined in the relevant German Security Agreement) in the German Security Agreements. The Assignee confirms that it is aware of the contents of the German Security Agreements.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original, but all of which, taken together, shall constitute one original agreement. Delivery of an executed counterpart of this Assignment and Assumption by facsimile, email or other electronic transmission (including in portable document format (“pdf”) or other similar format) shall be effective as delivery of a manually executed counterpart hereof. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT B-ANNEX 1-2

EXHIBIT C
Form of
BORROWING REQUEST
Bank of America, N.A.,
as Administrative Agent
1455 Market Street
San Francisco, CA 94103
Fax: 415-503-5011
Attention: Bridgett Manduk
Re: NOVELIS
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Principal amount of Borrowing[1]

(B)	Date of Borrowing (which is a Business Day)

(C)	Type of Borrowing	[Base Rate] [Eurodollar Rate]

(D)	Interest Period and the last day thereof[2]

(F)	Funds are requested to be disbursed to Borrower’s account with [_________] (Account No. ).
The Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[1]	Base Rate Loans and Eurodollar Rate Loans must be in an amount that is at least $5,000,000 and an integral multiple of $1,000,000 or, if less, equal to the remaining available balance of the applicable Commitments.

[2]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

EXHIBIT C-1

[Signature Page Follows]

EXHIBIT C-2

NOVELIS INC., as Borrower
By:
Name:
Title:

EXHIBIT C-3

EXHIBIT D
Form of
COMPLIANCE CERTIFICATE
     I, [_________], the [Financial Officer] of [_____________] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto:
     (a) [Attached hereto as Schedule 1 are detailed calculations setting forth the Borrower’s Excess Cash Flow.]1
     (b) Attached hereto as Schedule 2 is the report of [accounting firm]2
     (c) No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.3
     (d) Attached hereto as Schedule 3 are detailed calculations showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income, on a quarterly basis.
     (e) Attached hereto as Schedule 4 is a detailed account of all Investments made in reliance on Section 6.04(r) of the Credit Agreement.4
     (f) Attached hereto as Schedule 5 is a detailed account of all Dividends made in reliance on Section 6.08(d) of the Credit Agreement.5

[1]	To accompany annual financial statements only.

[2]	To accompany annual financial statements only, to the extent permitted under applicable accounting guidelines. The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP.

[3]	If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

[4]	Specify which clause of Section 6.04(r) such Investment was made pursuant to and calculate in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio and, in the case of Investments made pursuant to Section 6.04(r)(iii), the amount of Liquidity.

[5]	Specify which clause of Section 6.08(d) such Dividend was made pursuant to and calculate in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio and, in the case of Dividends made pursuant to Section 6.04(d)(ii), the amount of Liquidity.

EXHIBIT D-1

     (g) Attached hereto as Schedule 6 is a detailed account of all Permitted Prepayments made in reliance on Section 6.11(a) of the Credit Agreement.6
[Signature Page Follows]

[6]	Specify which clause of Section 6.11(a) such Permitted Prepayment was made pursuant to and calculate in reasonable detail the amount of the Cumulative Credit or Annual Credit, as applicable, immediately prior to such election and the amount thereof elected to be so applied, the Total Net Leverage Ratio and, in the case of a Permitted Prepayment made pursuant to Section 6.11(a)(B), the amount of Liquidity.

EXHIBIT D-2

Dated this [        ] day of [     ], 201[ ].

[ ]
By:
Name:
	Title:	[Financial Officer]

EXHIBIT D-3

SCHEDULE 1
Excess Cash Flow
[See attached]

EXHIBIT D-SCHEDULE 1-1

SCHEDULE 2
[Report of Accounting Firm]
[See attached]

EXHIBIT D-SCHEDULE 2-1

[SCHEDULE 3]
[Reconciliation of Consolidated EBITDA to Net Income]
[See attached]

EXHIBIT D-SCHEDULE 3-1

EXHIBIT E
Form of
INTEREST ELECTION REQUEST
Bank of America, N.A.,
as Administrative Agent
1455 Market Street
San Francisco, CA 94103
Fax: 415-503-5011
Attention: Bridgett Manduk
[Date]
Re: Novelis
Ladies and Gentlemen:
This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.
The Borrower hereby requests that on [__________]1 (the “Interest Election Date”),
1. $[__________] of the presently outstanding principal amount of the Term Loans [available/originally made on [__________]],
2. [and all presently being maintained as/be issued as] [Base Rate Loans] [Eurodollar Rate Loans],
3. be [established as] [converted into] [continued as],
4. [Eurodollar Rate Loans having an Interest Period of [one/two/three/six]2 months] [Base Rate Loans].
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:
(a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement);

[1]	Shall be a Business Day that is (i) three Business Days following the date of this Interest Election Request in the case of conversion into/continuation of Eurodollar Rate Loans to the extent this Interest Election Request is delivered to the Administrative Agent not later than 11:00 a.m., New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof or (ii) the date of this Interest Election Request in the case of a conversion into Base Rate Loans to the extent this Interest Election Request is delivered to the Administrative Agent not later than 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof.

[2]	Or, if acceptable to each Lender, nine or twelve months.

EXHIBIT E-1

(b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature Page Follows]

EXHIBIT E-2

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NOVELIS INC., as Borrower
By:
Name:
Title:

EXHIBIT E-3

EXHIBIT F
Form of
JOINDER AGREEMENT
Reference is made to the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.
W I T N E S S E T H:
WHEREAS, the Guarantors have entered into the Credit Agreement and the applicable Security Documents in order to induce the Lenders to make the Loans to or for the benefit of the Borrower;
WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement, certain Subsidiaries are required to become Guarantors under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement and as consideration for the Loans previously made by the Lenders and as consideration for the other agreements of the Lenders and the Agents under the Loan Documents and as consideration for other good and valid consideration the receipt and sufficiency of which is hereby acknowledged.
NOW, THEREFORE, the Administrative Agent, the Collateral Agent and the New Guarantor hereby agree as follows:
1. Guarantee. In accordance with Section 5.11(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.
2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”, true and correct in all respects) as of such earlier date. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement and the Perfection Certificates applicable to it.
3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4. Counterparts. This Joinder Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original, but all of which, taken together, shall constitute one original agreement. Delivery of an executed counterpart of this Joinder Agreement by facsimile, email or other electronic transmission (including in portable document format (“pdf”) or other

EXHIBIT F-1

similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.
5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.
6. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.
7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Pages Follow]

EXHIBIT F-2

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]
By:
Name:
Title:

Address for Notices: BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent
By:
Name:
Title:

Bank of America, N.A., as Administrative Agent 1455 Market Street San Francisco, CA 94103 Fax: 415-503-5011 Attention: Bridgett Manduk

EXHIBIT F-3

[Note: Schedules to be attached.]

EXHIBIT F-4

Exhibit G
LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT
          THIS LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT (the “Agreement”) is made and entered into as of [________________,201__] by and between ________________________, having an office at _________________________ (“Landlord”) and BANK OF AMERICA, N.A., having an office at 1455 Market Street, San Francisco, CA 94013, as collateral agent, (in such capacity, “Collateral Agent”), for the benefit of the Secured Parties under the Credit Agreement (as hereinafter defined).
R E C I T A L S:
          A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).
          B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [________________] (“Lessee”) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).
          C. [Lessee]1 has entered into (i) that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (“Novelis”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto pursuant to which the Lenders have agreed to make certain loans to, among others, [Lessee]2 (Collectively, the “Loans”), and (ii) that certain Security Agreement, dated as of December 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by Novelis, and the Guarantors from to time to time party thereto, in favor of Collateral Agent.
          D. [Lessee is a subsidiary of Borrower]3
          E. [Lessee has, pursuant to the Credit Agreement among other things guaranteed the obligations of Borrower under the Credit Agreement and the other Documents evidencing and securing the Loans.]4

[1]	Insert name of applicable borrower entities if Lessee is not the borrower under the Credit Agreement and create a defined term “Borrower”.

[2]	Insert “Borrower” if Lessee is not the borrower under the Credit Agreement.

[3]	Delete this recital if Lessee is a borrower under the Credit Agreement.

[4]	Delete this recital if Lessee is a borrower under the Credit Agreement.

          F. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other Loan Documents, Collateral Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”) [and a mortgage lien on Lessee’s leasehold interest in the Leased Premises.]5.
          G. Collateral Agent has requested, pursuant to its rights under the Credit Agreement and the Security Agreement, that Landlord execute this Agreement.
A G R E E M E N T:
          NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Collateral Agent, as follows:
          1. Landlord hereby waives and releases unto Collateral Agent (i) any contractual landlord’s lien and any other landlord’s lien which it may be entitled to at law or in equity against any Personal Property, (ii) any and all rights granted by or under any present or future laws to levy or distrain for rent or any other charges which may be due to the Landlord against the Personal Property and (iii) any and all claims, liens and demands of every kind which it has or may hereafter have against the Personal Property (including, without limitation, any right to include the Personal Property in any secured financing Landlord may become party to). Landlord acknowledges that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Real Property.
          2. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, restated, supplemented, extended, renewed or otherwise modified except as set forth in Schedule B hereto, (iii) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Lessee under the Lease or against the obligations of Landlord under the Lease and (iv) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of any occurrence of any other default under or in connection with the Lease, (v) Lessee is in possession of the Leased Premises, (vi) the current monthly base rent under the Lease is $_______ per month, such monthly base rent due under the Lease has been paid through __________, (vii) additional rent is $________ and has been paid through ________, (viii) common area charges are $________ and have been paid through ________, (ix) there are no other agreements, whether oral or written, between Lessee and Lessor concerning the Real Property or the Leased Premises, (x) any improvements required by the terms of the Lease to be made by lessee have been completed to the satisfaction of Landlord, and Lessee’s current use and operating of the Leased Premises complies with any use covenants or operating requirements contained in the Lease, (xi) Landlord is the record and beneficial owner of the Leased Premises, and the Lease is not subordinate, and has not been subordinated by Landlord, to any mortgage, lien or other encumbrance, (xii) Landlord has not assigned, conveyed, transferred, sold, encumbered or mortgaged its interest in the Lease or the Real Property, and there are no mortgages, deeds of trust or other security interests encumbering Landlord’s fee interest in the Leased Premises, (xiii) Landlord has not received written notice of any pending eminent domain proceedings or other governmental actions or

[5]	Include bracketed language if Leased Premises are to be mortgaged.

any judicial actions of any kind against Landlord’s interest in the Real Property, and (xiv) Landlord, and the person or persons executing this certificate on behalf of Landlord, have the power and authority to execute this Agreement.
          3. Landlord agrees that Collateral Agent has the right to remove the Personal Property from the Leased Premises at any time prior to the occurrence of a default under the Lease and, after the occurrence of such a default, during the Standstill Period (as hereinafter defined) provided that Collateral Agent shall repair any damage arising from such removal. Landlord further agrees that, during the foregoing periods, Landlord will not (i) remove any of the Personal Property from the Leased Premises or (ii) hinder Collateral Agent’s actions in removing Personal Property from the Leased Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Personal Property. Collateral Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Collateral Agent shall have no obligation to remove the Personal Property from the Leased Premises.
          4. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property [and the granting of a mortgage lien in and upon Lessee’s interest in the Leased Premises, in each case,]6 in favor of Collateral Agent (for its benefit and the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest [and mortgage lien.]7.
          5. Notwithstanding anything to the contrary contained in this Agreement or the Lease, in the event of a default by Lessee under the Lease, Landlord agrees that (i) it shall provide to Collateral Agent at the address set forth in the introductory paragraph hereof a copy of any notice of default delivered to Lessee under the Lease and (ii) it shall not exercise any of its remedies against Lessee provided in favor of Landlord under the Lease or at law or in equity until, in the case of a monetary default, the date which is 45 days after the date Landlord delivers written notice of such monetary default to Collateral Agent, and in the case of a non-monetary default, the date which is 60 days after the date Landlord delivers written notice of such non-monetary default to Collateral Agent (such 45-day period for monetary defaults and such 60 day period for non-monetary defaults, as applicable, being referred to as the “Standstill Period”), provided, however, if such non-monetary default by its nature cannot reasonably be cured by Collateral Agent within such 60 day period, Collateral Agent shall have such additional period of time as may be reasonably necessary to cure such non-monetary default, so long as Lessee commences such curative measures within such 60 day period and thereafter proceeds diligently to complete such curative measures. In the event that any such non-monetary default by its nature cannot reasonably be cured by Collateral Agent, Landlord shall, provided Collateral Agent has theretofore cured all monetary defaults (if any), upon the request of Collateral Agent enter into a new lease with Collateral Agent (or its nominee) on the same terms and conditions as the Lease. Collateral Agent shall have the right, but not the obligation, during the Standstill Period, to cure any such default and Landlord shall accept any such cure by Collateral Agent or Lessee. If, during the Standstill Period, Collateral Agent or Lessee or any other Person cures any such default, then Landlord shall rescind the notice of default.

[6]	Include bracketed language if Leased Premises are to be mortgaged.

[7]	Include bracketed language if Leased Premises are to be mortgaged.

          6. In the event of a termination, disaffirmance or rejection of the Lease for any reason, including, without limitation, pursuant to any laws (including any bankruptcy or other insolvency laws) by Lessee or the termination of the Lease for any reason by Landlord, Landlord will give Collateral Agent the right, within sixty (60) days of such event, provided all monetary defaults under the Lease have been cured, to enter into a new lease of the Leased Premises, in the name of Collateral Agent (or a designee to be named by Collateral Agent at the time), for the remainder of the term of the Lease and upon all of the terms and conditions thereof, or, if Collateral Agent shall elect not to exercise such right (such election to be made by Collateral Agent at its sole discretion), Landlord will give Collateral Agent the right to enter upon the Leased Premises during such sixty (60) day period for the purpose of removing Tenant’s personal property therefrom.
          7. Notwithstanding any provision to the contrary contained in the Lease, any acquisition of Lessee’s interest by Collateral Agent, its nominee, shall not create a default under, or require Landlord’s consent under, the Lease.
          8. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises. Notwithstanding that the provisions of this Agreement are self-executing, Landlord agrees, upon request by Collateral Agent, to execute and deliver a written acknowledgment confirming the provisions of this Agreement in form and substance satisfactory to Collateral Agent.
          9. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.
          10. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that the Loans have been paid in full and all of Lessee’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.
          11. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          12. Landlord agrees to execute, acknowledge and deliver such further instruments as Collateral Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s waiver in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.
          13. Landlord agrees that, so long as the Loans and Lessee’s Obligations under the Credit Agreement remain outstanding and Collateral Agent retains an interest in the Personal Property

[and/or Lessee’s interest in the Leased Premises]8, no modification, alteration or amendment shall be made to the Lease without the prior written consent of Collateral Agent if such modification, alteration or amendment could have a material adverse effect on the value or use of the Leased Premises or Lessee’s obligations or rights under the Lease.
[Signature Page Follows.]

[8]	Include bracketed language if Leased Premises are to be mortgaged.

          IN WITNESS WHEREOF, Landlord and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

as Landlord
By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

Schedule A
Description of Real Property

Schedule B
Description of Leases

Location/
Lessor	Lessee	Dated	Modification	Property Address

Exhibit H
[INTENTIONALLY OMITTED]

EXHIBIT I
Form of
LENDER ADDENDUM
          Reference is made to the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.
          Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 11.15 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.
          THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original, but all of which, taken together, shall constitute one original agreement. Delivery of an executed counterpart of this Lender Addendum by facsimile, email or other electronic transmission (including in portable document format (“pdf”) or other similar format) shall be effective as delivery of a manually executed counterpart hereof.

EXHIBIT I-1

          IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this           day of December, 2010.

,
as a Lender [Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]
By:
Name:
Title:

EXHIBIT I-2

Accepted and agreed:
NOVELIS INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT I-3

Schedule 1
COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:
2.	Commitment:

EXHIBIT I-4

Exhibit J
[The aggregate maximum principal amount of indebtedness that may be secured hereby is
$[_____].]1

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING
BY
NOVELIS CORPORATION,
as Mortgagor,
TO
BANK OF AMERICA, N.A.
as Collateral Agent,
as Mortgagee
______________________
Dated as of December [__], 2010
Relating to Premises located at:
[_______________]

This instrument was prepared in consultation with counsel in the state in which the Mortgaged
Property is located by the attorney named below and after recording please return to:
Roshan Sonthalia, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071

[1]	TO BE INCLUDED ONLY IN MORTGAGE RECORDING TAX STATES.

Page
PREAMBLE	1

RECITALS	1

AGREEMENT	2

ARTICLE I.

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions	1
SECTION 1.2. Interpretation	5

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Mortgaged Property	5
SECTION 2.2. Assignment of Leases and Rents	6
SECTION 2.3. Secured Obligations	6
SECTION 2.4. Future Advances	6
SECTION 2.5. Secured Amount	7
SECTION 2.6. Last Dollar Secured	7
SECTION 2.7. No Release	7

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1. Warranty of Title	8
SECTION 3.2. Condition of Mortgaged Property	8
SECTION 3.3. Property Charges	9

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1. Payment and Performance	9
SECTION 4.2. Title	9
SECTION 4.3. Inspection	10
SECTION 4.4. Limitation on Liens; Transfer Restrictions	10
SECTION 4.5. Insurance	10

-i-

Page
ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1. Present Assignment; License to the Mortgagor	10
SECTION 5.2. Collection of Rents by the Mortgagee	11
SECTION 5.3. Irrevocable Interest	12

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1. Payment of Property Charges	12
SECTION 6.2. Stamp and Other Taxes	12
SECTION 6.3. Certain Tax Law Changes	12
SECTION 6.4. Proceeds of Tax Claim	12

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1. Casualty Event	13
SECTION 7.2. Condemnation	13
SECTION 7.3. Restoration	13

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1. Remedies in Case of an Event of Default	13
SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	14
SECTION 8.3. Additional Remedies in Case of an Event of Default	15
SECTION 8.4. Legal Proceedings After an Event of Default	16
SECTION 8.5. Remedies Not Exclusive	17

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1. Security Agreement	17
SECTION 9.2. Fixture Filing	18

ARTICLE X.

FURTHER ASSURANCES

SECTION 10.1. Recording Documentation To Assure Security	18

-ii-

Page
SECTION 10.2. Further Acts	19
SECTION 10.3. Additional Security	19

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1. Covenants To Run with the Land	19
SECTION 11.2. No Merger	20
SECTION 11.3. Concerning Mortgagee	20
SECTION 11.4. Mortgagee May Perform	21
SECTION 11.5. Continuing Security Interest; Assignment	21
SECTION 11.6. Termination; Release	21
SECTION 11.7. Modification in Writing	22
SECTION 11.8. Notices	22
SECTION 11.9. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	22
SECTION 11.10. Severability of Provisions	23
SECTION 11.11. Relationship	23
SECTION 11.12. No Credit for Payment of Taxes or Impositions	23
SECTION 11.13. No Claims Against the Mortgagee	23
SECTION 11.14. Mortgagee’s Right To Sever Indebtedness	23

ARTICLE XII.

INTERCREDITOR AGREEMENT

SECTION 12.1. Intercreditor Agreement	25
SECTION 12.2. Credit Agreement	25

ARTICLE XIII.

LEASES

SECTION 13.1. Mortgagor’s Affirmative Covenants with Respect to Leases	25
SECTION 13.2. Mortgagor’s Negative Covenants with Respect to Leases	25

ARTICLE XIV.

LOCAL LAW PROVISIONS
SIGNATURE
ACKNOWLEDGMENTS
SCHEDULE A            Legal Description

-iii-

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY
AGREEMENT AND FIXTURE FILING
          This MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”), dated as of December [__], 2010, is made by NOVELIS CORPORATION, a Texas corporation, having an office at 6060 Parkland Boulevard, Cleveland, Ohio 44124, as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of BANK OF AMERICA, N.A., having an address at [___________________], in its capacity as Collateral Agent for the Lenders, as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”)
R E C I T A L S:
          A. Pursuant to that certain Credit Agreement, dated as of December [__], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement), among Novelis Inc., as Borrower (“Borrower”), AV Metals Inc., the other Subsidiary Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Lenders, the Lenders have agreed to make to or for the account of the Borrowers certain Term Loans.
          B. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.
          C. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the performance of the obligations of the Secured Parties under the Loan Documents that the Mortgagor execute and deliver the applicable Loan Documents, including this Mortgage.
          D. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Secured Obligations (as defined in the Credit Agreement) owing by Mortgagor pursuant to the Loan Documents.
A G R E E M E N T:
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.

          (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
          (b) The following terms in this Mortgage shall have the following meanings:
          “Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.
          “Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.
          “Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(ii) hereof.
          “Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.
          “Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Default Rate” shall mean the rate of interest payable during a default pursuant to the provisions of Section 2.06(c) of the Credit Agreement.
          “Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Land.
          “Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Land, including, without limitation, (i) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (ii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the Improvements immediately upon their incorporation therein.
          “Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.
          “Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by Mortgagor.
          “Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.
          “Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.
          “Mortgage” shall have the meaning assigned to such term in the Preamble hereof.
          “Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.
          “Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.
          “Mortgagor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.
          “Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

          “Premises” shall mean, collectively, the Land, the Fixtures and the Improvements.
          “Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.
          “Property Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmens’, repairmens’, laborers’, materialmens’, suppliers’ and warehousemens’ Liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.
          “Property Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of the Mortgagor as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by this Mortgage or the rights and remedies of the Mortgagee hereunder.
          “Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.
          “Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.
          “Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.
          “Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.
          “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.
          SECTION 1.2. Interpretation. The rules of construction set forth in Section 1.03 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.
ARTICLE II.
GRANTS AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Mortgaged Property. The Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, its successors and assigns, and hereby grants to the Mortgagee, a security interest in and upon, all of the Mortgagor’s estate, right, title and interest in, to and under the following property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):
               (i) Land;
               (ii)Improvements;
               (iii) Fixtures;
               (iv) Leases;
               (v) Rents;
               (vi) Permits;
               (vii) Contracts;
               (viii) Records; and
               (ix) Proceeds.
          Notwithstanding the foregoing provisions of this Section 2.1, Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor of a security interest therein and

(y) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder, and provided further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder.
          TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the purpose of securing the payment and performance in full of all the Secured Obligations.
          SECTION 2.2. Assignment of Leases and Rents. As additional security for the payment and performance in full of the Secured Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Mortgagor’s Interest”):
     (i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;
     (ii) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;
     (iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and
     (iv) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.
          SECTION 2.3. Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.
          SECTION 2.4. Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.
          SECTION 2.5. Secured Amount. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $1,800,000,000 [If state has mortgage tax, use the agreed upon value of the property] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.
          SECTION 2.6. Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.
          SECTION 2.7. No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Loan Documents.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MORTGAGOR
          SECTION 3.1. Warranty of Title. The Mortgagor represents and warrants that:
     (i) it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property;
     (ii) it has good and marketable fee simple title to the Premises and the Landlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for (x) as of the date hereof, Permitted Liens and Liens in favor of the Mortgagee pursuant to the Security Documents and (y) hereafter, Permitted Liens; and;
     (iii) upon recordation in the official records in the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures, a security interest in the Fixtures, which Lien and security interest shall be, as of the date hereof and hereafter, subject only to Permitted Liens.
          SECTION 3.2. Condition of Mortgaged Property. The Mortgagor represents and warrants that:
     (i) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not result in a Property Material Adverse Effect;
     (ii) as of the date hereof, Mortgagor has neither received any notice of nor has any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no knowledge of any state of facts that may exist which could give rise to any such claims;
     (iii) no portion of the Premises is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts promulgated by the Federal Emergency Management Agency or any successor thereto or, if any portion of the Premises is located within such area as evidenced by the Federal Emergency Management Agency Standard Flood Hazard Determination provided to the Mortgagee by the Mortgagor pursuant to Section 4.01(o)(ix) of the Credit Agreement, the Mortgagor has obtained the flood insurance prescribed in Section 5.04(c) of the Credit Agreement;

     (iv) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and
     (v) there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property.
          SECTION 3.3. Property Charges. The Mortgagor represents and warrants that all Property Charges imposed upon or assessed against the Mortgaged Property have been paid (or will be paid in Mortgagor’s ordinary course of business) and discharged except to the extent such Property Charges constitute, as of the date hereof and hereafter, a Permitted Lien.
ARTICLE IV.
CERTAIN COVENANTS OF MORTGAGOR
          SECTION 4.1. Payment and Performance. The Mortgagor shall pay and perform the Secured Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.
          SECTION 4.2. Title. The Mortgagor shall
     (i) (A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property except where the failure to keep in effect the same could not result in a Property Material Adverse Effect and (B) protect, preserve and defend its interest in the Mortgaged Property and title thereto;
     (ii) (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property, subject to Permitted Liens, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable Lien on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of Fixtures, a security interest in the Mortgaged Property, which Lien and security interest shall be subject only to Permitted Liens; and
     (iii) promptly upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof in writing. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied as Net Cash Proceeds to the payment of the Secured Obligations or otherwise in accordance with the provisions of Section 2.10 of the Credit Agreement.
     (iv) not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises which would have a Property Material Adverse Effect without the prior written consent of the Mortgagee.
          SECTION 4.3. Inspection. Mortgagor shall permit Mortgagee, and its agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records located thereon; provided, that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.
          SECTION 4.4. Limitation on Liens; Transfer Restrictions.
               (i) Except for the Permitted Liens and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.
               (ii) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.
          SECTION 4.5. Insurance. The Mortgagor shall obtain and keep in full force and effect the Insurance Policies required by the Credit Agreement pursuant to the terms thereof.
ARTICLE V.
CONCERNING ASSIGNMENT OF LEASES AND RENTS
          SECTION 5.1. Present Assignment; License to the Mortgagor.
          (i) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by Mortgagor to Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to Mortgagor thereunder and apply the same as Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon Mortgagee being in possession of the

Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by Mortgagee (such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.
          (ii) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases subject only to the Permitted Liens and in the case of security deposits, rights of depositors and Requirements of Law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
          (iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
          SECTION 5.2. Collection of Rents by the Mortgagee.
               (i) Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and expenses as Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of any Event of Default or invalidate any act done pursuant to such notice.
               (ii) The Mortgagor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.

          SECTION 5.3. Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.
ARTICLE VI.
TAXES AND CERTAIN STATUTORY LIENS
          SECTION 6.1. Payment of Property Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Property Charges. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Property Charges.
          SECTION 6.2. Stamp and Other Taxes. The Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon this Mortgage or the Secured Obligations or any instrument or transaction affecting or relating to the same and in default thereof, the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 2.15(c) of the Credit Agreement.
          SECTION 6.3. Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Loan Document which are payable by or assessed on the Mortgagee, the Mortgagor shall promptly pay to the Mortgagee or the appropriate tax authority such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement to the Mortgagee shall be unlawful or taxable, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall pay or reimburse Mortgagee for payment of the lawful and non-usurious portion thereof.
          SECTION 6.4. Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII.
CASUALTY EVENTS AND RESTORATION
          SECTION 7.1. Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to the Mortgagee. The Net Cash Proceeds of each Casualty Event shall be applied, allocated and distributed in accordance with the provisions of Section 2.10 of the Credit Agreement.
          SECTION 7.2. Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.
          SECTION 7.3. Restoration. In the event the Mortgagor is permitted or required to perform any repairs or restoration to the Premises in accordance with the provisions of the Credit Agreement, the Mortgagor shall complete such repairs or restoration in accordance with provisions thereof.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
          SECTION 8.1. Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Credit Agreement or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:
          (i) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the

Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.
          (ii) with or without entry, personally or by its agents or attorneys (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 hereof or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or
          (iii) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.
          SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.
               (i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Secured Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple and an assignment or conveyance of all the Mortgagor’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney(s) in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Secured Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the

Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.
               (ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.
               (iii) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Lender or any of their respective Affiliates may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Lender in respect of the Secured Obligations, after deducting from the sales price the expense of the sale and the costs of the action or proceedings and any other sums that the Mortgagee or such Lender is authorized to deduct under this Mortgage.
               (iv) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.
               (v) If the Premises are comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any or a number of individual parcels.
          SECTION 8.3. Additional Remedies in Case of an Event of Default.
               (i) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.
               (ii) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.
               (iii) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii).
          SECTION 8.4. Legal Proceedings After an Event of Default.
               (i) After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Secured Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise to enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.
               (ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Secured Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.
               (iii) The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby expressly (X) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (Y) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (Z) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.
          SECTION 8.5. Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee or any Lender accepts any monies required to be paid by the Mortgagor under this Mortgage or any other Loan Document after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee or any Lender accepts any monies required to be paid by the Mortgagor under this Mortgage or any other Loan Document in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.
ARTICLE IX.
SECURITY AGREEMENT AND FIXTURE FILING
          SECTION 9.1. Security Agreement. To the extent that the Mortgaged Property includes personal property or items of personal property which are or are to become fixtures under applicable law, this Mortgage shall also be construed as a security agreement under the UCC; and, upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to such personal property to exercise all remedies hereunder, all remedies available under the UCC with respect to fixtures and all other remedies available under applicable law. Without limiting the foregoing, such personal property may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of the personal property in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.
          SECTION 9.2. Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor:	Name and Address of the secured party:

The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a corporation organized under the laws of the State of Texas whose Organization Number is 0800204347, and whose Taxpayer Identification Number is 41-2098321.
The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the Premises.

The name of the record owner of the Premises on which such fixtures are or are to be located is the Mortgagor.
In addition, Mortgagor authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located as may be required by law in order to establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.
ARTICLE X.
FURTHER ASSURANCES
          SECTION 10.1. Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any thereof or to any property intended to be subject to the Lien hereof to be filed, registered and recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the validity and priority thereof or the Lien hereof purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.
          SECTION 10.2. Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, pledge, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.
          SECTION 10.3. Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Secured Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.
ARTICLE XI.
MISCELLANEOUS
          SECTION 11.1. Covenants To Run with the Land. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, the covenants and warranties hereof shall be joint and several.
          SECTION 11.2. No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.
          SECTION 11.3. Concerning Mortgagee.
               (i) The Mortgagee has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.
               (ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.
               (iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.
               (iv) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender, if the Mortgagee shall be a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Collateral Agent.
          (v) If any portion of the Mortgaged Property also constitutes collateral granted by Mortgagor to the Mortgagee to secure the Secured Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control.
          SECTION 11.4. Mortgagee May Perform. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Property Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), after five (5) Business Days notice to Mortgagor, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 11.03 of the Credit Agreement. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default.
          SECTION 11.5. Continuing Security Interest; Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns, (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns and (iii) in the event there is more than one mortgagor party hereto, all undertakings hereunder shall be deemed joint and several. No other persons (including, without limitation, any other creditor of any Loan Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), but subject, however, to the provisions of the Credit Agreement, any Lender may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise.
          SECTION 11.6. Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.
          SECTION 11.7. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Loan Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.
          SECTION 11.8. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.
          SECTION 11.9. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY MORTGAGOR REFUSES TO ACCEPT SERVICE, MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF MORTGAGEE TO BRING PROCEEDINGS AGAINST MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING

OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 11.10. Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          SECTION 11.11. Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.
          SECTION 11.12. No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Property Charges on the Mortgaged Property or any part thereof.
          SECTION 11.13. No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
          SECTION 11.14. Mortgagee’s Right To Sever Indebtedness.
               (i) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Secured Obligations to the Mortgaged Property and sever from the remaining Secured Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Secured Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.03 of the Credit Agreement.
               (ii) The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale, foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.
               (iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the Mortgagee may execute, deliver or record such instrument as the attorney-in-fact of the Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.
               (iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.

ARTICLE XII.
INTERCREDITOR AGREEMENT
          SECTION 12.1. Intercreditor Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO MORTGAGEE PURSUANT TO THIS MORTGAGE AND THE EXERCISE OF ANY RIGHT OR REMEDY BY MORTGAGEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED CONCURRENTLY WITH THE CREDIT AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG THE COMPANIES PARTY THERETO, ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE OTHER AGENTS PARTY THERETO, THE COLLATERAL TRUSTEE, THE TERM LOAN ADMINISTRATIVE AGENT, TERM LOAN COLLATERAL AGENT AND THE OTHER TERM LOAN AGENTS UNDER THE TERM LOAN DOCUMENTS PARTY THERETO, AND SUCH OTHER PERSONS AS MAY BECOME PARTY THERETO FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF. Language to be confirmed once Credit Agreement is finalized.] IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS MORTGAGE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          SECTION 12.2. Credit Agreement. In the event of any conflict between the Credit Agreement and this Mortgage, the provisions of the Credit Agreement shall govern and control.
ARTICLE XIII.
LEASES
          SECTION 13.1. Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:
          (i) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;
          (ii) promptly send copies to the Mortgagee of all notices of default which the Mortgagor shall send or receive thereunder; and
          (iii) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.
          SECTION 13.2. Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

          (i) receive or collect, or permit the receipt or collection of, any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:
(A)	in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(B)	the amount held by Landlord as a reasonable security deposit thereunder; and

(C)	any amount received and collected for escalation and other charges in accordance with the terms of such Lease;
          (ii) assign, transfer or hypothecate (other than to the Mortgagee, and subject to the terms of the Intercreditor Agreement) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;
          (iii) enter into any amendment or modification of any Lease if the same would not comply with the definition of Permitted Liens or could reasonably be expected to result in a Property Material Adverse Effect;
          (iv) (a) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or (b) permit the termination of such Lease or (c) accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or (d) accept assignment of such Lease to the Mortgagor unless the same would not cause a Property Material Adverse Effect (but with respect to clauses (b) and (c) hereof, Mortgagor shall not be required to obtain Mortgagee’s prior written consent if the tenant under any such Lease possesses such rights as of the date hereof);
          (v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not cause a Property Material Adverse Effect.
ARTICLE XIV.
LOCAL LAW PROVISIONS
[ ]
(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

          IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

NOVELIS CORPORATION, a Texas corporation
By:
Name:
Title:

[local counsel to confirm signature requirements]

ACKNOWLEDGMENT

State of _______________	)
) ss.:
County of _____________	)
[Local counsel to provide appropriate acknowledgment]

Schedule A — Legal Description
Legal Description of premises located at [__________________]:

EXHIBIT K
Form of
TERM LOAN NOTE

$_______________	New York, New York [Date]
FOR VALUE RECEIVED, the undersigned, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (“Borrower”), hereby promises to pay to [_____________________] (the “Lender”) or its registered assigns on the Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of ____________ DOLLARS ($____________), or, if less, the aggregate unpaid principal amount of all Term Loans (as defined in the Credit Agreement) of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates specified in Section 2.06 of such Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender owing by the Borrower outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.
Time is of the essence in respect of this Note. All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and all other notices of any kind.
EXHIBIT K-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]
EXHIBIT K-2

NOVELIS INC., as Borrower
By:
Name:
Title:

EXHIBIT K-3

Exhibit L-1
PERFECTION CERTIFICATE
     Reference is hereby made to that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
     The undersigned hereby certify to the Administrative Agent as follows:
     1. Names.
     (a) The exact legal name of each Loan Party, as such name appears in its respective certificate or articles of incorporation, memorandum or articles of association, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a), (ii) organized under the laws of the jurisdiction disclosed next to its name in Schedule 1(a) and (iii) a registered organization in such jurisdiction except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the United States Federal Employer Identification Number (or equivalent under the laws of the relevant jurisdiction of organization of such Loan Party) of each Loan Party.
     (b) Set forth in Schedule 1(b) hereto is any other organizational names each Loan Party has had in the past five years, together with the date of the relevant change.
     (c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Also set forth in Schedule 1(c) is the information required by Section 1 of this Perfection Certificate for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.
     2. Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) hereto.
     (b) Set forth in Schedule 2(b) are all locations where each Loan Party maintains any books or records relating to any Collateral.
     (c) Set forth in Schedule 2(c) hereto are all the other places of business of each Loan Party.
     (d) Set forth in Schedule 2(d) hereto are all other locations where each Loan Party maintains any of the Collateral consisting of inventory or equipment where such Collateral owned by the Loan Parties at each such location exceeds $500,000, provided that the aggregate value of such Collateral owned by the Loan Parties at each such location does not exceed $2,500,000 in the aggregate.

     (e) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than each Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment where the value of such Collateral in the possession of each person or such entity exceeds $500,000, provided that the aggregate value of such Collateral in the possession of each person or such entity does not exceed $2,500,000 in the aggregate.
     3. Prior Locations. Set forth in Schedule 3 is the information required by Schedule 2(a), Schedule 2(b), Schedule 2(c), Schedule 2(d) and Schedule 2(e) with respect to each location or place of business previously maintained by each Loan Party at any time during the past four months.
     4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
     5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of file search reports (or equivalent reports under the laws of each relevant jurisdiction) from (A) the Uniform Commercial Code filing offices, Personal Property Security Act filings offices or Registrar of Companies (or equivalent filing offices or registrars under the laws of each relevant jurisdiction) (collectively, “Filing Offices”) (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name and entity set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity (or with respect to each such person or entity, as applicable) from which each Loan Party purchased or otherwise acquired any of the Collateral and (B) each filing officer or registrar (or equivalent thereof under the laws of each relevant jurisdiction) in each real estate recording office or registrar (or equivalent thereof under the laws of each relevant jurisdiction) identified on Schedule 8 with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, mortgage, charge, judgment, tax lien, bankruptcy, pending lawsuit or other filing identified in such reports has been delivered to the Collateral Agent.
     6. Collateral Filings. The financing statements, mortgages, charges and other filings (collectively, “Collateral Filings”), in each case, duly authorized by each Loan Party constituting the debtor (or the equivalent thereof under the laws of each relevant jurisdiction), including the indications of the collateral, attached as Schedule 6 relating to the applicable Security Agreement or Mortgage or other applicable Security Document, are in the appropriate forms for filing in the Filing Offices in the jurisdictions identified in Schedule 7 hereof.
     7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate Filing Offices for the Collateral Filings attached hereto as Schedule 6 and (ii) the appropriate Filing Offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent and/or the Lenders and other Secured Parties under the Security Documents (other than the Mortgages) (the “Pledged Collateral”). No other filings or actions are required to create, preserve, protect and perfect such security interests in the Pledged Collateral, except as set forth on Schedule 12(b).
     8. Real Property. Attached hereto as Schedule 8(a) is a list of all real property owned or leased by each Loan Party noting Mortgaged Property as of the Closing Date and Filing Offices for Mortgages as of the Closing Date. Except as described on Schedule 8(b) attached hereto, no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 8(a) and no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.
     9. Termination Statements. Attached hereto as Schedule 9(a) are the duly authorized termination statements (or equivalents thereof under the laws of each applicable jurisdiction) in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.
     10. Equity Ownership and Other Equity Investments. Attached hereto as Schedule 10 is a true and correct list of all of the authorized, and the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other equity interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such stock, shares, partnership interests, limited liability company membership interests or other equity interests, the number of shares or other equity interests owned by each such Loan Party or Subsidiary and its percentage ownership, the number of shares or other equity interests outstanding, the numbers of any certificate representing such stock, shares, partnership interests, limited liability company membership interests or other equity interests, and the number of shares or other equity interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights in respect of any such stock, shares, partnership interests, limited liability company membership interests or other equity interests. Set forth on Schedule 10 is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Set forth on Schedule 10 is a true and correct organizational structure chart with respect to the Loan Parties and their respective Subsidiaries as of the date hereof.
     11. Instruments and Tangible Chattel Paper; Advances. (a) Attached hereto as Schedule 11(a) is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by a Loan Party in excess of $100,000 in aggregate principal amount.
     (b) Attached hereto as Schedule 11(b) is a true and correct list of all loans and advances made by any Company to any Company as of the date hereof, which advances will be on and after the date hereof evidenced by one or more Intercompany Notes and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents.
     12. Intellectual Property. (a) Attached hereto as Schedule 12(a) is a schedule setting forth all currently active applications and registrations for Patents and Trademarks (each as defined in the U.S. Security Agreement; provided that solely for purposes hereof, the references to “Pledgors” in such definitions shall be deemed to be references to Loan Parties) and all licenses with respect to Patents and Trademarks of (or licensed by) each Loan Party, including the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Patent, Trademark and license with respect to Patents and Trademarks of (or licensed by) each Loan Party. Attached hereto as Schedule 12(b) is a schedule setting forth all currently active applications and registrations for Copyrights (as defined in the U.S. Security Agreement; provided that solely for purposes hereof, the references to “Pledgors” in such definition shall be deemed to be references to Loan Parties) and licenses with respect to Copyrights of (or licensed by) each Loan Party, except for licenses relating to commercially available software used by each Loan Party having a replacement value of less than $100,000, including the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Copyright or license with respect to Copyrights of (or licensed by) each Loan Party.
     (b) Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office, or their equivalents in non-U.S. jurisdictions, if any, are the filings necessary to record the security interests in currently active applications and registrations for Trademarks, Patents and Copyrights and licenses set forth on Schedule 12(a) and Schedule 12(b) for which each Loan Party is a registered owner, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, or their equivalents in non-U.S. jurisdictions, if any, as applicable.
     13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the U.S. Security Agreement) other than Commercial Tort Claims which do not exceed $1,000,000 in the aggregate for all Loan Parties held by each Loan Party, including a brief description thereof.
     14. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts (other than Excluded Securities Accounts) and Commodity Accounts (other than Excluded Commodities Accounts) (each as defined in the U.S. Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name and account number of each such account and the name of each entity that holds each account.
     15. Letter-of-Credit Rights. Attached hereto as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder, other than Letters of Credit which have a maximum available amount not exceeding $250,000 in the aggregate for all Loan Parties.
     16. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 15 of this Perfection Certificate except as set forth on Schedule 16 hereto.
[The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

NOVELIS CORPORATION
By:
Name:
Title:

NOVELIS PAE CORPORATION
By:
Name:
Title:

NOVELIS INC.
By:
Name:
Title:

NOVELIS UK LTD
By:
Name:
Title:

NOVELIS AG
By:
Name:
Title:

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Name:
Title:

4260848 CANADA INC.
By:
Name:
Title:

4260856 CANADA INC.
By:
Name:
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP
By: 4260848 CANADA INC.

Its: General Partner

By:
Name:
Title:

NOVELIS BRAND LLC
By:
Name:
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC
By:
Name:
Title:

ALUMINUM UPSTREAM HOLDINGS LLC
By:
Name:
Title:

NOVELIS EUROPE HOLDINGS LIMITED
By:
Name:
Title:

NOVELIS DEUTSCHLAND GMBH
By:
Name:
Title:

NOVELIS SWITZERLAND SA
By:
Name:
Title:

NOVELIS TECHNOLOGY AG
By:
Name:
Title:

AV METALS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

NOVELIS SERVICES LIMITED
By:
Name:
Title:

NOVELIS MADEIRA, UNIPESSOAL, LDA
By:
Name:
Title:

NOVELIS LUXEMBOURG S.A.
By:
Name:
Title:

NOVELIS PAE S.A.S.
By:
Name:
Title:

SIGNED AND DELIVERED AS A DEED for and on behalf of NOVELIS ALUMINIUM HOLDING COMPANY by its lawfully appointed attorney in the presence of:
By:
Name:
Title:

witness:
By:
Name:
Title:

NOVELIS ACQUISITIONS LLC
By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC.
By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Federal Employer
		Registered Organization		Identification Number (or
Legal Name	Type of Entity	(Yes/No)	Organizational Number[a]	equivalent)[a]	Jurisdiction of Organization

[a]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Loan Party	Prior Name	Date of Change

Schedule 1(c)

Changes in Identity; Other Names

List of All Other
Names Used During
Loan Party	Name of Entity	Action	Date of Action	State of Formation	Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2(a)

Chief Executive Offices

Loan Party	Address	County	State	Country

Schedule 2(b)

Location of Books

Loan Party	Address	County	State	Country

Schedule 2(c)

Other Places of Business

Loan Party	Address	County	State	Country

Schedule 2(d)

Additional Locations of Equipment and Inventory

Loan Party	Address	County	State	Country

Schedule 2(e)

Locations of Collateral in Possession of Persons Other Than Any Loan Party

Name of Entity in
Possession of
	Collateral/Capacity	Address/Location of
Loan Party	of such Entity	Collateral	County	State	Country

Schedule 3

Prior Locations Maintained by Loan Parties

Loan Party	Address	County	State	Country

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Description of Transaction
Loan Party	Including Parties Thereto	Date of Transaction

Schedule 5

File Search Reports

Loan Party	Search Report dated	Prepared by	Jurisdiction

     See attached.

Schedule 6

Copy of Collateral Filings To Be Filed
     See attached.

Schedule 7

Filings/Filing Offices

Applicable Security
Document
[Mortgage, Security
Type of Filing[a]	Entity	Agreement or Other]	Jurisdictions

[a]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8(a)
Real Property

			Landlord/Owner if	Description of
Entity of Record	Location Address	Owned or Leased	Leased	Lease Documents

Schedule 8(a)
Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

Schedule 9(a)
Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 9(b)

Termination Statement Filings

				Type of		Collateral
				Collateral Filing	Collateral	Filing
Debtor	Jurisdiction	Secured Party	Type of Collateral	[UCC-1, etc.]	Filing Date	Number

Schedule 10

Equity Ownership and Other Equity Investments
1. Equity Ownership and other Equity Investments:

Record Owner
			(Beneficial		No. of Shares or	No. of Shares or		No. Shares Covered
			Owner,		Interests	Interests		by Warrants;
Loan Party	Issuer	Type of Organization	if different)	Certificate No.	Owned	Outstanding	Percentage Ownership	Options

2.	Organizational Structure Chart:
See attached.

Schedule 11(a)

Instruments and Tangible Chattel Paper
1. Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2. Chattel Paper:

Schedule 11(b)

Advances
Intercompany Notes:

Noteholder	Obligor	Principal Amount	Date of Issuance	Maturity Date

Unpaid Intercompany transfers of goods:

Companies
(Advanced to/Advanced by)	Amount of Advances

Schedule 12(a)

Patents and Trademarks
UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

CANADIAN PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/APPLICATION NUMBER	DESCRIPTION

[      ] PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/APPLICATION NUMBER	TRADEMARK

CANADIAN TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/APPLICATION NUMBER	TRADEMARK

[      ] TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/APPLICATION NUMBER	TRADEMARK

Schedule 12(b)

Copyrights
UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/APPLICATION NUMBER	DESCRIPTION

CANADIAN COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/APPLICATION NUMBER	DESCRIPTION

[      ] COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/APPLICATION NUMBER	DESCRIPTION

Schedule 12(c)

Intellectual Property Filings

Schedule 13

Commercial Tort Claims

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

LOCAL CASH ACCOUNTS

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Schedule 15

Letter of Credit Rights

Schedule 16

Changes from Circumstances Described in Perfection Certificate

EXHIBIT L-2
PERFECTION CERTIFICATE SUPPLEMENT
     This Perfection Certificate Supplement, dated as of [          ], 201[   ] is delivered pursuant to Section 5.01(e) of that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
     The undersigned hereby certify to the Administrative Agent, the Collateral Agent, and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:
     1. Names. (a) Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Loan Party, as such name appears in its respective certificate or articles of incorporation, memorandum or articles of association, or any other organizational document; (y) each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate, (ii) organized under the laws of the jurisdiction disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (iii) a registered organization in such jurisdiction except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate; and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Loan Party that is a registered organization, the United States Federal Employer Identification Number (or equivalent under the laws of the relevant jurisdiction of organization of such Loan Party) of each Loan Party.
     (b) Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is any other corporate or organizational names each Loan Party has had in the past five years, together with the date of the relevant change.
     (c) Except as listed on Schedule 1(c) attached hereto and made a part hereof, set forth in Schedule 1(c) of the Prior Perfection Certificate is (i) a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years and the date hereof and (ii) the information required by Section 1 of this certificate for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years and the date hereof. Except as set forth in Schedule 1(c) attached hereto and made a part hereof and on Schedule 1(c) of the Prior Perfection Certificate, no Loan Party has changed its jurisdiction of organization at any time during the past four months.

     2. Current Locations. (a) Except as listed on Schedule 2(a) attached hereto and made a part hereof, the [chief executive]1 [registered]2 office of each Loan Party is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.
     (b) Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where each Loan Party maintains any books or records relating to any Collateral.
     (c) Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of each Loan Party.
     (d) Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where each Loan Party maintains any of the Collateral consisting of inventory or equipment not identified above where such Collateral owned by the Loan Parties at each such location exceeds $500,000, provided that the aggregate value of such Collateral owned by the Loan Parties at each such location does not exceed $2,500,000 in the aggregate.
     (e) Except as listed on Schedule 2(e) attached hereto and made a part hereof, set forth in Schedule 2(e) of the Prior Perfection Certificate are the names and addresses of all persons or entities other than each Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment where such Collateral in possession of each person or such entity exceeds $500,000, provided that the aggregate value of such Collateral in the possession of each person or such entity does not exceed $2,500,000 in the aggregate.
     3. [Intentionally omitted].
     4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto and on Schedule 4 to the Prior Perfection Certificate,, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
     5. [Intentionally omitted].
     6. [Collateral Filings. [To the extent applicable, except]3 [Except]4 as listed on Schedule 6 attached hereto and made a part hereof, the financing statements, mortgages, charges and other filings

[1]	Delete in U.K. Perfection Certificate Supplement.

[2]	Insert in U.K. Perfection Certificate Supplement.

[3]	Insert in Swiss, German and Brazilian Perfection Certificate Supplements.

[4]	Insert in U.S., Canadian and Irish Perfection Certificate Supplements.

(collectively, “Collateral Filings”), in each case, duly authorized by each Loan Party constituting the debtor (or the equivalent thereof under the laws of each relevant jurisdiction), including the indications of the collateral relating to the applicable Security Agreement or the applicable Mortgage or other applicable Security Document, are set forth in Schedule 6 of the Prior Perfection Certificate and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto and thereto.]5 [[Intentionally Omitted].]6
     7. Schedule of Filings. [[To the extent applicable, except]7 [Except]8 as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the appropriate filing offices for the Collateral Filings attached hereto and thereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12 hereto and thereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent and/or the Lenders and other Secured Parties under the Security Documents (other than the Mortgages) (the “Pledged Collateral”). No other [filings or]9 actions[, except those mentioned in the respective Security Documents]10 are required to create, preserve, protect and perfect such security interests in the Pledged Collateral, except as set forth in Section 12(b).]11
[Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the forms 395, financing statements, and other filings (collectively, “Collateral Filings”) which will, in each case, be duly authorized by the relevant U.K. Loan Party or the Collateral Agent’s counsel and filed with the appropriate Filing Offices in respect of the security interests in the Collateral granted to the Collateral Agent and/or the Lenders and other Secured Parties under the Security Documents and (ii) the appropriate filing offices for the Collateral Filings. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent and/or the Lenders and other Secured Parties under the Security Documents (other than the Mortgages and as set forth in Section 12(b)).]12

[5]	Delete in U.K. Perfection Certificate Supplement.

[6]	Insert in U.K. Perfection Certificate Supplement.

[7]	Insert in Swiss, German and Brazilian Perfection Certificate Supplements.

[8]	Insert in U.S., Canadian and Irish Perfection Certificate Supplements.

[9]	Delete in German Perfection Certificate Supplement.

[10]	Insert in German Perfection Certificate Supplement.

[11]	Delete in U.K. Perfection Certificate Supplement.

[12]	Insert in U.K. Perfection Certificate Supplement.

     8. Real Property. Except as listed on Schedule 8(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate is a list of all real property owned or leased by each Loan Party [noting]13 [that will form]14 Mortgaged Property [as of the Closing Date or pursuant to Section 5.11(c) of the Credit Agreement and filing offices for Mortgages]15 as of the Closing Date or pursuant to Section 5.11(c) of the Credit Agreement [are listed in the land registry excerpts separately delivered to the Collateral Agent]16. Except as described on Schedule 8(b) attached hereto, no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 8(a) or Schedule 8(a) of the Prior Perfection Certificate, other than those listed on Schedule 8(b) of the Prior Perfection Certificate, and no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.
     9. [Intentionally Omitted].
     10. Equity Ownership and Other Equity Investments. Except as listed on Schedule 10(a) attached hereto and made a part hereof, Schedule 10(a) to the Prior Perfection Certificate is a true and correct list of all of the authorized, and the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other equity interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such stock, shares, partnership interests, limited liability company membership interests or other equity interests, the number of shares or other equity interests owned by each such Loan Party or Subsidiary and its percentage ownership, the number of shares or other equity interests outstanding, the numbers of any certificate representing such stock, shares, partnership interests, limited liability company membership interests or other equity interests, and the number of shares or other equity interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights in respect of any such stock, shares, partnership interests, limited liability company membership interests or other equity interests. Except as set forth on Schedule 10(b) attached hereto and made a part hereof, Schedule 10(b) to the Prior Perfection Certificate sets forth each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Except as set forth on Schedule 10 attached hereto and made a part hereof, set forth on Schedule 10 to the Prior Perfection Certificate is a true and correct organizational structure chart with respect to the Loan Parties and their respective Subsidiaries as of the date hereof.
     11. Instruments and Tangible Chattel Paper; Advances. (a) Except as listed on Schedule 11(a) attached hereto and made a part hereof, Schedule 11(a) to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by a Loan Party in excess of $100,000 in aggregate principal amount.

[13]	Delete in U.K. Perfection Certificate Supplement.

[14]	Insert in U.K. Perfection Certificate Supplement.

[15]	Delete in U.K. Perfection Certificate Supplement.

[16]	Insert in German Perfection Certificate Supplement.

     (b) Except as listed on Schedule 11(b) attached hereto and made a part hereof, Schedule 11(b) to the Prior Perfection Certificate is a true and correct list of all loans and advances made by any Company to any Company as of the date hereof, which advances will be on and after the date hereof evidenced by one or more Intercompany Notes and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents [and (ii) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Company as of the date hereof]17.
     12. Intellectual Property. (a) Except as listed on Schedule 12(a) attached hereto and made a part hereof , Schedule 12(a) to the Prior Perfection Certificate is a schedule setting forth all of each Loan Party’s currently active applications and registrations for Patents and Trademarks (each as defined in the U.S. Security Agreement; provided that solely for purposes hereof, the references to “Pledgors” in such definitions shall be deemed to be references to Loan Parties) and all licenses with respect to Patents and Trademarks of (or licensed by) each Loan Party, and their equivalents in non-U.S. jurisdictions, including the name of the owner (and the registered owner) and the registration number of each such Patent, Trademark and license with respect to Patents and Trademarks of (or licensed by) each Loan Party,18 or their equivalents in non-US jurisdictions. Except as listed on Schedule 12(b) attached hereto and made a part hereof, Schedule 12(b) to the Prior Perfection Certificate is a schedule setting forth all currently-active applications and registrations for Copyrights (as defined in the U.S. Security Agreement; provided that solely for purposes hereof, the references to “Pledgors” in such definition shall be deemed to be references to Loan Parties) and licenses with respect to Copyrights of (or licensed by) each Loan Party, except for licenses relating to commercially available software used by each Loan Party having a replacement value of less than $100,000, in each case, including the name of the owner (and the registered owner) and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Copyright or license with respect to Copyrights of (or licensed by) each Loan Party, or their equivalents in non-U.S. jurisdictions.
     (b) Except as listed on Schedule 12(c) and Schedule 7 attached hereto and made a part hereof, the filings listed or provided in Schedule 7 and Schedule 12(c) attached to the Prior Perfection Certificate, together with those filings required pursuant to Schedule 5.16 to the Credit Agreement, and any filings necessary to bring the title to the relevant Intellectual Property into the name of the Loan Party which owns such Intellectual Property, are the filing necessary to perfect and record the security interests in the currently active applications and registrations for Trademarks, Patents and Copyrights and licenses with respect to Trademarks, Patents and Copyrights, and non-U.S. equivalents, set forth on Schedules 12(a) and 12(b) hereto for which a Loan Party is a registered owner and which are established under the laws of the United States, Canada, the U.K., Germany and Switzerland. The Loan Parties have delivered to the Collateral Agent duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement, and Copyright Security Agreement, as applicable to U.S. Patents Trademarks and Copyrights on Schedules 12(a) and 12(b) attached hereto, a Security Transfer and Assignment Agreement with Regard to Intellectual Property, as applicable to German Intellectual Property on Schedules 12(a) and 12(b) attached hereto, Form 24s as applicable to U.K. Intellectual Property on Schedules 12(a) and 12(b)

[17]	Insert in U.K. and Swiss Perfection Certificate Supplements

[18]	Substitute in the U.K. Perfection Certificate “Intellectual Property specified in and charged and/or assigned under the U.K. Security Agreement attached hereto, and such other duly executed forms as are necessary to effectuate and perfect the Agent’s Lien in the Patents, Trademarks Copyrights and non-U.S. equivalents listed on Schedules 12(a) and 12(b) which are established under the laws of the U.S., the U.K., Canada, Germany and Switzerland.
     13. [Commercial Tort Claims. Except as listed on Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the U.S. Security Agreement) other than Commercial Tort Claims which do not exceed $1,000,000 in the aggregate for all Loan Parties, held by each Loan Party, including a brief description thereof.]19 [[Intentionally Omitted].]20
     14. [Deposit Accounts, Securities Accounts and Commodity Accounts]21 [Securities Accounts]22. Except as listed on Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and complete list of all [Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts (other than Excluded Securities Accounts) and Commodity Accounts (other than Excluded Commodities Accounts) (each as defined in the U.S. Security Agreement)]23 [Securities Accounts (each as defined in the U.K. Security Agreement)]24 maintained by each Loan Party, including the name of each institution where each such account is held, the name and account number of each such account and the name of each entity that holds each account.
     15. Letter-of-Credit Rights. Except as listed on Schedule 15 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder, other than Letters of Credit which have a maximum available amount not exceeding $250,000 in the aggregate for all Loan Parties.
     16. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 15 of this Perfection Certificate Supplement except as set forth on Schedule 16 hereto.
[The remainder of this page has been intentionally left blank]

[19]	Delete in U.K. Perfection Certificate Supplement.

[20]	Insert in U.K. Perfection Certificate Supplement.

[21]	Delete in U.K. Perfection Certificate Supplement.

[22]	Insert in U.K. Perfection Certificate Supplement.

[23]	Delete in U.K. Perfection Certificate Supplement.

[24]	Insert in U.K. Perfection Certificate Supplement.

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the date first written above.

[_____________________][25]

By:
Name:
Title:

[25]	Insert Loan Party names.

Schedule 1(a)
Legal Names, Etc.

Federal Employer
		Registered Organization		Identification Number (or
Legal Name	Type of Entity	(Yes/No)	Organizational Number[a]	equivalent)[a]	Jurisdiction of Organization

[a]	If none, so state.

Schedule 1(b)
Prior Organizational Names

Loan Party	Prior Name	Date of Change

Schedule 1(c)
Changes in Identity; Other Names

List of All Other
Names Used During
Loan Party	Name of Entity	Action	Date of Action	State of Formation	Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate Supplement]

Schedule 2(a)
Chief Executive Offices

Loan Party	Address	County	State	Country

Schedule 2(b)
Location of Books

Loan Party	Address	County	State	Country

Schedule 2(c)
Other Places of Business

Loan Party	Address	County	State	Country

Schedule 2(d)
Additional Locations of Equipment and Inventory

Loan Party	Address	County	State	Country

Schedule 2(e)
Locations of Collateral in Possession of Persons Other Than Any Loan Party

Name of Entity in
Possession of
	Collateral/Capacity	Address/Location of
Loan Party	of such Entity	Collateral	County	State	Country

Schedule 4
Transactions Other Than in the Ordinary Course of Business

Loan Party	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 6
Copy of Collateral Filings To Be Filed
See attached.

Schedule 7
Filings/Filing Offices

Applicable Security
Document
[Mortgage, Security
Type of Filing[a]	Entity	Agreement or Other]	Jurisdictions

[a]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8(a)
Real Property

			Landlord/Owner if	Description of
Entity of Record	Location Address	Owned or Leased	Leased	Lease Documents

Schedule 8(b)
Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

Schedule 9(a)
Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 9(b)
Termination Statement Filings

Type of Collateral
				Filing [UCC-1,	Collateral Filing	Collateral Filing
Debtor	Jurisdiction	Secured Party	Type of Collateral	etc.]	Date	Number

Schedule 10
Equity Ownership and Other Equity Investments
     1. Equity Ownership and other Equity Investments:

			Record Owner		No. of Shares or	No. of Shares or		No. Shares Covered
			(Beneficial Owner,		Interests	Interests		by Warrants;
Loan Party	Issuer	Type of Organization	if different)	Certificate No.	Owned	Outstanding	Percentage Ownership	Options

     2. Organizational Structure Chart:
     See attached.

Schedule 11(a)
Instruments and Tangible Chattel Paper
1. Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2. Chattel Paper:

Schedule 11(b)
Advances
Intercompany Notes:

Noteholder	Obligor	Principal Amount	Date of Issuance	Maturity Date

Unpaid Intercompany transfers of goods:

Companies
(Advanced to/Advanced by)	Amount of Advances

Schedule 12(a)
Patents and Trademarks
UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

REGISTRATION/ APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

CANADIAN PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

REGISTRATION/
LICENSEE	LICENSOR	COUNTRY/STATE	APPLICATION NUMBER	DESCRIPTION

[     ] PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

REGISTRATION/
LICENSEE	LICENSOR	COUNTRY/STATE	APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

CANADIAN TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

REGISTRATION/
LICENSEE	LICENSOR	COUNTRY/STATE	APPLICATION NUMBER	TRADEMARK

[               ] TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

REGISTRATION/
LICENSEE	LICENSOR	COUNTRY/STATE	APPLICATION NUMBER	TRADEMARK

Schedule 12(b)
Copyrights
UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

REGISTRATION/ APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

CANADIAN COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
LICENSEE	LICENSOR	COUNTRY/STATE	APPLICATION NUMBER	DESCRIPTION

[               ] COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
LICENSEE	LICENSOR	COUNTRY/STATE	APPLICATION NUMBER	DESCRIPTION

Schedule 12(c)
Intellectual Property Filings

Schedule 13
Commercial Tort Claims

Schedule 14
Deposit Accounts, Securities Accounts and Commodity Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

LOCAL CASH ACCOUNTS

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Schedule 15
Letter of Credit Rights

Schedule 16
Changes from Circumstances Described in Perfection Certificate

Exhibit M-1
EXECUTION VERSION

SECURITY AGREEMENT
made by
NOVELIS INC.,
as the Borrower,
and
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
in favor of
BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of December 17, 2010

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS OR NOVELIS INC. FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

Page
PREAMBLE	1

RECITALS	1

AGREEMENT	2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. DEFINITIONS	2
SECTION 1.2. INTERPRETATION	9
SECTION 1.3. RESOLUTION OF DRAFTING AMBIGUITIES	9
SECTION 1.4. PERFECTION CERTIFICATE	9

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. GRANT OF SECURITY INTEREST	10
SECTION 2.2. FILINGS	11

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

SECTION 3.1. DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	11
SECTION 3.2. PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	12
SECTION 3.3. FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	13
SECTION 3.4. OTHER ACTIONS	13
SECTION 3.5. JOINDER OF ADDITIONAL GUARANTORS	16
SECTION 3.6. SUPPLEMENTS; FURTHER ASSURANCES	17

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1. TITLE	17
SECTION 4.2. VALIDITY OF SECURITY INTEREST	17
SECTION 4.3. DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	18

-i-

Page
SECTION 4.4. OTHER FINANCING STATEMENTS	18
SECTION 4.5. [INTENTIONALLY OMITTED]	18
SECTION 4.6. DUE AUTHORIZATION AND ISSUANCE	18
SECTION 4.7. CONSENTS, ETC.	18
SECTION 4.8. PLEDGED COLLATERAL	18
SECTION 4.9. INSURANCE	19

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	19
SECTION 5.2. VOTING RIGHTS; DISTRIBUTIONS; ETC.	19
SECTION 5.3. [INTENTIONALLY OMITTED]	20
SECTION 5.4. [INTENTIONALLY OMITTED]	20
SECTION 5.5. CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	20

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1. GRANT OF INTELLECTUAL PROPERTY LICENSE	21
SECTION 6.2. PROTECTION AND MAINTENANCE OF INTELLECTUAL PROPERTY COLLATERAL	21
SECTION 6.3. AFTER-ACQUIRED PROPERTY	22
SECTION 6.4. LITIGATION	22

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. MAINTENANCE OF RECORDS	23
SECTION 7.2. MODIFICATION OF TERMS, ETC	23
SECTION 7.3. COLLECTION	23

ARTICLE VIII

TRANSFERS

SECTION 8.1. TRANSFERS OF PLEDGED COLLATERAL	24

-ii-

-iii-

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement
EXHIBIT 7	Form of Bailee Letter

-iv-

SECURITY AGREEMENT
          This SECURITY AGREEMENT, dated as of December 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors”, and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
R E C I T A L S:
          A. The Borrower, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties from time to time party thereto have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement).
          B. The Borrower has, pursuant to the Credit Agreement, borrowed the Loans provided for thereunder, and each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.
          C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.
          D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.
          E. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.
A G R E E M E N T:
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.
          (a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
          “Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Entitlement”; “Securities Intermediary”; “Supporting Obligations”; and “Tangible Chattel Paper.”
          (b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
          (c) The following terms shall have the following meanings:
          “Account Debtor” shall mean each Person who is obligated on a Receivable or Supporting Obligation related thereto.
          “Agreement” shall have the meaning assigned to such term in the Preamble hereof.
          “Bailee Letter” shall be an agreement in form substantially similar to Exhibit 7 hereto or in such other form and substance reasonably satisfactory to the Collateral Agent.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.
          “Borrower” shall have the meaning assigned to such term in the Preamble hereof.
          “Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.
          “Cash Management System” shall mean a cash management system acceptable to the Collateral Agent among the Pledgors in the United States, Canada, England and Wales, Switzerland and Germany (and any other jurisdiction in which a borrower or borrowing base guarantor under the Revolving Credit Agreement is located).
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

          “Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, licenses, agreements and grants and all other contracts, licenses, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
          “Control” shall mean (i) in the case of each Deposit Account, “control”, as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control”, as such term is defined in Section 8-106 of the UCC, (iii) in the case of any Commodity Contract, “control”, as such term is defined in Section 9-106 of the UCC, and (iv) in the case of any Letter-of-Credit Right, “control”, as such term is defined in Section 9-107 of the UCC.
          “Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.
          “Copyright” shall mean, collectively, all copyrights (whether statutory or common law, whether established, registered or recorded in Canada, the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all (i) copyright registrations and applications, (ii) rights and privileges arising under applicable law with respect to such copyrights, (iii) renewals and extensions thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
          “Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Deposit Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.
          “Deposit Accounts” shall mean, collectively, (i) all “deposit accounts” (as defined in Article 9 of the UCC) and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time held in, credited to or on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.
          “Discharge of Revolving Credit Secured Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

          “Excluded Commodities Accounts” shall mean Commodities Accounts with Investment Property or other property held in or credited to such Commodities Accounts with an aggregate value of less than $1,000,000 at any time with respect to any particular Commodities Account and less than $2,500,000 at any time in the aggregate for all such Commodities Accounts.
          “Excluded Deposit Accounts” shall mean (i) Deposit Accounts that are zero balance disbursement accounts, (ii) Deposit Accounts used solely to fund payroll, payroll taxes and similar employment taxes or employee benefits in the ordinary course of business, (iii) local Deposit Accounts listed on Schedule 14 of the Perfection Certificate under the heading “Local Cash Accounts” that are not a part of the Cash Management System which individually do not at any time contain funds in excess of $100,000 and, together with all other such local cash accounts, do not contain funds in excess of $2,000,000, and (iv) other Deposit Accounts with an amount on deposit of less than $1,000,000 at any time with respect to any particular Deposit Account and less than $2,500,000 at any time in the aggregate for all such Deposit Accounts; provided that notwithstanding the foregoing, no Net Cash Proceeds Account shall be an Excluded Deposit Account.
          “Excluded Securities Accounts” shall mean (i) Securities Accounts with Investment Property or other property held in or credited to such Securities Accounts with an aggregate value of less than $10,000,000 at any time in the aggregate for all such Securities Accounts and (ii) Securities Accounts with property held in or credited to such Securities Accounts consisting solely of the Equity Interests of Aluminum Company of Malaysia Berhad.
          “Excluded Property” shall mean
     (a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement (other than any of the foregoing entered into with the Borrower or any of its Restricted Subsidiaries) or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest (or, in the case of any agreement (but not any permit or license), require the consent of any person therefor (so long as any such consent requirement is permitted under Section 6.19 of the Credit Agreement)) in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity),
     (b) any “Venture Interests” as defined in the Joint Venture Agreement, dated January 18, 1985, between Arco Logan Inc. and Alcan Aluminum Corporation, as such Joint Venture Agreement may have been amended prior to June 4, 2009, and any Equity Interest in any other joint ventures to the extent the terms of the applicable joint venture agreement (other than any of the foregoing entered into with the Borrower or any Restricted Subsidiary), prohibit the creation by the applicable Pledgor of a security interest, or require the consent of any person therefor, in such Equity Interests in favor of the Collateral Agent, but only to the extent and for so long as (i) the terms of the applicable agreement prohibit the creation by the applicable Pledgor of a security interest in such “Venture Interests” or other Equity Interests in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity) and (ii) such prohibition is permitted by Section 6.19 of the Credit Agreement,

     (c) any property owned by any Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such property,
     (d) any United States trademark or service mark application filed on the basis of a Pledgor’s intent-to-use such mark, in each case, unless and until evidence of the use of such trademark in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office,
     (e) any Equity Interests of Novelis de Mexico, S.A. de C.V. so long as (i) such Subsidiary is an Excluded Collateral Subsidiary and (ii) the pledge of or grant of a security interest in the Equity Interests of such Subsidiary pursuant hereto would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger an increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Collateral Agent; provided, however, that Excluded Property shall not include (x) Voting Stock of such Subsidiary representing not more than 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (y) 100% of the Equity Interests not constituting Voting Stock of such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (e),
     (f) any leasehold interests in real property,
     (g) any Excluded Equity Interests and any Equity Interests in Excluded Collateral Subsidiaries that are not Loan Parties,
     (h) motor vehicles and any other assets where ownership is evidenced by a certificate of title,
     (i) deposits posted by customers pursuant to forward sale agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and that is held in a segregated Deposit Account that is not commingled with any other Collateral (other than other such deposits posted by customers), and any Deposit Accounts and Securities Accounts to which only such customer deposits are credited;
     (j) Letter of Credit Rights that are not Supporting Obligations.
provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (j) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (i)).
          “General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles”, as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all intellectual property, (vi) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vii) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (viii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.
          “Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
          “Immaterial Intellectual Property Collateral” shall mean Intellectual Property Collateral that is not Material Intellectual Property Collateral.
          “Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments”, as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.
          “Intellectual Property” shall mean, collectively, Patents, Trademarks, Copyrights, Intellectual Property Licenses and Trade Secrets and Other Proprietary Rights.
          “Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Trade Secrets and Other Proprietary Rights of the Pledgors, in each case, other than any Excluded Property.
          “Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license agreements and covenants not to sue (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development or consulting) with respect to any Patent, Trademark, Copyright or Trade Secrets and Other Proprietary Rights, whether such Pledgor is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all Patents, Trademarks, Copyrights or Trade Secrets and Other Proprietary Rights.

          “Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Pledgors and the other Companies party thereto, the Administrative Agent, the Collateral Agent, and the Revolving Credit Agents, and certain other persons which may be or become parties thereto or become bound thereto from time to time, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
          “Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.
          “Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of any material Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.
          “Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.
          “Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.
          “Patents” shall mean, collectively, all patents, patent applications, certificates of inventions, industrial designs and rights corresponding thereto throughout the world (whether established or registered or recorded in Canada, the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements or other violations thereof.
          “Perfection Certificate” shall mean, individually and collectively, as the context may require, each perfection certificate dated December 17, 2010, executed and delivered by each Pledgor in favor of the Administrative Agent and the Collateral Agent, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Pledgor in favor of the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

          “Permitted Encumbrances” shall mean Permitted Liens of the type described in Section 6.02(a), (b), (c), (d), (f), (g), (h), (i), (j), (k) (to the extent provided in the Intercreditor Agreement), (n), (o), (q), (r), (s), (t) and (y) of the Credit Agreement which have priority over the Liens granted pursuant to this Agreement (and in each case, subject to the proviso to Section 6.02 of the Credit Agreement).
          “Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.
          “Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10 to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are currently owned or hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer owned or acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, other than to the extent any such Pledged Securities constitute Excluded Equity Interests.
          “Pledgor” shall have the meaning assigned to such term in the Preamble hereof.
          “Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.
          “Revolving Credit Agents” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Revolving Credit Security Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.
          “Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

          “Trade Secrets and Other Proprietary Rights” shall mean, collectively, all intellectual property rights not covered by the definitions of “Copyrights,” “Patents,” and “Trademarks”, including all intellectual property rights in trade secrets, proprietary information and data and databases, know-how and processes, designs, inventions, technology and software and any other intangible rights to the extent not covered by the definitions of Patents, Trademarks and Copyrights; whether registered or unregistered, whether statutory or common law, and whether established or registered in Canada, the United States or any other country or any political subdivision thereof, together with any and all (i) registrations and applications for the foregoing, (ii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iii) reissues, continuations, extensions, renewals and divisions thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements or other violations thereof, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present and future infringements and other violations thereof.
          “Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.
          “Trademarks” shall mean, collectively, all trademarks (including service marks and certification marks), slogans, logos, trade dress, internet domain names, corporate names and trade names, whether registered or unregistered (whether statutory or common law and whether established or registered in Canada, the United States or any other country or any political subdivision thereof), together with any and all (i) registrations and applications for any of the foregoing, (ii) goodwill connected with the use thereof and symbolized thereby, (iii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iv) reissues, continuations, extensions and renewals thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or other violations thereof, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present and future infringements, dilutions or other violations thereof.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
          SECTION 1.2. Interpretation. Sections 1.03, 1.04 and 1.05 of the Credit Agreement shall apply herein mutatis mutandis.
          SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.
          SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II
GRANT OF SECURITY AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):
(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Patents, Trademarks, Copyrights, Intellectual Property Licenses and Trade Secrets and Other Proprietary Rights;

(viii)	the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Money and all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Pledged Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the terms “Pledged Collateral” and “Pledged Securities” shall not include, any Excluded Property and the Pledgors shall, upon the request of the Collateral Agent at any time an Event of Default has occurred and is continuing, give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the

Collateral Agent such information regarding the Excluded Property as the Collateral Agent may reasonably request (including written notice identifying in reasonable detail the Excluded Property).
          SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the debtor or in which debtor otherwise has rights” or a similar description and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.
          (b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.
          (c) Each Pledgor hereby further authorizes the Collateral Agent to execute and/or submit filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), as applicable, including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents and to take such other actions as may be required under applicable law for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
          SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral (other than Excluded Property and any certificates, agreements or instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party) in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected First Priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Pledgor or such longer period as may be determined by the Collateral Agent in its sole discretion) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (provided that notwithstanding the foregoing, no such certificates, agreements or instruments representing or evidencing Securities Collateral shall be required to be so delivered to the extent such Securities Collateral constitutes Excluded Property or any certificates, agreements or instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party, but shall be so delivered promptly (but in any event within thirty days) following the date such Securities Collateral ceases to constitute Excluded Property or such Subsidiary ceases to qualify as an Excluded Collateral Subsidiary or otherwise becomes, or is required to become, a Loan Party pursuant to the terms of the Credit Agreement). All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
          SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected First Priority security interest in all uncertificated Pledged Securities (other than uncertificated Pledged Securities in which a security interest cannot be perfected by taking all applicable actions under the UCC and such other actions (including, without limitation, the delivery or filing of financing, statements, agreements instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect such security interest under the local laws of the jurisdiction of the issuer of such Pledged Securities) pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) the issuer of such uncertificated Pledged Securities to enter into a control agreement with the Collateral Agent and such Pledgor reasonably satisfactory to the Collateral Agent pursuant to which such issuer shall agree to comply with instructions originated by the Collateral Agent without further consent by such Pledgor, and cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) the Organizational Documents of each such issuer that is a Subsidiary of a Pledgor to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

          SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral in which a security interest may be perfected by filing under the UCC, and such other actions (including, without limitation, the delivery or filing of financing statements, agreements, instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect such security interest under the local laws of the jurisdiction of the issuer of any Pledged Securities, have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral (other than uncertificated Pledged Securities in which a security interest cannot be perfected by taking all applicable actions under the UCC and such other actions (including, without limitation, the delivery or filing of financing, statements, agreements instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect such security interest under the local laws of the jurisdiction of the issuer of such Pledged Securities) as a perfected First Priority security interest subject only to Permitted Encumbrances (other than any Pledged Collateral the cost of which the Collateral Agent reasonably determines, in its sole discretion, outweighs the benefit of obtaining such perfection).
          SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:
     (a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate and other than such Instruments and Tangible Chattel Paper held by a Pledgor which do not exceed $100,000 in the aggregate for all Pledgors. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. As of the date hereof, such Instruments and Tangible Chattel Paper and such instruments of transfer or assignment have been executed and delivered to the Collateral Agent and the Collateral Agent has a perfected First Priority security interest in such Instruments and Tangible Chattel Paper. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $2,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.
     (b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 14 to the Perfection Certificate. With respect to each such Deposit Account, as of the date hereof, the applicable Deposit Account Control Agreement listed on Schedule 14 to the Perfection Certificate has been executed and delivered and the Collateral Agent has a First Priority security interest in each such Deposit Account (other than Excluded Deposit Accounts), which security interest is (or, with respect to any such Deposit Accounts identified on Schedule 5.15 to the Credit Agreement, after completion of the actions with respect to such Deposit Accounts specified on such Schedule, will be) perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account (other than Excluded Deposit Accounts and Deposit Accounts constituting Excluded Collateral). The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. The two immediately preceding sentences shall not apply to any other Deposit Accounts for which the Collateral Agent is the Bank. No Pledgor shall grant Control of any Deposit Account that is not an Excluded Deposit Account to any Person other than (i) the Collateral Agent, (ii) subject to the terms of the Intercreditor Agreement, the Revolving Credit Agents and (iii) in respect of any Deposit Account that holds only deposits posted by customers described in clause (j) of the definition of Excluded Collateral.
     (c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 14 to the Perfection Certificate. With respect to each such Securities Account and Commodities Account, as of the date hereof, the applicable Securities Account Control Agreement or Commodities Account Control Agreement listed on Schedule 14 to the Perfection Certificate has been executed and delivered and the Collateral Agent has a First Priority security interest in each such Securities Account and Commodity Account (other than Excluded Securities Accounts and Excluded Commodities Accounts and Securities Accounts constituting Excluded Collateral), which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account (other than Excluded Securities Accounts, Excluded Commodities Accounts and Securities Accounts constituting Excluded Collateral), as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within five days of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. The two immediately preceding sentences shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent or any of its affiliates is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property to any Person other than (i) the Collateral Agent, (ii) subject to the terms of the Intercreditor Agreement, the Revolving Credit Agent and (iii) in respect of any Deposit Account that holds only deposits posted by customers described in clause (j) of the definition of Excluded Collateral, such customers.

     (ii) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other Person.
     (d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 11(a) to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $2,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.
     (e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either use commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $2,500,000 in the aggregate for all Pledgors. No Pledgor shall grant Control of any Letter-of-Credit Right to any Person other than the Collateral Agent and, subject to the terms of the Intercreditor Agreement, the Revolving Credit Agents.

     (f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 to the Perfection Certificate and other than Commercial Tort Claims which do not exceed $1,000,000 in the aggregate for all Pledgors. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $5,000,000 in the aggregate for all Pledgors.
     (g) Landlord’s Access Agreements/Bailee Letters. If and to the extent reasonably requested by the Collateral Agent, each Pledgor shall use its commercially reasonable efforts to obtain as soon as practicable after such request with respect to each location where such Pledgor maintains Pledged Collateral, a Bailee Letter and/or Landlord Access Agreement, as applicable, and use commercially reasonable efforts to obtain a Bailee Letter, Landlord Access Agreement and/or landlord’s lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of any Pledged Collateral. A waiver of bailee’s lien shall not be required if the value of the Pledged Collateral held by such bailee is less than $500,000, provided that the aggregate value of the Pledged Collateral held by all bailees who have not delivered a Bailee Letter is less than $2,500,000 in the aggregate.
          SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower that is either (x) organized under the laws of the United States or any state thereof or the District of Columbia and required to become a party to this Agreement or to otherwise pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement or (y) a Foreign Subsidiary and is required to become a party to this Agreement pursuant to Section 5.11(e) of the Credit Agreement to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto within thirty days (or such longer period as may be determined by the Collateral Agent in its sole discretion) of the date on which it became a wholly owned Restricted Subsidiary, ceased to be an Excluded Collateral Subsidiary or was required to become a Loan Party or a party to this Agreement by operation of the provisions of Sections 5.11(b), (d) or (e) of the Credit Agreement, as the case may be, and (ii) a Perfection Certificate, in each case, within thirty days (or such longer period as may be determined by the Collateral Agent in its sole discretion) of the date on which it became a wholly owned Restricted Subsidiary, ceased to be an Excluded Collateral Subsidiary or was required to become a Loan Party or a party to this Agreement by operation of the provisions of Sections 5.11(b), (d) or (e) of the Credit Agreement, as the case may be, and, in each case, upon such execution and delivery, such Restricted Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. In the case of a wholly owned Restricted Subsidiary organized outside of the United States that is required to become a party to this Agreement pursuant to Section 5.11(e) of the Credit Agreement, such Restricted Subsidiary shall also execute and deliver to the Collateral Agent such additional documentation as the Collateral Agent shall reasonably request to provide for perfected and valid liens on its assets in the jurisdiction where it is organized or doing business. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

          SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form and substance reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
          Each Pledgor represents, warrants and covenants as follows:
          SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than Permitted Liens that are permitted to attach to Securities Collateral pursuant to Section 6.02 of the Credit Agreement.
          SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral (other than any Pledged Collateral the cost of which the Collateral Agent reasonably determines, in its sole discretion, outweighs the benefit of obtaining such perfection). The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing First Priority security interest therein (other than any Pledged Collateral the cost of which the Collateral Agent reasonably determines, in its sole discretion, outweighs the benefit of obtaining such perfection).
          SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Except to the extent otherwise permitted by Section 5.05 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Encumbrances. Except as permitted by the Credit Agreement, there is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.
          SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement, in favor of the Revolving Credit Collateral Agent or in favor of any holder of a Permitted Encumbrance with respect to such Permitted Encumbrance or financing statements or public notices relating to the termination statements listed on Schedule 7 to the Perfection Certificate or relating to Liens permitted by Section 6.02 of the Credit Agreement.
          SECTION 4.5. [INTENTIONALLY OMITTED]
          SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.
          SECTION 4.7. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
          SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors (other than Immaterial Intellectual Property Collateral).
          SECTION 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.
ARTICLE V
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
          SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any Person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within thirty days (or such longer period as may be determined by the Collateral Agent in its sole discretion) after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and to the extent required thereunder, the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.
          SECTION 5.2. Voting Rights; Distributions; etc.
     (a) So long as no Event of Default shall have occurred and be continuing:
     (i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.
     (ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent not prohibited by the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days (or such longer period as may be determined by the Collateral

Agent in its sole discretion) after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          (b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.
          (c) Upon the occurrence and during the continuance of any Event of Default and notice by the Collateral Agent:
     (i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.
     (ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.
          (d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.
          (e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(c)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          SECTION 5.3. [INTENTIONALLY OMITTED]
          SECTION 5.4. [INTENTIONALLY OMITTED]
          SECTION 5.5. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.
          (a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
          (b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.
ARTICLE VI
CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
          SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Pledgor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located; provided that the quality of any products in connection with which the Trademarks are used will not be materially inferior to the quality of such products prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
          SECTION 6.2. Protection and Maintenance of Intellectual Property Collateral. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) within thirty (30) days of its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding (not including office or other matters in the ordinary course of prosecution before the United States Patent and Trademark Office or the United States Copyright Office or any foreign counterpart) or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such Material Intellectual Property Collateral in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, except as shall be consistent with commercially reasonable business judgment, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, (iv) take action to prosecute infringers and violators of Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any Material Intellectual Property Collateral, in each case, except as shall be consistent with commercially reasonable business judgment, (v) not license (a) any Material Intellectual Property Collateral in a manner that would materially impair the value of such Material Intellectual Property Collateral or (b) any Intellectual Property Collateral in a manner that impairs the Lien on and security interest in the Intellectual Property Collateral created hereby, in each case without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral, (vii) without limiting the Collateral Agent’s rights and each Pledgor’s obligations under Section 6.3 below, furnish to the Collateral Agent from time to time upon the Collateral

Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request, (viii) make commercially reasonable efforts to require the use of statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents (including the removal of expired patents from being marked on the Pledgor’s products), and appropriate notice of Copyright in connection with the publication of material subject to Copyrights and (ix) maintain the level of quality of products sold and services rendered under any Trademarks owned by such Pledgor at a level at least consistent with the quality of such products and services as of the date hereof to the extent consistent with reasonable business judgment, and adequately control the quality of goods an services offered by any licensees of its Trademarks to maintain such standards.
          SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any ownership or other rights in and/or to any additional Intellectual Property (including trademark applications for which evidence of the use of such trademarks in interstate commerce has been submitted to and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. Section 1060(a) (or a successor provision)) or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions of this Agreement shall automatically apply thereto and any such item described in the preceding clause (i) or (ii) (other than any Excluded Property) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and such Intellectual Property (other than any Excluded Property) shall be subject to the Lien and security interest created by this Agreement without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, each Pledgor shall provide to the Collateral Agent written notice of any of the foregoing Intellectual Property owned by such Pledgor which is the subject of a registration or application and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.
          SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, after an Event of Default, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 11.03 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any Person.
ARTICLE VII
CERTAIN PROVISIONS CONCERNING RECEIVABLES
          SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of Receivables in all material respects, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.
          SECTION 7.2. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment, discount, credit, rebate or reduction with respect thereto except in the ordinary course of business consistent with prudent business practice except as may be permitted by any Loan Document, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice except as may be permitted by any Loan Documents, without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables except as may be otherwise consistent with the exercise of reasonable business judgment in the ordinary course of business.
          SECTION 7.3. Collection. Each Pledgor shall use its commercially reasonable efforts to cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.
ARTICLE VIII
TRANSFERS
          SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as not prohibited by the Credit Agreement.
ARTICLE IX
REMEDIES
          SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time (alternatively, successively or concurrently on any one or more occasions) exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein, under the other Loan Documents, or otherwise available to it, the following remedies:
          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;
          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts to the Collateral Agent;
          (iii) Sell, assign, grant a license to use or otherwise liquidate and dispose of, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate and dispose of, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license, liquidation or disposition;

          (iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;
          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;
          (vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;
          (vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral;
          (viii) In the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent, or in the name of any Pledgor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors and other obligors in respect of Receivables of such Pledgor and parties to contracts with such Pledgor, to verify with such Persons, to the Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Chattel Paper, Payment Intangibles, General Intangibles, Instruments and other Receivables that are Pledged Collateral; and
          (ix) Exercise all the rights and remedies of a secured creditor upon a default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the

Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.
          SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, 10 days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
          SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.
          SECTION 9.4. Certain Sales of Pledged Collateral.
          (a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.
          (b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
          (c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Secured Parties, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.
          (d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
          (e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.
          SECTION 9.5. No Waiver; Cumulative Remedies.
          (a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.
          (b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.
          SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of such Pledgor’s rights in the Intellectual Property Collateral, in recordable form with respect to those items of the Intellectual Property Collateral consisting of registered Patents, Trademarks and/or Copyrights (or applications therefor) and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights of such Pledgor, and such Persons shall be available to perform their prior functions on the Collateral Agent’s behalf.
ARTICLE X
APPLICATION OF PROCEEDS
          SECTION 10.1. Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.1. Concerning Collateral Agent.
          (a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.
          (b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.
          (c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
          (d) Except as otherwise provided in Sections 11.17 and 11.18 hereof, if any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.
          (e) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.13 of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.
          SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
          SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Hedging Agreement, such Hedging Agreement. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
          SECTION 11.4. Termination; Release. Upon full payment of the Secured Obligations, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall upon the request and at the sole cost and expense of the Pledgors (subject to the terms of the Intercreditor Agreement), assign, transfer and deliver to the relevant Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release)

as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including any necessary UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be, in each case pursuant to the Credit Agreement.
          SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
          SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement. Notices to any Pledgor or the Collateral Agent shall be addressed to such party at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.
          SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 11.09 and 11.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
          SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
          SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
          SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.
          SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
          SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
          SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
     (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;
     (ii) any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
     (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Hedging Agreement or any other Loan Document or any other agreement or instrument relating thereto;
     (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

     (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement or any other Loan Document; or
     (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.
          SECTION 11.15. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. ANY REFERENCE IN THIS AGREEMENT TO A “FIRST PRIORITY SECURITY INTEREST” OR WORDS OF SIMILAR EFFECT IN DESCRIBING THE SECURITY INTERESTS CREATED HEREUNDER SHALL BE UNDERSTOOD TO REFER TO SUCH PRIORITY SUBJECT TO THE CLAIMS OF THE REVOLVING CREDIT CLAIMHOLDERS ON REVOLVING CREDIT PRIORITY COLLATERAL (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AS PROVIDED IN THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          SECTION 11.16. Delivery of Collateral. Prior to the Discharge of Revolving Credit Secured Obligations, to the extent any Pledgor is required hereunder to deliver Pledged Collateral that is Revolving Credit Priority Collateral to the Collateral Agent for purposes of possession and control and is unable to do so as a result of having previously delivered such Pledged Collateral to any of the Revolving Credit Agents in accordance with the terms of the Revolving Credit Security Documents, such Pledgor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to such Revolving Credit Agents, acting as a gratuitous bailee and/or sub-agent of the Collateral Agent in accordance with the terms of the Intercreditor Agreement.
          SECTION 11.17. Mortgages. In the case of a conflict between this Agreement and the Mortgages with respect to Pledged Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Agreement and the Mortgages, this Agreement shall govern.
          SECTION 11.18. Conflicts with Canadian Security Agreement.
          (a) In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreement shall control and govern. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Canadian Security Agreement, solely with respect to the Borrower, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Canadian Security Agreement shall control and govern.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

NOVELIS INC., as a Pledgor
By:
Name:
Title:

NOVELIS CORPORATION, as a Pledgor
By:
Name:
Title:

NOVELIS PAE CORPORATION, as a Pledgor
By:
Name:
Title:

NOVELIS BRAND LLC, as a Pledgor
By:
Name:
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC, as a Pledgor
By:
Name:
Title:

S-1

ALUMINUM UPSTREAM HOLDINGS LLC, as a Pledgor
By:
Name:
Title:

NOVELIS ACQUISITIONS LLC, as a Pledgor
By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC., as a Pledgor
By:
Name:
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP,
By:	4260848 CANADA INC.
Its: General Partner

By:
Name:
Title:

NOVELIS SERVICES LIMITED,
By:
Name:
Title:

S-2

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

S-3

EXHIBIT 1
ISSUER’S ACKNOWLEDGMENT
          The undersigned hereby (i) acknowledges as of this        day of                 , 20     , receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 17, 2010, made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, and the Guarantors party thereto, in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any Person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]
By:
Name:
Title:

EXHIBIT 2
SECURITIES PLEDGE AMENDMENT
          This Securities Pledge Amendment, dated as of [________ ___, 20__] (“Securities Pledge Amendment”), is delivered by [ ] (the “Pledgor”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 17, 2010, made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, and the Guarantors party thereto, in favor of BANK OF AMERICA, N.A., as the Collateral Agent.
          As collateral security for the payment and performance in full of all the Secured Obligations, the Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of the Pledgor in, to and under the Pledged Securities and Intercompany Notes listed on this Securities Pledge Amendment and all Proceeds of any and all of the foregoing (other than Excluded Property).
          The Pledgor hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.
          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS SECURITIES PLEDGE AMENDMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS SECURITIES PLEDGE AMENDMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

PLEDGED SECURITIES

PERCENTAGE OF
	CLASS			NUMBER OF SHARES	ALL ISSUED CAPITAL
	OF STOCK	PAR	CERTIFICATE	OR	OR OTHER EQUITY
ISSUER	OR INTERESTS	VALUE	NO(S).	INTERESTS	INTERESTS OF ISSUER

INTERCOMPANY NOTES

	PRINCIPAL	DATE OF	INTEREST	MATURITY
ISSUER	AMOUNT	ISSUANCE	RATE	DATE

[ ], as Pledgor
By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

EXHIBIT 3
JOINDER AGREEMENT
[Name of New Pledgor]
[Address of New Pledgor]
[Date]

Ladies and Gentlemen:
          Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 17, 2010, made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, and the Guarantors party thereto, in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
          This Joinder Agreement (“Joinder Agreement”) supplements the Security Agreement and is delivered by the undersigned, [               ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a Pledgor by all of the terms, covenants and conditions applicable to it set forth in Articles V, VI and VII of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement (provided that for purposes of this sentence, references in such Articles to “Closing Date” or “the date hereof” shall be deemed to be the date of execution of this Joinder Agreement). Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Credit Agreement.

          Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.
          This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.
          THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS JOINDER AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS JOINDER AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]
By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4
COPYRIGHT SECURITY AGREEMENT
          COPYRIGHT SECURITY AGREEMENT, dated as of [__________] ( “Copyright Security Agreement”), by [__________] and [___________] (individually, an “Assignor”, and, collectively, the “Assignors”), in favor of BANK OF AMERICA, N.A., a national banking association located at 1455 Market Street, San Francisco, CA 94103, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Assignee”).
W I T N E S S E T H:
          WHEREAS, the Assignors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Assignee pursuant to which the Assignors are required to execute and deliver this Copyright Security Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor and the Assignee hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement. For purposes of this Copyright Security Agreement, the term “Copyrights” shall mean, collectively, all copyrights (whether statutory or common law, whether established, registered or recorded in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all (i) copyright registrations and applications, (ii) rights and privileges arising under applicable law with respect to such copyrights, (iii) renewals and extensions thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
          SECTION 2. Grant of Security Interest in Copyright Collateral. As collateral security for the payment and performance in full of all the Secured Obligations, each Assignor hereby pledges and grants to the Assignee for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Assignor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Copyright Collateral”):
          (a) all Copyrights of such Assignor, including, without limitation, the registered and applied-for Copyrights of such Assignor listed on Schedule I attached hereto; and

          (b) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignor from time to time with respect to any of the foregoing.
Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the security interest created by this Copyright Security Agreement shall not extend to any Excluded Property.
          SECTION 3. Security Agreement. The lien and security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the lien and security interest granted to the Assignee pursuant to the Security Agreement and Assignors hereby acknowledge and affirm that the rights and remedies of the Assignee with respect to the lien and security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Assignee shall otherwise determine.
          SECTION 4. Recordation. Each Assignor hereby authorizes and requests that the United States Copyright Office record this Copyright Security Agreement.
          SECTION 5. Termination. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired or been sooner terminated in accordance with the provisions of the Credit Agreement, this Copyright Security Agreement shall terminate. Upon termination of this Copyright Security Agreement the Pledged Copyright Collateral shall be released from the Lien of this Copyright Security Agreement and upon the request and at the sole cost and expense of the Assignors, the Assignee shall execute, acknowledge, and deliver to the Assignors an instrument in writing in recordable form releasing the Pledged Copyright Collateral from the Lien of this Copyright Security Agreement.
          SECTION 6. Counterparts. This Copyright Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Copyright Security Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Copyright Security Agreement.
          SECTION 7. Governing Law. This Copyright Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          SECTION 8. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ASSIGNEE, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS COPYRIGHT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ASSIGNEE AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR

INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS COPYRIGHT SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Assignor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNORS][1]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Assignee
By:
Name:
Title:

[1]	This document needs only to be executed by Pledgors that hold registered or applied-for Copyrights that are subject to the Lien of the Security Agreement.

Acknowledgement of ASSIGNOR

State of	)
	)	ss.
County of	)
     On this [     ] day of ___________, 20__ before me personally appeared [______________________], proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [______________________], who being by me duly sworn did depose and say that he is an authorized officer of said [corporation], that the said instrument was signed on behalf of said [corporation] as authorized by its [Board of Directors] and that he acknowledged said instrument to be the free act and deed of said [corporation].

Notary Public
My Commission Expires: _______________

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS
Copyright Registrations:

registration
owner	number	title of work

Copyright Applications:

owner	title of work

EXHIBIT 5
PATENT SECURITY AGREEMENT
     PATENT SECURITY AGREEMENT, dated as of [__________] (“Patent Security Agreement”), by [________] and [_________] (individually, an “Assignor”, and, collectively, the “Assignors”), in favor of BANK OF AMERICA, N.A., a national banking association located at 1455 Market Street, San Francisco, CA 94103, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Assignee”).
W I T N E S S E T H:
          WHEREAS, the Assignors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Assignee pursuant to which the Assignors are required to execute and deliver this Patent Security Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor and the Assignee hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement. For purposes of this Patent Security Agreement, the term “Patents” shall mean, collectively, all patents, patent applications, certificates of inventions, industrial designs and rights corresponding thereto throughout the world (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements or other violations thereof.
          SECTION 2. Grant of Security Interest in Patent Collateral. As collateral security for the payment and performance in full of all the Secured Obligations, each Assignor hereby pledges and grants to the Assignee for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Assignor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Patent Collateral”):
          (a) all Patents of such Assignor, including, without limitation, the registered and applied-for Patents of such Assignor listed on Schedule I attached hereto; and

          (b) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignor from time to time with respect to any of the foregoing.
Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the security interest created by this Patent Security Agreement shall not extend to any Excluded Property.
          SECTION 3. Security Agreement. The lien and security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the lien and security interest granted to the Assignee pursuant to the Security Agreement and Assignors hereby acknowledge and affirm that the rights and remedies of the Assignee with respect to the lien and security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Assignee shall otherwise determine.
          SECTION 4. Recordation. Each Assignor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Patent and Security Agreement.
          SECTION 5. Termination. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired or been sooner terminated in accordance with the provisions of the Credit Agreement, this Patent Security Agreement shall terminate. Upon termination of this Patent Security Agreement the Pledged Patent Collateral shall be released from the Lien of this Patent Security Agreement and upon the request and at the sole cost and expense of the Assignors, the Assignee shall execute, acknowledge, and deliver to the Assignors an instrument in writing in recordable form releasing the Pledged Patent Collateral from the Lien of this Patent Security Agreement.
          SECTION 6. Counterparts. This Patent Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Patent Security Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Patent Security Agreement.
          SECTION 7. Governing Law. This Patent Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          SECTION 8. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ASSIGNEE, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS PATENT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ASSIGNEE AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR

INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS PATENT SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Assignor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNORS][2]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Assignee
By:
Name:
Title:

[2]	This document needs only to be executed by Pledgors that hold registered or applied-for Patents that are subject to the Lien of the Security Agreement.

Acknowledgement of ASSIGNOR

State of	)
	)	ss.
County of	)
          On this [ ] day of ___________, 20__ before me personally appeared [______________________], proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [______________________], who being by me duly sworn did depose and say that he is an authorized officer of said [corporation], that the said instrument was signed on behalf of said [corporation] as authorized by its [Board of Directors] and that he acknowledged said instrument to be the free act and deed of said [corporation].

Notary Public
My Commission Expires: _______________

SCHEDULE I
to
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS
Patent Registrations:

registration
owner	number	name

Patent Applications:

application
owner	number	name

EXHIBIT 6
TRADEMARK SECURITY AGREEMENT
          TRADEMARK SECURITY AGREEMENT, dated as of [__________] ( “Trademark Security Agreement”), by [________] and [________] (individually, an “Assignor”, and, collectively, the “Assignors”), in favor of BANK OF AMERICA, N.A., a national banking association located at 1455 Market Street, San Francisco, CA 94103, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Assignee”).
W I T N E S S E T H:
          WHEREAS, the Assignors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Assignee pursuant to which the Assignors are required to execute and deliver this Trademark Security Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor and the Assignee hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement. For purposes of this Trademark Security Agreement, the term “Trademarks” shall mean, collectively, all trademarks (including service marks and certification marks), slogans, logos, certification marks, trade dress, Internet Domain Names, corporate names and trade names, whether registered or unregistered (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) registrations and applications for any of the foregoing, (ii) goodwill connected with the use thereof and symbolized thereby, (iii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iv) reissues, continuations, extensions and renewals thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or other violations thereof, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present and future infringements, dilutions or other violations thereof.
          SECTION 2. Grant of Security Interest in Trademark Collateral. As collateral security for the payment and performance in full of all the Secured Obligations, each Assignor hereby pledges and grants to the Assignee for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Assignor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Trademark Collateral”):
          (a) all Trademarks of such Assignor, including, without limitation, the registered and applied-for Trademarks of such Assignor listed on Schedule I attached hereto; and

          (b) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignor from time to time with respect to any of the foregoing.
Notwithstanding anything to the contrary contained in clauses (a) through (c) above, the security interest created by this Trademark Security Agreement shall not extend to any Excluded Property.
          SECTION 3. Security Agreement. The lien and security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the lien and security interest granted to the Assignee pursuant to the Security Agreement and Assignors hereby acknowledge and affirm that the rights and remedies of the Assignee with respect to the lien and security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Assignee shall otherwise determine.
          SECTION 4. Recordation. Each Assignor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Trademark Security Agreement.
          SECTION 5. Termination. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired or been sooner terminated in accordance with the provisions of the Credit Agreement, this Trademark Security Agreement shall terminate. Upon termination of this Trademark Security Agreement the Pledged Trademark Collateral shall be released from the Lien of this Trademark Security Agreement and upon the request and at the sole cost and expense of the Assignors, the Assignee shall execute, acknowledge, and deliver to the Assignors an instrument in writing in recordable form releasing the Pledged Trademark Collateral from the Lien of this Trademark Security Agreement.
          SECTION 6. Counterparts. This Trademark Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Trademark Security Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.
          SECTION 7. Governing Law. This Trademark Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          SECTION 8. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ASSIGNEE, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS TRADEMARK SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ASSIGNEE AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR

INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS TRADEMARK SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Assignor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNORS][3]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Assignee
By:
Name:
Title:

[3]	This document needs only to be executed by Pledgors that hold registered or applied-for Trademarks that are subject to the Lien of the Security Agreement.

Acknowledgement of ASSIGNOR

State of	)
	)	ss.
County of	)
     On this [ ] day of ___________, 20__ before me personally appeared [______________________], proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [______________________], who being by me duly sworn did depose and say that he is an authorized officer of said [corporation], that the said instrument was signed on behalf of said [corporation] as authorized by its [Board of Directors] and that he acknowledged said instrument to be the free act and deed of said [corporation].

Notary Public
My Commission Expires: _______________

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS
Trademark Registrations:

registration
owner	number	TRADEMARK

Trademark Applications:

application
owner	number	trademark

EXHIBIT 7
FORM OF BAILEE LETTER
Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103
Attn: Bridgett Manduk
Fax: 415-503-5011
          Re: [__________]
          [__________] (the “Bailor”), a [__________] [and a subsidiary of Novelis Inc.] (the “Borrower”), now does or hereafter may deliver to certain premises [managed][owned] by [__________] (the “Bailee”), a [__________], on behalf of the Bailor as owner and located at [__________] (the “Premises”), certain of its [DESCRIBE PROPERTY SUBJECT TO BAILMENT] for [DESCRIBE PURPOSE FOR WHICH PROPERTY HAS BEEN DELIVERED TO BAILEE].
          The Borrower and certain of its Subsidiaries (collectively, the “Companies”) have entered into financing arrangements with certain financial institutions (the “Lenders”), pursuant to a Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”) for which Bank of America, N.A. shall act as administrative agent and collateral agent (collectively in such capacities, the “Agent”). As a condition to the Agent’s and the Lenders’ loans and other financial accommodations to the Companies, the Agent and the Lenders require, among other things, liens on all of the Bailor’s property located on the Premises, and the proceeds thereof (the “Collateral”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement
          To induce the Agent and the Lenders (together with their respective agents and assigns) to enter into said financing arrangements, and for other good and valuable consideration, the Bailee hereby acknowledges receipt of the above notice, and hereby further agrees that:
     (i) title to the Collateral remains with the Bailor while the Collateral is in the custody, control or possession of the Bailee, the undersigned, to the best of its knowledge without special inquiry, does not know of any security interest or claim with respect to such goods or proceeds, other than the security interest which is the subject of this letter agreement, and the Bailee will not assert against the Collateral any lien, right of distraint or levy, right of offset, claim, deduction, counterclaim, security or other interest in the Collateral, including any of the foregoing which might arise or exist in its favor pursuant to any agreement, common law, statute (including the Federal Bankruptcy Code) or otherwise, all of which the undersigned hereby subordinates in favor of the Agent;
     (ii) the Collateral shall be clearly identified or identifiable as being owned by the Bailor and is distinguishable from the property of the Bailee and other property in its possession;

     (iii) none of the Collateral located on the Premises shall be permitted to become a fixture to the Premises;
     (iv) the Bailee has not issued, and shall not issue, any negotiable documents or other negotiable instruments in respect of any Collateral;
     (v) if the Borrower defaults on its obligations to the Agent and the Lenders, subject to any grace period, and, as a result, the Agent undertakes to enforce its security interest in the Collateral, the Bailee, upon receipt of reasonable written confirmation of the currency and existence of a default (a) will hold the Collateral for the Agent’s account for the benefit of the Secured Parties, and release the Collateral only to the Agent or its designee, (b) will permit the Agent to enter the Premises upon reasonable notice and during regular business hours and without unduly interrupting the Bailee’s operations, to inspect, assemble, take possession of, and remove all of the Collateral located on the Premises and will reasonably cooperate with the Agent in its efforts to do so; (c) will permit the Collateral to remain on the Premises for forty-five (45) days after the Agent notifies the Bailee in writing of the default, or, at the Agent’s option, to remove the Collateral from the Premises within a reasonable time, not to exceed forty-five (45) days after the Agent notifies the undersigned in writing of the default; (d) will not hinder the Agent’s actions in enforcing its liens on the Collateral; and (e) after the Agent notifies the Bailee in writing of the default, will, without further consent or agreement of the Bailor, abide solely by Agent’s lawful instructions with respect to the Collateral, and not those of the Bailor; and
     (vi) the Bailee hereby waives and releases, for Agent’s benefit, any and all claims, liens, including bailee’s liens, and demands of every kind which Bailee has or may later have against the Collateral (including any right to include such goods in any secured financing to which Bailee may become party).
          The Bailee hereby irrevocably and unconditionally authorizes Agent (or its designee) to file at any time prior to the payment in full of the Secured Obligations (as defined in the Credit Agreement) in any jurisdiction and with such filing offices as the Agent so chooses such financing statements naming the Bailee as the debtor consignee, the Bailor as the secured party consignor, and the Agent as assignee, describing the Collateral in a manner that Agent believes is reasonably necessary or desirable to protect its security interest in the Bailor’s property, and including any other information with respect to the Bailee required under the Uniform Commercial Code for the sufficiency of such financing statement or for it to be accepted by the filing office of any applicable jurisdiction (and any amendments or continuations with respect thereto); provided, however, Agent shall provide to Bailor for review copies of any such filings to be made, sufficiently in advance of filing and once filed, final copies of such filings.
          Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.
          The agreements contained herein shall continue in force until the Borrower’s obligations and liabilities to the Agent and the Lenders are paid and satisfied in full and all financing arrangements among the Agent, the Lenders and the Borrower have been terminated.
          The consent of the Bailor hereto constitutes its acknowledgment that Agent may assert any of the rights set forth or referred to herein, without objection by the Bailor, and that the Bailee may act in accordance with this letter agreement without liability to the Bailor. By its signature below, the

8

Bailor agrees to reimburse the Bailee for all reasonable costs and expenses incurred by the Bailee as a direct result of compliance with this letter agreement.
          The Bailee will notify all successor owners, transferees, purchasers and mortgagees of the Premises of the existence of this waiver. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned.
[Signature pages follow]

9

          This letter agreement may be executed in any number of counterparts and by different parties to this letter agreement on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this letter agreement. The undersigned hereby waives notice of acceptance of this letter agreement by Agent.
          Executed and delivered this ___ day of           , 20      .

[__________] [Address]
By:
Name:
Title:

CONSENTED AND AGREED TO: [__________] [Address]
By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED: BANK OF AMERICA, N.A. 1455 Market Street San Francisco, CA 94103 Attn: Bridgett Manduk Fax: 415-503-5011
By:
Name:
Title:

Exhibit M-2
AV METALS INC.
NOVELIS INC.
NOVELIS CAST HOUSE TECHNOLOGY LTD.
4260848 CANADA INC.
4260856 CANADA INC.
NOVELIS NO. 1 LIMITED PARTNERSHIP
as Obligors
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT
December 17, 2010

Term Security Agreement

SECURITY AGREEMENT
     Security agreement dated as of December 17, 2010 made by each of AV Metals Inc., Novelis Inc., Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc. and Novelis No. 1 Limited Partnership, by its general partner 4260848 Canada Inc., to and in favour of Bank of America, N.A., as Collateral Agent for the benefit of the Secured Parties.
RECITALS:
(a)	The Agents and the Lenders have agreed to make certain credit facilities available to the Borrower on the terms and conditions contained in the Credit Agreement;

(b)	The Guarantors have guaranteed the obligations of the Borrower on the terms and conditions contained in the Guarantee; and

(c)	It is a condition precedent to the extension of credit to the Borrower under the Credit Agreement that the Obligors execute and deliver this Agreement in favour of the Collateral Agent as security for the payment and performance of their obligations under the Credit Agreement, the Guarantee and the other Loan Documents to which they are a party.
     In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Obligors agree as follows.
ARTICLE 1
INTERPRETATION
Section 1.1 Defined Terms.
     As used in this Agreement, the following terms have the following meanings:
“Administrative Agent” means Bank of America, N.A., acting as administrative agent for the Secured Parties and any successor administrative agent appointed under the Credit Agreement, and its successors and assigns.
“Agents” mean, collectively, the Administrative Agent and the Collateral Agent.
“Agreement” means this security agreement.
“Borrower” means Novelis Inc., a corporation amalgamated and existing under the laws of Canada, and its successors and permitted assigns.
“Collateral” has the meaning specified in Section 2.1.
Term Security Agreement

“Collateral Agent” means Bank of America, N.A. acting as collateral agent for the Secured Parties and any successor collateral agent appointed under the Credit Agreement, and its successors and permitted assigns.
“Credit Agreement” means the credit agreement dated as of December 17, 2010 among, inter alia, the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Discharge of Term Loan Secured Obligations” shall have the meaning given to it in the Intercreditor Agreement.
“Excluded Property” means any
(i)	equity Interest in any joint venture to the extent that the terms of the applicable joint venture agreement, or agreements related to such joint venture agreement and to which such other joint venture is a party, validly prohibit the creation by the applicable Obligor of a security interest in such Equity Interests in favour of the Collateral Agent, but only to the extent and for so long as (A) the terms of the applicable agreement prohibit the creation by the applicable Obligor of a security interest, or require the consent of any person therefore, in such Equity Interests in favor of the Collateral Agent and (B) such prohibition is permitted by Section 6.19 of the Credit Agreement;

(ii)	any United States trade-mark or service mark application filed on the basis of an Obligor’s intent-to-use such mark, in each case, unless and until evidence of the use of such trade-mark in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office; provided that, Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to above));

(iii)	any leasehold interests in real property;

(iv)	any Excluded Equity Interests and any Equity Interests in Excluded Collateral Subsidiaries that are not Loan Parties;

(v)	motor vehicles and any other assets where ownership is evidenced by a certificate of title;
(vi)	deposits posted by customers pursuant to forward sale agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and that is held in a segregated deposit account that is no commingled with any other Collateral (other than other such deposits posted by customers), and any deposit accounts and securities accounts to which only such customer deposits are credited; and
(vii)	Letter of Credit Rights that are not a secondary obligation that supports the payment or performance of an account, chattel paper, a document, an intangible, an instrument or investment property.
“Excluded Securities Accounts” means (i) securities accounts with investment property or other property held in or credited to such securities accounts with an aggregate value of less than $10,000,000 at any time in the aggregate for all such securities accounts of any Loan Party which are not subject to a control agreement satisfactory to the Collateral Agent (excluding accounts referred to in clause (ii)), and (ii) securities accounts with property held in or credited to such securities accounts consisting solely of the Equity Interests of Aluminum Company of Malaysia Berhard.
“Expenses” has the meaning specified in Section 2.2(b).
“Guarantee” means the guarantee dated the date hereof by the Guarantors to and in favour of the Collateral Agent and the other Secured Parties, as the same may be amended, modified, extended, renewed, replaced, restated or supplemented from time to time.
“Guarantors” means, collectively, AV Metals Inc., a corporation incorporated and existing under the laws of Canada, Novelis Cast House Technology Ltd., a corporation incorporated and existing under the laws of Ontario, 4260848 Canada Inc., a corporation incorporated and existing under the laws of Canada, 4260856 Canada Inc., a corporation incorporated and existing under the laws of Canada and Novelis No. 1 Limited Partnership, a partnership formed and existing under the laws of Quebec, by its general partner 4260848 Canada Inc., and each of their successors and permitted assigns, and “Guarantor” shall mean anyone of them.
“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument, but excludes investment property.
“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, service marks, certification marks, trade dress, logos, applications, registrations and renewals for any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; (viii) any other intellectual property and industrial property; (ix) income, fees, royalties, damages, claims and payments for past, present, or future infringements, dilutions or other violations thereof; (x) rights corresponding thereto throughout the world; and (xi) rights to sue for past, present or future infringements, dilutions or other violations thereof.
“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the date hereof, by and among, inter alia, the Companies party thereto, the Administrative Agent, the Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lenders” means the financial institutions and other lenders listed on the signature pages of the Credit Agreement, any Person who may become a Lender pursuant to the Credit Agreement, and their respective successors and assigns.
“Letter of Credit Rights” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.
“Obligations” means, in respect of each Obligor, the Secured Obligations as defined in the Credit Agreement of such Obligor.
“Obligors” means, collectively, the Borrower, the Guarantors and any other Loan Party that becomes a party hereto, and “Obligor” means any one of them.
“Perfection Certification” means the perfection certificate executed by each of the Obligors and attached hereto as Schedule “B”.
“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
“Registrable Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are capable of registration, recording or notation with any Governmental Authority pursuant to applicable laws.
“Restricted Asset” has the meaning specified in Section 2.4(1).
“Secured Obligations” has the meaning specified in Section 2.2.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, the Lenders and any Secured Hedge Provider (to the extent such Secured Hedge Provider executes and delivers to the Administrative Agent and the Collateral Agent a Secured Hedge Provider Joinder).
“Securities” means securities as defined in the Securities Transfer Act, 2006 (Ontario) but excludes any ULC Shares.
“Security Interest” has the meaning specified in Section 2.2.

“ULC Shares” means shares in any unlimited company or unlimited liability corporation at any time owned or otherwise held by any Obligor.
Section 1.2 Interpretation.
(1)	Terms defined in the PPSA and the Securities Transfer Act, 2006 (Ontario) (“STA”) and used but not otherwise defined in this Agreement have the same meanings. For greater certainty, the terms “account”, “chattel paper”, “document of title”, “equipment”, “intangible”, “investment property”, “money”, “personal property” and “proceeds” have the meanings given to them in the PPSA; and the terms “certificated security”, “control”, “deliver”, “entitlement holder”, “financial asset”, “securities account”, “securities intermediary”, “security entitlement” and “uncertificated security” have the meanings given to them in the STA. Capitalized terms used in this Agreement but not defined have the meanings given to them in the Credit Agreement.
(2)	Any reference in any Loan Document to Liens permitted by the Credit Agreement and any right of the Obligors to create or suffer to exist Liens permitted by the Credit Agreement are not intended to and do not and will not subordinate the Security Interest to any such Lien or give priority to any Person over the Secured Parties.

(3)	In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(4)	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5)	The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(6)	The schedules attached to this Agreement form an integral part of it for all purposes of it.

(7)	Any reference to this Agreement, any Loan Document or any Security Document refers to this Agreement or such Loan Document or Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules attached to it. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

ARTICLE 2
SECURITY
Section 2.1 Grant of Security.
     Subject to Section 2.4, each Obligor grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Collateral Agent, for the benefit of the Secured Parties, all of the property and undertaking of such Obligor whether now owned or hereafter acquired and all of the property and undertaking in which such Obligor now has or hereafter acquires any interest (collectively, the “Collateral”) including all of such Obligor’s:
(a)	present and after-acquired personal property;
(b)	inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the businesses of the Obligors;

(c)	equipment, machinery, furniture, fixtures, plant, vehicles and other goods of every kind and description and all licences and other rights and all related records, files, charts, plans, drawings, specifications, manuals and documents;

(d)	accounts due or accruing and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to them;

(e)	money, documents of title, chattel paper, financial assets and investment property;

(f)	securities accounts, including the securities accounts listed in Schedule “A”, and all of the credit balances, securities entitlements, other financial assets and items or property (or their value) standing to the credit from time to time in such securities accounts;

(g)	Instruments and Securities, including the Instruments and Securities listed in Schedule “A”;

(h)	intangibles including all security interests, goodwill, choses in action, contracts, contract rights, licenses and other contractual benefits;

(i)	Intellectual Property including the Registrable Intellectual Property listed in the Perfection Certificate;

(j)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in Section 2.1(a) through Section 2.1(i) inclusive; and
(k)	all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in Section 2.1(a) through Section 2.1(j) inclusive, including the proceeds of such proceeds.
Section 2.2 Secured Obligations.
     The security interests, assignments, mortgages, charges, hypothecations and pledges granted by each Obligor under this Agreement (collectively, the “Security Interest”) secure the payment and performance of the following (collectively, the “Secured Obligations”):
(a)	the Obligations of such Obligor; and
(b)	all expenses, costs and charges incurred by or on behalf of the Secured Parties in connection with this Agreement, the Security Interest or the Collateral, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Collateral, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Parties’ interest in any Collateral, whether or not directly relating to the enforcement of this Agreement or any other Loan Document (collectively, the “Expenses”).
Section 2.3 Attachment.
(1)	Each Obligor acknowledges that (i) value has been given, (ii) it has rights in the applicable Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a copy of this Agreement.
(2)	Each Obligor delivers to and deposits with the Collateral Agent any and all certificates evidencing the Securities listed in Schedule “A”, to the extent such Securities are certificated, together with, in each case, a stock power duly endorsed in blank for transfer and grants control over such Securities to the Collateral Agent, as applicable. Each Obligor also delivers to and deposits with the Collateral Agent the Instruments listed in Schedule “A”, as applicable.

(3)	If any Obligor (i) acquires any Securities, (ii) acquires any other financial assets that have not been credited to a securities account specified in Schedule “A”, (iii) acquires any Instruments, or (iv) establishes or maintains a securities account that is not specified in Schedule “A”, such Obligor will notify the Collateral Agent in writing and provide the Collateral Agent with a revised Schedule “A” recording the acquisition or establishment of and particulars relating to such Securities, financial assets, Instruments or securities account within 15 days after such acquisition. Upon request by the Collateral Agent, such Obligor will promptly (but in any event within 30 days after receipt by such Obligor or such longer period as may be determined by the Collateral Agent in its sole discretion) deliver to and deposit with the Collateral Agent, or take all action that the Collateral Agent deems advisable to cause the Collateral Agent to have control over, such Securities or other investment property that are now or become Collateral other than (i) Instruments evidencing amounts payable of less than $1,000,000 in the aggregate for all Obligors or evidencing any rights to goods having a value of less than $1,000,000 in the aggregate for all Obligors and (ii) Securities or Instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party, as security for the Secured Obligations. The applicable Obligor will also promptly inform the Collateral Agent in writing of the acquisition by it of any ULC Shares.

(4)	At the request of the Collateral Agent, each of the Obligors, as applicable will (i) cause the transfer of any Securities or Instruments (other than Securities or Instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party) to the Collateral Agent to be registered wherever such registration may be required or advisable in the reasonable opinion of the Collateral Agent, (ii) duly endorse any such Securities or Instruments for transfer in blank or register them in the name of the Collateral Agent or its nominee or otherwise as the Collateral Agent may reasonably direct, (iii) immediately deliver to the Collateral Agent any and all consents or other documents which may be necessary to effect the transfer of any such Securities or Instruments to the Collateral Agent or any third party and (iv) deliver to or otherwise cause the Collateral Agent to have control over such Securities or Instruments.

(5)	Each Obligor will promptly notify the Collateral Agent in writing of the acquisition by it of any Registrable Intellectual Property and will provide the Collateral Agent with a revised Perfection Certificate recording the acquisition and particulars of such additional Intellectual Property.
Section 2.4 Scope of Security Interest.
(1)	To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, licence, lease, permit or quota of any Obligor would constitute a default under or a breach of or would result in the termination or loss of rights in respect of such agreement, licence, lease, permit or quota (each, a “Restricted Asset”), the Security Interest with respect to each Restricted Asset will constitute a trust created in favour of the Collateral Agent, for the benefit of the Secured Parties, pursuant to which the applicable Obligor holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Collateral Agent, for the benefit of the Secured Parties, on the following basis:
(a)	subject to the Credit Agreement, until the Security Interest is enforceable the Obligor is entitled to receive all such proceeds; and
(b)	whenever the Security Interest is enforceable, (i) all rights of such Obligor to receive such proceeds cease and all such proceeds will be immediately paid over to the Collateral Agent for the benefit of the Secured Parties, and (ii) such Obligor will take all actions requested by the Collateral Agent to collect and enforce payment and other rights arising under the Restricted Asset.
Upon request by the Collateral Agent, the Obligors will use all commercially reasonable efforts to obtain the consent of each other party to any and all Restricted Assets to the assignment of such Restricted Asset to the Collateral Agent in accordance with this Agreement. The Obligors will also use all commercially reasonable efforts to ensure that all agreements entered into on and after the date of this Agreement expressly permit assignments of the benefits of such agreements as collateral security to the Collateral Agent in accordance with the terms of this Agreement.
(2)	The Security Interest with respect to trade-marks and other Intellectual Property established under the laws of the United States including any state, territory or political subdivision thereof, constitutes a lien on and security interest in, and a charge, hypothecation and pledge of, such Collateral in favour of the Collateral Agent for the benefit of the Secured Parties, but does not constitute an assignment or mortgage of such Collateral to the Collateral Agent or any Secured Party.
(3)	Until the Security Interest is enforceable, the grant of the Security Interest in the Intellectual Property does not affect in any way the Obligors’ rights to commercially exploit the Intellectual Property, defend it, enforce such Obligor’s rights in it or with respect to it against third parties in any court or claim and be entitled to receive any damages with respect to any infringement of it.

(4)	The Security Interest does not extend to consumer goods or ULC Shares.

(5)	The Security Interest does not extend or apply to the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by any of the Obligors, but the Obligors will stand possessed of any such last day upon trust to assign and dispose of it as the Collateral Agent may reasonably direct.

(6)	The Security Interest does not extend to Excluded Property.
Section 2.5 Grant of Licence to Use Intellectual Property.
     Each Obligor hereby grants to the Collateral Agent an irrevocable, nonexclusive licence (exercisable without payment of royalty or other compensation to such Obligor) to use, or sublicense any Intellectual Property in which such Obligor has rights wherever the same may be located, provided that the quality of products in connection with which any trade-mark is used will not be materially inferior to the quality of such products prior to such Event of Default. Such licence includes access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out. The license granted under this Section is to enable the Collateral Agent to exercise its rights and remedies under Article 3 and for no other purpose.
Section 2.6 Care and Custody of Collateral.
(1)	The Secured Parties have no obligation to keep Collateral in their possession identifiable.
(2)	The Collateral Agent may upon the occurrence and during the continuance of an Event of Default, (i) notify any Person obligated on an Instrument, Security or account to make payments to the Collateral Agent, whether or not the Obligors were previously making collections on such accounts, chattel paper, instruments, and (ii) assume control of any proceeds arising from the Collateral.

(3)	The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with, any Securities or Instruments. The Collateral Agent has no obligation to protect or preserve any Securities or Instruments from depreciating in value or becoming worthless and is released from all responsibility for any loss of value. In the physical keeping of any Securities, the Collateral Agent is only obliged to exercise the same degree of care as it would exercise with respect to its own Securities kept at the same place.

(4)	The Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, sell, transfer, use or otherwise deal with any investment property included in the Collateral over which the Collateral

Agent has control, on such conditions and in such manner as the Collateral Agent in its sole discretion may determine.
Section 2.7 Rights of the Obligor.
(1)	Until the occurrence of an Event of Default which is continuing, each Obligor, as applicable, is entitled to vote the Securities and other financial assets that are part of the Collateral and to receive dividends and distributions on such Securities and financial assets, as may be permitted by the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, all rights of the Obligors to vote (under any proxy given by the Collateral Agent (or its nominee) or otherwise) or to receive distributions or dividends cease and all such rights become vested solely and absolutely in the Collateral Agent.
(2)	Any distributions or dividends received by any of the Obligors contrary to Section 2.7(1) or any other moneys or property received by any of the Obligors after the Security Interest is enforceable will be received as trustee for the Collateral Agent and the Secured Parties and shall be immediately paid over to the Collateral Agent.
Section 2.8 Expenses.
(1)	All Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees) including withholding taxes, relating to, resulting from, or otherwise connected with, this Agreement, the execution, amendment and/or the enforcement of this Agreement shall, for greater certainty be for the account of the applicable Obligor and all shall be paid in accordance with Section 2.15 of the Credit Agreement.
(2)	Each of the Obligors is liable for and will pay on demand by the Collateral Agent any and all expenses.
ARTICLE 3
ENFORCEMENT
Section 3.1 Enforcement.
     The Security Interest becomes and is enforceable against each of the Obligors upon the occurrence and during the continuance of an Event of Default.
Section 3.2 Remedies.
     Whenever the Security Interest is enforceable, the Collateral Agent may realize upon the Collateral and enforce the rights of the Collateral Agent and the Secured Parties by:

(a)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)	holding, storing and keeping idle or operating all or any part of the Collateral;

(e)	exercising and enforcing all rights and remedies of a holder of the Collateral as if the Collateral Agent were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Collateral Agent or its nominee if not already done);

(f)	collection of any proceeds arising in respect of the Collateral;

(g)	collection, realization or sale of, or other dealing with, accounts;

(h)	license or sublicense, whether on an exclusive or nonexclusive basis, of any Intellectual Property for such term and on such conditions and in such manner as the Collateral Agent in its sole judgment determines (taking into account such provisions as may be necessary to protect and preserve such Intellectual Property);

(i)	instruction or order to any issuer or securities intermediary pursuant to any control the Collateral Agent has over the Collateral;

(j)	instruction to any bank which has entered into a control agreement with the Collateral Agent to transfer all moneys, Securities and Instruments held by such depositary bank to an account maintained with or by the Collateral Agent;

(k)	application of any moneys constituting Collateral or proceeds thereof in accordance with Section 5.11;

(l)	appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(m)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(n)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;
(o)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Obligors; and
(p)	any other remedy or proceeding authorized or permitted under the PPSA or otherwise by law or equity.
Section 3.3 Additional Rights.
     In addition to the remedies set forth in Section 3.2 and elsewhere in this Agreement, whenever the Security Interest is enforceable, the Collateral Agent may:
(a)	require any of the Obligors, at such Obligor’s expense, to assemble the Collateral at a place or places designated by notice in writing and each of the Obligors agree to so assemble the Collateral immediately upon receipt of such notice;

(b)	require the Obligors, by notice in writing, to disclose to the Collateral Agent the location or locations of the Collateral and the Obligors agree to promptly make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Obligors or otherwise;

(d)	redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the applicable Obligor);

(e)	pay any liability secured by any Lien against any Collateral (the Obligors will immediately on demand reimburse the Collateral Agent for all such payments);

(f)	carry on all or any part of the business of the Obligors and, to the exclusion of all others including the Obligors, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by any of the Obligor for such time as the Collateral Agent sees fit, free of charge, and the Collateral Agent and the Secured Parties are not liable to the Obligors for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(g)	borrow for the purpose of carrying on any of the businesses of the Obligors or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment;

(h)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Obligors; and

(i)	at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Obligors or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Collateral Agent, the Collateral Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Secured Obligations then due and payable to it as a credit against the purchase price.
Section 3.4 Exercise of Remedies.
     The remedies under Section 3.2 and Section 3.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent and the Secured Parties however arising or created. The Collateral Agent and the Secured Parties are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Collateral Agent and the Secured Parties in respect of the Secured Obligations including the right to claim for any deficiency.
Section 3.5 Receiver’s Powers.
(1)	Any receiver appointed by the Collateral Agent is vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of the Obligors or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Collateral Agent.

(2)	Any receiver appointed by the Collateral Agent will act as agent for the Collateral Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Obligors. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Obligors or as agent for the Collateral Agent as the Collateral Agent may determine in its discretion. The Obligors agree to ratify and confirm all actions of the receiver acting as agent for the Obligors, and to release and indemnify the receiver in respect of all such actions.

(3)	The Collateral Agent, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Obligors or otherwise and is not responsible for any misconduct or negligence of such receiver.
Section 3.6 Appointment of Attorney.
     Each of the Obligors hereby irrevocably constitutes and appoints the Collateral Agent (and any officer of the Collateral Agent) the true and lawful attorney of the Obligors. As the attorney of each of the Obligors, the Collateral Agent has the power to exercise for and in the name of the Obligors, upon the occurrence and during the continuation of an Event of Default, with full power of substitution, any of the Obligors’ right (including the right of disposal), title and interest in and to the Collateral including the execution, endorsement, delivery and transfer of the Collateral to the Collateral Agent, its nominees or transferees, and the Collateral Agent and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as the Obligors might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of any of the Obligors. This power of attorney extends to and is binding upon each of the Obligors’ successors and permitted assigns. Each of the Obligors authorizes the Collateral Agent to delegate in writing to another Person any power and authority of the Collateral Agent under this power of attorney as may be necessary or desirable in the opinion of the Collateral Agent, and to revoke or suspend such delegation.
Section 3.7 Dealing with the Collateral.
(1)	The Collateral Agent and the Secured Parties are not obliged to exhaust their recourse against the Obligors or any other Person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Collateral Agent may consider desirable.

(2)	The Collateral Agent and the Secured Parties may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligors and with other Persons, sureties or securities as they may see fit without prejudice to the Secured

Obligations, the liability of the Obligors or the rights of the Collateral Agent and the Secured Parties in respect of the Collateral.

(3)	Except as otherwise provided by law or this Agreement, the Collateral Agent and the Secured Parties are not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any Persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.
Section 3.8 Standards of Sale.
     Without prejudice to the ability of the Collateral Agent to dispose of the Collateral in any manner which is commercially reasonable, each Obligor acknowledges that:
(a)	the Collateral may be disposed of in whole or in part;

(b)	the Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Collateral Agent, a Secured Party or a customer of any such Person;

(d)	any sale conducted by the Collateral Agent will be at such time and place, on such notice and in accordance with such procedures as the Collateral Agent, in its sole discretion, may deem advantageous;

(e)	the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of the Collateral may be on such terms and conditions as to credit or otherwise as the Collateral Agent, in its sole discretion, may deem advantageous; and

(g)	the Collateral Agent may establish an upset or reserve bid or price in respect of the Collateral.
Section 3.9 Dealings by Third Parties.
(1)	No Person dealing with the Collateral Agent, any of the Secured Parties or an agent or receiver is required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such Person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Collateral Agent or the Secured Parties by the Obligors, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Collateral Agent or any Secured Party with the Collateral, or (vi) how any money paid to the Collateral Agent or the Secured Parties have been applied.
(2)	Any bona fide purchaser of all or any part of the Collateral from the Collateral Agent or any receiver or agent will hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of any of the Obligors, which each such Obligor specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which such Obligor has or may have under any rule of law or statute now existing or hereafter adopted.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 4.1 General Representations, Warranties and Covenants.
        Each of the Obligors represents and warrants and covenants and agrees, acknowledging and confirming that the Collateral Agent and each Secured Party is relying on such representations, warranties, covenants and agreements, that:
(a)	Continuous Perfection. The Perfection Certificate sets out each of the Obligor’s place of business or, if more than one, each Obligor’s chief executive office. Other than in the case of Novelis No. 1 Limited Partnership, such place of business or chief executive office, as the case may be, has been located at such address for the 60 days immediately preceding the date of this Agreement. The Perfection Certificate also sets out the address at which the books and records of the Obligor are located, the address at which senior management of the Obligor are located and conduct their deliberations and make their decisions with respect to the business of each Obligor and the address from which the invoices and accounts of each Obligor are issued.
(b)	Additional Security Perfection and Protection of Security Interest. Each of the Obligors will grant to the Collateral Agent, for the benefit of the Secured Parties, security interests, assignments, mortgages, charges, hypothecations and pledges in such property and undertaking of such Obligor that is not subject to a valid and perfected first ranking security interest (subject only to Permitted Liens), other than Excluded Securities Accounts in respect of which a securities intermediary may have a prior ranking interest, constituted by the Security Documents, in each relevant jurisdiction as determined by the Collateral Agent. Each of the Obligors will perform all acts, execute and deliver all agreements, documents and instruments and take such other steps as are requested by the Collateral Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security Interest including: (i) executing, recording and filing of financing or other statements, and paying all taxes, fees and other charges payable, (ii) placing notations on its books of account to disclose the Security Interest, (iii) delivering or using its commercially reasonable efforts to deliver, as applicable, acknowledgements, confirmations and subordinations that may be necessary to ensure that the Security Documents constitute a valid and perfected first ranking security interest (subject only to Permitted Liens), other than Excluded Securities Accounts in respect of which a securities intermediary may have a prior ranking interest, (iv) executing and delivering any certificates, endorsements, instructions, agreements, documents and instruments that may be required under the STA, and (v) delivering opinions of counsel in respect of matters contemplated by this paragraph. The documents and opinions contemplated by this paragraph must be in form and substance satisfactory to the Collateral Agent.

(c)	Confirmation of Registrable Intellectual Property. The Perfection Certificate lists all Registrable Intellectual Property that is owned by each of the Obligors on the date of this Agreement. Upon the request of the Collateral Agent, the Obligors shall deliver to the Collateral Agent a Confirmation of Security Interest in the form of Schedule “C” in respect of all Registrable Intellectual Property now owned, and subsequently when acquired after the date hereof, confirming the assignment for security of such Registrable Intellectual Property to the Collateral Agent and shall within 30 days or such longer period as may be determined by the Collateral Agent in its sole discretion make all filings, registrations and recordings as are necessary or appropriate to perfect the Security Interest granted to the Collateral Agent in the Registrable Intellectual Property.
(d)	Location of Property. None of the Obligors other than the Borrower and 4260848 Canada Inc., in its capacity as general partner of Novelis No. 1 Limited Partnership has any tangible property located outside of Ontario. The Borrower does not hold any tangible property outside of Ontario, Quebec, British Columbia and Alberta. 4260848 Canada Inc., in its capacity as general partner of Novelis No. 1 Limited Partnership does not hold any tangible property outside of Quebec and Ontario.
(e)	Control Agreements. Other than as contemplated by Section 4.1(b), none of the Obligors will grant control to any party other than the Collateral Agent and, subject to the terms of the Intercreditor Agreement, in respect of any investment property.
ARTICLE 5
GENERAL
Section 5.1 Notices.
     Any notices, directions or other communications provided for in this Agreement must be in writing and given in accordance with the Credit Agreement.
Section 5.2 Discharge.
     The Security Interest will be discharged upon the Discharge of Term Loan Secured Obligations. Upon the Discharge of Term Loan Secured Obligations and at the request and expense of the Obligors, the Collateral Agent will execute and deliver to each of the Obligors such releases, discharges, financing statements and other documents or instruments as the Obligors may reasonably require and the Collateral Agent will redeliver to the Obligors, or as the Obligors may otherwise direct the Collateral Agent, any Collateral in its possession.
Section 5.3 No Merger, Survival of Representations and Warranties.
     This Agreement does not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Collateral Agent or any of the Secured Parties will operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or hereafter held by the Collateral Agent and the Secured Parties in respect of the Secured Obligations. The representations, warranties and covenants of the Obligors in this Agreement survive the execution and delivery of this Agreement and any advances under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Parties these covenants, representations and warranties continue in full force and effect.
Section 5.4 Further Assurances.
     Each of the Obligors will do all acts and things and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that the Collateral Agent may require and take all further steps relating to the Collateral or any other property or assets of the Obligors that the Collateral Agent may require for (i) protecting the Collateral, (ii) perfecting the Security Interest, and (iii) exercising all powers, authorities and discretions conferred upon the Collateral Agent. After the Security Interest becomes enforceable, the Obligors will do all acts and things and execute and deliver all documents and instruments that the Collateral Agent may require for facilitating the sale or other disposition of the Collateral in connection with its realization.
Section 5.5 Supplemental Security.
     This Agreement is in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Collateral Agent or the Secured Parties.
Section 5.6 Successors and Assigns.
     This Agreement is binding on each of the Obligors and their successors and permitted assigns, and enures to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns. This Agreement may be assigned by the Collateral Agent without the consent of, or notice to, the Obligors, to such Person as the Collateral Agent may determine and, in such event, such Person will be entitled to all of the rights and remedies of the Collateral Agent as set forth in this Agreement or otherwise. In any action brought by an assignee to enforce any such right or remedy, the Obligors will not assert against the assignee any claim or defence which the Obligors now have or may have against the Collateral Agent or any of the Secured Parties. No Obligor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent which may be unreasonably withheld.
Section 5.7 Amalgamation.
     Each Obligor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Security Interest (i) subject to Section 2.4, extends to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all Obligations, at any time or from time to time due or accruing due and owing by or otherwise payable by each of the amalgamating corporations and the amalgamated corporation to the Secured Parties in any currency, however or wherever incurred, and whether incurred alone or jointly with another or others and whether as principal, guarantor or surety and whether incurred prior to, at the time of or subsequent to the amalgamation. The Security Interest attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired. Upon any such amalgamation, the defined term “Obligors” shall also include, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” means all of the property and undertaking and interests described in (i) above, and the defined term “Secured Obligations” includes the obligations described in (ii) above.
Section 5.8 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 5.9 Amendment.
     This Agreement may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent and the Obligors.
Section 5.10 Waivers, etc.
(1)	No consent or waiver by the Collateral Agent or the Secured Parties in respect of this Agreement is binding unless made in writing and signed by an authorized officer of the Collateral Agent. Any consent or waiver given under this Agreement is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Agreement constitutes a waiver of any other provision.
(2)	A failure or delay on the part of the Collateral Agent or the Secured Parties in exercising a right under this Agreement does not operate as a waiver of, or impair, any right of the Collateral Agent or the Secured Parties however arising. A single or partial exercise of a right on the part of the Collateral Agent or the Secured Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Collateral Agent or the Secured Parties.

Section 5.11 Application of Proceeds of Security.
     All monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Parties’ rights and remedies under the Security Documents and the Liens created by them including any sale or other disposition of the Collateral, together with all other monies received by the Collateral Agent and the Secured Parties under the Security Documents, will be applied as provided in the Credit Agreement. To the extent any other Loan Document requires proceeds of collateral under such Loan Document to be applied in accordance with the provisions of this Agreement, the Collateral Agent or holder under such other Loan Document shall apply such proceeds in accordance with this Section.
Section 5.12 Conflict.
(1)	Subject to Subsection (2) below, in the event of any conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreement shall control and govern.
(2)	NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 11.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
Section 5.13 Governing Law.
     This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     IN WITNESS WHEREOF the Obligors have executed this Agreement.

AV METALS INC.
By:
Authorized Signing Officer

NOVELIS INC.
By:
Authorized Signing Officer

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Authorized Signing Officer

4260848 CANADA INC.
By:
Authorized Signing Officer

4260856 CANADA INC.
By:
Authorized Signing Officer

NOVELIS NO. 1 LIMITED PARTNERSHIP, by its general partner, 4260848 CANADA INC.
By:
Authorized Signing Officer

SCHEDULE “A”
INSTRUMENTS AND SECURITIES
SECURITIES

		Record Owner		No. of Shares or	No. of Shares or			No. Shares Covered
		(Beneficial Owner,		Interests	Interests			by Warrants;
Issuer	Type of Organization	if different)	Certificate No.	Owned	Outstanding	Percentage Ownership		Options
NORTH AMERICA
Novelis Inc.	Canadian Corporation	AV Metals Inc.	C-1	1,000 common shares	1,000 common shares	100%		None

Novelis No. 1 Limited Partnership	Québec Limited Partnership	Novelis Inc. (Limited Partner) 4260848 Canada Inc. (General Partner)	N/A	N/A	N/A	99.99 0.01	% %	None

4260848 Canada Inc.	Canadian Corporation	Novelis Inc.	C-1	100 common shares	100 common shares	100%		None

4260856 Canada Inc.	Canadian Corporation	Novelis Inc.	C-1	100 common shares	100 common shares	100%		None

Novelis Cast House Technology Ltd.	Ontario Corporation	Novelis Inc.	6	200 common shares	200 common shares	100%		None

Novelis Corporation	Texas Corporation	Novelis Inc.	7	4,945 common shares	4,945 common shares	100%		None

Novelis Brand LLC	Delaware Limited Liability Company	Novelis Inc.	1	1 share	1 share	100%		None

Novelis South America Holdings LLC	Delaware Limited Liability Company	Novelis Inc.	1	1 share	1 share	100%		None

EUROPE

Novelis Laminés France SAS	French Société par Action Simplifiée	Novelis Inc.	N/A	200,000 shares	200,000 shares	100%		None

Novelis PAE SAS	French Société par Action Simplifiée	Novelis Inc.	N/A	8,000 shares	8,000 shares	100%		None

		Record Owner		No. of Shares or	No. of Shares or			No. Shares Covered
		(Beneficial Owner,		Interests	Interests			by Warrants;
Issuer	Type of Organization	if different)	Certificate No.	Owned	Outstanding	Percentage Ownership		Options
Novelis Foil France SAS	French Société par Action Simplifiée	Novelis Inc.	N/A	5,502,500 shares	5,502,500 shares	100%		None

Novelis Europe Holdings Limited	UK private company limited by shares	Novelis Inc.	10 12	165,631,965 ordinary shares 144,928,900 preferred shares	165,631,965 ordinary shares 144,928,900 preferred shares	100%		None

Novelis Aluminium Beteiligungs GmbH	German GmbH	Novelis Inc.	N/A	25,000 common shares	25,000 common shares	100%		None

Novelis Madeira, Unipessoal, Lda	Portuguese Limited Liability Commercial Company	Novelis Inc.	N/A	1 quota	1 quota	100%		None

SOUTH AMERICA
Novelis do Brasil Ltda.	Brazilian Limited Liability Quota Company	Novelis Inc. Novelis South America Holdings LLC	N/A	120,130,999 quotas 1 quota	120,131,000 quotas	99.999 0.001	% %	None

ASIA
Aluminium Company of Malaysia Berhad	Malaysian Public Company limited by shares listed on the Malaysian Stock Exchange	Novelis Inc. Miscellaneous Shareholders	N/A	78,234,054 ordinary shares 54,027,794 shares	134,330,848 ordinary shares(including 2,079,000 treasury shares)	59.15 40.85	% %	None

		Record Owner		No. of Shares or	No. of Shares or			No. Shares Covered
		(Beneficial Owner,		Interests	Interests			by Warrants;
Issuer	Type of Organization	if different)	Certificate No.	Owned	Outstanding	Percentage Ownership		Options
Novelis Korea Limited	Korean Company, Limited	4260856 Canada Inc. 4260848 Canada Inc.	Ahje00006~9 Saje000017~23 Maje000030~35 Daje000032~34 Gaje000065 Ahje00003~5 Saje000016 Maje000023~29 Daje000027~31 Gaje000060~64	47,631 shares 31,755 shares	136,640 shares (including 19,735 Treasury Stock)	40.74% (except Treasury Stock) 27.16% (except Treasury Stock)		None

Novelis (India) Infotech Ltd.	Indian Limited Liability Company	Novelis Inc. Mr. A. R. Das Ms. Ananya Maitra Mr. Kishan Ladsaria Mr. Raj Mundra Mr. Indrajit Pathak Mr. Shrikant Turalkar	1 & 8 2 3 6 7 5 4	49,940 10 shares 10 shares 10 shares 10 shares 10 shares 10 shares	50,000	99.88 0.02 0.02 0.02 0.02 0.02 0.02	% % % % % % %	None

INSTRUMENTS

		Bank Name/
Company	Description	Noteholder	Issue Date	Due date	Amount
Novelis Aluminum AL Holding Company	Loan	Novelis Inc.	7/10/2008	2/ 3/2015	EUR 87,291,599

Novelis Luxembourg S.A.	Loan	Novelis Inc.	2/3/2005	2/3/2015	EUR 15,000,000

Novelis Aluminum AL Holding Company	Loan	Novelis Inc.	1/7/2005	1/7/2015	EUR 293,834,842

Novelis AG	Loan	Novelis Inc.	11/4/2009	1/13/2015	EUR 121,421,203

Novelis Brand LLC	Loan	Novelis No. 1 Limited Partnership	9/28/2010	7/6/2014	$106,440,401

Novelis do Brasil Ltda	Loan	Novelis Inc.	8/4/2008	8/4/2013	$30,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	8/4/2008	8/4/2013	$30,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	8/4/2008	8/4/2013	$20,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	3/11/2008	3/11/2013	$5,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	1/5/2008	1/5/2013	$15,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	5/31/2007	5/31/2012	$80,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	7/6/2007	5/31/2012	$5,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	7/6/2007	5/31/2012	$25,000,000

Novelis do Brasil Ltda	Loan	Novelis Inc.	7/6/2007	5/31/2012	$25,000,000

Novelis do Brazil Ltda	Loan	Novelis Inc.	12/29/2009	9/15/2013	$15,000,000

Novelis Corp.	Loan	Novelis Inc.	8/12/2010	8/12/2011	$120,000,000

Novelis Corp.	Loan	Novelis Inc.	5/20/2010	5/20/2011	$50,000,000

Novelis Corp.	Loan	Novelis Inc.	7/9/2010	7/8/2011	$226,000,000

TRANSFER RESTRICTIONS
1. Novelis do Brasil Ltda.
     Nil.
2. Novelis Europe Holdings Ltd. (UK)
     There are no restrictions on transfer where the transfer is to a bank or a financial institution.
3. Novelis Laminés France SAS, Novelis PAE SAS, Novelis Foil France SAS
     Nil.
4. 4260848 Canada Inc., 4260856 Canada Inc., Novelis Cast House Technology Ltd., Novelis Inc.
4260848 Canada Inc.: The shares of the Corporation shall not be transferred without the consent of either (i) the directors evidenced by a resolution passed or signed by them and recorded in the books of the Corporation or (ii) the holders of a majority in number of the outstanding voting shares of the Corporation.
4260856 Canada Inc.: The shares of the Corporation shall not be transferred without the consent of either (i) the directors evidenced by a resolution passed or signed by them and recorded in the books of the Corporation or (ii) the holders of a majority in number of the outstanding voting shares of the Corporation.
Novelis Cast House Technology Ltd.: The issue or transfer of shares of the Corporation shall require the express sanction of the Board of Directors signified by a resolution passed by the Board.
Novelis Inc.: No restrictions on transfer.
5. Novelis Corporation, Novelis Finances USA LLC, Novelis South America Holdings LLC
     Nil.
SECURITIES ACCOUNTS
     Nil.

SCHEDULE “B”
PERFECTION CERTIFICATE

SCHEDULE “C”
FORM OF CONFIRMATION OF SECURITY INTEREST IN INTELLECTUAL PROPERTY
WHEREAS:
[Name of Relevant Obligor] (the “Debtor”), a corporation incorporated and existing under the laws of ● with offices at [address], is the owner of the [trade-marks/patents/copyrights/industrial designs] set forth in Exhibit “A” hereto, the registrations and applications for the [trade-marks/patents/copyrights/industrial designs] identified therein and the underlying goodwill associated with such [trade-marks/patents/copyrights/industrial designs] (collectively, the “[Trade-Marks/ Patents/Copyrights/Industrial Designs]”); and
●, as agent for certain secured creditors (the “Collateral Agent”), with offices at [address], has entered into an agreement with the Debtor, as reflected by a separate document entitled the “Security Agreement” dated as of the [●] day of ●, 2010 by which the Debtor granted to the Collateral Agent, a security interest in certain property, including the [Trade-Marks/Patents/Copyrights/Industrial Designs], in consideration of the provision of certain credit facilities to certain companies which are the wholly-owned subsidiaries of the Debtor;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and in accordance with the terms and obligations set forth in the Security Agreement, the Debtor confirms the grant to the Collateral Agent of a security interest in and to the [Trade-Marks/Patents/Copyrights/Industrial Designs].
DATED at _________________ on this [●] day of [●], [●].

[NAME OF RELEVANT OBLIGOR] Per:
Authorized Signing Officer

EXHIBIT “A”
TRADE-MARKS/PATENTS/COPYRIGHTS/INDUSTRIAL DESIGNS

AV METALS INC.
NOVELIS CAST HOUSE TECHNOLOGY LTD.
4260848 CANADA INC.
4260856 CANADA INC.
NOVELIS NO. 1 LIMITED PARTNERSHIP
as Guarantors
and
BANK OF AMERICA, N.A.
as Collateral Agent

GUARANTEE
December 17, 2010

Stikeman Elliott llp
Term Guarantee

ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms	1
Section 1.2	Interpretation	3
ARTICLE 2
GUARANTEE

Section 2.1	Guarantee	4
Section 2.2	Indemnity	4
Section 2.3	Primary Obligation	4
Section 2.4	Absolute Liability	4
ARTICLE 3
ENFORCEMENT
ARTICLE 4
GENERAL

Section 4.1	Notices, etc.	12
Section 4.2	No Merger, Survival of Representations and Warranties	12
Section 4.3	Further Assurances	13
Section 4.4	Successors and Assigns	13
Section 4.5	Amendment	13
Section 4.6	Waivers, etc.	13

( i )

Section 4.7	Severability	14
Section 4.8	Collateral Agent	14
Section 4.9	Application of Proceeds	14
Section 4.10	Governing Law	14
SCHEDULES
SCHEDULE “A” GUARANTOR SECURITY DOCUMENTS

( ii )

GUARANTEE
     Guarantee dated as of December 17, 2010 made by each of AV Metals Inc., Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc. and Novelis No. 1 Limited Partnership, by its general partner 4260848 Canada Inc., to and in favour of Bank of America, N.A., as Collateral Agent, and the other Secured Parties.
RECITALS:
(a)	The Agents and the Lenders have agreed to make certain credit facilities available to the Borrower on the terms and conditions contained in the Credit Agreement;

(b)	It is a condition precedent to the extension of credit to the Borrower under the Credit Agreement that the Guarantors execute and deliver this Guarantee; and

(c)	The Guarantors consider it in their best interests to provide this Guarantee.
     In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, each of the Guarantors agree as follows.
ARTICLE 1
INTERPRETATION
Section 1.1 Defined Terms.
As used in this Guarantee the following terms have the following meanings:
“Administrative Agent” means Bank of America, N.A. acting as administrative agent for the Secured Parties and any successor administrative agent appointed under the Credit Agreement, and its successors and assigns.
“Agents” mean, collectively, the Administrative Agent and the Collateral Agent.
“Borrower” means Novelis Inc., a corporation amalgamated and existing under the laws of Canada, and its successors and permitted assigns.
“Collateral Agent” means Bank of America, N.A. acting as collateral agent for the Secured Parties and any successor collateral agent appointed under the Credit Agreement, and its successors and assigns.

“Credit Agreement” means the credit agreement dated as of December 17, 2010 among, inter alia, the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Discharge of Term Loan Secured Obligations” has the meaning given to it in the Intercreditor Agreement.
“Guarantee” means this guarantee.
“Guarantors” means, collectively, Holdings, Novelis Cast House Technology Ltd., a corporation incorporated and existing under the laws of Ontario, 4260848 Canada Inc., a corporation incorporated and existing under the laws of Canada, 4260856 Canada Inc., a corporation incorporated and existing under the laws of Canada, and Novelis No. 1 Limited Partnership, a partnership formed and existing under the laws of Quebec, by its general partner 4260848 Canada Inc., and each of their successors and permitted assigns and “Guarantor” shall mean any one of them.
“Guarantor Security Documents” means, collectively, the agreements described in Schedule “A” and any other security held by the Collateral Agent and the Secured Parties, or any one of them, from time to time for the Guarantors’ obligations under this Guarantee.
“Holdings” means AV Metals Inc., a corporation incorporated and existing under the laws of Canada, and its successors and permitted assigns.
“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the date hereof, by and among, inter alia, the Companies party thereto, the Administrative Agent, the Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lenders” means the financial institutions and other lenders listed on the signature pages of the Credit Agreement, any Person who may become a Lender pursuant to the Credit Agreement and their respective successors and assigns.

“Loan Parties” means, collectively, the Borrower, the Guarantors, the other Subsidiary Guarantors, and any other Person that, from time to time, provides credit support for the Obligations.
“Obligations” means the “Secured Obligations” as defined in the Credit Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, the Lenders and any Secured Hedge Provider (to the extent such Secured Hedge Provider executes and delivers to the Administrative Agent and the Collateral Agent a Secured Hedge Provider Joinder).
Section 1.2 Interpretation.
(1)	Capitalized terms used in this Guarantee but not defined have the meanings given to them in the Credit Agreement.

(2)	In this Guarantee the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expression “Article”, “Section” or other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Guarantee.

(3)	Any reference in this Guarantee to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	The division of this Guarantee into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect its interpretation.

(5)	The schedules attached to this Guarantee form an integral part of it for all purposes of it.

(6)	Any reference to this Guarantee, any Loan Document or any Guarantor Security Document refers to this Guarantee or such Loan Document or Guarantor Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it. Except as otherwise provided in this Guarantee, any reference in this Guarantee to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

(7)	All references in this Guarantee to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.
ARTICLE 2
GUARANTEE
Section 2.1 Guarantee.
     Each of the Guarantors irrevocably and unconditionally guarantees to the Secured Parties the due and punctual payment, and the due performance, whether at stated maturity, by acceleration or otherwise, of the Obligations. Each of the Guarantors agrees that the Obligations will be paid to the Collateral Agent and Secured Parties strictly in accordance with their terms and conditions.
Section 2.2 Indemnity.
     If any or all of the Obligations are not duly performed by the Borrower and are not performed by the Guarantors under Section 2.1 for any reason whatsoever, each of the Guarantors will, as a separate and distinct obligation, indemnify and save harmless the Collateral Agent and the Secured Parties from and against all losses resulting from the failure of the Borrower to duly perform such Obligations.
Section 2.3 Primary Obligation
     If any or all of the Obligations are not duly performed by the Borrower and are not performed by the Guarantors under Section 2.1 or the Collateral Agent and the Secured Parties are not indemnified under Section 2.2, in each case, for any reason whatsoever, such Obligations will, as a separate and distinct obligation, be performed by each Guarantor as primary obligor.
Section 2.4 Absolute Liability.
     Each of the Guarantors agrees that the liability of each of the Guarantors under Section 2.1 and Section 2.3 and, for greater certainty, under Section 2.2, is absolute and unconditional irrespective of:
(a)	the lack of validity or enforceability of any terms of any of the Loan Documents;

(b)	any contest by the Borrower or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Loan Documents or the perfection or priority of any security granted to the Collateral Agent or the Secured Parties;

(c)	any defence, counter claim or right of set-off available to the Borrower;

(d)	any release, compounding or other variance of the liability of the Borrower or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;

(e)	any change in the time or times for, or place or manner or terms of payment or performance of the Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which the Secured Parties or the Collateral Agent may grant to the Borrower or any other Person;

(f)	any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Credit Agreement, the other Loan Documents or any other related document or instrument, or the Obligations;

(g)	any discontinuance, termination, reduction, renewal, increase, abstention from renewing or other variation of any credit or credit facilities to, or the terms or conditions of any transaction with, the Borrower or any other Person;

(h)	any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Borrower, the Guarantors or any other Loan Party or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Borrower, the Guarantors or any other Loan Party or their respective businesses;

(i)	any dealings with the security which the Secured Parties or the Collateral Agent hold or may hold pursuant to the terms and conditions of the Loan Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(j)	any limitation of status or power, disability, incapacity or other circumstance relating to the Borrower, the Guarantors, any other Loan Party or any other Person, including any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, winding-up or other like proceeding involving or affecting the Borrower, the Guarantors, any other Loan Party or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not the Guarantors shall have notice or knowledge of any of the foregoing;

(k)	the assignment of all or any part of the benefits of this Guarantee;

(l)	any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Loan Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (i) any Governmental Authority that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of the Guarantors under this Guarantee, or (ii) any court order that amends, varies, reduces or otherwise affects any of the Obligations;

(m)	any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by the Secured Parties or the Collateral Agent, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which the Collateral Agent and the Secured Parties realize on such security;

(n)	any application of any sums received to the Obligations, or any part thereof, and any change in such application; and

(o)	any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Borrower, the Guarantors or any other Person in respect of the Obligations or this Guarantee.
ARTICLE 3
ENFORCEMENT
Section 3.1 Remedies.
     The Secured Parties and the Collateral Agent are not bound to exhaust their recourse against the Borrower or any other Person or realize on any security they may hold in respect of the Obligations before being entitled to (i) enforce payment and performance under this Guarantee, or (ii) pursue any other remedy against the Guarantors, or any of them, and each of the Guarantors renounces all benefits of discussion and division.
Section 3.2 Amount of Obligations.
     Any account settled or stated by or between the Collateral Agent and any of the Loan Parties, or if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Collateral Agent shall, in the absence of manifest mathematical error, be accepted by each of the Guarantors as conclusive evidence of the amount of the Obligations which is due by such Loan Party to the Secured Parties and the Collateral Agent or remains unpaid by such Loan Party to the Secured Parties and the Collateral Agent.
Section 3.3 Payment on Demand.
     Each of the Guarantors will pay and perform the Obligations and pay all other amounts payable by it to the Secured Parties or the Collateral Agent under this Guarantee, and the obligation to do so arises, immediately after demand for such payment or performance is made in writing to such Guarantor. The liabilities of each of the Guarantors bear interest from the date of such demand at the rate or rates of interest then applicable to the Obligations under and calculated in the manner provided in the Loan Documents (including any adjustment to give effect to the provisions of the Interest Act (Canada)).
Section 3.4 Costs and Expenses.
     All Taxes and Other Taxes, charges, costs, and expenses (including legal fees courts, costs, receivers or agent’s remuneration and notarial fees) including withholding taxes, relating to, resulting from, or otherwise connected with, this Guarantee, the execution, amendment and/or the enforcement of this Guarantee shall, for greater certainty, be for the account of the applicable Guarantor and shall be paid in accordance with Section 2.15 of the Credit Agreement.
Section 3.5 Assignment and Postponement.
(1)	All obligations, liabilities and indebtedness of the Borrower to the Guarantors, or any of them, of any nature whatsoever and all security therefor (the “Intercorporate Indebtedness”) are assigned and transferred to the Collateral Agent as continuing and collateral security for the applicable Guarantor’s obligations under this Guarantee and postponed to the payment in full of all Obligations. Until the occurrence of an Event of Default that is continuing, the Guarantors may receive payments in respect of the Intercorporate Indebtedness as permitted under the Credit Agreement. The Guarantors will not assign all or any part of the Intercorporate Indebtedness to any Person other than the Collateral Agent or the Secured Parties.

(2)	Upon the occurrence and during the continuation of an Event of Default, all Intercorporate Indebtedness will be held in trust for the Secured Parties and the Collateral Agent and will be collected, enforced or proved subject to, and for the purpose of, this Guarantee. In such event, any payments received by any Guarantor in respect of Intercorporate Indebtedness will be held in trust for the Secured Parties and the Collateral Agent and segregated from other funds and property held by such Guarantor and immediately paid to the Collateral Agent on account of the Obligations.

(3)	Intercorporate Indebtedness shall not be released or withdrawn by any Guarantor without the prior written consent of the Collateral Agent. Such

Guarantor will not allow a limitation period to expire on the Intercorporate Indebtedness or ask for or obtain any security or negotiable paper for, or other evidence of, the Intercorporate Indebtedness except for the purpose of delivering the same to the Collateral Agent.

(4)	In the event of any insolvency, bankruptcy or other proceeding involving the liquidation, arrangement, compromise, reorganization or other relief with respect to the Borrower or its debts, each of the Guarantors will, upon the request of the Collateral Agent, make and present a proof of claim or commence such other proceedings against the Borrower on account of the Intercorporate Indebtedness as may be reasonably necessary to establish such Guarantor’s entitlement to payment of any Intercorporate Indebtedness. Such proof of claim or other proceeding must be made or commenced prior to the earlier of (i) the day which is 30 days after notice requesting such action is delivered by or on behalf of the Collateral Agent to such Guarantor and (ii) the day which is 10 days preceding the date when such proof of claim or other proceeding is required by applicable law to be made or commenced. Such proof of claim or other proceeding must be in form and substance acceptable to the Collateral Agent.

(5)	If any Guarantor fails to make and file such proof of claim or commence such other proceeding in accordance with this Section 3.5, the Collateral Agent is irrevocably authorized, empowered and directed and appointed the true and lawful attorney of such Guarantor (but is not obliged): (i) to make and present for and on behalf of such Guarantor proofs of claims or other such proceedings against the Borrower on account of the Intercorporate Indebtedness, (ii) to demand, sue for, receive and collect any and all dividends or other payments or disbursements made in respect of the Intercorporate Indebtedness in whatever form the same may be paid or issued and to apply the same on account of the Obligations, and (iii) to demand, sue for, collect and receive each such payment and distribution and give acquittance therefor and to file claims and take such other actions, in its own name or in the name of such Guarantor or otherwise, as the Collateral Agent may deem necessary or advisable to enforce its rights under this Guarantee.

(6)	Each of the Guarantors will execute all subordinations, postponements, assignments and other agreements as the Collateral Agent may reasonably request to more effectively subordinate and postpone the Intercorporate Indebtedness to the payment and performance of the Obligations.

(7)	The provisions of this Section 3.5 survive the termination of this Guarantee and remain in full force and effect until the Discharge of Term Loan Secured Obligations.

Section 3.6 Suspension of Guarantor Rights.
     Prior to the occurrence of the Discharge of Term Loan Secured Obligations, no Guarantor will exercise any rights which it may at any time have by reason of the performance of any of its obligations under this Guarantee (i) to be indemnified by the Borrower, (ii) to claim contribution from any other guarantor of the debts, liabilities or obligations of the Borrower, or (iii) subject to Section 3.8, to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties or the Collateral Agent under any of the Loan Documents.
Section 3.7 No Prejudice to Secured Parties or Collateral Agent.
     The Secured Parties and the Collateral Agent are not prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Borrower, the Secured Parties or the Collateral Agent. The Collateral Agent and the Secured Parties may, at any time and from time to time, in such manner as any of them may determine is expedient, without any consent of, or notice to, the Guarantors and without impairing or releasing the obligations of the Guarantors (i) change the manner, place, time or terms of payment or performance of the Obligations, (ii) renew or alter the Obligations, (iii) amend, vary, modify, supplement or replace any Loan Document or any other related document or instrument, (iv) discontinue, reduce, renew, increase, abstain from renewing or otherwise vary any credit or credit facilities to, any transaction with, the Borrower or any other Person, (v) release, compound or vary the liability of the Borrower or any other Person liable in any manner under or in respect of the Obligations, (vi) take or abstain from taking securities or collateral from any other Person, or from perfecting securities or collateral of any other Person, (vii) exercise or enforce or refrain from exercising or enforcing any right or security against the Borrower, the Guarantors or any other Person, (viii) accept compromises or arrangement from any Person, (ix) apply any sums from time to time received to the Obligations, or any part thereof, and change any such application in whole or in part from time to time, (x) otherwise deal with, or waiver or modify their right to deal with, any Person and security. In their dealings with the Borrower, the Collateral Agent and the Secured Parties need not enquire into the authority or power of any Person purporting to act for or on behalf of the Borrower.
Section 3.8 No Subrogation
     Each of the Guarantors irrevocably waives any claim, remedy or other right which it may now have or hereafter acquire against the Borrower that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guarantee, including any right of subrogation, reimbursement, exoneration, indemnification or any right to participate in any claim or remedy of the Secured Parties or the Collateral Agent against the Borrower or any collateral which the Secured Parties or the Collateral Agent now have or hereafter acquire, whether or not such claim, remedy or other right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether or not such claim, remedy or other right arises in equity or under contract, statute or common law. Each of the Guarantors further agrees that the Borrower is an intended third party beneficiary of such Guarantor’s waiver contained in this Section 3.8. If any amount is paid to any of the Guarantors in violation of this Section 3.8 and, at such time, the Secured Parties’ and the Collateral Agent’s claims against the Borrower in respect of the Obligations have not been paid in full, any amount paid to any of the Guarantors is deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Secured Parties and the Collateral Agent, and will immediately be paid to the Collateral Agent to be credited and applied to such Obligations. Each of the Guarantors acknowledges that it will receive direct and indirect benefits from the transactions contemplated by this Guarantee and that the waiver in this Section 3.8 is knowingly made in contemplation of such benefits.
Section 3.9 No Set-off.
     To the fullest extent permitted by law, each of the Guarantors makes all payments under this Guarantee without regard to any defence, counter-claim or right of set-off available to it.
Section 3.10 Successors of the Borrower.
     This Guarantee will not be revoked by any change in the constitution of any of the Borrower. This Guarantee and the Guarantor Security Documents extend to any person, firm or corporation acquiring, or from time to time carrying on, the business of any of the Borrower.
Section 3.11 Continuing Guarantee and Continuing Obligations.
     The obligation of each of the Guarantors under Section 2.1 is a continuing guarantee, and the obligations of each of the Guarantors under Section 2.2 and Section 2.3 are continuing obligations. Each of Section 2.1, Section 2.2 and Section 2.3 extends to all present and future Obligations, applies to and secures the ultimate balance of the Obligations due or remaining due to the Collateral Agent and the Secured Parties and is binding as a continuing obligation of each of the Guarantors until the Collateral Agent and the Secured Parties release such Guarantor. This Guarantee will continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Secured Parties or the Collateral Agent upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

Section 3.12 Supplemental Security.
     This Guarantee is in addition and without prejudice to and supplemental to all other guarantees, indemnities, obligations and security now held or which may hereafter be held by the Secured Parties or the Collateral Agent.
Section 3.13 Security for Guarantee.
     Each of the Guarantors acknowledges that this Guarantee is intended to secure payment and performance of the Obligations and that the payment and performance of the Obligations and the other obligations of each of the Guarantors under this Guarantee are secured pursuant to the terms and provisions of the Guarantor Security Documents.
Section 3.14 Right of Set-off.
     Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent and each of the Secured Parties are authorized by each of the Guarantors at any time and from time to time and may, to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Collateral Agent or the Secured Parties to or for the credit or the account of any of the Guarantors against any and all of the obligations of such Guarantor now or hereafter existing irrespective of whether or not (i) the Secured Parties or the Collateral Agent have made any demand under this Guarantee, or (ii) any of the obligations comprising the Obligations are contingent or unmatured. The rights of the Collateral Agent and the Secured Parties under this Section 3.14 are in addition and without prejudice to and supplemental to other rights and remedies which the Collateral Agent and the Secured Parties may have.
Section 3.15 Interest Act (Canada).
     Each of the Guarantors acknowledges that certain of the rates of interest applicable to the Obligations may be computed on the basis of a year of 360 days or 365 days, as the case may be and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be.
Section 3.16 Taxes.
     The provisions of Sections 2.12 (with respect to Taxes) and 2.15 of the Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Guarantee, the Guarantors, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.

Section 3.17 Judgment Currency.
(1)	If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Obligations or any other amount due to a Secured Party or the Collateral Agent in respect of any Guarantor’s obligations under this Guarantee in any currency (the “Original Currency”) into another currency (the “Other Currency”), each of the Guarantors, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Secured Party or Collateral Agent, as the case may be, could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)	The obligations of each of the Guarantors in respect of any sum due in the Original Currency from it to any Secured Party or the Collateral Agent shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party or the Collateral Agent, as the case may be, of any sum adjudged to be so due in such Other Currency such Secured Party or Collateral Agent, as the case may be, may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Secured Party in the Original Currency, each of the Guarantors agrees, as separate obligations and notwithstanding any such judgment, to indemnify the Secured Party or Collateral Agent, as the case may be, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Secured Party or Collateral Agent, as the case may be, in the Original Currency, the Secured Party or Collateral Agent, as the case may be, agrees to remit such excess to the applicable Guarantor.
ARTICLE 4
GENERAL
Section 4.1 Notices, etc.
Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Guarantee must be in writing in accordance with the Credit Agreement.
Section 4.2 No Merger, Survival of Representations and Warranties.
     The representations, warranties and covenants of each of the Guarantors in this Guarantee survive the execution and delivery of this Guarantee and each advance under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Parties, the representations, warranties and covenants in this Guarantee continue in full force and effect.

Section 4.3 Further Assurances.
(1)	Each of the Guarantors will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Collateral Agent may reasonably request to give full effect to this Guarantee and to perfect and preserve the rights and powers of the Collateral Agent and the Secured Parties under this Guarantee, including any acknowledgements and confirmations of this Guarantee and the Guarantor Security Documents.

(2)	Each of the Guarantors acknowledges and confirms that it has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by such Guarantor concerning the financial condition of the Borrower and that it will look to the Borrower and not to the Collateral Agent or the Secured Parties, in order to keep adequately informed of changes in the Borrower’s financial condition.
Section 4.4 Successors and Assigns.
     This Guarantee is binding upon each of the Guarantors, their respective successors and permitted assigns, and enures to the benefit of the Secured Parties, the Collateral Agent and their respective successors and assigns. This Guarantee may be assigned by the Collateral Agent without the consent of, or notice to, the Guarantors, to such Person as the Collateral Agent may determine and, in such event, such Person will be entitled to all of the rights and remedies of the Collateral Agent as set forth in this Guarantee or otherwise. In any action brought by an assignee to enforce any such right or remedy, no Guarantor will assert against the assignee any claim or defence which such Guarantor now has or may have against the Collateral Agent or any of the Secured Parties. No Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent which may be unreasonably withheld.
Section 4.5 Amendment.
     This Guarantee may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent and the Guarantors.
Section 4.6 Waivers, etc.
(1)	No consent or waiver by the Collateral Agent or the Secured Parties in respect of this Guarantee is binding unless made in writing and signed by an authorized officer of the Collateral Agent (with the consent of the Required Secured Parties). Any consent or waiver given under this Guarantee is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Guarantee constitutes a waiver of any other provision.

(2)	A failure or delay on the part of the Collateral Agent or the Secured Parties in exercising a right under this Guarantee does not operate as a waiver of, or impair, any right of the Collateral Agent or the Secured Parties however arising. A single or partial exercise of a right on the part of the Collateral Agent or the Secured Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Collateral Agent or the Secured Parties.
Section 4.7 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken, determines that any provision of this Guarantee is illegal, invalid or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will remain in full force and effect.
Section 4.8 Collateral Agent.
     By accepting the benefits of this Guarantee, the Secured Parties agree that this Guarantee may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce this Guarantee or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Credit Agreement.
Section 4.9 Application of Proceeds.
     All monies collected by the Collateral Agent or any Secured Party under this Guarantee will be applied as provided in the Credit Agreement. To the extent any other Loan Document requires proceeds of collateral under such Loan Document to be applied in accordance with the provisions of this Guarantee, the Collateral Agent or holder under such other Loan Document shall apply such proceeds in accordance with this Section.
Section 4.10 Governing Law.
     This Guarantee will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     IN WITNESS WHEREOF the Guarantors have executed this Guarantee.

AV METALS INC.
By:
Authorized Signing Officer

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Authorized Signing Officer

4260848 CANADA INC.
By:
Authorized Signing Officer

4260856 CANADA INC.
By:
Authorized Signing Officer

NOVELIS NO. 1 LIMITED PARTNERSHIP, by its general partner, 4260848 Canada Inc.
By:
Authorized Signing Officer

SCHEDULE “A”
GUARANTOR SECURITY DOCUMENTS
A general security agreement dated the date hereof by the Guarantors to and in favour of the Collateral Agent, for the benefit of the Secured Parties.

BOND PLEDGE AGREEMENT
This Agreement is made as of the 17thday of December, 2010.

BY:	NOVELIS INC.

IN FAVOUR OF:	BANK OF AMERICA, N.A., in its capacity as collateral agent for the benefit of the Secured Parties
     WHEREAS Novelis Inc. (the “Corporation”) has created and executed a Bond No. 2010-1 (the “Bond”) in favour of the Collateral Agent under the Credit Agreement (as defined below), payable on demand in the principal amount of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000);
     AND WHEREAS the Corporation has agreed to pledge the Bond to the Collateral Agent (as defined below) for the benefit of the Secured Parties, as a general and continuing collateral security for the due and punctual payment, performance and fulfillment of the Secured Obligations (as defined below).
NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	The following words or expressions whenever used in this Agreement (and in the preamble above which forms an integral part of this Agreement) shall have the following meanings:
1.1	“Bond” has the meaning ascribed to such term in the preamble;

1.2	“Collateral Agent” means Bank of America, N.A., as collateral agent under the Credit Agreement, on behalf and for the benefit of all present and future Secured Parties, and includes such other person as shall have subsequently been appointed as the successor Collateral Agent under and in accordance with the provisions of the Credit Agreement;

1.3	“Corporation” has the meaning ascribed to such term in the preamble;

1.4	“Credit Agreement” means that certain credit agreement to be dated on or about the date hereof, among, inter alios, Novelis Inc., as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
1.5	“Event of Default” has the meaning ascribed to such term in the Credit Agreement;

1.6	“Secured Parties” has the meaning ascribed to such term in the Credit Agreement; and

1.7	“Secured Obligations” has the meaning ascribed to such term in the Credit Agreement (but shall exclude obligations under the Bond).
2.	This Agreement shall be interpreted in accordance with the following:
2.1	words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

2.2	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

2.3	the word “including” shall mean “including without limitation” and “includes” shall mean “includes without limitation”.
3.	As a general and continuing collateral security for the due and punctual payment, performance and fulfillment of the Secured Obligations and for the due and punctual payment of the expenses and charges, if any, incurred by the Collateral Agent to obtain payment of the Secured Obligations or to conserve the Bond, the Corporation pledges the Bond by delivering same to the Collateral Agent for the benefit of the Secured Parties to the extent of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000), with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof. The Corporation hereby waives the benefits of division and discussion. To the extent the Secured Obligations consist, inter alios, of obligations of a Loan Party other than the Corporation, the Corporation hereby obligates itself in respect of such Secured Obligations to the extent necessary to constitute the pledge contemplated hereunder.

4.	The Collateral Agent may, forthwith and from time to time but only upon the occurrence and continuance of an Event of Default, exercise and enforce all the rights and remedies available to it under the Bond (subject to Section 7 hereof), as fully and effectually as if the Collateral Agent were the absolute owner of the Bond, provided however that the Collateral Agent shall not be bound to deal with the Bond or exercise any right or remedy as aforesaid and shall not be liable for any loss which may be occasioned by any failure to do so. The rights of the Collateral Agent herein stipulated with respect to the Bond shall be in addition to and not exclusive of all other rights and
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remedies which the Collateral Agent or the Secured Parties have or may otherwise enforce or exercise.
5.	If any immaterial provision of this Agreement is, or becomes, illegal, invalid or unenforceable, such provision shall be severed from this agreement and be ineffective to the extent of such illegality, invalidity or unenforceability. The remaining provisions hereof shall be unaffected by such provision and shall continue to be valid and enforceable.
6.	Neither the Collateral Agent nor the Secured Parties shall be obliged to exhaust their recourses against the Corporation or any other person or persons or against any other security any of them may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Bond in such manner as they may consider desirable.
7.	The Collateral Agent hereby agrees that it shall not demand payment under the Bond unless an Event of Default has occurred and is continuing. Furthermore, the Collateral Agent also hereby agrees that it shall only have the right to demand payment from the Corporation under the Bond of an aggregate amount which may not in any manner whatsoever be in excess of the aggregate amount owing by the Corporation to the Secured Parties pursuant to or in connection with the Secured Obligations.
8.	The Collateral Agent may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other parties, sureties or securities as it may deem fit without prejudice to the Secured Obligations or the rights of the Collateral Agent or the Secured Parties in respect of the Bond. The Collateral Agent and the Secured Parties: (i) shall not be liable or accountable for any failure to collect, realize or obtain payment in respect of the Bond save in respect of the gross negligence or intentional fault of the Collateral Agent or any Secured Party; (ii) shall not be bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Bond or for the purpose of preserving any rights of any of them or any other parties, the Corporation or any parties in respect thereof; and (iii) shall not be responsible for any loss occasioned by any sale or other dealing with the Bond or by the retention of or failure to sell or otherwise deal therewith, or be bound to protect the Bond from depreciating in value or becoming worthless.

9.	If the Collateral Agent shall at any time resign or be replaced, and another person be appointed as a successor collateral agent under and in accordance with the provisions of the Credit Agreement, the Collateral Agent shall assign the Bond to the successor collateral agent, and the successor collateral agent shall become vested with all rights, powers, privileges, obligations and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder except as may be otherwise set forth in the Credit Agreement.
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10.	This security is in addition to and not in substitution for any other security now or hereafter held by the Collateral Agent or the Secured Parties.
11.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
12.	This Agreement shall be deemed to be a Security Document under the Credit Agreement.
13.	The Corporation agrees to indemnify the Collateral Agent and the Secured Parties from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the Collateral Agent ‘s gross negligence or intentional fault.
14.	Taxes and Other Taxes (as these terms are defined in the Credit Agreement), charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes (a “Tax Payment”), relating to, resulting from, or otherwise connected with, this Agreement, the execution, amendment and/or the enforcement of this Agreement, shall for greater certainty, be for the account of the Corporation and shall be paid in accordance with Section 2.15 of the Credit Agreement.
15.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein, without giving effect to any conflicts of law or rules thereof. The Corporation hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Québec with respect to any matter arising under or relating to this Agreement.

16.	IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PLEDGE GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, TO BE DATED ON OR ABOUT THE DATE HEREOF (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC,
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NOVELIS UK LTD, NOVELIS AG, AV METALS INC. (“HOLDINGS”), THE SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS REVOLVING CREDIT ADMINISTRATIVE AGENT AND REVOLVING CREDIT COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS TERM LOAN ADMINISTRATIVE AGENT AND TERM LOAN COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS SECTION, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 11.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
17.	The Secured Parties, by the Collateral Agent, and the other parties hereto hereby expressly waive the provisions and protection of Section 32 of the Act Respecting the Special Powers of Legal Persons and specifically authorize the Collateral Agent and any partnership or legal person whereof the Collateral Agent is a member or officer, to act as a holder of the Bond.
18.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
19.	The parties hereby acknowledge and confirm that they have required that this Agreement be drawn up in English and are satisfied therewith. Les parties aux présentes confirment et reconnaissent avoir requis que la présente convention soit rédigée en anglais et s’en déclarent satisfaites.
[Signature page follows]
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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

NOVELIS INC.
Per:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent
Per:
Name:
Title:

[Novelis Term Bond Pledge]

IN THE YEAR TWO THOUSAND AND TEN, THIS ● DAY OF DECEMBER.
BEFORE [Kevin Leonard], the undersigned Notary for the Province of Québec, practicing at Montréal.
APPEARED:
NOVELIS INC. (hereinafter referred to as the “Grantor”), a legal person constituted under the laws of Canada, having a place of business at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5 and which is herein represented by Brigitte Gauthier, its authorized representative, who is duly authorized in virtue of a resolution of its board of directors dated ●, a certified copy or duplicate of which is annexed hereto after having been signed for identification by the said representative and by the undersigned Notary.

DEED OF HYPOTHEC
Minute No.
AND:
BANK OF AMERICA, N.A. (hereinafter referred to as the “Trustee”), as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond (as hereinafter defined), which Trustee is duly organized and which is herein represented by Ma Ry Tran, its authorized representative, who is duly authorized as she so declares.
WHICH PARTIES HAVE DECLARED AND AGREED AS FOLLOWS:
1. DEFINITIONS
     Unless it is otherwise apparent from or inconsistent with the context, certain words and expressions in this Deed the initial letter of which is capitalized and which are not otherwise defined in the text itself, have the meaning ascribed thereto in Schedule I, or if not defined in such text or Schedule I, then such words and expressions shall have the meaning ascribed thereto in the Credit Agreement.
2. OBLIGATIONS SECURED
     The Grantor hereby acknowledges it will be issuing on or about December 17, 2010, Bond No. 2010-1 in the aggregate amount of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Bond”), in favour of Bank of America, N.A., in its capacity as collateral agent under and pursuant to the Credit Agreement (the “Collateral Agent”) for the benefit of all present and future Secured Parties, and agreed to secure by way of the present hypothec its obligations towards the Collateral Agent, under the Bond.

     In this Deed, the word “Obligations” means the payment by the Grantor to the Collateral Agent of the principal amount of the Bond, interest thereon and all other amounts from time to time owing thereunder or pursuant thereto and the performance by the Grantor of all of its obligations under the Bond and hereunder.
3. HYPOTHEC
     As security for the full and final payment of the Obligations and of the expenses, if any, incurred by the Trustee to obtain payment of the Obligations or to conserve the Mortgaged Property, the Grantor hereby hypothecates to and in favour of the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond, to the extent of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000), with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof, all present and future immovable and movable property of the Grantor, corporeal or incorporeal, wherever situate including, without limitation:
(a)	The immovable property described in Schedule II hereof, together with all present and future works, constructions and appurtenances related thereto;

(b)	All present and future immovables which the Grantor is or may hereafter become the owner from time to time, together with all present and future works, constructions and appurtenances related thereto;

(c)	All present and future corporeal and incorporeal property which, with respect to the immovables hereinabove charged, are covered by any of Articles 901 through 904 of the Civil Code;

(d)	All present and future corporeal movable property which ensures the utility of the immovables hereinabove charged;

(e)	All rents which are or may become payable in virtue of any and all present and future leases upon the immovables hereinabove charged, and all indemnities paid in virtue of the insurance contracts covering such rents; and

(f)	All present and future movable property of the Grantor, tangible or intangible, wherever situate including, without limitation:
(i)	all of its Claims, present and future;

(ii)	all of its Property in Stock, present and future;

(iii)	all of its Equipment, present and future;

(iv)	all of its Intellectual Property, present and future;
[Novelis Term Hypothec]

(v)	all of its Contractual Rights, present and future; and

(vi)	all Securities, present and future.
     If any of the Mortgaged Property may not be assigned, subleased, charged or encumbered without the leave, license, consent or approval of the applicable counterparty, a governmental authority or any other person, the hypothec created hereby on any such property shall be under the suspensive condition of obtaining such leave, license, consent or approval.
     Any and all Mortgaged Property, which is acquired, transformed or manufactured after the date of this Deed shall be charged by the hypothecs created hereunder, (i) whether or not such property has been acquired in replacement of other Mortgaged Property which may have been alienated by the Grantor in the ordinary course of business, (ii) whether or not such property results from a transformation, mixture of or combination of any Mortgaged Property, and (iii) in the case of Securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged Securities and without the Trustee being required to register any notice whatsoever, the property charged under the hypothecs created hereunder being the universality of the Grantor’s present and future movable and immovable property.
4.	REPRESENTATIONS AND WARRANTIES

The Grantor hereby represents and warrants that:
4.1 It does not hold title to any claim secured by a registered hypothec which is not described in Schedule III.
4.2 Since July 4, 2007, there has been (i) no external alterations, additions or improvements made to the immovable property described in Schedule II hereof and (ii) no changes in the location of the exterior walls of such immovable property.
5.	COVENANTS OF THE GRANTOR

The Grantor hereby undertakes and covenants in favour of the Trustee to:
5.1 Notify the Trustee in writing of:
(a)	any change in the representations and warranties made hereinabove at Article 4; and

(b)	the existence of any security, hypothec, prior claims or property right retained or assigned securing Claims and, in such cases, to provide the Trustee, upon demand, with satisfactory proof that such security
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or hypothec has been registered or published in accordance with applicable law in order for the rights of the Trustee to be set up against third persons.
5.2 To refrain from mixing or combining the Corporeal Movable Property with other movable property belonging to a third party, or from transforming the same, except in the normal course of the Grantor’s Enterprise or unless consented to in writing by the Trustee.
5.3 To ensure that its right of ownership in any Mortgaged Property in the hands or possession of any third party remains enforceable against third parties and, accordingly, that such right has been registered or published, if registration or publication is required by law for the purpose of enforcement against third parties.
6. SPECIAL PROVISIONS RELATIVE TO THE RENTS
6.1 The Trustee authorizes the Grantor to manage and collect the Rents in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the fullest extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Rents, give acquittances therefore and apply such sums (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) in such manner as it shall deem appropriate; and

(b)	renew or modify the leases or consent to the termination thereof, execute new leases, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Rents, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Rent and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
6.2 Any amount received by the Grantor with respect to the Rents after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
6.3 The Grantor shall deliver to the Trustee upon request a copy of all leases affecting the Mortgaged Property and other information respecting the Rents on a timely basis.
[Novelis Term Hypothec]

7. SPECIAL PROVISIONS RELATIVE TO THE CLAIMS
7.1 The Trustee authorizes the Grantor to manage and collect the Claims in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the full extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Claims and apply such proceeds (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) to the Obligations in such manner as it shall deem appropriate;

(b)	give valid acquittances for any sums paid by third party debtors at any time after as well as before the creation of this security, and unilaterally cause, with or without consideration, the cancellation or reduction of any Encumbrance securing the Claims or any part thereof; and

(c)	renegotiate, terminate or operate novation of the Claims in whole or in part upon such terms and conditions as it shall deem reasonable, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Claims, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Claim and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
7.2 Any amount received by the Grantor with respect to the Claims after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
7.3 If any of the Claims are themselves secured by a Conventional Security or any other right susceptible of publication under the law, the Trustee shall have the right to accomplish, at the expense of the Grantor, all the formalities required to perfect against the third party debtors the hypothecary rights of the Trustee upon such Claims and accessories thereof.
8. SPECIAL PROVISIONS RELATIVE TO THE HYPOTHEC ON SECURITIES
8.1 If the Grantor now or hereafter acquires Mortgaged Property consisting of certificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and promptly deliver to the Trustee any and all certificates representing such Mortgaged Property (collectively, the “Pledged Certificated Securities”) and other
[Novelis Term Hypothec]

materials as may be required from time to time to provide the Trustee with control (as such term is defined in the Transfer Act) over all Pledged Certificated Securities in the manner provided under Section 55 of the Transfer Act and at the request of the Trustee following the occurrence of an Event of Default which is continuing, will cause all Pledged Certificated Securities to be registered in the name of the Trustee or its nominee.
8.2 If the Grantor now or hereafter acquires any Mortgaged Property consisting of uncertificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and, at the request of the Trustee, deliver to the Trustee any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 56 of the Transfer Act.
8.3 If any securities, whether certificated or uncertificated, or other investment property or financial asset (as such term is defined in the Transfer Act) now or hereafter acquired by the Grantor are held by the Grantor or its nominee through a securities intermediary or commodity intermediary or other intermediary, the Grantor shall notify the Trustee thereof in writing and, at the request of the Trustee, deliver to the Trustee any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 113 of the Transfer Act.
8.4 The Grantor shall not cause or permit any person other than the Trustee and the Revolving Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) to have control (as understood in the Transfer Act) of any of the securities forming part of the Mortgaged Property other than control (as understood in the Transfer Act) in favour of any depositary bank or securities intermediary which has subordinated its encumbrance to the encumbrance of the Trustee pursuant to documentation in form and substance satisfactory to the Trustee.
8.5 Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to exercise all rights attached to such securities, investment property and financial assets owned by it, including any right to vote and any right of conversion or redemption, provided such rights are not exercised in a manner which would impair the value of such securities.
8.6 Upon the occurrence of an Event of Default which is continuing and if permitted or not otherwise prohibited under the Civil Code, the Trustee may, if it has control (as understood under the Transfer Act) of securities and securities entitlements or if they are of a type, dealt in or traded on securities exchanges or financial markets, sell such securities or security entitlements or otherwise dispose of them without having to give a prior notice, obtain their surrender or observe the time limits prescribed by Title Three of Book Six of the Civil Code.
[Novelis Term Hypothec]

8.7 Upon the occurrence of an Event of Default which is continuing, the Trustee and each of its officers are hereby irrevocably authorized and empowered to complete the blanks in any transfer form or power of attorney of any Pledged Certificated Securities with such names and dates and in such manner as the Trustee or any such officer may deem advisable, and to deal with and deliver the same in the manner herein provided. Such rights of the Trustee shall survive and have effect notwithstanding the dissolution of the Grantor or the appointment of any trustee or receiver to its assets.
8.8 The Trustee may, upon the occurrence of an Event of Default which is continuing, transfer any Securities or any part thereof into its own name or that of a third party appointed by it so that, the Trustee or its nominee(s) may appear as the sole registered holder thereof, in which case:
(a)	All voting rights and any other right attached to such Securities may be exercised by the Trustee (without any obligation of the Trustee to do so) or on behalf of the Trustee.

(b)	The Trustee shall collect revenues, dividends and capital distributions and the Grantor shall cease to have any right thereto and the Trustee may either hold same as Mortgaged Property or apply them in reduction of the Obligations.

(c)	The Trustee may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such Securities.
8.9 For the purpose of this Article 8, the Grantor hereby irrevocably appoints any officer or employee of the Trustee as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Trustee pursuant to this Article 8.
9. EVENTS OF DEFAULT
     The hypothecary rights hereby constituted shall become enforceable upon the occurrence of an Event of Default.
10. EXERCISE OF HYPOTHECARY RIGHTS
10.1 Upon the occurrence of an Event of Default which is continuing, the Trustee may request, in accordance with what is provided by law, from the Grantor the voluntary surrender of the Mortgaged Property and the Grantor hereby undertakes to do so. To that end, the Grantor covenants not to oppose the measures initiated by the Trustee for the purpose of taking possession of the assets surrendered by the Grantor, but to facilitate the same. The Grantor shall also execute any deed or document which may be necessary or useful to evidence such surrender or to give it full effect. Notwithstanding the foregoing, the Grantor shall not be prevented from contesting before a court of competent jurisdiction the existence of an Event of Default and asserting
[Novelis Term Hypothec]

that, as a result, the Trustee does not have the right to avail itself of the rights and recourses contemplated in this Article 10.
10.2 The Trustee shall not be bound to exercise the same hypothecary rights against all of the Mortgaged Property. Whatever hypothecary rights the Trustee elects to exercise, the following provisions shall apply:
(a)	The Trustee shall have the right, at the expense of the Grantor and in order to conserve or realize upon the Mortgaged Property:
(i)	to continue or terminate the use and operation of the Mortgaged Property, including, without limitation, the processing and the sale of the Property in Stock;

(ii)	to dispose of the Mortgaged Property which may perish or deteriorate rapidly;

(iii)	to use any information obtained by reason of the exercise of its rights;

(iv)	to perform any obligation or covenant of the Grantor; and

(v)	to exercise any right with respect to the Mortgaged Property.
(b)	The Trustee shall not be bound to make an inventory, to take out insurance or to furnish any security.

(c)	The Trustee may acquire directly or indirectly any of the Mortgaged Property.

(d)	The Trustee may from time to time in the course of the exercise of its rights, renounce, with or without consideration, any right of the Grantor.

(e)	The Trustee shall not be bound to make the Mortgaged Property productive or to conserve the same.

(f)	Should the Trustee at any time abandon the exercise of its rights, hypothecary or otherwise, against the Mortgaged Property, the Trustee may elect, at its option, to return to the Grantor without any representation or warranty, any Mortgaged Property which the Grantor had surrendered to the Trustee, or the remainder thereof if any, the whole without prejudice to its other rights and recourses.

(g)	The Trustee shall be deemed to have acted in the best interest of the Grantor and its successors if the Trustee has acted in accordance with its standard methods of assessing and managing financial risks in the ordinary course of its business.
10.3 Where the Trustee exercises a right of taking in payment and the Grantor, inasmuch as it has the right to do so, requires that the Trustee sell
[Novelis Term Hypothec]

the Mortgaged Property upon which such recourse was exercised, the Grantor acknowledges that the Trustee shall not be bound to abandon the right of taking in payment unless the Trustee has obtained, before the end of the period allowed for surrender, (i) a satisfactory security guaranteeing that the sale will be made at a sufficiently high price to enable the Trustee’s claim to be paid in full, (ii) the full reimbursement of all costs thus incurred by it, and (iii) an advance of the funds needed for the sale of the said properties.
10.4 If the Trustee itself sells any Mortgaged Property, it shall not be required to obtain any prior appraisal thereof.
10.5 The sale by the Trustee of any Mortgaged Property may be concluded by the Trustee without legal warranty or, at its option, without any warranty whatsoever.
10.6 The Trustee hereby irrevocably renounces to all rights or recourses of a hypothecary creditor including, the right to follow contemplated in Article 2700 of the Civil Code, with respect to any property which is Excluded Property and/or otherwise becomes Excluded Property during the term of this Deed.
11. REDUCTION AND CANCELLATION
     The Trustee may unilaterally at its entire discretion consent to the reduction or cancellation of the security hereby constituted. However, the Trustee shall not be bound to consent to any such reduction or cancellation unless and until it has received the full and final payment of all amounts hereby secured and there is no outstanding commitment on the part of any Secured Party to advance further sums or extend further credits to the Grantor.
     If the Collateral Agent is authorized under the Credit Agreement to release, in whole or in part, the security hereby constituted, then the Trustee is authorized to release such security under this Deed.
     Upon the Discharge of Term Loan Secured Obligations (as such term is defined in the Intercreditor Agreement), the Trustee shall grant an acquittance and consent to the reduction or cancellation of the hypothecary rights hereby constituted and, concurrently, shall return the Pledged Certificated Securities to the Grantor, together with all other relevant share transfer powers, endorsements or other documents in connection with the Pledged Certificated Securities.
12. GENERAL PROVISIONS
12.1 This Deed does not operate novation and the hypothec hereby constituted shall be in addition to any other guarantee or security which the Trustee and/or the Secured Parties may have from time to time.
[Novelis Term Hypothec]

12.2 This Deed need not be signed for acceptance by any of the Bondholders in order to be binding on the Grantor. Such acceptance by the Bondholders shall be presumed and cannot be disputed by the Grantor.
12.3 Any notices, directions or other communications provided for in this Deed must be in writing and given in accordance with the Credit Agreement.
12.4 Subject to the provisions of the Credit Agreement, the Trustee may waive any covenant in its favour herein contained and any Event of Default and may also grant extensions, take and give up security, accept arrangements and otherwise deal with the Grantor or with any other party as the Trustee may see fit, the whole without prejudice to the Obligations or to any other right of the Trustee and of the Secured Parties. No failure or delay on the part of the Trustee in exercising any right hereunder shall operate as a waiver thereof nor shall any waiver be effective unless the same be in writing.
12.5 The Grantor shall be “en demeure” by the mere lapse of time, or may be put “en demeure” by any other method provided by law.
12.6 This hypothec is a continuous security which will subsist notwithstanding any fluctuation of the amounts hereby secured. The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code with respect to any future obligation hereby secured.
12.7 The Trustee shall have the right, at the expense of the Grantor, to perform all acts and things and to execute all documents as may be necessary to ensure that this hypothec remains effective and opposable to third parties, including the execution and filing of any document required for the renewal hereof.
12.8 If the term “Grantor” includes more than one person, each of them shall be jointly liable for the performance of the obligations herein stipulated.
12.9 Subject to the provisions of the Credit Agreement, any amount received by the Trustee in the exercise of its rights hereunder or under any law may, at its option, be retained by it as part of the Mortgaged Property, or may be applied by it towards the partial payment of the Obligations, as the Trustee shall alone determine notwithstanding the rules governing the application of payments.
12.10 The Trustee is not bound by any degree of care beyond a reasonable diligence in the exercise of its rights or in the performance of its duties, and it shall not be liable for any loss or damage resulting therefrom except as a result of its own intentional or gross fault.
12.11 The Trustee may delegate to any other person, including, without limitation, to any of the Secured Parties, the exercise of its rights or the performance of its duties hereunder and may provide such agents or
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mandataries with any information that the Trustee may possess with respect to the Grantor or the Mortgaged Property.
12.12 The property or sums of money received or held by the Trustee by reason of these presents may be invested by the Trustee in such manner as it shall deem appropriate without regard to rules governing the administration of the property of others.
12.13 Neither the execution of this Deed nor the fact that the Trustee or the Secured Parties may have already granted any part of the credits the repayment of which are hereby secured, shall be deemed to oblige the Trustee or the Secured Parties either to keep such credits available or to grant further credits.
12.14 The Grantor shall continue to be bound by all the obligations expressed herein notwithstanding any transfer of the Mortgaged Property or any part thereof.
12.15 Except as may be otherwise apparent from the context, the word “Grantor” shall be interpreted as referring to the Grantor itself and to all subsequent owners of the Mortgaged Property as well as to any other person or persons having assumed the Grantor’s liabilities to the Trustee.
12.16 Unless there is something in the context inconsistent therewith, words importing the singular shall include the plural and vice versa, and words importing the neuter gender shall include the masculine and feminine genders and vice versa.
12.17 IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE HYPOTHEC GRANTED TO THE TRUSTEE FOR THE BENEFIT OF THE HOLDERS OF THE BOND, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE TRUSTEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, TO BE DATED ON OR ABOUT DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS
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UK LTD, NOVELIS AG, AV METALS INC. (“HOLDINGS”), THE SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS REVOLVING CREDIT ADMINISTRATIVE AGENT AND REVOLVING CREDIT COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS TERM LOAN ADMINISTRATIVE AGENT AND TERM LOAN COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS SECTION, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 11.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
12.18 The Grantor acknowledges that it has read this Deed, that it has received adequate explanation of the nature and scope of its obligations hereunder and that it is satisfied therewith.
12.19 This Deed shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Trustee and its successors and assigns, as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond.
12.20 This Deed of Hypothec shall be deemed to be a “Security Document” under the Credit Agreement.
12.21 The Trustee and the concerned Secured Parties may also at any time upon the occurrence of an Event of Default, outside the purview of this hypothec, operate compensation between any of the claims owing by the Trustee and/or the concerned Secured Parties to the Grantor and the Obligations hereby secured. In case of the bankruptcy of the Grantor, such compensation shall be deemed to have occurred immediately prior to such bankruptcy. For greater certainty, the Trustee, by its signature hereof, also accepts the benefit of this provision on behalf and for all concerned Secured Parties.
12.22 The Grantor agrees to indemnify the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond from and against any and all claims, losses and liabilities arising out of or resulting from this Deed (including enforcement of the hypothecs contained herein), except claims, losses or liabilities resulting from the Trustee’s intentional or gross fault. This obligation of the Grantor shall survive even after the cancellation of this hypothec if the cause of action originated prior to such cancellation.
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     All Taxes and Other Taxes (as these terms are defined in the Credit Agreement), charges, costs, and expenses (including legal fees and notarial fees) including withholding taxes (a “Tax Payment”), relating to, resulting from, or otherwise connected with this Deed, the execution, amendment and/or the enforcement of this Deed, shall for greater certainty, be for the account of the Grantor and shall be paid in accordance with Section 2.15 of the Credit Agreement.
     Without limiting the foregoing, the Grantor will upon demand pay to the Trustee, as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond, the amount of any and all reasonable expenses, including the reasonable fees and disbursement of its counsel and any experts, which the Trustee may incur in connection with (i) the administration of the Deed, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Mortgaged Property, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.
12.23 This Deed shall be interpreted and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
12.24 Notwithstanding the provisions of Section 32 of An Act Respecting Special Powers of Legal Persons (Québec), the Trustee may acquire and be the holder of the Bond. The parties hereto hereby acknowledge that the Bond constitutes a title of indebtedness as such term is used in Article 2692 of the Civil Code. The Grantor also hereby appoints and constitutes the Trustee as the holder of an irrevocable power of attorney (fondé de pouvoir) of all present and future holders of the Bond.
12.25 The parties hereto confirm their express wish that this Deed and all documents related thereto be drawn up in English. Les parties aux présentes confirment leur volonté expresse de voir le présent Acte et tous les documents s’y rattachant être rédigés en anglais.
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SCHEDULE I
CERTAIN DEFINITIONS
“Civil Code” or the abbreviation “C.c.Q” means the Civil Code of Québec.
“Claims” means, regardless of the debtors or the situs thereof, any and all claims, customer accounts, book debts, accounts receivable and any other amounts or property now or hereafter owing to the Grantor, either absolutely or conditionally, including all claims and indemnities payable under insurance policies covering the same, all deposits and credit balances with financial institutions, suppliers or others, all judgments, rights and accessories thereto, all Encumbrances in support thereof and all books, papers, invoices, notes and data files evidencing, recording or supporting the same.
“Contractual Rights” means any and all rights, title and interest of the Grantor in all contracts, leases, bids, offers, supply agreements and all other agreements of any nature and description relating to the Mortgaged Property or relating to the Enterprise and undertaking of the Grantor.
“Conventional Security” means a conventional hypothec, a security interest, a resolutory right, a right of redemption, a reservation of ownership, a trust and any security device or other real right, whether or not capable of registration, granted by agreement for the purpose of securing the performance of an obligation.
“Corporeal Movable Property” means any of the Mortgaged Property which is movable in nature and corporeal.
“Credit Agreement” means the credit agreement to be dated on or about December 17, 2010, among, inter alios, Novelis Inc., as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Encumbrance” means a legal cause of preference, a dismemberment of the right of ownership, a special mode of ownership, a restriction on the right to dispose and a Conventional Security.
“Enterprise” means the carrying on of an organized economic activity, whether or not it is commercial in nature, consisting of producing, administering or alienating property, or providing a service.
“Equipment” means corporeal movable property such as machinery, equipment, vehicles, rolling stock, furniture and fixtures, and all licenses and
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other rights and records, files, charts, plans, drawings, specifications, manuals, documents and warranties relating thereto.
“Event of Default” means the failure on the part of the Grantor to pay or perform any of the Obligations on demand or otherwise when due and payable or to be performed, as the case may be.
“Intellectual Property” means all of the Grantor’s trade names, trade marks, copyrights, designs, processes, know how, goodwill, licenses, franchises, permits, quotas, patents and other rights of intellectual and industrial property of any nature and description, and all pending applications pertaining thereto.
“Mortgaged Property” means any and all property, rights and interest, present and future, intended to be charged by the hypothec created under Article 3 hereof, all substitutions and replacements thereof, all increases, additions and accessions thereto, all rights attaching thereto and all proceeds in any form derived directly or indirectly from any dealing with any of the foregoing or the proceeds therefrom.
“Property in Stock” means, regardless of the situs thereof at any particular time, (a) all inventory of raw materials, goods in process, finished products and stock in trade of any nature and description, whether or not the same is held for let or hire, leasing, resale or otherwise, (b) all goods and materials used in or procured for the packaging thereof, (c) any such property held by third parties under let or hire, leasing, conditional sale, franchise, license, consignment or other like contractual arrangements with its lawful owner, (d) any such property sold by the Grantor and later taken back for any reason, and (e) all amounts and proceeds paid or payable to or for the account of the Grantor as a result of the sale, lease or other dealings with any of the foregoing.
“Rents” means the rents, present and future, and the insurance indemnities referred to in paragraph (e) of Article 3.
“Secured Parties” shall have the meaning ascribed thereto in the Credit Agreement.
“Securities” means all securities, financial assets or security entitlements (as such terms are defined or contemplated in the Transfer Act, as well as the renewals, substitutions and additions to which they are subject and the securities and other property received or issued pursuant to any transformation of such securities, along with all income derived and all rights arising therefrom, and all present and future shares in the capital stock of a legal person, now or hereafter owned by the Grantor, all present and future bonds, debentures, bills of exchange, promissory notes, negotiable instruments and other evidences of indebtedness, and all present and future options, warrants, investment certificates, mutual funds units, all interests or units of the Grantor in any partnership, or any rights in respect of any of the foregoing, and any other instrument or title generally called or included as a security, and also including, without limitation, all Securities issued or
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received in substitution, renewal, addition or replacement of Securities, or issued or received on the purchase, redemption, conversion, cancellation or other transformation of Securities or issued or received by way of dividend or otherwise to holders of Securities, and all present and future instruments, bills of lading, warehouse receipts, documents or other evidences of title of the Grantor.
“Transfer Act” means An Act Respecting the Transfer of Securities and the Establishment of Security Entitlements (Quebec), as amended, supplemented, restated or replaced from time to time.
SCHEDULE II
IMMOVABLE PROPERTY DESCRIPTION
An immovable known and designated as follows:
a)	lot number TWO MILLION TWO HUNDRED NINETY THOUSAND NINE HUNDRED AND EIGHTY-TWO (2 290 982) of the Cadastre of Québec, Registration Division of Chicoutimi;

b)	lot number THREE MILLION FOUR HUNDRED EIGHTEEN THOUSAND ONE HUNDRED AND FORTY-SIX (3 418 146) of the Cadastre of Québec, Registration Division of Chicoutimi;
With the building thereon erected bearing civic number 2040 Fay Street, in the City of Saguenay (borough of Jonquière), Province of Québec, G7S 2N4.
SCHEDULE III
CLAIMS SECURED BY HYPOTHEC
NIL
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WHEREOF ACT:
DONE AND PASSED at Montreal, in the Province of Québec on the date hereinabove first mentioned and recorded in the office of the undersigned Notary under minute number __________________________
.
AND after the Grantor and the Trustee had declared to the said Notary that they had taken cognizance of these presents and had exempted the said Notary from reading them or causing same to be read, the said duly authorized representatives of the Grantor and the Trustee have signed in the presence of the undersigned Notary.

NOVELIS INC.
Per:
Brigitte Gauthier

BANK OF AMERICA, N.A.
Per:
Ma Ry Tran

[Kevin Leonard], Notary

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SE Draft dated
December 15, 2010

DEED OF HYPOTHEC
IN THE YEAR TWO THOUSAND AND TEN, THIS • DAY OF DECEMBER.
BEFORE [Kevin Leonard], the undersigned Notary for the Province of Québec, practicing at Montréal.
APPEARED:
NOVELIS NO. 1 LIMITED PARTNERSHIP (hereinafter referred to as the “Grantor”), a limited partnership formed under the laws of the Province of Québec, with an office at 2040 Fay Street, Jonquière, Québec, G7S 4K6, herein acting and represented by its general partner 4260848 CANADA INC., herein acting and represented by Brigitte Gauthier, its authorized representative, who is duly authorized in virtue of a resolution adopted by such general partner dated •, 2010, a certified copy or duplicate of which is annexed hereto after having been signed for identification by the said representative and by the undersigned Notary.

Minute No.
AND:
BANK OF AMERICA, N.A. (hereinafter referred to as the “Trustee”), as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond (as hereinafter defined), which Trustee is duly organized and which is herein represented by Ma Ry Tran, its authorized representative, who is duly authorized as she so declares.
WHICH PARTIES HAVE DECLARED AND AGREED AS FOLLOWS:
1.	DEFINITIONS
     Unless it is otherwise apparent from or inconsistent with the context, certain words and expressions in this Deed the initial letter of which is capitalized and which are not otherwise defined in the text itself, have the meaning ascribed thereto in Schedule I, or if not defined in such text or Schedule I, then such words and expressions shall have the meaning ascribed thereto in the Credit Agreement.
2.	OBLIGATIONS SECURED
     Novelis Inc. will be issuing on or about December 17, 2010, Bond No. 2010-1 in the aggregate amount of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Bond”), in favour of Bank of America, N.A., in its capacity as collateral agent under and pursuant to the Credit Agreement (the “Collateral Agent”) for the benefit of all present and future Secured Parties, and the Grantor has agreed to secure by way of the present hypothec the obligations of Novelis Inc. towards the Collateral Agent, under the Bond.
     In this Deed, the word “Obligations” means the payment by Novelis Inc. to the Collateral Agent of the principal amount of the Bond, interest thereon and all other amounts from time to time owing thereunder or pursuant thereto and the performance by Novelis Inc. of its obligations under the Bond and the performance of the Grantor’s obligations hereunder.
3.	HYPOTHEC
     As security for the full and final payment of the Obligations and of the expenses, if any, incurred by the Trustee to obtain payment of the Obligations or to conserve the Mortgaged Property, the Grantor hereby hypothecates to and in favour of the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond, to the extent of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000), with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof, all present and future immovable and movable property of the Grantor, corporeal or incorporeal, wherever situate including, without limitation:
(a)	The immovable property described in Schedule II hereof, together with all present and future works, constructions and appurtenances related thereto;

(b)	All present and future immovables which the Grantor is or may hereafter become the owner from time to time, together with all present and future works, constructions and appurtenances related thereto;

(c)	All present and future corporeal and incorporeal property which, with respect to the immovables hereinabove charged, are covered by any of Articles 901 through 904 of the Civil Code;

(d)	All present and future corporeal movable property which ensures the utility of the immovables hereinabove charged;

(e)	All rents which are or may become payable in virtue of any and all present and future leases upon the immovables hereinabove charged, and all indemnities paid in virtue of the insurance contracts covering such rents; and

(f)	All present and future movable property of the Grantor, tangible or intangible, wherever situate including, without limitation:
(i)	all of its Claims, present and future;

(ii)	all of its Property in Stock, present and future;
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(iii)	all of its Equipment, present and future;

(iv)	all of its Intellectual Property, present and future;

(v)	all of its Contractual Rights, present and future; and

(vi)	all Securities, present and future.
     If any of the Mortgaged Property may not be assigned, subleased, charged or encumbered without the leave, license, consent or approval of the applicable counterparty, a governmental authority or any other person, the hypothec created hereby on any such property shall be under the suspensive condition of obtaining such leave, license, consent or approval.
     Any and all Mortgaged Property, which is acquired, transformed or manufactured after the date of this Deed shall be charged by the hypothecs created hereunder, (i) whether or not such property has been acquired in replacement of other Mortgaged Property which may have been alienated by the Grantor in the ordinary course of business, (ii) whether or not such property results from a transformation, mixture of or combination of any Mortgaged Property, and (iii) in the case of Securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged Securities and without the Trustee being required to register any notice whatsoever, the property charged under the hypothecs created hereunder being the universality of the Grantor’s present and future movable and immovable property.
4.	REPRESENTATIONS AND WARRANTIES
     The Grantor hereby represents and warrants that:
4.1 It does not hold title to any claim secured by a registered hypothec which is not described in Schedule III.
5.	COVENANTS OF THE GRANTOR
     The Grantor hereby undertakes and covenants in favour of the Trustee to:
5.1 Notify the Trustee in writing of:
(a)	any change in the representations and warranties made hereinabove at Article 4; and

(b)	the existence of any security, hypothec, prior claims or property right retained or assigned securing Claims and, in such cases, to provide the Trustee, upon demand, with satisfactory proof that such security or hypothec has been registered or published in accordance with
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applicable law in order for the rights of the Trustee to be set up against third persons.
5.2 To refrain from mixing or combining the Corporeal Movable Property with other movable property belonging to a third party, or from transforming the same, except in the normal course of the Grantor’s Enterprise or unless consented to in writing by the Trustee.
5.3 To ensure that its right of ownership in any Mortgaged Property in the hands or possession of any third party remains enforceable against third parties and, accordingly, that such right has been registered or published, if registration or publication is required by law for the purpose of enforcement against third parties.
5.4 The parties however acknowledge that the transfer to the Grantor of and its right of ownership or other in the Intellectual Property listed in Schedule IV may not yet be recorded in the relevant intellectual property offices.
6.	SPECIAL PROVISIONS RELATIVE TO THE RENTS
6.1 The Trustee authorizes the Grantor to manage and collect the Rents in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the fullest extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Rents, give acquittances therefore and apply such sums (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) in such manner as it shall deem appropriate; and

(b)	renew or modify the leases or consent to the termination thereof, execute new leases, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Rents, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Rent and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
6.2 Any amount received by the Grantor with respect to the Rents after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
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6.3 The Grantor shall deliver to the Trustee upon request a copy of all leases affecting the Mortgaged Property and other information respecting the Rents on a timely basis.
7.	SPECIAL PROVISIONS RELATIVE TO THE CLAIMS
7.1 The Trustee authorizes the Grantor to manage and collect the Claims in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the full extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Claims and apply such proceeds (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) to the Obligations in such manner as it shall deem appropriate;

(b)	give valid acquittances for any sums paid by third party debtors at any time after as well as before the creation of this security, and unilaterally cause, with or without consideration, the cancellation or reduction of any Encumbrance securing the Claims or any part thereof; and

(c)	renegotiate, terminate or operate novation of the Claims in whole or in part upon such terms and conditions as it shall deem reasonable, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Claims, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Claim and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
7.2 Any amount received by the Grantor with respect to the Claims after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
7.3 If any of the Claims are themselves secured by a Conventional Security or any other right susceptible of publication under the law, the Trustee shall have the right to accomplish, at the expense of the Grantor, all the formalities required to perfect against the third party debtors the hypothecary rights of the Trustee upon such Claims and accessories thereof.
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8.	SPECIAL PROVISIONS RELATIVE TO THE HYPOTHEC ON SECURITIES
8.1 If the Grantor now or hereafter acquires Mortgaged Property consisting of certificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and promptly deliver to the Trustee any and all certificates representing such Mortgaged Property (collectively, the “Pledged Certificated Securities”) and other materials as may be required from time to time to provide the Trustee with control (as such term is defined in the Transfer Act) over all Pledged Certificated Securities in the manner provided under Section 55 of the Transfer Act and at the request of the Trustee following the occurrence of an Event of Default which is continuing, will cause all Pledged Certificated Securities to be registered in the name of the Trustee or its nominee.
8.2 If the Grantor now or hereafter acquires any Mortgaged Property consisting of uncertificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and, at the request of the Trustee, deliver to the Trustee any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 56 of the Transfer Act.
8.3 If any securities, whether certificated or uncertificated, or other investment property or financial asset (as such term is defined in the Transfer Act) now or hereafter acquired by the Grantor are held by the Grantor or its nominee through a securities intermediary or commodity intermediary or other intermediary, the Grantor shall notify the Trustee thereof in writing and, at the request of the Trustee, deliver to the Trustee any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 113 of the Transfer Act.
8.4 The Grantor shall not cause or permit any person other than the Trustee and the Revolving Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) to have control (as understood in the Transfer Act) of any of the securities forming part of the Mortgaged Property other than control (as understood in the Transfer Act) in favour of any depositary bank or securities intermediary which has subordinated its encumbrance to the encumbrance of the Trustee pursuant to documentation in form and substance satisfactory to the Trustee.
8.5 Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to exercise all rights attached to such securities, investment property and financial assets owned by it, including any right to vote and any right of conversion or redemption, provided such rights are not exercised in a manner which would impair the value of such securities.
8.6 Upon the occurrence of an Event of Default which is continuing and if permitted or not otherwise prohibited under the Civil Code, the Trustee
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may, if it has control (as understood under the Transfer Act) of securities and securities entitlements or if they are of a type, dealt in or traded on securities exchanges or financial markets, sell such securities or security entitlements or otherwise dispose of them without having to give a prior notice, obtain their surrender or observe the time limits prescribed by Title Three of Book Six of the Civil Code.
8.7 Upon the occurrence of an Event of Default which is continuing, the Trustee and each of its officers are hereby irrevocably authorized and empowered to complete the blanks in any transfer form or power of attorney of any Pledged Certificated Securities with such names and dates and in such manner as the Trustee or any such officer may deem advisable, and to deal with and deliver the same in the manner herein provided. Such rights of the Trustee shall survive and have effect notwithstanding the dissolution of the Grantor or the appointment of any trustee or receiver to its assets.
8.8 The Trustee may, upon the occurrence of an Event of Default which is continuing, transfer any Securities or any part thereof into its own name or that of a third party appointed by it so that, the Trustee or its nominee(s) may appear as the sole registered holder thereof, in which case:
(a)	all voting rights and any other right attached to such Securities may be exercised by the Trustee (without any obligation of the Trustee to do so) or on behalf of the Trustee;

(b)	the Trustee shall collect revenues, dividends and capital distributions and the Grantor shall cease to have any right thereto and the Trustee may either hold same as Mortgaged Property or apply them in reduction of the Obligations;

(c)	the Trustee may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such Securities.
8.9 For the purpose of this Article 8, the Grantor hereby irrevocably appoints any officer or employee of the Trustee as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Trustee pursuant to this Article 8.
9.	EVENTS OF DEFAULT
     The hypothecary rights hereby constituted shall become enforceable upon the occurrence of an Event of Default.
10.	EXERCISE OF HYPOTHECARY RIGHTS
10.1 Upon the occurrence of an Event of Default which is continuing, the Trustee may request, in accordance with what is provided by law, from the Grantor the voluntary surrender of the Mortgaged Property and the Grantor
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hereby undertakes to do so. To that end, the Grantor covenants not to oppose the measures initiated by the Trustee for the purpose of taking possession of the assets surrendered by the Grantor, but to facilitate the same. The Grantor shall also execute any deed or document which may be necessary or useful to evidence such surrender or to give it full effect. Notwithstanding the foregoing, the Grantor shall not be prevented from contesting before a court of competent jurisdiction the existence of an Event of Default and asserting that, as a result, the Trustee does not have the right to avail itself of the rights and recourses contemplated in this Article 10.
10.2 The Trustee shall not be bound to exercise the same hypothecary rights against all of the Mortgaged Property. Whatever hypothecary rights the Trustee elects to exercise, the following provisions shall apply:
(a)	The Trustee shall have the right, at the expense of the Grantor and in order to conserve or realize upon the Mortgaged Property:
(i)	to continue or terminate the use and operation of the Mortgaged Property, including, without limitation, the processing and the sale of the Property in Stock;

(ii)	to dispose of the Mortgaged Property which may perish or deteriorate rapidly;

(iii)	to use any information obtained by reason of the exercise of its rights;

(iv)	to perform any obligation or covenant of the Grantor; and

(v)	to exercise any right with respect to the Mortgaged Property.
(b)	The Trustee shall not be bound to make an inventory, to take out insurance or to furnish any security.

(c)	The Trustee may acquire directly or indirectly any of the Mortgaged Property.

(d)	The Trustee may from time to time in the course of the exercise of its rights, renounce, with or without consideration, any right of the Grantor.

(e)	The Trustee shall not be bound to make the Mortgaged Property productive or to conserve the same.

(f)	Should the Trustee at any time abandon the exercise of its rights, hypothecary or otherwise, against the Mortgaged Property, the Trustee may elect, at its option, to return to the Grantor without any representation or warranty, any Mortgaged Property which the Grantor had surrendered to the Trustee, or the remainder thereof if any, the whole without prejudice to its other rights and recourses.
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(g)	The Trustee shall be deemed to have acted in the best interest of the Grantor and its successors if the Trustee has acted in accordance with its standard methods of assessing and managing financial risks in the ordinary course of its business.
10.3 Where the Trustee exercises a right of taking in payment and the Grantor, inasmuch as it has the right to do so, requires that the Trustee sell the Mortgaged Property upon which such recourse was exercised, the Grantor acknowledges that the Trustee shall not be bound to abandon the right of taking in payment unless the Trustee has obtained, before the end of the period allowed for surrender, (i) a satisfactory security guaranteeing that the sale will be made at a sufficiently high price to enable the Trustee’s claim to be paid in full, (ii) the full reimbursement of all costs thus incurred by it, and (iii) an advance of the funds needed for the sale of the said properties.
10.4 If the Trustee itself sells any Mortgaged Property, it shall not be required to obtain any prior appraisal thereof.
10.5 The sale by the Trustee of any Mortgaged Property may be concluded by the Trustee without legal warranty or, at its option, without any warranty whatsoever.
10.6 The Trustee hereby irrevocably renounces to all rights or recourses of a hypothecary creditor including, the right to follow contemplated in Article 2700 of the Civil Code, with respect to any property which is Excluded Property and/or otherwise becomes Excluded Property during the term of this Deed.
11.	REDUCTION AND CANCELLATION
     The Trustee may unilaterally at its entire discretion consent to the reduction or cancellation of the security hereby constituted. However, the Trustee shall not be bound to consent to any such reduction or cancellation unless and until it has received the full and final payment of all amounts hereby secured and there is no outstanding commitment on the part of any Secured Party to advance further sums or extend further credits to the Grantor.
     If the Collateral Agent is authorized under the Credit Agreement to release, in whole or in part, the security hereby constituted, then the Trustee is authorized to release such security under this Deed.
     Upon the Discharge of Term Loan Secured Obligations (as such term is defined in the Intercreditor Agreement), the Trustee shall grant an acquittance and consent to the reduction or cancellation of the hypothecary rights hereby constituted and, concurrently, shall return the Pledged Certificated Securities to the Grantor, together with all other relevant share transfer powers, endorsements or other documents in connection with the Pledged Certificated Securities.
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12.	GENERAL PROVISIONS
12.1 This Deed does not operate novation and the hypothec hereby constituted shall be in addition to any other guarantee or security which the Trustee and/or the Secured Parties may have from time to time.
12.2 This Deed need not be signed for acceptance by any of the Bondholders in order to be binding on the Grantor. Such acceptance by the Bondholders shall be presumed and cannot be disputed by the Grantor.
12.3 Any notices, directions or other communications provided for in this Deed must be in writing and given in accordance with the Credit Agreement.
12.4 Subject to the provisions of the Credit Agreement, the Trustee may waive any covenant in its favour herein contained and any Event of Default and may also grant extensions, take and give up security, accept arrangements and otherwise deal with the Grantor or with any other party as the Trustee may see fit, the whole without prejudice to the Obligations or to any other right of the Trustee and of the Secured Parties. No failure or delay on the part of the Trustee in exercising any right hereunder shall operate as a waiver thereof nor shall any waiver be effective unless the same be in writing.
12.5 The Grantor shall be “en demeure” by the mere lapse of time, or may be put “en demeure” by any other method provided by law.
12.6 This hypothec is a continuous security which will subsist notwithstanding any fluctuation of the amounts hereby secured. The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code with respect to any future obligation hereby secured.
12.7 The Trustee shall have the right, at the expense of the Grantor, to perform all acts and things and to execute all documents as may be necessary to ensure that this hypothec remains effective and opposable to third parties, including the execution and filing of any document required for the renewal hereof.
12.8 If the term “Grantor” includes more than one person, each of them shall be jointly liable for the performance of the obligations herein stipulated.
12.9 Subject to the provisions of the Credit Agreement, any amount received by the Trustee in the exercise of its rights hereunder or under any law may, at its option, be retained by it as part of the Mortgaged Property, or may be applied by it towards the partial payment of the Obligations, as the Trustee shall alone determine notwithstanding the rules governing the application of payments.
12.10 The Trustee is not bound by any degree of care beyond a reasonable diligence in the exercise of its rights or in the performance of its duties, and it
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shall not be liable for any loss or damage resulting therefrom except as a result of its own intentional or gross fault.
12.11 The Trustee may delegate to any other person, including, without limitation, to any of the Secured Parties, the exercise of its rights or the performance of its duties hereunder and may provide such agents or mandataries with any information that the Trustee may possess with respect to the Grantor or the Mortgaged Property.
12.12 The property or sums of money received or held by the Trustee by reason of these presents may be invested by the Trustee in such manner as it shall deem appropriate without regard to rules governing the administration of the property of others.
12.13 Neither the execution of this Deed nor the fact that the Trustee or the Secured Parties may have already granted any part of the credits the repayment of which are hereby secured, shall be deemed to oblige the Trustee or the Secured Parties either to keep such credits available or to grant further credits.
12.14 The Grantor shall continue to be bound by all the obligations expressed herein notwithstanding any transfer of the Mortgaged Property or any part thereof.
12.15 Except as may be otherwise apparent from the context, the word “Grantor” shall be interpreted as referring to the Grantor itself and to all subsequent owners of the Mortgaged Property as well as to any other person or persons having assumed the Grantor’s liabilities to the Trustee.
12.16 Unless there is something in the context inconsistent therewith, words importing the singular shall include the plural and vice versa, and words importing the neuter gender shall include the masculine and feminine genders and vice versa.
12.17 IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE HYPOTHEC GRANTED TO THE TRUSTEE FOR THE BENEFIT OF THE HOLDERS OF THE BOND, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE TRUSTEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, TO BE DATED ON OR ABOUT
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DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS UK LTD, NOVELIS AG, AV METALS INC. (“HOLDINGS”), THE SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS REVOLVING CREDIT ADMINISTRATIVE AGENT AND REVOLVING CREDIT COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS TERM LOAN ADMINISTRATIVE AGENT AND TERM LOAN COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS SECTION, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 11.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
12.18 The Grantor acknowledges that it has read this Deed, that it has received adequate explanation of the nature and scope of its obligations hereunder and that it is satisfied therewith.
12.19 This Deed shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Trustee and its successors and assigns, as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond.
12.20 This Deed of Hypothec shall be deemed to be a “Security Document” under the Credit Agreement.
12.21 The Trustee and the concerned Secured Parties may also at any time upon the occurrence of an Event of Default, outside the purview of this hypothec, operate compensation between any of the claims owing by the Trustee and/or the concerned Secured Parties to the Grantor and the Obligations hereby secured. In case of the bankruptcy of the Grantor, such compensation shall be deemed to have occurred immediately prior to such bankruptcy. For greater certainty, the Trustee, by its signature hereof, also accepts the benefit of this provision on behalf and for all concerned Secured Parties.
12.22 The Grantor agrees to indemnify the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future
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holders of the Bond from and against any and all claims, losses and liabilities arising out of or resulting from this Deed (including enforcement of the hypothecs contained herein), except claims, losses or liabilities resulting from the Trustee’s intentional or gross fault. This obligation of the Grantor shall survive even after the cancellation of this hypothec if the cause of action originated prior to such cancellation.
     All Taxes and Other Taxes (as these terms are defined in the Credit Agreement), charges, costs, and expenses (including legal fees and notarial fees) including withholding taxes (a “Tax Payment”), relating to, resulting from, or otherwise connected with this Deed, the execution, amendment and/or the enforcement of this Deed, shall for greater certainty, be for the account of the Grantor and shall be paid in accordance with Section 2.15 of the Credit Agreement.
     Without limiting the foregoing, the Grantor will upon demand pay to the Trustee, as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond, the amount of any and all reasonable expenses, including the reasonable fees and disbursement of its counsel and any experts, which the Trustee may incur in connection with (i) the administration of the Deed, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Mortgaged Property, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.
12.23 This Deed shall be interpreted and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
12.24 Notwithstanding the provisions of Section 32 of An Act Respecting Special Powers of Legal Persons (Québec), the Trustee may acquire and be the holder of the Bond. The parties hereto hereby acknowledge that the Bond constitutes a title of indebtedness as such term is used in Article 2692 of the Civil Code. The Grantor also hereby appoints and constitutes the Trustee as the holder of an irrevocable power of attorney (fondé de pouvoir) of all present and future holders of the Bond.
12.25 The parties hereto confirm their express wish that this Deed and all documents related thereto be drawn up in English. Les parties aux présentes confirment leur volonté expresse de voir le présent Acte et tous les documents s’y rattachant être rédigés en anglais.
[Novelis LP Term Hypothec]

SCHEDULE I
CERTAIN DEFINITIONS
“Civil Code” or the abbreviation “C.c.Q” means the Civil Code of Québec.
“Claims” means, regardless of the debtors or the situs thereof, any and all claims, customer accounts, book debts, accounts receivable and any other amounts or property now or hereafter owing to the Grantor, either absolutely or conditionally, including all claims and indemnities payable under insurance policies covering the same, all deposits and credit balances with financial institutions, suppliers or others, all judgments, rights and accessories thereto, all Encumbrances in support thereof and all books, papers, invoices, notes and data files evidencing, recording or supporting the same.
“Contractual Rights” means any and all rights, title and interest of the Grantor in all contracts, leases, bids, offers, supply agreements and all other agreements of any nature and description relating to the Mortgaged Property or relating to the Enterprise and undertaking of the Grantor.
“Conventional Security” means a conventional hypothec, a security interest, a resolutory right, a right of redemption, a reservation of ownership, a trust and any security device or other real right, whether or not capable of registration, granted by agreement for the purpose of securing the performance of an obligation.
“Corporeal Movable Property” means any of the Mortgaged Property which is movable in nature and corporeal.
“Credit Agreement” means that certain credit agreement to be dated on or about December 17, 2010, among, inter alios, Novelis Inc., as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Encumbrance” means a legal cause of preference, a dismemberment of the right of ownership, a special mode of ownership, a restriction on the right to dispose and a Conventional Security.
“Enterprise” means the carrying on of an organized economic activity, whether or not it is commercial in nature, consisting of producing, administering or alienating property, or providing a service.
“Equipment” means corporeal movable property such as machinery, equipment, vehicles, rolling stock, furniture and fixtures, and all licenses and
[Novelis LP Term Hypothec]

other rights and records, files, charts, plans, drawings, specifications, manuals, documents and warranties relating thereto.
“Event of Default” means the failure on the part of the Grantor to pay or perform any of the Obligations on demand or otherwise when due and payable or to be performed, as the case may be.
“Intellectual Property” means all of the Grantor’s trade names, trade marks, copyrights, designs, processes, know how, goodwill, licenses, franchises, permits, quotas, patents and other rights of intellectual and industrial property of any nature and description, and all pending applications pertaining thereto, including without limitation, the Intellectual Property listed in Schedule IV hereof.
“Mortgaged Property” means any and all property, rights and interest, present and future, intended to be charged by the hypothec created under Article 3 hereof, all substitutions and replacements thereof, all increases, additions and accessions thereto, all rights attaching thereto and all proceeds in any form derived directly or indirectly from any dealing with any of the foregoing or the proceeds therefrom.
“Property in Stock” means, regardless of the situs thereof at any particular time, (a) all inventory of raw materials, goods in process, finished products and stock in trade of any nature and description, whether or not the same is held for let or hire, leasing, resale or otherwise, (b) all goods and materials used in or procured for the packaging thereof, (c) any such property held by third parties under let or hire, leasing, conditional sale, franchise, license, consignment or other like contractual arrangements with its lawful owner, (d) any such property sold by the Grantor and later taken back for any reason, and (e) all amounts and proceeds paid or payable to or for the account of the Grantor as a result of the sale, lease or other dealings with any of the foregoing.
“Rents” means the rents, present and future, and the insurance indemnities referred to in paragraph (e) of Article 3.
“Secured Parties” shall have the meaning ascribed thereto in the Credit Agreement.
“Securities” means all securities, financial assets or security entitlements (as such terms are defined or contemplated in the Transfer Act, as well as the renewals, substitutions and additions to which they are subject and the securities and other property received or issued pursuant to any transformation of such securities, along with all income derived and all rights arising therefrom, and all present and future shares in the capital stock of a legal person, now or hereafter owned by the Grantor, all present and future bonds, debentures, bills of exchange, promissory notes, negotiable instruments and other evidences of indebtedness, and all present and future options, warrants, investment certificates, mutual funds units, all interests or units of the Grantor in any partnership, or any rights in respect of any of the
[Novelis LP Term Hypothec]

foregoing, and any other instrument or title generally called or included as a security, and also including, without limitation, all Securities issued or received in substitution, renewal, addition or replacement of Securities, or issued or received on the purchase, redemption, conversion, cancellation or other transformation of Securities or issued or received by way of dividend or otherwise to holders of Securities, and all present and future instruments, bills of lading, warehouse receipts, documents or other evidences of title of the Grantor.
“Transfer Act” means An Act Respecting the Transfer of Securities and the Establishment of Security Entitlements (Quebec), as amended, supplemented, restated or replaced from time to time.
SCHEDULE II
IMMOVABLE PROPERTY DESCRIPTION
NIL
SCHEDULE III
CLAIMS SECURED BY HYPOTHEC
NIL
SCHEDULE IV
INTELLECTUAL PROPERTY
NIL
[Novelis LP Term Hypothec]

WHEREOF ACT:
DONE AND PASSED at Montreal, in the Province of Québec on the date hereinabove first mentioned and recorded in the office of the undersigned Notary under minute number __________________________ ____________________.
AND after the Grantor and the Trustee had declared to the said Notary that they had taken cognizance of these presents and had exempted the said Notary from reading them or causing same to be read, the said duly authorized representatives of the Grantor and the Trustee have signed in the presence of the undersigned Notary.

NOVELIS NO. 1 LIMITED PARTNERSHIP, by its general partner 4260848 CANADA INC.
per:
Brigitte Gauthier

BANK OF AMERICA, N.A.
per:
Ma Ry Tran

[Kevin Leonard], Notary

[Novelis LP Term Hypothec]

No. 2010-1
NOVELIS INC.
BOND

December 17, 2010	Cdn. $3.750,000,000
The undersigned, Novelis Inc., a corporation duly organized under the laws of Canada (the “Corporation”), for value received, hereby promises to pay to the order of Bank of America, N.A., as collateral agent under the Credit Agreement (the “Collateral Agent”) or its permitted assigns, for the benefit of all present and future Secured Parties, as such term is defined in the Credit Agreement, upon demand, at such address or addresses, in the Province of Quebec, as the Collateral Agent may designate at any time and from time to time by notice in writing to the Corporation, upon presentation and surrender thereat of this Bond, the sum of Three Billion Seven Hundred Fifty Million dollars in the lawful currency of Canada (Cdn$3,750,000,000), and to pay interest thereon, as well after as before maturity and both before and after default, from the date of this Bond, at the same place, in like money at a rate of twenty-five percent (25%) per annum, together with interest on overdue interest (computed monthly) at the same rate from its due date to the date of payment. This Bond is issued in connection with the Credit Agreement (as defined below), is secured by a Deed of Hypothec, as amended, supplemented, restated or otherwise modified from time to time, made by the Corporation in favour of Bank of America, N.A., as holder of an irrevocable power of attorney (fondé de pouvoir) for all the present and future holders of this Bond, is subject to a Bond Pledge Agreement, as amended, supplemented, restated or otherwise modified from time to time, executed as of the date hereof by the Corporation and by the Collateral Agent and is governed by the laws of the Province of Quebec.
Capitalized terms used and not otherwise defined herein have the meaning ascribed thereto in the Credit Agreement.
“Credit Agreement” means that certain credit agreement to be dated on or about the date hereof, among, inter alios, Novelis Inc., as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
This Bond may be transferred by the Collateral Agent by endorsement and delivery thereof only to a successor collateral agent appointed under and in accordance with the provisions of the Credit Agreement.
This Bond shall be deemed to be a “Security Document” under the Credit Agreement.
The Corporation, by its signature, and the Collateral Agent and any transferee of this Bond, by their acceptance of this Bond, acknowledge that they have expressly required it to be drawn up in the English language. Novelis Inc., par sa signature, et Bank of America, N.A. et tout cessionnaire de la présente obligation, par leur acceptation de la présente obligation, reconnaissent avoir expressément exigé que celle-ci soit rédigée en anglais.
[Signature page folows]
[Novelis Term Bond]

NOVELIS INC.
Per:
Name:
Title:

[Novelis Term Bond]

NOVELIS INC.
as Obligor
and
BANK OF AMERICA, N.A.
as Holder

DEMAND DEBENTURE
December 17, 2010

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DEMAND DEBENTURE
NOVELIS INC.
Section 1 Acknowledgement and Promise to Pay.
       For value received, the Obligor acknowledges itself indebted and promises to pay ON DEMAND, to or to the order of the Holder the principal sum of FIVE BILLION Dollars ($5,000,000,000) in lawful currency of Canada in accordance with the terms of this Debenture. The principal amount outstanding from time to time bears interest both before and after demand and judgment to the date of repayment in full at the rate of twenty-five per cent (25%) per annum. Interest at such rate accrues daily and is calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be, and is payable monthly, in arrears, on the first Business Day of each and every month commencing the month immediately following this date. Overdue interest bears interest at the same rate, calculated in the same manner. The Obligor promises to pay the principal amount, interest and other amounts owing under this Debenture at the offices of the Holder at which any notice may be given to the Holder in connection with this Debenture or at such other place as the Holder may designate by notice in writing to the Obligor.
Section 2 Defined Terms.
       Terms defined in the Personal Property Security Act (Ontario) and used but not otherwise defined in this Debenture have the same meanings. As used in this Debenture, the following terms have the following meanings:
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, Chicago and Toronto.

“Charged Premises” means the property and undertaking subject to the Security.

“Debenture” means this demand debenture and all schedules attached to it, as it may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

“Expenses” means all expenses, costs and charges incurred by or on behalf of the Holder in connection with this Debenture, the Security or the Charged Premises, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Premises, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with
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the Holder’s interest in any Charged Premises, whether or not directly relating to the enforcement of this Debenture. All such sums, together with interest at the rate set forth in this Debenture until paid, shall be added to the indebtedness secured by this Debenture and shall also be secured, together with all other indebtedness, by this Debenture.

“Holder” means Bank of America, N.A. and its successors and assigns, and any subsequent holder or holders of this Debenture.

“Lien” means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, encumbrance, lien (statutory or otherwise), hire purchase agreement, conditional sale agreement, deposit arrangement, title retention agreement or arrangement, or any other assignment, arrangement or condition that in substance secures payment or performance of an obligation, (ii) any trust arrangement, (iii) any arrangement which creates a right of set-off out of the ordinary course of business, or (iv) any agreement to grant any such rights or interests.

“Obligor” means Novelis Inc., a corporation incorporated and existing under the federal laws of Canada, and its successors and permitted assigns.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Security” means the grants, mortgages, charges and security interests constituted by this Debenture.
Section 3 Interpretation.
(1)	In this Debenture the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Debenture.
(2)	Any reference in this Debenture to gender includes all genders. Words importing the singular number only include the plural and vice versa. Except as otherwise provided in this Debenture, any reference to this Debenture is a reference to this Debenture as amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it. Except as otherwise provided in this Debenture, any reference in this Debenture to a statute is a reference to such statute and all rules and regulations made under it as they may have been or may from time to time be amended or re-enacted.
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(3)	The division of this Debenture into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. The schedules attached to this Debenture form an integral part of it for all purposes of it.
Section 4 Grant of Security — Fixed Charge.
       Subject to Section 7, as security for the due payment of the principal amount, interest and other amounts owing under this Debenture, the Obligor grants, assigns, conveys, transfers, mortgages, pledges and charges, as and by way of a fixed and specific mortgage, charge and pledge, to and in favour of the Holder and otherwise grants to the Holder a security interest in, all of the Obligor’s right, title and interest in and to:
(a)	all real and immoveable property, both freehold and leasehold, and other interests in such property wheresoever situate, now owned or hereafter acquired by the Obligor (collectively, the “Lands”) including the real property and leased property described in Schedule 4(a); all rights, leases, licences, easements, rights-of-way, profits a prendre and interests in real property with respect to the Lands (and all renewals, extensions and amendments or substitutions thereof); all facilities relating to or required for use in connection with the Lands; and all buildings, erections, structures, improvements, underground facilities, power, fuel and water supply, storage, waste disposal, roads and other transportation facilities and fixed plant, machinery and equipment presently situated on or under the Lands or which may at any time hereafter be constructed or brought or placed on or under the Lands or used in connection with the Lands;
(b)	all equipment, machinery, furniture, goods, chattels, fixtures, vehicles, milling, processing, service, storage and other related infrastructures and other tangible personal property of every kind and description now owned or hereafter acquired, wherever situate, used or acquired for use in connection with the property referred to in Section 4(a);
(c)	all inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the business of the Obligor, now owned or hereafter acquired, produced at or used in connection with the property referred to in Section 4(a);
(d)	all studies, plans, blueprints, designs, records, files, charts, drawings, specifications, manuals, bills of lading and other documents of title,
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whether negotiable or otherwise, now owned or hereafter acquired, to the extent they relate to the Lands;
(e)	all rents, revenues, income, the proceeds of any insurance or expropriation payable or due in respect of any damage to or taking of all or any part of the Charged Premises, the proceeds of any business interruption insurance and any property in any form derived directly or indirectly from any dealings with all or any part of the Charged Premises or that indemnifies or compensates for the loss, destruction or damage to all or any part of the Charged Premises;
(f)	to the fullest extent permitted by applicable law, all authorizations, orders, permits, approvals, grants, licences, consents, rights, franchises, privileges, certificates, judgments, writs, injunctions, awards, determinations, directions, decrees, demands or the like issued or granted by law or by rule or regulation of any governmental or public department, commission, board, office, agency or other body now or hereafter issued or granted to it;
(g)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in Section 4(a) through Section 4(f) inclusive; and
(h)	all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in Section 4(a) through Section 4(g) inclusive, or the proceeds of such proceeds.
Section 5 Grant of Security — Floating Charge.
     Subject to Section 7, as security for the due payment of the principal, interest and other amounts owing under this Debenture, the Obligor grants, mortgages and charges, as and by of a floating charge, to and in favour of the Holder and otherwise grants to the Holder a security interest in, all of its property and undertaking now owned or hereafter acquired and all of the property and undertaking in which the Obligor now has or hereafter acquires any interest, of every nature and kind and wherever situate, except such of its property and undertaking as are validly subject to the fixed and specific mortgages, charges, pledges and security interests granted pursuant to Section 4. Until the Security is enforceable, the floating charge in no way hinders or prevents the Obligor from disposing of or dealing with the subject matter of the floating charge in the ordinary course of business and for purposes of carrying on the same; provided that such action is not in breach of any specific provision of, or covenant in, this Debenture.
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Section 6 Effectiveness and Attachment.
(1)	The Security is effective whether or not any monies or liabilities so secured are advanced or incurred before or after or at the same time as this Debenture is issued. The Security will remain effective until such time as this Debenture is discharged as provided in Section 20, irrespective of whether, at any prior time, there may have been no indebtedness, liabilities or obligations (direct, indirect, absolute, contingent or otherwise) of the Obligor to the Holder outstanding.
(2)	The Obligor acknowledges that (i) value has been given, (ii) it has rights in the Charged Premises (other than after-acquired Charged Premises), (iii) it has not agreed to postpone the time of attachment of the Security and (iv) it has received a copy of this Debenture.
Section 7 Scope of Security.
(1)	To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, lease, licence, permit or quota of the Obligor would constitute a default under or breach of or would result in the termination of such agreement, lease, licence, permit or quota (each, a “Restricted Asset”), the Security with respect to each Restricted Asset will constitute a trust created in favour of the Holder, pursuant to which the Obligor holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Holder, on the following basis:
(a)	until the Security is enforceable, the Obligor is entitled to receive all such proceeds; and
(b)	whenever the Security is enforceable, (i) all rights of the Obligor to receive such proceeds cease and all such proceeds will be immediately paid over to the Holder and (ii) the Obligor will take all actions requested by the Holder to collect and enforce payment and other rights arising under the Restricted Asset.
(2)	Upon the request of the Holder, the Obligor will use commercially reasonable efforts to obtain the consent of each other party to any and all Restricted Assets to the assignment of such Restricted Asset to the Holder in accordance with this Debenture. The Obligor will also use all commercially reasonable efforts to ensure that all agreements entered into on and after the date of this Debenture expressly permit assignments of the benefits of such agreements as collateral security to the Holder in accordance with the terms of this Debenture.
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(3)	The Security does not extend to consumer goods at any time owned by or otherwise held by the Obligor.
(4)	The Security does not extend or apply to the last day of the term of any lease or sublease of real property or agreement for a lease or sublease of real property, now held or hereafter acquired by the Obligor, but the Obligor will stand possessed of any such last day upon trust to assign and dispose of it as the Holder may direct.
Section 8 Protective Disbursements.
     If the Obligor fails to perform any of its covenants in this Debenture, then the Holder may, in its absolute discretion, perform any covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, the Holder may make the payment but is under no obligation to do so. All sums paid or expended by the Holder are immediately payable by the Obligor, bear interest at the rate set forth in this Debenture and are secured by this Debenture, having the benefit of the Security in priority to the indebtedness evidenced by this Debenture. No such performance or payment will relieve the Obligor from any default under this Debenture or the consequences of such default.
Section 9 Covenants.
     The Obligor will not sell, assign, convey, exchange, lease, charge, mortgage, pledge, release or abandon or otherwise dispose of any Charged Premises or any interest therein except as permitted by the Holder in writing. The Obligor will not create or suffer to exist any Lien on the Charged Premises, except as permitted by the Holder in writing and shall discharge any such Lien which is not so permitted forthwith. The Obligor will immediately upon demand by the Holder, create and grant as and by way of a fixed and specific mortgage and charge to and in favour of the Holder, further security over any of the Charged Premises referred to in Section 5.
Section 10 Enforcement.
     The Security becomes and is enforceable against the Obligor if and when the Obligor fails to repay the principal amount, interest and other amounts owing under this Debenture on demand or otherwise when the same become due and payable or if and when the Obligor breaches any other agreement or covenant it has given to the Holder (after the expiry of any applicable notice and/or cure periods given to the Obligor under such other agreement or covenant).
Section 11 Remedies.
     Whenever the Security is enforceable, the Holder may realize upon the Charged Premises and enforce its rights by:
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(a)	entry into possession of the Charged Premises by any method permitted by law;
(b)	sale, grant of options to purchase, or lease of all or any part of the Charged Premises;
(c)	holding, storing and keeping idle or operating all or any part of the Charged Premises;
(d)	collection of any proceeds arising in respect of the Charged Premises;
(e)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver (which term as used in this Debenture includes a receiver and manager) of all or any part of the Charged Premises;
(f)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Charged Premises;
(g)	filing of proofs of claim and other documents to establish claims to the Charged Premises in any proceeding relating to the Obligor;
(h)	appointment by instrument in writing of a receiver or agent of all or any part of the Charged Premises and removal or replacement from time to time of any such receiver or agent; and
(i)	any other remedy or proceeding authorized or permitted in this Debenture or otherwise by law or equity.
Section 12 Additional Rights.
     In addition to the rights of the Holder set forth in Section 11, whenever the Security is enforceable, the Holder may:
(a)	require the Obligor, at the Obligor’s expense, to assemble the Charged Premises, to the extent reasonably practicable, at a place or places designated by notice in writing and the Obligor agrees to so assemble the Charged Premises immediately upon receipt of such notice;
(b)	require the Obligor, by notice in writing, to disclose to the Holder the location or locations of the Charged Premises and the Obligor agrees to make such disclosure when so required;
(c)	repair, process, modify, complete or otherwise deal with the Charged Premises, and prepare for the disposition of the Charged Premises, whether on the premises of the Obligor or otherwise;
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(d)	redeem any prior security interest against any Charged Premises, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on Obligor);
(e)	pay any liability secured by any Lien against any Charged Premises (the Obligor will immediately on demand reimburse the Holder for all such payments);
(f)	carry on all or any part of the business of the Obligor and, to the exclusion of all others including the Obligor, enter upon, occupy and use all or any of the premises, buildings and other property of or used by the Obligor for such time as the Holder sees fit, free of charge, and the Holder is not liable to the Obligor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;
(g)	borrow for the purpose of carrying on the business of the Obligor or for the maintenance, preservation or protection of the Charged Premises and mortgage, charge or grant a security interest in the Charged Premises, whether or not in priority to the Security, to secure repayment;
(h)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Charged Premises, and give good and valid receipts and discharges and compromise or give time for the payment or performance of all or any part of any other obligation of any third party to the Obligor; and
(i)	at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Charged Premises offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Charged Premises without any further accountability to the Obligor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Holder, the Holder may, for the purpose of making payment for all or any part of the Charged Premises so purchased, use any claim for the principal, interest and other amounts owing under this Debenture then due and payable to it as a credit against the purchase price.
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Section 13 Exercise of Remedies.
     The remedies under Section 11 and Section 12 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Holder however arising or created. The Holder is not bound to exercise any right or remedy and the exercise of any right or remedy is without prejudice to any other rights of the Holder including the right to claim for any deficiency. The taking of any action or proceeding or refraining from so doing, or any other dealings with any other security for the monies secured by this Debenture shall not release or affect the Security.
Section 14 Receiver’s Powers.
(1)	Any receiver appointed by the Holder is vested with the rights and remedies which could have been exercised by the Holder in respect of the Obligor or the Charged Premises and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, any replacement and any remuneration are within the sole and unfettered discretion of the Holder.
(2)	Any receiver appointed by the Holder will act as agent for the Holder for the purposes of taking possession of the Charged Premises, but otherwise and for all other purposes (except as provided below), as agent for the Obligor. The receiver may sell, lease, or otherwise dispose of the Charged Premises as agent for the Obligor or as agent for the Holder as the Holder may determine in its discretion. The Obligor agrees to ratify and confirm all actions of the receiver acting as agent for the Obligor, and to release and indemnify the receiver in respect of all such actions.
(3)	The Holder, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Obligor or otherwise and is not responsible for any misconduct or negligence of such receiver.
(4)	All moneys from time to time received by the receiver may be applied as follows (i) first, in discharge of all operating expenses and other outgoings affecting the Charged Premises, (ii) second, in keeping in good standing all charges and liens on the Charged Premises having priority over the Security, (iii) third, in payment of the remuneration and disbursements of the receiver, (iv) fourth, in payment to the Holder of the moneys payable hereunder, and (v) the balance, if any, shall be paid to the Obligor or as a court of competent jurisdiction may otherwise direct.
Section 15 Appointment of Attorney.
     The Obligor hereby irrevocably constitutes and appoints the Holder (and any officer of the Holder) the true and lawful attorney of the Obligor. As the attorney of
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the Obligor, the Holder has the power, upon this Debenture becoming enforceable, to exercise for and in the name of the Obligor with full power of substitution, any of the Obligor’s right (including the right of disposal), title and interest in and to the Charged Premises including the execution, endorsement, delivery and transfer of the Charged Premises to the Holder, its nominees or transferees, and upon this Debenture becoming enforceable, the Holder and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Charged Premises to the same extent as the Obligor might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Obligor. This power of attorney extends to and is binding upon the Obligor’s successors and permitted assigns. The Obligor authorizes the Holder to delegate in writing to another Person any power and authority of the Holder under this power of attorney as may be necessary or desirable in the opinion of the Holder, and to revoke or suspend such delegation.
Section 16 Dealing with the Charged Premises.
(1)	The Holder is not obliged to exhaust its recourse against the Obligor or any other Person or against any other security it may hold before realizing upon or otherwise dealing with the Charged Premises in such manner as it may consider desirable.
(2)	The Holder may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other Persons, sureties or securities as it may see fit without prejudice to the obligations and liability of the Obligor or the rights of the Holder in respect of the Charged Premises.
(3)	The Holder is not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Charged Premises, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Charged Premises or for the purpose of preserving any rights of any Persons in respect of the Charged Premises, (iii) responsible for any loss occasioned by any sale or other dealing with the Charged Premises or by the retention of or failure to sell or otherwise deal with the Charged Premises, or (iv) bound to protect the Charged Premises from depreciating in value or becoming worthless.
(4)	The Holder has no obligation to keep the Charged Premises in its possession identifiable.
(5)	The Holder may, after the Security is enforceable, (i) notify any Person obligated on an account or on chattel paper or any obligor on an instrument
Term Loan

to make payments to the Holder, whether or not the Obligor was previously making collections on such accounts, chattel paper, instruments, and (ii) assume control of any proceeds arising from the Charged Premises.
Section 17 Standards of Sale.
     Without prejudice to the ability of the Holder to dispose of the Charged Premises in any manner which is commercially reasonable, the Obligor acknowledges that:
(a)	the Charged Premises may be disposed of in whole or in part;
(b)	the Charged Premises may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;
(c)	any assignee of the Charged Premises may be a customer of the Holder;
(d)	any sale conducted by the Holder will be at such time and place, on such notice and in accordance with such procedures as the Holder, in its sole discretion, may deem advantageous;
(e)	the Charged Premises may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Charged Premises) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;
(f)	a disposition of the Charged Premises may be on such terms and conditions as to credit or otherwise as the Holder, in its sole discretion, deems advantageous; and
(g)	the Holder may establish an upset or reserve bid or price in respect of the Charged Premises.
Section 18 Dealings by Third Parties.
     No Person dealing with the Holder or its agent or a receiver is required to determine (i) whether the Security has become enforceable, (ii) whether the powers
Term Loan

which the Holder or its agent or a receiver is purporting to exercise have become exercisable, (iii) whether any money remains due upon the Security, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or any other dealing by the Holder or its agent or a receiver with the Charged Premises, or (vi) how any money paid to the Holder has been applied. Any bona fide purchaser of all or any part of the Charged Premises from the Holder or any receiver or agent will hold the Charged Premises absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Obligor, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser and all rights of redemption, stay or appraisal which the Obligor has or may have under any rule of law now existing or hereafter adopted.
Section 19 No Right of Set-Off.
     The principal, interest and other amounts and liabilities secured by this Debenture will be paid by the Obligor when due without regard to any equities existing between the Obligor and any other party including the Holder and without regard to any right of set-off or cross-claim or of any other claim or demand of the Obligor against the Holder or otherwise.
Section 20 Discharge.
     The Security will not be discharged except by a written release or discharge signed by the Holder. The Obligor will be entitled to require a discharge by notice to the Holder upon, but only upon, (i) full and indefeasible payment of all principal, interest and other amounts secured, (ii) performance of all obligations of the Obligor to the Holder and (iii) the Holder having no obligations to the Obligor. Upon discharge of the Security and at the request and expense of the Obligor, the Holder will execute and deliver to the Obligor such financing change statements and other documents or instruments as the Obligor may reasonably require to effect the discharge of the Security.
Section 21 Notices.
     Any notice, direction or other communication (each a “Notice”) given under this Debenture must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:
(a)	to the Obligor at:

Novelis Inc. 3560 Lennox Road, Suite 2000 Atlanta GA 30326
Attention:           General Counsel
Facsimile:           (404) 760-0137
Term Loan

(b)	to the Holder at:

Bank of America, N.A. 1455 Market Street San Francisco CA 94103
Attention:           Bridgett Manduk
Facsimile:           (415) 436-1097
A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. The Obligor or the Holder may change its address for notice from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Obligor or the Holder at its changed address. Any element of an address that is not specifically changed in a Notice will be assumed not to be changed.
Section 22 No Merger.
     This Debenture does not operate by way of merger of any of the principal, interest and other amounts owing under this Debenture and no judgment recovered by the Holder will operate by way of merger of, or in any way affect, the Security, which is in addition to, and not in substitution for, any other security now or hereafter held by the Holder in respect of the principal, interest and other amounts owing under this Debenture.
Section 23 Further Assurances.
     The Obligor will do all acts and things and execute and deliver or cause to be executed and delivered all deeds, transfers, assignments, documents and instruments that the Holder may require for (i) protecting the Charged Premises, (ii) perfecting the Security, and (iii) exercising all powers, authorities and discretions conferred upon the Holder under this Debenture. After the Security becomes enforceable the Obligor will do all acts and things and execute and deliver all deeds, transfers, assignments and instruments that the Holder may require for facilitating the sale of the Charged Premises in connection with its realization.
Term Loan

Section 24 Successors and Assigns.
     This Debenture is binding upon the Obligor, its successors and assigns, and enures to the benefit of the Holder and its successors and assigns. This Debenture may be assigned by the Holder without the consent of, or notice to, the Obligor, to such Person as the Holder may determine and, in such event, such assignee will be entitled to all of the rights and remedies of the Holder as set forth in this Debenture or otherwise. In any action brought by an assignee to enforce any such right or remedy, the Obligor will not assert against the assignee any claim or defence which the Obligor now has or may have against the Holder. The Obligor may not assign, transfer or delegate any of its rights or obligations under this Debenture without the prior written consent of the Holder which may be unreasonably withheld.
Section 25 Amendment.
     This Debenture may only be amended, supplemented or otherwise modified by written agreement executed by the Holder and the Obligor.
Section 26 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Debenture to be illegal, invalid or unenforceable, that provision will be severed from this Debenture and the remaining provisions will remain in full force and effect.
Section 27 Waivers, etc.
     No consent or waiver by the Holder is binding unless made in writing and signed by an authorized officer of the Holder. Any consent or waiver given under this Debenture is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Debenture constitutes a waiver of any other provision. A failure or delay on the part of the Holder in exercising a right under this Debenture does not operate as a waiver of, or impair, any right of the Holder however arising. A single or partial exercise of a right on the part of the Holder does not preclude any other or further exercise of that right or the exercise of any other right by the Holder. The Holder of this Debenture is required to present and surrender this Debenture against payment.
Section 28 Governing Law.
     This Debenture will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Section 29 Negotiable Instrument.
     This Debenture is a negotiable instrument and all holders from time to time are invited by the Obligor to treat it accordingly.
Term Loan

Section 30 Land Registration Reform Act.
     With respect to any property situate in the Province of Ontario, the implied covenants deemed to be included in a charge under subsection 7(1) of the Land Registration Reform Act (Ontario) shall be and are hereby expressly excluded by the covenants of the Obligor herein.
[signature page follows]
Term Loan

     IN WITNESS WHEREOF the Obligor has executed this Debenture.

NOVELIS INC.
By:
Authorized Signing Officer

Term Loan

SCHEDULE 4(a)
THE LANDS
PT LTS 20, 21 & 22, CON 2 KINGSTON, PTS 1, 2, 3, 4, 5, 6, 8, 16, 17 & 23, 13R19110, EXCEPT PTS 1-4, 13R19333; T/W ROW OVER PT LTS 20 & 21, CON 2, PTS 14 & 15, 13R18669 AS IN FC49960; S/T FR574251, TKU12826, TKU12913, TKW14285, TKW14286, TKW14455, TKW14456; T/W FR500518, FR524287, FR574252; S/T ROW IN FAVOUR OF THE OWNERS OF PT LTS 20, 21 &22, CON 2, PTS 10-15, 13R19110 OVER PT LT 20, CON 2, PT 16, 13R19110 AS IN FC54292; T/W ROW OVER PT LT 21, CON 2, PT 15, 13R19110 AS IN FC54292; T/W ROW OVER PT LT 21 & 22, CON 2, PT 13, 13R19110 AS IN FC54292; S/T EASEMENT IN FAVOUR OF THE CORPORATION OF THE CITY OF KINGSTON OVER PT LTS 20 & 21, CON 2, PTS 8 & 23, 13R19110 AS IN FC54289; S/T EASEMENT IN FAVOUR OF KINGSTON HYDRO CORPORATION OVER PT LTS 20, 21 & 22, CON 2, PTS 2, 3 & 4, 13R19110 AS IN FC65207; S/T TKU12245 ; KINGSTON ; THE COUNTY OF FRONTENAC, being all of PIN: 36074-0401 (LT) and being the lands and premises municipally known as 945 Princess Street & 1 Lappan’s Lane, Kingston, Ontario
Term Loan

NOVELIS INC.
as Obligor
and
BANK OF AMERICA, N.A.
as Collateral Agent

DEBENTURE DELIVERY AGREEMENT
December 17, 2010

Term Loan

DEBENTURE DELIVERY AGREEMENT
     Debenture delivery agreement dated as of December 17, 2010 made by Novelis Inc. to and in favour of Bank of America, N.A. as Collateral Agent for the benefit of the Secured Parties under the Credit Agreement.
     RECITALS:
(a)	The Collateral Agent and the Lenders have agreed to make certain credit facilities available to the Obligor on the terms and conditions contained in the Credit Agreement; and
(b)	It is a condition precedent to the extension of credit to the Obligor under the Credit Agreement that the Obligor execute and deliver this Agreement together with the Debenture in favour of the Collateral Agent as security for the payment and performance of the Obligor’s obligations under the Credit Agreement and the other Loan Documents to which they are a party.
     In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Obligor agrees as follows.
Section 1 Definitions.
     As used in this Agreement, the following terms have the following meanings:
“Administrative Agent” means Bank of America, N.A. acting as administrative agent for the Secured Parties and any successor administrative agent appointed under the Credit Agreement, and its successors and assigns.
“Agents” means collectively, the Administrative Agent and the Collateral Agent and “Agent” shall mean either of them.
“Agreement” means this debenture delivery agreement.
“Charged Premises” has the meaning specified in the Debenture.
“Collateral Agent” means Bank of America, N.A., acting as collateral agent for the Secured Parties and any successor collateral agent appointed under the Credit Agreement and its successors and permitted assigns.
“Credit Agreement” means the credit agreement dated as of December 17, 2010 among, inter alia, the Obligor, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any
Term Loan

agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Debenture” means the demand debenture of the Obligor in favour of the Collateral Agent dated as of December 17, 2010 in the principal amount of $5,000,000,000, as same may be amended, modified, renewed, replaced, restated or supplemented from time to time.
“Expenses” means all expenses, costs and charges incurred by or on behalf of the Secured Parties in connection with this Agreement, the Debenture or the Charged Premises, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Premises, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Parties’ interest in any Charged Premises, whether or not directly relating to the enforcement of this Agreement or any other Loan Document.
“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the date hereof by and among, inter alia, the Obligor, the Administrative Agent, the Collateral Agent, the Revolving Credit Administrative Agent and Revolving Credit Collateral Agent and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lenders” has the meaning given thereto in the Credit Agreement.

“Obligor” means Novelis Inc., a corporation incorporated and existing under the federal laws of Canada, and its successors and permitted assigns.

“Secured Obligations” means the Secured Obligations, as defined in the Credit Agreement, of the Obligor and all Expenses of the Obligor.
       Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in the Credit Agreement.
Section 2 Delivery.
       The Obligor delivers to and deposits with the Collateral Agent for the benefit of the Secured Parties, the Debenture, as general and continuing collateral security for the payment and performance of the Secured Obligations.
Term Loan

Section 3 Conditions of Delivery.
     Neither the Collateral Agent nor any Secured Party, nor any subsequent holder of the Debenture may, at any time, claim any greater amount in respect of the principal amount of the Debenture than the aggregate amount of the Secured Obligations outstanding at that time. Payment to the Secured Parties of interest for any period in respect of the Secured Obligations is deemed to be payment in satisfaction of the interest payment for the same period under the Debenture.
Section 4 Demand.
     The Collateral Agent may demand payment under, and enforce the security constituted by the Debenture upon the occurrence and during the continuance of an Event of Default.
Section 5 Remedies.
     If the security constituted by the Debenture is enforceable, the Collateral Agent may at any time (i) realize upon or otherwise dispose of the Debenture by sale, transfer or delivery, or (ii) exercise and enforce all rights and remedies of a holder of the Debenture as if the Collateral Agent were the absolute owner of the Debenture, in either case without demand, notice, advertisement or other formality or control by the Obligor. Such remedies may be exercised separately or in combination and are in addition to and not in substitution for any other rights of the Secured Parties and the Collateral Agent, however arising or created.
Section 6 Application of Proceeds.
     All monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Parties’ rights and remedies under the Debenture, including any sale or other disposition of the Debenture or all or any portion of the Charged Premises, together with all monies received by the Collateral Agent under this Agreement will be applied as provided in the Credit Agreement and in accordance with the Intercreditor Agreement. The Collateral Agent will remit to the Obligor or as the Obligor or any court of competent jurisdiction otherwise directs, the amount of any proceeds received by it upon any realization or other disposition of the Debenture or from the exercise of the rights and remedies as the holder of the Debenture which are in excess of the Secured Obligations.
Section 7 Dealing with the Debenture.
(1)	The Collateral Agent has no obligation to exhaust its recourse against the Obligor or any other person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Debenture in such manner as the Collateral Agent may consider desirable.
Term Loan

(2)	The Collateral Agent may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other persons, sureties or securities as it may see fit without prejudice to the Secured Obligations, the liability of the Obligor or the rights of the Collateral Agent or the other Secured Parties in respect of the Debenture.

(3)	The Collateral Agent will not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Debenture, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Debenture or for the purpose of preserving any rights of the Secured Parties, the Obligor or any other Person, (iii) responsible for any loss occasioned by any sale or other dealing with the Debenture or by the retention of or failure to sell or otherwise deal with the Debenture, or (iv) bound to protect the Debenture from depreciating in value or becoming worthless.

(4)	Any sale, transfer, negotiation or delivery of the Debenture by the Collateral Agent before the security constituted by the Debenture is enforceable will be made subject to the terms of this Agreement and the Credit Agreement. Whenever the security constituted by the Debenture is enforceable, the Collateral Agent may sell, transfer, negotiate or deliver the Debenture without restriction.

(5)	If the Collateral Agent is authorized to release, in whole or in part, any of the Charged Premises under the Credit Agreement, the Collateral Agent is authorized to release the Charged Premises under the Debenture and this Agreement.
Section 8 Taxes, Charges and Expenses.
(1)	All Taxes and Other Taxes, charges, costs, and Expenses (including legal fees and notarial fees) including withholding taxes, relating to, resulting from, or otherwise connected with, this Agreement and/or the Debenture, the execution, amendment and/or the enforcement of this Agreement and/or the Debenture shall, for greater certainty be for the account of the Obligor and all shall be paid in accordance with Section 2.15 of the Credit Agreement.

(2)	The Obligor is liable for and will pay on demand by the Collateral Agent any and all Expenses.
Section 9 Additional Security; No Merger.
     The Debenture and this Agreement are in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Secured Parties in respect of the Secured Obligations. The Debenture and this
Term Loan

Agreement do not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Secured Parties shall operate by way of merger of, or in any way affect, the security constituted by the Debenture.
Section 10 Discharge.
     The security constituted by the Debenture will be discharged upon, but only upon, the Discharge of Term Loan Secured Obligations (as such term is defined in the Intercreditor Agreement). Upon discharge of the security constituted by the Debenture and at the request and expense of the Obligor, the Collateral Agent will execute and deliver to the Obligor such releases, discharges, financing change statements and other documents or instruments as the Obligor may reasonably require, and the Collateral Agent will redeliver the Debenture to the Obligor.
Section 11 Notices.
     Any notices, directions or other communications provided for in this Agreement must be in writing and given in accordance with the Credit Agreement.
Section 12 Further Assurances.
     The Obligor will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Collateral Agent may require for (i) protecting the Debenture, (ii) perfecting the security constituted by the Debenture, and (iii) exercising all powers, authorities and discretions conferred upon the Collateral Agent under this Agreement and/or the Credit Agreement. After the security constituted by the Debenture becomes enforceable, the Obligor will do all acts and things and execute and deliver all documents and instruments that the Collateral Agent may require for facilitating the sale of the Debenture in connection with its realization.
Section 13 Successors and Assigns.
     This Agreement is binding on the Obligor, its successors and assigns, and enures to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns. This Agreement may be assigned by the Collateral Agent in accordance with the provisions of the Loan Documents and, in such event, such assignee will be entitled to all of the rights and remedies of the Collateral Agent as set forth in this Agreement or otherwise. In any action brought by an assignee to enforce any such right or remedy, the Obligor will not assert against the assignee any claim or defence which the Obligor now has or may have against the Collateral Agent or any of the Secured Parties. The Obligor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent which may be unreasonably withheld.
Term Loan

Section 14 Interpretation.
(1)	In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(2)	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(3)	The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(4)	Except as otherwise provided in this Agreement, any reference to this Agreement, the Debenture or any other Loan Document, is a reference to this Agreement, the Debenture or such Loan Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it.
Section 15 Amendment.
     This Agreement may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent (with the consent of the Required Lenders) and the Obligor.
Section 16 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 17 Governing Law.
     This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Section 18 Agreement Paramount.
(1)	In the event of a direct conflict between the terms and provisions contained in the Debenture or this Agreement and the terms and provisions contained in the Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreement shall control and govern.
Term Loan

(2)	NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY: (i) THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE DEBENTURE AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER OR THEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT OR THE DEBENTURE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL; AND (ii) EXCEPT AS PROVIDED ABOVE, THE CREDIT AGREEMENT, INCLUDING SECTION 11.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
[signature page follows]
Term Loan

     IN WITNESS WHEREOF the Obligor has executed this Agreement.

NOVELIS INC.
By:
Authorized Signing Officer

Term Loan

Exhibit M - 3
EXECUTION COPY
Dated __ December 2010
Between
NOVELIS ITALIA SPA
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

2

iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS ITALIA SPA a limited liability company incorporated under the laws of Italy, having its registered office at Bresso (Milano), Via Vittorio Veneto 106 which is registered with the register of Companies of Milan and tax code under no. 04598460964 (the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Revolving Credit Security Agreement means the security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.
Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Account means in relation to the Chargor:

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(a) any account specified in Part 1 of Schedule 1 (Security Assets); and
(b) in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.
Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Territory means England and Wales.

1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

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(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated

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in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE

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RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each Security Account and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clause 2.2 that are not effectively charged by way of fixed charge or assigned under this Deed.

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(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.

(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.

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3.	REPRESENTATIONS — GENERAL

3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of the Security Accounts; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of the Security Accounts, unless permitted under the Credit Agreement.

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5.	ACCOUNTS
5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account in replacement of a Security Account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

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(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	WHEN SECURITY BECOMES ENFORCEABLE
6.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.
6.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

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7.	ENFORCEMENT OF SECURITY

7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
7.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:

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(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.	RECEIVER

8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
8.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

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8.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER
9.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession
A Receiver may take immediate possession of, get in, and collect any Security Asset.

9.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

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9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
9.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

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9.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
9.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The provisions of sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement shall apply to this Deed mutatis mutandis so that references in those sections to “the Loan Party” or similar references will be read as “the Chargor”. The Chargor hereby agrees to be bound by such provisions.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.

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12.	DELEGATION
12.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
12.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The

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Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY
15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or

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claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

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(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
15.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
16.	MISCELLANEOUS
16.1	Covenant to pay
(a)	The Chargor covenants with the Collateral Agent as trustee for the Secured Parties that it shall on demand of the Collateral Agent discharge all obligations which any Loan Party may at any time have to the Collateral Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party under or pursuant to the Loan Documents (including this Deed) including any liability in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Chargor shall pay to the Collateral Agent when due and payable every sum at any time owing, due or incurred by any Loan Party to the Security Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party in respect of any such liabilities, provided that neither such covenant nor this Security shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

(b)	Notwithstanding any other provision of this Deed or any other Loan Document, it is expressly agreed and understood that:
(i)	the sole recourse of the Collateral Agent (and any Receiver or other person) to the Chargor under this Deed is to the Chargor’s interest in the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

(ii)	the liability of the Chargor to the Collateral Agent, Receiver and any Secured Party pursuant to or in connection with the Loan Documents shall be:
(1)	limited in aggregate to an amount equal to that recovered as a result of enforcement of this Deed with respect to the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

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(2)	satisfied only from the proceeds of sale or other disposal or realisation of the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed.
16.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
16.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
16.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
16.7	Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.

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16.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
17.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.
18.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
19.	NOTICES
19.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
19.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 19.2(a) the address of the Chargor shall be:

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Via Vittorio Veneto 106
Bresso (MI)
Italy
Attention: dott. Cesare Galè
with a copy to
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht (Zürich)
Switzerland
Attention: Legal Department
19.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
19.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
19.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
20.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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21.	ENFORCEMENT
21.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
21.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
21.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
21.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis Italia SpA (USD)

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To:          [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To:          Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

28

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To:          [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SIGNATORIES

Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)	Attorney

For and on behalf of	)	Attorney

NOVELIS ITALIA SPA	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

         Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS FOIL FRANCE S.A.S.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS FOIL FRANCE SAS A French “Société par actions simplifiée” with a share capital of EUR 8,198,725 Registered office: Le Moulin à Papier 27 250 Rugles, France Registered with the Trade and Companies Registry of Evreux under number 414 870 121(the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Revolving Credit Security Agreement means the security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.
Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Account means in relation to the Chargor:

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(a)	any account specified in Part 1 of Schedule 1 (Security Assets); and
(b)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Territory means England and Wales.
1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);
(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;
(h)	including means including without limitation and includes and included shall be construed accordingly;

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(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;
(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated

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in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.
(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE

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RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;
(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and
(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.
(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each Security Account and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clause 2.2 that are not effectively charged by way of fixed charge or assigned under this Deed.

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(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or
(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or
(ii)	anything done with a view to obtaining a moratorium,
        under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or
(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or
(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.
(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.
(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.

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3.	REPRESENTATIONS — GENERAL
3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and
(e)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of the Security Accounts; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of the Security Accounts, unless permitted under the Credit Agreement.

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5.	ACCOUNTS
5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.
(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account in replacement of a Security Account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.
(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.
(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and
(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

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(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.
(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.
(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
6.	WHEN SECURITY BECOMES ENFORCEABLE
6.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.
6.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
7.	ENFORCEMENT OF SECURITY
7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

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(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.
(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
7.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or
(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

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7.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
7.7	Limitation
(a)	The obligations and liabilities of the Chargor under this Deed shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L.241-3 or L.242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
(b)	The obligations and liabilities of the Chargor under this Deed for the obligations of any Loan Party which is not a subsidiary of the Chargor shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under the Credit Agreement by a Borrower to the extent directly or indirectly on-lent to the Chargor under inter-company loan agreements or otherwise provided to the Chargor and/or its subsidiaries and outstanding, it being specified that any monies received or recovered by the Collateral Agent or any Receiver pursuant to this Deed shall reduce pro tanto the outstanding amount of the inter-company loans due by the Chargor under the inter-company loan arrangements referred to above or otherwise provided to the Chargor and/or its subsidiaries
8.	RECEIVER
8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.
(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

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8.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
8.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER
9.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession
A Receiver may take immediate possession of, get in, and collect any Security Asset.

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9.3	Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
9.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.

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9.12	Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
9.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
9.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The provisions of sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement shall apply to this Deed mutatis mutandis so that references in those sections to “the Loan Party” or similar references will be read as “the Chargor”. The Chargor hereby agrees to be bound by such provisions.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.

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12.	DELEGATION
12.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
12.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The

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Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY
15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or

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claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and
(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor‘s liability under this Deed.
15.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);
(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

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(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
15.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
16.	MISCELLANEOUS
16.1	Covenant to pay
(a)	The Chargor covenants with the Collateral Agent as trustee for the Secured Parties that it shall on demand of the Collateral Agent discharge all obligations which any Loan Party may at any time have to the Collateral Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party under or pursuant to the Loan Documents (including this Deed) including any liability in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Chargor shall pay to the Collateral Agent when due and payable every sum at any time owing, due or incurred by any Loan Party to the Security Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party in respect of any such liabilities, provided that neither such covenant nor this Security shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.
(b)	Notwithstanding any other provision of this Deed or any other Loan Document, it is expressly agreed and understood that:
(i)	the sole recourse of the Collateral Agent (and any Receiver or other person) to the Chargor under this Deed is to the Chargor’s interest in the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and
(ii)	the liability of the Chargor to the Collateral Agent, Receiver and any Secured Party pursuant to or in connection with the Loan Documents shall be:
(1)	limited in aggregate to an amount equal to that recovered as a result of enforcement of this Deed with respect to the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

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(2)	satisfied only from the proceeds of sale or other disposal or realisation of the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed.
16.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
16.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
16.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
16.7	Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.

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16.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
17.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.
18.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
19.	NOTICES
19.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
19.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
(b)	For the purposes of Clause 19.2(a) the address of the Chargor shall be:

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Novelis Foil France SAS
Le Moulin à Papier
27 250 Rugles
France
Attention: Plant Manager
with a copy to
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
19.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
19.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
19.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
20.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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21.	ENFORCEMENT
21.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
21.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
21.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:
(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(d)	waives all rights of immunity in respect of it or its assets.
21.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis Foil France SAS (GBP)

DB London		Novelis Foil France SAS (USD)

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To:          [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;
(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;
(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;
(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;
(b)	have not received notice of any outstanding interest of any third party in any Security Account;
(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;
(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

28

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;
(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;
(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and
(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SIGNATORIES

Signed, Sealed and Delivered as a Deed	)
by duly appointed attorney	)	Attorney
For and on behalf of	)
NOVELIS FOIL FRANCE S.A.S.	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS LUXEMBOURG S.A.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent
___________________________________________
SECURITY AGREEMENT
___________________________________________
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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ii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS LUXEMBOURG S.A. a limited liability company organized under the laws of Luxembourg, having its registered office address at Zone Industrielle Riedgen, L-3451, Dudelange and is registered in the commercial and companies register under number B19358(the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

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Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Revolving Credit Security Agreement means the security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.
Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Account means in relation to the Chargor:
(a)	(i)any account specified in Part 1 of Schedule 1 (Security Assets);
(b)	any other account which it purports to charge under this Deed; and
(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Territory means England and Wales.

1.2	Construction

In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

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(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);
(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;
(h)	including means including without limitation and includes and included shall be construed accordingly;
(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

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(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;
(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.

2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.

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2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;

(b)	all other moneys due and owing to it that are payable in the Territory; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.

(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge or assigned under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to

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result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.

(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:

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(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.

5.	ACCOUNTS

5.1	Accounts

All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.

5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

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(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,

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in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS

6.1	Representations

The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

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(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation

The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment

The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.

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7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

7.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

8.	ENFORCEMENT OF SECURITY

8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

8.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

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(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

9.	ADMINISTRATOR

9.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.

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10.	RECEIVER

10.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

10.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

10.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security

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becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

11.	POWERS OF RECEIVER

11.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

11.3	Carry on business A Receiver may carry on any business of the Chargor in any manner he thinks fit.

11.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
11.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
11.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

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11.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

11.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

11.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

11.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

11.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

11.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

11.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

11.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
12.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent

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permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14.	DELEGATION

14.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

14.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
14.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
15.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

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(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.

16.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

17.	PRESERVATION OF SECURITY

17.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

17.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor‘s liability under this Deed.
17.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

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(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.

17.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

17.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

18.	MISCELLANEOUS

18.1	Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

18.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the

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date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
18.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

18.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.

18.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

18.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

18.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

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(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

21.	NOTICES

21.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

21.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis Luxembourg SA
Zone Industrielle de Riedgen
L-3401 Dudelange

Luxembourg

Phone: +352 51 86 64 -1
Fax: + 352 51 86 64 210

Attention: Plant Manager

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cc:
Novelis AG
att. Legal Department
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland

Phone: +41 44 386 2150
Fax: +41 44 386 2309
21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
21.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
22.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
23.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Security Account
Account Bank	number(s)	Security Account name
DB London		Novelis Luxembourg SA (GBP)

DB London		Novelis Luxembourg SA (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:

(a)		disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;

(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

27

	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)		pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

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Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral
Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;
(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and
(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

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Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

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5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

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SIGNATORIES
Executed as a Deed by the Chargor
acting by its duly appointed attorney
NOVELIS LUXEMBOURG S.A.
By:
Title:

38

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS PAE S.A.S.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

ii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS PAE a French Société par actions simplifiée with a share capital of EUR 4,040,000 Registered office: 725 rue Aristide Bergès — 38340 VOREPPE, France, Registered with the Trade and Companies Registry of Grenoble under number 421 528 555 (the Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

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Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Security Agreement means the security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Territory means England and Wales.

1.2	Construction

In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

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(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

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(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.

2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.

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2.2	Credit balances

The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

2.3	Book debts etc.

The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;

(b)	all other moneys due and owing to it that are payable in the Territory; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.

(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge or assigned under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to

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result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.

(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security

The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:

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(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS

5.1	Accounts

All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.

5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

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(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,

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in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS

6.1	Representations

The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.

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6.2	Preservation

The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment

The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

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7.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
8.	ENFORCEMENT OF SECURITY

8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
8.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.

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8.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

8.7	Limitation
(a)	The obligations and liabilities of the Chargor under this Deed shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L.241-3 or L.242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.

(b)	The obligations and liabilities of the Chargor under this Deed for the obligations of any Loan Party which is not a Subsidiary of the Chargor shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under the Credit Agreement by a Borrower to the extent directly or indirectly on-lent to the Chargor under inter-company loan agreements or otherwise provided to the Chargor and/or its subsidiaries and outstanding at the date a payment is to be made by the Chargor under Article VII (Guarantee) of the Credit Agreement, it being specified that any monies received or recovered by the Collateral Agent or any Receiver pursuant to this Deed shall reduce pro tanto the outstanding amount of the inter-company loans due by the Chargor under the inter-company loan arrangements referred to above or otherwise provided to the Chargor and/or its subsidiaries.
9.	ADMINISTRATOR

9.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of

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the Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10.	RECEIVER

10.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

10.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

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10.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

11.	POWERS OF RECEIVER

11.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

11.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

11.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

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11.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

11.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

11.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

11.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

11.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

11.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

11.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

11.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

11.14	Other powers

A Receiver may:

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(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
12.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14.	DELEGATION

14.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

14.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

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14.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

15.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
16.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

17.	PRESERVATION OF SECURITY

17.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

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17.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:

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(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
17.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
17.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the

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Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

17.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

18.	MISCELLANEOUS

18.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

18.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

18.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

18.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
18.6	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

18.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

18.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.
20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

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21.	NOTICES

21.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

21.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis PAE SAS 725 rue Aristide Berges 38340 Voreppe France Attention: Plant Manager

with a copy to Novelis AG Sternenfeldstrasse 19 CH 8700 Küsnacht ZH Switzerland Attention: Legal Department
21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

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21.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
22.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days

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of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
23.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis PAE SAS (GBP)
DB London		Novelis PAE SAS (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,
(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

30

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,
(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A.
as Term Loan Collateral Agent
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A.
as Revolving Credit Collateral Agent
Receipt acknowledged
(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

34

Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,
(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

36

5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,
(Authorised signatory)
[Counterparty]

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SIGNATORIES

Signed, Sealed and Delivered as a Deed	)	______ Attorney

by duly appointed attorney	)

For and on behalf of	)

NOVELIS PAE S.A.S.	)

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SIGNED as a deed by BANK OF AMERICA, N.A. in its capacity as Collateral Agent acting by authorised signatory:
Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS SWITZERLAND S.A.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS SWITZERLAND S.A. a limited liability company organized under the laws of Switzerland, having its registered office at in registered office in Sierre, Switzerland under CH-626.3.009.511-7 (a Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

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Revolving Credit Security Agreement means the security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.
Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);
(b)	any other account which it purports to charge under this Deed; and
(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.
Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Territory means England and Wales.
1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

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(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);
(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;
(h)	including means including without limitation and includes and included shall be construed accordingly;
(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

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(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.
(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT,

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INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;
(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and
(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.
(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.

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2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;
(b)	all other moneys due and owing to it that are payable in the Territory; and
(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.
(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.
(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge or assigned under this Deed.
(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or
(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to

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result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or
(ii)	anything done with a view to obtaining a moratorium,
     under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or
(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or
(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.
(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.
(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:

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(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and
(e)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS

5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.
(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

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(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.
(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and
(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.
(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.
(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.
(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;
(ii)	book and other debts and other moneys owed to it; and
(iii)	royalties, fees and income of any nature owed to it,

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in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank::
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and
(ii)	use all reasonable endeavors to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS

6.1	Representations
     The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;
(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;
(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

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(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation

The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or
(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and
(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.
(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment

The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and
(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.

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7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.
7.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
8.	ENFORCEMENT OF SECURITY

8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.
(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.
(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or
(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
8.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

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(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.7	Limitation
If and to the extent (i) the obligations of the Chargor under this Deed are for the exclusive benefit of the affiliates of the Chargor (except for the (direct or indirect) subsidiaries of the Chargor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in section 7 of the Credit Agreement shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.
9.	ADMINISTRATOR

9.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).
(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14

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— 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).
(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10.	RECEIVER

10.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.
(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
10.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
10.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

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(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
11.	POWERS OF RECEIVER

11.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2	Possession
A Receiver may take immediate possession of, get in, and collect any Security Asset.
11.3	Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
11.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by the Chargor.
11.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

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11.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
11.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
11.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
11.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
11.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.
11.12	Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
11.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
11.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

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(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
12.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14.	DELEGATION
14.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
14.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
14.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

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15.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
16.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
17.	PRESERVATION OF SECURITY
17.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
17.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or

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otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

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(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
17.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);
(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
17.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and
(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
17.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed.

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The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
18.	MISCELLANEOUS

18.1	Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
18.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
18.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
18.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
18.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

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18.7	Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.
18.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.
20.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
21.	NOTICES

21.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
21.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

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(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
For Novelis Switzerland SA
Novelis Switzerland SA
Route des Laminoirs 15
CH 3960 Sierre
Attention : Plant Manager
with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
21.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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22.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

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(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(d)	waives all rights of immunity in respect of it or its assets.
23.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis Switzerland SA (GBP)

DB London		Novelis Switzerland SA (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i) comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;
(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and
(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;
(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and
(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;
(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;
(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;
(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;
(b)	have not received notice of any outstanding interest of any third party in any Security Account;
(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;
(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

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Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;
(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;
(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and
(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS

PART 1

NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;
(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and
(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

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Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2

ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

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5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

37

SIGNATORIES

Signed, Sealed and Delivered as a Deed

by duly appointed attorney	)

For and on behalf of	)

NOVELIS SWITZERLAND S.A.

38

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Christopher Kelly Wall, Managing Director

39

EXECUTION COPY
Dated __ December 2010
Between
NOVELIS AG
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

2

iii

THIS DEED is dated ___ December 2010
BETWEEN:
(1)	NOVELIS AG a limited liability company organized under the laws of Switzerland, having its registered office at in Küsnacht ZH, Switzerland under CH-020.3.001.551-5 (a Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

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Revolving Credit Security Agreement means the security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.
Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.
Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Territory means England and Wales.

1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

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(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

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(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT,

4

INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.

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2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;

(b)	all other moneys due and owing to it that are payable in the Territory; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.

(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge or assigned under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to

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result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
              under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL
3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:

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(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS

5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

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(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,

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in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS
6.1	Representations
The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

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(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation
The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking
The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment
The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.

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7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.

7.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
8.	ENFORCEMENT OF SECURITY

8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
8.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

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(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.7	Limitation
If and to the extent (i) the obligations of the Chargor under this Deed are for the exclusive benefit of the affiliates of the Chargor (except for the (direct or indirect) subsidiaries of the Chargor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in section 7 of the Credit Agreement shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.
9.	ADMINISTRATOR

9.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14

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- 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10.	RECEIVER

10.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
10.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
10.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

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(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
11.	POWERS OF RECEIVER

11.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

11.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

11.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
11.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

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11.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
11.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

11.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

11.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

11.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

11.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

11.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

11.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

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(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
12.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14.	DELEGATION

14.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

14.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

14.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

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15.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
16.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
17.	PRESERVATION OF SECURITY

17.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

17.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or

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otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

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(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
17.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
17.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
17.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed.

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The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

18.	MISCELLANEOUS

18.1	Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

18.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

18.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

18.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
18.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

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18.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

18.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

21.	NOTICES

21.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

21.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

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(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Attention: Legal Department
21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
21.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
22.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent)

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has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.

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23.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 – SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis AG (GBP)

DB London		Novelis AG (GBP)

DB London		Novelis AG (USD)

DB London		Novelis AG (USD)
PART 2 – CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK

To:	[Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;
(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;
(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

30

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS

To:	[Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent

Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent

Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY

To:	[Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;
(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and
(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

34

Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

35

PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

36

5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

37

SIGNATORIES

Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)

For and on behalf of	)

NOVELIS AG	)

38

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Christopher Kelly Wall, Managing Director

39

EXECUTION COPY
Dated __ December 2010
Between
NOVELIS DEUTSCHLAND GMBH
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS DEUTSCHLAND GMBH a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Goettingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Borrower and any of its Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

Receivables Purchase Agreement means the agreement between the Chargor and Novelis AG pursuant to which certain receivables owned be the Chargor or to be created by the Chargor under certain of its supply contracts have been sold and assigned to Novelis AG by way of a true sale.

Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.

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Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);
(b)	any other account which it purports to charge under this Deed; and
(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Territory means England and Wales.

UK Intellectual Property means all Intellectual Property owned now or in the future by the Chargor which is established under the laws of the United Kingdom including any state territory or political subdivision thereof (excluding, for the avoidance of doubt, any Intellectual Property registered with any international or intergovernmental registry).

1.2	Construction
In this Deed:

(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);
(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

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(h)	including means including without limitation and includes and included shall be construed accordingly;
(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;
(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

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(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.

2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

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(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;
(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and
(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.
(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances

The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

2.3	Book debts etc.

The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;
(b)	all other moneys due and owing to it that are payable in the Territory; and
(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.
(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

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(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Intellectual Property
(a)	The Chargor charges by way of a fixed charge all of its rights in respect of the UK Intellectual Property including but not limited to the designs, patents and trade marks specified in Part 3 of Schedule 1 (Security Assets) to this Deed.
(b)	For the purpose of enabling the Collateral Agent, whilst an Event of Default is continuing, to exercise its rights and remedies under Clause 8 (When Security Becomes Enforceable) and Clause 9 (Enforcement of Security) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Chargor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under all relevant licenses of Intellectual Property granting the Chargor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to the Chargor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by or licensed to the Chargor, wherever the same may be located; provided that the quality of any products in connection with which the trademarks are used will not be materially inferior to the quality of such products manufactured or sold by the Chargor prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
2.6	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.5 that are not effectively charged by way of fixed charge or assigned under this Deed.
(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or
(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or
(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:

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(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or
(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or
(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.
(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.
(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security

The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party;
(e)	it is not aware of any circumstances relating to the validity, subsistence or use of any of its UK Intellectual Property which could reasonably be expected to have a Material Adverse Effect; and
(f)	schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

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(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS
5.1	Accounts

All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.
(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.
(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.
(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and
(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).

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5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.
(b)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.
(c)	The Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.
(d)	The Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;
(ii)	book and other debts and other moneys owed to it; and
(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:

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(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS
6.1	Representations
The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;
(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;
(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and
(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation
The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or
(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and
(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4 Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.
(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment
The Chargor must:

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(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and
(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
7.    INTELLECTUAL PROPERTY
7.1  Preservation
(a)	The Chargor must promptly, if requested to do so by the Collateral Agent, sign or procure the signature of, and comply with all instructions of the Collateral Agent in respect of, any document required to make entries in any public register of the United Kingdom Intellectual Property Office which either record the existence of this Deed or the restrictions on disposal imposed by this Deed.
(b)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive or terminate, any of its rights in respect of its UK Intellectual Property; or
(ii)	take any action which might jeopardise the existence or enforceability of any of its rights in respect of its UK Intellectual Property.
7.2	Negative Undertakings

At all times during the Security Period, the Chargor undertakes:
(a)	not to dispose of, encumber, abandon, weaken the strength of (such as the good reputation of a trademark) or allow the UK Intellectual Property or parts thereof to lapse, including any lapse of rights due to non-use or allow the forfeiture, revocation or invalidity of any rights to the UK Intellectual Property with respect to third parties, except as reasonably required in the ordinary course of business and upon giving prior notice thereof to the Collateral Agent, or as permitted under the Credit Agreement or under this Deed;
(b)	not to amend or to re-file specifications of the UK Intellectual Property or parts thereof and not to grant further licenses or other rights with respect to the UK Intellectual Property or parts thereof to third parties, except as reasonably required in the ordinary course of business and upon giving prior notice thereof to the Collateral Agent, or as permitted under the Credit Agreement or under this Deed;
(c)	not to dispute the validity of the UK Intellectual Property or of new applications for registration with regard to the UK Intellectual Property;
7.3	Positive Undertakings

At all times during the Security Period, the Chargor undertakes:
(a)	to inform the Collateral Agent immediately of any claims of which it becomes aware in respect of the UK Intellectual Property or any part thereof or any other measures which may materially impair or jeopardise the Collateral Agent’s and/or and the Secured Parties rights relating thereto and to forward documents which the Collateral Agent may reasonably request and that are necessary or expedient for a defence against such claims. The Chargor shall further be obliged to inform as soon as possible the claimants or other third parties asserting rights with respect to the transferred rights and claims in writing of the Collateral Agent’s rights in respect of the claims and the

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existence of this Deed. All costs and expenses reasonably incurred for necessary countermeasures of the Collateral Agent shall be borne by the Chargor;
(b)	to promptly inform the Collateral Agent if it becomes aware that third parties infringe any of the UK Intellectual Property or parts thereof, dispute the validity of the UK Intellectual Property or parts thereof or allege that the UK Intellectual Property or parts thereof violate the rights of third parties in a way which materially impairs or jeopardises or can reasonably be expected to materially impair or jeopardise the Collateral Agent’s and/or the Secured Parties’ rights relating to the UK Intellectual Property and promptly assert all claims and to litigate if, at the reasonable discretion of the Chargor, this is required for the defense against the alleged claims in the ordinary course of business. All expenses incurred in this respect are to be borne by the Chargor. All compensation claims becoming due after the date of this Deed become part of the UK Intellectual Property. Upon the occurrence of an Event of Default which is continuing, unheeded and unwaived the Collateral Agent may take over any judicial or extra judicial proceedings upon reasonable request and at the Chargor’s expense to the extent necessary to preserve legitimate interests of the Collateral Agent;
(c)	to make all statements and take all actions at its own expense which are required and appropriate in the ordinary course of business in order to maintain the registration of the material UK Intellectual Property, as shall be consistent with commercially reasonable business judgment, including payment of renewal fees, and have the UK Intellectual Property registered if not registered so far and to deliver to the Collateral Agent at its reasonable request copies of respective documents evidencing such actions;
(d)	to establish, and, to the extent already existing, to continue, at its own cost and expenses a permanent surveillance of reasonable extent for publications of applications and/or registrations of intellectual property rights which may infringe or otherwise legally collide with the UK Intellectual Property;
(e)	to inform the Collateral Agent promptly of the occurrence of any event which may result in any of the representations and warranties included in Clause 3 (Representations) of this Deed being untrue; and
(f)	to notify the Collateral Agent without undue delay of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability of this Deed.
7.4	Further Assurance

If the Chargor shall at any time after the date of this Deed (a) obtain any ownership or other rights in and/or to any additional UK Intellectual Property or (b) become entitled to the benefit of any additional UK Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any UK Intellectual Property, or any improvement on any UK Intellectual Property, the provisions of this Deed shall automatically apply thereto and any such item described in (a) or (b) above (other than any Excluded Property) shall automatically constitute UK Intellectual Property for the purpose of this Deed as if such would have constituted UK Intellectual Property at the time of execution hereof and such UK Intellectual Property (other than any Excluded Property) shall be subject to the Security and Security Interests created by this Deed without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, the Chargor shall provide to the Collateral Agent written notice of any of the foregoing UK Intellectual Property owned by the Chargor

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which is the subject of a registration or application and confirm the attachment of the Security and Security Interests created by this Deed to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property.

8.	WHEN SECURITY BECOMES ENFORCEABLE

8.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

8.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

9.	ENFORCEMENT OF SECURITY

9.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.
(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.
(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
9.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or
(b)	for any default or omission for which a mortgagee in possession might be liable.
9.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
9.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

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(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
9.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
9.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
9.7   Limitation
(a)	Subject to Clause 9.7(b) through Clause 9.7(f) below, the Collateral Agent shall not enforce the Security to the extent (i) the Security secures obligations of one of the Chargor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Chargor or the Chargor itself), and (ii) the enforcement of the Security for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Chargor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, ff 242, 264 HGB)) of the Chargor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
(i)	the amount of any increase of the Chargor’s registered share capital (Stammkapital) implemented after the date of this Deed that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Chargor;
(ii)	any loans provided to the Chargor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Chargor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

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(iii)	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Chargor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
(iv)	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Chargor (nicht betriebsnotwendig) shall be accounted for with their market value; and
(v)	the assets of the Chargor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
(b)	The limitations set out in Clause 9.7(a) only apply:
(i)	if and to the extent that the managing directors of the Chargor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the Realisation Notice or the commencement of enforcement under this Deed the value of the Security which cannot be enforced without causing the net assets of the Chargor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
(ii)	if, within twenty (20) Business Days after an objection under paragraph 9(b)(ii) has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (Auditor’s Determination) prepared at the expense of the Chargor by a firm of auditors of international standing and reputation that is appointed by the Chargor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Chargor are necessary to maintain its registered share capital as at the date of the Realisation Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Chargor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
(c)	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Security up to those amounts that are undisputed between them and the Chargor or determined in accordance with Clause 9.7(a) and Clause 9.7(b). In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the Chargor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realisation Notice or the commencement of enforcement and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the

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Security that are not enforced by operation of Clause 9.7(a) above at any subsequent point in time. This Clause shall apply again as of the time such additional enforcements are made.

(d)	Clause 9.7(a) shall not apply as to the amount of loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Chargor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid but excluding, for the avoidance of doubt, any purchase price payment received by the Chargor under the Receivables Purchase Agreement.

(e)	The limitations provided for in Clause 9.7(a) above shall not apply where (i) the Chargor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Chargor and the Chargor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).

(f)	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 9.7(a) shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 9.7(a) above, such less stringent limitations shall apply. Otherwise, Clause 9.7(a) shall remain unaffected by changes in applicable law.
10.	ADMINISTRATOR
10.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).
(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).
(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
11.	RECEIVER
11.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

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(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.
(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
11.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
11.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
11.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
11.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
12.	POWERS OF RECEIVER
12.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

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12.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

12.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

12.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by the Chargor.
12.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
12.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
12.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

12.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

12.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

12.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

12.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

12.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

12.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

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12.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
13.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
14.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
15.	DELEGATION

15.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

15.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

15.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

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16.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the. Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
17.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
18.	PRESERVATION OF SECURITY
18.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
18.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
18.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any

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of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
18.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.

18.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and
(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
18.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

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(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
18.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and
(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
18.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

18.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

19.	MISCELLANEOUS

19.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

19.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

19.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

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19.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
19.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
19.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
19.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.
19.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
20.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in

23

part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.
21.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

22.	NOTICES

22.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

22.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
(b)	For the purposes of Clause 22.2(a) the address of the Chargor shall be:
Novelis Deutschland GmbH
Hannoversche Straße 1
37075 Göttingen, Germany
Attention: Roland Harings
with a copy to
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
22.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).

24

22.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 22.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
22.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
23.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
24.	ENFORCEMENT
24.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
24.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

25

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
24.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:
(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(d)	waives all rights of immunity in respect of it or its assets.
24.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

26

SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Security Account
Account Bank	number(s)	Security Account name
DB London		Novelis Deutschland GmbH (GBP)

DB London		Novelis Deutschland GmbH (USD)

Commerzbank Deutschland		Novelis Deutschland GmbH
PART 2 — CASH MANAGEMENT DOCUMENTS
PART 3 — UK INTELLECTUAL PROPERTY
TRADEMARKS REGISTRATIONS

Trademark	Owner	Country	Application	Registration	Case	Sub
Name	Name	Name	Number	Number	Number	Case
AL-PAC	Novelis Deutschland GmbH	European Community	4944625	4944625	TM2074

J57S & DEVICE	Novelis Deutschland GmbH	European Community	2934636	2934636	TM2922	1E

SEMIFLEX	Novelis Deutschland GmbH	European Community	3786027	3786027	TM2748	1E

FF3 (DEVICE)	Novelis Deutschland GmbH	European Community	001980812	1980812	TM2952	E

B73A & DEVICE	Novelis Deutschland GmbH	European Community	4801239	4801239	NTM0012

J73A & DEVICE	Novelis Deutschland GmbH	European Community	4801783	4801783	NTM0013

27

Trademark	Owner	Country	Application	Registration	Case	Sub
Name	Name	Name	Number	Number	Number	Case
FF3	Novelis Deutschland GmbH	European Community	1562933	1562933	TM2367	1E

CARADUCT	Novelis Deutschland GmbH	European Community	1805654	1805654	TM2227	1E

B57S & DEVICE	Novelis Deutschland GmbH	European Community	4801965	4801965	NTM0011

ALUTRANS	Novelis Deutschland GmbH	European Community	2612646	2612646	TM2145	E

EXINALL	Novelis Deutschland GmbH	European Community	6751481	6751481	NTM0043

NOVALTUBE	Novelis Deutschland GmbH	European Community	007585037		NTM0060

SILPA	Novelis Deutschland GmbH	European Community	8496663	8496663	TM2757

ANOTREAD & DEVICE	Novelis Deutschland GmbH	European Community		890738	NTM0025	1W

ANOSIGN & DEVICE	Novelis Deutschland GmbH	European Community		882648	NTM0003

ANOBOSS & DEVICE	Novelis Deutschland GmbH	European Community		890739	NTM0024	1W

SIGNICOLOR	Novelis Deutschland GmbH	United Kingdom	1482693	1482693	TM2753

ALUCON	Novelis Deutschland GmbH	United Kingdom	1333183	1333183	TM2110

FF2 & DEVICE	Novelis Deutschland GmbH	United Kingdom	1423117	1423117	TM2366

28

Trademark	Owner	Country	Application	Registration	Case	Sub
Name	Name	Name	Number	Number	Number	Case
FALZONAL & DEVICE	Novelis Deutschland GmbH	United Kingdom	1425757	1425757	TM2361	1

AL-PAC	Novelis Deutschland GmbH	United Kingdom	1411445	1411445	TM2074

OHLER	Novelis Deutschland GmbH	United Kingdom	1313068	1313068	TM2591	1

OHLER	Novelis Deutschland GmbH	United Kingdom	1313067	1313067	TM2591

FALZONAL	Novelis Deutschland GmbH	United Kingdom	1393352	1393352	TM2361
TRADEMARK APPLICATIONS

Trademark	Owner	Country	Application	Case	Sub
Name	Name	Name	Number	Number	Case
LUMINAL	Novelis Deutschland GmbH	European Community	953003	NTM0041	1W
PATENT — REGISTRATIONS

	Owner	Country	Patent	Case	Sub
Invention Title	Name	Name	Number	Number	Case
CIGARETTE PACKET	Novelis Deutschland GmbH	United Kingdom	0620166	IR4528

29

	Owner	Country	Patent	Case	Sub
Invention Title	Name	Name	Number	Number	Case
METALLIZED PAPER FOR THE INNER LINER OF CIGARETTE PACKETS	Novelis Deutschland GmbH	United Kingdom	0676503	IR4629

DOUBLE METALLIZED PAPER	Novelis Deutschland GmbH	United Kingdom	0703009	IR4710

COIL CORE MADE OF A FLEXIBLE TUBE	Novelis Deutschland GmbH	United Kingdom	0729911	IR4751

DELAMINABLE PRINTED CIRCUIT BOARD	Novelis Deutschland GmbH	United Kingdom	0851721	IR4887

VIBRATION DAMPENING OF ROLL MILL ROLLS	Novelis Deutschland GmbH	United Kingdom	0855233	IR4991

ANTIGLIDING PROTECTIVE FOIL STRIPABLE PROTECTIVE FOIL FOR METAL SHEET	Novelis Deutschland GmbH	United Kingdom	0892124	IR4979	1E

COIL COATED BAND MATERIAL, CONTAINER MADE OF COATED BAND MATERIAL AND PROCESS FOR ITS MANUFACTURING	Novelis Deutschland GmbH	United Kingdom	1028147	IR5287	1E

FLEXIBLE TUBE FOR AIR-CONDITIONING	Novelis Deutschland GmbH	United Kingdom	1286102	IR5473	E

PROCESS AND DEVICE FOR PRODUCING FLEXIBLE TUBES	Novelis Deutschland GmbH	United Kingdom	1948422	NV0012	W
COUNTRIES — DESIGN MODELS

30

	Owner	Country	Patent	Case	Sub
Invention Title	Name	Name	Number	Number	Case
Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0001	NV0030	1E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0002	NV0030	2E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0003	NV0030	3E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0004	NV0030	4E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0005	NV0030	5E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0006	NV0030	6E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0007	NV0030	7E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0001	NV0286	1E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0002	NV0286	2E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0003	NV0286	3E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0004	NV0286	4E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0005	NV0286	5E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0006	NV0286	6E

31

	Owner	Country	Patent	Case	Sub
Invention Title	Name	Name	Number	Number	Case
QUADRO HEXAGONAL CONTAINER	Novelis Deutschland GmbH	United Kingdom	2069279	IR4980

32

FORMS OF LETTER FOR SECURITY ACCOUNTS

PART 1

NOTICE TO ACCOUNT BANK

To: [Account Bank]

Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent

[Date]

Dear Sirs,

Security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)

This letter constitutes notice to you:

1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.

[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]

Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:

(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;

(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

33

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;
(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;
(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;
(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.

We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.

The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.

This letter is governed by English law.

Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.

Yours faithfully,

34

(Authorised signatory)

For [Chargor]

35

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;
(b)	have not received notice of any outstanding interest of any third party in any Security Account;
(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;
(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as

36

defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;
(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;
(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and
(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

37

PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral
Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.
Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

38

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent

Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral
Agent

Receipt acknowledged

(Authorised signatory) [Account Bank]

[Date]

39

SCHEDULE 3
Forms of Letter for Cash Management Documents
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;
(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and
(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.

40

Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [• ] and the Revolving Credit Collateral Agent at [• ] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)

For [Chargor]

41

PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [• ] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and
5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.

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This letter is governed by English law.
Yours faithfully,

(Authorised signatory)

[Counterparty]

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SIGNATORIES

Executed as a deed by
NOVELIS DEUTSCHLAND GMBH acting by	) )	Managing Director

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SIGNED as a deed by BANK OF AMERICA, N.A. in its capacity as Collateral Agent acting by authorised signatory:

Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS INC.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SHARE MORTGAGE

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS INC. a corporation amalgamated under the Canada Business Corporations Act (the Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed (including the Recitals):

Act means the Law of Property Act 1925.

Administrator means any administrator appointed in respect of the Chargor (whether by the Collateral Agent, or a court or otherwise).

Charged Company means Novelis Europe Holdings Limited, a company incorporated under the laws of England and Wales (registered number 05308334) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN, NP10 9YD.

Charged Shares means all shares in the Charged Company from time to time issued to the Chargor or held by any nominee on its behalf.

Credit Agreement means the term loan agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Discharge Date means the date on which the Administrative Agent is satisfied that all of the Secured Obligations have been irrevocably paid and discharged.

Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.

Party means a party to this Deed.

Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Related Rights means in relation to any Charged Share:

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(i)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(ii)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and

(iii)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
Revolving Credit Security Agreement means the share mortgage dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

Security Trust Deed means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

1.2	Construction

In this Deed (including the Recitals):
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

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(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

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(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	The term:

certificated has the meaning given to it in the Uncertificated Securities Regulations 2001; and

clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.

(o)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(p)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(q)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(r)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
(s)	A reference in a Charged Share includes:
(i)	any dividend, interest or other distribution paid or payable;

(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(iii)	any right against any clearance system;

(iv)	any Related Rights; and

(v)	any right under any custodian or other agreement,
in relation to that Charged Share.

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1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other

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rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(c)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Charged Shares

The Chargor charges:
(a)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in Schedule 1 (Security Assets); and

(b)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Charged Shares.
3.	REPRESENTATIONS AND WARRANTIES

3.1	Nature of security

The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 2.2(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 5.1(b)) and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law); and
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party.
3.2	Charged Shares

The Chargor represents and warrants to each Secured Party that:
(a)	the Charged Shares are duly authorised, validly issued and fully paid;

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(b)	the Charged Shares are not subject to any Security Interest, any option to purchase or similar right (in each case other than as permitted by the Credit Agreement);

(c)	it is the sole legal and beneficial owner of the Charged Shares (save for any Charged Shares transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	the Charged Company is a company incorporated with limited liability;

(e)	the constitutional documents of the Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and

(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Charged Company (including any option or right of pre-emption or conversion) (in each case other than as permitted by the Credit Agreement).
3.3	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.

5.	COVENANTS

5.1	Certificated Charged Shares
(a)	The Chargor must:
(i)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Charged Share; immediately in respect of any Charged Share subject to this Security on the date of this Deed and thereafter, immediately following the acquisition by, or the issue to, the Chargor of any certificated Charged Share (unless the same is required for registering any transfer, in which case the Chargor must deposit the same immediately after such registration is completed); and

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(ii)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Charged Share; this includes:
(1)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and

(2)	procuring that those share transfers are registered by the Charged Company in which the Charged Shares are held in the share register of the Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(b)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
5.2	Changes to rights

The Chargor may not (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Charged Shares being altered or further shares being issued.

5.3	Calls
(a)	The Chargor must pay all calls and other payments due and payable in respect of any of the Charged Shares.

(b)	If the Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
5.4	Other obligations in respect of Charged Shares
(a)	The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 793 of the Companies Act 2006) or under the constitutional documents relating to any of the Charged Shares. If the Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of the Chargor.

(b)	The Chargor must promptly supply a copy to the Collateral Agent of any information referred to in paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform

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all of the conditions and obligations assumed by it in respect of any of the Charged Shares.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;

(ii)	make any payment;

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Charged Share.

5.5	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Charged Shares, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Charged Shares which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of a Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Charged Shares have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Charged Shares in any manner which the Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor. To achieve this:

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(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor; or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Charged Shares.

(e)	Following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Charged Share, any person who is the holder of any Charged Share or otherwise in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.
(f)	To the extent that the Charged Shares remain registered in the names of the Chargor, the Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing.

(g)	The Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Charged Shares on the direction of the Chargor.
5.6	Custodian arrangements

The Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Charged Share in any form which the Collateral Agent may reasonably require; and

(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

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6.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

7.	ENFORCEMENT OF SECURITY

7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
7.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

7.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.

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7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

8.	RECEIVER

8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
8.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

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8.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

9.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

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9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

9.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

9.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

9.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

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9.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

9.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Transaction Security or any judgment given in connection with them, is or at any time may be subject.
12.	DELEGATION

12.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

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12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

12.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

13.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.

14.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

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15.	PRESERVATION OF SECURITY

15.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.

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15.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.

15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party;

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

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15.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

15.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

16.	MISCELLANEOUS

16.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

16.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

16.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

16.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:

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(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.

16.6	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

16.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

16.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
17.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

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19.	NOTICES

19.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

19.2	Addresses

Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

19.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
19.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 19.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

19.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
20.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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21.	ENFORCEMENT

21.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
21.2	Service of process
(a)	The Chargor appoints the Charged Company as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that the Charged Company accepts such appointment.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
21.3	Waiver of immunity

The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
21.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
CHARGED SHARES

		Name of
	Name of Charged	nominee (if any) by whom shares	Class of shares	Number of
Chargor	Company	are held	held	shares held
Novelis Inc	Novelis Europe Holdings Limited		Ordinary	165,631,965

Novelis Inc	Novelis Europe Holdings Limited		Preferred	144,928,900

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SIGNATORIES

Executed as a deed by

NOVELIS, INC. acting by	) )	Authorised signatory

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SIGNED as a deed by BANK OF AMERICA, N.A. in its capacity as Collateral Agent acting by authorised signatory:

Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
BANK OF AMERICA, N.A.
as Collateral Agent and Administrative Agent
and
THE COMPANIES LISTED IN SCHEDULE 1
as Original Chargors

SECURITY TRUST DEED

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

THIS DEED is dated __ December 2010
BETWEEN
(1)	BANK OF AMERICA, N.A., as agent and trustee for the Secured Parties (as defined in the Credit Agreement defined below) (the Collateral Agent);

(2)	BANK OF AMERICA, N.A., as administrative agent for the Secured Parties (each defined in the Credit Agreement) (defined below) (the Administrative Agent); and

(3)	THE COMPANIES LISTED IN SCHEDULE 1 as original chargors (the Original Chargors).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
Terms defined in the Credit Agreement (defined below) shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed and in addition:
Additional Chargor means a member of the Group which enters into a Security Document after the date of this Deed.
Agent Accession Undertaking means an undertaking in substantially the form set out in Schedule 2.
Chargor means an Original Chargor and any Additional Chargor.
Chargor Accession Undertaking means an undertaking substantially in the form set out in Schedule 3.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
English Guarantee and Security Agreement means the English law guarantee and security agreement dated on or about the date of this Deed between Novelis UK, Novelis Europe, Novelis Services and the Collateral Agent.
English Security over Accounts Agreement means each of (a) the English law security over accounts agreement between Novelis Luxembourg and the Collateral Agent; (b) the English law security over accounts agreement between Novelis Switzerland and the Collateral Agent; (c) the English law security over accounts agreement between Novelis Switzerland AG and the Collateral Agent; (d) the English law security over accounts agreement between Novelis Italia and the Collateral Agent; (e) the English law security over accounts agreement between Novelis Foil France and the Collateral Agent; (f) the English law security over accounts agreement between Novelis France and the Collateral Agent; (g) the English law security over accounts agreement between Novelis Inc and the Collateral Agent; and (h) the English law security over accounts agreement between Novelis US and the Collateral Agent.

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English Security over Accounts and IP Agreement means the English law security agreement dated on or about the date of this Deed between Novelis Germany and the Collateral Agent.
English Security Documents means each of the English Guarantee and Security Agreement, the English Security over Accounts and IP Agreement, the English Security over Accounts Agreements and the English Share Mortgage.
English Share Mortgage means the English law share mortgage dated on or about the date of this Deed between Novelis Inc and the Collateral Agent.
Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.
Irish Guarantee and Security Agreement means the Irish law guarantee and security agreement dated on or about the date of this Deed between Novelis Ireland and the Collateral Agent.
Irish Security Documents means each of the Irish Guarantee and Security Agreement and the Irish Share Charges.
Irish Share Charge means each of (a) the Irish law share charge in respect of shares in Novelis Ireland dated on or about the date of this Deed between Novelis UK and the Collateral Agent and (b) the Irish law share charge in respect of shares in Novelis Ireland dated on or about the date of this Deed between Novelis Europe and the Collateral Agent.
Outstanding Amount at any time in relation to a Secured Party means the aggregate of the amounts which are owing, actually or contingently, at such time by any Chargor to that Secured Party (other than to the Collateral Agent in its capacity as collateral agent) under the Loan Documents, whether or not due.
Party means a party to this Deed.
Receiver means a receiver and manager or a receiver or, where permitted by law, an administrative receiver of the whole or part of the Secured Property and that term will include any appointee under a joint and/or several appointment, in each case, appointed under any Security Document.
Secured Property means all the assets of the Chargors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Security Documents means (a) the English Security Documents, (b) the Irish Security Documents and (c) any other document governed by English or Irish law that evidences or creates any guarantee or any security over any asset of any Chargor to guarantee or secure the Secured Obligations in favour of the Collateral Agent and/or is designated a “Security Document” for the purposes of this Deed by the Collateral Agent and the Chargors.

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Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Transaction Security means any guarantee or Security Interest created or expressed to be created in favour of the Collateral Agent pursuant to the Security Documents.
Trustee Acts means the Trustee Act 1925 the Trustee Act 2000 of England and Wales and the Trustee Acts of Ireland.
1.2	Construction
         In this Deed:
(i)	the rules of interpretation contained in Clause 1.2 (Interpretation) of the Guarantee and Security Agreement shall apply to the construction of this Deed, but as if references to the Credit Agreement were to this Deed; and

(ii)	the Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.
1.4	The Collateral Agent
The Collateral Agent is entitled to all of the rights and benefits of Article 10 of the Credit Agreement, and to the extent that Article 10 of the Credit Agreement is inconsistent with the provisions of this Deed, the provisions of Article 10 of the Credit Agreement shall prevail.
1.5	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT,

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INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	TRUST FOR THE SECURED PARTIES
(a)	The Collateral Agent declares that it shall hold the Transaction Security on trust for those entities which are from time to time Secured Parties, to the extent that such Transaction Security purports to guarantee or secure the Secured Obligations.

(b)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).
3.	APPLICATION OF PROCEEDS
3.1	Order of Application
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of this Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents, but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause shall not prejudice the right of any Secured Party to recover any shortfall from any Chargor.
3.2	Investment of Proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with Clause 3.1 (Order of Application) the Collateral Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Collateral Agent or the Administrative Agent with such financial institution (including itself) for so long as the Collateral Agent shall think fit or as the Required Lenders may direct (the interest being credited to the relevant account) pending the application from time to time of those monies at the Collateral Agent’s discretion in accordance with the provisions of this Clause 3.

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3.3	Currency Conversion
(a)	For the purpose of or pending the discharge of any of the Secured Obligations the Collateral Agent may convert any moneys received or recovered by the Collateral Agent from one currency to another, at the spot rate at which the Collateral Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.
(b)	The obligations of the Chargors to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
3.4	Permitted Deductions
The Collateral Agent shall be entitled (a) to set aside by way of reserve amounts required to meet, and (b) to make and pay, any deductions (on account of Taxes or otherwise), which it is or may be required by any applicable law to make from any distribution or payment made by it under this Deed, and to pay all Taxes which may be assessed against it in respect of any of the Secured Property, or as a consequence of performing its duties, or by virtue of its capacity as Collateral Agent under any of the Loan Documents or otherwise (other than in connection with its remuneration for performing its duties under this Deed).
3.5	Discharge of Secured Obligations
(a)	Any payment to be made to the Lenders in respect of the Secured Obligations by the Collateral Agent may be made to the Administrative Agent on behalf of the Lenders and any payment so made shall be a good discharge to the extent of that payment, to the Collateral Agent.
(b)	The Collateral Agent is under no obligation to make payment to the Administrative Agent under Clause 3.5(a) in the same currency as that in which the relevant Lender’s Outstanding Amounts are denominated.
3.6	Sums received by Chargors
If any of the Chargors receives any sum which, pursuant to any of the Loan Documents, should have been paid to the Collateral Agent or the Administrative Agent, the relevant Chargor shall procure that such sum shall promptly be paid to the Collateral Agent for application in accordance with this Clause and pending such payment Novelis Europe shall procure that such sum shall be held by that Chargor on trust for the Collateral Agent.
3.7	No Security Interest
No part of this Deed is intended to or shall create a registerable Security Interest.
4.	COLLATERAL AGENT’S ACTIONS
4.1	Collateral Agent’s Instructions
        The Collateral Agent shall:
(a)	except as otherwise provided, act in accordance with any instructions given to it by the Administrative Agent and shall be entitled to assume that (i) any instructions received by it from the Administrative Agent are duly given by or on

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behalf of the Required Lenders or, as the case may be, the Lenders in accordance with the terms of the Loan Documents and (ii) unless it has received actual notice of revocation, that any such instructions or directions have not been revoked;
(b)	if it receives any instructions or directions from the Administrative Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Loan Documents for taking that action have been satisfied;

(c)	be entitled to request instructions, or clarification of any direction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Collateral Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(d)	be entitled to carry out all dealings with the Lenders through the Administrative Agent and may give to the Administrative Agent any notice or other communication required to be given by the Collateral Agent to the Lenders.
4.2	Collateral Agent’s Actions
        Subject to the provisions of this Clause 4:
(a)	the Collateral Agent may in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Loan Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and
(b)	at any time after receipt by the Collateral Agent of notice from the Administrative Agent directing the Collateral Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Loan Documents to enforce any Transaction Security, the Collateral Agent may, and shall if so directed by the Administrative Agent take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
4.3	Collateral Agent’s Discretions
        The Collateral Agent may:
(a)	assume, unless it has, in its capacity as Collateral Agent for the Secured Parties, received actual notice to the contrary, that (a) no Default or Event of Default has occurred and no Chargor is in breach of or default under its obligations under any of the Loan Documents and (b) any right, power, authority or discretion vested by any Loan Document in any person has not been exercised;

(b)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Collateral Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(c)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the

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knowledge of a Secured Party or a Chargor, upon a certificate signed by or on behalf of that person; and
(d)	refrain from acting in accordance with the instructions of the Administrative Agent (including bringing any legal action or proceeding arising out of or in connection with the Loan Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
4.4	Collateral Agent’s Obligations
        The Collateral Agent shall promptly inform the Administrative Agent of:
(a)	the contents of any notice or document received by it in its capacity as Collateral Agent from any Chargor under any Loan Document; and

(b)	the occurrence of any Event of Default or any default by a Chargor in the due performance of or compliance with its obligations under any Loan Document of which the Collateral Agent has received notice from any other party to this Deed.
4.5	Excluded Secured Obligations
Notwithstanding anything to the contrary expressed or implied in this Deed or a Security Document, the Collateral Agent shall not:
(a)	be bound to enquire as to (i) the occurrence or otherwise of any Default or Event of Default or (ii) the performance, default or any breach by a Chargor of its obligations under any of the Loan Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would or might in its reasonable opinion constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Loan Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Chargor.
4.6	Exclusion of Collateral Agent’s Liability
Unless caused directly by its gross negligence or wilful misconduct the Collateral Agent shall not accept responsibility or be liable for:
(a)	the adequacy, accuracy and/or completeness of any information supplied by the Collateral Agent or any other person in connection with the Loan Documents or the transactions contemplated in the Loan Documents, or any other agreement,

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arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Loan Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Loan Documents or the Transaction Security or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Loan Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.
4.7	No Proceedings
No Party (other than the Collateral Agent) may take any proceedings against any officer, employee or agent of the Collateral Agent in respect of any claim it might have against the Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Security Document and any officer, employee or agent of the Collateral Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.
4.8	Own Responsibility
It is understood and agreed by each Secured Party at all times that that Secured Party has itself been and will continue to be solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Loan Documents including but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Chargors;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Loan Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Chargor or any other person or any of their respective assets under or in connection with the Loan Documents, the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents;

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(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Loan Documents, the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Secured Property, and each Secured Party warrants to the Collateral Agent that it has not relied on and will not at any time rely on the Collateral Agent in respect of any of these matters.
4.9	No responsibility to perfect Transaction Security
The Collateral Agent shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Chargor to any of the Secured Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Loan Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Loan Documents or of the Transaction Security;

(d)	take, or to require any of the Chargors to take, any steps to perfect its title to any of the Secured Property or to render the Transaction Security effective or to secure the creation of any ancillary security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any Security Document.
4.10	Insurance by Collateral Agent
(a)	The Collateral Agent shall not be under any obligation to insure any of the Secured Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Loan Documents. The Collateral Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Collateral Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party shall have requested it to do so in writing and the Collateral Agent shall have failed to do so within fourteen days after receipt of that request.

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4.11	Custodians and Nominees
The Collateral Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Collateral Agent may determine, including for the purpose of depositing with a custodian this Deed or any document relating to the trust created under this Deed and the Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Deed or be bound to supervise the proceedings or acts of any person.
4.12	Acceptance of Title
The Collateral Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, such right and title as each of the Chargors may have to any of the Secured Property and shall not be liable for or bound to require the relevant Chargor to remedy any defect in its right or title.
4.13	Refrain from Illegality
The Collateral Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Collateral Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.
4.14	Business with the Chargors
The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Chargors.
4.15	Powers Supplemental
The rights, powers and discretions conferred upon the Collateral Agent by this Deed shall be supplemental to the Trustee Acts and in addition to any which may be vested in the Collateral Agent by general law or otherwise.
4.16	Collateral Agent Separate
In acting as Collateral Agent for the Secured Parties, Bank of America, N.A. shall be regarded as a separate entity from Bank of America, N.A. as Administrative Agent, Lender and in any other capacity and any information received in such other capacity shall not be regarded as having been given to Bank of America, N.A. in its capacity as Collateral Agent unless actually received by it in that capacity.
4.17	Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Deed. Where there are any inconsistencies between the Trustee Acts and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

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5.	RESIGNATION OF COLLATERAL AGENT
5.1	Resignation of Collateral Agent
(a)	The Collateral Agent may resign and a new Collateral Agent may be appointed in accordance with the provisions of Section 10.07 of the Credit Agreement.

(b)	The retiring Collateral Agent shall (at its own cost except where it resigns pursuant to paragraph (d) below) make available to the successor Collateral Agent such documents and records and provide such assistance as the successor Collateral Agent may reasonably request for the purposes of performing its functions as Collateral Agent under the Loan Documents.

(c)	The Loan Parties party hereto will (at their own cost) take such action and execute such documents as is required by the retiring Collateral Agent so that the Transaction Security provides for effective and perfected security in favour of any successor Collateral Agent.

(d)	The Required Lenders may, by notice to the Collateral Agent, require it to resign in accordance with the provisions of Section 10.07 of the Credit Agreement. In this event, the Collateral Agent shall resign in accordance with the provisions of Section 10.07 of the Credit Agreement.
6.   CHANGE OF PARTY
6.1	Assignment
No Party may assign any of its rights or transfer any of its obligations under this Deed except as expressly contemplated by this Deed or as may be required by law.
6.2	Change of Collateral Agent and Administrative Agent
Without prejudice to section 10.07 of the Credit Agreement, any person which is appointed as the Collateral Agent or the Administrative Agent after the date of this Deed, in each case in accordance with the provisions of Section 10.07 of the Credit Agreement, shall execute and deliver to the Collateral Agent (or, if appropriate the outgoing Collateral Agent) and the Administrative Agent (or, if appropriate the outgoing Administrative Agent) an Agent Accession Undertaking and, with effect from:
(a)	the date of acceptance by both the Administrative Agent (or, if appropriate the outgoing Administrative Agent) and the Collateral Agent (or, if appropriate the outgoing Collateral Agent); and

(b)	subject to all necessary steps having been taken to transfer and/or, as the case may be, retake (and duly perfect, as required) the Transaction Security (including, without limitation, delivery (and/or filing, as applicable) of all necessary corporate authorities, legal opinions, notices, acknowledgements, certificates of discharge, transfer certificates, share certificates or any other documents of title):
(i)	the outgoing Collateral Agent or Administrative Agent (as appropriate) shall be discharged from further obligations under this Deed and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to such date, and in the case of the

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Collateral Agent, its rights under Clause 4 (Collateral Agent’s Actions) and Clause 8 (Taxes, Expenses and Indemnity); and
(ii)	the replacement Collateral Agent or Administrative Agent (as appropriate) shall assume the same obligations, and become entitled to the same rights, as a Collateral Agent or Administrative Agent (as appropriate) under this Deed as if it had been an original party to this Deed.
6.3	Additional Chargor
The Chargors shall procure that any Additional Chargor shall execute and deliver to the Collateral Agent a Chargor Accession Undertaking and with effect from the date of acceptance by the Collateral Agent, the Additional Chargor will become a party to this Deed.
6.4	Credit Agreement
        The Parties acknowledge Section 10.15 of the Credit Agreement.
7.	DELEGATION AND ADDITIONAL COLLATERAL AGENTS
7.1	Delegation
(a)	The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

(b)	Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

(c)	Neither the Collateral Agent nor any Receiver will be in any way liable or responsible for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
7.2	Additional Collateral Agents
(a)	The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate Collateral Agent or as a co-Collateral Agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Collateral Agent shall give prior notice to Novelis Europe and the Administrative Agent of any such appointment.

(b)	Any person so appointed (subject to the terms of this Deed) shall have the rights, powers and discretions (not exceeding those conferred on the Collateral Agent by this Deed) and the duties and obligations as are conferred or imposed by the instrument of appointment.

(c)	The remuneration the Collateral Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Deed, be treated as costs and expenses incurred by the Collateral Agent.

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8.	TAXES, EXPENSES AND INDEMNITY
(a)	Each Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	And any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 10.3 (Interest).

(c)	The Chargors shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Transaction Security or any judgment given in connection with them, is or at any time may be subject.
9.    AMENDMENTS AND RELEASES
9.1	Amendments
(a)	Unless the provisions of any Loan Document expressly provide otherwise, the Collateral Agent may, if authorised pursuant to the terms of the Credit Agreement, amend the terms of, waive any of the requirements of, or grant consents under, this Deed or any of the Security Documents, any such amendment, waiver or consent being binding on all the parties to this Deed and the Collateral Agent shall be under no liability whatsoever in this respect.

(b)	No new or additional obligations may be imposed upon the Collateral Agent or the Administrative Agent without the consent of the Collateral Agent or, as the case may be, the Administrative Agent.

(c)	Any amendment or waiver which relates to the rights of the Collateral Agent or the Administrative Agent shall not be effective without the consent of the Collateral Agent or the Administrative Agent respectively.
9.2	Releases
       Upon a disposal of any of the Secured Property:
(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Collateral Agent; or

(b)	if that disposal is permitted under the Loan Documents,
the Collateral Agent shall (at the sole cost of the Chargors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

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10.	MISCELLANEOUS
10.1	Secured Parties’ Information
The Secured Parties shall provide to the Administrative Agent, for transmission to the Collateral Agent, such information as the Collateral Agent may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Collateral Agent to perform its functions as Collateral Agent. Each Secured Party (other than the Administrative Agent and the Collateral Agent) shall deal with the Collateral Agent exclusively through the Administrative Agent and shall not deal directly with the Collateral Agent.
10.2	Chargors’ Waiver
Each of the Chargors hereby waives, to the extent permitted under applicable law, all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or any other security, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
10.3	Interest
If a Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
11.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY
11.1	Remedies and Waivers
(a)	No failure to exercise, or any delay in exercising, on the part of any Secured Party, any right or remedy under this Deed shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.
(b)	The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.
11.2	Partial Invalidity
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.
12.	NOTICES
12.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

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12.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 12.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 12.2(a), the address of each Chargor shall be:
Novelis Europe Holdings Limited
Latchford Locks Works
Thelwell Lane
Warrington
Cheshire
United Kingdom
Attention: David Sneddon
and with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
12.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
12.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 12.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

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12.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
13.	WINDING-UP OF TRUST AND PERPETUITY PERIOD

13.1	Winding up of Trust

If the Collateral Agent, with the approval of the Required Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by each Security Document have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Loan Party pursuant to the Loan Documents, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Chargors, release, without recourse or warranty, all of the Transaction Security then held by it and the rights of the Collateral Agent under each of the Security Documents, at which time each of the Collateral Agent, the Administrative Agent, the Secured Parties and the Chargors shall be released from their obligations under this Deed (save for those which arose prior to such winding-up).

13.2	Perpetuity Period

The perpetuity period for the trusts in this Deed is 125 years from the date of this Deed.

14.	CHARGORS
(a)	All communications under this Deed to or from a Secured Party must be sent through the Collateral Agent or the Administrative Agent.

(b)	Each Chargor irrevocably appoints Novelis Europe to act as its agent:
(i)	to give and receive all communications under the Security Documents or this Deed;

(ii)	to supply all information concerning itself to any Secured Party; and

(iii)	to agree and sign all documents under or in connection with this Deed without further reference to any Chargor; this includes any amendment or waiver of this Deed which would otherwise have required the consent of the Chargors.
(c)	Novelis Europe hereby accepts the appointment under Clause 14(b).

(d)	Any communication given to Novelis Europe in connection with this Deed will be deemed to have been given also to the other Chargors.

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(e)	The Collateral Agent may assume that any communication made by Novelis Europe is made with the consent of each Chargor.
15.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

16.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

17.	ENFORCEMENT
17.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. Each Chargor agrees not to argue to the contrary and waives objection to the provisions of this clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
17.2	Waiver of immunity
(a)	Each Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.

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17.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Chargor (other than a Chargor incorporated in England and Wales);
(a)	irrevocably appoints Novelis Europe as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and Novelis Europe hereby accepts such appointment.

(b)	agrees that failure by a process agent to notify the relevant Chargor of the process will not invalidate the proceedings concerned.

(c)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, each Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another agent for this purpose.

(d)	Each Chargor expressly agrees and consents to the provisions of this Clause 17 and Clause 16 (Governing Law).
17.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
Original Chargors
(1)	NOVELIS INC. a corporation amalgamated under the Canada Business Corporations Act (Novelis Inc).

(2)	NOVELIS UK LTD (registered number 00279596) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis UK).

(3)	NOVELIS SERVICES LIMITED (registered number 06628654) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Services).

(4)	NOVELIS EUROPE HOLDINGS LIMITED (registered number 05308334) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Europe).

(5)	NOVELIS DEUTSCHLAND GMBH a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Goettingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (Novelis Germany).

(6)	NOVELIS ALUMINIUM HOLDING COMPANY (registered number 316911) with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland (Novelis Ireland).

(7)	NOVELIS LUXEMBOURG S.A. a limited liability company organized under the laws of Luxembourg, having its registered office address at Zone Industrielle Riedgen, L-3451, Dudelange and is registered in the commercial and companies register under number B19358 (Novelis Luxembourg).

(8)	NOVELIS SWITZERLAND S.A. a limited liability company organized under the laws of Switzerland, having its registered office at in registered office in Sierre, Switzerland under CH-626.3.009.511-7 (Novelis Switzerland).

(9)	NOVELIS AG a limited liability company organized under the laws of Switzerland, having its registered office at in Küsnacht ZH, Switzerland under CH-020.3.001.551-5 (Novelis Switzerland AG).

(10)	NOVELIS ITALIA SPA a limited liability company incorporated under the laws of Italy, having its registered office at Bresso (Milano), Via Vittorio Veneto 106 which is registered with the register of Companies of Milan and tax code under no. 04598460964 (Novelis Italia).

(11)	NOVELIS FOIL FRANCE S.A.S. A French “Société par actions simplifiée” with a share capital of EUR 8,198,725 Registered office: Le Moulin à Papier 27 250 Rugles, France Registered with the Trade and Companies Registry of Evreux under number 414 870 121 (Novelis Foil France).

(12)	NOVELIS PAE S.A.S. a French Société par actions simplifiée with a share capital of EUR 4,040,000 Registered office: 725 rue Aristide Bergès — 38340 VOREPPE, France, Registered with the Trade and Companies Registry of Grenoble under number 421 528 555 (Novelis France).

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SCHEDULE 2
Form of Agent accession undertaking

To:	[Insert full name of current Collateral Agent][, for itself and on behalf of the Finance Parties] (as such term is defined in the Security Trust Deed (as defined below)); and

[Insert full name of current Administrative Agent][, for itself and on behalf of the Finance Parties] (as such term is defined in the Security Trust Deed (as defined below)).
THIS UNDERTAKING is made on [date] by [new Collateral Agent / Administrative Agent] (the Acceding Agent) in relation to the Security Trust Deed (the Security Trust Deed) dated [•], between, inter alios, [•] as current Collateral Agent, the Secured Parties named therein. Terms defined in the Security Trust Deed shall bear the same meanings when used in this Undertaking.
In consideration of the Acceding Agent being accepted for the purposes of the Security Trust Deed, the Acceding Agent hereby confirms that, as from [date], it intends to be party to the Security Trust Deed as [the Collateral Agent]/[the Administrative Agent], undertakes to perform all the obligations expressed in the Security Trust Deed to be assumed by [the Collateral Agent]/[the Administrative Agent] and agrees that it shall be bound by all the provisions of the Security Trust Deed, as if it had been an original party to the Security Trust Deed.
This Undertaking shall be governed by and construed in accordance with English law.
THIS UNDERTAKING has been entered into on the date stated above.
Acceding [Collateral Agent]/[Administrative Agent ]
By:
Address for Notices:
Fax:
For attention of

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Accepted and agreed by:

For and on behalf of [Collateral Agent]
By:
Date:

For and on behalf of [Collateral Agent / Administrative Agent]
By:
Date:

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SCHEDULE 3 SCHEDULE 3
Form of Chargor Accession Undertaking

To: [Agent] as Collateral Agent

From: [The Company] and [Proposed Additional Chargor]

Date: [ ]
Security Trust Deed
dated [    ], 2010 (the Security Trust Deed)
We refer to the Security Trust Deed. This is a Chargor Accession Undertaking.
1.	[Name of company] of [address/registered office] (the Additional Chargor) agrees to become a party under the Security Trust Deed and to be bound by the terms of the Security Trust Deed as an Additional Chargor.

2.	With effect from the date of this Deed:

(a)	the Additional Chargor will become a party to the Security Trust Deed as a Chargor;

(b)	the Additional Chargor will be bound by all the terms of the Security Trust Deed which are expressed to be binding on a Chargor;

(c)	the Security Trust Deed will be read and construed for all purposes as if the Additional Chargor had been an original party in the capacity of a Chargor;

(d)	any reference in the Security Trust Deed to “this Deed” and similar phrases will include this Chargor Accession Undertaking; and

(e)	Novelis Europe, for itself and as agent for each of the Chargors, agrees to all matters provided for in this Chargor Accession Undertaking.

3.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

4.	This Chargor Accession Undertaking has been executed and delivered as a deed on the date stated at the beginning of this Chargor Accession Undertaking and is governed by English law.

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The Additional Chargor

Executed as a deed by	)	Director
[ ]	)
acting by	)
and	)	Director/Secretary
Chargors
Executed as a deed by	)
NOVELIS EUROPE	)	Director
(for itself and as agent for each	)
of the Chargors party to	)
the Security Trust Deed	)
referred to in this Deed))		Director/Secretary
acting by	)
The Collateral Agent
[   ]
By:

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SIGNATORIES (SECURITY TRUST DEED)

SIGNED as a Deed by	)	Attorney
NOVELIS UK LTD acting by its duly	)
appointed attorney in the presence of a witness:	)
)

______________________	Signature of witness

______________________	Name of witness

______________________	Address of witness

______________________

______________________

______________________	Occupation of witness

SIGNED as a Deed by	)	Attorney
NOVELIS SERVICES LIMITED	)
acting by its duly appointed attorney in the presence	)
of a witness:	)

______________________	Signature of witness

______________________	Name of witness

______________________	Address of witness

______________________

______________________

______________________	Occupation of witness

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SIGNED as a Deed by	)
NOVELIS EUROPE HOLDINGS LIMITED acting	)	Attorney
by its duly appointed attorney in the	)
presence of a witness:	)

______________________	Signature of witness

______________________	Name of witness

______________________	Address of witness

______________________

______________________

______________________	Occupation of witness

Executed as a Deed by	)	Managing Director
NOVELIS DEUTSCHLAND GMBH acting by	)

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SIGNED and Delivered as a Deed by	)
duly appointed attorney for and on behalf of	)	Attorney
NOVELIS ALUMINIUM HOLDING COMPANY in the	)
presence of a witness:	)

______________________	Signature of witness

______________________	Name of witness

______________________	Address of witness

______________________

______________________

_______________________	Occupation of witness

Executed as a Deed by
NOVELIS, INC. acting by	)	Authorised signatory
)
Executed as a Deed by the Chargor
acting by its duly appointed attorney

NOVELIS LUXEMBOURG S.A.
By:

Title:

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Signed, Sealed and Delivered as a Deed	)
by duly appointed attorney	)
For and on behalf of	)
NOVELIS SWITZERLAND S.A.	)

Signed, Sealed and Delivered as a Deed	)
by duly appointed attorney	)
For and on behalf of	)
NOVELIS AG	)

Signed, Sealed and Delivered as a Deed	)	Attorney
by duly appointed attorney	)
For and on behalf of	)	Attorney
NOVELIS ITALIA SPA	)

Signed, Sealed and Delivered as a Deed	)
by duly appointed attorney	)	Attorney
For and on behalf of	)
NOVELIS FOIL FRANCE S.A.S.	)

Signed, Sealed and Delivered as a Deed	)
by duly appointed attorney	)	Attorney
For and on behalf of	)
NOVELIS PAE S.A.S.	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent acting by authorised signatory:

Christopher Kelly Wall, Managing Director

28

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Administrative Agent acting by authorised signatory:

Christopher Kelly Wall, Managing Director

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS UK LTD
NOVELIS SERVICES LIMITED
NOVELIS EUROPE HOLDINGS LIMITED
as Original Chargors
and
BANK OF AMERICA, N.A.
as Collateral Agent

GUARANTEE AND SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

ii

iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS UK LTD (registered number 00279596) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis UK);

(2)	NOVELIS SERVICES LIMITED (registered number 06628654) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Services);

(3)	NOVELIS EUROPE HOLDINGS LIMITED (registered number 05308334) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Europe and together with Novelis UK and Novelis Services, the Original Chargors); and

(4)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	Each Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Acquisition Document means in relation to any Chargor, any agreement under which it acquires or disposes of a business or part of a business (either by share or asset sale) and under which the aggregate outstanding consideration payable to such Chargor and, as applicable, other members of the Group at any time is in excess of £250,000.

Additional Chargor means a member of the Group which becomes a Chargor by executing a Deed of Accession.

Administrator means any administrator appointed in respect of any Chargor (whether by the Collateral Agent, or a court or otherwise).

Cash Management Document means in relation to any Chargor, any agreement between two or more members of the Group to which it is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Chargor means an Original Chargor and any Additional Chargor.

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Charged Shares means all shares in any member of the Group incorporated in England and Wales from time to time issued to a Chargor or held by any nominee on its behalf.

Charged Company means each member of the Group from time to time whose shares are subject to the Security under this Deed.

Credit Agreement means the term loan credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Deed of Accession means a deed substantially in the form of Schedule 5 (Form of Deed of Accession).

Excluded Leasehold Property means in relation to any Chargor, the leasehold property specified in Part 1B of Schedule 1 (Security Assets) opposite its name.

Excluded Real Property means in relation to any Chargor:
(a)	the freehold property specified in Part 1B of Schedule 1 (Security Assets) opposite its name;

(b)	its Excluded Leasehold Property; and

(c)	any real property acquired by that Chargor after the date of this Deed which that Chargor and the Collateral Agent have designated an Excluded Real Property.
Fixtures means all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery included in a Chargor’s Mortgaged Property.

Group means Holdings, the Borrower and any of the Borrower’s Restricted Subsidiaries.

Intercompany Document means in relation to any Chargor, any note or loan agreement with any other member of the Group under which the aggregate outstanding amount payable to such Chargor is in excess of £250,000.

Intercreditor Agreement means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc. and the Collateral Agent.

Investments means:
(a)	the Charged Shares; and

(b)	all other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments, which a Chargor purports to mortgage or charge under this Deed.

Mortgaged Property means all freehold and leasehold property which a Chargor purports to mortgage or charge under this Deed.

Original Property means any freehold or leasehold property specified in Part 1A of Schedule 1 (Security Assets).

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Party means a party to this Deed.

Plant and Machinery means any plant, machinery, computers, office equipment or vehicles which a Chargor purports to mortgage or charge under this Deed.

Premises means all buildings and erections included in a Chargor’s Mortgaged Property.

Primary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4A of Schedule 1 (Security Assets) opposite its name or in part 4A of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Primary Contract;

(c)	any Acquisition Document;

(d)	any Cash Management Document;

(e)	any Hedging Agreement;

(f)	any Intercompany Document;

(g)	any letter of credit issued in its favour under which the aggregate consideration payable at anytime is in excess of £250,000; and

(h)	any bill of exchange or other negotiable instrument held by it for an amount in excess of £250,000.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Related Rights means in relation to any Investment:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
Report on Title means any report or certificate on title on the Mortgaged Property provided to the Collateral Agent, together with confirmation from the provider of that Report that it can be relied upon by the Secured Parties.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Revolving Credit Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Revolving Credit Collateral Agent.

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Secondary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4B of Schedule 1 (Security Assets) opposite its name or in part 4B of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Secondary Contract; and

(c)	any other agreement (other than a Primary Contract) entered into after the date of this Deed under which the aggregate consideration payable at anytime is in excess of £250,000.
Security means any Security Interest created, evidenced or conferred by or under this Deed or any Deed of Accession.

Security Account means in relation to any Chargor:
(a)	any account specified in Part 6 of Schedule 1 (Security Assets) opposite its name or in part 6 of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or subdivision or sub account of any such account.
Security Assets means any and all assets of each Chargor that are the subject of this Security.
Security Contracts means in relation to any Chargor, its Primary Contracts and its Secondary Contracts.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.
Security Trust Deed means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Original Chargors.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Territory means England and Wales.

1.2	Construction
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

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(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

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(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	The term:

certificated has the meaning given to it in the Uncertificated Securities Regulations 2001; and

clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.

(o)	Any covenant of a Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(p)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(q)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(r)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.

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1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING SECTION 10.19 THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.

2.	GUARANTEE

2.1	Guarantee

Each Chargor irrevocably and unconditionally jointly and severally:
(a)	guarantees as principal obligor to each Secured Party due and punctual performance by each Loan Party of all of the Secured Obligations now or in the future due, owing or incurred by such Loan Party;

(b)	undertakes with each Secured Party that whenever another Loan Party does not pay or discharge any Secured Obligation now or in the future due, owing or incurred by that Loan Party, it shall immediately on the Collateral Agent’s written demand pay or discharge such Secured Obligation as if it was the principal obligor; and

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(c)	indemnifies each Secured Party immediately on written demand against any cost, loss or liability suffered by the Collateral Agent or other Secured Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Collateral Agent or such other Secured Party would otherwise have been entitled to recover.
2.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any payment by a Loan Party or any discharge given by the Collateral Agent or other Secured Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Chargor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Collateral Agent and each other Secured Party shall be entitled to recover the value or amount of that security or payment from each Chargor, as if the payment, discharge, avoidance or reduction had not occurred.
2.4	Waiver of defences

The obligations of each Chargor under this Clause will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any Secured Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Chargor or other person;

(b)	the release of any other Chargor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Chargor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

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(g)	any insolvency or similar proceedings.
2.5	Demands
(a)	The making of one demand under Clause 2.1 (Guarantee) shall not preclude the Collateral Agent from making any further demands.

(b)	Any delay of the Collateral Agent in making a demand under Clause 2.1 (Guarantee) shall not be treated as a waiver of its rights to make such demand.
2.6	Chargor Intent
Without prejudice to the generality of Clause 2.4 (Waiver of Defences), each Chargor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

2.7	Immediate recourse

Each Chargor waives any right it may have of first requiring the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Chargor under this Clause. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

2.8	Deferral of Chargors’ rights
(a)	Until all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full and unless the Collateral Agent otherwise directs (in which case it shall take such action as it is directed), no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:
(i)	to be indemnified by a Loan Party;

(ii)	to claim any contribution from any other Chargor of any Loan Party’s obligations under the Loan Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Party.
(b)	If a Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Loan Parties under or in connection with the Loan Documents to be repaid in

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full on trust for the Secured Parties and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct.
2.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

2.10	Credit Agreement

The provisions of Sections 2.06(f), 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Deed, the Chargors, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.

3.	CREATION OF SECURITY

3.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If a Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must, and each other Chargor must ensure that the Chargor will, use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	Each Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the other Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) or in the schedule to any Deed of Accession (if any)

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by which any Chargor became party to this Deed does not affect the validity or enforceability of this Security.
3.2	Land
(a)	Each Chargor charges:
(i)	by way of a legal mortgage all estates or interests in any freehold or leasehold property owned by it (save for the Excluded Real Property) and all rights under any licence or other agreement or document which gives that Chargor a right to occupy or use property; this includes any specified in Part I of Schedule 1 (Security Assets) opposite its name or in part 1 of the schedule to any Deed of Accession by which it became party to this Deed; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of fixed charge all estates or interests in any freehold or leasehold property owned by it (save for the Excluded Real Property) and all rights under any licence or other agreement or document which gives that Chargor a right to occupy or use property.
(b)	A reference in this Deed to any freehold or leasehold property includes:
(i)	all buildings, erections, fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery on that property owned by the relevant Chargor; and

(ii)	the benefit of any covenants for title given or entered into by any predecessor in title of the relevant Chargor in respect of that property and any moneys paid or payable in respect of those covenants.
3.3	Investments
(a)	Each Chargor charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in Part 2 of Schedule 1 (Security Assets) opposite its name or in part 2 of the schedule to any Deed of Accession by which it became party to this Deed; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a fixed charge its interest in all shares, stocks, debentures, bonds, warrants, coupons or other securities and investments (including all Cash Equivalents) owned by it or held by any nominee on its behalf.
(b)	A reference in this Deed to any share, stock, debenture, bond, warrant, coupon or other security or investment includes:
(i)	any dividend, interest or other distribution paid or payable;

(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

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(iii)	any right against any clearance system;

(iv)	any Related Rights; and

(v)	any right under any custodian or other agreement,
in relation to that share, stock, debenture, bond, warrant, coupon or other security or investment.
3.4	Plant and machinery

Each Chargor charges by way of a fixed charge all plant, machinery, computers, office equipment or vehicles or interest specified in Part 3 of Schedule 1 (Security Assets) opposite its name or in part 3 of the schedule to any Deed of Accession by which it became party to this Deed and any and all other plant, machinery, computers, office equipment or vehicles (or interest therein) owned by it.

3.5	Credit balances

Each Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person, including its Security Accounts and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

3.6	Book debts etc.

Each Chargor charges by way of a fixed charge:
(a)	all of its book and other debts;

(b)	all other moneys due and owing to it; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
3.7	Insurance Policies
(a)	Each Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all amounts payable to it under or in connection with each of its Insurance Policies and all of its rights in connection with those amounts.

(b)	To the extent that they are not effectively assigned under paragraph (a) above, each Chargor charges by way of fixed charge all amounts and rights described in paragraph (a) above.

(c)	A reference in this Clause to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
3.8	Other contracts
(a)	Each Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Primary Contracts.

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(b)	Without prejudice to the obligations of the Chargor under Clause 3.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which that Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, each Chargor charges by way of fixed charge all of its rights under each Secondary Contract.
3.9	Intellectual property
(a)	Each Chargor charges by way of a fixed charge all of its rights in respect of any Intellectual Property; this includes any specified in Part 5 of Schedule 1 (Security Assets) opposite its name or in part 5 of the schedule to any Deed of Accession by which it became party to this Deed.

(b)	For the purpose of enabling the Collateral Agent, whilst an Event of Default is continuing, to exercise its rights and remedies under Clause 12 (When Security Becomes Enforceable) and Clause 13 (Enforcement of Security) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Chargor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under all relevant licenses of Intellectual Property granting such Chargor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to such Chargor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by or licensed to such Chargor, wherever the same may be located; provided that the quality of any products in connection with which the trademarks are used will not be materially inferior to the quality of such products manufactured or sold by such Chargor prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
3.10	Miscellaneous

Each Chargor charges by way of a fixed charge:
(a)	any beneficial interest, claim or entitlement it has to any assets of any pension fund;

(b)	its goodwill;

(c)	the benefit of any authorisation (statutory or otherwise) held in connection with its business or the use of any Security Asset;

(d)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (c) above; and

(e)	its uncalled capital.

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3.11	Floating charge
(a)	Each Chargor charges by way of a floating charge all of its assets whatsoever and wheresoever not otherwise effectively mortgaged, charged or assigned under this Deed.

(b)	Except as provided in paragraph (c) below, the Collateral Agent may by notice to a Chargor convert the floating charge created by that Chargor under this Deed into a fixed charge as regards any of that Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	that Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 5 (Restrictions on dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of each Chargor’s assets:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of that Chargor to consider a resolution to wind that Chargor up (or not to wind that Chargor up).
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of a Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the relevant Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.

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4.	REPRESENTATIONS — GENERAL

4.1	Nature of security

Each Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 3.3(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 7.2(b)) and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the guarantee and the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents (save for any consent envisaged by Clause 3.1(b) and which is being sought as required by such Clause), including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies:
(i)	in Part 1 thereof, all estates and interests in freehold or leasehold property owned by the Chargors in the Territory at the date of this Deed (other than Excluded Real Property);

(ii)	in Part 2 thereof, all Charged Shares and other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments owned by the Chargors in the Territory at the date of this Deed;

(iii)	in Part 4 thereof, all agreements or contracts to which any the Chargor is party at the date of this Deed and which would fall within paragraphs (b) — (h) inclusive of the definition of Primary Contracts;

(iv)	in Part 5 thereof , all Intellectual Property owned by the Chargors at the date of this Deed in the Territory and which is material to their business; and

(v)	in Part 6 thereof, all bank accounts held by the Chargors in the Territory at the date of this Deed.

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4.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by each Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by:
(i)	each Chargor which becomes party to this Deed of Accession, on the date on which that Chargor becomes a Chargor; and

(ii)	each Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
5.	RESTRICTIONS ON DEALINGS

No Chargor may:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.

6.	LAND

6.1	Information for Report on Title

Each Chargor represents and warrants to each Secured Party that:
(a)	the information supplied by it or on its behalf to the lawyers who prepared any Report on Title relating to any of its Mortgaged Property for the purpose of that Report on Title was true in all material respects at the date it was expressed to be given; and

(b)	the information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect;

(c)	each Excluded Leasehold Property is a rack rent lease granted to a Chargor at a rent without a fine or premium from time to time.
6.2	Title

Each Chargor represents and warrants to each Secured Party that except as disclosed in any Report on Title relating to any of its Mortgaged Property:
(a)	it is the legal and beneficial owner of its Mortgaged Property;

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(b)	no breach of any law, regulation or covenant is outstanding which affects or would be reasonably likely to affect materially the value, saleability or use of its Mortgaged Property;

(c)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever affecting its Mortgaged Property which conflict with its present use or adversely affect the value, saleability or use of any of the Mortgaged Property, in each case to any material extent;

(d)	nothing has arisen or has been created or is subsisting which would be an overriding interest or an unregistered interest which overrides first registration or registered dispositions over its Mortgaged Property and which would be reasonably likely to affect materially its value, saleability or use;

(e)	all facilities (including access) necessary for the enjoyment and use of its Mortgaged Property (including those necessary for the carrying on of its business at the Mortgaged Property) are enjoyed by that Mortgaged Property and none of those facilities are on terms entitling any person to terminate or curtail its use or on terms which conflict with or restrict its use, where the lack of those facilities would be reasonably likely to affect materially its value, saleability or use;

(f)	it has received no notice of any adverse claims by any person in respect of its Mortgaged Property which if adversely determined would or would be reasonably likely to materially adversely affect the value, saleability or use of any of its Mortgaged Property, nor has any acknowledgement of such been given to any person in respect of its Mortgaged Property; and

(g)	its Mortgaged Property is held by it free from any Security Interest (other than as permitted by the Credit Agreement) or any lease or licence which would be reasonably likely to affect materially its value, saleability or use.
6.3	Repair

Each Chargor must keep:
(a)	its Premises in good and substantial repair and condition; and

(b)	its Fixtures in a good state of repair and in good working order and condition.
6.4	Compliance with leases and covenants

Each Chargor must:
(a)	perform all the material terms on its part contained in any lease, agreement for lease, licence or other agreement or document which gives that Chargor a right to occupy or use property comprised in its Mortgaged Property;

(b)	not do or allow to be done any act as a result of which any material lease comprised in its Mortgaged Property may become liable to forfeiture or otherwise be terminated; and

(c)	duly and punctually comply with all material covenants and stipulations affecting the Mortgaged Property or the facilities (including access) necessary

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for the enjoyment and use of the Mortgaged Property and indemnify each Secured Party in respect of any breach of those covenants and stipulations.
6.5	Acquisitions

If a Chargor acquires any freehold or leasehold property after the date of this Deed (save for Excluded Real Property and any other real property constituting Excluded Property), it must:
(a)	notify the Collateral Agent immediately;

(b)	immediately on request by the Collateral Agent and at the cost of that Chargor, execute and deliver to the Collateral Agent a legal mortgage in favour of the Collateral Agent of that property in any form (consistent with, and no more onerous than, this Deed) which the Collateral Agent may require;

(c)	if the title to that freehold or leasehold property is registered at the Land Registry or required to be so registered, give the Land Registry written notice of this Security; and

(d)	if applicable, ensure that this Security is correctly noted in the Register of Title against that title at the Land Registry.
6.6	Notices

Each Chargor must, within 14 days after the receipt by it of any application, requirement, order or notice served or given by any public or local or any other authority with respect to its Mortgaged Property (or any part of it) which would or would be reasonably likely to have a material adverse effect on the value, saleability or use of any of the Mortgaged Property:
(a)	deliver a copy to the Collateral Agent; and

(b)	inform the Collateral Agent of the steps taken or proposed to be taken to comply with the relevant requirement.
6.7	Leases
No Chargor may in respect of its Mortgaged Property (or any part of it), unless permitted under the Credit Agreement:
(a)	grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy;

(b)	agree to any amendment or waiver or surrender of any lease or tenancy;

(c)	commence any forfeiture proceedings in respect of any lease or tenancy;

(d)	confer upon any person any contractual licence or right to occupy;

(e)	consent to any assignment of any tenant’s interest under any lease or tenancy;

(f)	agree to any rent reviews in respect of any lease or tenancy; or

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(g)	serve any notice on any former tenant under any lease or tenancy (or any guarantor of that former tenant) which would entitle it to a new lease or tenancy.
6.8	The Land Registry
(a)	Each Chargor consents to a restriction in the following terms being entered into on the Register of Title relating to any Mortgaged Property registered at the Land Registry:

“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor for the time being of the security agreement referred to in the charges register dated [ ] in favour of [ ] (as agent and trustee for the Secured Parties referred to in that security agreement) or its conveyancer.”

(b)	Each Chargor applies to the Chief Land Registrar for a notice in the following terms to be entered on the Register of Title relating to any Mortgaged Property registered at the Land Registry:

“The Lenders under a Credit Agreement dated [•] December 2010 between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent are under an obligation (subject to the terms of that Term Loan Agreement) to [the Chargor] to make further advances and the security agreement referred to in the charges register dated [ ] in favour of Bank of America, N.A. as Collateral Agent (as agent and trustee for the Secured Parties referred to in that security agreement) secures those further advances.”
6.9	Deposit of title deeds

Each Chargor must deposit with the Collateral Agent all deeds and documents of title relating to its Mortgaged Property and all local land charges, land charges and Land Registry search certificates and similar documents received by it or on its behalf.

6.10	Development

No Chargor may, unless expressly permitted under the Credit Agreement:
(a)	make or permit others to make any application for planning permission in respect of any part of the Mortgaged Property; or

(b)	carry out or permit to be carried out on any part of the Mortgaged Property any development for which the permission of the local planning authority is required, except as part of carrying on its principal business where it would not or would not be reasonably likely to have a material adverse effect on the value, saleability or use of the Mortgaged Property or the carrying on of the principal business of that Chargor.

6.11	Investigation of title

Each Chargor must grant the Collateral Agent or its lawyers on request all reasonable facilities within the power of that Chargor to enable the Collateral Agent or its lawyers (at the expense of that Chargor) after this Security has become enforceable to:

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(a)	carry out investigations of title to the Mortgaged Property; and

(b)	make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee might carry out.
6.12	Report on Title

Each Chargor must, as soon as practicable after a request by the Collateral Agent at a time when an Event of Default is continuing, supply the Collateral Agent with a Report on Title of that Chargor to its Mortgaged Property concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.

6.13	Power to remedy

If a Chargor fails to perform any covenant or stipulation or any term of this Deed affecting its Mortgaged Property, that Chargor must allow the Collateral Agent or its agents and contractors:
(a)	to enter any part of its Mortgaged Property;

(b)	to comply with or object to any notice served on that Chargor in respect of its Mortgaged Property; and

(c)	to take any action as the Collateral Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such covenant, stipulation or term or to comply with or object to any such notice.
That Chargor must immediately on request by the Collateral Agent pay the costs and expenses of the Collateral Agent or its agents and contractors incurred in connection with any action taken by it under this Subclause.

6.14	Unregistered Property

Each Chargor shall use reasonable endeavours to:
(a)	to provide a completed and signed Land Registry application form to complete the first registration of any unregistered real properties and registration of this Security at the Land Registry; and

(b)	answer any requisitions raised by the Land Registry,
including in each case, without limitation, instruction of solicitors in these regards and providing statutory declarations in respect of any title requisitions raised by the Land Registry.

7.	INVESTMENTS

7.1	Investments

Each Chargor represents and warrants to each Secured Party that:
(a)	its Investments are duly authorised, validly issued and fully paid;

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(b)	its Investments are not subject to any Security Interest, any option to purchase or similar right, in each case, other than as permitted by the Credit Agreement;

(c)	it is the sole legal and beneficial owner of its Investments (save for any Investments acquired by or issued to that Chargor after the date of this Deed that are held by any nominee on its behalf or any Investments transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	each Charged Company is a company incorporated with limited liability;

(e)	the constitutional documents of each Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and

(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Charged Company (including any option or right of pre-emption or conversion).
7.2	Certificated Investments
(a)	Each Chargor must:
(i)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Investment, immediately in respect of any Investment subject to this Security on the date of this Deed and thereafter immediately following the acquisition by, or the issue to, that Chargor of any certificated Investment (unless the same is required for registering any transfer, in which case the relevant Chargor must deposit the same immediately after such registration is completed); and

(ii)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Investment; this includes:
(1)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and

(2)	procuring that those share transfers are registered by the Charged Company in which the Investments are held in the share register of that Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(b)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.

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7.3	Changes to rights

No Chargor may (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of its Investments being altered or further shares being issued.

7.4	Calls
(a)	Each Chargor must pay all calls and other payments due and payable in respect of any of its Investments.

(b)	If a Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of that Chargor. That Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
7.5	Other obligations in respect of Investments
(a)	Each Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 793 of the Companies Act 2006) or under the constitutional documents relating to any of its Investments. If a Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of that Chargor.

(b)	Each Chargor must promptly supply a copy to the Collateral Agent of any information referred to in paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, each Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of its Investments.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of a Chargor;

(ii)	make any payment;

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or a Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Investment.

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7.6	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, each Chargor may continue to exercise the voting rights, powers and other rights in respect of its Investments, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Investments which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of a Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Investments have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Investments in any manner which the relevant Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the relevant Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Investments must be paid to the relevant Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the relevant Chargor; or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the relevant Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the relevant Chargor all material notices, correspondence and/or other communication it receives in relation to the Investments.

(e)	Following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise,

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in each case, in the name of the relevant Chargor, the registered holder or otherwise and without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by any Chargor.

(f)	To the extent that the Investments remain registered in the names of the Chargors, each Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Investments following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing.

(g)	Each Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of its Investments on the direction of that Chargor.
7.7	Clearance systems
(a)	Each Chargor must, if so requested by the Collateral Agent:
(i)	instruct any clearance system to transfer any Investment held by it for that Chargor or its nominee to an account of the Collateral Agent or its nominee with that clearance system; and

(ii)	take whatever action the Collateral Agent may request for the dematerialisation or rematerialisation of any Investments held in a clearance system.
(b)	Without prejudice to the rest of this Subclause the Collateral Agent may, at the expense of the relevant Chargor, take whatever action is required for the dematerialisation or rematerialisation of the Investments as necessary.
7.8	Custodian arrangements

Each Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Investment in any form which the Collateral Agent may reasonably require; and

(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
8.	INTELLECTUAL PROPERTY

8.1	Representations

Each Chargor represents and warrants to each Secured Party that as at the date of this Deed or, if later, the date it became a Party:
(a)	all Intellectual Property which is material to its business is identified in Part 5 of Schedule 1 (Security Assets) opposite its name or in part 5 of the schedule to any Deed of Accession by which it became party to this Deed; and

(b)	it is not aware of any circumstances relating to the validity, subsistence or use of any of its Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

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8.2	Preservation
(a)	Each Chargor must promptly, if requested to do so by the Collateral Agent, sign or procure the signature of, and comply with all instructions of the Collateral Agent in respect of, any document required to make entries in any public register of Intellectual Property (including the United Kingdom Trade Marks Register) which either record the existence of this Deed or the restrictions on disposal imposed by this Deed.

(b)	No Chargor may, without the prior consent of the Collateral Agent:
(i)	amend or waive or terminate, any of its rights in respect of its Intellectual Property where such amendment, waiver or termination would or could reasonably be expected to have a Material Adverse Effect; or

(ii)	take any action which would or could reasonably be expected to jeopardise the existence or enforceability of any of its rights in respect of its Intellectual Property, save as permitted by the Credit Agreement.
8.3	Further Assurance

If any Chargor shall at any time after the date of this Deed (a) obtain any ownership or other rights in and/or to any additional Intellectual Property or (b) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, the provisions of this Deed shall automatically apply thereto and any such item described in (a) or (b) above (other than any Excluded Property) shall automatically constitute Intellectual Property for the purpose of this Deed as if such would have constituted Intellectual Property at the time of execution hereof and such Intellectual Property (other than any Excluded Property) shall be subject to the Security and Security Interests created by this Deed without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, each Chargor shall provide to the Collateral Agent written notice of any of the foregoing Intellectual Property owned by such Chargor which is the subject of a registration or application and confirm the attachment of the Security and Security Interests created by this Deed to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property.

9.	ACCOUNTS

9.1	Accounts

All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.

9.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank and additional banks may be appointed as Account Banks if Novelis Europe and the Collateral Agent so agree.

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(b)	Without prejudice to Clause 9.2(a), a Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the relevant Chargors, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and each Chargor and the Collateral Agent hereby irrevocably gives all authorisations and instructions necessary for any such transfer to be made.

(d)	Each Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if that Chargor should fail to do so.
(e)	No Chargor shall, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	Each Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by such Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
9.3	Book debts and receipts (non-Euro)

In respect of any amounts receiveable by a Chargor in a currency other than euros:
(a)	each Chargor must immediately deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral into a Security Account in accordance with Section 9.01 of the Credit Agreement;

(b)	to the extent not deposited in or remitted to a Security Account under Clause 9.3(a), each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and (prior to payment into a Security Account under Clause 9.3(c)) hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

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(c)	subject to, and in accordance with, the terms of the Intercreditor Agreement, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation under Clause 9.3(b) into a Security Account as soon as practicable on receipt.
9.4	Book debts and receipts (Euro)

In respect of any amounts receiveable by a Chargor in euro:
(a)	each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into the Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, each Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 9.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
9.5	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 9.5 or as otherwise permitted by the Credit Agreement.
9.6	Notices of charge
(a)	Each Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

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(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	Each Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
10.	RELEVANT CONTRACTS

10.1	Representations

Each Chargor represents and warrants to each Secured Party that:
(a)	each of its Security Contracts is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Security Contracts;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Primary Contracts; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Primary Contracts.
10.2	Preservation
(a)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Secondary Contracts; or

(ii)	take any action which might jeopardise the existence or enforceability of any of its Secondary Contracts, in each case to the extent that the same would have a Material Adverse Effect.

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(b)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Primary Contracts; or

(ii)	take any action which might jeopardise the existence or enforceability of any of its Primary Contracts.
10.3	Other undertaking

Each Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Security Contracts; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Security Contracts and any information and documentation relating to any of its Security Contracts if requested by the Collateral Agent or any Receiver.
10.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Security Contracts, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by the Chargor) any of that Chargor’s rights under its Security Contracts.
10.5	Notices of assignment

Each Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 4 (Forms of letter for Primary Contracts), on each of the other parties to each of its Primary Contracts; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 4 (Forms of letter for Primary Contracts) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed or, if later, the date of entry into that Primary Contract (as appropriate).
11.	PLANT AND MACHINERY

11.1	Maintenance

Each Chargor must keep its Plant and Machinery in good repair and in good working order and condition (subject to reasonable wear and tear).

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11.2	Nameplates

Each Chargor must take any action which the Collateral Agent may reasonably require to evidence the interest of the Collateral Agent in its Plant and Machinery; this includes (if so requested) fixing a nameplate on its Plant and Machinery in a prominent position stating that:
(a)	the Plant and Machinery is charged in favour of the Collateral Agent; and

(b)	the Plant and Machinery must not be disposed of without the prior consent of the Collateral Agent unless permitted under the Credit Agreement.
11.3	INSURANCE POLICIES

11.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Insurance Policies, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default.

(b)	If an Event of Default is continuing:
(i)	the Collateral Agent may exercise (without any further consent or authority on the part of any Chargor and irrespective of any direction given by any Chargor) any of the rights of any Chargor in connection with any amounts payable to it under any of its Insurance Policies;

(ii)	each Chargor must take such steps (at its own cost) as the Collateral Agent may require to enforce those rights; this includes initiating and pursuing legal or arbitration proceedings in the name of that Chargor; and

(iii)	each Chargor must hold any payment received by it under any of its Insurance Policies on trust for the Collateral Agent.
11.5	Notice

Each Chargor must:
(a)	immediately give notice of this Deed to each of the other parties to each of the Insurance Policies by sending a notice substantially in the form of Part 1 of Schedule 3 (Insurance Policies); and

(b)	use all reasonable endeavours to procure that each such other party delivers a letter of undertaking to the Collateral Agent in the form of Part 2 of Schedule 3 (Insurance Policies) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed or, if later, the date of entry into that Primary Contract (as appropriate).
12.	WHEN SECURITY BECOMES ENFORCEABLE

12.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

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12.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders direct or the Administrative Agent may direct.

13.	ENFORCEMENT OF SECURITY

13.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
13.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
13.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

13.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

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(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
13.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on each Chargor.
(b)	Each Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
13.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

14.	ADMINISTRATOR

14.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 12.1, or if any Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of that Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

(c)	In this clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
15.	RECEIVER

15.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

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(ii)	a Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
15.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

15.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

15.4	Agent of each Chargor
(a)	A Receiver will be deemed to be the agent of the relevant Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The relevant Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to a Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
15.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

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16.	POWERS OF RECEIVER

16.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause 16 in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
16.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

16.3	Carry on business

A Receiver may carry on any business of any Chargor in any manner he thinks fit.

16.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by any Chargor.
16.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
16.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures may be severed and sold separately from the property containing them without the consent of the relevant Chargor.

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16.7	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

16.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Security Asset.

16.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

16.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

16.11	Subsidiaries

A Receiver may form a Subsidiary of any Chargor and transfer to that Subsidiary any Security Asset.

16.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

16.13	Lending

A Receiver may lend money or advance credit to any customer of any Chargor.

16.14	Protection of assets

A Receiver may:
(a)	effect any repair or insurance and do any other act which any Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation, in each case as he thinks fit.

16.15	Other powers

A Receiver may:

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(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of any Chargor for any of the above purposes.
17.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
18.	TAXES, EXPENSES AND INDEMNITY
(a)	Each Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 23.2 (Interest).

(c)	The Chargors shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Transaction Security or any judgment given in connection with them, is or at any time may be subject.
19.	DELEGATION

19.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

19.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

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19.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

20.	FURTHER ASSURANCES

Each Chargor must, at its own expense, take whatever action the Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party create a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of any Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.

21.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, each Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which that Chargor is obliged to take under this Deed. Each Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

22.	PRESERVATION OF SECURITY

22.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

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22.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of any Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
22.3	Waiver of defences

The obligations of each Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
22.4	Immediate recourse

Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from that Chargor under this Deed.

22.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of any Chargor under this Deed:

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(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts;

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of that Chargor‘s liability under this Deed.
22.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
no Chargor will, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
Each Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.

22.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party.

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
22.8	Delivery of documents

To the extent any Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously

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delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, such Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

22.9	Security held by Chargor

No Chargor may, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of that Chargor’s liability under this Deed. Each Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

23.	MISCELLANEOUS

23.1	Covenant to pay

Each Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Loan Documents.

23.2	Interest

If a Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

23.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

23.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
23.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account a Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.

23.6	Notice of assignment

This Deed constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other member of the Group and contained in any Loan Document.

23.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

23.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of any Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
24.	LOAN PARTIES
(a)	All communications under this Deed to or from a Secured Party must be sent through the Collateral Agent or Administrative Agent.

(b)	Each Chargor irrevocably appoints Novelis Europe to act as its agent:
(i)	to give and receive all communications under the Security Documents or this Deed;

(ii)	to supply all information concerning itself to any Secured Party; and

(iii)	to agree and sign all documents under or in connection with this Deed without further reference to any Loan Party; this includes any amendment or waiver of this Deed which would otherwise have required the consent of the Loan Parties.
(c)	Novelis Europe hereby accepts the appointment under Clause 24(b)

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(d)	Any communication given to Novelis Europe in connection with this Deed will be deemed to have been given also to the other Loan Parties that are party to this Deed.

(e)	The Collateral Agent may assume that any communication made by Novelis Europe is made with the consent of each Loan Party that is party to this Deed.
25.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder.

26.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

27.	NOTICES

27.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

27.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 27.2(b) below or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 27.2(a) above, the address of each Chargor shall be:

Novelis Europe Holdings Limited
Latchford Locks Works
Thelwell Lane
Warrington
Cheshire
United Kingdom
Attention: David Sneddon

with a copy to

Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH

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Switzerland
Attention: Legal Department
27.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
27.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 27.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

27.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
28.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

29.	ENFORCEMENT

29.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

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(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. Each Chargor agrees not to argue to the contrary and waives objection to the provisions of this clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
29.2	Waiver of immunity
(a)	Each Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
29.3	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1
REAL PROPERTY
A. Original Property

Legal Owner	Title No.	Description
Novelis UK Ltd	WA915530	Rogerstone Works, Rogerstone

Novelis UK Ltd	CYM94747	Land at Rogerstone Works (Triangle)

Novelis UK Ltd	CYM94951	Land at Tregwilym Road, Rogerstone

Novelis UK Ltd	CYM94762	Land at Tregwilym Road being the former site of numbers 115, 117, 119 and 121, Rogerstone

Novelis UK Ltd	WA989793	127 Tregwilym Road, Rogerstone

Novelis UK Ltd	WA989794	The Cottage, Fieldsview, Tregwilym Road Rogerstone

Novelis UK Ltd	CYM431473	Land on west side of Tregwilym Road Rogerstone

Novelis UK Ltd	CH449717	Latchford Works, Thelwall Lane, Warrington

Novelis UK Ltd	CH492388	Land lying to the north west of Thelwall Lane, Warrington

Novelis UK Ltd	CH469667	Land on the north side of Thelwall Lane, Latchford

Novelis UK Ltd	CH469669	Land and buildings lying to the north of Thelwall Lane, Warrington

Novelis UK Ltd	SL186994	Land at Bridgnorth Aluminium Stourbridge Road Bridgnorth
B.	Excluded Real Property

Legal Owner	Title No.	Description	Term
A Banbury
Novelis UK Ltd	Unregistered title	Leasehold property known as Fifth Floor, Beaumont House, Southam, Road, Banbury, Oxfordshire as demised by a Lease dated 8 August 2003 made between Beryland Limited (1) and British Alcan Aluminium Plc (2)	31 July 2003 and expiring on 30 July 2013

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Legal Owner	Title No.	Description	Term
B Latchford
Novelis UK Ltd	CH469668	Leasehold property known as land on the north side of Thelwall Lane, Warrington	29th April, 1991 to 29th April 2021

C Walsall
Novelis UK Ltd	Unregistered Title	Leasehold premises at Unit 501, Axcess 10 Business Park Bentley Road South Walsall West Midlands as demised by a lease dated 28 April 2003 made between Axa Sunlife plc (1) Universal Express Limited (2) Brant Logistics Services NV (3) Axcess 10 Management Company Limited (4)	1 March 2002 to 29 February 2012
PART 2
CHARGED SHARES

		Name of	Name of nominee (if	Class of shares held
		Charged	any) by whom shares		Number of
Chargor		Company	are held		shares held

Novelis	Europe	Novelis UK Ltd		Ordinary	167,997,356
Holdings
Limited
Novelis	Europe	Novelis Services		Ordinary	10,000
Holdings Limited		Limited
PART 3
SPECIFIC PLANT AND MACHINERY

Chargor	Description
PART 4
SECURITY CONTRACTS

A. Primary Contracts
Chargor	Description
Novelis UK Ltd	Cash management agreement dated 1 Feberuary 2007 between, inter alios, Novelis AG and Novelis UK Ltd

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A. Primary Contracts
Chargor	Description
Novelis UK Ltd	ACMS agreement dated 15 January 2007 between, inter alios, Commerzbank AG, Novelis AG and Novelis UK Ltd

Novelis UK Ltd	Cash management agreement dated 14 January 2010 between, inter alios, Novelis AG and Novelis UK Ltd

Novelis UK Ltd	Sale and purchase agreement dated 5 November 2010 between Novelis UK Ltd and Hindalco Industries Limited

Novelis UK Ltd	Transactional Banking Services Agreement dated on or around 17 December 2010 between Novelis UK Ltd and Deutsche Bank AG

Novelis Europe Holdings Limited	Cash management agreement dated 1 Feberuary 2007 between, inter alios, Novelis AG and Novelis Europe Holdings Limited

Novelis Europe Holdings Limited	Cash management agreement dated 14 January 2010 between, inter alios, Novelis AG and Novelis Europe Holdings Limited

Novelis Europe Holdings Limited	Intercompany term promissory note dated 30 September 2010 issued to Novelis AG

Novelis Europe Holdings Limited	Transactional Banking Services Agreement dated on or about 17 December 2010 between Novelis Europe Holdings Limited and Deutsche Bank AG
Novelis Services Limited	Cash management agreement dated 14 January 2010 between, inter alios, Novelis AG and Novelis Services Limited

Novelis Services Limited	Transactional Banking Services Agreement dated on or around 17 December 2010 between Novelis Services and Deutsche Bank AG

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A. Primary Contracts
Chargor	Description

Novelis Services Limited	Intercompany term promissory note dated 1 October 2008 issued to Novelis Brand LLC

Novelis Services Limited	License and sublicense agreements dated 1 October 2008 entered into between, inter alios, Novelis Services Limited and certain subsidiaries of Novelis Inc.

Novelis Services Limited	Supply of Industrial Technology and Technical Assistance Agreements dated 27 June 2008 entered into between, inter alios, Novelis Services Limited and Novelis Brasil

B. Secondary Contracts
PART 5
SPECIFIC INTELLECTUAL PROPERTY

	Owner Named on
Trademark	Register	Class	Registration No	CTM	Filing Date	Expiry Date
THINKCANS & DEVICE	Novelis UK Ltd (Latchford)	35	2392058	X	16 May 2005	16 May 2015
PART 6
SECURITY ACCOUNTS

Account Bank	Account Numbers	Account Name
HSBC Bank plc		Novelis UK Ltd

City of London Corporate Office		Novelis UK Ltd

Novelis Europe Holdings Limited

Canary Wharf		Novelis UK Ltd.

London

E14 5HQ

Sort Code: 40-02-50

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Account Bank	Account Numbers	Account Name
HSBC Bank plc		Novelis UK Ltd.

City of London Corporate Office

Canary Wharf

London

E14 5HQ

Sort Code: 40-05-15

Novelis Europe Holdings Limited

Commerzbank AG,		Novelis UK Ltd

London Branch

60 Gracechurch Street

London EC3V 0HR

Sort Code: 40-62-01

Deutsche Bank AG, London Branch		Novelis Europe Holdings Limited

Winchester House

1 Winchester Street

London EC2N 2DB

Deutsche Bank AG, London Branch		Novelis UK Ltd

Winchester House

1 Winchester Street

London EC2N 2DB

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Account Bank	Account Numbers	Account Name

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To:       [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b) (i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;
(c) (i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and
(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;
(d) (i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and
(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;
(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;
(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;
(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

53

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;
(b)	have not received notice of any outstanding interest of any third party in any Security Account;
(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;
(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

54

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;
(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;
(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and
(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

55

PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR INSURANCE POLICIES
PART 1
FORM OF NOTICE OF ASSIGNMENT
(for attachment by way of endorsement to the insurance policies)
To: [Insurer]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America, N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with you by or on behalf of it or under which it has a right to claim (each an Insurance) and all of its rights in connection with those amounts; and
2.	SECOND, subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A. as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any Insurance and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability Insurance and required to settle a liability of a Loan Party (as defined in the Term Loan Security Agreement) or a Loan Party (as defined in the Revolving Credit Security Agreement) to a third party.
We confirm that:
(i)	the Chargor will remain liable under [the] [each] Insurance to perform all the obligations assumed by it under [the] [that] Insurance;

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(ii)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance; and
(iii)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Insurance and you should continue to give notices under [the] [each] Insurance to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, unless the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent otherwise agrees in writing:
(d)	all amounts payable to the Chargor under [the] [each] Insurance must be paid to the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent; and
(e)	any rights of the Chargor in connection with those amounts will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Insurance[s] without the prior consent of the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please note on the relevant contracts:
(i)	FIRST the Term Loan Collateral Agent’s interest as loss payee and the Term Loan Collateral Agent’s interest as first priority assignee of those amounts and rights; and
(ii)	SECOND the Revolving Credit Collateral Agent’s interest as loss payee and the Revolving Credit Collateral Agent’s interest as first priority assignee of those amounts and rights, and send to the Term Loan Collateral Agent at [•] and Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.

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The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law.
Yours faithfully,

For [Chargor]

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PART 2
FORM OF LETTER OF UNDERTAKING
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [•] on behalf of [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment by the Chargor upon the terms of the Term Loan Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment by the Chargor upon the terms of the Revolving Credit Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
In consideration of your agreeing to the Chargor continuing their insurance arrangements with us we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	confirm that we have not received notice of the interest of any third party in those amounts and rights;
3.	undertake to note on the relevant contracts FIRST the interest of the Term Loan Collateral Agent as loss payee and as first priority assignee of those amounts and rights and SECOND the Revolving Credit Collateral Agent’s interest as loss payee and as first priority assignee of those amounts and rights;
4.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to those contracts which the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as

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defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
5.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of any of those contracts and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any other Secured Party (as defined in the Revolving Credit Security Agreement) to remedy that breach; and
6.	undertake not to amend or waive any term of or terminate any of those contracts on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the S Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

for [Insurer]

62

SCHEDULE 4
FORMS OF LETTER FOR PRIMARY CONTRACTS
PART 1
NOTICE TO COUNTERPARTY
To:       [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Primary Contract(s)] (the Primary Contract[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the [Secured Parties] referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Primary Contract[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Primary Contract to perform all the obligations assumed by it under [the] [that] Primary Contract;
(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract; and
(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Primary Contract and you should continue to give notice under [the] [each] Primary Contract to the relevant Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit

63

Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Primary Contract[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Primary Contract(s)] (the Primary Contract[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Primary Contract[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Primary Contract[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Primary Contract[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Primary Contract[s] and to allow Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

65

5.	undertake not to amend or waive any term of or terminate [the] [any of those] Primary Contract[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

66

SCHEDULE 5
FORM OF DEED OF ACCESSION
THIS DEED is dated [     ]
BETWEEN:
(1)	[•] (registered number [•]) with its registered office at [•] (the Additional Chargor);
(2)	NOVELIS EUROPE HOLDINGS LIMITED for itself and as agent for each of the Chargors under and as defined in the Security Agreement referred to below; and
(3)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties under and as defined in the Security Agreement referred to below (the Collateral Agent).
BACKGROUND:
(A) The Additional Chargor is a subsidiary of Novelis Inc.
(B)	The Chargors have entered into a guarantee and security agreement dated [•] with the Collateral Agent (the Security Agreement).
(C)	The Additional Chargor has agreed to enter into this Deed and to become a Chargor under the Security Agreement and the Security Trust Deed.
(D)	The Additional Chargor will also, by execution of a separate instruments, become a party to the Intercreditor Agreement as a Loan Party and the Security Trust Deed as a Chargor.
(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	Interpretation
Terms defined in the Security Agreement have the same meaning in this Deed (including its Recitals) unless given a different meaning in this Deed. This Deed is a Loan Document.
2. Accession
(a)	With effect from the date of this Deed the Additional Chargor:
(i)	will become a party to the Security Agreement as a Chargor; and
(ii)	will be bound by all the terms of the Security Agreement which are expressed to be binding on a Chargor, including without limitation, the guarantee contained in clause 2 of the Security Agreement.
3.	Security

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Without limiting the generality of the other provisions of this Deed and the Security Agreement, the Additional Chargor:
(a)	charges by way of a first legal mortgage all estates or interests in any freehold or leasehold property owned by it (save for Excluded Real Property) and specified in part 1A of the schedule to this Deed;
(b)	charges by way of a first legal mortgage all shares owned by it and specified in part 2 of the schedule to this Deed;
(c)	charges by way of a fixed charge all plant, machinery, computers, office equipment or vehicles specified in part 3 of the schedule to this Deed;
(d)	assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of the agreements specified in part 4 of the schedule to this Deed;
(e)	charges by way of a fixed charge all of its rights in respect of any Intellectual Property specified in part 5 of the schedule to this Deed; and
(f)	charges by way of a fixed charge all of its rights in respect of any amount standing to the credit of any Security Account specified in part 6 of the schedule to this Deed.
4.	Miscellaneous
With effect from the date of this Deed:
(a)	the Security Agreement will be read and construed for all purposes, and the Additional Chargor will take all steps and actions (including serving any notices), as if the Additional Chargor had been an original party in the capacity of Chargor (but so that the security created on this accession will be created on the date of this Deed);
(b)	any reference in the Security Agreement to this Deed and similar phrases will include this Deed and all references in the Security Agreement to Schedule 1 (or any part of it) will include a reference to the schedule to this Deed (or relevant part of it); and
(c)	Novelis Europe Holdings Limited, for itself and as agent for each of the Chargors under the Security Agreement, agrees to all matters provided for in this Deed.
5.	Law
This Deed is governed by English law.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE TO DEED OF ACCESSION
PART 1
REAL PROPERTY
A. Original Property
Freehold/Leasehold       Description
B. Excluded Real Property
Leasehold       Description
PART 2
SHARES

Name of company in	Name of nominee (if
which shares are	any) by whom shares		Number of shares
held	are held	Class of shares held	held
[ ]	[ ]	[ ]	[ ]
PART 3
SPECIFIC PLANT AND MACHINERY
Description
PART 4
SECURITY CONTRACTS
     A. Primary Contracts
Description
[e.g. Hedging Documents]
[e.g. Acquisition Documents]
[e.g. Intercompany Loan Agreements]
     B. Secondary Contracts
PART 5
SPECIFIC INTELLECTUAL PROPERTY RIGHTS
Description

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[PART 6
SECURITY ACCOUNTS
Account number       Sort code]

70

SIGNATORIES (TO DEED OF ACCESSION)
The Additional Chargor

Executed as a Deed by	)	Director

[ ] acting by a director in the presence of a witness:	)

)

)

Signature of witness

Name of witness

Address of witness

Occupation of witness

Novelis Europe Holdings Limited

Executed as a Deed by	)	Director

NOVELIS EUROPE HOLDINGS LIMITED (for itself and as agent for each of the Chargors party to the Security Agreement referred to in this Deed) acting by a director in the presence of a witness:	)
)

Signature of witness

Name of witness

Address of witness

Occupation of witness

The Collateral Agent

71

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent acting by authorised signatory:

Authorised Signatory

72

SIGNATORIES (GUARANTEE AND SECURITY AGREEMENT)

SIGNED as a Deed by	)	Attorney

NOVELIS UK LTD acting by its attorney in the	)
presence of a witness:
)

)

Signature of witness

Name of witness

Address of witness

Occupation of witness

73

SIGNED as a Deed by	)	Attorney

NOVELIS SERVICES LIMITED acting by its attorney in the presence of a witness:	) )

)

Signature of witness

Name of witness

Address of witness

Occupation of witness

74

SIGNED as a Deed by	)	Attorney

NOVELIS EUROPE HOLDINGS LIMITED acting by its attorney in the presence of a witness:	) )

)

Signature of witness

Name of witness

Address of witness

Occupation of witness

75

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent acting by authorised signatory:

Christopher Kelly Wall, Managing Director

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     Exhibit M4
Execution copy December 17, 2010

Agreement
between
Novelis Technology AG
Neuhausen am Rheinfall, Switzerland
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Trade Receivables, Intercompany Receivables
and Bank Accounts

Assignment Agreement (Novelis Technology AG)
INDEX

1. INTERPRETATION	4
2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	7
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5. REPRESENTATIONS AND WARRANTIES	12
6. FURTHER ASSURANCES OF THE ASSIGNOR	13
7. POWERS OF ATTORNEY	13
8. ASSIGNMENTS AND TRANSFERS	13
9. EFFECTIVENESS OF ASSIGNMENT	13
10. COSTS AND EXPENSES	14
11. NOTICES	14
12. SUCCESSOR AGENT	15
13. SEVERABILITY	15
14. WAIVERS AND MODIFICATIONS	15
15. COUNTERPARTS	16
16. LAW AND JURISDICTION	16
SCHEDULE 1	20
SCHEDULE 2	21
SCHEDULE 3	22
SCHEDULE 4	23
SCHEDULE 5	24
SCHEDULE 6	26

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Assignment Agreement (Novelis Technology AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Technology AG, a company incorporated under the laws of Switzerland, having its seat at Zentralstrasse 100, 8212 Neuhausen am Rheinfall, Switzerland, (the “Assignor”);
and
(2)	Bank of America, N.A. a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).

(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower) AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.

(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Assignor has agreed to assign (i) the Assigned Receivables, (ii) the Assigned Intercompany Receivables and (iii) the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Intercompany Receivables” means all current or future receivables owed by Affiliates to Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations); Currently existing Assigned Intercompany Receivables are listed in Schedule 2;

“Assigned Receivables” means all current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of

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Obligations) but excluding any Excluded Receivables; Currently existing Assigned Receivables are listed in Schedule 3;

“Assignment” means the assignments by the Assignor of the Assigned Intercompany Receivables, Assigned Receivables and Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;

“Excluded Receivables” means any current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) which have been transferred to Novelis AG pursuant to a receivables purchase agreement between the Assignor and Novelis AG which has been approved in writing by the Administrative Agent (as defined in the Revolving Credit Agreement);

“Notice of Assignment to Affiliates” means the notice substantially in the form of Schedule 4 to this Agreement;

“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 5 to this Agreement;

“Notice of Assignment to Debtors” means the notice substantially in the form of Schedule 6 to this Agreement;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

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“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement).

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

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2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of effecting the Assignment, the Assignor hereby:

2.2.1	assigns by way of security to the Collateral Agent and the Secured Parties, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.2.2	subject as set out in Section 2.11.2, transfers to the Collateral Agent all documents evidencing the existing Assigned Receivables, the existing Assigned Intercompany Receivables and the existing Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, Intercompany note, exchange of letters, fax or e-mail).

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	Except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Intercompany Receivables and

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the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010), a list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 to 3 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 to 3 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 5. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks listed in Schedule 5 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions,

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which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	Within 5 Business Days from the Closing Date, the Assignor shall notify its respective Affiliates of the assignment by way of security of the Assigned Intercompany Receivables by delivering to such Affiliate a Notice of Assignment to Affiliates substantially in the form of Schedule 4. The Assignor shall simultaneously send a copy of any Notice of Assignment to Affiliates to the Collateral Agent.

2.9	Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to collect any Assigned Receivables for as long as no Event of Default has occurred and is continuing, and until such time as notified by the Collateral Agent, provided the proceeds of such Assigned Receivables are credited on the Assigned Bank Accounts.

2.10	With respect to any Assigned Intercompany Receivable and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to:

2.10.1	notify immediately the appropriate debtor of Assigned Intercompany Receivables or Assigned Bank Accounts by using the appropriate notification form; and

2.10.2	transfer to the Collateral Agent all documents evidencing such Assigned Intercompany Receivables and Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

2.11	With respect to any Assigned Receivable arising after the date hereof, the Assignor undertakes to:

2.11.1	instruct the debtor of such Assigned Receivable to discharge its obligations in relation thereto exclusively on one of the Assigned Bank Accounts; and

2.11.2	upon the reasonable request of the Collateral Agent in accordance with the Credit Agreements and upon giving appropriate prior notice, allow representatives of the Collateral Agent to inspect, during normal business hours, all documents evidencing such Assigned Receivable (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail.

2.12	Within 5 calendar days after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall notify its current and future debtors of Assigned Receivables of the Assignment by delivering to such debtors a Notice of

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Assignment to Debtors substantially in the form of Schedule 6 but, where necessary or appropriate, in the respective language of the addressee. The Assignor shall simultaneously send a copy of any Notice of Assignment to Debtors to the Collateral Agent.

2.13	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts.

2.14	Before the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor undertakes that the Assigned Receivables and the Assigned Intercompany Receivables be paid onto the Assigned Bank Accounts as set out in Schedule 1.

2.15	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the Affiliates of such Assignor (except for the (direct or indirect) Subsidiaries of such Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Intercompany Receivables or the Assigned Bank Accounts:

4.1.1	in the form of Schedule 4 to this Agreement with respect to Assigned Intercompany Receivables;

4.1.2	in the form of Schedule 5 to this Agreement with respect to Assigned Bank Accounts.

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4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts and Assigned Intercompany Receivables to the relevant debtors following the receipt of up-dated Schedule 1 or Schedule 2 in accordance with Section 2.4.4.

4.3	The Collateral Agent has the right to request that the Assignor transfers to the Collateral Agent all documents evidencing the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

4.4	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to request immediately the Assignor to notify the debtors of the Assigned Receivables of the Assignment, and, if the Collateral Agent has not received evidence of such notification within five calendar days in accordance with Section 2.12, the Collateral Agent shall be entitled to notify on its own, the Assignment in respect of all or part of the Assigned Receivables to the relevant debtors by a Notice of Assignment to Debtors substantially in the form of Schedule 6 to this Agreement.

4.5	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing or, with respect to the Assigned Receivables exclusively, 5 calendar days after such notification:

4.5.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.5.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

4.5.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.5.4	to the extent that collection of any Assigned Receivable, any Assigned Intercompany Receivable and/or any Assigned Bank Account is not possible or is deemed unduly

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burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

4.6	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts are and will continue to be (and any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Receivables, the

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Assigned Intercompany Receivables and the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single

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or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Assignor
Novelis Technology AG
Address: Zentralstrasse 100
               CH- 8212 Neuhausen am Rheinfall

Attn:       Legal Department
with a copy to:
Novelis AG
Address: Sternenfeldstrasse 19
               CH- 8700, Küsnacht

Attn:       Legal Department
b)	if to the Collateral Agent
Bank of America, N.A.

Address  135 S. LaSalle, Suite 927, IL4-135-09-27
               Chicago, Illinois 60603
Attn:       Account Officer
Fax:         +1 312-453-5555

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or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

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15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that

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a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Revolving Secured Parties and as sub-agent and bailee for the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis Technology AG)
SIGNATURE PAGE
Bank of America N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Assignment Agreement (Novelis Technology AG)
SIGNATURE PAGE
Novelis Technology AG,
as Assignor
Date:
Date:

By:			By:

	Name:	David Sneddon		Name:	Antonio Tadeu Coelho Nardocci
	Title:	Director		Title:	Chairman

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Assignment Agreement (Novelis Technology AG)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
Credit Suisse	Zürich		Novelis Technology AG

20/25

SCHEDULE 2
LIST OF INTERCOMPANY RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Intercompany Receivables listed in the following document:

SCHEDULE 3
LIST OF TRADE RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Receivables listed immediately below:

Debtors	Nature of Claims	Amount	Maturity	Guarantee	Security / Interest
NO TRADE RECEIVABLES AS OF THE DATE OF THIS AGREEMENT

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SCHEDULE 4
NOTICE OF ASSIGNMENT TO AFFILIATES
[Letterhead of the Assignor]

Name of Intercompany
Debtor

[Address of Debtor]
BY REGISTERED MAIL
[Place/Date]
Re: Notification of Assignment
Dear Sirs,
By the present letter, you are hereby notified that we (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all its present and future receivables against your company (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium lenders.
Therefore, we would be grateful if you could confirm that any payments in fulfillment of present and future claims, which we may from time to time have against you, shall be paid exclusively to the Collateral Agent in the event of a notice given to you by the Collateral Agent to that effect.
Such notice shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of Intercompany Debtor] attn. [insert name of responsible person[s]], Fax [...].
Please note that you remain fully liable towards the Collateral Agent for all payments made directly to us after receipt of the aforementioned notice.
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

Very truly yours,	Agreed and Acknowledged:
[name of the Intercompany Debtor]
[Assignor]

[authorized signatories]	[authorized signatories]

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SCHEDULE 5
NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]

[Name of the Bank Account Bank]

[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”) with you in connection with which we have sent you a notification of assignment dated [•], 2007.
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [•], 2010 into a new assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation, you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

24/25

We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of Bank]
[authorized signatories]

[authorized signatories]

Agreed and Acknowledged by:

Bank of America N.A.

[authorized signatories]

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SCHEDULE 6
NOTICE OF ASSIGNMENT TO DEBTORS
[Letterhead of the Assignor]

[Name of the Debtor]
[Address of the Debtor]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
We refer to the [contract and other particulars identifying the Assigned Receivables in relation to the relevant trade debtor of the relevant Assignor].
You are hereby notified that Novelis Technology AG (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”) whereby current and future trade receivables owing by the customers to the Assignor (the “Assigned Receivables”) have been assigned to the Collateral Agent, acting on behalf of a consortium of lenders, irrespective of whether currently due and payable or becoming due and payable in the future.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to collect the Assigned Receivables at certain conditions. The revocation of such power of attorney shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of debtor] attn. [insert name of responsible person[s]], Fax [...]. Upon revocation you may only validly discharge your obligations in respect of the Assigned Receivables by payment to the Collateral Agent. [Assignor/Collateral Agent]
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of debtor]
[authorized signatories]

[authorized signatories]

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Execution copy December 17, 2010

GUARANTEE
granted by
Novelis Technology AG
Neuhausen am Rheinfall, Switzerland
to
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to
certain obligations of the Loan Parties under the Term Loan Agreement dated as of or about 17 December 2010.

Novelis Technology AG: Term Loan Guarantee Agreement
INDEX

1. DEFINITIONS AND INTERPRETATION	3
2. GUARANTEE	4
3. UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	7
4. GUARANTOR’S UNDERTAKINGS	9
5. REPRESENTATIONS AND WARRANTIES	9
6. ASSIGNMENTS AND TRANSFERS	10
7. COSTS AND EXPENSES	10
8. NOTICES	10
9. SUCCESSOR AGENT	11
10. SEVERABILITY	11
11. WAIVERS AND MODIFICATIONS	12
12. COUNTERPARTS	12
13. LAW AND JURISDICTION	12

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Novelis Technology AG: Term Loan Guarantee Agreement
This Guarantee (the “Guarantee”) is made between:
(1)	Novelis Technology AG, a company incorporated under the laws of Switzerland, having its seat at Zentralstrasse 100, 8212 Neuhausen am Rheinfall, Switzerland (the “Guarantor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in the Term Loan Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
PREAMBLE:
(A)	The Guarantor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties (as defined in the Term Loan Agreement) of their obligations under the Term Loan Agreement, as further defined in this Guarantee.
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Guarantee:
“Business Day” means one day on which the commercial banks in Zurich are open for normal business transactions;

“Guaranteed Obligations” means the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue after the commencement of a case under Title 11 of the United States

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Novelis Technology AG: Term Loan Guarantee Agreement
Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law) but for the provisions of the Title 11 of the United States Code (or other Debtor Relief Law) or that accrue after the commencement of a case under Title 11 of the United States Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law, whether or not allowed) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document (including any Hedging Agreement entered into with a counterparty that is a Secured Party), and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Term Loan Agreement.
1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
2.	GUARANTEE

2.1	In accordance with Article 111 of the Swiss Code of Obligations, the Guarantor, acting as primary and independent obligor and not merely as a surety (“Bürge”/“Caution” within the meaning of Articles 492 ss. of the Swiss Code of Obligations), hereby unconditionally (subject to Section 3 below) and absolutely guarantees, on a first demand basis, the prompt and complete payment and performance by the Loan Parties of the Guaranteed Obligations.

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Novelis Technology AG: Term Loan Guarantee Agreement
2.2	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined by reference to the Term Loan Agreement, and the Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.
2.3	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, (subject to Section 3 below) the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.
2.4	The Collateral Agent will make any demand for damages under Section 2.3 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.
2.5	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Term Loan Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.
2.6	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as

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Novelis Technology AG: Term Loan Guarantee Agreement
it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.
2.7	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Term Loan Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Term Loan Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.8	This Guarantee will be valid and will remain in full force until such time as the Guaranteed Obligations, as applicable have been paid and discharged in full, and no further Guaranteed Obligations are capable of arising thereafter.

2.9	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Term Loan Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.
2.10	Notwithstanding anything herein to the contrary, this Guarantee and the exercise of any

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Novelis Technology AG: Term Loan Guarantee Agreement
right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of or about December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act, Novelis Corproration, a Texas corporation, Novelis Pae Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminium Upstream Holdings LLC, a Delaware limited liability company, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the Guarantor and other guarantors party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof shall govern and control the exercise of remedies by Collateral Agent.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX
3.1	If and to the extent that (i) the obligations of the Guarantor under this Agreement are for the exclusive benefit of the Guarantor’s Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries) and (ii) complying with the obligations under this Agreement would constitute a repayment of capital (“restitution des apports”/“Einlagerückgewähr”) or the payment of a (constructive) dividend (“distribution de dividende”/“Gewinnausschüttung”), the following shall apply:
(i)	The aggregate obligations under the Guarantee of the Guarantor shall be limited to the maximum amount of the Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time such company makes a payment under the Guarantee (provided such limitation is still a legal requirement under Swiss law at that time);

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Novelis Technology AG: Term Loan Guarantee Agreement
(ii)	Immediately after having been requested to make a payment under the Guarantee (the “Guarantee Payment”), the Guarantor will (a) provide the Collateral Agent, within twenty (20) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Guarantor under the Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (b) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to Section 3.2 below, pay (i) the Guarantee Payment in full or (ii) the Available Amount, whichever is less (in any case, less, if required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”)).
(iii)	If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this Guarantee or the Security Documents, the Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this Guarantee or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration, and the Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax. The Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Guaranteed Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this Guarantee. This subsection (iii) is without prejudice to the gross-up or indemnification obligations under the Term Loan Agreement.
3.2	The Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any

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Novelis Technology AG: Term Loan Guarantee Agreement
other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this Guarantee or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this Guarantee or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
4.	GUARANTOR’S UNDERTAKINGS
4.1	The Guarantor agrees and undertakes:
4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favor of the applicable Secured Parties;
4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and
4.1.3	not to create or allow to subsist any security interest, except as permitted under the Term Loan Agreement or as provided for by mandatory provisions of Swiss law over or in respect of its assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.
5.	REPRESENTATIONS AND WARRANTIES
5.1	Without prejudice to the representations and warranties made under the Term Loan Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to

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Novelis Technology AG: Term Loan Guarantee Agreement
carry on its business as currently conducted; and

5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) creates a valid, effective and independent guarantee within the meaning of article 111 of the Swiss Code of Obligations in favor of the Collateral Agent and the applicable Secured Parties.

6.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as otherwise provided in the Term Loan Agreement. Nothing in this Guarantee shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Term Loan Agreement, as the case may be in accordance with the relevant provisions of such agreement.

7.	COSTS AND EXPENSES

The Guarantors shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

8.	NOTICES

All notices or other communications made or given in connection with this Guarantee shall be made by facsimile or letter as follows:
a)	if to the Guarantor

Novelis Technology AG
Address:	Zentralstrasse 100
CH- 8212 Neuhausen am Rheinfall

Attn:	Legal Department

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Novelis Technology AG: Term Loan Guarantee Agreement
with a copy to:

Novelis AG
Address:	Sternenfeldstrasse 19
CH- 8700 Küsnacht

Attn:	Legal Department

b)	if to the Collateral Agent

Bank of America, N.A.
Address	1455 Market Street San Francisco, CA 94103

Attn:	Bridget Manduk

Fax:	+1 415 503 5011

Phone:	+1 415 436 1097

or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Guarantee. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

9.	SUCCESSOR AGENT

If a successor of the Term Loan Collateral Agent is appointed pursuant to the relevant provisions of the Term Loan Agreement, the Collateral Agent hereunder will automatically be replaced by the successor Term Loan Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Term Loan Collateral Agent.

10.	SEVERABILITY

If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that

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Novelis Technology AG: Term Loan Guarantee Agreement
jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

11.	WAIVERS AND MODIFICATIONS

This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Term Loan Agreement.

12.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Switzerland.

13.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.

13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Term Loan Agreement, provided that a legal action or proceeding under the Term Loan Agreement is already pending before such court or a claim under the Term Loan Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

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Novelis Technology AG: Term Loan Guarantee Agreement
13.4	The Guarantor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Novelis Technology AG: Term Loan Guarantee Agreement
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

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Novelis Technology AG: Term Loan Guarantee Agreement
SIGNATURE PAGE
Novelis Technology AG,
as Guarantor
Date:

By:		By:

	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

15/15

Execution copy December 17, 2010
Agreement
between
Novelis AG
Küsnacht, Switzerland
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Trade Receivables, Intercompany Receivables
and Bank Accounts

Assignment Agreement (Novelis AG)
INDEX

1. INTERPRETATION	4
2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5. REPRESENTATIONS AND WARRANTIES	12
6. FURTHER ASSURANCES OF THE ASSIGNOR	12
7. POWERS OF ATTORNEY	13
8. ASSIGNMENTS AND TRANSFERS	13
9. EFFECTIVENESS OF ASSIGNMENT	13
10. COSTS AND EXPENSES	14
11. NOTICES	14
12. SUCCESSOR AGENT	15
13. SEVERABILITY	15
14. WAIVERS AND MODIFICATIONS	15
15. COUNTERPARTS	15
16. LAW AND JURISDICTION	15
SCHEDULE 1	19
SCHEDULE 2	20
SCHEDULE 3	21
SCHEDULE 4	22
SCHEDULE 5	23
SCHEDULE 6	25

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Assignment Agreement (Novelis AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Assignor”);
and
(2)	Bank of America N.A. a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).

(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Assignor (each as Borrower) AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.

(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

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(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Assignor has agreed to assign (i) the Assigned Receivables, (ii) the Assigned Intercompany Receivables and (iii) the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Intercompany Receivables” means all current or future receivables owed by Affiliates to Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations); Currently existing Assigned Intercompany Receivables are listed in Schedule 2;

“Assigned Receivables” means all current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) but excluding any receivables purchased pursuant the Receivables Purchase Agreement entered into between Novelis Deutschland GmbH as seller and the Assignor as

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purchaser on or around the date hereof ; Currently existing Assigned Receivables are listed in Schedule 3;

“Assignment” means the assignments by the Assignor of the Assigned Intercompany Receivables, Assigned Receivables and Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;

“Notice of Assignment to Affiliates” means the notice substantially in the form of Schedule 4 to this Agreement;

“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 5 to this Agreement;

“Notice of Assignment to Debtors” means the notice substantially in the form of Schedule 6 to this Agreement;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

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“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of effecting the Assignment, the Assignor hereby:

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2.2.1	assigns by way of security to the Collateral Agent and the Secured Parties, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.2.2	subject as set out in Section 2.11.2, transfers to the Collateral Agent all documents evidencing the existing Assigned Receivables, the existing Assigned Intercompany Receivables and the existing Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, Intercompany note, exchange of letters, fax or e-mail).

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	Except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010 ), a list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 to 3 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral

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Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 to 3 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 5. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks listed in Schedule 5 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions, which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	Within 5 Business Days from the Closing Date, the Assignor shall notify its respective Affiliates of the assignment by way of security of the Assigned Intercompany Receivables by delivering to such Affiliate a Notice of Assignment to Affiliates substantially in the form of Schedule 4. The Assignor shall simultaneously send a copy of any Notice of Assignment to Affiliates to the Collateral Agent.

2.9	Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to collect any Assigned Receivables for as long as no Event of Default has occurred and is continuing, and until such time as notified by the Collateral Agent,

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provided the proceeds of such Assigned Receivables are credited on the Assigned Bank Accounts.

2.10	With respect to any Assigned Intercompany Receivable and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to:

2.10.1	notify immediately the appropriate debtor of Assigned Intercompany Receivables or Assigned Bank Accounts by using the appropriate notification form; and

2.10.2	transfer to the Collateral Agent all documents evidencing such Assigned Intercompany Receivables and Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

2.11	With respect to any Assigned Receivable arising after the date hereof, the Assignor undertakes to:

2.11.1	instruct the debtor of such Assigned Receivable to discharge its obligations in relation thereto exclusively on one of the Assigned Bank Accounts; and

2.11.2	upon the reasonable request of the Collateral Agent in accordance with the Credit Agreements and upon giving appropriate prior notice, allow representatives of the Collateral Agent to inspect, during normal business hours, all documents evidencing such Assigned Receivable (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail.

2.12	Within 5 calendar days after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall notify its current and future debtors of Assigned Receivables of the Assignment by delivering to such debtors a Notice of Assignment to Debtors substantially in the form of Schedule 6 but, where necessary or appropriate, in the respective language of the addressee. The Assignor shall simultaneously send a copy of any Notice of Assignment to Debtors to the Collateral Agent.

2.13	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts.

2.14	Before the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor undertakes that the Assigned Receivables and the Assigned Intercompany Receivables be paid onto the Assigned Bank Accounts as set out in Schedule 1.

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2.15	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the Affiliates of such Assignor (except for the (direct or indirect) Subsidiaries of such Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Intercompany Receivables or the Assigned Bank Accounts:

4.1.1	in the form of Schedule 4 to this Agreement with respect to Assigned Intercompany Receivables;

4.1.2	in the form of Schedule 5 to this Agreement with respect to Assigned Bank Accounts.

4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts and Assigned Intercompany Receivables to the relevant debtors following the receipt of up-dated Schedule 1 or Schedule 2 in accordance with Section 2.4.4.

4.3	The Collateral Agent has the right to request that the Assignor transfers to the Collateral Agent all documents evidencing the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

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4.4	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to request immediately the Assignor to notify the debtors of the Assigned Receivables of the Assignment, and, if the Collateral Agent has not received evidence of such notification within five calendar days in accordance with Section 2.12, the Collateral Agent shall be entitled to notify on its own, the Assignment in respect of all or part of the Assigned Receivables to the relevant debtors by a Notice of Assignment to Debtors substantially in the form of Schedule 6 to this Agreement.

4.5	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing or, with respect to the Assigned Receivables exclusively, 5 calendar days after such notification:

4.5.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.5.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

4.5.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.5.4	to the extent that collection of any Assigned Receivable, any Assigned Intercompany Receivable and/or any Assigned Bank Account is not possible or is deemed unduly burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

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4.6	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts are and will continue to be (and any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

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7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

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Assignment Agreement (Novelis AG)
10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Assignor

Novelis AG
Address:	Sternenfeldstrasse 19

CH- 8700, Küsnacht
b)	if to the Collateral Agent

Bank of America, N.A.
Address	135 S. LaSalle, Suite 927, IL4-135-09-27 Chicago, Illinois 60603

Attn:	Account Officer

Fax:	+1 312-453-5555
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

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12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the

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relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Revolving Secured Parties and as sub-agent and bailee for the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis AG)
SIGNATURE PAGE

Bank of America, N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Assignment Agreement (Novelis AG)

SIGNATURE PAGE
Novelis AG,
as Assignor
Date:

By:		By:
	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

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Assignment Agreement (Novelis AG)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
Credit Suisse	Zürich		Novelis AG
Credit Suisse	Zürich		Novelis AG
Credit Suisse	Zürich		Novelis AG
Credit Suisse	Zürich		Novelis AG

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SCHEDULE 2
LIST OF INTERCOMPANY RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Intercompany Receivables listed in the following documents:

SCHEDULE 3
LIST OF TRADE RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Receivables listed in the following document:

21/25

SCHEDULE 4
NOTICE OF ASSIGNMENT TO AFFILIATES
[Letterhead of the Assignor]

Name of Intercompany Debtor
[Address of Debtor]
BY REGISTERED MAIL

[Place/Date]
Re: Notification of Assignment

Dear Sirs,
By the present letter, you are hereby notified that we (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all its present and future receivables against your company (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium lenders.
Therefore, we would be grateful if you could confirm that any payments in fulfillment of present and future claims, which we may from time to time have against you, shall be paid exclusively to the Collateral Agent in the event of a notice given to you by the Collateral Agent to that effect.
Such notice shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of Intercompany Debtor] attn. [insert name of responsible person[s]], Fax [...].
Please note that you remain fully liable towards the Collateral Agent for all payments made directly to us after receipt of the aforementioned notice.
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

Very truly yours,	Agreed and Acknowledged:
[Assignor]	[name of the Intercompany Debtor]

[authorized signatories]	[authorized signatories]

22/25

SCHEDULE 5
NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]

[Name of the Bank Account Bank]

[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”) with you in connection with which we have sent you a notification of assignment dated [•], 2007.
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [•], 2010 into a new assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

23/25

We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of Bank]
[authorized signatories]

[authorized signatories]

Agreed and Acknowledged by:

Bank of America N.A.
[authorized signatories]

24/25

SCHEDULE 6
NOTICE OF ASSIGNMENT TO DEBTORS
[Letterhead of the Assignor]

[Name of the Debtor]
[Address of the Debtor]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
We refer to the [contract and other particulars identifying the Assigned Receivables in relation to the relevant trade debtor of the relevant Assignor].
You are hereby notified that Novelis AG (the “Assignor”) and Bank of America N.A. (the “Collateral Agent") have entered into an assignment agreement (the “Agreement”) whereby current and future trade receivables owing by the customers to the Assignor (the “Assigned Receivables”) have been assigned to the Collateral Agent, acting on behalf of a consortium of lenders, irrespective of whether currently due and payable or becoming due and payable in the future.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to collect the Assigned Receivables at certain conditions. The revocation of such power of attorney shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of debtor] attn. [insert name of responsible person[s]], Fax [...]. Upon revocation you may only validly discharge your obligations in respect of the Assigned Receivables by payment to the Collateral Agent. [Assignor/Collateral Agent]
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[authorized signatories]	[name of debtor]

[authorized signatories]

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Execution copy December 17, 2010

GUARANTEE
granted by
Novelis AG
Küsnacht, Switzerland
to
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to
certain obligations of the Loan Parties under the Term Loan Agreement dated as of or about 17 December 2010.

Novelis AG: Term Loan Guarantee Agreement
INDEX

1. DEFINITIONS AND INTERPRETATION	3
2. GUARANTEE	4
3. UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	7
4. GUARANTOR’S UNDERTAKINGS	9
5. REPRESENTATIONS AND WARRANTIES	9
6. ASSIGNMENTS AND TRANSFERS	10
7. COSTS AND EXPENSES	10
8. NOTICES	10
9. SUCCESSOR AGENT	11
10. SEVERABILITY	11
11. WAIVERS AND MODIFICATIONS	11
12. COUNTERPARTS	11
13. LAW AND JURISDICTION	12
2/14

Novelis AG: Term Loan Guarantee Agreement
This Guarantee (the “Guarantee”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Guarantor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in the Term Loan Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
PREAMBLE:
(A)	The Guarantor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).

(B)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties (as defined in the Term Loan Agreement) of their obligations under the Term Loan Agreement, as further defined in this Guarantee.
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee:
“ Business Day” means one day on which the commercial banks in Zurich are open for normal business transactions;

“ Guaranteed Obligations” means the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue after the commencement of a case under Title 11 of the United States Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is
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Novelis AG: Term Loan Guarantee Agreement
filed under Title 11 of the United States Code (or any other Debtor Relief Law) but for the provisions of the Title 11 of the United States Code (or other Debtor Relief Law) or that accrue after the commencement of a case under Title 11 of the United States Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law, whether or not allowed) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document (including any Hedging Agreement entered into with a counterparty that is a Secured Party), and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Term Loan Agreement.

1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

2.	GUARANTEE

2.1	In accordance with Article 111 of the Swiss Code of Obligations, the Guarantor, acting as primary and independent obligor and not merely as a surety (“Bürge"/"Caution” within the meaning of Articles 492 ss. of the Swiss Code of Obligations), hereby unconditionally (subject to Section 3 below) and absolutely guarantees, on a first demand basis, the prompt and complete payment and performance by the Loan Parties of the Guaranteed Obligations.

2.2	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed
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Novelis AG: Term Loan Guarantee Agreement
Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined by reference to the Term Loan Agreement, and the Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.
2.3	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, (subject to Section 3 below) the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.

2.4	The Collateral Agent will make any demand for damages under Section 2.3 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.

2.5	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Term Loan Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.

2.6	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Loan Parties, or any other person or against any collateral security
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Novelis AG: Term Loan Guarantee Agreement
or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.
2.7	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Term Loan Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Term Loan Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.8	This Guarantee will be valid and will remain in full force until such time as the Guaranteed Obligations, as applicable have been paid and discharged in full, and no further Guaranteed Obligations are capable of arising thereafter.

2.9	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Term Loan Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.

2.10	Notwithstanding anything herein to the contrary, this Guarantee and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the
6/14

Novelis AG: Term Loan Guarantee Agreement
Intercreditor Agreement, dated as of or about December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act, Novelis Corproration, a Texas corporation, Novelis Pae Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminium Upstream Holdings LLC, a Delaware limited liability company, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the Guarantor and other guarantors party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof shall govern and control the exercise of remedies by Collateral Agent.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent that (i) the obligations of the Guarantor under this Agreement are for the exclusive benefit of the Guarantor’s Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries) and (ii) complying with the obligations under this Agreement would constitute a repayment of capital (“restitution des apports”/“Einlagerückgewähr”) or the payment of a (constructive) dividend (“distribution de dividende”/“Gewinnausschüttung”), the following shall apply:
(i)	The aggregate obligations under the Guarantee of the Guarantor shall be limited to the maximum amount of the Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time such company makes a payment under the Guarantee (provided such limitation is still a legal requirement under Swiss law at that time);
(ii)	Immediately after having been requested to make a payment under the Guarantee
7/14

Novelis AG: Term Loan Guarantee Agreement
(the “Guarantee Payment”), the Guarantor will (a) provide the Collateral Agent, within twenty (20) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Guarantor under the Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (b) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to Section 3.2 below, pay (i) the Guarantee Payment in full or (ii) the Available Amount, whichever is less (in any case, less, if required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”)).
(iii)	If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this Guarantee or the Security Documents, the Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this Guarantee or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration, and the Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax. The Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Guaranteed Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this Guarantee. This subsection (iii) is without prejudice to the gross-up or indemnification obligations under the Term Loan Agreement.
3.2	The Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any
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Novelis AG: Term Loan Guarantee Agreement
Guarantee Payment under this Guarantee or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this Guarantee or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
4.	GUARANTOR’S UNDERTAKINGS

4.1	The Guarantor agrees and undertakes:

4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favor of the applicable Secured Parties;

4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and

4.1.3	not to create or allow to subsist any security interest, except as permitted under the Term Loan Agreement or as provided for by mandatory provisions of Swiss law over or in respect of its assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Term Loan Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and

5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it
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Novelis AG: Term Loan Guarantee Agreement
pursuant to its terms and (ii) creates a valid, effective and independent guarantee within the meaning of article 111 of the Swiss Code of Obligations in favor of the Collateral Agent and the applicable Secured Parties.
6.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as otherwise provided in the Term Loan Agreement. Nothing in this Guarantee shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Term Loan Agreement, as the case may be in accordance with the relevant provisions of such agreement.

7.	COSTS AND EXPENSES

The Guarantors shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

8.	NOTICES

All notices or other communications made or given in connection with this Guarantee shall be made by facsimile or letter as follows:
a)	if to the Guarantor

Novelis AG
Address:	Sternenfeldstrasse 19
CH- 8700 Küsnacht

Attn:	Legal Department
b)	if to the Collateral Agent

Bank of America, N.A.
Address	1455 Market Street
San Francisco, CA 94103
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Novelis AG: Term Loan Guarantee Agreement
Attn:	Bridget Manduk

Fax:	+1 415 503 5011

Phone:	+1 415 436 1097
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Guarantee. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
9.	SUCCESSOR AGENT

If a successor of the Term Loan Collateral Agent is appointed pursuant to the relevant provisions of the Term Loan Agreement, the Collateral Agent hereunder will automatically be replaced by the successor Term Loan Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Term Loan Collateral Agent.

10.	SEVERABILITY

If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

11.	WAIVERS AND MODIFICATIONS

This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Term Loan Agreement.

12.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, all of which taken
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Novelis AG: Term Loan Guarantee Agreement
together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Switzerland.

13.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.

13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Term Loan Agreement, provided that a legal action or proceeding under the Term Loan Agreement is already pending before such court or a claim under the Term Loan Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

13.4	The Guarantor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such
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Novelis AG: Term Loan Guarantee Agreement
action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES
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Novelis AG: Term Loan Guarantee Agreement
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:

Name: Christopher Kelly Wall
Title: Managing Director
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Novelis AG: Term Loan Guarantee Agreement
SIGNATURE PAGE
Novelis AG,
as Guarantor
Date:

By:		By:
	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman
15/14

Execution copy December 17, 2010

Share Pledge Agreement
between
Novelis AG
Küsnacht, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the entire share capital of Novelis Technology AG

Pledge Agreement (Novelis Technology AG)
INDEX

1. INTERPRETATION	4
2. PLEDGE AND PLEDGOR’S OBLIGATIONS	6
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4. RIGHTS AND OBLIGATIONS OF THE PLEDGEE	10
5. REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	10
6. RELEASE OF THE PLEDGED ASSETS	12
7. REPRESENTATIONS AND WARRANTIES	12
8. FURTHER ASSURANCES OF THE PLEDGOR	13
9. AVOIDANCES OF PAYMENTS	13
10. POWERS OF ATTORNEY	14
11. ASSIGNMENTS AND TRANSFERS	14
12. EFFECTIVENESS OF PLEDGE	14
13. COSTS AND EXPENSES	15
14. NOTICES	15
15. SUCCESSOR AGENT	16
16. SEVERABILITY	16
17. WAIVERS AND MODIFICATIONS	16
18. COUNTERPARTS	16
19. LAW AND JURISDICTION	16
SCHEDULE 1	20

2/20

Pledge Agreement (Novelis Technology AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Pledgor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).

(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.

(C)	On or about December 17, 2010, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Collateral Agent, the Pledgor and other guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties (as defined below) (the “Term Loan Guarantee”).

(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties (as defined below) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this share pledge in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Pledgor has agreed to pledge the entire share capital of Novelis Technology AG, a company incorporated in Switzerland, having its registered office at Zentralstrasse 100, 8212 Neuhausen am Rheinfall, Switzerland (“Novelis Technology”) as security for the Secured Obligations (as defined in Section 1 below) to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined below)).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Company” means Novelis Technology;

“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Company and effected by the board of directors of the Company whether in cash or in the form of additional shares in such Company (stock dividend) or in any other form;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.

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“Enforcement” means the realization of the Pledged Assets;

“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement.

“Last Dividend Payment Date” means in respect of the Shares the date on which Dividends or Secondary Considerations were paid or delivered to the Pledgor in accordance with Swiss law;

“Lex Friedrich” means the Federal Law on Acquisition of Real Property by Foreigners dated December 16, 1984, as amended;

“Participation Rights” shall mean Partizipationsscheine and Genussscheine within the meaning of articles 656a et seq. and article 657 CO of the Company issued as of the date of this Agreement or to be issued in the future;

“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Shares as well as the Dividends and Secondary Consideration that may accrue under the Shares from the Last Dividend Payment Date until the date on which Enforcement takes place;

“Pledged Assets” means the Shares, Dividends and Secondary Consideration that is to be or will be pledged to the Collateral Agent under this Agreement as security for the Secured Obligations;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secondary Consideration” means all consideration of any kind (bonus, shares, etc.) other than Dividends to which the Pledgor may become entitled by virtue of its ownership of the Shares;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

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“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Shares” means the shares in Novelis Technology owned now or in the future by the Pledgor and representing the entire share capital of Novelis Technology, evidenced by the share certificates listed in Schedule 1 to this Agreement, and all securities whatsoever which may substitute the Shares whether by operation of law or otherwise now or hereafter as well as all further shares, participation certificates or other securities that will be issued in the Pledgor’s favor by Novelis Technology after the date hereof;

“Subscription Rights” shall mean the Pledgor’s preemptive right (Bezugsrecht) and advance subscription right (Vorwegzeichnungsrecht) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each

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other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5.	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	PLEDGE AND PLEDGOR’S OBLIGATIONS

2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Shares, Dividends and Secondary Consideration as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties), who accepts such Pledge, all present and future Shares, Dividends and Secondary Consideration and hereby causes the delivery and delivers to the Collateral Agent the following documents:

2.2.1	the certificates representing the Shares, duly endorsed in blank, and Secondary Consideration, existing as of the date of this Agreement;

2.2.2	a copy of the resolution of the Company’s board of directors (i) acknowledging the pledging of the Shares and their delivery to the Collateral Agent and (ii) approving in advance their transfer to any third party acquiror registered by the Collateral Agent on the Shares as endorsee along with its registration in the respective Company’s share register upon Enforcement and presentation of the original share certificates;

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2.2.3	an up to date copy of the Company’s share registers evidencing that the Pledgor is appropriately recorded as owner of the Shares and containing the mention that the Shares are pledged in favor of the Collateral Agent.

The Collateral Agent will acknowledge receipt of the above mentioned documents.

2.3	The Pledgor agrees and undertakes as follows:

2.3.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties;

2.3.2	not to create or allow to subsist any security interest, except as permitted under the Credit Agreements or as provided for by mandatory provisions of Swiss law over or in respect of the Pledged Assets or otherwise sell, transfer or dispose of the Pledged Assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the Secured Parties of the Pledged Assets, except as permitted under the Credit Agreement;

2.3.3	in the case of the issuance of new Shares, to forthwith deliver all new Shares or share certificates in respect of the new Shares to the Collateral Agent, which Shares shall become part of the Pledged Assets subject to the present Agreement;

2.3.4	to ensure that all material documents, notices and other information in respect of the Shares, including the original share certificates duly endorsed, be delivered to the Collateral Agent;

2.3.5	to refrain from causing the distribution, payment or delivery of any Secondary Consideration, except in accordance with the Credit Agreements;

2.3.6	to cooperate with the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 3 of this Agreement;

2.3.7	to abstain from voting in favor of any resolution as regards the Company whereby:

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-	the Company’s current corporate purpose provisions would be amended to an extent which could adversely affect the rights of the Collateral Agent and the Secured Parties hereunder; and

-	such resolutions would violate or be inconsistent with any term of this Agreement or the Credit Agreements;

unless in any of such events, the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties, has granted its prior written consent.
2.4	Until the receipt by the Pledgor of a notification by the Collateral Agent that an Event of Default has occurred and is continuing, the Pledgor shall be entitled to:

2.4.1	receive and retain all Dividends, distributions and other moneys paid on or derived from the Shares and the Secondary Consideration (subject always to the terms of the Credit Agreements), and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Pledgor to collect such Dividends and other moneys paid directly from the Company; and

2.4.2	exercise all voting and other rights and powers attached to the Shares and the Secondary Consideration provided that it will not exercise any such voting rights or powers in a manner prejudicial to the interests of the Collateral Agent or the Secured Parties under this Agreement and the Credit Agreements, and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights in the Shares.

2.5	All rights of the Pledgor to vote or give consent or take any other action as shareholder of the Company, or to receive Dividends directly from, the Company shall cease after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, in which case the Collateral Agent or the new acquiror, as the case may be, shall be entitled to receive Dividends and to vote or give consent or take any other action as shareholder of the Company.

2.6	Subscription Rights shall remain with the Pledgor, provided, however, that all Shares, Participation Rights and other rights acquired by the Pledgor upon exercise of Subscription Rights shall be deemed to be pledged pursuant to Section 2.1 and all share

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certificates and other documents representing such Shares, Participation Rights and other rights shall be transferred to the Collateral Agent pursuant to Section 2.2, in the case of registered shares by share certificates duly endorsed.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of such Pledgor (except for the (direct or indirect) Subsidiaries of such Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE

4.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession for itself and in the name of and on behalf of the Secured Parties. The Collateral Agent shall deposit the Pledged Assets in a safe-deposit box with a reputable bank in New York or Chicago. The Collateral Agent is obliged to take all actions necessary and appropriate for the safekeeping and management of the Pledged Assets.

4.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action being inconsistent with the terms of this Agreement or the Credit Agreements or violating the Pledgor’s rights as shareholder of the Company.

5.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

5.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, it shall be entitled to the following remedies, at the election of the Collateral Agent:

5.1.1	sell to non-affiliated third parties of Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or

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5.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or

5.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice in the field of corporate finance (i.e. discounted cash flow method and variations thereof), it being understood that the Collateral Agent will be entitled to set off the proceeds of such acquisition against the Secured Obligations.

The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 5.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 5.1.3 will be based on the value of the Company as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 5.1.3, their interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting as independent expert in accordance with this Section 5.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.

A realization of the Pledged Assets pursuant to Section 5.1.1 or Section 5.1.3 shall only be permitted after having given the Pledgor five (5) Business Days prior notice thereof.

The Collateral Agent shall exercise its remedies under this provision and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.

5.2	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been a Discharge of the Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days

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of the Discharge of the Senior Lien Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.

5.3	The Collateral Agent shall allocate the proceeds collected pursuant to Section 5.1 and 5.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.

6.	RELEASE OF THE PLEDGED ASSETS

6.1	Upon the date of the Discharge of Senior Lien Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly, and in any event within 5 Business Days from such date, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.

6.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).

6.3	If the Collateral Agent is authorized to release in whole or in part any of the Pledged Assets under both of the Term Loan Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Assets under this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that:

7.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

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7.1.2	it is the sole, legal and beneficial owner of the Shares and such Shares are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, or third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as permitted under the Credit Agreements; the comments on the Company’s share register regarding directors’ qualifying shares are reserved;

7.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;

7.1.4	the Shares have been validly issued and are fully paid; and

7.1.5	no approval is required under the Lex Friedrich to grant a valid, binding and legally enforceable Pledge in respect of the Pledged Assets to the Collateral Agent.

8.	FURTHER ASSURANCES OF THE PLEDGOR

The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.

9.	AVOIDANCES OF PAYMENTS

Any settlement, discharge or release between the Pledgor and the Collateral Agent (for itself and on behalf of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.

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10.	POWERS OF ATTORNEY

The Pledgor authorizes the Collateral Agent to be its attorney in its name, on its behalf and for its benefit as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.

11.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 15 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

12.	EFFECTIVENESS OF PLEDGE

12.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

12.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

12.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.

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13.	COSTS AND EXPENSES

The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

14.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Pledgor
Novelis AG
Address Sternenfeldstrasse 19
                CH — 8700 Küsnacht
Attn: Legal Department
b)	if to the Collateral Agent
Bank of America, N.A.
Address 1455 Market Street
                 San Francisco, California 94103
Attn: Bridgett Manduk
Fax: +1 415 503 5011
Email: bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

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15.	SUCCESSOR AGENT

If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the parties hereto shall enter into an agreement whereby the Collateral Agent hereunder is replaced by the successor Term Loan Collateral Agent as party to this Agreement.

16.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

17.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

19.	LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

19.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

19.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United

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States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

19.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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SIGNATURE PAGE
Novelis AG
as Pledgor
Date:

By:			By:

	Name:	David Sneddon		Name:	Antonio Tadeu Coelho Nardocci
	Title:	Director		Title:	Chairman

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SCHEDULE 1
LIST OF SHARES CERTIFICATES
Novelis Technology SA:

		Nominal
No of	No of	Value in
Certificate	Share(s)	CHF	Ord. Nr.	Name and domicile of shareholder
1	495	495’000	1 - 495	Novelis AG, Zürich
2	1	1’000	496	Novelis AG, Zürich
3	1	1’000	497	Novelis AG, Zürich
4	1	1’000	498	Novelis AG, Zürich
5	1	1’000	499	Novelis AG, Zürich
6	1	1’000	500	Novelis AG, Zürich

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Execution copy December 17, 2010

Agreement
between
Novelis Deutschland GmbH
Göttingen, Germany
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Bank Accounts

Assignment Agreement (Novelis Deutschland GmbH)
INDEX

1. INTERPRETATION	4
2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION	8
4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5. REPRESENTATIONS AND WARRANTIES	12
6. FURTHER ASSURANCES OF THE ASSIGNOR	12
7. POWERS OF ATTORNEY	12
8. ASSIGNMENTS AND TRANSFERS	13
9. EFFECTIVENESS OF ASSIGNMENT	13
10. COSTS AND EXPENSES	13
11. NOTICES	13
12. SUCCESSOR AGENT	14
13. SEVERABILITY	14
14. WAIVERS AND MODIFICATIONS	15
15. COUNTERPARTS	15
16. LAW AND JURISDICTION	15
SCHEDULE 1	19
SCHEDULE 2	20

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Assignment Agreement (Novelis Deutschland GmbH)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Deutschland GmbH, a company incorporated under the laws of Germany, having its seat at Göttingen, Germany (the “Assignor”);
and
(2)	Bank of America N.A. a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).
(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.
(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including the Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).
(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

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(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Assignor has agreed to assign the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution in Switzerland, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assignment” means the assignments by the Assignor of Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;
“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 2 to this Agreement;

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“Receivables Purchase Agreement” shall mean the agreement between the Assignor and Novelis AG dated July 6, 2007, as amended and restated on December 17, 2010, (and as further amended from time to time) pursuant to which certain receivables owned or to be created by the Assignor under certain of its supply contracts have been sold and assigned to Novelis AG by way of a true sale;
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.
1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any

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actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by the Collateral Agent.
2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS
2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Bank Accounts as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.
2.2	For the purpose of effecting the Assignment, the Assignor hereby assigns by way of security to the Collateral Agent and the Secured Parties the Assigned Bank Accounts.
2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.
2.4	The Assignor agrees and undertakes as follows:
2.4.1	except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Bank Accounts;
2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

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2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;
2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010 ), a list of all its Assigned Bank Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 as appropriate;
2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 as appropriate.
2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 2. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.
2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.
2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks set forth in Schedule 2 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions,

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which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.
2.8	With respect to any Assigned Bank Account arising after the date hereof, the Assignor undertakes to notify immediately the appropriate debtor of the Assigned Bank Accounts by using the Notice of Assignment set forth in Schedule 2.

2.9	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Bank Accounts.

2.10	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION

3.1	Subject to Clause 3.2 through Clause 3.6 below, the Collateral Agent shall not enforce the collateral granted under this Agreement (the “Collateral”) to the extent (i) the Collateral secures obligations of one of the Assignor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Assignor or the Assignor itself), and (ii) the enforcement of the Collateral for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Assignor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, ff 242, 264 HGB)) of the Assignor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
3.1.1	the amount of any increase of the Assignor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Assignor;
3.1.2	any loans provided to the Assignor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Assignor) shall be disregarded and not accounted for as a

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Assignment Agreement (Novelis Deutschland GmbH)
liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

3.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Assignor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
3.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Assignor (nicht betriebsnotwendig) shall be accounted for with their market value; and
3.1.5	the assets of the Assignor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
3.2	The limitations set out in Clause 3.1 only apply:
3.2.1	if and to the extent that the managing directors of the Assignor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the request to realize the Collateral or the commencement of enforcement under this Agreement the value of the Collateral which cannot be enforced without causing the net assets of the Assignor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
3.2.2	if, within twenty (20) Business Days after an objection under paragraph (A) has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Assignor by a firm of auditors of international standing and reputation that is appointed by the Assignor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Assignor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Assignor in the preparation of

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its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
3.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Collateral up to those amounts that are undisputed between them and the Assignor or determined in accordance with Clause 3.1 and Clause 3.2. In respect of the exceeding amounts, the Collateral Agent shall be entitled to further pursue the Secured Parties’ claims (if any) and the Assignor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the receipt of the request to realize the Collateral or the commencement of enforcement and taking into account the adjustments set out above). The Collateral Agent is entitled to pursue those parts of the Collateral that are not enforced by operation of Clause 3.1 above at any subsequent point in time. This Clause 3 shall apply again as of the time such additional enforcements are made.
3.4	Clause 3.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Assignor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid, but excluding, for the avoidance of doubt, any purchase price payment received by the Assignor under the Receivables Purchase Agreement.
3.5	The limitations provided for in Clause 3.1 above shall not apply where (i) the Assignor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Assignor and the Assignor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
3.6	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 3.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 3.1 above, such less stringent limitations shall apply. Otherwise, Clause 3.1 shall remain unaffected by changes in applicable law.
4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT
4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to

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notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Bank Accounts in the form of Schedule 2 to this Agreement;

4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts to the relevant debtors following the receipt of up-dated Schedule 1 in accordance with Section 2.4.4.

4.3	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing:

4.3.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.3.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Bank Accounts;

4.3.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.3.4	to the extent that collection of any Assigned Bank Account is not possible or is deemed unduly burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

4.4	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

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5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Germany, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Bank Accounts are and will continue to be (and Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

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8.	ASSIGNMENTS AND TRANSFERS
The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.
9.	EFFECTIVENESS OF ASSIGNMENT
9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.
9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.
9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.
10.	COSTS AND EXPENSES
The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
11.	NOTICES
All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

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a)	if to the Assignor

Novelis Deutschland GmbH

Address:	Hannoversche Strasse 1
37075 Göttingen
Germany
Attn:	Managing Director
Fax:	+49. 551. 304-4902
b)	if to the Collateral Agent

Bank of America, N.A.

Address	135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, Illinois 60603
Attn:	Account Officer
Fax:	+1 312-453-5555
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
12.	SUCCESSOR AGENT
If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.
13.	SEVERABILITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in

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good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.
14.	WAIVERS AND MODIFICATIONS
This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.
15.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
16.	LAW AND JURISDICTION
16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.
16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600)

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(telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A. as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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SIGNATURE PAGE
Novelis Deutschland GmbH,
as Assignor
Date:

By:
	Name:	Roland Harings
	Title:	Managing Director

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SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
NONE

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SCHEDULE 2

NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]
[Name of the Bank
Account Bank]
[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”).
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [■], 2010 into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of Bank]

[authorized signatories]

[authorized signatories]

Agreed and Acknowledged by:

Bank of America N.A.

[authorized signatories]

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Execution copy December 17, 2010

Agreement
between
Novelis Switzerland AG
Sierre, Switzerland
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Trade Receivables, Intercompany Receivables
and Bank Accounts

Assignment Agreement (Novelis Switzerland SA)
INDEX

1.	INTERPRETATION	4
2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6
3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5.	REPRESENTATIONS AND WARRANTIES	12
6.	FURTHER ASSURANCES OF THE ASSIGNOR	13
7.	POWERS OF ATTORNEY	13
8.	ASSIGNMENTS AND TRANSFERS	13
9.	EFFECTIVENESS OF ASSIGNMENT	13
10.	COSTS AND EXPENSES	14
11.	NOTICES	14
12.	SUCCESSOR AGENT	15
13.	SEVERABILITY	15
14.	WAIVERS AND MODIFICATIONS	15
15.	COUNTERPARTS	15
16.	LAW AND JURISDICTION	15
SCHEDULE 1		19
SCHEDULE 2		20
SCHEDULE 3		21
SCHEDULE 4		22
SCHEDULE 5		23
SCHEDULE 6		25

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Assignment Agreement (Novelis Switzerland SA)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre , Switzerland (the “Assignor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).

(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower) AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.

(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

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(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Assignor has agreed to assign (i) the Assigned Receivables, (ii) the Assigned Intercompany Receivables and (iii) the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:
“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);
“Assigned Intercompany Receivables” means all current or future receivables owed by Affiliates to Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations); Currently existing Assigned Intercompany Receivables are listed in Schedule 2;

“Assigned Receivables” means all current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) but excluding any Excluded Receivables; Currently existing Assigned Receivables are listed in Schedule 3;

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“Assignment” means the assignments by the Assignor of the Assigned Intercompany Receivables, Assigned Receivables and Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;
“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;
“Excluded Receivables” means any current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) which have been transferred to Novelis AG pursuant to a receivables purchase agreement between the Assignor and Novelis AG which has been approved in writing by the Administrative Agent (as defined in the Revolving Credit Agreement);
“Notice of Assignment to Affiliates” means the notice substantially in the form of Schedule 4 to this Agreement;
“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 5 to this Agreement;
“Notice of Assignment to Debtors” means the notice substantially in the form of Schedule 6 to this Agreement;
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

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“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement).

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts as security for the Secured

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Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.
2.2	For the purpose of effecting the Assignment, the Assignor hereby:

2.2.1	assigns by way of security to the Collateral Agent and the Secured Parties, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.2.2	subject as set out in Section 2.11.2, transfers to the Collateral Agent all documents evidencing the existing Assigned Receivables, the existing Assigned Intercompany Receivables and the existing Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, Intercompany note, exchange of letters, fax or e-mail).

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	Except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010), a list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank

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Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 to 3 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 to 3 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 5. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks listed in Schedule 5 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions, which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	Within 5 Business Days from the Closing Date, the Assignor shall notify its respective Affiliates of the assignment by way of security of the Assigned Intercompany Receivables by delivering to such Affiliate a Notice of Assignment to Affiliates substantially in the form of

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Schedule 4. The Assignor shall simultaneously send a copy of any Notice of Assignment to Affiliates to the Collateral Agent.

2.9	Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to collect any Assigned Receivables for as long as no Event of Default has occurred and is continuing, and until such time as notified by the Collateral Agent, provided the proceeds of such Assigned Receivables are credited on the Assigned Bank Accounts.

2.10	With respect to any Assigned Intercompany Receivable and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to:

2.10.1	notify immediately the appropriate debtor of Assigned Intercompany Receivables or Assigned Bank Accounts by using the appropriate notification form; and

2.10.2	transfer to the Collateral Agent all documents evidencing such Assigned Intercompany Receivables and Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

2.11	With respect to any Assigned Receivable arising after the date hereof, the Assignor undertakes to:

2.11.1	instruct the debtor of such Assigned Receivable to discharge its obligations in relation thereto exclusively on one of the Assigned Bank Accounts; and

2.11.2	upon the reasonable request of the Collateral Agent in accordance with the Credit Agreements and upon giving appropriate prior notice, allow representatives of the Collateral Agent to inspect, during normal business hours, all documents evidencing such Assigned Receivable (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail.

2.12	Within 5 calendar days after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall notify its current and future debtors of Assigned Receivables of the Assignment by delivering to such debtors a Notice of Assignment to Debtors substantially in the form of Schedule 6 but, where necessary or appropriate, in the respective language of the addressee. The Assignor shall simultaneously send a copy of any Notice of Assignment to Debtors to the Collateral Agent.

2.13	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best

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commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts.

2.14	Before the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor undertakes that the Assigned Receivables and the Assigned Intercompany Receivables be paid onto the Assigned Bank Accounts as set out in Schedule 1.

2.15	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the Affiliates of such Assignor (except for the (direct or indirect) Subsidiaries of such Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Intercompany Receivables or the Assigned Bank Accounts:

4.1.1	in the form of Schedule 4 to this Agreement with respect to Assigned Intercompany Receivables;

4.1.2	in the form of Schedule 5 to this Agreement with respect to Assigned Bank Accounts.

4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts and Assigned Intercompany Receivables to the relevant debtors following the receipt of up-dated Schedule 1 or Schedule 2 in accordance with Section 2.4.4.

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4.3	The Collateral Agent has the right to request that the Assignor transfers to the Collateral Agent all documents evidencing the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

4.4	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to request immediately the Assignor to notify the debtors of the Assigned Receivables of the Assignment, and, if the Collateral Agent has not received evidence of such notification within five calendar days in accordance with Section 2.12, the Collateral Agent shall be entitled to notify on its own, the Assignment in respect of all or part of the Assigned Receivables to the relevant debtors by a Notice of Assignment to Debtors substantially in the form of Schedule 6 to this Agreement.

4.5	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing or, with respect to the Assigned Receivables exclusively, 5 calendar days after such notification:

4.5.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.5.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

4.5.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.5.4	to the extent that collection of any Assigned Receivable, any Assigned Intercompany Receivable and/or any Assigned Bank Account is not possible or is deemed unduly burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and

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Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

4.6	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts are and will continue to be (and any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

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6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

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9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)	if to the Assignor

Novelis Switzerland AG

	Address:	Route des Laminoirs 15
CH- 3960 Sierre

	Attn:	Plant Manager

with a copy to:

Novelis AG

	Address:	Sternenfeldstrasse 19
CH- 8700, Küsnacht

	Attn:	Legal Department

b)	if to the Collateral Agent

Bank of America, N.A.

	Address	135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, Illinois 60603

	Attn:	Account Officer

	Fax:	+1 312-453-5555

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or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

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Assignment Agreement (Novelis Switzerland SA)
16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Revolving Secured Parties and as sub-agent and bailee for the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis Switzerland SA)
SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Assignment Agreement (Novelis Switzerland SA)

SIGNATURE PAGE

Novelis Switzerland AG, as Assignor

By:			By:
	Name:	David Sneddon		Name:	Antonio Tadeu Coelho Nardocci
	Title:	Director		Title:	Chairman

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Assignment Agreement (Novelis Switzerland SA)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
Credit Suisse	Zürich		Novelis Switzerland AG

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SCHEDULE 2
LIST OF INTERCOMPANY RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Intercompany Receivables listed in the following documents:

SCHEDULE 3
LIST OF TRADE RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Receivables listed in the following document:

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SCHEDULE 4
NOTICE OF ASSIGNMENT TO AFFILIATES
[Letterhead of the Assignor]
Name of Intercompany
Debtor
[Address of Debtor]
BY REGISTERED MAIL
[Place/Date]
Re: Notification of Assignment
Dear Sirs,
By the present letter, you are hereby notified that we (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all its present and future receivables against your company (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium lenders.
Therefore, we would be grateful if you could confirm that any payments in fulfillment of present and future claims, which we may from time to time have against you, shall be paid exclusively to the Collateral Agent in the event of a notice given to you by the Collateral Agent to that effect.
Such notice shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of Intercompany Debtor] attn. [insert name of responsible person[s]], Fax [...].
Please note that you remain fully liable towards the Collateral Agent for all payments made directly to us after receipt of the aforementioned notice.
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

Very truly yours,	Agreed and Acknowledged:
[name of the Intercompany Debtor]
[Assignor]

[authorized signatories]	[authorized signatories]

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SCHEDULE 5
NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]
[Name of the Bank
Account Bank]
[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”) with you in connection with which we have sent you a notification of assignment dated [■], 2007.
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [■], 2010 into a new assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

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We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of Bank]

[authorized signatories]
[authorized signatories]

Agreed and Acknowledged by:

Bank of America N.A.

[authorized signatories]

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SCHEDULE 6
NOTICE OF ASSIGNMENT TO DEBTORS
[Letterhead of the Assignor]
[Name of the Debtor]
[Address of the Debtor]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
We refer to the [contract and other particulars identifying the Assigned Receivables in relation to the relevant trade debtor of the relevant Assignor].
You are hereby notified that Novelis Switzerland AG (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”) whereby current and future trade receivables owing by the customers to the Assignor (the “Assigned Receivables”) have been assigned to the Collateral Agent, acting on behalf of a consortium of lenders, irrespective of whether currently due and payable or becoming due and payable in the future.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to collect the Assigned Receivables at certain conditions. The revocation of such power of attorney shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of debtor] attn. [insert name of responsible person[s]], Fax [...]. Upon revocation you may only validly discharge your obligations in respect of the Assigned Receivables by payment to the Collateral Agent. [Assignor/Collateral Agent]
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of debtor]

[authorized signatories]

[authorized signatories]

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Execution copy December 17, 2010

GUARANTEE
granted by
Novelis Switzerland SA
Sierre, Switzerland
to
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to
certain obligations of the Loan Parties under the Term Loan Agreement dated as of or about 17
December 2010.

Novelis Switzerland SA: Term Loan Guarantee Agreement
INDEX

1. DEFINITIONS AND INTERPRETATION	3
2. GUARANTEE	4
3. UP-STREAM AND CROSS-STREAM GUARANTEES:
LIMITATION AND WITHHOLDING TAX	7
4. GUARANTOR’S UNDERTAKINGS	9
5. REPRESENTATIONS AND WARRANTIES	9
6. ASSIGNMENTS AND TRANSFERS	10
7. COSTS AND EXPENSES	10
8. NOTICES	10
9. SUCCESSOR AGENT	11
10. SEVERABILITY	11
11. WAIVERS AND MODIFICATIONS	12
12. COUNTERPARTS	12
13. LAW AND JURISDICTION	12

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Novelis Switzerland SA: Term Loan Guarantee Agreement
This Guarantee (the “Guarantee”) is made between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Guarantor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in the Term Loan Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
PREAMBLE:
(A)	The Guarantor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).

(B)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties (as defined in the Term Loan Agreement) of their obligations under the Term Loan Agreement, as further defined in this Guarantee.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee:

“Business Day” means one day on which the commercial banks in Zurich are open for normal business transactions;

“Guaranteed Obligations” means the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue after the commencement of a case under Title 11 of the United States

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Novelis Switzerland SA: Term Loan Guarantee Agreement
Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law) but for the provisions of the Title 11 of the United States Code (or other Debtor Relief Law) or that accrue after the commencement of a case under Title 11 of the United States Code or any other Debtor Relief Law or after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code (or any other Debtor Relief Law, whether or not allowed) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document (including any Hedging Agreement entered into with a counterparty that is a Secured Party), and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Term Loan Agreement.

1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

2.	GUARANTEE

2.1	In accordance with Article 111 of the Swiss Code of Obligations, the Guarantor, acting as primary and independent obligor and not merely as a surety (“Bürge”/“Caution” within the meaning of Articles 492 ss. of the Swiss Code of Obligations), hereby unconditionally (subject to Section 3 below) and absolutely guarantees, on a first demand basis, the prompt and complete payment and performance by the Loan Parties of the Guaranteed Obligations.

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Novelis Switzerland SA: Term Loan Guarantee Agreement
2.2	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined by reference to the Term Loan Agreement, and the Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.

2.3	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, (subject to Section 3 below) the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.

2.4	The Collateral Agent will make any demand for damages under Section 2.3 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.

2.5	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Term Loan Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.

2.6	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as

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Novelis Switzerland SA: Term Loan Guarantee Agreement
it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.

2.7	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Term Loan Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Term Loan Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.8	This Guarantee will be valid and will remain in full force until such time as the Guaranteed Obligations, as applicable have been paid and discharged in full, and no further Guaranteed Obligations are capable of arising thereafter.

2.9	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Term Loan Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.

2.10	Notwithstanding anything herein to the contrary, this Guarantee and the exercise of any

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Novelis Switzerland SA: Term Loan Guarantee Agreement
right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of or about December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act, Novelis Corproration, a Texas corporation, Novelis Pae Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminium Upstream Holdings LLC, a Delaware limited liability company, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the Guarantor and other guarantors party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof shall govern and control the exercise of remedies by Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent that (i) the obligations of the Guarantor under this Agreement are for the exclusive benefit of the Guarantor’s Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries) and (ii) complying with the obligations under this Agreement would constitute a repayment of capital (“restitution des apports”/“Einlagerückgewähr”) or the payment of a (constructive) dividend (“distribution de dividende”/“Gewinnausschüttung”), the following shall apply:
(i)	The aggregate obligations under the Guarantee of the Guarantor shall be limited to the maximum amount of the Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time such company makes a payment under the Guarantee (provided such limitation is still a legal requirement under Swiss law at that time);

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Novelis Switzerland SA: Term Loan Guarantee Agreement
(ii)	Immediately after having been requested to make a payment under the Guarantee (the “Guarantee Payment”), the Guarantor will (a) provide the Collateral Agent, within twenty (20) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Guarantor under the Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (b) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to Section 3.2 below, pay (i) the Guarantee Payment in full or (ii) the Available Amount, whichever is less (in any case, less, if required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”)).

(iii)	If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this Guarantee or the Security Documents, the Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this Guarantee or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration, and the Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax. The Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Guaranteed Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this Guarantee. This subsection (iii) is without prejudice to the gross-up or indemnification obligations under the Term Loan Agreement.
3.2	The Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any

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Novelis Switzerland SA: Term Loan Guarantee Agreement
other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this Guarantee or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this Guarantee or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.

4.	GUARANTOR’S UNDERTAKINGS

4.1	The Guarantor agrees and undertakes:

4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favor of the applicable Secured Parties;

4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and

4.1.3	not to create or allow to subsist any security interest, except as permitted under the Term Loan Agreement or as provided for by mandatory provisions of Swiss law over or in respect of its assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Term Loan Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and

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Novelis Switzerland SA: Term Loan Guarantee Agreement
5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) creates a valid, effective and independent guarantee within the meaning of article 111 of the Swiss Code of Obligations in favor of the Collateral Agent and the applicable Secured Parties.

6.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as otherwise provided in the Term Loan Agreement. Nothing in this Guarantee shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Term Loan Agreement, as the case may be in accordance with the relevant provisions of such agreement.

7.	COSTS AND EXPENSES

The Guarantors shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

8.	NOTICES

All notices or other communications made or given in connection with this Guarantee shall be made by facsimile or letter as follows:
a)	if to the Guarantor

Novelis Switzerland SA

Address: Route des Laminoirs 15

CH- 3960 Sierre

Attn: Plant Manager

with a copy to:

Novelis AG

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Novelis Switzerland SA: Term Loan Guarantee Agreement
Address: Sternenfeldstrasse 19

CH- 8700 Küsnacht

Attn: Legal Department
b)	if to the Collateral Agent

Bank of America, N.A.

Address 1455 Market Street

San Francisco, CA 94103

Attn: Bridget Manduk

Fax: +1 415 503 5011

Phone: +1 415 436 1097
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Guarantee. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

9.	SUCCESSOR AGENT

If a successor of the Term Loan Collateral Agent is appointed pursuant to the relevant provisions of the Term Loan Agreement, the Collateral Agent hereunder will automatically be replaced by the successor Term Loan Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Term Loan Collateral Agent.

10.	SEVERABILITY

If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as

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Novelis Switzerland SA: Term Loan Guarantee Agreement
closely as possible the original intention and purpose of the parties.

11.	WAIVERS AND MODIFICATIONS

This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Term Loan Agreement.

12.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Switzerland.

13.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.

13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Term Loan Agreement, provided that a legal action or proceeding under the Term Loan Agreement is already pending before such court or a claim under the Term Loan Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

13.4	The Guarantor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1

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Novelis Switzerland SA: Term Loan Guarantee Agreement
212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
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THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Novelis Switzerland SA: Term Loan Guarantee Agreement
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the
Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

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Novelis Switzerland SA: Term Loan Guarantee Agreement

SIGNATURE PAGE
Novelis Switzerland SA,
as Guarantor
Date:

By:	By:

Name: David Sneddon	Name: Antonio Tadeu Coelho Nardocci
Title: Director	Title: Chairman

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Execution copy December 17, 2010

Intellectual Property Pledge Agreement
between
Novelis Switzerland SA
Sierre, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the intellectual property of Novelis Switzerland SA

IP Pledge (Novelis Switzerland SA)

1. INTERPRETATION	4

2. PLEDGE	6

3. UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	7

4. PLEDGOR’S OBLIGATIONS	7

5. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	8

6. ENFORCEMENT	8

7. GRANT OF INTELLECTUAL PROPERTY LICENSE	10

8. RELEASE OF THE PLEDGED ASSETS	10

9. REPRESENTATIONS AND WARRANTIES	11

10. FURTHER ASSURANCES OF THE PLEDGOR	12

11. AVOIDANCES OF PAYMENTS	12

12. POWER OF ATTORNEY	12

13. ASSIGNMENT AND TRANSFERS	12

14. EFFECTIVENESS OF PLEDGE	13

15. COSTS AND EXPENSES	13

16. NOTICES	13

17. SUCCESSOR AGENT	14

18. SEVERABILITY	14

19. WAIVER AND MODIFICATIONS	15

20. COUNTERPARTS	15

21. LAW AND JURISDICTION	15

SCHEDULE 1	19

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This Agreement (the “Agreement”) is made between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Pledgor”); and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
Whereas
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc, (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(C)	On or about December 17, 2010, the Pledgor and other guarantors party thereto, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below) and the Collateral Agent entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Term Loan Collateral Agent, (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).
(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favour of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this pledge for security purposes in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Pledgor has agreed to pledge its Intellectual Property Rights as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement: “Business Day” shall mean a day on which the commercial banks in Zurich are open for normal business transactions; “Enforcement” means the realization of the Pledged Assets;
“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.
“Intellectual Property Rights” means any trademark, trade name, brand name, service mark, copyright, performing right, design right, patent, database rights (and any associated goodwill relating thereto) whether applied for or registered, to which the Pledgor is entitled and which are owned by the Pledgor, including any intellectual or

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industrial property right and licences granted to the Pledgor to the extent those licences can be pledged, including, but not limited to, those intellectual property rights, if any, listed in Schedule 1 which are applied for or registered in the name of the Pledgor and all other intellectual property rights, whether now owned by the Pledgor or hereafter acquired by the Pledgor and any rights and privileges arising under applicable law with respect to any of the foregoing, reissues, continuations, extensions and renewals thereof and amendments thereto, income, fees royalties, damages claims and payments now or hereafter and payable with respect thereto, rights corresponding thereto throughout the world and rights to sue for past, present and future infringement, dilutions or other violations thereof;
“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Intellectual Property Rights;
“Pledged Assets” means the Intellectual Property Rights which are or will be pledged to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) under this Agreement as security for the Secured Obligations;
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (i) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations as defined in the Intercreditor Agreement;
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

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1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.
1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
2.	PLEDGE
2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Intellectual Property Rights as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations and, therefore, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

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2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) the Intellectual Property Rights existing on the date hereof.
2.3	Upon request of the Collateral Agent, the Pledgor shall deliver to the Collateral Agent appropriate evidence that, with respect to the Intellectual Property Rights listed in Schedule 1, the Pledgor has filed notification letters requesting the intellectual property rights offices or other registration authorities of every jurisdiction in which such Intellectual Property Rights are registered or applied for, to register (where permitted by law) the Pledge on these Intellectual Property Rights. Copies of notification letters with confirmation of receipt shall be considered as appropriate evidence.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX
If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of such Pledgor (except for the (direct or indirect) Subsidiaries of such Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee provided by the Pledgor shall apply to any enforcement of the security interest created hereunder.
4.	PLEDGOR’S OBLIGATIONS
4.1	The Pledgor agrees and undertakes as follows:
4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties, in particular in relation to Intellectual Property Rights for which the Pledgor has filed or will file an application and/or for which the Pledgor is or will be registered as owner. The Pledgor undertakes to register the Collateral Agent as pledgee and licensee (as provided under Section 7 below) of the Intellectual Property Rights in the registers of those jurisdictions in which such registration is legally required or deemed necessary or desirable by the Collateral Agent in order to enable the Collateral Agent to exercise and enforce all its rights under the Pledge. The costs incurred in connection with such measures, written instruments or declarations, including the fees for the registration of

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the Collateral Agent as pledgee of the Intellectual Property Rights in the appropriate registers shall be exclusively borne by the Pledgor;
4.1.2	except as provided for by mandatory provisions of Swiss law or as permitted under the Credit Agreements, not to create or allow to subsist any security interest over or in respect of the Pledged Assets or otherwise sell, transfer, license or dispose of the Pledged Assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value of the Pledged Assets and the security interest created hereunder;
4.1.3	to fulfill all obligations necessary to maintain the registration and validity of the Intellectual Property Rights, including without limitation, payment of all due renewal fees and making actual use of the Intellectual Property Rights to the extent necessary to maintain their validity, except to the extent such Intellectual Property Rights are not material to the use and operation of any material Collateral or to the business, results of operation, prospects or condition, financial or otherwise, of any Pledgor;
4.1.4	to cooperate with the Collateral Agent (acting, for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 6 of this Agreement;
5.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT
5.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties.
5.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action which would be inconsistent with the terms of this Agreement or the Credit Agreements.
6.	ENFORCEMENT
6.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to the following remedies, notwithstanding the provisions of article 41 the Swiss Federal Law on Debt Collection and Bankruptcy:

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6.1.1	sell to third parties not affiliated to the Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or
6.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or
6.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice for the valuation of intellectual property rights (i.e. Discounted Cash Flow method, comparable method and variations thereof), it being understood that the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) will be entitled to set off the proceeds of such acquisition against the Secured Obligations.
6.2	The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 6.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 6.1.3 will be based on the value of the Intellectual Property Rights as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 6.1.3, its interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting for itself as independent expert in accordance with this Section 6.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.
6.3	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been the Discharge of Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days of the full satisfaction of the Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.

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6.4	The Collateral Agent shall allocate the proceeds collected pursuant to Section 6.1 and 6.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.
7.	GRANT OF INTELLECTUAL PROPERTY LICENSE
For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 6 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Pledgor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located; provided that the quality of any products in connection with which the Trademarks are used will not be materially inferior to the quality of such products prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
8.	RELEASE OF THE PLEDGED ASSETS
8.1	Upon repayment and discharge in full of the Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.
8.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).

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8.3	If the Collateral Agent is authorized to release in whole or in part any Pledged Assets under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Aseets under this Agreement.
9.	REPRESENTATIONS AND WARRANTIES
9.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that as of the date hereof:
9.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;
9.1.2	it is the sole, legal and beneficial owner of the Intellectual Property Rights and such Intellectual Property Rights are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, and are free of third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as otherwise permitted by the Credit Agreements;
9.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) the Pledgor’s legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;
9.1.4	the Intellectual Property Rights listed in Schedule 1 are validly existing and have been validly registered or applied for in the name of the Pledgor who is the sole, legal and beneficial owner of such Intellectual Property Rights;
9.1.5	to the best knowledge of the Pledgor, no claims, actions, proceedings (including, but not limited to, opposition or objection proceedings), arbitrations or investigations are pending or threatened against or relating to any of the Intellectual Property Rights, which could lead to the (total or partial) annulment of any of the Intellectual Property Rights.

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10.	FURTHER ASSURANCES OF THE PLEDGOR
The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.
11.	AVOIDANCES OF PAYMENTS
Any settlement, discharge or release between the Pledgor and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.
12.	POWER OF ATTORNEY
The Pledgor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.
13.	ASSIGNMENT AND TRANSFERS
The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The Assignment of the rights and obligations of the Collateral Agent shall be restricted to and made in accordance with Section 17 below. Nothing in this Agreement shall be construed as

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limiting the right of the Secured Parties to assign their rights and obligations under the Loan Documents in accordance with the Credit Agreements.
14.	EFFECTIVENESS OF PLEDGE
14.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.
14.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.
14.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.
15.	COSTS AND EXPENSES
The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
16.	NOTICES
16.1	All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Pledgor

Novelis Switzerland SA

Address: Route des Laminoirs 15 CH- 3690 Sierre Attn: Plant Manager

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with a copy to:

Novelis AG Address: Sternenfeldstrasse 19 CH- 8700 Küsnacht

Attn: Legal Department
b)	if to the Collateral Agent Bank of America, N.A. Address 1455 Market Street
San Francisco, California 94103 Attn: Bridgett Manduk

Fax: +1 415-503-5011 Email: bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
17.	SUCCESSOR AGENT
If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Term Loan Collateral Agent as party to this Agreement.
18.	SEVERABILITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability

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in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.
19.	WAIVER AND MODIFICATIONS
This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.
20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
21.	LAW AND JURISDICTION
21.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
21.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.
21.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

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21.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
21.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

Date:
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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SIGNATURE PAGE
Novelis Switzerland SA
as Pledgor

Date:

By:		By:
	Name: David Sneddon Title: Director		Name: Antonio Tadeu Coelho Nardocci Title: Chairman

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SCHEDULE 1
LIST OF INTELLECTUAL PROPERTY RIGHTS
Pledgor: NOVELIS SWITZERLAND SA
* The trademarks mentioned next to the name of ALCAN ALUMINIUM VALAIS SA have been transferred to Novelis Switzerland SA (but are still registered under the name of ALCAN ALUMINIUM VALAIS SA)

Owner	Country	Application	Registration	Trademark
Name	Name	Number	Number	Name
ALCAN ALUMINIUM	Canada	892421	536759	FORMALIGHT BY
VALAIS SA *				ALUSUISSE
ALCAN ALUMINIUM	European Community	380683	380683	ALUB
VALAIS SA *
ALCAN ALUMINIUM	Finland	3554/69	61717	ANTICORODAL
VALAIS SA *
ALCAN ALUMINIUM	Mexico	394710	660276	SILENSAL
VALAIS SA *
ALCAN ALUMINIUM	Mexico	394708	636777	SILENSAL
VALAIS SA *
ALCAN ALUMINIUM	Norway	111079	089666	ANTICORODAL
VALAIS SA *
ALCAN ALUMINIUM	Sweden	94-12916	313088	CARBOND
VALAIS SA *
ALCAN ALUMINIUM	Sweden	875110	225190	NOVODAL
VALAIS SA *
NOVELIS SWITZERLAND	Austria	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Austria	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Benelux	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Benelux	680516	680516	ECODAL
S.A.
NOVELIS SWITZERLAND	Benelux	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Bosnia and	52758	328896	ANTICORODAL
S.A.	Herzegovina
NOVELIS SWITZERLAND	Canada	1010570	546183	CARBOND
S.A.
NOVELIS SWITZERLAND	Canada	1028948	560547	SILENSAL
S.A.
NOVELIS SWITZERLAND	Croatia	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Czech Republic	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Czech Republic	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Denmark	0946/47	1002-1947	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	European Community	005070313	005070313	NOVALIGHT
S.A.
NOVELIS SWITZERLAND	France	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	France	674564	674564	DILATAL
S.A.

19/24

IP Pledge (Novelis Switzerland SA)

Owner	Country	Application	Registration	Trademark
Name	Name	Number	Number	Name
NOVELIS SWITZERLAND	France	680516	680516	ECODAL
S.A.
NOVELIS SWITZERLAND	France	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Germany	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Germany	674564	674564	DILATAL
S.A.
NOVELIS SWITZERLAND	Germany	680516	680516	ECODAL
S.A.
NOVELIS SWITZERLAND	Germany	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Hungary	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Hungary	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Int’l Registration	52758	328896	ANTICORODAL
S.A.	- Madrid Agreement
	/ Protocol
NOVELIS SWITZERLAND	Int’l Registration	628794	628794	CARBOND
S.A.	- Madrid Agreement
	/ Protocol
NOVELIS SWITZERLAND	Int’l Registration	674564	674564	DILATAL
S.A.	- Madrid Agreement
	/ Protocol
NOVELIS SWITZERLAND	Int’l Registration	680516	680516	ECODAL
S.A.	- Madrid Agreement
	/ Protocol
NOVELIS SWITZERLAND	Int’l Registration	721060	721060	SILENSAL
S.A.	- Madrid Agreement
	/ Protocol
NOVELIS SWITZERLAND	Int’l Registration	680516	680516	ECODAL
S.A.	- Madrid Protocol
	Only
NOVELIS SWITZERLAND	Int’l Registration	721060	721060	SILENSAL
S.A.	- Madrid Protocol
	Only
NOVELIS SWITZERLAND	Italy	674564	674564	DILATAL
S.A.
NOVELIS SWITZERLAND	Italy	680516	680516	ECODAL
S.A.
NOVELIS SWITZERLAND	Italy	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Liechtenstein	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Macedonia	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Portugal	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Portugal	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Serbia (Old Code)	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Slovakia	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Slovenia	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Spain	52758	328896	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Spain	680516	680516	ECODAL
S.A.

20/24

IP Pledge (Novelis Switzerland SA)

Owner	Country	Application	Registration	Trademark
Name	Name	Number	Number	Name
NOVELIS SWITZERLAND	Spain	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Sweden	2164/47	065166	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Sweden	680516	680516	ECODAL
S.A.
NOVELIS SWITZERLAND	Sweden	721060	721060	SILENSAL
S.A.
NOVELIS SWITZERLAND	Switzerland	02948/1996	436894	ALUB
S.A.
NOVELIS SWITZERLAND	Switzerland	5431	349318	ANTICORODAL
S.A.
NOVELIS SWITZERLAND	Switzerland	5207/1994.5	413196	CARBOND
S.A.
NOVELIS SWITZERLAND	Switzerland	09165/1996	438009	DILATAL
S.A.
NOVELIS SWITZERLAND	Switzerland	08971/1996	440318	ECODAL
S.A.
NOVELIS SWITZERLAND	Switzerland	03550/1999	462752	SILENSAL
S.A.
NOVELIS SWITZERLAND	United Kingdom	2004884	2004884	CARBOND
S.A.
NOVELIS SWITZERLAND	United Kingdom	680516	680516	ECODAL
S.A.
NOVELIS SWITZERLAND	United Kingdom	2005956	2005956	NOVODAL
S.A.
NOVELIS SWITZERLAND	United Kingdom	721060	721060	SILENSAL
S.A.

21/24

Execution copy December 17,2010

Security Transfer Agreement
between
Novelis Switzerland SA
Sierre, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Transfer for security purposes of six mortgage notes

1.	INTERPRETATION	4
2.	TRANSFER	6
3.	TRANSFEROR’s OBLIGATIONS	7
4.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	8
5.	ENFORCEMENT	8
6.	RELEASE OF THE NOTES	9
7.	REPRESENTATIONS AND WARRANTIES	10
8.	POWER OF ATTORNEY	10
9.	ASSIGNMENT AND TRANSFERS	11
10.	EFFECTIVENESS OF TRANSFER	11
11.	COSTS AND EXPENSES	11
12.	NOTICES	11
13.	SUCCESSOR AGENT	12
14.	SEVERABILITY	13
15.	WAIVERS AND MODIFICATIONS	13
16.	COUNTERPARTS	13
17.	LAW AND JURISDICTION	13
SCHEDULE 1		17

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This Agreement (the “Agreement”) is made as of December 17, 2010 between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Transferor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, acting for itself, in the name of, on behalf of, and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
Whereas
(A)	The Transferor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Transferor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia Novelis Inc., Novelis Corporation, Novelis UK Limited and the Transferor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(C)	On or about December 17, 2010, Collateral Agent, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Transferor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and

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Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including the Transferor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).
(D)	On or about December 17, 2010, the Transferor entered into a guarantee agreement in favor of the Collateral Agent, (acting for itself, in the name of, on behalf of, and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).
(E)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Secured Parties and the Revolving Loan Lenders require the Transferor to enter into this security transfer of the Notes in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(F)	The Transferor has agreed to cause the Notes to be transferred to the Collateral Agent, acting for itself and in the name of and on behalf of the Secured Parties (as defined in Section 1 below) for the purpose of securing the Secured Obligations (as defined below).
IT IS AGREED as follows:
1.	Interpretation
1.1	In this Agreement:
“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions.
“Claim” means the claim owed by the Transferor which is incorporated in each Note in the amount of CHF 10,000,000.- (for an aggregate amount for all Notes of CHF 60,000,000.-), together with three annual interest payments due and any accrued interest at the maximum rate set out in the Note (together with each of the five other Notes, the “Claims”);
“DEBA” means the Federal Debt Enforcement and Bankruptcy Act;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.
“Enforcement” means the realization of the Notes;
“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement;
“Land Registry” means the federal land registry, district of Sierre;

4/17

“LDFR” means the Swiss Federal Law on rural property law (Loi fédérale sur le droit foncier rural) of 4 October 1991, as amended;
“LFAIE” means the Federal Law on Acquisition of Real Property by Foreigners (Loi fédérale sur l’acquisition d’immeubles par des personnes à l’étranger) dated December 16, 1984, as amended;
“Note” means each of the six first ranking bearer mortgage notes (cédule hypothécaire au porteur) incorporating the Claim, with a maximum interest rate of 12%, registered with the Land Registry and charging the Property, a copy of which is attached hereto under Schedule 1 (and together the “Notes”);
“Parties” means the Transferor and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties);
“Property” means the easement right registered on the Land Registry under Nr. 9206 and owned by the Transferor on the property Nr. 9139 of the city of Sierre with a surface of 14,426 square meters (plan nr. 23, known as “Sous Géronde” in the city of Sierre), including all and any ancillary rights attached thereto (accessoires);
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or jointly and severally or in any other capacity whatsoever) of the Transferor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or jointly and severally or in any other capacity whatsoever) of the Transferor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined under the Intercreditor Agreement);
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall

5/17

have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.
1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
2.	Transfer
2.1	The Transferor agrees to cause the transfer of the full ownership over, and legal title to, the Notes to the Collateral Agent (acting for itself and in the name of and on behalf of the Secured Parties) as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations The Transferor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.
2.2	The Parties agree that the Secured Obligations shall not be extinguished by way of novation as provided for under article 855 para.1 of the Swiss civil code as a result of the issuance and transfer of the Notes.

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3.	Transferor’s Obligations
3.1	The Transferor agrees and undertakes as follows:
3.1.1	to duly perform and discharge all its existing and future material contractual and legal obligations arising in relation to the Property (or any part thereof);
3.1.2	to keep the Property in good working order and condition;
3.1.3	at its own expense, to promptly execute and deliver all further instruments and documents, and take all further action, that the Collateral Agent may request, in order to protect or perfect the security interest on the Notes created hereunder, or to enable the Collateral Agent to exercise and enforce its rights and remedies under this Agreement, including take all necessary action to increase the amount of the Notes to the extent required to secure the Secured Obligations;
3.1.4	upon reasonable notice, to allow representatives of the Collateral Agent to view the condition of the Property during local business hours to the extent necessary for the assessment of the market value of the Property;
3.1.5	to promptly inform the Collateral Agent of any fact or event of which the Transferor may become aware and which is likely to jeopardize or adversely affect the security interest on the Notes created hereunder or its Enforcement;
3.1.6	except as permitted by the Credit Agreements, not to create or permit to subsist any security interest, encumbrance or third party right over the Properties, except the existing encumbrances and third party rights mentioned in the extracts from the Land Registry relating to the Property attached to this Agreement as Schedule 1;
3.1.7	not to do, or permit to be done (to the extent it is under its control), anything which could have an adverse impact on the security interest on the Notes created hereunder or its Enforcement. Without limiting the generality of the foregoing, the Transferor shall not change, or permit to be changed (to the extent under its control), the use, allocation, purpose or zoning of the Property in a manner that would adversely affect the security interest on the Notes, including by having the effect of rendering the Enforcement prohibited by, or subject to an authorization under, the LFAIE or the LDFR.
3.2	The Collateral Agent may, no more than once per financial year or at any time upon occurrence of an Enforcement Event, require the Transferor to increase the aggregate face value of the Claims to an amount not exceeding the lower of (i) the market value of the Property as determined by the Collateral Agent (acting reasonably) and (ii) the sum of (a) the aggregate amount of all outstanding loans (and all accrued interest) made to the Transferor as borrower under the Credit Agreements and (b) the amount of freely

7/17

distributable earnings and reserves of the Transferor as computed based on the most recent audited financial statements of the Transferor. If the aggregate amount of the Claims is increased in accordance with this Section 3.2, the term “Claim” or “Claims” used in this Agreement shall be construed accordingly. The Transferor shall at its own expense take all actions, including execute and deliver all instruments and documents (including before a notary) that the Collateral Agent may request in order to increase the amount of the Claims in accordance with this Section 3.2.
4.	Up-Stream and Cross-Stream Securities: Limitation and Withholding Tax
If and to the extent that (i) the obligations of the Transferor under this Agreement are for the exclusive benefit of the Affiliates of such Transferor (except for the (direct or indirect) Subsidiaries of such Transferor) and (ii) complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Transferor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.
5.	Enforcement
5.1	After the Collateral Agent has notified the Transferor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to the following remedies, at its election, notwithstanding the provisions of article 41 DEBA:
5.1.1	to sell to third parties not affiliated to the Transferor and/or the Secured Parties, respectively, the Notes in a private sale (Private Verwertung) without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA, and apply the proceeds thereof towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; or
5.1.2	to initiate the enforcement of the Claims by means of regular debt enforcement proceedings (ordentliche Betreibung) or by means of enforcement in the mortgaged Property pursuant (Betreibung auf Grundpfandverwertung), both pursuant to the DEBA, and, in each case, apply the proceeds thereof towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; or
5.1.3	to purchase the Notes for its own account (Selbsteintritt) without having to initiate

8/17

proceedings under, and without regard to the formalities provided, in the DEBA for cash consideration equal to the lower of (i) the face value of the Notes and (ii) the fair market value of the Property, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice for real estate properties of the same type as the Property, it being understood that the Collateral Agent (acting for itself and on behalf of the Secured Parties) will be entitled to set off the proceeds of such acquisition against the Secured Obligations.
5.2	The Transferor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 5.1.3. The Transferor acknowledges that the price at which the Notes may be purchased by the Collateral Agent pursuant to Section 5.1.3 may in certain circumstances be based on the value of the Property as computed by an independent expert using a valuation methodology, which is known to the Transferor and considered by it to be fair and which is customarily used at that time to establish the value of real estate properties of the same type as the Property. The Transferor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 5.1.3, its interests as Transferor and debtor would be protected in an appropriate manner. If the Parties cannot agree on the person or entity acting as independent expert in accordance with this Section 5.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.
5.3	The Collateral Agent shall exercise its remedies under this Section 5 and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.
5.4	After the sale or disposal of the Notes or the Property, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that the Secured Obligations have been satisfied in full, any surplus of the sale or disposal shall be returned to the Transferor promptly, and in any event within 5 Business Days of the full satisfaction of the Secured Obligations, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.
6.	Release of the Notes
6.1	Upon the Discharge of Senior Lien Secured Obligations, the Notes or, in case of enforcement of the security interest in respect of the Notes, the remainder thereof, shall be released and the Notes or, in case of enforcement of the security interest in respect of the Notes, the remainder thereof, returned to, the Transferor, or such other party as designated by the Transferor, at the cost and risk of the Collateral Agent.

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6.2	The Notes to be released to the Transferor or any third party as designated by the Transferor in accordance with Section 6.1 shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to the Notes so released, except that the Notes are free and clear, on the date of release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts.
6.3	If the Collateral Agent is authorized to release in whole or in part the Notes under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release the Notes under this Agreement.
7.	Representations and Warranties
7.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Transferor represents and warrants to the Collateral Agent that as of the date hereof:
7.1.1	it is the sole, legal and beneficial owner of the Property and such Property is free of any security interest, charge or encumbrance of any kind except for the security interest created by the present Agreement, other security interests permitted by the Credit Agreements and the security interests set forth in the extract from the Land Registry relating to the Property attached to this Agreement as Schedule 1, and this extracts is true, complete and up-to-date as of the date of this Agreement;
7.1.2	the Property is capable of being charged with the Notes;
7.1.3	this Agreement constitutes (i) the Transferor’s legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective security interest on the Notes in favor of the Collateral Agent and the Secured Parties;
7.1.4	the issue and transfer to the Collateral Agent of the Notes in accordance with the terms of this Agreement is not, and the Enforcement of the security interest on the Notes created hereunder will not be, prohibited by, or subject to an approval under, the LFAIE or the LDFR. In particular, without limitation, none of the Property (or part thereof or the underlying property), is or may be used for residential purposes.
8.	Power of Attorney
The Transferor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Transferor under this Agreement, provided that the Transferor does not carry out such obligation in due time

10/17

in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Transferor that an Event of Default has occurred and is continuing.
9.	Assignment and Transfers
The rights and obligations of the Transferor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 13 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.
10.	Effectiveness of Transfer
10.1	The security constituted by the transfer of the Notes for security purposes under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.
10.2	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.
11.	Costs and Expenses
The Transferor shall bear all costs, fees and expenses incurred by the Secured Parties or the Collateral Agent in connection with the negotiation, execution or enforcement of this Agreement and the Transferor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
12.	Notices
12.1	All notices or other communications made or given in connection with this Agreement shall be made by facsimile or registered letter as follows:

11/17

a)	if to the Transferor

Novelis Switzerland SA

Address:	Route des Laminoirs 15
CH- 3690 Sierre
Attn:	Plant Manager

with a copy to:

Novelis AG
Address:	Sternenfeldstrasse 19
CH- 8700 Küsnacht
Attn:	Legal Department
b)	if to the Collateral Agent Bank of America, N.A.

Address	1455 Market Street
San Francisco, California 94103
Attn:	Bridgett Manduk
Fax:	+1 415-503-5011
Email:	bridgett.manduk@baml.com
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by an authorized signatory of the party giving the same as being a true and accurate translation.
13.	Successor Agent
If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the Collateral Agent hereunder will automatically be replaced by the successor Term Loan Collateral

12/17

Agent as party to this Agreement.
14.	Severability
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the Parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the Parties.
15.	Waivers and Modifications
15.1	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.
15.2	This Agreement may be terminated or amended by a written document signed by the Parties.
16.	Counterparts
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
17.	Law and Jurisdiction
17.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
17.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.
17.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court

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having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Transferor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The Parties hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
17.4	The Transferor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Transferor in care of the Process Agent at the Process Agent’s above address, and the Transferor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
17.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent for itself and in the name of and on behalf of the Secured Parties

Date:
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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SIGNATURE PAGE
Novelis Switzerland SA
as Transferor
Date:

By:		By:

	Name: David Sneddon Title: Director		Name: Antonio Tadeu Coelho Nardocci Title: Chairman

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SCHEDULE 1
COPY OF THE SIX FIRST RANKING BEARER MORTGAGE NOTES (CÉDULE HYPOTHÉCAIRE AU PORTEUR)

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Execution copy December 17, 2010

Share Pledge Agreement
between
Novelis Europe Holdings Limited
Warrington, Cheshire, United Kingdom
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the entire share capital of Novelis AG

Pledge Agreement (Novelis AG)
INDEX

1. INTERPRETATION	4
2. PLEDGE AND PLEDGOR’S OBLIGATIONS	7
3. RIGHTS AND OBLIGATIONS OF THE PLEDGEE	10
4. REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	10
5. RELEASE OF THE PLEDGED ASSETS	12
6. REPRESENTATIONS AND WARRANTIES	12
7. FURTHER ASSURANCES OF THE PLEDGOR	13
8. AVOIDANCES OF PAYMENTS	13
9. POWERS OF ATTORNEY	13
10. ASSIGNMENTS AND TRANSFERS	14
11. EFFECTIVENESS OF PLEDGE	14
12. COSTS AND EXPENSES	14
13. NOTICES	15
14. SUCCESSOR AGENT	15
15. SEVERABILITY	16
16. WAIVERS AND MODIFICATIONS	16
17. COUNTERPARTS	16
18. LAW AND JURISDICTION	16
SCHEDULE 1	20

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Pledge Agreement (Novelis AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Europe Holdings limited, a company incorporated under the laws of England and Wales, having its seat at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (the “Pledgor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).

(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.

(C)	On or about December 17, 2010, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Collateral Agent, the Pledgor and other guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the

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collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties (as defined below)) (the “Term Loan Guarantee”).

(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties (as defined below) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this share pledge in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Pledgor has agreed to pledge the entire share capital of Novelis AG, a company incorporated in Switzerland, having its registered office at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland as security for the Secured Obligations (as defined in Section 1 below) to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined below)).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Company” means Novelis AG;

“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Company and effected by the board of directors of the Company whether in cash or in the form of additional shares in such Company (stock dividend) or in any other form;

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“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“Enforcement” means the realization of the Pledged Assets;

“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement.

“Last Dividend Payment Date” means in respect of the Shares the date on which Dividends or Secondary Considerations were paid or delivered to the Pledgor in accordance with Swiss law;

“Lex Friedrich” means the Federal Law on Acquisition of Real Property by Foreigners dated December 16, 1984, as amended;

“Participation Rights” shall mean Partizipationsscheine and Genussscheine within the meaning of articles 656a et seq. and article 657 CO of the Company issued as of the date of this Agreement or to be issued in the future;

“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Shares as well as the Dividends and Secondary Consideration that may accrue under the Shares from the Last Dividend Payment Date until the date on which Enforcement takes place;

“Pledged Assets” means the Shares, Dividends and Secondary Consideration that is to be or will be pledged to the Collateral Agent under this Agreement as security for the Secured Obligations;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secondary Consideration” means all consideration of any kind (bonus, shares, etc.) other than Dividends to which the Pledgor may become entitled by virtue of its ownership of the Shares;

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“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Shares” means the shares in Novelis AG owned now or in the future by the Pledgor and representing the entire share capital of Novelis AG, evidenced by the share certificates listed in Schedule 1 to this Agreement, and all securities whatsoever which may substitute the Shares whether by operation of law or otherwise now or hereafter as well as all further shares, participation certificates or other securities that will be issued in the Pledgor’s favor by Novelis AG after the date hereof;

“Subscription Rights” shall mean the Pledgor’s preemptive right (Bezugsrecht) and advance subscription right (Vorwegzeichnungsrecht) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the

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intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5.	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	PLEDGE AND PLEDGOR’S OBLIGATIONS

2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Shares, Dividends and Secondary Consideration as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties), who accepts such Pledge, all present and future Shares, Dividends and Secondary Consideration and hereby causes the delivery and delivers to the Collateral Agent the following documents:

2.2.1	the certificates representing the Shares, duly endorsed in blank, and Secondary Consideration, existing as of the date of this Agreement;

2.2.2	a copy of the resolution of the Company’s board of directors (i) acknowledging the pledging of the Shares and their delivery to the Collateral Agent and (ii) approving in advance their transfer to any third party acquiror registered by the Collateral Agent on

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the Shares as endorsee along with its registration in the respective Company’s share register upon Enforcement and presentation of the original share certificates;

2.2.3	an up to date copy of the Company’s share registers evidencing that the Pledgor is appropriately recorded as owner of the Shares and containing the mention that the Shares are pledged in favor of the Collateral Agent.

The Collateral Agent will acknowledge receipt of the above mentioned documents.

2.3	The Pledgor agrees and undertakes as follows:

2.3.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties;

2.3.2	not to create or allow to subsist any security interest, except as permitted under the Credit Agreements or as provided for by mandatory provisions of Swiss law over or in respect of the Pledged Assets or otherwise sell, transfer or dispose of the Pledged Assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the Secured Parties of the Pledged Assets, except as permitted under the Credit Agreement;

2.3.3	in the case of the issuance of new Shares, to forthwith deliver all new Shares or share certificates in respect of the new Shares to the Collateral Agent, which Shares shall become part of the Pledged Assets subject to the present Agreement;

2.3.4	to ensure that all material documents, notices and other information in respect of the Shares, including the original share certificates duly endorsed, be delivered to the Collateral Agent;

2.3.5	to refrain from causing the distribution, payment or delivery of any Secondary Consideration, except in accordance with the Credit Agreements;

2.3.6	to cooperate with the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 3 of this Agreement;

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2.3.7	to abstain from voting in favor of any resolution as regards the Company whereby:
•	the Company’s current corporate purpose provisions would be amended to an extent which could adversely affect the rights of the Collateral Agent and the Secured Parties hereunder; and

•	such resolutions would violate or be inconsistent with any term of this Agreement or the Credit Agreements;
unless in any of such events, the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties, has granted its prior written consent.

2.4	Until the receipt by the Pledgor of a notification by the Collateral Agent that an Event of Default has occurred and is continuing, the Pledgor shall be entitled to:

2.4.1	receive and retain all Dividends, distributions and other moneys paid on or derived from the Shares and the Secondary Consideration (subject always to the terms of the Credit Agreements), and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Pledgor to collect such Dividends and other moneys paid directly from the Company; and

2.4.2	exercise all voting and other rights and powers attached to the Shares and the Secondary Consideration provided that it will not exercise any such voting rights or powers in a manner prejudicial to the interests of the Collateral Agent or the Secured Parties under this Agreement and the Credit Agreements, and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights in the Shares.

2.5	All rights of the Pledgor to vote or give consent or take any other action as shareholder of the Company, or to receive Dividends directly from, the Company shall cease after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, in which case the Collateral Agent or the new acquiror, as the case may be, shall be entitled to receive Dividends and to vote or give consent or take any other action as shareholder of the Company.

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2.6	Subscription Rights shall remain with the Pledgor, provided, however, that all Shares, Participation Rights and other rights acquired by the Pledgor upon exercise of Subscription Rights shall be deemed to be pledged pursuant to Section 2.1 and all share certificates and other documents representing such Shares, Participation Rights and other rights shall be transferred to the Collateral Agent pursuant to Section 2.2, in the case of registered shares by share certificates duly endorsed.

3.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE

3.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession for itself and in the name of and on behalf of the Secured Parties. The Collateral Agent shall deposit the Pledged Assets in a safe-deposit box with a reputable bank in New York or Chicago. The Collateral Agent is obliged to take all actions necessary and appropriate for the safekeeping and management of the Pledged Assets.

3.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action being inconsistent with the terms of this Agreement or the Credit Agreements or violating the Pledgor’s rights as shareholder of the Company.

4.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

4.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, it shall be entitled to the following remedies, at the election of the Collateral Agent:

4.1.1	sell to non-affiliated third parties of Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or

4.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or

4.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard

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market practice in the field of corporate finance (i.e. discounted cash flow method and variations thereof), it being understood that the Collateral Agent will be entitled to set off the proceeds of such acquisition against the Secured Obligations.

The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 4.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 4.1.3 will be based on the value of the Company as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 4.1.3, their interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting as independent expert in accordance with this Section 4.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.

A realization of the Pledged Assets pursuant to Section 4.1.1 or Section 4.1.3 shall only be permitted after having given the Pledgor five (5) Business Days prior notice thereof.

The Collateral Agent shall exercise its remedies under this provision and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.

4.2	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been a Discharge of the Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days of the Discharge of the Senior Lien Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal

4.3	The Collateral Agent shall allocate the proceeds collected pursuant to Section 5.1 and 5.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.

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5.	RELEASE OF THE PLEDGED ASSETS

5.1	If the Collateral Agent is authorized to release in whole or in part any of the Pledged Assets under both of the Term Loan Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Assets under this Agreement. Upon the date of the Discharge of Senior Lien Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly and in any event within 5 Business Days from such date, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.

5.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).

6.	REPRESENTATIONS AND WARRANTIES

6.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that:

6.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

6.1.2	it is the sole, legal and beneficial owner of the Shares and such Shares are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, or third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as permitted under the Credit Agreements; the comments on the Company’s share register regarding directors’ qualifying shares are reserved;

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6.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;

6.1.4	the Shares have been validly issued and are fully paid; and

6.1.5	no approval is required under the Lex Friedrich to grant a valid, binding and legally enforceable Pledge in respect of the Pledged Assets to the Collateral Agent.

7.	FURTHER ASSURANCES OF THE PLEDGOR

The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.

8.	AVOIDANCES OF PAYMENTS

Any settlement, discharge or release between the Pledgor and the Collateral Agent (for itself and on behalf of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.

9.	POWERS OF ATTORNEY

The Pledgor authorizes the Collateral Agent to be its attorney in its name, on its behalf and for its benefit as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any

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case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.

10.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 14 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

11.	EFFECTIVENESS OF PLEDGE

11.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

11.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

11.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.

12.	COSTS AND EXPENSES

The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

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13.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Pledgor:

Novelis Europe Legal Department

Novelis AG

Address: Sternenfeldstrasse 19

CH- 8700 Küsnacht

Fax: +41 44 386 21 51

Phone: +41 44 386 23 18

b)	if to the Collateral Agent

Bank of America, N.A.

Address 1455 Market Street

San Francisco, California 94103

Attn: Bridgett Manduk

Fax: +1 415 503 5011

Email: bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
14.	SUCCESSOR AGENT

If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the parties

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hereto shall enter into an agreement whereby the Collateral Agent hereunder is replaced by the successor Term Loan Collateral Agent as party to this Agreement.

15.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

16.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

18.	LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

18.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

18.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in

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Pledge Agreement (Novelis AG)
respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

18.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

18.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Pledge Agreement (Novelis AG)
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral acting for itself, in the name of, on behalf of and for the benefit of the
Secured Parties

Date:
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Pledge Agreement (Novelis AG)

SIGNATURE PAGE
EXECUTED as a deed AND
DELIVERED on the date shown below by:
Novelis Europe Holdings Limited
as Pledgor
acting by:
Date:

By:		By:
	Name:		Name:
	Title:		Title:

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Pledge Agreement (Novelis AG)
SCHEDULE 1
LIST OF SHARES CERTIFICATES
Novelis AG:

No of Certificate	No of Share(s)	Nominal Value in CHF	Ord. Nr.	Name and domicile of shareholder
1	995	995’000	1 — 995	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

2	1	1’000	996	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

3	1	1’000	997	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

4	1	1’000	998	Novelis Europe Holdings Limited, Warrington, Cheshire, UK Warrington, Cheshire, UK

5	1	1’000	999	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

6	1	1’000	1’000	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

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Exhibit M-5
EXECUTION COPY
NOVELIS DEUTSCHLAND GMBH
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees

SECOND RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Deutschland GmbH, a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (the “Pledgor”);
(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. (in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), the “Collateral Agent”),
(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the Term Loan Credit Agreement (as defined below) (together with the Collateral Agent, the “Original Pledgees ”); and
(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or around December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors and the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, the Lenders thereunder have agreed to extend to the Borrower credit in the form of initial term loans (the “Initial Term Loans”), and, if so requested by the Borrower by written notice to the Administrative Agent and provided the approached existing lender elects to provide the respective commitment, in the form of incremental term loans effected by joinder agreements to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans”, and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”),
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(B)	It is one of the conditions for granting the Term Loans that the Pledgor enters into this Agreement.
(C)	In connection with an ABL revolving loan agreement dated on or about the date hereof, (the “ABL Credit Agreement”), the Pledgor has agreed to grant a first ranking pledge over its Accounts (as defined below) as security for the obligations arising under or in connection with the ABL Credit Agreement.
(D)	The Pledgor has agreed to grant a second ranking pledge over its Accounts (as defined below) as security for the Pledgees’ (as defined below) respective claims against the Loan Parties under or in connection with the Term Loan Credit Agreement.
(E)	The Pledgor has entered into an agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) with, inter alia, the Collateral Agent on or about the date hereof (the “Abstract Acknowledgement of Indebtedness”).
(F)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the Term Loan Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“Account Banks” shall mean the credit institutions administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 (List of Bank Accounts)) and “Account” means any one of them.
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“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way of becoming a lender, issuing bank or agent, in each case, under the Term Loan Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as pledgee.
“Lenders” has the meaning given in the Term Loan Credit Agreement.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” shall mean the pledges created pursuant to Clause 2.
“Receivables Purchase Agreement” shall mean the receivables purchase agreement and any related servicing agreements between Novelis Deutschland GmbH, on the one hand, and Novelis AG, on the other hand, providing, inter alia, for the sale and transfer of receivables by the Novelis Deutschland GmbH to Novelis AG, as such agreement may be amended, modified, supplemented or replaced from time to time, in order that the receivables subject thereto may be included in the borrowing base established under the ABL Credit Agreement.
“Secured Obligations” shall mean
(I) (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement; and
(II) the Abstract Acknowledgement of Indebtedness.
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“Trust Agreement” shall mean the trust agreement between the Pledgor and the Novelis AG pursuant to which Novelis AG is the beneficiary of some or all of the accounts of Novelis Deutschland GmbH.
“Trust Accounts” are the Accounts subject to the Trust Agreement and which are identified accordingly in Schedule 2.
“Trust Account Beneficiary” shall mean Novelis AG, a stock corporation organized under the laws of Switzerland, having its business address at Bellerive 36, 8034 Zurich, Switzerland.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.
1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Term Loan Credit Agreement.
1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.
1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.
1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.
2.	CREATION OF PLEDGES
2.1	The Pledgor hereby pledges to each of the Pledgees:
2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,
(A)	its Accounts;
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(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and

2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.

2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.

2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Term Loan Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.

2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.6	The Pledges created hereunder shall be subordinated to any pledges created over the Accounts in connection with the ABL Credit Agreement, but shall rank ahead of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Banks’ pledges.
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2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.
3.	SECURED OBLIGATIONS
The security created hereunder secures the payment of all Secured Obligations. The Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.
4.	DISPOSALS OVER ACCOUNTS
4.1	In relation to the Account Banks, the Pledgor shall be authorized to dispose over (verfügen) its respective Accounts in the ordinary course of business. This authorization shall, in particular, include the right to withdraw and transfer funds from its respective Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.
4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the Pledgor over any amounts standing to the credit on the respective Account. The Collateral Agent shall notify the Pledgor accordingly.
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5.	REALISATION OF THE PLEDGES
5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.
5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.
5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.
5.4	The Collateral Agent shall give the Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:
5.4.1	the Pledgor ceases to make payments to third parties generally (within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation, Insolvenzordnung);
5.4.2	the Pledgor becomes over-indebted (within the meaning of Section 19 of the German Insolvency Regulation), or illiquid (within the meaning of Section 17 of the German Insolvency Regulation);
5.4.3	the Pledgor files an application for the institution of insolvency proceedings or similar proceedings over its assets;
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5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Pledgor, provided such application is not unfounded; or

5.4.5	a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Pledgor.

5.5	If the Collateral Agent, acting on behalf of the Pledgees, decides not to enforce the Pledges over all of the Accounts, it shall be entitled to determine, in its sole discretion, which of the Accounts shall be realized.

5.6	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.

5.7	For the purpose of realizing the balances on the Accounts, the Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.

5.8	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

6.	WAIVER OF PLEDGORS’ DEFENSES AND OF SUBROGATION RIGHTS

6.1	The Pledgor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).
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6.2	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, any Guarantor or any of its affiliates or to assign any of these claims.

7.	RELEASE OF THE PLEDGES

7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgor confirm to the Pledgor in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in part any of the pledges under the Term Loan Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.

7.2	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE

8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and
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there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.

8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgor hereunder.

8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES
The Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:
9.1	except for the rights of the Trust Account Beneficiary with respect to the Trust Accounts created under the Trust Agreement, it is the unrestricted legal and economic owner of its respective Accounts;

9.2	except for the foreign accounts listed in Exhibit 1 to Schedule 2 (which are not subject to the Pledges created herein, and the details of which are attached for informational purposes only), it does not own any other accounts in or outside the Federal Republic of Germany other than its respective Accounts;

9.3	the information provided in this Agreement relating to its respective Accounts is accurate and complete in all material respects;

9.4	except for the rights of the Trust Account Beneficiary with respect to the Trust Accounts created under the Trust Agreement, except for security for the ABL Credit Agreement, its respective Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights and except to the extent permitted as a Permitted Lien (as defined in the Term Loan Credit Agreement);
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9.5	the Pledges granted to the Pledgees will (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) be subordinated only to the pledges over the Accounts created in connection with the ABL Credit Agreement but will rank ahead of any other current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement);

9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

9.7	it has not ceased payments within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation, nor is it over-indebted within the meaning of Section 19 of the German Insolvency Regulation or in terms of the German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung), nor is it illiquid within the meaning of Section 17 of the German Insolvency Regulation, nor is its illiquidity imminent within the meaning of Section 18 of the German Insolvency Regulation.

10.	UNDERTAKINGS OF THE PLEDGOR
The Pledgor undertakes:
10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges, and to obtain from each such Account Bank a confirmation of receipt of notice vis-à-vis the Original Pledgee 1;

10.2	to ensure that its Account Banks release the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the respective Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Original Pledgee 1 does not affect the validity or enforceability of the Pledges;
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10.3	upon the occurrence of an Event of Default which is continuing, the Pledgor shall upon the request of the Collateral Agent, acting on behalf of the Pledgees, to deliver to the Collateral Agent information on the current status of the Accounts;

10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgor’s costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgor which pertain to the Accounts;

10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement need not be pledged hereunder;

10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.7	not to transfer any of the Accounts to another bank or relocate any of the Accounts to another branch of the relevant Account Bank unless such transfer does not affect the Pledges and except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements;

10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as
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provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over any of the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;

10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and

10.11	The Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require
10.11.1	for perfecting or protecting the security under this Agreement; and
10.11.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.
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11.	LIMITATION OF ENFORCEMENT

11.1	Subject to Clause 11.2 through Clause 11.6 below, the Collateral Agent shall not enforce the Pledges to the extent (i) the Pledges secure obligations of one of the Pledgor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Pledgor or the Pledgor itself), and (ii) the enforcement of the Pledges for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Pledgor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, §§ 242, 264 HGB)) of the Pledgor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
11.1.1	The amount of any increase of the Pledgor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Pledgor;
11.1.2	any loans provided to the Pledgor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Pledgor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39 (1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;
11.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Pledgor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
11.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

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than their market value and that are not necessary for the business of the Pledgor (nicht betriebsnotwendig) shall be accounted for with their market value; and

11.1.5	the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
11.2	The limitations set out in Clause 11.1 only apply:
11.2.1	If and to the extent that the managing directors of the Pledgor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the Realization Notice or the commencement of enforcement under this Agreement the value of the Pledges which cannot be enforced without causing the net assets of the Pledgor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
11.2.2	if, within twenty (20) Business Days after an objection under paragraph 11.2.1 has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Pledgor by a firm of auditors of international standing and reputation that is appointed by the Pledgor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Pledgor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

15

Pledgor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
11.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Pledges up to those amounts that are undisputed between them and the Pledgor or determined in accordance with Clause 11.1 and Clause 11.2. In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the Pledgor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the Pledges that are not enforced by operation of Clause 11.1 above at any subsequent point in time. This Clause 11 shall apply again as of the time such additional enforcements are made.

11.4	Clause 11.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Pledgor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid, but excluding, for the avoidance of doubt, any purchase price payment received by the Pledgor under the Receivables Purchase Agreement.

11.5	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 11.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 11.1 above, such less stringent limitations shall apply. Otherwise, Clause 11.1 shall remain unaffected by changes in applicable law.

11.6	The limitations provided for in Clause 11.1 above shall not apply where (i) the Pledgor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Ergebnisabführungsvertrag) is or will be in existence with the Pledgor and the Pledgor has a fully valuable (vollwertig) recourse claim (Ausgleichsanspruch).
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

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12.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
The Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) (i) that it is the economic owner (wirtschaftlicher Berechtigter) of its Accounts other than the Trust Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of such Accounts other than the Trust Accounts and (ii) that Novelis AG is the economic owner (wirtschaftlicher Berechtigter) of its Trust Accounts.
13.	INTERCREDITOR AGREEMENT AND TERM LOAN CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
14.	NOTICES
14.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

17

14.1.1	If to the Pledgees and Collateral Agent:

Address:	Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103, U.S.A.
Attention:	Account Officer
Fax:	+ 1 415-503-5011
14.1.2	If to Pledgor:

Address:	Novelis Deutschland GmbH
Hannoversche Straße 1
37075 Göttingen, Germany
Attention:	Geschäftsführung
Fax:	+49 551 304 4902
or to such other address as the recipient may notify or may have notified to the other party in writing.

14.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

15.	WAIVER

15.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

15.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

16.	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

18

executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

17.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other court having jurisdiction over the Pledgor or any of the Pledgor’s assets.

18.	LIABILITY AND INDEMNIFICATION

18.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the Term Loan Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.

18.2	The Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

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19. AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
20.	ANNEXES, SCHEDULES

All Schedules to this Agreement shall form an integral part hereof.

21.	SEVERABILITY

21.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

21.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgor undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

SCHEDULE 2
List of Bank Accounts
Novelis Deutschland GmbH
Deutsche Bank Accounts

Account		Bank / Account	Bank Sort	Type of	Account
Holder	Currency	Location	Code (BLZ)	Account	Number	Contact	Address
Novelis Deutschland GmbH	EUR	Deutsche Bank / Hannover	25070024	Main Operating account		Achim Keiser Tel.: +49-511-3652953 Email: achim-keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

Novelis Deutschland GmbH	EUR	Deutsche Bank / Hannover	25070024	Pension payments		Achim Keiser Tel.: +49-511-3652953 Email: achim-keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

Novelis Deutschland GmbH	EUR	Deutsche Bank / Hannover	25070024	Pension (Expands) Not to be pooled		Achim Keiser Tel.: +49-511-3652953 Email: achim-keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

Commerzbank Accounts

Account		Bank / Account	Bank Sort	Type of	Account
Holder	Currency	Location	Code (BLZ)	Account	Number	Contact	Address
Novelis	EUR, USD, GBP,	Commerzbank /	10040000	Hauptkonto Währung		Frank Bauer	Commerzbank AG,
Deutschland	CHF,	Berlin				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH	CAD					Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	USD	Commerzbank /	10040000	Metall		Frank Bauer	Commerzbank AG,
Deutschland		Berlin				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	10040000	Rentenkonto		Frank Bauer	Commerzbank AG,
Deutschland		Berlin				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	10040000	ATZ-Gebühren-		Frank Bauer	Commerzbank AG,
Deutschland		Berlin		belastungen		Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	10040000	Sicherheiten/Rücklagen		Frank Bauer	Commerzbank AG,
Deutschland		Berlin		ATZ		Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR/GBP	Commerzbank /	10040000	Festgelder		Frank Bauer	Commerzbank AG,
Deutschland		Berlin				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

Account		Bank / Account	Bank Sort	Type of	Account
Holder	Currency	Location	Code (BLZ)	Account	Number	Contact	Address
Novelis	EUR	Commerzbank /	10040000			Frank Bauer	Commerzbank AG,
Deutschland		Berlin				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	45840026			Frank Bauer	Commerzbank AG,
Deutschland		Lüdenscheid				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	45841031			Frank Bauer	Commerzbank AG,
Deutschland		Plettenberg				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	81040000			Frank Bauer	Commerzbank AG,
Deutschland		Aschersleben				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany

Novelis	EUR	Commerzbank /	76040061	Rentenkonto		Frank Bauer	Commerzbank AG,
Deutschland		Nürnberg				Tel.: +49-30-26534209	Potsdamer Str. 125,
GmbH						Email: frank-bauer@commerzbank.com	10783 Berlin,
Germany
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

Exhibit 1 to Schedule 2 — foreign accounts (for intermation only)

			Type of	Account
Account Holder	Currency	Bank / Account Location	Account	Number	Contact	Address
Novelis Deutschland GmbH	EUR	Deutsche Bank / Amsterdam	Sales office		Ellen Vening	Deutsche Bank AG, Filiale Amsterdam , Herengracht 450-454, Amsterdam 1017 CA Netherlands

Novelis Deutschland GmbH	EUR	Deutsche Bank / Brussels	Sales office		Joseph Spinks	Deutsche Bank AG, Filiale Brüssel, Avenue Marnixlaan 17, Brussels 1000, Belgium

Novelis Deutschland GmbH	EUR	Deutsche Bank / Brussels	operating a/c		Joseph Spinks	Deutsche Bank AG, Filiale Brüssel, Avenue Marnixlaan 17, Brussels 1000, Belgium

Novelis Deutschland GmbH	GBP	Deutsche Bank / London	operating a/c		Katherine Lee	Deutsche Bank AG, Filiale London, Winchester House, 1 Great Winchester Street, London EC2N 2DB, Uk

Novelis Deutschland GmbH	USD	Deutsche Bank / London	operating a/c		Katherine Lee	Deutsche Bank AG, Filiale London, Winchester House, 1 Great Winchester Street, London EC2N 2DB, Uk

Novelis Deutschland GmbH	EUR	Deutsche Bank / Madrid	Sales office		N/A	N/A

Novelis Deutschland GmbH	EUR	Deutsche Bank / Vienna	Sales office		Andrea Haslinger	Deutsche Bank AG, Filiale Wien, Hohenstaufengasse 4, Vienna 1010, Austria
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

			Type of	Account
Account Holder	Currency	Bank / Account Location	Account	Number	Contact	Address
Novelis Deutschland GmbH	PLN	Deutsche Bank / Warsaw	Sales office		Sebastian Kolodziej	Deutsche Bank Polska Spólka Akcyjna , Focus, Al. Armii Ludowej 26, Warsaw 00-609, Poland

Novelis Deutschland GmbH	CHF	Deutsche Bank / Zurich	operating a/c		Ian Moore	Deutsche Bank AG, Filiale Zürich, Uraniastraße 9, Zurich 8001, Switzerland

Novelis Deutschland GmbH	EUR	Sampo Bank / Helsinki	Sales office		Jyrki Saulo	Sampo Bank, Helsinki

Novelis Deutschland GmbH	EUR	Commerzbank / Madrid	Kundeneingang		N/A	Commerzbank AG, Sucursal en Espana, 28046 Madrid, Spain

Novelis Deutschland GmbH	EUR	Commerzbank / Madrid	Market Center		N/A	Commerzbank AG, Sucursal en Espana, 28046 Madrid, Spain

Novelis Deutschland GmbH	GBP	Commerzbank / London	Kundeneingang		Emma Barnes	Commerzbank AG, 60 Gracechurch Street, London EC3V 0HR, Great Britain

Novelis Deutschland GmbH	EUR	Nordea Pamki Suomi Oyi / Espoo	Market Center		N/A	Nordea Bank Finland Abp, Asemakuja 2, 02770 Espoo, Finland

Novelis Deutschland GmbH	DKK	Den Danske Bank / Ishoj	Market Center		N/A	Danske Bank, Vestergade 12, 2635 Ishoj, Denmark
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

			Type of	Account
Account Holder	Currency	Bank / Account Location	Account	Number	Contact	Address
Novelis Deutschland GmbH	EUR	Fortis Bank / Brüssel	Market Center		N/A	Fortis Bank, Warandeberg 3, 1000 Brussels, Belgium

Novelis Deutschland GmbH	EUR	ABN AMRO Bank NV / Dordrecht	Market Center		N/A	ABN Amro, Stationsweg 2, Dordrecht, Netherlands

Novelis Deutschland GmbH	EUR	Bank Austria Creditanstalt / Wien	Market Center		N/A	Bank Austria, 1220 Vienna, Austria

Novelis Deutschland GmbH	HUF	Commerzbank / Budapest	Market Center		N/A	Commerzbank Zrt. H-1054 Budapest, Hungary

Novelis Deutschland GmbH	PLN	BANK HANDLOWY W WARSZAWIE SA / Sopot	Market Center		N/A	Bank Handlowy, Wały Piastowskie 1, Gdansk, Polska

Novelis Deutschland GmbH	EUR	Commerzbank / Brüssel	Konto Market Center		N/A	Commerzbank AG, Boulevard Louis Schmidt 29, 1040 Etterbeek, Belgium

Novelis Deutschland GmbH	EUR	Commerzbank / Amsterdam	Konto Market Center		N/A	Commerzbank AG, Strawinskylaan 2501, 1077 ZZ Amsterdam, Netherlands
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

SCHEDULE 2 PART II
List of Trust Accounts
Novelis AG

		Bank / Account	Bank Sort	Type of	Account
Account Holder	Currency	Location	Code (BLZ)	Account	Number	Contact	Address
Novelis Deutschland GmbH	EUR CAD CHF GBP USD	Commerzbank / Berlin	10040000			Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis Deutschland Hannoversche Straße 1 37075 Göttingen Germany

To:	[Account Bank]

Date:	[ ]

Re:	Accounts Nos. [ ] (the “Accounts”)
We hereby give you the notice that by a pledge agreement dated on or about December 17, 2010 (the "Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on each of the above Accounts (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Accounts.
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., 1455 Market Street, CA 94103, U.S.A., Fax: + 1 415-503-5011, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

Yours faithfully,
For and on behalf of
Novelis Deutschland GmbH
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

SCHEDULE 4
Form of Acknowledgement

From:	[Account Bank] (the Account Bank)

To:	Bank of America, N.A.

as Collateral Agent

1455 Market Street San Francisco, CA 94103, U.S.A.

Fax: + 1 415-503-5011 Attention: Account Officer

Copy to:	Novelis Deutschland GmbH

Hannoversche Straße 1 37075 Göttingen Germany
Date: (___)
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated
(_) — Bank Account No. (_)
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account nor are we aware of any third party rights in relation to the Account which rank in priority before the pledges over the Account granted to the Collateral Agent by the Pledgor, except for the pledges granted under the Account Pledge Agreement in connection with the ABL Credit Agreement dated on or about 17 December 2010 We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account or invoke any rights of retention in relation to the Account during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account.
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

We agree that the pledge in our favor over the Account granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account granted to the Collateral Agent by the Pledgor pursuant to the Account Pledge Agreement dated [•] of which we have been notified by the Pledgor.
We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account and in particular may dispose over the amounts standing to the credit of the Account.
Please send such aforesaid notice directly to
[details/address of Account Bank]
(duly authorised signatory of the Account Bank)
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

Signatories
Term Loan: Account Pledge Agreement / Novelis Deutschland GmbH

EXECUTION COPY
NOVELIS AG
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees
SECOND RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis AG, a stock corporation organized under the laws of Switzerland, having its business address at Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland (the “Pledgor”);

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. (in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), the “Collateral Agent”),

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the Term Loan Credit Agreement (as defined below) (together with the Collateral Agent, the “Original Pledgees ”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors and the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, the Lenders thereunder have agreed to extend to the Borrower credit in the form of initial term loans (the “Initial Term Loans”), and, if so requested by the Borrower by written notice to the Administrative Agent and provided the approached existing lender elects to provide the respective commitment, in the form of incremental term loans effected by joinder agreements to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans”, and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

(B)	It is one of the conditions for granting the Term Loans that the Pledgor enters into this Agreement.

1

(C)	In connection with an ABL revolving loan agreement dated on or about the date hereof, (the “ABL Credit Agreement”), the Pledgor has agreed to grant a first ranking pledge over its Accounts (as defined below) as security for the obligations arising under or in connection with the ABL Credit Agreement.

(D)	The Pledgor has agreed to grant a second ranking pledge over its respective German accounts as security for the Pledgees’ respective claims against the Loan Parties under or in connection with the Term Loan Credit Agreement.

(E)	Pursuant to a trust agreement between the Pledgor and Novelis Deutschland GmbH (the “Account Trustee”), the Pledgor is the beneficiary of some or all of the German accounts of the Account Trustee (the “Trust Agreement”).

(F)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the Term Loan Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“Abstract Acknowledgment of Indebtedness” shall mean the agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) entered into among Novelis Deutschland GmbH and Novelis Aluminium Holding Company with the Collateral Agent on or about the date hereof in connection with the Term Loan Credit Agreement.
“Account Banks” shall mean the credit institutions administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean the German Accounts and the Trust Accounts.
“German Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the

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Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 Part I (List of German Accounts) and “German Account” means any one of them.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way of becoming a lender, issuing bank or agent, in each case, under the Term Loan Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as pledgee. 1
“Lenders” has the meaning given in the Term Loan Credit Agreement.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” shall mean the pledges created pursuant to Clause 2.
“Secured Obligations” shall mean
(I) (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement; and
(II) the Abstract Acknowledgement of Indebtedness.

[1]	Question/comment from Skadden Chicago: Does this cover the obligees of bank product obligations (or do we need an appointment letter)? Skadden Frankfurt to discuss with Skadden Chicago; there seem to be no “Bank Product Obligations” under the Term Loan.

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“Trust Accounts” are the accounts of Novelis Deutschland GmbH that are subject to the Trust Agreement and which are also listed in Schedule 2 Part II (List of Trust Accounts).
“Trust Account Bank” shall mean, with regard to each Trust Account, the bank specified as trust account bank in Schedule 2 Part II (List of Trust Accounts).
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Term Loan Credit Agreement.

1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	CREATION OF PLEDGES

2.1	The Pledgor hereby pledges to each of the Pledgees:

2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,

(A)	its Accounts;

(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the

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avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and
2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.

2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.

2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Term Loan Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.

2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.6	The Pledges created hereunder shall be subordinated to any pledges created over the Accounts in connection with the ABL Credit Agreement, but shall rank ahead of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Banks’ pledges.

2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

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2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.

3.	SECURED OBLIGATIONS
The security created hereunder secures the payment of all Secured Obligations. The Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.
4.	DISPOSALS OVER ACCOUNTS

4.1	In relation to the Account Banks, the Pledgor shall be authorized to dispose over (verfügen) its respective Accounts in the ordinary course of business. This authorization shall, in particular, include the right to withdraw and transfer funds from its respective Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.

4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the Pledgor over any amounts standing to the credit on the respective Account. The Collateral Agent shall notify the Pledgor accordingly.

5.	REALISATION OF THE PLEDGES

5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of

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the Pledgees, gives notice to the Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.
5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.

5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.

5.4	The Collateral Agent shall give the Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:

5.4.1	the Pledgor ceases to make payments to third parties generally within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act);

5.4.2	the Pledgor becomes over-indebted within the meaning of Section 725 para 2 of the Swiss Code of Obligations;

5.4.3	the Pledgor files an application for the institution of insolvency proceedings or similar proceedings over its assets;

5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Pledgor, provided such application is not unfounded; or

5.4.5	a preliminary insolvency administrator or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Pledgor.

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5.5	If the Collateral Agent, acting on behalf of the Pledgees, decides not to enforce the Pledges over all of the Accounts, it shall be entitled to determine, in its sole discretion, which of the Accounts shall be realized.

5.6	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.

5.7	For the purpose of realizing the balances on the Accounts, the Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.

5.8	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

6.	WAIVER OF PLEDGORS’ DEFENCES AND OF SUBROGATION RIGHTS

6.1	The Pledgor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

6.2	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or

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compensation from any Borrower, any Guarantor or any of its affiliates or to assign any of these claims.
7.	RELEASE OF THE PLEDGES

7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgor confirm to the Pledgor in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in part any pledges under the Term Loan Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.

7.2	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE

8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.

8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured

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Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgor hereunder.
8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:

9.1	it is the unrestricted legal and economic owner of its respective German Accounts and is the unrestricted beneficial owner of the Trust Accounts;

9.2	it does not own any accounts in the Federal Republic of Germany other than its respective German Accounts and is not the beneficial owner of any other accounts in the Federal Republic of Germany other than its respective Trust Accounts;

9.3	the information provided in this Agreement relating to its respective Accounts is accurate and complete in all material respects;

9.4	its respective Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights (except the rights of Novelis Deutschland GmbH as owner of the Trust Accounts, except for security for the ABL Credit Agreements and except to the extent permitted as a Permitted Lien (as defined in the Term Loan Credit Agreement);

9.5	the Pledges granted to Pledgees will (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) will be subordinated only to the pledges over the Accounts created in connection with the ABL Credit Agreement but will rank ahead of any other current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement);

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9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

9.7	it has not ceased payments within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act, nor is it over-indebted within the meaning of Section 725 para. no. 2 of the Swiss Code of obligations or in terms of the Swiss generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung, nor it is unable, or has admitted inability, to pay its debts as they fall due and is not deemed to, or declared to be, unable to pay its debts.

10.	UNDERTAKINGS OF THE PLEDGOR

The Pledgor undertakes:

10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges over the Accounts, and to obtain from each such Account Bank a confirmation of the receipt of the notice vis-à-vis the Collateral Agent;

10.2	to ensure that its Account Banks release the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the respective Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Collateral Agent does not affect the validity or enforceability of the Pledges;

10.3	upon the occurrence of an Event of Default which is continuing, the Pledgor shall upon the request of the Collateral Agent, acting on behalf of the Pledgees, to deliver to the Collateral Agent information on the current status of the Accounts;

10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably

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request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgor’s costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgor which pertain to the Accounts;
10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement need not be pledged hereunder;

10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.7	not to transfer any of the Accounts to another bank or relocate any of the Accounts to another branch of the relevant Account Bank unless such transfer does not affect the Pledges and except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

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10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over any of the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;

10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and

10.11	The Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require
10.11.1.1	for perfecting or protecting the security under this Agreement; and

10.11.1.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.
11.	LIMITATION OF ENFORCEMENT
If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of the Pledgor (except for the (direct or indirect) Subsidiaries of the Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 7.12 (Swiss Guarantors) of the Term Loan Credit Agreement shall apply to any enforcement of the Pledges and to the proceeds of such enforcement.

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12.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
The Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) that (i) it is the economic owner (wirtschaftlicher Berechtigter) of its German Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of the German Accounts, and that (ii) it is the economic owner (wirtschaftlicher Berechtigter) of the Trust Accounts owned by Novelis Deutschland GmbH.
13. INTERCREDITOR AGREEMENT AND TERM LOAN CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the "Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
14.	NOTICES

14.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:

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14.1.1	If to the Pledgees and Collateral Agent:

Address:	Bank of America, N.A. 1455 Market Street San Francisco, CA 94103, U.S.A.
Attention: Fax:	Account Officer + 1 415-503-5011
14.1.2	If to Pledgor:

Address: Attention: Fax:	Novelis AG Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland Management +41 44 386 2151 or to such other address as the recipient may notify or may have notified to the other party in writing.

14.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

15.	WAIVER

15.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

15.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

16.	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed

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counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

17.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other court having jurisdiction over the Pledgor or any of the Pledgor’s assets.

18.	LIABILITY AND INDEMNIFICATION

18.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the Term Loan Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.

18.2	The Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.

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19.	AMENDMENTS

Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.

20.	ANNEXES, SCHEDULES

All Schedules to this Agreement shall form an integral part hereof.

21.	SEVERABILITY

21.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

21.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgor undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.

PAGE |- 1 -

SCHEDULE 2 PART I
List of German Accounts
Novelis AG
Deutsche Bank Accounts

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis AG	EUR	Deutsche Bank / Hannover	25070024	cashpool header		Achim Keiser Tel.: +49-511-3652953 Email: achim.keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

PAGE |- 2 -

Commerzbank Accounts

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis AG	DKK	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	EUR	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	NOK	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	SEK	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	GBP	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	USD	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

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		Bank / Account
Account Holder	Currency	Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis AG	CHF	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	AUD	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	CAD	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	CHF	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	EUR	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	GBP	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Novelis AG	USD	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

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SCHEDULE 2 PART II
List of Trust Accounts
Novelis AG

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code (BLZ)	Account Number	Contact	Address
Novelis Germany GmbH	EUR CAD CHF GBP USD	Commerzbank Berlin	10040000		Frank Bauer Tel.: +49-30-26534209 Email: 0 frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

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SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis AG Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland

To:	[Account Bank]

Date:	[ ]

Re:	Accounts Nos. [ ] (the “Accounts”)
We hereby give you the notice that by a pledge agreement dated [•], 2010 (the “Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on each of the above Accounts (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Accounts.
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., 1455 Market Street, San Francisco, CA 94103, U.S.A., Fax: + 1 415-503-5011, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.

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Yours faithfully,
For and on behalf of
Novelis AG

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SCHEDULE 4
Form of Acknowledgement

From:	[Account Bank] (the Account Bank)

To:	Bank of America, N.A.

as Collateral Agent

1455 Market Street San Francisco, CA 94103, U.S.A Fax: + 1 415-503-5011 Attention: Account Officer

Copy to:	Novelis AG Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland Switzerland
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated (...) — Bank Account No. (...)
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account nor are we aware of any third party rights in relation to the Account which rank in priority before the pledges over the Account granted to the Collateral Agent by the Pledgor, except for the pledges granted under the Account Pledge Agreement in connection with the ABL Credit Agreement dated on or about 17 December 2010 We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account or invoke any rights of retention in relation to the Account during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account.
We agree that the pledge in our favor over the Account granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account granted to the Collateral Agent by the Pledgor pursuant to the Account Pledge Agreement dated [•] of which we have been notified by the Pledgor.

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We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account and in particular may dispose over the amounts standing to the credit of the Account.
Please send such aforesaid notice directly to
[details/address of Account Bank]

(duly authorised signatory of the Account Bank)

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Signatories

EXECUTION COPY
NOVELIS SWITZERLAND SA
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees

SECOND RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

Term Loan: Account Pledge by Novelis Switzerland SA

Term Loan: Account Pledge by Novelis Switzerland SA

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Switzerland SA, a stock corporation organized under the laws of Switzerland, having its business address at Route des Laminoirs, 3960 Sierre, Switzerland (the “Pledgor”);

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below) (the “Collateral Agent”),

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the Term Loan Credit Agreement (as defined below) (together with the Collateral Agent, the “Original Pledgees ”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors and the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, the Lenders thereunder have agreed to extend to the Borrower credit in the form of initial term loans (the “Initial Term Loans”), and, if so requested by the Borrower by written notice to the Administrative Agent and provided the approached existing lender elects to provide the respective commitment, in the form of incremental term loans effected by joinder agreements to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then ourstanding (the “Other Term Loans”, and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

(B)	It is one of the conditions for granting the Term Loans that the Pledgor enters into this Agreement.
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(C)	In connection with an ABL revolving loan agreement dated dated on or about the date hereof (the “ABL Credit Agreement”), the Pledgor has agreed to grant a first ranking pledge over its Accounts (as defined below) as security for the obligations arising under or in connection with the ABL Credit Agreement.

(D)	The Pledgor has agreed to grant a second ranking pledge over its Accounts as security for the Pledgees’ respective claims against the Loan Parties under or in connection with the Term Loan Credit Agreement.

(E)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the Term Loan Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:
“Abstract Acknowledgement of Indebtedness” shall mean the agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) entered into among Novelis Deutschland GmbH and Novelis Aluminium Holding Company with the Collateral Agent on or about the date hereof in connection with the Credit Agreement.
“Account Banks” shall mean the credit institutions administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 (List of Bank Accounts)) and “Account” means any one of them.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations
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from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way of becoming a lender, issuing bank or agent, in each case, under the Term Loan Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as pledgee.
“Lenders” has the meaning given in the Term Loan Credit Agreement.
“Pledgees” means the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” means the pledges created pursuant to Clause 2.
“Secured Obligations” shall mean
(I) (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement; and
(II)	the Abstract Acknowledgement of Indebtedness.

1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Term Loan Credit Agreement.

1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.
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1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	CREATION OF PLEDGES

2.1	The Pledgor hereby pledges to each of the Pledgees:

2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,

(A)	its Accounts;

(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and

2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.

2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.

2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder
Term Loan: Account Pledge by Novelis Switzerland SA

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bedingter Anspruch) of such Future Pledgee arising under the Term Loan Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.
2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.6	The Pledges created hereunder shall be subordinated to any pledges created over the Accounts in connection with the ABL Credit Agreement, but shall rank ahead of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Banks’ pledges.

2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.

3.	SECURED OBLIGATIONS
The security created hereunder secures the payment of all Secured Obligations. The Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.
4.	DISPOSALS OVER ACCOUNT

4.1	In relation to the Account Banks, the Pledgor shall be authorized to dispose over (verfügen) its Accounts in the ordinary course of business. This
Term Loan: Account Pledge by Novelis Switzerland SA

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authorization shall, in particular, include the right to withdraw and transfer funds from the Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.
4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the Pledgor over any amounts standing to the credit on the Accounts. The Collateral Agent shall notify the Pledgor accordingly.

5.	REALISATION OF THE PLEDGES

5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.

5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.

5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.

5.4	The Collateral Agent shall give the Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the
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observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:

5.4.1	the Pledgor ceases to make payments to third parties generally within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act);

5.4.2	the Pledgor becomes over-indebted within the meaning of Section 725 para 2 of the Swiss Code of Obligations;

5.4.3	the Pledgor files an application for the institution of insolvency proceedings or similar proceedings over its assets;

5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Pledgor, provided such application is not unfounded; or

5.4.5	a preliminary insolvency administrator or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Pledgor.

5.5	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.

5.6	For the purpose of realizing the balances on the Accounts, the Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.
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5.7	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

6.	WAIVER OF PLEDGORS’ DEFENCES AND OF SUBROGATION RIGHTS

6.1	The Pledgor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

6.2	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, any Guarantor or any of its affiliates or to assign any of these claims.

7.	RELEASE OF THE PLEDGES

7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgor confirm to the Pledgor in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in part any pledges under the Term Loan Credit Agreement, the Collateral Agent is authorized to release such Pledge under this Agreement.
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7.2	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE

8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.

8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgor hereunder.

8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES
The Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:
9.1	it is the unrestricted legal and economic owner of the Accounts;

9.2	it does not own any other accounts in the Federal Republic of Germany other than the Accounts;
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9.3	the information provided in this Agreement relating to its Accounts is accurate and complete in all material respects;

9.4	its Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights (except for the lien as security for the ABL Credit Agreements and except to the extent permitted as a Permitted Lien (as defined in the Term Loan Credit Agreement);

9.5	the Pledges granted to the Pledgees will (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) be subordinated only to the pledges over the Accounts created in connection with the ABL Credit Agreement but will rank ahead of any other current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement);

9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

9.7	it has not ceased payments within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act, nor is it over-indebted within the meaning of Section 725 para. no. 2 of the Swiss Code of obligations or in terms of the Swiss generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung, nor it is unable, or has admitted inability, to pay its debts as they fall due and is not deemed to, or declared to be, unable to pay its debts.

10.	UNDERTAKINGS OF THE PLEDGOR
The Pledgor undertakes:
10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges, and to obtain from each such Account Bank a confirmation vis-à-vis the Collateral Agent of the receipt of the notice;
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10.2	to ensure that its Account Banks releases the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the parties that a failure by an Account Bank to submit such confirmation to the Collateral Agent does not affect the validity or enforceability of the Pledges;

10.3	upon the occurrence of an Event of Default which is continuing, and upon the request of the Collateral Agent, acting on behalf of the Pledgees, to deliver to the Collateral Agent information on the current status of the Accounts;

10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgor’s costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgor which pertain to the Accounts;

10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement need not be pledged hereunder;

10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided for in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);
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10.7	not to transfer the Accounts to another bank or relocate the Accounts to another branch of the relevant Account Bank unless such transfer does not affect the Pledges and except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;

10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and

10.11	The Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require

10.11.1	for perfecting or protecting the security under this Agreement; and
Term Loan: Account Pledge by Novelis Switzerland SA

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10.11.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.

11. LIMITATION OF ENFORCEMENT
If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of the Pledgor (except for the (direct or indirect) Subsidiaries of the Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 7.12 (Swiss Guarantors) of the Term Loan Credit Agreement shall apply to any enforcement of the Pledges and to the proceeds of such enforcement.
12.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
The Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) that it is the economic owner (wirtschaftlicher Berechtigter) of the Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of the Accounts.
13.	INTERCREDITOR AGREEMENT AND TERM LOAN CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the
Term Loan: Account Pledge by Novelis Switzerland SA

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event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
14.	NOTICES

14.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:

14.1.1	If to the Pledgees and Collateral Agent:

Address:	Bank of America, N.A. 1455 Market Street San Francisco, CA 94103, U.S.A.
Attention:	Account Officer
Fax:	+ 1 415-503-5011
14.1.2	If to Pledgor:

Novelis Switzerland SA
Address:	Route des Laminoirs, 3960 Sierre, Switzerland
Attention:	General Manager
Fax:	+ 41.27.457-6525

with a copy to:
Novelis AG
Address:	Sternenfeldstrasse 19 8700 Küsnacht, Zurich, Switzerland
Attention:	Legal Counsel
Fax:	+ 41.44.386-2151
or to such other address as the recipient may notify or may have notified to the other party in writing.

14.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.
Term Loan: Account Pledge by Novelis Switzerland SA

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15.	WAIVER

15.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

15.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

16.	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

17.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other court having jurisdiction over the Pledgor or any of the Pledgor’s assets.

18.	LIABILITY AND INDEMNIFICATION

18.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the Term Loan Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for
Term Loan: Account Pledge by Novelis Switzerland SA

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such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.

18.2	The Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.

19.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
20.	ANNEXES, SCHEDULES
All Schedules to this Agreement shall form an integral part hereof.
21.	SEVERABILITY

21.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

21.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgor undertakes that it will without promptly (unverzüglich) cure any legal
Term Loan: Account Pledge by Novelis Switzerland SA

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defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.
Term Loan: Account Pledge by Novelis Switzerland SA

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.
Term Loan: Account Pledge by Novelis Switzerland SA

SCHEDULE 2
List of Bank Accounts
Novelis Switzerland SA

Bank /
Account Holder	Currency	Account Location	Type of Account	Account Number	Contact	Address
Novelis Switzerland SA	EUR	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Switzerland SA	CHF	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Switzerland SA	USD	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Switzerland SA	GBP	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany
Term Loan: Account Pledge by Novelis Switzerland SA

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis Switzerland SA Route des Laminoirs, 3960 Sierre, Switzerland

To:	[Account Bank] [Address] [City] Germany

Date:	[ ]

Re:	Accounts Nos. [ ] (the “Accounts”)
We hereby give you the notice that by a pledge agreement dated December [•], 2010 (the “Account Pledge Agreement”) we have pledged in favor of [ ] (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on the above Account(s) (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Account(s).
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to [ ], to the attention of [ ], in its capacity as Collateral Agent with a copy to ourselves.
Term Loan: Account Pledge by Novelis Switzerland SA

Yours faithfully,
For and on behalf of
Novelis Switzerland SA
Term Loan: Account Pledge by Novelis Switzerland SA

SCHEDULE 4
Form of Acknowledgement

From:	[Account Bank] (the Account Bank)

To:	Bank of America, N.A. as Collateral Agent 1455 Market Street San Francisco, CA 94103, U.S.A. Fax: + 1 415-503-5011 Attention: Account Officer

Copy to:	Novelis Switzerland SA Route des Laminoirs, 3960 Sierre, Switzerland Fax: +41 27-457-6525 Attention: General Manager
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated December 17, 2010 — Bank Account No. [•]
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account(s) nor are we aware of any third party rights in relation to the Account(s), which rank in priority before the pledges over the Account(s) granted to the Collateral Agent by the Pledgor, except for the pledges granted under the Account Pledge Agreement in connection with the ABL Credit Agreement dated on or about 17 December 2010. We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account(s) or invoke any rights of retention in relation to the Account(s) during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account(s) or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account(s).
Term Loan: Account Pledge by Novelis Switzerland SA

We agree that the pledge in our favor over the Account(s) granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account(s) granted to the Collateral Agent and the other Pledgees by the Pledgor pursuant to the Account Pledge Agreement dated December 17, 2010 of which we have been notified by the Pledgor.
We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account(s) and in particular may dispose over the amounts standing to the credit of the Account(s).
Please send such aforesaid notice directly to

[Account Bank to insert notice details]
[Address]
Fax: [•]

(duly authorised signatory of the Account Bank)
Term Loan: Account Pledge by Novelis Switzerland SA

Signatories
Term Loan: Account Pledge by Novelis Switzerland SA

Execution Copy
NOVELIS ALUMINIUM HOLDING COMPANY
NOVELIS INC.
NOVELIS LUXEMBOURG S.A.
as Pledgors
and
BANK OF AMERICA, N.A.
as Collateral Agent and Original Pledgee 1
and
other Parties
as Pledgees

SECOND RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Aluminium Holding Company, a company incorporated under the laws of Ireland, with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, registered with the Irish Register of Companies under no. 319611, (the “Pledgor 1”);

(2)	Novelis Inc., is a corporation incorporated under the laws of Canada, having its head office at Two Alliance Center, 3560 Lennox Road, Suite 2000, Atlanta, GA 30326, U.S.A., registered under the corporate registration number 765937-7, (the “Pledgor 2”);

(3)	Novelis Luxembourg S.A., a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358, (the “Pledgor 3” and together with the Pledgor 1 and the Pledgor 2 the “Pledgors”);

(5)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. (in its capacity as Collateral Agent under the Term Loan Credit Agreement (as defined below), the “Collateral Agent”),

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the Term Loan Credit Agreement (as defined below) (together with the Collateral Agent, the “Original Pledgees ”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors and the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, the Lenders thereunder have agreed to extend to the

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Borrower credit in the form of initial term loans (the “Initial Term Loans”), and, if so requested by the Borrower by written notice to the Administrative Agent and provided the approached existing lender elects to provide the respective commitment, in the form of incremental term loans effected by joinder agreements to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans”, and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

(B)	It is one of the conditions for granting the Term Loans that the Pledgors enter into this Agreement.

(C)	In connection with an ABL revolving loan agreement dated on or about the date hereof, (the “ABL Credit Agreement”), the Pledgors have agreed to grant a first ranking pledge over its Accounts (as defined below) as security for the obligations arising under or in connection with the ABL Credit Agreement.

(D)	The Pledgors have agreed to grant a second ranking pledge over its Accounts (as defined below) as security for the Pledgees’ (as defined below) respective claims against the Loan Parties under or in connection with the Term Loan Credit Agreement.

(E)	The Pledgors and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the Term Loan Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgors intend to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:
“Abstract Acknowledgment of Indebtedness” shall mean the agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) entered into among Novelis Deutschland GmbH and Novelis Aluminium Holding Company with the Collateral Agent on or about the date hereof in connection with the Term Loan Credit Agreement.

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“Account Banks” shall mean the credit institutions administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which a Pledgors hold at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 (List of Bank Accounts)) and “Account” means any one of them.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way of becoming a lender, issuing bank or agent, in each case under the Term Loan Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as pledgee.
“Lenders” has the meaning given in the Term Loan Credit Agreement.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” shall mean the pledges created pursuant to Clause 2.
“Secured Obligations” shall mean
(I) (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents and (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each

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Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement; and
(II) the Abstract Acknowledgement of Indebtedness.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Term Loan Credit Agreement.

1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	CREATION OF PLEDGES

2.1	Each Pledgor hereby pledges to each of the Pledgees:

2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,

(A)	its Accounts;

(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and

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2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.

2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.

2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Term Loan Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.

2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.6	The Pledges created hereunder shall be subordinated to any pledges created over the Accounts in connection with the ABL Credit Agreement, but shall rank ahead of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Banks’ pledges.

2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of

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novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.

3.	SECURED OBLIGATIONS
The security created hereunder secures the payment of all Secured Obligations. The Pledgors hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.
4.	DISPOSALS OVER ACCOUNTS

4.1	In relation to the Account Banks, each Pledgor shall be authorized to dispose over (verfügen) its respective Accounts in the ordinary course of business. This authorization shall, in particular, include the right to withdraw and transfer funds from its respective Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.

4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the relevant Pledgor over any amounts standing to the credit on the respective Account. The Collateral Agent shall notify the relevant Pledgor accordingly.

5.	REALISATION OF THE PLEDGES

5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the relevant Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the

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Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.

5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.

5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.

5.4	The Collateral Agent shall give the relevant Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:

5.4.1	the relevant Pledgor ceases to make payments to third parties generally (within the meaning of the relevant rules of the applicable insolvency regime);

5.4.2	the relevant Pledgor becomes over-indebted (within the meaning of the relevant rules of the applicable insolvency regime);

5.4.3	any Pledgor files an application for the institution of insolvency proceedings, examinerships or similar proceedings over its assets;

5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of any Pledgor, provided such application is not unfounded; or

5.4.5	a preliminary insolvency administrator or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of any Pledgor.

5.5	If the Collateral Agent, acting on behalf of the Pledgees, decides not to enforce the Pledges over all of the Accounts, it shall be entitled to determine, in its sole discretion, which of the Accounts shall be realized.

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5.6	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the relevant Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgors, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.

5.7	For the purpose of realizing the balances on the Accounts, each Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the relevant Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.

5.8	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

6.	WAIVER OF PLEDGORS’ DEFENSES AND OF SUBROGATION RIGHTS

6.1	The Pledgors hereby waive all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

6.2	If the Pledges are enforced, or if a Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the relevant Pledgor by subrogation or otherwise. Further, no Pledgor shall at any time before, on or after an enforcement of the Pledges and as a result of the relevant Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, any Guarantor or any of its affiliates or to assign any of these claims.

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7.	RELEASE OF THE PLEDGES

7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgors confirm to the Pledgors in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the relevant Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in part any of the pledges under the Term Loan Credit Agreement, the Collateral Agent is authorized to release the Pledges under this Agreement.

7.2	At any time when the total value of the aggregate security granted by a Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of such Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE

8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.

8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgors hereunder.

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8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES
Each Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:
9.1	it is the unrestricted legal and economic owner of its respective Accounts;

9.2	it does not own any other accounts in the Federal Republic of Germany other than the Accounts;

9.3	the information provided in this Agreement relating to its respective Accounts is accurate and complete in all material respects;

9.4	except for any security for the ABL Credit Agreement or to the extent permitted as a Permitted Lien (as defined in the Term Loan Credit Agreement), its respective Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights ;

9.5	the Pledges granted by it to the Pledgees will (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) be subordinated only to the pledges over the Accounts created in connection with the ABL Credit Agreement but will rank ahead of any other current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement);

9.6	the Pledges constituted by it hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

9.7	it has not ceased payments within the meaning of the relevant rules of the applicable insolvency regime nor is it over-indebted within the meaning of the

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relevant rules of the applicable insolvency regime, nor is it illiquid/imminently illiquid within the meaning of the relevant rules of the applicable insolvency regime.

10.	UNDERTAKINGS OF THE PLEDGORS
Each Pledgor undertakes:
10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges, and to obtain from each such Account Bank a confirmation of receipt of notice vis-à-vis the Collateral Agent;

10.2	to ensure that its Account Banks release the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the respective Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Collateral Agent does not affect the validity or enforceability of the Pledges;

10.3	upon the occurrence of an Event of Default which is continuing, the relevant Pledgor shall upon the request of the Collateral Agent, acting on behalf of the Pledgees, deliver to the Collateral Agent information on the current status of the Accounts;

10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgors’ costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgors which pertain to the Accounts;

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10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the Term Loan Credit Agreement need not be pledged hereunder;

10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.7	not to transfer any of the Accounts pledged by it to another bank or relocate any of the Accounts pledged by it to another branch of the relevant Account Bank unless such transfer does not affect the Pledges and except as permitted under, and under the conditions provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the Term Loan Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, each Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over any of the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;

10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the relevant Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer

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order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the relevant Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and

10.11	each Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require
10.11.1	for perfecting or protecting the security under this Agreement; and

10.11.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.
11.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
Each Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) that it is the economic owner (wirtschaftlicher Berechtigter) of its Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of such Accounts.
12.	INTERCREDITOR AGREEMENT AND TERM LOAN CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor

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Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
13.	NOTICES

13.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:

13.1.1	If to the Pledgees and Collateral Agent:

Address:	Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103, U.S.A.
Attention: Account Officer
Fax: + 1 415-503-5011
13.1.2	If to Pledgor 1:

Address:	Novelis Aluminium Holding Company
25/28 North Wall Quay,
Dublin 1, Irland
Attention:	Secretary
Fax:	+3531 6492649
13.1.3	If to Pledgor 2:

Address:	Novelis Inc.
Two Alliance Center, 3560 Lennox Road, Suite 2000
Atlanta, GA 30326
U.S.A.
Attention:	Randal P. Miller

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Fax:	+1-404-760-0124
13.1.4	If to Pledgor 3:

Address:	Novelis Luxembourg S.A.
Zone Industrielle
Riedgen L-3401 Dudelange
Luxembourg
Attention:	Plant Manager

Fax:	+352518664210

With a copy to
Novelis AG
Sternenfeldstr. 19
CH-8700 Küsnacht ZH
+41 443862309
Attention:	Legal Department

Fax:	+41 443862309
or to such other address as the recipient may notify or may have notified to the other party in writing.

13.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

14.	WAIVER

14.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

14.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

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15.	COUNTERPARTS

15.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

16.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against any Pledgor before any other court having jurisdiction over such Pledgor or any of such Pledgor’s assets.

17.	LIABILITY AND INDEMNIFICATION

17.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the Term Loan Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by any Pledgor except for such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.

17.2	Each Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees

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and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.

18.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
19.	ANNEXES, SCHEDULES
All Schedules to this Agreement shall form an integral part hereof.
20.	SEVERABILITY

20.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

20.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, each Pledgor undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.

SCHEDULE 2 PART I
List of Bank Accounts of Pledgor 1

Bank / Account
Account Holder	Currency	Location	Bank Sort Code	Type of Account	Account Number	Contact	Address
Novelis	EUR	DB Hannover	25070024	Business account		Achim Keiser	Deutsche Bank AG
Aluminium							Georgsplatz 20
Holding							30159 Hannover
Company							Germany

Novelis	EUR	Commerzbank AG	10040000			Frank Bauer	Commerzbank AG,
Aluminium						Tel.: +49-30-26534209	Potsdamer Str. 125,
Holding						Email:	10783 Berlin,
Company						frank-bauer@commerzbank.com	Germany

SCHEDULE 2 PART II
List of Bank Accounts of Pledgor 2

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code	Type of Account	Account Number	Contact	Address
Novelis Inc.	EUR	DB Hannover	25070024	Business account		Achim Keiser	Deutsche Bank AG Georgsplatz 20 30159 Hannover Germany

SCHEDULE 2 PART III
List of Bank Accounts of Pledgor 3
Commerzbank AG

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code	Type of Account	Account Number	Contact	Address
Novelis Luxembourg SA	EUR	Commerzbank	10040000	Cash pool		Frank Bauer, Oliver Lipska Tel: +49 30 2653 4209 frank.bauer@commerzbank.com Oliver.lipska@commerzbank.com	Commerzbank Postdamer Strasse 125 B-10783 Berlin Germany

Novelis Luxembourg SA	GBP	Commerzbank	10040000	Cash pool		Frank Bauer, Oliver Lipska Tel: +49 30 2653 4209 frank.bauer@commerzbank.com Oliver.lipska@commerzbank.com	Commerzbank Postdamer Strasse 125 B-10783 Berlin Germany

Novelis Luxembourg SA	USD	Commerzbank	10040000	Cash pool		Frank Bauer, Oliver Lipska Tel: +49 30 2653 4209 frank.bauer@commerzbank.com Oliver.lipska@commerzbank.com	Commerzbank Postdamer Strasse 125 B-10783 Berlin Germany

Deutsche Bank AG

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code	Type of Account	Account Number	Contact	Address
Novelis Luxembourg SA	EUR	DB Hannover	25070024	Cash pool		Achim Keiser	Deutsche Bank AG Georgsplatz 20 30159 Hannover Germany

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis Aluminium Holding Company 25/28 North Wall Quay Dublin 1 Ireland

To:	[Account Bank]

Date:	[ ]

Re:	Accounts Nos. [ ] (the “Accounts”)
We hereby give you the notice that by a pledge agreement dated on or about December 17, 2010 (the “Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on each of the above Accounts (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Accounts.
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., 1455 Market Street, CA 94103, U.S.A., Fax: + 1 312-453-5555, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.
Yours faithfully,

For and on behalf of
[Pledgor]

SCHEDULE 4
Form of Acknowledgement

From:	[Account Bank]
(the Account Bank)

To:	Bank of America, N.A.

as Collateral Agent

1455 Market Street
San Francisco, CA 94103, U.S.A.

Fax: + 1 415-503-5011
Attention: Account Officer

Copy to:	Novelis Aluminium Holding Company
25/28 North Wall Quay
Dublin 1
Ireland
Date: (____)
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated (__) — Bank Account No. (__)
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account nor are we aware of any third party rights in relation to the Account which rank in priority before the pledges over the Account granted to the Collateral Agent by the Pledgor, except for the pledges granted under the Account Pledge Agreement in connection with the ABL Credit Agreement dated on or about 17 December 2010 We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account or invoke any rights of retention in relation to the Account during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account.

We agree that the pledge in our favor over the Account granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account granted to the Collateral Agent by the Pledgor pursuant to the Account Pledge Agreement dated December 17, 2010 of which we have been notified by the Pledgor.
We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account and in particular may dispose over the amounts standing to the credit of the Account.
Please send such aforesaid notice directly to
[details/address of Account Bank]
(duly authorised signatory of the Account Bank)

Signatories

EXECUTION COPY
NOVELIS DEUTSCHLAND GMBH
as Transferor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY TRANSFER AND ASSIGNMENT AGREEMENT
RELATING TO INTELLECTUAL PROPERTY RIGHTS
(Sicherungsübereignungs- und —abtretungsvertrag betreffend
gewerbliche Schutzrechte)

This SECURITY TRANSFER AND ASSIGNMENT AGREEMENT RELATING TO INTELLECTUAL PROPERTY RIGHTS (the “Agreement”) is dated December 17, 2010 and made
Between:
(1)	Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Göttingen, Germany under HRB 772 (previously: Alcan Deutschland GmbH), having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany (the “Transferor”); and

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. (in its capacity as Collateral Agent under the Term Loan Credit Agreement (as defined below), the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors, the lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender (as the foregoing capitalized terms are defined in the ABL Credit Agreement), the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “ABL Loans”) to the ABL Borrowers.

(B)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Term Loan Borrower”), Holdings, the Subsidiary Guarantors, the lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Term Loan Administrative Agent”) and as Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement), the lenders thereunder have agreed to extend credit to the Term Loan Borrower in the form of initial term loans (the “Initial Term Loans”) and, if so requested by the Term Loan Borrower by written notice to the Term Loan Administrative Agent and provided that the approached existing lender elects to provide the respective commitment, in the form of incremental commitment term loans effected by a respective joinder agreement to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then

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outstanding (the “Other Term Loans” and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

(C)	The ABL Loans and the Term Loans are collectively referred to as the “Loans”, and the ABL Credit Agreement and the Term Loan Credit Agreement are collectively referred to as the “Credit Agreements” and each a “Credit Agreement”).

(D)	It is one of the conditions for granting the Loans that the Transferor enters into this Agreement.

(E)	The Transferor has agreed to grant its intellectual property rights (as set forth below) as security for the Secured Parties’ (as defined below) respective claims against the Loan Parties (as defined below) under or in connection with the Credit Agreements.
NOW IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:

“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.

“Abstract Acknowledgments of Indebtedness” shall mean (i) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the ABL Credit Agreement and (ii) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the Term Loan Credit Agreement and “Abstract Acknowledgement of Indebtedness” shall mean each of them.

“Borrowers” means collectively the ABL Borrowers and the Term Loan Borrower.

“Canadian Intellectual Property” means Copyrights, Patents, Trademarks and Other IP Rights established under the laws of Canada, including any province, territory or political subdivision thereof.

“Collateral” means the Design Models, Know-How, Patents, Trademarks, Utility Models, Other IP Rights, the rights to use any Copyrights in all presently known ways and any and all present and future rights arising under the Licenses.

“Copyrights” (Urheberrechte) means all present and future copyrights in works protected by copyright law, such as copyrights, use rights, exploitation rights, other proprietary rights (verwandte Schutzrechte) including data base rights, and other

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economic rights (vermögensrechtliche Befugnisse) arising therefrom, currently held or to be acquired by the Transferor, but only to the extent that aforesaid rights may be transferred, assigned or pledged by the Transferor, as the case may be.

“Design Models” (Geschmacksmuster) means all present and future design models (whether registered or unregistered) currently held or to be acquired by the Transferor (including without limitation those set out in Schedule 1 hereto).

“Event of Default” shall mean any Event of Default as defined in the ABL Credit Agreement and/or any Event of Default as defined in the Term Loan Agreement, as the context requires.

“Know-How” means all presently existing or future inventions, know-how, trade secrets, procedures, formulae and other intangible property which is not protected by any other intellectual property rights, as well as title to physical embodiments of the aforementioned including, without limitation, any written descriptions, discs, CD-ROMs, specimen, drawings and plans relating to the Transferor’s business.

“Lenders” shall mean the Lenders under the ABL Credit Agreement and/or the Lenders under the Term Loan Credit Agreement, as the context requires.

“Licenses” means all present and future licenses granted by the Transferor in relation to any Copyright, Design Model, Know-how, Patent, Trademark, Utility Model, and/or Other IP Right, including, without limitation, all pecuniary claims arising in connection with such licenses (including, without limitation, licenses set out in Schedule 2 hereto).

“Lien” shall mean the Lien as defined in the ABL Credit Agreement and/or in the Term Loan Credit Agreement, as the context requires.

“Loan Parties” shall mean the Loan Parties as defined in the ABL Credit Agreement and/or the Loan Parties as defined in the Term Loan Credit Agreement, as the context requires.

“Other IP Rights” means rights in designations (Kennzeichenrechte) other than Trademarks, domain names (Domainnamen) and any other intellectual property rights, other than the Copyrights, Design Models, Know-how, Patents, Trademarks and Utility Models, currently held, applied for or to be acquired by the Transferor (including without limitation those set out in Schedule 3 hereto).

“Patents” (Patente) means all present and future patents and patent applications currently held or to be acquired by the Transferor (including without limitation those set out in Schedule 4 hereto).

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“Permitted Lien” has the meaning given to such term in the ABL Credit Agreement or the Term Loan Credit Agreement, as the context requires.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in respect of the Canadian Loan Parties (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Receivables Purchase Agreement” shall mean the receivables purchase agreement and any related servicing agreements between Novelis Deutschland GmbH, on the one hand, and Novelis AG, on the other hand, providing, inter alia, for the sale and transfer of receivables by Novelis Deutschland GmbH to Novelis AG, as such agreement may be amended, modified, supplemented or replaced from time to time, in order that the receivables subject thereto may be included in the borrowing base established under the ABL Credit Agreement.

“Secured Obligations” shall comprise

(I) (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all Secured Bank Product Obligations (for purposes of clause (I) “Loan Parties”, “Insolvency Proceeding”, “Letter of Credit”, “Reimbursement Obligations”, “Extraordinary Expenses” and “Loan Documents” and “Secured Bank Product Obligations” have the meaning set forth in the ABL Credit Agreement);

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(II) (a) obligations of the Term Loan Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Term Loan Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all obligations of the Term Loan Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement (for purposes of clause (II), “Loan Parties”, “Hedging Agreement”, “Secured Party” and “Secured Hedge Provider” have the meaning set forth in the Term Loan Credit Agreement); and

(III) the Abstract Acknowledgements of Indebtedness.

“Secured Parties” shall mean, collectively, all Secured Parties as defined in the ABL Credit Agreement and all Secured Parties as defined in the Term Loan Credit Agreement.

“Security Period” means the period beginning on the date hereof and ending on the date upon which the Collateral Agent is satisfied that (a) none of the Secured Parties is under any commitment, obligation or liability (whether actual or contingent) pursuant to the Term Loan Credit Agreement and/or the ABL Credit Agreement to make advances or provide other financial accommodation to any of the Loan Parties and (b) all of the Secured Obligations have been unconditionally, finally and irrevocably paid and discharged in full.

“Trademarks” (Marken) means all present and future trademarks (whether registered or unregistered) and trademark applications currently held or to be acquired by the Transferor (including without limitation those set out in Schedule 5 hereto).

“United Kingdom Intellectual Property” means Copyrights, Patents, Trademarks and Other IP Rights established under the laws of the United Kingdom, including any state, territory or political subdivision thereof.

“United States Intellectual Property” means Copyrights, Patents, Trademarks and Other IP Rights established under the laws of the United States, including any state, territory or political subdivision thereof, including, with respect to Trademarks, the

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goodwill of the business connected with the use of and symbolized by such Trademarks.

“Utility Models” (Gebrauchsmuster) means all present and future utility models and utility model applications currently held or to be acquired by the Transferor (including without limitation those set out in Schedule 6 hereto).

1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Term Loan Credit Agreement and/or the ABL Credit Agreement, as the context requires.

1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	ASSIGNMENT AND TRANSFER

2.1	The Transferor hereby assigns and transfers the Collateral to the Collateral Agent, together with all present and future rights in relation to the Collateral.

2.2	The Collateral Agent who is acting as Collateral Agent for and on behalf of the Secured Parties hereby accepts the assignment and transfer of the Collateral and of the present and future rights relating thereto.

2.3	Title to present Collateral shall pass over to the Collateral Agent upon execution of this Agreement and all future Collateral shall be assigned and transferred to the Collateral Agent upon its creation.

2.4	To the extent that the Transferor currently holds or will hold in the future co-ownership (Mitinhaberschaft) or a inchoate right to title (Anwartschaftsrecht) in any Collateral or parts thereof, the Transferor hereby assigns and transfers such co-ownership or inchoate right to title to the Collateral Agent.

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2.5	Delivery of possession of physical evidence of the Collateral to the Collateral Agent is hereby replaced by the agreement that the Transferor holds such physical evidence in gratuitous custody (unentgeltliche Vewahrung) for the Collateral Agent (Besitzkonstitut). The Transferor further assigns all present and future claims against third parties obtaining actual possession of such physical evidence to the Collateral Agent who accepts such assignment.

2.6	Notwithstanding anything else contained herein, it is hereby clarified that the security assignment agreed hereunder shall be construed and interpreted to the effect that the Collateral Agent is not granted an assignment of any Canadian Intellectual Property, United States Intellectual Property, or United Kingdom Intellectual Property, but is pledged and granted a lien on, and security interest in — or, in the case of the United Kingdom Intellectual Property, a first fixed charge over — such Intellectual Property, in accordance with the applicable local laws. The foregoing shall be without prejudice to the provisions agreed hereunder, which shall apply to such pledge, lien, and security interest mutatis mutandis.

2.7	The Collateral Agent and the Transferor recognize that on even date herewith they have executed a Patent Security Agreement (German Grantor), (the “US Patent Security Agreement”) and a Trademark Security Agreement (German Grantor) (the “US Trademark Security Agreement”) which are governed by U.S. law. Any security interests granted to the Collateral Agent under Section 2 of the US Patent Security Agreement and the US Trademark Security Agreement shall remain unaffected by the terms of this Agreement. In all other respects, the terms of this Agreement shall prevail over the US Patent Security Agreement and the US Trademark Security Agreement in the event of contradictions.

2.8	The Collateral Agent and the Transferor shall enter into a security agreement governed by the laws of England and Wales under which the Transferor will grant a fixed charge over United Kingdom Intellectual Property.

3.	Use of the Collateral/License

3.1	Until the realization of the Collateral pursuant to Clause 9 (Right to Realization), the Transferor shall be entitled to use the Collateral in the ordinary course of business and on arm’s length terms. For this purpose, the Collateral Agent hereby grants to the Transferor an exclusive license (which shall only be transferable and sublicensable with the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreements) to use the Collateral which has been assigned to the Collateral Agent without any royalties being due therefore. Such license shall be granted without any warranty or representation whatsoever with respect to the existence, validity, merchantability of the respective rights and freedom from third party rights to the Collateral. Subject to Clause 8 and to the extent applicable, the Transferor shall be entitled to apply for the registration of any Collateral in its own name.

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4.	SECURITY PURPOSE

The security created hereunder secures the payment of all Secured Obligations. The security created hereunder shall also cover any future extension of the Secured Obligations and the Assignor herewith expressly agrees that the assignment shall secured the Secured Obligations as extended or increased from time to time.

5.	LIST OF COLLATERAL

5.1	At the date hereof, the Transferor shall at its own expense provide the Collateral Agent with detailed lists of the Collateral, with the exception of Copyrights, such list to be attached hereto as Schedules 1 through 6 (the “Collateral List”).

5.2	The Transferor shall at its own expense provide the Collateral Agent with an updated Collateral List within fifteen (15) days after the end of each calendar half-year (showing the status as of the end of the preceding calendar month), for the first time after the end of the second quarter of 2011, or at shorter intervals at the reasonable request of the Collateral Agent, which shall be substantially in the form of the Collateral List (“Updated Collateral List”).

5.3	The Collateral List and any Updated Collateral List referred to in Clauses 5.1 and 5.2 are for notification purposes only and if for any reason whatsoever the relevant Collateral contemplated to be assigned and transferred hereunder is not, or is inaccurately contained in the lists presented then the assignment and transfer of title in the Collateral shall not be affected thereby in any way.

5.4	The Transferor may deliver any Updated Collateral Lists on a CD-Rom as a Microsoft Excel file or any other readable and compatible electronic medium satisfactory by the Collateral Agent.

6.	BOOKKEEPING AND DATA PROCESSING

6.1	If any information or documents which are necessary to identify the Collateral have been handed over by the Transferor to a third party for its bookkeeping, the Transferor hereby assigns to the Collateral Agent, who accepts such assignment, its right to demand from such third party the return of such information or documents. The Collateral Agent may only exercise the right to demand referred to above upon becoming entitled, in accordance with Clause 9 (Right of Realization) hereof, to enforce the security interest created hereunder and at any time thereafter. Upon the Collateral Agent becoming entitled to exercise the right to demand, the Transferor hereby undertakes to then instruct the third party to provide the Collateral Agent upon the Collateral Agent demand with such information and documents which are necessary to enforce the security created hereby.

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6.2	If details concerning the Collateral or any part thereof have been stored in an electronic data processing system or on a disk, then on the Collateral Agent becoming entitled, in accordance with Clause 9 (Right of Realization) hereof, to enforce the security interest created hereunder and at all times thereafter, the Transferor shall allow the Collateral Agent access to such computer system or disk, including the peripheral equipment and all data concerning the Collateral or the relevant part thereof to the extent necessary or expedient to enforce the security interests created hereunder. In addition, software operators and other required personnel shall be made available to the extent reasonably required and any assistance required shall be provided to the Collateral Agent. If a third party handles the electronic processing of data, the Transferor hereby assigns to the Collateral Agent, who accepts such assignment, all rights against such third party relating to such access and services. The Collateral Agent may only exercise the rights referred to above upon becoming entitled, in accordance with Clause 9 (Right of Realization) hereof, to enforce the security interest created hereunder and at any time thereafter. Upon the Collateral Agent becoming entitled to exercise the rights vis-à-vis a third party as referred to above, the Transferor hereby undertakes to then instruct such third party to handle the processing of data on behalf of the Collateral Agent upon its request, provided that the Transferor shall be given access to any data it requires in its ordinary course of business.

7.	RIGHT OF INSPECTION

7.1	The Transferor undertakes to provide the Collateral Agent promptly at its reasonable request with all information and documents which are necessary for perfecting and/or enforcing the security created hereby.

7.2	The Transferor permits the representative designated by the respective Administrative Agent during the term of this Agreement and in reasonable intervals, to inspect upon reasonable notice its records during normal business hours, or to have them inspected by a duly authorized representative for the purpose of inspecting and checking any of the Collateral, in accordance with the provisions in the Credit Agreement.

8.	REGISTRATION OF THE COLLATERAL

8.1	At the reasonable request of the Collateral Agent in order to protect its legitimate interests, the Transferor shall execute and deliver to the Collateral Agent without undue delay (however, not later than forty five (45) Business Days after such request) declarations of consent which must be certified (notariell beglaubigte Übertragungserklärungen) or in writing, each substantially in the form of Schedule 8 hereto, as required for the registration of the assignment, pledge or lien — as the case may be in the respective jurisdiction — of the material Collateral to the Collateral Agent in the US, the UK, Canada, Switzerland and Germany, and IP registries covering the European Union , to the exclusion of any other jurisdiction.

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8.2	At the reasonable request of the Collateral Agent in order to protect its legitimate interests (however, not later than forty five (45) Business Days after such request), and subject to the proviso below, the Transferor shall execute, deliver, and submit to the relevant government office(s) for filing or registration, and pay the requisite fee for such filing or registration, all documents reasonably requested by the Collateral Agent and necessary to validate or perfect the security interest of the Collateral Agent created hereunder for the Secured Parties in any material Collateral that the Transferor owns in Switzerland, Canada, the UK and the US, and IP registries covering the European Union ,to the exclusion of any other jurisdiction. In particular:
(i)	with respect to Collateral established under U.S. law, other than abandoned Collateral, the Transferor will (a) execute, deliver, and submit an agreement substantially in the form of the US Patent Security Agreement or the US Trademark Security Agreement, as applicable, for recording in the U.S. Patent and Trademark Office and U.S. Copyright Office with respect to the United States Intellectual Property which is the subject of an application or issued registration, (b) execute and deliver and file Form UCC-1s in the applicable Secretary of State’s Office and (c) record in the U.S. Patent and Trademark Office and U.S. Copyright Office, as applicable, documentation necessary to bring title to such material Collateral current into the name of the Transferor;

(ii)	with respect to United Kingdom Intellectual Property, within forty five (45) Business Days of this Agreement, execute and deliver forms TM 24 in respect of the Trademarks and forms P 21/77 in respect of the Patents and forms DF12 A in respect of Designs in a form reasonably required by the Collateral Agent for recording at the UK Intellectual Property Office the security interests over United Kingdom Intellectual Property granted for the Collateral Agent’s benefit under this agreement or any document executed pursuant to this agreement or the Credit Agreements, (b) provide to the Collateral Agent any additional documentation necessary to record at the UK Intellectual Property Office the security interests over United Kingdom Intellectual Property granted for the Collateral Agent’s benefit under this agreement or any document executed pursuant to this agreement or the Credit Agreements. The Collateral Agent shall have the right to apply to the UK Intellectual Property Office to record the creation of the security interests over United Kingdom Intellectual Property for the Collateral Agent’s benefit;

(iii)	with respect to material Collateral established under Canadian law, the Transferor will file any additional or cause to be filed registrations under the PPSA required by the Collateral Agent in respect of the appropriate Security Documents;

(iv)	with respect to material Collateral established under Swiss law, the Transferor will execute and deliver, or submit for registration at its sole cost and expense,

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such documents and instruments for recording the security granted to the Collateral Agent hereunder;
provided that, in each of the foregoing sub-clauses (iii) and (iv), the cost of recording such documents and instruments, or of bringing the title to such material Collateral current, is not unreasonable when compared to the value of the Collateral and its materiality to the business of the Transferor.

8.3	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent shall be entitled to be registered in the public registers of all jurisdictions other than set forth in sub-clause 8.2, subject to the specific requirements of each jurisdiction, either as the owner of the Collateral (for example in Germany) or as the pledgee of the Collateral, as the case may be. Insofar as additional declarations or actions by the Transferor are necessary for the transfer of title or the establishment of a pledge in the Collateral to the Collateral Agent, the Transferor shall, upon the Collateral Agent’s request, make such declarations and undertake such actions at its own expense. The foregoing is not intended to limit any rights that the Collateral Agent may have with respect to the realization of any security granted hereunder in any jurisdiction upon the occurrence of an Event of Default which is continuing, unremedied and unwaived.

8.4	Without limiting any of the Collateral Agent’s rights under Clause 9 (Right to Realization) hereof, the Collateral Agent shall, in the event of its registration as owner of the Collateral and to the extent reasonable, maintain the Collateral at the expense of the Transferor and exercise the rights deriving from the Collateral at the expense of the Transferor.

9.	RIGHT OF REALIZATION

At any time after the occurrence of any Event of Default which is continuing, unremedied and unwaived and any of the Secured Obligations have not been paid when due and payable:

9.1	The Collateral Agent shall be entitled to terminate the license granted pursuant to Clause 3 hereof with immediate effect and to enforce this Agreement and realize the Collateral, subject to the limitations set forth in Clause 10 (Preservation of the Transferor’s Nominal Share Capital). Following the termination of the license granted pursuant to Clause 3 hereof, the Transferor agrees not to assert against the Collateral Agent, the Collateral Agent’s licensees (if any) or acquirers of the Collateral or any other legal successor to the Collateral or parts thereof, any rights which would limit or preclude a realization or use of the Collateral or parts thereof. In particular, without limitation, the Transferor shall not assert any rights out of its company name against the use of the Trademarks.

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9.2	The Collateral Agent has the right to sell the Collateral or part thereof by way of private sale (freier Verkauf) (or in respect of rights under Licenses also to notify the licensees of the assignment or other rights granted hereunder and to collect any payment claims thereunder) to the extent necessary to satisfy any outstanding Secured Obligations.

9.3	In the case of a realization of the Collateral, the Transferor shall promptly provide the Collateral Agent with all documents of title and other documents relating to the Collateral and shall render all assistance which is necessary in respect of such realization.

9.4	When realizing the Collateral, the Collateral Agent may take all measures and enter into all agreements which it considers necessary or expedient in connection therewith, taking into account legitimate interests of the Transferor. The Collateral Agent may request the Transferor to sell the Collateral for and on behalf of the Collateral Agent or in strict accordance with the Collateral Agent’s directions and the Transferor shall promptly comply with such request or directions. Any proceeds derived by the Transferor of such sale shall be delivered to the Collateral Agent without undue delay.

9.5	Solely with respect to the:
9.5.1	Canadian Intellectual Property, the Collateral Agent will have, in addition to the foregoing rights and remedies that are applicable, the rights and remedies which are to be provided for under any security agreement governed under the laws of Canada entered into after the date hereof with respect to the Canadian Intellectual Property; and

9.5.2	United States Intellectual Property, the Collateral Agent will have, in addition to the foregoing rights and remedies that are applicable, the rights and remedies which are provided for under Section 9.1 of the United States Security Agreement, dated December 17, 2010 among, inter alios, Novelis, Inc., the Transferor as one of the guarantors from time to time party thereto and the Collateral Agent..
The foregoing sub-clauses 9.5.1 and 9.5.2 shall be subject to the condition that Clause 10 (Preservation of Transferor’s Nominal Share Capital) shall apply to any realization of the United States Intellectual Property and the Canadian Intellectual Property.

9.6	The Collateral Agent will notify the Transferor in writing at least ten (10) Business Days prior to the realization of the Collateral (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will materially adversely affect the security interests of the Secured Parties. Such Realization Notice shall in particular not be required if:

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9.6.1	the Transferor ceases to make payments to third parties generally (within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation, Insolvenzordnung);

9.6.2	the Transferor becomes over-indebted (within the meaning of Section 19 of the German Insolvency Regulation), or illiquid (within the meaning of Section 17 of the German Insolvency Regulation);

9.6.3	the Transferor files an application for the institution of insolvency proceedings or similar proceedings over its assets;

9.6.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Transferor, provided such application is not unfounded; or

9.6.5	a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Transferor.
10.	PRESERVATION OF TRANSFEROR’S NOMINAL SHARE CAPITAL

10.1	Subject to Clause 10.2 through Clause 10.6 below, the Collateral Agent shall not enforce the Collateral to the extent (i) the Collateral secures obligations of one of the Transferor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Transferor, or the Transferor itself), and (ii) the enforcement of the Collateral for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied) of the Transferor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
10.1.1	The amount of any increase of the Transferor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Transferor;

10.1.2	any loans provided to the Transferor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Transferor) shall be disregarded and not accounted for as a liability to the extent that such loans

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are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

10.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Transferor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

10.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Transferor (nicht betriebsnotwendig) shall be accounted for with their market value; and

10.1.5	the assets of the Transferor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with Clause 10.2.1 below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
10.2	The limitations set out in Clause 10.1 only apply:
10.2.1	if and to the extent that the managing directors of the Transferor have confirmed in writing to the Collateral Agent within ten (10) Business Days a Realization Notice or the commencement of enforcement under this Agreement the value of the Collateral which cannot be enforced without causing the net assets of the Transferor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or

10.2.2	if, within twenty (20) Business Days after an objection under Clause 10.2.1 has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Transferor by a firm of auditors of international standing and reputation that is appointed by the Transferor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Transferor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze

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ordnungsgemäßer Buchführung) as consistently applied by the Transferor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
10.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Collateral up to those amounts that are undisputed between them and the Transferor or determined in accordance with Clause 10.1 and Clause 10.2. In respect of the exceeding amounts, the Collateral Agent shall be entitled to further pursue the Secured Parties’ claims (if any) and the Transferor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Collateral Agent is entitled to enforce those parts of the Collateral that are not enforced by operation of Clause 10.1 above at any subsequent point in time. This Clause 10 shall apply again as of the time such additional enforcement is made.

10.4	Clause 10.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Transferor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid, but excluding, for the avoidance of doubt, any purchase price payment received by the Transferor under the Receivables Purchase Agreement.

10.5	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into security arrangements in support of obligations of their shareholders without limitations, the limitations set forth in Clause 10.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 10.1 above, such less stringent limitations shall apply. Otherwise, Clause 10.1 shall remain unaffected by changes in applicable law.

10.6	The limitations provided for in Clause 10.1 above shall not apply where (i) the Transferor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Transferor and the Transferor has a fully valuable (vollwertig) reimbursement claim (Ausgleichsanspruch).

11.	WAIVER OF ASSIGNOR’S DEFENSES AND OF SUBROGATION RIGHTS

11.1	The Transferor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off (Aufrechenbarkeit) of the Secured Obligations. This waiver shall not apply to a set-off with counterclaims that

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are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).
11.2	If the security created hereunder is enforced, or if the Transferor has discharged any of the Secured Obligations (or any part of them), no rights of the Secured Parties shall pass to the Transferor by subrogation or otherwise. Further, the Transferor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Transferor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, Guarantor or any of its affiliates or to assign any of these claims.

12.	RELEASE OF COLLATERAL

12.1	Upon the expiry of the Security Period, the Collateral Agent shall promptly at the cost and expense of the Transferor retransfer the Collateral and all other rights and claims assigned or transferred to it pursuant to this Agreement to the Transferor, and release any liens and security interests granted to it by the Transferor pursuant to the Agreement, and any supplementary security agreements, including those pertaining to United States Intellectual Property and United Kingdom Intellectual Property and surrender the excess proceeds, if any, resulting from any realization thereof. The Collateral Agent will, however, transfer any Collateral to a third person if and to the extent so required by applicable mandatory law, provided that the Collateral Agent will inform the Transferor of such transfer in advance. If the Collateral Agent is authorized to release in whole or in part any transferred collateral under both the Term Loan Credit Agreement and the ABL Credit Agreement, the Collateral Agent is authorized to release the Collateral under this Agreement.

12.2	At any time when the total value of the aggregate security granted by the Transferor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Collateral Agent shall on demand of the Transferor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

13.	NEGATIVE UNDERTAKINGS

At all times during the Security Period, the Transferor undertakes vis-à-vis the Collateral Agent and the Secured Parties:

13.1	not to dispose of, encumber, abandon, weaken the strength of (such as the good reputation of a trademark) or allow the Collateral or parts thereof to lapse, including any lapse of rights due to non-use or allow the forfeiture (Verwirkung) of any rights to the Patents, Utility Models, Design Models or Trademarks with respect to third parties,

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except as reasonably required in the ordinary course of business and upon giving prior notice thereof to the Collateral Agent, or as permitted under the Credit Agreement or under this Agreement;

13.2	not to amend or to re-file specifications of the Collateral or parts thereof and not to grant further licenses or other rights with respect to the Collateral or parts thereof to third parties, except as reasonably required in the ordinary course of business and upon giving prior notice thereof to the Collateral Agent, or as permitted under the Credit Agreement or under this Agreement;

13.3	not to dispute the validity of the Collateral or of new applications for registration with regard to the Collateral;

13.4	not to take or participate in any action which would impair the enforceability, legality or validity of the security interest of the Collateral Agent created hereunder or the security purpose as described in Clause 4 (Security Purpose) hereof; and

13.5	not to create or agree or attempt to create or permit to exist (in favor of any person other than the Collateral Agent), any Lien over the whole or any part of the Collateral or agree to do so, except as permitted under the Credit Agreement or under this Agreement.

14.	POSITIVE UNDERTAKINGS

At all times during the Security Period, the Transferor undertakes vis-à-vis the Collateral Agent and the Secured Parties:

14.1	to inform the Collateral Agent immediately of any attachment and/or garnished claims (Pfändung und/oder Überweisung von Forderungen) of which it becomes aware in respect of the Collateral or any part thereof or any other measures which may materially impair or jeopardize the Collateral Agent’s and/or Secured Parties’ rights relating thereto. In the event of an attachment, the Transferor undertakes to forward to the Collateral Agent without undue delay a copy of the record of attachment (Pfändungsprotokoll), the attachment order (Pfändungsbeschluß), the garnishee order (Überweisungsbeschluß), as the case may be, and any other documents which the Collateral Agent may reasonably request and that are necessary or expedient for a defense against such attachment. The Transferor shall further be obliged to inform as soon as possible the attaching creditors or other third parties asserting rights with respect to the transferred rights and claims in writing of the Collateral Agent’s rights in respect of the claims and the existence of this Agreement. All costs and expenses reasonably incurred for necessary countermeasures of the Collateral Agent shall be borne by the Transferor;

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14.2	to promptly inform the Collateral Agent if it becomes aware that third parties infringe any of the Collateral or parts thereof, dispute the validity of the Collateral or parts hereof or allege that the Collateral or parts hereof violate the rights of third parties in a way which materially impairs or jeopardizes or can reasonably be expected to materially impair or jeopardize the Collateral Agent’s and/or the Secured Parties’ rights relating to the Collateral and assert all claims and to litigate if, at the reasonable discretion of the Transferor, this is required for the defense against the alleged claims in the ordinary course of business. All expenses incurred in this respect are to be borne by the Transferor. All compensation claims becoming due after the date hereof, become part of the Collateral. Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived the Collateral Agent may take over any judicial or extra judicial proceedings upon reasonable request and at the Transferor’s expense to the extent necessary to preserve legitimate interests of the Collateral Agent;

14.3	to identify the assignment and transfer by way of security of the Collateral immediately in its books and records in the exhibit (Anhang) to its Financial Statements and to refrain from any acts or omissions which could prevent third parties who may have a legitimate interest in obtaining knowledge of the assignment from obtaining knowledge thereof;

14.4	to make all statements and take all actions at its own expense which are required and appropriate in the ordinary course of business in order to maintain the registration of the material Collateral, as shall be consistent with commercially reasonable business judgment, including payment of renewal fees, and have the Collateral registered if not registered so far and to deliver to the Collateral Agent at its reasonable request copies of respective documents evidencing such actions;

14.5	to establish, and, to the extent already existing, to continue, at its own cost and expenses a permanent surveillance of reasonable extent for publications of applications and/or registrations of intellectual property rights which may infringe or otherwise legally collide with the Collateral;

14.6	to inform the Collateral Agent promptly of the occurrence of any event which may result in any of the representations and warranties included in Clause 15 (Representations and Warranties) hereof being untrue; and

14.7	to notify the Collateral Agent without undue delay of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability hereof.

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15.	REPRESENTATIONS AND WARRANTIES

The Transferor hereby represents and warrants to the Collateral Agent and the Secured Parties by way of an independent guarantee (selbständiges Garantieversprechen) the following:

15.1	The execution and performance hereof do not and will not (i) violate any provision of law or the articles of association of the Transferor, any order of any court or governmental agency to which it is bound, (ii) violate in any material way any provision of any agreement or other instrument to which the Transferor is bound, (iii) be in any material way in conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any such agreement or other instrument, or (iv) result in the creation or imposition of any Lien upon any property or assets of the Transferor, except for liens created hereby.

15.2	The obligations of the Transferor hereunder are legal, valid, binding and enforceable against the Transferor in accordance with their terms (with respect to the right assigned pursuant to Clause 6 (Bookkeeping and Data-Processing) hereof, subject to any qualifications in the legal opinion to be rendered by the law firm of Noerr LLP in relation hereto, and subject to any confidentiality agreements).

15.3	With the exception of the registration contemplated in Clause 8, no consents, licenses, approvals or authorizations of, registrations with or declarations to any governmental, authority are required in connection with the execution and performance hereof.

15.4	Subject to the Licenses, if any, the Transferor has valid rights in and good title to the relevant Collateral and has full power and authority (corporate and otherwise) to grant to the Collateral Agent the security interest in the Collateral and to execute and perform its obligations in accordance with the terms hereof, without the consent or approval of any other person.

15.5	Any material claims of third parties (including employees of the Transferor as inventors) with respect to the Collateral have been satisfied by the Transferor at its expense.

15.6	To the Transferor’s best knowledge, the lists attached to this Agreement as Schedule 1 through Schedule 6 on the date of this Agreement include any and all material Collateral existing on such date, with the exception of Copyrights.

15.7	The Collateral is owned by the Transferor free and clear of any Liens, except for Permitted Liens, charges or other encumbrances in favor of third parties and has not been transferred nor assigned to third parties (except as permitted under the Credit Agreement).

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15.8	The Collateral is at the date hereof not subject to any infringement, opposition, nullity or cancellation proceedings before any registration authority or court in any jurisdiction, and at the date hereof the Transferor has no reason to believe and is not aware of any circumstances pursuant to which any such challenge might be anticipated other than those proceedings set out in Schedule 7 hereto.

15.9	Except for Permitted Liens, the security interest created hereby constitutes a valid, first priority security interest in the Collateral enforceable against the Transferor and third parties.

15.10	Neither the Transferor nor any of its German subsidiaries is in a state of insolvency (Zahlungsunfähigkeit) or over-indebtedness (Überschuldung) pursuant to the German Insolvency Code (Insolvenzordnung) or the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), or in a state of imminent insolvency (drohende Zahlungsunfähigkeit) pursuant to the German Insolvency Code.

15.11	The Transferor has its “centre of main interest” (as that term is used in Article 3 (1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) in its jurisdiction of incorporation.

16.	FURTHER ASSURANCE

The Transferor shall at its own expense do all such things as the Collateral Agent may reasonably require to perfect or protect the security intended to be created hereby or any part thereof, or to facilitate the realization of the Collateral or any part thereof; or to facilitate the exercise by the Collateral Agent of any of the rights, powers, authorities and discretions vested in it. The Transferor hereby authorizes the Collateral Agent to take any such action on behalf of the Transferor upon the occurrence of an Event of Default which is continuing, unremedied and unwaived.

17.	SUCCESSORS AND ASSIGNS

17.1	The Transferor shall not assign or delegate any of its rights and duties hereunder.

17.2	All covenants, promises and agreements of the Transferor hereunder shall inure to the benefit of the Collateral Agent, the Secured Parties and their successors and assigns.

18.	INTERCREDITOR AGREEMENT AND CREDIT AGREEMENTS

18.1	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Secured Parties as defined in the Term Loan Credit Agreement and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.

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18.2	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement dated on or about December 17, 2010 (the “Intercreditor Agreement”), among Bank of America, N.A. as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent (as defined therein), Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (as defined therein); and the grantors party thereto, and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Credit Agreements, including Article X of the ABL Credit Agreement and Section 11.19 of the Term Loan Credit Agreement, shall govern and control the exercise of remedies by the Collateral Agent.

19.	INDEMNITY

19.1	Without extending the liability of the Collateral Agent or of the Secured Parties under the Loan Documents, neither the Collateral Agent nor the Secured Parties shall be liable for any loss or damage suffered by the Transferor in connection herewith save in respect of such loss or damage which is suffered as a result of the willful misconduct or gross negligence of the Collateral Agent or the Secured Parties.

19.2	The Transferor shall indemnify the Collateral Agent and the Secured Parties and keep the Collateral Agent and the Secured Parties indemnified against any and all damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Collateral Agent or the Secured Parties for anything done or omitted by the Collateral Agent or the Secured Parties in the exercise or purported exercise of the powers contained herein and occasioned by any breach of the Transferor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against the Collateral Agent or the Secured Parties as a result of the gross negligence or willful misconduct of the Collateral Agent or, as the case may be, the Secured Parties.

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20.	LIMITATION PERIOD

The Collateral Agent and the Transferor hereby agree that the obligations set out in this Agreement shall become time barred after 20 years. With respect to the commencement, suspension (Hemmung), interruption (Unterbrechung) and expiry of the limitation period, the mandatory provisions of German law shall apply.

21.	NOTICES AND THEIR LANGUAGE

21.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail or fax transmission (to be affirmed in writing) to the following addresses:
21.2	If to the Transferor:

Novelis Deutschland GmbH

Hannoversche Straße 1
37075 Göttingen
Germany

Fax:	+ 49.551.304-4902
Attention:	Management (Geschäftsführung)
21.3	If to the Collateral Agent:

Bank of America, N.A.

1455 Market Street
San Francisco, CA 94103, U.S.A.

Attention:	Account Officer
Fax:	+ 1 415-503-5011
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive, Suite 2700
Chicago, IL 60606, USA

Attention:	Seth E. Jacobson
Fax:	+1.312.407-8511
Phone:	+1.312.407-0889

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or to such other address as the recipient may notify or may have notified in writing.

21.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

22.	PARTIAL INVALIDITY; WAIVER

22.1	Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such party or parties or such omission (Vertragslücke) shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission (Vertragslücke) shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

22.2	No forbearance or failure to exercise, nor any delay, on the part of the Collateral Agent, in exercising any right, power or remedy hereunder shall be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy thereunder preclude any further or other exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and not exclusive of any right or remedies provided by law. Every right, power or remedy is specially waived by the Collateral Agent by and instrument in writing.

23.	AMENDMENTS

Any amendments, changes or variations to this Agreement may be made only with the agreement of the Transferor and the Collateral Agent in writing. For the avoidance of doubt, this applies also to this Clause 21.

24.	GOVERNING LAW AND PLACE OF JURISDICTION

24.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the Federal Republic of Germany.

24.2	The place of jurisdiction for any and all claims or disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt

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am Main, Federal Republic of Germany. The Collateral Agent shall, however, also be entitled to take legal action against the Transferor before any other competent court of law having jurisdiction over the Transferor or any of its assets.

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SCHEDULE 1
Design Models
-CD-ROM-

SCHEDULE 2
Licenses
-CD-ROM-

SCHEDULE 3
Other IP Rights
-NONE-

SCHEDULE 4
Patents
-CD-ROM-

SCHEDULE 5
Trademarks
-CD-ROM-

SCHEDULE 6
Utility Models
-NONE-

SCHEDULE 7
Pending Proceedings
-NONE-

SCHEDULE 8
Übertragungserklärung / Declaration of Assignment

Übertragungserklärung	Declaration of Assignment

Die unterzeichnete Gesellschaft, Novelis Deutschland GmbH, eine deutsche Gesellschaft mit beschränkter Haftung, eingetragen im Handelsregister des Amtsgerichts Göttingen unter HRB 772, (die “Gesellschaft”)
The undersigned company, Novelis Deutschland GmbH, a German limited liability company registered with the commercial register of the local court of Göttingen under HRB 772, (the ,,Company”)

überträgt [verpfändet] hiermit sämtliche	hereby assigns and transfers [pledges] the

[Patente/ Geschmacksmuster/ Marken/ Gebrauchsmuster],	[Patents/ Design Models/ Trademarks/Utility Models],

gemäß der beigefügten Anlage(die “Schutzrechte”)	as listed in the schedules hereto, (the “IP Rights”)

an	to
Bank of America, N.A.
1455 Market Street, San Francisco, CA 94103, U.S.A.

Ort / Place, Datum / Date

Unterschrift /Signature

Name: _____________________
Titel/Title: __________________

Notarielle Beglaubigung der Unterschrift(en) und notarielle Bescheinigung der Zeichnungsberechtigung des/der Unterzeichnenden ist erforderlich.	Legalization by notary public of the signature/s and notarial attestation of the signatures authority to sign in the name of the Company required.

SIGNATORIES

Execution Copy
NOVELIS DEUTSCHLAND GMBH
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

AGREEMENT RELATING TO REAL PROPERTY
(VERTRAG IN BEZUG AUF GRUNDSTÜCKE)

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This AGREEMENT RELATING TO REAL PROPERTY (Vertrag in Bezug auf Grundstücke) (this “Agreement”) is made on December 17, 2010
BETWEEN:
(1)	Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Göttingen, Germany under HRB 772, having its business address at Hannoversche Straße, 37075 Göttingen, Germany, (the “Chargor”); and

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. (in its capacity as Collateral Agent under the Term Loan Credit Agreement (as defined below), the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors, the lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender (as the foregoing capitalized terms are defined in the ABL Credit Agreement), the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “ABL Loans”) to the ABL Borrowers.

(B)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Term Loan Borrower”), Holdings, the Subsidiary Guarantors, the lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Term Loan Administrative Agent”) and as Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement), the lenders thereunder have agreed to extend credit to the Term Loan Borrower in the form of initial term loans (the “Initial Term Loans”) and, if so requested by the Term Loan

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Borrower by written notice to the Term Loan Administrative Agent and provided that the approached existing lender elects to provide the respective commitment, in the form of incremental commitment term loans effected by a respective joinder agreement to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans” and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).
(C)	The ABL Loans and the Term Loans are collectively referred to as the “Loans”, and the ABL Credit Agreement and the Term Loan Credit Agreement are collectively referred to as the “Credit Agreements” and each a “Credit Agreement”).

(D)	The Chargor has agreed in connection with the entry into the Credit Agreements to undertake not to sell or encumber its real property, to transfer existing encumbrances upon request and to take certain other actions.

(E)	The Chargor is the owner or holder of the real estate or the hereditary building rights, as the case may be, listed on Schedule 1 (the “Real Estate”). The land charges listed on Schedule 2 that exist on the real estate have been transferred to the Chargor and are thus held by the Chargor as owner land charges (Eigentümergrundschulden).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Abstract Acknowledgments of Indebtedness” shall mean (i) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the ABL Credit Agreement and (ii) the Abstract Acknowledgment of Indebtedness and

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Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the Term Loan Credit Agreement and “Abstract Acknowledgement of Indebtedness” shall mean each of them
“Declaration of Consent” shall mean the notarized declaration of consent of the Chargor to the entry of the Collateral Agent in the land register as beneficiary of all Land Charges created, assigned or transferred.
“Event of Default” shall mean any Event of Default as defined in the ABL Credit Agreement and/or any Event of Default as defined in the Term Loan Credit Agreement, as the context requires.
“Land Charges” shall mean the existing land charges listed in Schedule 2 and any future land charge created in favor and for the benefit of the Collateral Agent or the Chargor as owner land charges (Eigentümergrundschulden) over the Real Estate.
“Lenders” shall mean the Lenders under the ABL Credit Agreement and/or the Lenders under the Term Loan Agreement, as the context requires.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement.
“Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement and the “Loan Documents” as defined in the Term Loan Credit Agreement, as the context requires.
“Loan Parties” shall mean the Loan Parties as defined in the ABL Credit Agreement and the Loan Parties as defined in the Term Loan Credit Agreement.
“Notarial Land Charge Assignment Declaration” shall mean any assignment

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declaration (Abtretungserklärung) with notarial confirmation of the signatures that will be executed in connection with Clause 2.2 of this Agreement and pursuant to which certain land charges registered in favor of, or held by, the Chargor will be assigned to the Collateral Agent.
“Permitted Lien” has the meaning given to such term in the ABL Credit Agreement or the Term Loan Credit Agreement, as the context requires.
“Receivables Purchase Agreement” shall mean the receivables purchase agreement and any related servicing agreements between Novelis Deutschland GmbH, on the one hand, and Novelis AG, on the other hand, providing, inter alia, for the sale and transfer of receivables by Novelis Deutschland GmbH to Novelis AG, as such agreement may be amended, modified, supplemented or replaced from time to time, in order that the receivables subject thereto may be included in the borrowing base established under the ABL Credit Agreement.
“Secured Obligations” shall comprise
(I) (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all Secured Bank Product Obligations (for purposes of clause (I) “Loan Parties”, “Insolvency Proceeding”, “Letter of Credit”, “Reimbursement Obligations”, “Extraordinary Expenses” and “Loan Documents” and “Secured Bank

4

Product Obligations” have the meaning set forth in the ABL Credit Agreement);
(II) (a) obligations of the Term Loan Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Term Loan Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all obligations of the Term Loan Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement (for purposes of clause (II),”Loan Parties”, “Hedging Agreement”, “Secured Party” and “Secured Hedge Provider” have the meaning set forth in the Term Loan Credit Agreement); and
(III) the Abstract Acknowledgements of Indebtedness.
“Secured Parties” shall mean, collectively, all Secured Parties as defined in the ABL Credit Agreement and all Secured Parties as defined in the Term Loan Credit Agreement.
1.2	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the ABL Credit Agreement and/or the Term Loan Credit Agreement, as the context requires.
2.	NEGATIVE AND POSITIVE UNDERTAKINGS

2.1	Negative Undertakings

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2.1.1	The Chargor undertakes, except for Permitted Liens under each and all of the Credit Agreements, not to sell or transfer the Real Estate or any parts thereof to any third party without the prior written consent of the Collateral Agent. The prohibition of the sale and transfer of any parts of the Real Estate extends to any and all transactions that have the effect of transferring title to any of the Real Estate to another entity, including by demergers, spin-offs or other corporate transactions.

2.1.2	The Chargor undertakes, except for Permitted Liens under each and all of the Credit Agreements, not to encumber any parts of the Real Estate and not to agree to or have subsist any encumbrances (other than encumbrances existing on the date hereof) on any or all of the Real Estate without the prior written consent of the Collateral Agent.

2.1.3	In order to secure the undertakings of the Chargor set forth in Clauses 2.1.1 and 2.1.2, the Chargor shall upon request of the Collateral Agent, procure that easements are entered in the land registers of the Real Estate providing that title to the Real Estate may not be transferred and no encumbrances established on any piece of Real Estate without the approval of the Collateral Agent. The Collateral Agent may issue such requests at any time without the need to have any conditions met. The requests may be made with respect to all or parts of the Real Estate and also refer to either the transfer of title or the establishment of encumbrances or both of these undertakings. Any such easements shall rank prior to all Land Charges.
2.2	Transfer of Land Charges
2.2.1	The Chargor will take all actions necessary and desirable, and make all claims against third parties that might exist in this regard to ensure that the Chargor is fully registered as the holder of the Land Charges in the respective registers.

2.2.2	The Chargor undertakes, except for Permitted Liens, not to assign any of the Land Charges to a third party, not to agree with any third party on such an assignment and to take all other actions that are necessary to ensure that the Land Charges continue to exist as land charges held by the owner of the real property. This includes that the Chargor shall not apply for a cancellation of any of the Land Charges in the land register.

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2.2.3	Upon request of the Collateral Agent that may be issued at any time without the need of any conditions being met, the Chargor shall transfer to the Collateral Agent the Land Charges together with all rights under the submission to immediate foreclosure (Unterwerfung unter die sofortige Zwangsvollstreckung). The request may be made with respect to all individual of the Land Charges and, if in part, several requests may be made.

2.2.4	Upon receipt of a request, the Chargor will deliver to the Collateral Agent the relevant certificates of the Land Charges, to the extent issued, alternatively, the Chargor shall provide evidence satisfactory to the Collateral Agent of having commenced judicial call procedures (Aufgebotsverfahren) in relation to the respective certificates not being delivered, and effect the entry of the Collateral Agent in the land register as holder of the Land Charges and take all actions that are necessary to ensure that the Collateral Agent is the full holder of the Land Charges with the ability to enforce them when the conditions for enforcement are met.

2.2.5	As part of the transfer, assignment or creation referenced in Clause 2.2.3 above and Clause 2.2.8 below the Chargor will submit to the Collateral Agent a certified copy of (x) the Notarial Land Charge Assignment Declaration or the notarized land charge creation deed referred to in Clause 2.2.8 below, and (y) the notarized Declaration of Consent, within 5 (five) Business Days of the execution of the Notarial Land Charge Assignment Declaration or the execution of the land charge creation deed referred to in Clause 2.2.8 below the Chargor will submit to the Collateral Agent evidence that the Declaration of Consent has been filed with the relevant land registers in the required form and that there are no other prior filings pending.

2.2.6	Upon the same time referenced to in Clause 2.2.5 the Chargor undertakes to inform the Collateral Agent on a continuing basis of the progress of any judicial call procedures (Aufgebotsverfahren) referred to in Clause 2.2.4 above.

2.2.7	The legal relationship between the Collateral Agent and the Chargor as to Land Charges that have been transferred to the Collateral Agent shall be subject to the security purpose agreement set forth in Clause 3 below, in addition to any other agreements and arrangements that might exist among the Parties.

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2.2.8	Upon request of the Collateral Agent that may be issued at any time without the need of any conditions being met, the Chargor shall by a notarial land charge creation deed and entry in the land register create Land Charges over the Real Estate or other real property owned by the Chargor after the date hereof, in favour and to the benefit of the Collateral Agent and in amounts determined by the Collateral Agent, and declare a submission under immediate foreclosure (Unterwerfung unter die sofortige Zwangsvollstreckung) pursuant to Section 800 of the German Civil Procedure Code in regard to such Land Charges. The request may be made with respect to all part or individual of the Real Estate or the real property owned by the Chargor in the future and, if in part, several requests may be made.
3.	SECURITY PURPOSE AGREEMENT
3.1	Purpose Agreement
The security purpose agreement stipulated in this Clause 3 shall relate to all Land Charges assigned, transferred to, or created with, the Collateral Agent as beneficiary pursuant to this Agreement.
3.2	Security Purpose
3.2.1	The Land Charges plus interest and additional benefits (Nebenleistungen) and the assignment of claims for restitution (Abtretung der Rückgewährungsansprüche) pursuant to Clause 3.3 (the “Assignment of Restitution Claims”) and any related personal assumption of liability (persönliche Haftungsübernahme) (together the “Security Interests” and each being a “Security Interest”) shall secure the prompt and punctual payment in full of the Secured Obligations.

3.2.2	The Security Interests shall also secure any future extension of the Secured Obligations and the Chargor herewith explicitly consents to any such extension.
3.3	Assignment of Claims for Restitution

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3.3.1	If, at the time of the transfer, assignment or creation of the Land Charges to or for the benefit of the Collateral Agent, there are other land charges or mortgages (Grundschulden, Hypotheken) on the Real Estate, ranking prior or equal to the relevant Land Charges, the Chargor hereby assigns to the Collateral Agent as of such time all present and future claims it has to reassignment of such prior and equal ranking land charges or mortgages, including any part thereof, together with interest and ancillary rights, the right to be issued with a declaration of consent (Löschungsbewilligung), a declaration of waiver (Verzichtserklärung) and/or a declaration of non-valuation (Nicht-Valutierungserklärung) as well as all claims to payment of any excess proceeds (Übererlöse) in the event such land charge is realised. If the right to the reassignment of the prior and equal ranking land charges has already been assigned to another person, the right to the reassignment of these rights is hereby assigned.

3.3.2	If any present or future return claim (Rückgewähranspruch) of a prior or equal ranking mortgage has been assigned to a third party, the Chargor hereby assigns as of the time referenced in Clause 3.3.1 the claim of reassignment to the Collateral Agent.

3.3.3	The Chargor shall notify the Collateral Agent without undue delay after claims specified in Clauses 3.3.1 and 3.3.2 have arisen and the Collateral Agent shall in such case be entitled to notify the debtors of the rights assigned under Clauses 3.3.1 and 3.3.2 above.

3.3.4	In relation to certificated land charges and mortgages (Briefgrundschulden, Hypotheken), the present or future right to be provided with the certificate and the right to present such certificate at the land registry in order to create part certificates (Teilgrundschuldbriefe) shall also be assigned to the Collateral Agent together with the Assignment of Restitution Claims.

3.3.5	Upon request of the Collateral Agent, the Chargor shall make all declarations which are necessary in order to enforce the claims that have been assigned pursuant to Clauses 3.3.1, 3.3.2 and 3.3.4 above. The Collateral Agent shall be entitled to obtain information from the beneficiaries of the prior ranking and equal ranking Land Charges with respect to the claims that such beneficiaries have secured against these Land Charges.

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3.4	Realizations of Land Charges
3.4.1	Upon the occurrence of any Event of Default which is continuing, unwaived and unremedied, the Collateral Agent as mortgagee shall be entitled to realize the Land Charges and the other Security Interests transferred to or created for the benefit of the Collateral Agent by way of foreclosure (Zwangsversteigerung) or any other manner the Collateral Agent determines in its free discretion for and on behalf of the Secured Parties. The Collateral Agent shall also be entitled to realize the Land Charges by way of a private sale (freier Verkauf).
3.4.2	The Collateral Agent as mortgagee shall be entitled to file an application for sequestration (Zwangsverwaltung) under the same circumstances.
3.4.3	The Collateral Agent will notify the Chargor seven (7) Business Days prior to the commencement of any enforcement measures (Zwangsvollstreckungsmaßnahmen) (the “Realization Notice”). The same shall apply in the event of a private sale of the Land Charges as referred to in Clause 3.4.1. However, such notification shall not be necessary if the Chargor has ceased to make payments (Zahlungseinstellung) or a motion for commencement of insolvency proceedings has been filed in respect of the Chargor.
3.5	Preservation of the Chargor ´s Nominal Share Capital
3.5.1	Subject to Clause 3.5.2 through Clause 3.5.6 below, the Collateral Agent shall not enforce the Security Interests to the extent (i) the Security Interests secure obligations of one of the Chargor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Chargor or the Chargor itself), and (ii) the enforcement of the Security Interests for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Chargor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, §§ 242, 264 HGB) of the Chargor to an amount that is insufficient to maintain its

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registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
(a)	The amount of any increase of the Chargor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Chargor;

(b)	any loans provided to the Chargor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Chargor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

(c)	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Chargor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

(d)	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Chargor (nicht betriebsnotwendig) shall be accounted for with their market value; and

(e)	the assets of the Chargor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with Clause 3.5.2.(a) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
3.5.2	The limitations set out in Clause 3.5.1 only apply:
(a)	if and to the extent that the managing directors of the Chargor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of a Realization Notice or the commencement of enforcement

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under this Agreement the value of the Security Interests which cannot be enforced without causing the net assets of the Chargor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
(b)	if, within twenty (20) Business Days after an objection under Clause 3.5.2(a) has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Chargor by a firm of auditors of international standing and reputation that is appointed by the Chargor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Chargor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Chargor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
3.5.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Security Interests up to those amounts that are undisputed between them and the Chargor or determined in accordance with Clause 3.5.1 and Clause 3.5.2 In respect of the exceeding amounts, the Collateral Agent shall be entitled to further pursue the Secured Parties’ claims (if any) and the Chargor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Collateral Agent is entitled to enforce those parts of the Security Interests that are not enforced by operation of Clause 3.5.1 above at any subsequent point in time. This Clause 3.5 shall apply again as of the time such additional enforcement is made.

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3.5.4	Clause 3.5.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Chargor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid but excluding, for the avoidance of doubt, any purchase price payment received by the Chargor under the Receivables Purchase Agreement.

3.5.5	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into security arrangements in support of obligations of their shareholders without limitations, the limitations set forth in Clause 3.5.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 3.5.1 above, such less stringent limitations shall apply. Otherwise, Clause 3.5.1 shall remain unaffected by changes in applicable law.

3.5.6	The limitations provided for in Clause 3.5.1 above shall not apply where (i) the Chargor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Chargor and the Chargor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
3.6	Further Assurances
The Chargor shall at its own expense do all such things as the Collateral Agent may require to perfect or protect the security intended to be created or any part thereof, or to facilitate the realization of the Security Interest or any part thereof; or to facilitate the exercise by the Collateral Agent of any of the rights, powers, authorities and discretions vested in it. The Chargor hereby authorizes the Collateral Agent to take any such action on behalf of the Chargor.
3.7	Release of the Land Charges
Upon the expiry of the Security Period, the Collateral Agent shall at the request and cost and expense of the Chargor release the Land Charges to the Chargor by providing

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a release declaration (Löschungsbewilligung) in the relevant form. The Collateral Agent will, however, transfer the Land Charges to a third person if and to the extent so required by law. If the Collateral Agent is authorized to release in whole or in part any transferred collateral under the both the Term Loan Credit Agreement and the ABL Credit Agreement, the Collateral Agent is authorized to release the Land Charges under this Agreement.
4.	FURTHER UNDERTAKINGS
At all times during the Security Period, the Chargor undertakes vis-à-vis the Collateral Agent and the Secured Parties:
4.1	to promptly inform the Collateral Agent of the introduction of any enforcement measures (Einleitung von Zwangsvollstreckungsmaßnahmen) or of any attachments (Pfändung) of which it becomes aware in respect of the Real Estate or any part thereof or any other measures which may materially impair or jeopardize the Collateral Agent’s rights relating thereto. In the event of an attachment, the Chargor undertakes to forward to the Collateral Agent immediately a copy of the minutes of attachment (Pfändungsprotokoll) and all other documents which are reasonably requested by the Collateral Agent and which are necessary for a defense against such attachment. In addition, the Chargor shall inform the attaching creditor without undue delay of the existence and effect of this Agreement and of the Collateral Agent’s rights to the Real Estate;

4.2	to maintain at all times the buildings and all items in relation to its Real Estate covered by the Land Charges to the extent that they are material in a state adequate for their use by the Chargor, taking into account fair wear and tear (gewöhnliche Abnutzung); and

4.3	in case of any existing or future building insurances (Gebäudeversicherungen) entered into by the Chargor in relation to any buildings on the Real Estate, to notify the relevant insurer on behalf of the Collateral Agent of the Land Charges at the time of their transfer, assignment or creation.

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5.	RIGHT TO INFORMATION AND INSPECTION
The Collateral Agent shall be entitled to request any information, proof of as well as the delivery of any documents necessary for the proper administration and enforcement of the Land Charges as from the time of the transfer, assignment and creation of Land Charges to or for the benefit of the Collateral Agent. The Collateral Agent shall at that time also be entitled to request such information, certificates and documents from public authorities, insurance companies or any other third parties at the costs of the Chargor. The Collateral Agent shall (acting reasonably) then also be entitled to inspect the encumbered real estate, the buildings and the accessory as well as all documents concerning the encumbered property during normal business hours (notwithstanding any provisions in the Credit Agreements).
6.	REPRESENTATIONS AND WARRANTIES
The Chargor hereby represents and warrants to the Collateral Agent and the Secured Parties by way of an independent guarantee (selbständiges Garantieversprechen) the following:
6.1	All information provided by the Chargor to the Collateral Agent in connection with the preparation and execution of this Agreement regarding the Land Charges and/or the Real Estate, in particular the extracts from the land register and the hereditary building right register and the Real Estate ´s current state and use, is true and complete and does to the best knowledge of the Chargor not omit any information which, if disclosed, would make that information untrue or misleading.

6.2	All present Land Charges as set forth in Schedule 2 have been unconditionally, irrevocably and effectively re-transferred and re-assigned by each relevant chargee entered in the land register to the Chargor. In case of certified land charges all land charge certificates have been handed over to the Chargor and are in his possession.

6.3	Except for the pending registration of the land charge in favor of the Chargor (Eigentümergrundschuld) with respect to certain real property (as set forth in Schedule 3 hereto), which has been filed but not yet registered in the respective land registers, the Chargor has not filed, nor is aware that any third party has filed for any entry in the land register which is not reflected in the extracts from the land

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register and/or hereditary building rights register provided to the Collateral Agent as of the date of this Agreement.
6.4	The execution and performance hereof do not and will not (i) violate any provision of law or the articles of association of the Chargor, any order of any court or governmental agency to which it is bound, (ii) violate in a material way any provision of any agreement or other instrument to which the Chargor is bound, (iii) be in a material way in conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any such agreement or other instrument, or (iv) result in the creation or imposition of any Lien upon any property or assets of the Chargor, except for liens created by the Land Charges or as permitted under each and all of the Credit Agreements.

6.5	The Obligations of the Chargor hereunder are legal, valid, binding and enforceable against the Chargor in accordance with their terms (subject to any qualification rendered in any legal opinion in relation thereto).

6.6	No consents, licenses, approvals or authorizations of, registrations with (except for the registration of the Land Charges with the relevant land register) or declarations to any governmental authority are required in connection with the execution and performance of the transfer, assignment and creation of the Land Charges in accordance with Clauses 2.2.3 and 2.2.8 above.

6.7	The Chargor holds proper legal title in the Real Estate. The Chargor has and will have full power and authority (corporate and otherwise) to grant or transfer to the Collateral Agent the Security Interests and to execute and perform its obligations in accordance with the terms hereof, without the consent or approval of any other person.

6.8	The Chargor has not disposed and will not dispose of any of the land charge certificates relating to the Land Charges not being submitted at the time of their transfer, assignment and creation according to Clause 2.2.3 and Clause 2.2.8.

6.9	The Land Charges constitute a valid security interest in the Real Estate and will after their transfer, assignment or creation to or for the benefit of the Collateral Agent be enforceable against the Chargor.

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6.10	The Chargor is not in a state of insolvency (Zahlungsunfähigkeit) or over-indebtedness (Überschuldung) pursuant to the German Insolvency Code (Insolvenzordnung) or the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), or in a state of imminent insolvency (drohende Zahlungsunfähigkeit) pursuant to the German Insolvency Code. The Chargor is not subject to any composition or insolvency proceedings.

6.11	The Chargor has its “centre of main interest” as that term is used in Article 3(1) of The Council of the European Union Regulation No.1346/2000 on Insolvency Proceedings in its jurisdiction of incorporation.

7.	INSURANCE OF THE REAL ESTATE
Unless otherwise provided for in the Credit Agreements, all buildings, facilities and accessories on the Real Estate shall be insured, if not already insured, by the Chargor and at its own costs against all risks which are usually insured or the insurance of which is deemed to be necessary by the Collateral Agent, acting reasonably. If such insurance is not sufficiently obtained, the Collateral Agent shall be entitled to insure the Real Estate at the costs of the Chargor.
8.	INTERCREDITOR AGREEMENT AND CREDIT AGREEMENTS
8.1	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Secured Parties as defined in the Term Loan Credit Agreement and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
8.2	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the

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intercreditor agreement dated on or about December 17, 2010 (the “Intercreditor Agreement”), among Bank of America, N.A. as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent (as defined therein), Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (as defined therein); and the grantors party thereto, and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Credit Agreements, including Article X of the ABL Credit Agreement and Section 11.19 of the Term Loan Credit Agreement, shall govern and control the exercise of remedies by the Collateral Agent.
9.	LIMITATION PERIOD
The Collateral Agent and the Chargor hereby agree that the obligations set out in this Agreement shall become time barred after 20 years. With respect to the commencement, suspension (Hemmung), interruption (Unterbrechung) and expiry of the limitation period, the mandatory provisions of German law shall apply.
10.	NOTICES AND THEIR LANGUAGE

10.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail or fax transmission (to be affirmed in writing) to the following addresses:

If to any of the Chargor:	Novelis Deutschland GmbH
Hannoversche Straße 1 37075 Göttingen Germany Fax: +49 551 604 430 Attention: Management (Geschäftsführung)

If to the Collateral Agent:	Bank of America, N.A.

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1455 Market Street San Francisco, CA 94103, U.S.A. Attn: Account Officer Fax: + 1 415-503-5011
or to such other address as the recipient may notify or may have notified in writing.
10.2	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

11.	PARTIAL INVALIDITY; WAIVER

11.1	Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such party or parties or such omission (Vertragslücke) shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission (Vertragslücke) shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

11.2	No forbearance or failure to exercise, nor any delay, on the part of the Collateral Agent, in exercising any right, power or remedy hereunder shall be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy thereunder preclude any further or other exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and not exclusive of any right or remedies provided by law. Every right, power or remedy is specially waived by the Collateral Agent by and instrument in writing.

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12.	AMENDMENTS
Any amendments, changes or variations to this Agreement may be made only with the agreement of the Chargor and the Collateral Agent in writing. For the avoidance of doubt, this applies also to this Clause 12.
13.	GOVERNING LAW AND PLACE OF JURISDICTION
13.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the Federal Republic of Germany.

13.2	The place of jurisdiction for any and all claims or disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main, Federal Republic of Germany. The Collateral Agent shall, however, also be entitled to take legal action against the Assignor before any other competent court of law having jurisdiction over the Assignor or any of its assets.

14.	COSTS AND EXPENSES
All costs and expenses reasonably incurred in connection with the preparation and execution hereof shall be borne by the Chargor.

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SCHEDULE 1
Real Estate
The information contained in this schedule represents current information as of September 30, 2010.

Entity of		Owned or	Landlord/Owner if	Description of
Record	Location Adress	Leased	Leased	Lease Documents
Novelis Deutschland GmbH	Hannoversche Strasse 1 37075 Göttingen Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Liebrechtstraße 37075 Göttingen Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Gustav Becker Str. 3 06484 Quedlinburg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Adelheidstr. 5 06484 Quedlinburg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Gaterslebener Strasse 1 06469 Nachterstedt Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Wiesenstrasse 24-30 58507 Luedenscheid Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	An der Gersbeuler Str. 58507 Luedenscheid Germany	Owned	N/A	N/A

Entity of		Owned or	Landlord/Owner if	Description of
Record	Location Adress	Leased	Leased	Lease Documents
Novelis Deutschland GmbH	Obertinsberger Str. 37 58507 Luedenscheid Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Altenaer Str. 38 58507 Luedenscheid Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Tinsberg 58507 Luedenscheid Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Lennestr. 84-92 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Auf der Karfte 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Auf der Werde 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Ackerland Unterste Streppen 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Weg, Ohle 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Am Eisenwerk 28-30 58840 Ohle, Plettenberg Germany	Owned	N/A	N/A

Entity of		Owned or	Landlord/Owner if	Description of
Record	Location Adress	Leased	Leased	Lease Documents
Novelis Deutschland GmbH	Am Obergraben 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Vorm Friedhahn 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Am Friedhahn 58840 Plettenberg Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Breitenbachstraße 32A, 33 13509 Berlin Germany	Owned	N/A	N/A

Novelis Deutschland GmbH	Holzhauser Strasse 96-100 13509 Berlin Germany	Leased	Land Berlin	December 12, 1982 -June 30, 2032

SCHEDULE 2
Land Charges

	Real Estate	Address	Land Charge
1.	Local Court Göttingen District Weende Folio No. 2366	company grounds at Hannoversche Straße 1-25, Hannoversche Straße 37-41, Liebrechtstraße in Weende
1.)   10 Certificated Land Charges (Abt. III, No. 13 — 22),

(i)    Land Charges Abt. III No. 13-18 of equal rank to each other,

(ii)   Land Charges Abt. III No. 19-22 of equal rank to each other and

(iii) each a Joint Land Charge together with Hereditary Building Rights Nr. 1 and 2 below),

a)   to the benefit of Citicorp North America Inc.

b)   each in the amount of EUR 2,556,459.41

2.)   Uncertificated Joint Land Charge (Abt. III, No. 23) together with Real Estate Nr. 2-11

a)   to the benefit of Citicorp North America Inc.,

b)   in the amount of EUR 500,000,000

2.	Local Court Plettenberg District Ohle Folio No. 407A	in Ohle: a) structure area and undeveloped area at Lennestraße b) farmland at Unterste Streppen	Uncertificated Joint Land Charge (Abt. III, No. 1) together with Real Estate Nr. 1 and 3-11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

	Real Estate	Address	Land Charge
3.	Local Court Plettenberg District Ohle Folio No. 814	in Ohle:

a)   structure area and undeveloped area at Lennestraße 84, 86-92 pathway area farmland at Auf der Karfte

d)   structure area and undeveloped area at Unterste Karfte

      grassland at Auf de Werde

f)   structure area, undeveloped area and water space at Am Eisenwerk 28, 30, 30A

g)   public street area at Lennestraße

h)   public street area and water space at Am Obergraben

i)   railway property at Am Friedhahn and at Vorm Friedhahn
Uncertificated Joint Land Charge (Abt. III, No. 1) together with Real Estate Nr. 1, 2 and 4-11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

4.	Local Court Quedlinburg District Quedlinburg Folio No. 2635	structure area and undeveloped area at Adelheidstraße 5 in Quedlinburg	Uncertificated Joint Land Charge (Abt. III, No. 3) together with Real Estate Nr. 1-3 and 5-11 a) to the benefit of Novelis Deutschland GmbH, b) in the amount of EUR 500,000,000

	Real Estate	Address	Land Charge
5.	Local Court Aschersleben District Gatersleben Folio No. 1219	structure area, undeveloped area and farmland in Gatersleben	Uncertificated Joint Land Charge (Abt. 111, No. 1) together with Real Estate Nr. 1-5 and 7-11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

6.	Local Court Aschersleben District Nachterstedt Folio No. 960	structure area and undeveloped area at Gaterslebener Straße in Nachterstedt	Uncertificated Joint Land Charge (Abt. III, No. 1) together with Real Estate Nr. 1-6 and 8-11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

7.	Local Court Aschersleben District Aschersleben Folio No. 6997	structure area, undeveloped area and living area at Über der Eine 33B in Aschersleben	Uncertificated Joint Land Charge (Abt. III, No. 1) together with Real Estate Nr. 1-7 and 9-11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

8.	Local Court Lüdenscheid District Lüdenscheid- Stadt Folio No. 361	in Lüdenscheid-Stadt
a)   company grounds at Wiesenstraße 24, 27, 30 and Kampstraße

b)   pathway area at An der Garsbeuler Straße

c)   structure area at Obertinsberger Straße 37

d)   public street area at Wiesenstraße
Uncertificated Joint Land Charge (Abt. III, No. 11) together with Real Estate Nr. 1-8 and 10, 11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

	Real Estate	Address	Land Charge
9.	Local Court Lüdenscheid District Lüdenscheid- Stadt Folio No. 14240	in Lüdenscheid-Stadt

a)   structure area and undevel- oped area at Altenaer Straße 38, 38A, 38B

b)   public street area at An der Obertinsberger Straße

      Farmland at Tinsberg

d)   public street area at Wiesenstraße
Uncertificated Joint Land Charge (Abt. III, No. 1) together with Real Estate Nr. 1-9 and 11 a) to the benefit of Citicorp North America Inc., b) in the amount of EUR 500,000,000

10.	Local Court Hohenschönhausen (Berlin) District Wittenau Folio No. 4784	in Wittenau (Berlin) a) structure area and undeveloped area at Breitenbachstraße 32A, 33 b) structure area and undeveloped area between Breitenbachstraße and Miraustraße	Uncertificated Joint Land Charge (Abt. III, No. 1) together with Real Estate Nr. 1-10 a) to the benefit of Novelis Deutschland GmbH., b) in the amount of EUR 500,000,000

SCHEDULE 3
Pending Registrations of Land Charges in favor of Chargor (Eigentümergrundschuld)
With respect to the following real estate, registration of the land charges in favor of Chargor have been filed but not yet registered in the respective land registers:

Land Register	Local Court	Folio	Cadastral Section	Parcel
(Grundbuch)	(Amtsgericht)	(Blatt)	(Flur)	(Flurstück)
Weende	Göttingen	2366,	10	126/25, 126/48

Weende	Göttingen	2366	11	43/1, 26/1, 43/4, 17/2, 26/3, 17/5, 15/2, 15/4, 14/7, 14/10, 22/6, 22/3, 14/11, 43/6, 17/6

Ohle	Plettenberg	407 A	11	7, 170

Ohle	Plettenberg	814,	7	88, 473

Ohle	Plettenberg		11	170, 105, 104, 77, 78, 79, 87, 111, 101, 103, 115,120, 124, 126, 127, 128, 129, 130, 163, 192, 191, 193, 190, 196, 197, 195, 202, 204, 205, 206, 208, 212, 214, 222, 217, 227, 228, 226, 174, 210, 218, 113, 11, 238, 237, 236, 239, 242, 240, 244, 250

Aschersleben	Gatersleben	1219	6	45/72

Aschersleben	Nachterstedt	960	2	16/4, 16/12

Aschersleben	Aschersleben	6997	34	11/120

Lüdenscheid	Lüdenscheid-Stadt	361	46	141, 142, 156, 169, 148, 147

Lüdenscheid	Lüdenscheid-Stadt	361	47	27, 34, 35, 52, 22, 84

Lüdenscheid	Lüdenscheid-Stadt	361	67	413, 416

Lüdenscheid	Lüdenscheid-Stadt	14240	47	14, 20, 47/9, 51, 82

Signatories

Execution Copy
NOVELIS ALUMINIUM HOLDING COMPANY
NOVELIS DEUTSCHLAND GMBH
as Debtors
and
BANK OF AMERICA, N.A.
as Collateral Agent

ABSTRACT ACKNOWLEDGEMENT OF INDEBTEDNESS
AND GUARANTEE

(Abstraktes Schuldanerkenntnis und Garantie)

THIS ABSTRACT ACKNOWLEDGEMENT OF INDEBTEDNESS AND GUARANTEE (this “Agreement”) is made on December 17, 2010
BETWEEN:
1.	Novelis Aluminium Holding Company, a limited liability company organized under the laws of Ireland, with registration number 316911, having its registered office at 25/28 North Wall Quay, Dublin 1, Ireland (the “Irish Debtor”);
2.	Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court in Göttingen, Germany under HRB 772, having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany (the “German Debtor”); and
3.	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. (in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors and the lenders party thereto, and BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”) and as Collateral Agent, the lenders thereunder have agreed to extend to the Borrower credit in the form of initial term loans (the “Initial Term Loans”), and, if so requested by the Borrower by written notice to the Administrative Agent and provided the approached existing lender elects to provide the respective commitment, in the form of incremental term loans effected by joinder agreements to the Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans” and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).
(B)	In order to induce the Lenders to make extensions of credit to the Borrower under the Term Loan Credit Agreement, the Debtors have agreed to issue an abstract acknowledgement of debt to further secure the obligations of the Borrower to the Secured Parties under the Loan Documents.
NOW IT IS HEREBY AGREED as follows:
1.    DEFINITIONS AND LANGUAGE
1.1	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.
1.2	Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Term Loan Credit Agreement.
1.3	The following terms, as used herein, shall have the following meanings:
“Debtors” shall mean collectively the Irish Debtor and the German Debtor, each being a “Debtor”.
“Lenders” shall mean the Lenders under the Term Loan Credit Agreement.
“Loan Documents” shall mean the “Loan Documents” as defined in the Term Loan Credit Agreement and “Loan Document” shall mean any of them.
“Loan Parties” shall comprise the Loan Parties as defined in the Term Loan Credit Agreement.
“Receivables Purchase Agreement” shall mean the agreement (as amended from time to time) between Novelis Deutschland GmbH and Novelis AG pursuant to which certain receivables owned or to be created by the Pledgor under certain of its supply contracts have been sold and assigned to Novelis AG by way of a true sale.
“Secured Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party under the Secured Hedge Provider.
2.    ABSTRACT ACKNOWLEDGEMENT OF INDEBTEDNESS
2.1	Each of the Debtors hereby acknowledges by way of an abstract acknowledgement of indebtedness (in Form eines abstrakten Schuldanerkenntnisses) that it owes to the Collateral Agent sums equal to, and in the currency of, the Secured Obligations owed by it (the “Abstract Acknowledgement of Indebtedness”).
2.2	Each of the Debtors undertakes to pay to the Collateral Agent the amount referred to in clause 2.1 above upon first written demand after the Secured Obligations have become due.
2.3	The Collateral Agent shall have its own independent right to demand and receive full or partial payment of the obligations under this Agreement from each of the Debtors, irrespective of the rights of the Secured Parties under the Loan Documents.
2.4	The Debtors’ obligations under this Agreement shall not affect the existence of the Secured Obligations for which the Secured Parties shall have an independent right to demand payment according to the terms applicable to the Secured Obligations, nor any of the Debtors’ obligations, promises and other liabilities under the other Loan Documents as the same are supplemented or amended from time to time.
2.5	The Collateral Agent and the Debtors agree that the Debtors’ obligations under this Agreement shall not increase the total amount of the Secured Obligations. Accordingly, payment of the Secured Obligations and payment of the obligations under this Agreement may be collected only once and any discharge of any obligations under this Agreement shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.
3.    GUARANTEE
3.1	Each of the Debtors, acting as joint and several debtors (Gesamtschuldner), hereby irrevocably and unconditionally guarantees by way of an independent guarantee (Garantie) (the “Guarantee”) to the Collateral Agent, each existing lender under the Term Loan Credit Agreement, each party that becomes a lender thereunder in the future by way of assignment, novation or accession to the Term Loan Credit Agreement, and each other Secured Party the due and punctual fulfillment of all Secured Obligations.
3.2	Each of the Debtors shall effect payment under the Guarantee promptly upon the Collateral Agent’s demand and confirmation (Garantie auf erstes Anfordern) that any amount claimed from the Debtors hereunder is equal to the monies not paid under the Secured Obligations when due.
3.3	Any sum falling within the ambit of Clause 3.1 which may not be recoverable from the Debtors on the basis of this Guarantee for any reason whatsoever shall nonetheless be recoverable from the Debtors hereunder on the basis of a primary obligation to the Collateral Agent and the Lenders to indemnify them against any loss (including loss of profit) incurred by them or any of them in consequence of any party (other than the Lenders) to the Term Loan Credit Agreement or another Loan Document failing to perform any obligation thereunder.
3.4	The Collateral Agent may at any time without thereby discharging, impairing or otherwise affecting the obligations of the Debtors hereunder (i) give or agree to give any time or other indulgence to any party in respect of the Secured Obligations, (ii) (to the extent this is not to the detriment of the Debtors) offer or agree to or enter into any agreement for any variation of the Secured Obligations, (iii) settle with any party with respect to Secured Obligations or any of them or (iv) prove or abstain from proving (anmelden) a Secured Obligation in a bankruptcy, winding-up, liquidation or reorganization of a Loan Party.
3.5	The obligation of the Debtors hereunder are (and are intended to be) a continuing and independent security to the Collateral Agent, each Secured Party and each Lender, as the case may be, for the due and punctual payment of each and every sum of principal, interest and all other moneys payable with respect to the Secured Obligations and accordingly the Guarantee (i) shall be in addition to and not in substitution for or derogation from any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf of the Collateral Agent such Secured Party or such Lender in respect of the Secured Obligations, (ii) shall not be or be construed to be satisfied by any discharge of or payment of or on account of the Secured Obligations which has not resulted in a final and irrevocable settlement of the respective obligation, and (iii) shall at all times extend to cover the balance of principal, interest and all other moneys which are now or may at any time hereafter be due and payable with respect to the Secured Obligations.

3.6	The Collateral Agent shall not be obliged before asserting or enforcing the obligations of the Guarantors hereunder (i) to take action or obtain judgment against any Loan Party in any court, (ii) to make or file any claim or proof in any bankruptcy, winding-up, liquidation or reorganization of any such party or (iii) to enforce or seek to enforce any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf of the Collateral Agent or such Lender in respect of the Secured Obligations.
3.7	Where any payment has been made by the Debtors to the Collateral Agent, any Secured Party or any Lender hereunder the Debtors shall not take the benefit of subrogation (Übergang von Rechten) (if any) of any rights or any encumbrance, guarantee or other security now or any time hereafter held by or on behalf of the Collateral Agent or any Lender in respect of the Secured Obligations until the Secured Obligations have been discharged in full.
3.8	This agreement may be enforced against the Debtors by the Collateral Agent, as agent for the Lenders, in any proceedings, including enforcement proceedings.
4.    LIMITATION AS TO THE OBLIGATION OF THE GERMAN DEBTOR
4.1	Subject to Clause 4.2 through Clause 4.6 below, the Collateral Agent shall not enforce the obligations created hereunder (the “Guarantee Obligations”) to the extent (i) the Guarantee Obligations secure obligations of one of the German Debtor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the German Debtor, or the German Debtor itself), and (ii) the enforcement of the Guarantee Obligations for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the German Debtor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, §§ 242, 264 HGB) of the German Debtor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:

4.1.1	The amount of any increase of the German Debtor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the German Debtor;

4.1.2	any loans provided to the German Debtor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the German Debtor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

4.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the German Debtor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

4.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the German Debtor (nicht betriebsnotwendig) shall be accounted for with their market value; and

4.1.5	the assets of the German Debtor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with Clause 4.2.1 below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
4.2	The limitations set out in Clause 4.1 only apply:
4.2.1	if and to the extent that the managing directors of the German Debtor have confirmed in writing to the Collateral Agent within ten (10) Business Days of a demand for payment or the commencement of enforcement under this Agreement the value of the Guarantee Obligations which cannot be enforced without causing the net assets of the German Debtor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral

Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
4.2.2	if, within twenty (20) Business Days after an objection under Clause 4.2.1 has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the German Debtor by a firm of auditors of international standing and reputation that is appointed by the German Debtor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the German Debtor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the German Debtor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
4.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Guarantee Obligations up to those amounts that are undisputed between them and the German Debtor or determined in accordance with Clause 4.1 and Clause 4.2. In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the German Debtor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Secured Parties are entitled to enforce those parts of the Guarantee Obligations that are not enforced by operation of Clause 4.1 above at any subsequent point in time. This Clause 4 shall apply again as of the time such additional enforcement is made.
4.4	Clause 4.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the German Debtor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid but excluding, for the avoidance of doubt, any purchase price payment received by the German Debtor under the Receivables Purchase Agreement.

4.5	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into security arrangements in support of obligations of their shareholders without limitations, the limitations set forth in Clause 4.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 4.1 above, such less stringent limitations shall apply. Otherwise, Clause 4.1 shall remain unaffected by changes in applicable law.
4.6	The limitations provided for in Clause 4.1 above shall not apply where (i) the German Debtor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Ergebnisabführungsvertrag) is or will be in existence with the German Debtor and the German Debtor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
5.    SECURITY PURPOSE
The purpose of the Abstract Acknowledgement of Indebtedness and Guarantee is to secure the prompt, full and irrevocable discharge of any and all Secured Obligations.
6.    ASSIGNMENT AND TRANSFER
6.1	The Collateral Agent shall, at any time, have the right to assign and to transfer all or any part of its rights or obligations or both under this Agreement to any of the Secured Parties or any person becoming a Secured Party and the respective Debtor shall execute and deliver all such documents and take all such actions and make all such declarations which the Collateral Agent may reasonably require in connection with such transfer and assignment. For the avoidance of doubt, it is hereby set forth that, if an assignment and transfer occurs, all accessory rights (akzessorische Nebenrechte) connected with or related to the Abstract Acknowledgement of Indebtedness, in particular any guaranty (Bürgschaft) or pledge (Pfandrecht), shall also be assigned or transferred to the respective assignee or transferee.
6.2	The Debtors shall not be entitled to assign or transfer all or any part of their rights or obligations or both hereunder.
6.3	Each of the Debtors hereby agrees and consents to any accession of any new party, and any change to the parties to the Term Loan Credit Agreement, any other Loan Document (by way of transfer, assignment or novation) or any transfer or assignment to the terms as contemplated under the respective provisions in the Term Loan Credit Agreement or any other Loan Document.
6.4	Each of the Debtors furthermore agrees that notwithstanding any such accession, change, transfer or assignment, this Agreement shall remain in full force and shall continue to secure the Secured Obligations for the benefit of the Secured Parties or any assignee, transferee, or any other successor in the same manner as if such assignee, transferee, or any other successor in title had been named in this (a) Agreement or (b) the Term Loan Credit Agreement, or any other Loan Document, respectively, instead of, or in addition to, the (y) Collateral Agent or (z) the present parties to the Term Loan Credit Agreement or any other Loan Document, respectively.
7.    WAIVERS
Each of the Debtors hereby waives all defences (Einwendungen) it may have, including the defences of revocation (Anfechtbarkeit), set-off (Aufrechenbarkeit) and comparable defences under foreign law. The waiver shall not apply to set-off with counterclaims that are uncontested (unbestritten) or based on an unappealable court decision (rechtskräftig festgestellt).
8.    SUCCESSORS AND ASSIGNS
All covenants, promises and agreements of each of the Debtors hereunder shall inure to the benefit of the Secured Parties and their successors and assigns.
9.    CONTRACT FOR BENEFIT OF THIRD PARTIES
This Agreement constitutes a contract in favor of the Lenders and the Secured Parties as third party beneficiaries pursuant to § 328 (1) of the German Civil Code (Bürgerliches Gesetzbuch — BGB) so that each such Lender and Secured Party shall, subject to any limitations provided for in the Term Loan Credit Agreement which may require action by the Collateral Agent and subject to all provisions of this Agreement, be entitled to claim performance of the obligations assumed hereby directly from and against the Debtors.
10.  SUBORDINATION
Each Debtor hereby agrees that any existing or future claim of any of them against another Loan Party or Debtor or any of their direct or indirect shareholders or affiliates of such shareholders is hereby subordinated to the claims against the Lenders and the Collateral Agent under the Term Loan Credit Agreement, the other Loan Documents and this Agreement

(Rangrücktritt von Konzernforderungen) and, after an Event of Default as defined under the Term Loan Credit Agreement has occurred and is continuing, such claims of any Debtor, if the Collateral Agent so requests, shall be collected, enforced and received by such Debtor as trustee for the Lenders and the other Secured Parties and be paid over to the Collateral Agent for payment to the Lenders on account of the indebtedness of the relevant Debtor but without affecting or impairing in any manner the liability of such Debtor under the other provisions of this Agreement.
11.   INTERCREDITOR AGREEMENT AND TERM LOAN CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
12.   TAX
The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.16 and 7.10 of the Term Loan Credit Agreement are hereby incorporated, mutatis mutandis,

and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.
13.    INDEMNITY
13.1	The Collateral Agent shall not be liable for any loss or damage suffered by any Debtor in connection herewith save in respect of such loss or damage which is suffered as a result of the willful misconduct or gross negligence of the Collateral Agent.
13.2	Each of the Debtors shall indemnify the Collateral Agent and keep the Collateral Agent indemnified against any and all damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Collateral Agent for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach of such Debtor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against the Collateral Agent as a result of the gross negligence or willful misconduct of the Collateral Agent.
14.    LIMITATION PERIOD
The Collateral Agent and the Debtors hereby agree that the obligations set out in this Agreement shall become time barred after 10 years. With respect to the commencement, suspension (Hemmung), interruption (Unterbrechung) and expiry of the limitation period, the mandatory provisions of German law shall apply.
15.    NOTICES AND THEIR LANGUAGE
15.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail or fax transmission (to be affirmed in writing) to the following addresses:

If to the Irish Debtor:	Novelis Aluminium Holding Company
c/o Novelis Deutschland GmbH
Hannoversche Strasse 1
37075 Göttingen
Germany
Attention: Management
Fax: +49.551.304 4902

If to the German Debtor:	Novelis Deutschland GmbH
Hannoversche Strasse 1
37075 Göttingen
Germany
Attention: Management (Geschäftsführung)
Fax: +49.551.304 4902

If to the Collateral Agent:	Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103, U.S.A.
Attention: Account Officer
Fax: + 1 415-503-5011
or to such other address as the recipient may notify or may have notified in writing.
15.2	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
16.    PARTIAL INVALIDITY; WAIVER
16.1	Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties or such omission (Vertragslücke) shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission (Vertragslücke) shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.
16.2	No forbearance or failure to exercise, nor any delay, on the part of the Collateral Agent, in exercising any right, power or remedy hereunder shall be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further or other exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law. Every right, power or remedy shall continue in full force and effect until such right, power or remedy is specially waived by the Collateral Agent by an instrument in writing.
17.    AMENDMENTS
Any amendments, changes or variations to this Agreement may be made only with the agreement of the Debtors and the Collateral Agent in writing. For the avoidance of doubt, this applies also to this clause 17.
18.    GOVERNING LAW AND PLACE OF JURISDICTION
18.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the Federal Republic of Germany.
18.2	The place of jurisdiction for any and all claims or disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main, Federal Republic of Germany. The Collateral Agent shall, however, also be entitled to take legal action against each of the Debtors before any other competent court of law having jurisdiction over the respective Debtor of any of its assets.
19.    COSTS AND EXPENSES
All costs and expenses reasonably incurred in connection with the preparation and execution hereof shall be borne by the Debtors.

Signatories

Attachment 1
NOVELIS ALUMINIUM HOLDING COMPANY
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees

FIRST RANKING SHARE PLEDGE AGREEMENT
relating to the shares in
Novelis Deutschland GmbH
(Geschäftsanteilsverpfändung)

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Aluminium Holding Company, a company incorporated under the laws of Ireland, with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, registered with the Irish Companies Registration Office with registration number 316911 (the “Pledgor);

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 1455 Market Street, San Francisco, CA 94103, U.S.A. in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below) (the “Collateral Agent”);

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the Term Loan Credit Agreement (as defined below) (together with the Collateral Agent the “Original Pledgees”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the subsidiary guarantors and the lenders party thereto, and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and as Collateral Agent, the lenders thereunder have agreed to extend to the Borrower credit in the form of initial term loans (the “Initial Term Loans”), and, if so requested by the Borrower by written notice to the Administrative Agent and provided the approached existing lender elects to provide the respective commitment, in the form of incremental term loans effected by joinder agreements (the “Increase Joinders”) to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans”, and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

(B)	It is one of the conditions for making the Term Loans that the Pledgor enters into this Agreement.

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(C)	The Pledgor has agreed to grant a pledge over its shares in the Company (as defined below) as security for the Pledgees’ (as defined below) respective claims against the Loan Parties (as defined below) under or in connection with the Term Loan Credit Agreement.

(D)	Further, the Pledgor has entered into an agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) with, inter alios, the Collateral Agent on or about the date hereof in connection with the Term Loan Credit Agreement (the “Abstract Acknowledgement of Indebtedness”).

(E)	Furthermore, in connection with a revolving credit facility agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”), the Pledgor has agreed to grant a second ranking pledge over its shares in the Company as security for the obligations arising under or in connection with the ABL Credit Agreement.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1.	In this Agreement:

“Agents” shall mean the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Arrangers” shall mean Merrill Lynch, Pierce, Fenner and Smith Incorporated and J.P. Morgan Securities LLC and “Arranger” shall mean any of them.

“Bookrunner” shall mean Merrill Lynch, Pierce, Fenner, Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc. and UBS Securities LLC.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, Chicago, London, Zurich and Frankfurt am Main.

“Closing Date” shall mean the date of the initial making of a loan by a Lender under the Term Loan Credit Agreement.

“Collateral” shall mean all of the collateral, pledge collateral and mortgaged property referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to liens in favor of the Collateral Agent for the benefit of the Secured Parties.

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“Company” shall mean Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772.

“Contribution, Intercompany, Contracting and Offset Agreement” shall mean that certain contribution, intercompany, contracting and offset agreement dated as of the date hereof by and among certain of the Loan Parties (other than certain Foreign Subsidiaries), the Collateral Agent and Administrative Agent.

“Default” shall mean the non-payment by any of the Borrowers of any amounts payable under any of the Loan Documents when due.

“Delegate” shall mean any delegate, agent, attorney, trustee or co-trustee appointed by the Collateral Agent or any receiver.

“Existing Shares” has the meaning given to such term in Clause 2 hereof.

“Fee Letter” shall mean that certain fee letter among the Borrower, the Arrangers and the Bookrunners, dated on or about the date hereof, setting forth certain fees payable in connection with the Term Loan Credit Agreement, as the same may be amended, amended and restated, supplemented, revised or modified from time to time.

“Foreign Subsidiary” shall mean a subsidiary of Holdings that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way of becoming a lender, issuing bank or agent, in each case, under the Term Loan Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as pledgee.

“Future Shares” shall mean all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future by way of a share transfer, an increase of the capital of the Company or otherwise.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the

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purposes of hedging a the Holding’s, the Borrowers or any Restricted Subsidiaries’ exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices, in each case not for speculative purposes.

“Intercreditor Agreement” shall mean the intercreditor agreement dated on or about December 17, 2010 by and among, inter alios, the companies parties thereto, the Administrative Agent, the Collateral Agent, the administrative agent under the ABL Credit Agreement and the collateral agent under the ABL Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms of the Term Loan Credit Agreement, setting forth certain rights and obligations among, inter alios, the lenders under the Term Loan Credit Agreement and the lenders under the ABL Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lenders” shall mean the lenders listed on Schedule 1 hereto and the financial institutions or lenders that are a party to the Term Loan Credit Agreement, or that have become a party to the Term Loan Credit Agreement after the date hereof, other than any such financial institution or lender that has ceased to be a party to the Term Loan Credit Agreement pursuant to an assignment of its obligations to an existing or a new lender.

“Loan Documents” shall mean the Term Loan Credit Agreement, this Agreement, the Intercreditor Agreement, the Contribution, Intercompany, Contracting and Offset Agreement, the Notes (if any), the Security Documents, each guarantee executed by a Foreign Subsidiary, the Fee Letter, each Hedging Agreement entered into with any Secured Hedge Provider, and all other pledges, powers of attorney, consents, assignments, certificates, agreements or documents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party for the benefit of any Agent or any Lender in connection with the Term Loan Credit Agreement.

“Loan Parties” shall mean Holdings, the Borrower, 4260848 Canada Inc., 4260856 Canada Inc., Novelis Cast House Technology Ltd., Novelis No. 1 Limited Partnership, Aluminum Upstream Holdings LLC, Novelis Acquisitions LLC, Novelis Brand LLC, Novelis Corporation, Novelis North America Holdings Inc., Novelis PAE Corporation, Novelis South America Holdings LLC, Novelis Europe Holdings Limited, Novelis Services Limited, Novelis UK Ltd., Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Deutschland GmbH, Novelis do Brasil Ltda., Novelis Madeira Unipessoal, Lda., Novelis Luxembourg S.A., Novelis PAE S.A.S. and the Pledgor, and each other subsidiary that is or becomes a party to the Term Loan Credit Agreement as a Subsidiary Guarantor.

“Notes” shall mean any notes evidencing the Terms Loans issued pursuant to the Term Loan Credit Agreement.

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“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledges” shall mean the pledges made pursuant to sub-clauses 3.1 and 4.1, and “Pledge” shall mean any of them.

“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.

“PLPA” shall mean the profit and loss pooling agreement initially entered into by Alcan Deutschland Holdings GmbH & Co. KG and the Company, dated December 02, 2002 (notarial deed number 52/2002 of notary public Prof. Dr. Alexander Riesenkampff) which was transferred by operation of law from Alcan Deutschland Holdings GmbH & Co. KG to the Pledgor and which now continues to be in existence between the Pledgor and the Company.

“Receiver” shall mean a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral, and that term will include any appointee under joint and/or several appointments.

“Restricted Subsidiary” shall mean, as the context requires, (i) any subsidiary of Holdings other than an Unrestricted Subsidiary and (ii) any subsidiary of Borrower other than an Unrestricted Subsidiary.

“Secured Hedge Provider” shall mean (i) any Person that is a counterparty to a Hedging Agreement with the Borrower or any Loan Party that was a Lender, Arranger, Bookrunner or Agent (or an Affiliate of a Lender, Arranger, Bookrunner or Agent) on the date of entering into such Hedging Agreement (or, with respect to Hedging Agreements in effect at the date hereof, on the date hereof), (ii) any other Person that is counterparty to a Hedging Agreement with the Borrower or any Loan Party if, at or prior to the time such Hedging Agreement is entered into, Borrower shall designate such Person as a “Secured Hedge Provider” in a notice to the Administrative Agent and the Collateral Agent, which Person shall execute a Secured Hedge Provider Joinder and (iii) any Person that is a counterparty to a Hedging Agreement with the Borrower or any Loan Party that is in effect on the Closing Date and was entered into prior to the Closing Date to the extent that (x) the Borrower shall designate such Person as a “Secured Hedge Provider” in a notice to the Administrative Agent and the Collateral Agent, which Person shall execute a Secured Hedge Provider Joinder on or prior to the thirtieth day after the Closing Date and (y) such Secured Hedge Provider shared in the collateral granted in connection with the Borrower’s and Novelis Corporation’s existing term loan facility (which is further identified in the Term Loan Credit Agreement).

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“Secured Hedge Provider Joinder” shall mean a letter agreement in accordance with the terms of the Term Loan Credit Agreement or in such other form as may be acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent and the Collateral Agent as its agent under the applicable Loan Documents with respect to Collateral, as provided therein, and (ii) agrees to be bound by the provisions of the Intercreditor Agreement and the Security Documents as if it were a Lender.

“Secured Obligations” shall mean

(I) (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents and (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement and

(II) the Abstract Acknowledgement of Indebtedness.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, the Lenders and any Secured Hedge Provider (to the extent such Secured Hedge Provider executes and delivers to the Administrative Agent a Secured Hedge Provider Joinder) and “Secured Party” shall mean any of them.

“Security Documents” shall mean each security agreement entered into, and mortgages created, in connection with the Term Loan Credit Agreement by the guarantors under the Term Loan Credit Agreement, any Security Trust Deed, and each other security document, deed of trust, charge or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee

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notification letters, or instruments of perfection required by the Term Loan Credit Agreement, any security agreement, any mortgage or any other such security document, charge or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any security agreement entered into, and mortgages created, in connection with the Term Loan Credit Agreement by the guarantors under the Term Loan Credit Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.

“Security Trust Deed” shall mean any security trust deed to be executed by, among others, the Collateral Agent, the Administrative Agent and any Loan Party granting security over U.K. or Irish assets of any Loan Party.

“Shares” shall mean the Existing Shares and the Future Shares.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unrestricted Subsidiary” shall mean any subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to the Term Loan Credit Agreement subsequent to the Closing Date.

1.2.	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3.	The references in this Agreement to the Term Loan Credit Agreement and the other Loan Documents, in each case to amendments and supplements thereto, are for identification of the Secured Obligations only and shall not constitute an incorporation of the provisions of such documents into this Share Pledge Agreement.

1.4.	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5.	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6.	Any reference in this Agreement to a “Clause”, a “sub-clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or schedule hereof.

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2.	PLEDGED SHARES

The Company has a nominal share capital (Stammkapital) of EUR 111,500,000 (in words: Euro one hundred eleven million five hundred thousand) consisting of 2 (two) shares that have a nominal value of Euro 100,350,000 (in words: Euro one hundred million three hundred and fifty thousand) and EUR 11,150,000 (in words: Euro eleven million one hundred and fifty thousand), respectively (the “Existing Shares”). The Existing Shares are held by the Pledgor.

3.	PLEDGE

3.1.	The Pledgor hereby pledges to each of the Pledgees the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4.

3.2.	Each of the Original Pledgees hereby accepts the Pledge for itself.

3.3.	The Collateral Agent hereby accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht), the Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Loan Documents shall be secured by the Pledges constituted hereunder.

3.4.	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

3.5.	The Pledgor herewith authorises the Collateral Agent to notify, on its behalf, the Company of the Pledges and/or the identity of any Future Pledgee and the new pledges created pursuant to sub-clause 3.3 above. Upon request of the Collateral Agent, the Pledgor shall without undue delay give such notice and provide the Collateral Agent with a copy thereof.

3.6.	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. Subject to Clause 3.7, the Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

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3.7.	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

3.8.	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee, to the extent possible under applicable law.

4.	SCOPE OF THE PLEDGES

4.1.	The Pledges constituted by this Agreement include:

4.1.1.	the present and future rights to receive:
4.1.1.1.	dividends attributable to the Shares, if any; and

4.1.1.2.	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) or expulsion (Ausschluss) or exclusion for good cause (Ausschluss aus wichtigem Grund) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;

(collectively, the “Proceeds”)
4.1.2.	the right to subscribe for newly issued shares of the Company; and

4.1.3.	subject to Clause 6 below, all other rights and benefits attributable to the Shares (to the extent capable of being pledged) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) — in particular the PLPA — or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may exist or be entered into between the Pledgor and the Company).

4.2.	Until such time as the Collateral Agent, acting for and on behalf of the Pledgees, gives notice to the Company that it is entitled to realize the Pledges created hereunder (see Sub-clause 7.1. below), the Pledgor shall have the right to receive and retain any and all dividends and distributions paid or payable in respect of the Shares, provided, however, that:

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i)	other distributions (other than dividends) paid or payable (other than in cash) and other property received, receivable or otherwise distributed in exchange for any Shares,

ii)	dividends or other distributions paid or payable in cash in respect of any Shares in connection with the partial or total liquidation or dissolution or in connection with the reduction of capital, capital surplus or paid-in-surplus, and

iii)	cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for any Shares, shall be – irrespective of whether such assets have been received by the Pledgor or the Pledgees or whether they are covered by the Pledges hereunder – transferred to the Collateral Agent by way of a security transfer or security assignment (Sicherungsübereignung/ Sicherungsabtretung) which shall hold such assets as trustee (Sicherungstreuhänder) segregated from its other property or funds. Such security shall be realized by the Collateral Agent in accordance with Clause 7 below and any applicable law and regulation.
5.	PURPOSE OF THE PLEDGES

The Pledges hereunder are created in order to secure the prompt and complete satisfaction of any and all Secured Obligations owed to any of the Pledgees from time to time. The Pledges shall also cover any future extension of the Secured Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF SHAREHOLDER RIGHTS

The shareholder rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges exercise its shareholder rights, including its voting rights and the rights under the PLPA, in good faith to ensure that the validity, legality and enforceability of the Pledges and the existence or value of all or part of the Shares are not in any way materially adversely affected, other than through dividend payments pursuant to Clause 4.2 above. The Pledgor undertakes that no resolutions are passed which constitute a breach of its obligations under Clause 9 below.

7.	ENFORCEMENT OF THE PLEDGES

7.1.	If a Default exists and is continuing and, in addition, the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the

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enforcement of any of the Pledges are met (Pfandreife), then in order to enforce the Pledges (or any of them), the Pledgees, acting through the Collateral Agent, may at any time thereafter avail themselves of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2.	Notwithstanding Section 1277 of the German Civil Code, the Pledgees are entitled to exercise their rights, in particular to sell the Shares, without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgees shall be entitled to have the Shares sold at public auction.

7.3.	The Collateral Agent shall, as soon as known to him, without undue delay, inform the Pledgor in writing of the place and time of any such public auction. The Pledgor, however, hereby agrees that in any case ten (10) Business Days’ prior written notice to the Pledgor shall be sufficient for the realisation of the Pledges and the Collateral Agent shall not be obliged to deliver any further notices that would otherwise be required by law as a prerequisite to enforcement of a pledge (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such public auction. For the avoidance of doubt, the Collateral Agent, shall, as soon as known to the Collateral Agent, inform the Pledgor of any changes to the date and time of the public auction and otherwise keep the Pledgor reasonably informed about the enforcement proceedings. The public auction may take place at any place in the Federal Republic of Germany designated by the Collateral Agent.

7.4.	If the Pledgees, acting through the Collateral Agent, should seek to enforce the Pledges under Sub-clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgees, acting through the Collateral Agent, of any other right they may have as Pledgees.

7.5.	Following satisfaction of the requirements for enforcement under Sub-clause 7.1 above, all subsequent dividend payments and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgees, acting through the Collateral Agent, in whole or in part in satisfaction of the Secured Obligations or treated as additional collateral.

7.6.	The Collateral Agent may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over shares in any other companies to such number of pledges as are necessary to satisfy the Secured Obligations and agrees further that the Collateral Agent may decide to enforce the Pledges over the Shares in the Company individually at separate public auctions or together with pledges over shares in any other companies at one single public auction

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(Gesamtverwertung). When enforcing the Pledges, the Collateral Agent shall take into account the legitimate interests of the Pledgor (to the extent not prejudicial to the interests of the Pledgees in obtaining satisfaction of the Secured Obligations).

7.7.	The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.8.	The Pledgor hereby expressly waives its defenses based on defenses the Borrowers or other Loan Parties might have against any of the Secured Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.9.	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or any of its affiliates or to assign any of these claims.

8.	REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that:

8.1.	the Company and the Pledgor itself are validly existing and neither unable to pay their respective debt when due (zahlungsunfähig), over-indebted (überschuldet) or deemed unable to pay their respective debt as it falls due (drohend zahlungsunfähig) (all within the meaning of Sections 17 to 19 of the German Insolvency Act (Insolvenzordnung)) nor subject to any insolvency proceedings (Insolvenzverfahren) or any refusal of opening insolvency proceedings for lacking assets (Abweisung mangels Masse) (within the meaning of Section 26 of the German Insolvency Act);

8.2.	the statements made in Clause 2 above are true and correct;

8.3.	the Existing Shares are fully paid in and there is no obligation of a shareholder to make additional contributions (keine Nachschusspflicht);

8.4.	the Existing Shares have not been repaid in any way;

8.5.	all facts capable of being entered into the commercial register of the Company have been entered into, or, pending entry, submitted for registration to, the commercial

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register, and, in particular, no shareholder resolutions regarding changes in the articles of association of the Company have been passed which are not entered into the commercial register;

8.6.	all necessary authorisations, if any, including but not limited to the shareholders consent required pursuant to the articles of association of the Company, to enable or entitle the Pledgor to enter into this Agreement have been obtained and are in full force and effect and are attached as photocopy to this Agreement in Schedule 3;

8.7.	except for the PLPA, there are no silent partnership agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company;

8.8.	the place from which the Company is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in the Federal Republic of Germany;

8.9	the Pledgor is the sole legal and beneficial owner of the Existing Shares, free of any encumbrances, liens, charges and restrictions on pledge or transfer (other than the Pledges created hereunder and the pledges created in connection with or as permitted by the Term Loan Credit Agreement);

8.10	the execution and performance hereof, do not and will not (i) violate any provisions of law or the articles of association of the Pledgor or the Company, or any order of any court or any rule, regulation or order of any governmental agency, authority, instrumentality or regulatory body by which the Pledgor and/ or the Company is bound, (ii) violate in any material way any provision or any agreement or other instrument by which the Pledgor and/ or the Company is bound, (iii) result in a breach of or constitute (with notice or lapse of time or both) a default under any such agreement or other instrument, or (iv) result in the creation or imposition of any lien upon any property or assets of the Pledgor or the Company, except for liens created hereby;

8.11	the obligations of the Pledgor hereunder are legal, valid, binding and enforceable against the Pledgor in accordance with their terms; subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto, and

8.12	the Pledges constitute legal, valid and binding pledges under the laws of the Federal Republic of Germany in the Shares, the Proceeds and the rights pledged pursuant to Clauses 4.1.2 and 4.1.3, enforceable against the Pledgor and third parties in accordance with the terms hereof and in particular without enforceable judgment (vollstreckbarer Titel), subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto.

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9.	UNDERTAKINGS OF THE PLEDGOR

The Pledgor undertakes to each of the Pledgees, during the term of this Agreement,

9.1.	not to encumber, permit to subsist (to the extent possible), create or agree to create any other security interest or third party right in or over the Shares except as set out in this Agreement and in connection with or as permitted by the Term Loan Credit Agreement;

9.2.	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

9.3.	to promptly notify the Collateral Agent of any change in the shareholding in or capital of the Company or any encumbrance over the Shares (or part of them) (unless such encumbrance is permitted under the Term Loan Credit Agreement). In the case of any attachment (Pfändung) in respect of any of the Shares, the Proceeds or the rights pledged in clauses 4.1.2 or 4.1.3, the Pledgor shall promptly notify the Collateral Agent, such notice to be accompanied by any documents the Pledgees might need to defend themselves against any claim of a third party. In particular, the Pledgor shall promptly forward to the Collateral Agent a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defense against the attachment;

9.4.	not to amend, vary, supplement or waive any provision of the constitutional documents of the Company in a manner which could reasonably be expected to be materially prejudicial to the interest of the Pledgees;

9.5.	to notify the Collateral Agent forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could reasonably be expected to be materially prejudicial to the interest of the Pledgees. The Pledgor shall allow, following the occurrence of any of the circumstances which permit the Pledgees to enforce the Pledges in accordance with Clause 7 above, the Pledgees or, as the case may be, their proxy or any other person designated by the Pledgees, to participate in all such shareholders’ meetings of the Company. Subject to the provision contained in sub-clause 11.1, the Pledgees’ right to attend the shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Secured Obligations. In any event, as long as any of the Pledges remains in effect, the Pledgor shall send, upon request of the Collateral Agent, to the Collateral Agent, for and on behalf of the Pledgees, a copy of the protocol of any shareholders’ meeting during which any resolutions have been passed that have, or may have, an effect on the Shares or affect the Pledges in any way.

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9.6.	in the event of any increase in the capital of the Company not to allow, without the prior written consent of the Pledgees, acting through the Collateral Agent, any party other than itself to subscribe for any Future Shares;

9.7.	not to change the articles of association of the Company to the effect that any transfer of Shares shall only be possible with the consent of any other person, other than the shareholders, and

9.8.	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgees (or any of them), the Pledgor shall at the Collateral Agent’s request make such declarations and undertake such actions at the Pledgor’s costs and expenses.

10.	INDEMNITY

10.1.	Neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the wilful misconduct or gross negligence of a Pledgee or the Collateral Agent.

10.2.	The Pledgor will indemnify the Pledgees and the Collateral Agent and keep the Pledgees and the Collateral Agent indemnified against any and all damages, losses, actions, claims, reasonable expenses (including reasonable attorney fees), demands and liabilities which may be incurred by or made against the Pledgees (or any of them) or the Collateral Agent for anything done or omitted in the exercise or purported exercise of the powers contained herein or occasioned by any breach of the Pledgor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees (or any of them) as a result of the gross negligence or wilful misconduct of such Pledgee or, as the case may be, the Collateral Agent.

11.	DURATION AND INDEPENDENCE

11.1.	This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The Pledges shall not cease to exist, if the Borrowers or any of the other Loan Parties have only temporarily discharged the Secured Obligations.

11.2.	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Term Loan Credit Agreement or in any document or agreement related thereto shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

11.3.	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgees or the Collateral Agent. None of such other

15

security or guarantee shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

11.4.	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

12.	RELEASE (PFANDFREIGABE)

12.1.	Upon complete and irrevocable satisfaction of the Secured Obligations, the Pledgees will as soon as reasonably practical declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law. If the Collateral Agent is authorized to release in whole or in part any pledges under the Term Loan Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.

12.2.	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

13.	PARTIAL INVALIDITY, WAIVER

13.1.	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with a valid, legal and enforceable provision which comes as close as possible to the original intent of the parties.

13.2.	No failure to exercise, or any delay in exercising any right or remedy hereunder shall be deemed as a waiver thereof, nor shall any single or partial exercise of any right or

16

remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

13.3.	In particular, the Pledges shall not be affected and shall in any event extend to any and all Shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

14.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 14 shall be made in writing, unless notarial form by operation of law is required.

15.	NOTICES AND THEIR LANGUAGE

15.1.	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

If to the Pledgor:	Novelis Aluminium Holding Company
25/28 North Wall Quay,
Dublin 1, Irland
Fax: +3531 6492649

If to the Pledgees and the Collateral	Bank of America, N.A.
Agent:	1455 Market Street
San Francisco, CA 94103
U.S.A.

Attention: Account Officer
Fax: + 1 415-503-5011
15.2.	Save for the notice pursuant to Section 1280 of the German Civil Code (which shall be substantially in the form of Schedule 2 attached hereto) any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

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16.	APPLICABLE LAW, JURISDICTION

16.1.	This Agreement is governed by the laws of the Federal Republic of Germany.

16.2.	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Pledgees, however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction, in which case the Pledgor shall also be entitled to initiate counterclaims (Widerklage) in such other court. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

17.	INTERCREDITOR AGREEMENT AND TERM LOAN CREDIT AGREEMENT

In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Except as provided for in this Clause 17, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by the Collateral Agent.

In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
*****
The Notary is hereby instructed to give notice of this Agreement and the Pledges of the rights pursuant to Clause 3 (Pledge) and Clause 4 (Scope of the Pledges) to the Company by means of sending to the Company a notice substantially in the form of Schedule 2 hereto which shall be accompanied by a certified copy of this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.

SCHEDULE 2
Form of notice to be delivered to the Company
[Letterhead of Notary]
An
Novelis Deutschland GmbH
Verpfändung der Geschäftsanteile an Novelis Deutschland GmbH durch Novelis Aluminium Holding Company
Sehr geehrte Damen und Herren,
namens und in Vollmacht von Novelis Aluminium Holding Company zeige ich Ihnen hiermit, unter anderem gemäß § 1280 des Bürgerlichen Gesetzbuches, an, dass mit notarieller Urkunde des unterzeichnenden Notars vom [17] Dezember 2010, Urkundenrolle Nr. [●]/2010, Novelis Aluminium Holding Company ihre sämtlichen bestehenden und zukünftigen Geschäftsanteile an der Novelis Deutschland GmbH verpfändet hat.
Des Weiteren sind sämtliche (bestehende und zukünftige) aus den Geschäftsanteilen resultierende Nebenansprüche, insbesondere auf Gewinne, Liquidationserlöse, Einziehungsentgelte, Abfindungsansprüche wegen Kündigung und/oder Austritt eines Gesellschafters sowie Abfindungsansprüche wegen etwaiger Preisgabe eines Geschäftsanteils und Ansprüche auf Rückzahlung von Nachschüssen von der Verpfändung umfasst. Ebenfalls umfasst sind sämtliche (bestehenden und zukünftigen) Zahlungsansprüche der Verpfänderin gegen die Gesellschaft, die aus oder im Zusammenhang mit einem gegenwärtig oder in Zukunft bestehenden Beherrschungs- und/oder Gewinnabführungsvertrag oder Teilgewinnabführungsvertrag entstehen.
Als Anlage ist eine beglaubigte Abschrift meiner Urkunde beigefügt.
Ich darf Sie bitten, mir den Erhalt dieser Anzeige durch Übersendung einer gegengezeichneten Kopie der nachstehenden Erklärung zu bestätigen.
Mit freundlichen Grüßen
[Notary]

Hiermit bestätige ich den Erhalt der obigen Anzeige:

(Ort, Datum)	Geschäftsführer

SCHEDULE 3
Required Consents
Shareholder’s Consent pursuant
to § 4 of the Company’s Articles of Association

Number 1024 of the Roll of Notarial Deeds for 2010-S
Transacted
in Frankfurt am Main, this 17th day of December, 2010.
Before me, the undersigning
Dr. Karl-Heinz Schmiegelt,
civil law notary
with offices in Frankfurt/Main
appeared today:
1.	Ms Katja Findeisen, Attorney-at-Law, born 24 November 1979, with business address at Skadden, Arps, Slate, Meagher & Flom LLP, An der Welle 3, 60322 Frankfurt am Main.

Deponent no. 1 stated that in the following she would not act for herself but in the name and on behalf of
a)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having a business address, among others, at 135 S. LaSalle, Suite 927, IL-135-09-27, Chicago, IL 60603, U.S.A.,

based upon a power of attorney dated 14 December 2010, a faxed copy of which is attached hereto as appendix A.a,

b)	Citibank, N.A., a national banking organization organized under the laws of the United States of America, with registered offices at 3900 Paradise Road, Las Vegas, NV 89109, U.S.A.,

based upon a power of attorney dated 15 December 2010, a faxed copy of which is attached hereto as appendix A.b,

c)	JPMorgan Chase Bank, N.A.., a national banking organization organized under the laws of the United States of America, with registered offices at 1111 Polaris Parkway, Columbus, Ohio 43240, U.S.A.,

based upon a power of attorney dated 14 December 2010, a faxed copy of which is attached hereto as appendix A.c,
d)	UBS AG, a company organized under the laws of Switzerland, acting through its Stamford Branch, with the Stamford Branch having its registered offices at 677 Washington Blvd. Stamford, CT 06901, U.S.A, based upon a power of attorney dated 14 December 2010, a faxed copy of which is attached hereto as appendix A.d,

e)	Commerzbank Aktiengesellschaft, a company organized under the laws of Germany with its corporate seat in Frankfurt/Main, acting through its New York and Grand Cayman Branches,

as proxy without power of attorney;
2.	Mr Rudolf Grunwald, Director, born 23 March 1960, with business address at The Royal Bank of Scotland N.V. Niederlassung Deutschland, Junghofstraße 22, 60311 Frankfurt am Main.

Deponent no. 2 stated that in the following he would not act for himself but in the name and on behalf of
The Royal Bank of Scotland plc, a company organized under the laws of Scotland under company registration number SC090312 with registered address at 36 St Andrew Square, Edinburgh, EH2 2YB, Scotland,

based upon a power of attorney dated 27 October 2010, a faxed copy of which is attached hereto as appendix B.
To the extent that deponent number 1 is acting as agent without power of attorney, she shall not be liable for the non-ratification of her declarations for any reason, and the parties confirm that they waive any rights, if any, against deponent number 1 in this respect. The declaration of ratification shall become effective upon receipt by the notary Dr Schmiegelt of the original or of a copy of the declaration, whether transmitted on paper, by telefax or as a scan file.The originals of the above-mentioned powers of attorney and of the declaration of ratification by Commerzbank Aktiengesellschaft will be provided to the notary in due course with the exception of the power of attorney referred to by deponent no. 2. Certified copies of the originals filed subsequently shall be sealed to the present deed.
The proxies do not assume any liability as to the validity or the scope of the powers of attorney presented. The notary advised the deponents that he is obliged to verify the powers of representation of the deponents and to examine the documents presented with respect to a proof of such powers. After a discussion of the documentation presented today and promised to be submitted in due course, the deponents declared that they did not wish any further proof of their power of representation and asked the notary to continue with the notarisation.
Both deponents identified themselves to the notary by submission of their valid German identification cards.
The notary asked the deponents regarding a prior involvement according to sec. 3 para. 1 sent. 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz). After having been instructed by the notary the deponents and the notary answered this question in the negative.
The deponents requested the notary to notarise this deed in the English language for the convenience of the parties represented by them and confirmed that they are in adequate command of the English language. The notary declared that he is in adequate command of the English language as well.

The deponents, acting as aforesaid, then asked the notary to record the following declarations:
In a deed notarised today by the acting notary under no. 1023/2010-S (the “Reference Deed”), Novelis Aluminium Holding Company, a company incorporated under the laws of Ireland, with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, registered with the Irish Companies Registration Office with registration number 316911 (the Pledgor), offered to Bank of America, N.A., and the other parties represented in this deed (the Offerees) to conclude a junior ranking share pledge agreement regarding all its present and future shares (the Shares) in Novelis Deutschland GmbH, Göttingen (the Company) (the Offer). Counterpart copies (Ausfertigungen) of the Reference Deed have been delivered to the Offerees to the attention of the deponents.
The Offerees hereby accept the Offer. Furthermore, the Offerees formally repeat all unilateral declarations (einseitige Erklärungen) provided for in Attachment 2 of the Reference Deed, including the instruction to the notary concerning the notification of the Company of the pledge. For this purpose, the deponents refer to (verweist auf) the Reference Deed. A counterpart copy (Ausfertigung) of the Reference Deed was at hand at notarisation. The deponents declared that they are aware of the content of the Reference Deed and that they waive their right to have the Reference Deed attached to this deed.
As the pledge over the Shares granted by the Pledgor by way of the agreement contained in Attachment 1 to the Reference Deed (the Term Loan Pledge) came into existence with the completion of the Reference Deed and the pledge in favour of the Offerees (the ABL Pledge) is created by acceptance of the Offer with the completion of the present deed, the ABL Pledge will rank junior to the Term Loan Pledge, which is hereby expressly acknowledged by the Offerees.
The parties make it clear for the avoidance of doubt that the invalidity of the declaration of any party (e.g. in case of the non-ratification by Commerzbank Aktiengesellschaft of the acceptance of the offer) shall not affect the validity of the declarations of the other parties.
According to the Offer, the costs of this deed shall be borne by the Pledgor.
All approvals, consents and similar declarations that may still be required shall take effect for and against all parties upon receipt by the officiating notary.
The notary advised the deponents
•	that the pledge is a security instrument of strictly accessory nature (i.e. that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that if the underlying secured claims are novated this will cause the pledge to lapse by operation of law in relation to such novated claims;

•	that the articles of association may impose restrictions on a transfer or pledge of shares;

•	that there is no bona fide creation, acquisition nor ranking of a pledge of shares (i.e. the pledgees are not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party or have been previously encumbered for the benefit of a third party) if not otherwise provided for in sec. 16 para.3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);

•	that there is no court ruling of the German Federal High Court of Justice (Bundesgerichtshof) in relation to the validity of a pledge for the benefit of future pledgees created by way of the agent bank acting as agent without power of attorney for all future pledgees who will become members of the group of lenders after the notarization in accordance with the terms of the underlying credit agreements and that, if the pledges in favour of the future pledgees are validly created herein, it may be questioned whether such pledges shall have the same rank as the pledges in favour of the Pledgee; and

•	that the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement passed in that respect.
This deed was read aloud by the notary to the deponents, was approved by the deponents and was signed by the deponents and the notary at 13:00 CET in their own hands as follows:

Exhibit M-6
Execution Copy
Dated 17 December 2010
Between
NOVELIS ALUMINIUM HOLDING COMPANY
as Original Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

GUARANTEE AND SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS ACQUISITIONS LLC, NOVELIS NORTH AMERICA HOLDINGS INC., NOVELIS UK LTD, NOVELIS SERVICES LIMITED, NOVELIS AG, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS MADEIRA UNIPESSOAL, LDA, NOVELIS PAE, S.A.S., NOVELIS LUXEMBOURG S.A., AV METALS INC. (“HOLDINGS”), NOVELIS DEUTSCHLAND GMBH, NOVELIS DO BRASIL LTDA., NOVELIS ALUMINUM HOLDING COMPANY, THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
EDV\2309705.7

THIS DEED is dated 17 December 2010
BETWEEN:
(1)	NOVELIS ALUMINIUM HOLDING COMPANY a company registered in Ireland with company number 316911 (hereinafter referred to as the Original Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (as defined below)) (the Collateral Agent).
BACKGROUND:
(A)	Each Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
IT IS AGREED as follows:
1.	CREATION OF SECURITY
1.1	Mortgage and Fixed Charge over the Secured Premisesh
As continuing security for the payment, performance and discharge of the Secured Obligations and as a legal mortgage of land, each Chargor as beneficial owner and also in the case of registered land as registered owner (or the person entitled to be registered as owner) hereby CHARGES by deed the Secured Premises with the payment, performance and discharge to the Collateral Agent as collateral agent and trustee for the Secured Parties of the Secured Obligations, subject to such terms, conditions, covenants and obligations as are set out in this Deed and hereby ASSENTS to the registration of this charge for present and future advances as a burden on the Secured Premises.

The address in the State of the Collateral Agent for service of notices and its description is:

Address:	c/o McCann FitzGerald
Riverside One
Sir John Rogerson’s Quay
Dublin 2
(Attn: EdeV)

Description:	Financial Institution
The charge created by this clause 1.2 is a first fixed charge.

1.2	Fixed Charge over Real Property (other than the Secured Premises)
As continuing security for the payment and discharge of the Secured Obligations, each Chargor as beneficial owner (and also in the case of registered land as registered owner or the person entitled to be registered as registered owner) hereby by way of first fixed charge CHARGES unto the Collateral Agent as collateral agent and trustee for the Secured Parties all that Chargor’s right, title and interest from time to time in and to each of the following assets:
(a)	all its other estate, right, title or interests in any land or buildings now belonging to such Chargor (including, specifically, but not limited to, the Secured Premises) (whether or not the legal estate is vested in such Chargor or registered in the name of
Term Debenture (Collateral Agent)

1

such Chargor), and all future estate, right, title or interests of such Chargor in such lands, hereditaments and premises and in any other freehold or leasehold property (whether or not registered) vested in or held by or on behalf of such Chargor from time to time and/or the proceeds of sale thereof together in all cases (to the extent the same are not otherwise subject to a fixed charge hereunder) all fixtures (including trade fixtures) and all fixed plant and machinery from time to time therein with the payment performance and discharge of the Secured Obligations; and
(b)	the benefit of all present and future licences, covenants, permissions, consents and authorisations (statutory or otherwise) held by such Chargor in connection with the use of any of the Real Property and the right to recover and receive all compensation or other monies which may at any time become payable to it in respect thereof.
1.3	Investments
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in Part 2 of Schedule 1 (Security Assets) opposite its name or in Part 2 of the schedule to any Deed of Accession by which it became party to this Deed; and
(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in all shares, stocks, debentures, bonds, warrants, coupons or other securities and investments (including all Cash Equivalents) owned by it or held by any nominee on its behalf.
(b)	A reference in this Deed to any share, stock, debenture, bond, warrant, coupon or other security or investment includes:
(i)	any dividend, interest or other distribution paid or payable;
(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;
(iii)	any right against any clearance system;
(iv)	any Related Rights; and
(v)	any right under any custodian or other agreement,
in relation to that share, stock, debenture, bond, warrant, coupon or other security or investment.
1.4	Plant and machinery
Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of first fixed charge all plant, machinery, computers, office equipment or vehicles or interest specified in Part 3 of Schedule 1 (Security Assets) opposite its name or in Part 3 of the schedule to any Deed of Accession by which it became party to this Deed and any and all other plant, machinery, computers, office equipment or vehicles (or interest therein) owned by it.
Term Debenture (Collateral Agent)

2

1.5	Credit balances
Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge all of its rights in respect of each amount standing to the credit of each account with any person, including its Security Accounts and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in Section 6.02(y) of the Credit Agreement.
1.6	Book debts etc.
Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge:
(a)	all of its book and other debts;
(b)	all other moneys due and owing to it; and
(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
1.7	Insurance Policies
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby assigns absolutely, subject to a proviso for re-assignment on redemption, all amounts payable to it under or in connection with each of its Insurance Policies and all of its rights in connection with those amounts.
(b)	To the extent that they are not effectively assigned under paragraph (a) above, each Chargor charges by way of first fixed charge all amounts and rights described in paragraph (a) above.
(c)	A reference in this Clause 1.7 to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
1.8	Other contracts
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Primary Contracts.
(b)	Without prejudice to the obligations of the Chargor under Clause 1.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which that Chargor may derive from that right or be awarded or entitled to in respect of that right.
(c)	To the extent that they do not fall within any other Subclause of this Clause 1 and are not effectively assigned under paragraphs (a) or (b) above, each Chargor charges by way of first fixed charge all of its rights under each Secondary Contract.
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1.9	Intellectual property
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge all of its rights in respect of any Intellectual Property; this includes any specified in Part 5 of Schedule 1 (Security Assets) opposite its name or in Part 5 of the schedule to any Deed of Accession by which it became party to this Deed.
(b)	For the purpose of enabling the Collateral Agent, whilst an Event of Default is continuing, to exercise its rights and remedies under Clause 12 (When Security Becomes Enforceable) and Clause 13 (Enforcement of Security) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Chargor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under all relevant licenses of Intellectual Property granting such Chargor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to such Chargor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by or licensed to such Chargor, wherever the same may be located; provided that the quality of any products in connection with which the trademarks are used will not be materially inferior to the quality of such products manufactured or sold by such Chargor prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
1.10	Miscellaneous
Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge:
(a)	any beneficial interest, claim or entitlement it has to any assets of any pension fund;
(b)	its goodwill;
(c)	the benefit of any authorisation (statutory or otherwise) held in connection with its business or the use of any Security Asset;
(d)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (c) above; and
(e)	its uncalled capital.
1.11	Floating charge
(a)	Each Chargor, as beneficial, owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first floating charge all of its assets whatsoever and wheresoever not otherwise effectively mortgaged, charged or assigned under this Deed.
(b)	Except as provided in paragraph (c) below, the Collateral Agent may by notice to a Chargor convert the floating charge created by that Chargor under this Deed into a fixed charge as regards any of that Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
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(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or
(iii)	that Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on dealing).
(c)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of each Chargor’s assets:
(i)	if an Examiner is appointed to any Chargor or the Collateral Agent receives notice of an intention to appoint an Examiner to any Chargor;
(ii)	on the convening of any meeting of the members of that Chargor to consider a resolution to wind that Chargor up (or not to wind that Chargor up); or
(iii)	on the presentation of a petition to appoint an Examiner to any Chargor or where the protection of the court is sought by a Related Company.
(d)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of a Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.
Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (c) above may, by notice in writing given at any time by the Collateral Agent to the relevant Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
1.12	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent as collateral agent and trustee for the Secured Parties;
(ii)	is a continuing security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made by each Chargor as beneficial owner.
(b)	If a Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;
(ii)	unless the Collateral Agent otherwise requires, the Chargor must, and each other Chargor must ensure that the Chargor will, use all reasonable endeavours to obtain the consent as soon as practicable; and
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(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	Each Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause 1 or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed.
(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) or in the schedule to any Deed of Accession (if any) by which any Chargor became party to this Deed does not affect the validity or enforceability of this Security.
2.	GUARANTEE
2.1	Guarantee
Each Chargor irrevocably and unconditionally jointly and severally:
(a)	guarantees as principal obligor to the Collateral Agent and each other Secured Party due and punctual performance by each Loan Party of all of the Secured Obligations now or in the future due, owing or incurred by such Loan Party;
(b)	undertakes with the Collateral Agent and each other Secured Party that whenever another Loan Party does not pay or discharge any Secured Obligation now or in the future due, owing or incurred by that Loan Party, it shall immediately on the Collateral Agent’s written demand pay or discharge such Secured Obligation as if it was the principal obligor; and
(c)	indemnifies the Collateral Agent and each other Secured Party immediately on written demand against any cost, loss or liability suffered by the Collateral Agent or other Secured Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Collateral Agent or such other Secured Party would otherwise have been entitled to recover.
2.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.
2.3	Reinstatement
If any payment by a Loan Party or any discharge given by the Collateral Agent or other Secured Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Chargor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
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(b)	the Collateral Agent and each other Secured Party shall be entitled to recover the value or amount of that security or payment from each Chargor, as if the payment, discharge, avoidance or reduction had not occurred.
2.4	Waiver of defences
The obligations of each Chargor under this Clause 2 (Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause 2 (Guarantee), would reduce, release or prejudice any of its obligations under this Clause 2 (Guarantee) (without limitation and whether or not known to it or any Secured Party) including:
(i)	any time, waiver or consent granted to, or composition with, any Chargor, any other Loan Party or other person;
(ii)	the release of any other Chargor, any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Chargor, any other Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Chargor, any other Loan Party or any other person;
(v)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security;
(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or
(vii)	any insolvency or similar proceedings.
2.5	Demands
(a)	The making of one demand under Clause 2.1 (Guarantee) shall not preclude the Collateral Agent from making any further demands.
(b)	Any delay of the Collateral Agent in making a demand under Clause 2.1 (Guarantee) shall not be treated as a waiver of its rights to make such demand.
2.6	Chargor Intent
Without prejudice to the generality of Clause 2.4 (Waiver of Defences), each Chargor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for
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which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
2.7	Immediate recourse
Each Chargor waives any right it may have of first requiring the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Chargor under this Clause 2 (Guarantee). This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.
2.8	Deferral of Chargors’ rights
(a)	Until all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full and unless the Collateral Agent otherwise directs (in which case it shall take such action as it is directed), no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:
(i)	to be indemnified by a Loan Party;
(ii)	to claim any contribution from any other Chargor of any Loan Party’s obligations under the Loan Documents; and/or
(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Party.
(b)	If a Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Loan Parties under or in connection with the Loan Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct.
2.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.
2.10	Credit Agreement
The provisions of Sections 2.06(f), 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Deed, the Chargors, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.
3.	REPRESENTATIONS — GENERAL
3.1	Nature of security
Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
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(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 1.3(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 6.2(b)) and is not liable to be avoided or otherwise set aside on its liquidation or examinership or otherwise;
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the guarantee and the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents (save for any consent envisaged by Clause 1.12(b) and which is being sought as required by such Clause), including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and
(e)	schedule 1 (Security Assets) to this Deed or, in the case of an Additional Chargor, the Schedule to any Deed of Accession by which it became a party to this Deed properly identifies:
(i)	in Part 1 thereof, all estates and interests in freehold or leasehold property owned by the Chargors in the Territory at the date of this Deed or such Deed of Accession;
(ii)	in Part 2 thereof, all Charged Shares and other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments owned by the Chargors in the Territory at the date of this Deed or such Deed of Accession;
(iii)	in Part 4 thereof, all agreements or contracts to which any the Chargor is party at the date of this Deed or such Deed of Accession and which would fall within paragraphs (b) to (h) inclusive of the definition of Primary Contracts;
(iv)	in Part 5 thereof, all Intellectual Property owned by the Chargors in the Territory at the date of this Deed or such Deed of Accession and which is material to their business; and
(v)	in Part 6 thereof, all bank accounts held by the Chargors in the Territory at the date of this Deed or such Deed of Accession
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by each Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by:
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(i)	each Chargor which becomes party to this Deed by Deed of Accession, on the date on which that Chargor becomes a Chargor; and
(ii)	each Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
No Chargor may:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	LAND
5.1	Information for Report on Title
Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	the information supplied by it or on its behalf to the lawyers who prepared any Report on Title relating to any of its Mortgaged Property for the purpose of that Report on Title was true in all material respects at the date it was expressed to be given; and
(b)	the information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect.
5.2	Title
Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that except as disclosed in any Report on Title relating to any of its Mortgaged Property:
(a)	it is the legal and beneficial owner of its Mortgaged Property;
(b)	no breach of any law, regulation or covenant is outstanding which affects or would be reasonably likely to affect materially the value, saleability or use of its Mortgaged Property;
(c)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever affecting its Mortgaged Property which conflict with its present use or adversely affect the value, saleability or use of any of the Mortgaged Property, in each case to any material extent;
(d)	nothing has arisen or has been created or is subsisting which would be an overriding interest or an unregistered interest which overrides first registration or registered dispositions over its Mortgaged Property and which would be reasonably likely to affect materially its value, saleability or use;
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(e)	all facilities (including access) necessary for the enjoyment and use of its Mortgaged Property (including those necessary for the carrying on of its business at the Mortgaged Property) are enjoyed by that Mortgaged Property and none of those facilities are on terms entitling any person to terminate or curtail its use or on terms which conflict with or restrict its use, where the lack of those facilities would be reasonably likely to affect materially its value, saleability or use;
(f)	it has received no notice of any adverse claims by any person in respect of its Mortgaged Property which if adversely determined would or would be reasonably likely to materially adversely affect the value, saleability or use of any of its Mortgaged Property, nor has any acknowledgement of such been given to any person in respect of its Mortgaged Property; and
(g)	its Mortgaged Property is held by it free from any Security Interest (other than as permitted by the Credit Agreement) or any lease or licence which would be reasonably likely to affect materially its value, saleability or use.
5.3	Repair
Each Chargor must keep:
(a)	its Premises in good and substantial repair and condition; and
(b)	its Fixtures in a good state of repair and in good working order and condition.
5.4	Compliance with leases and covenants
Each Chargor must:
(a)	perform all the material terms on its part contained in any lease, agreement for lease, licence or other agreement or document which gives that Chargor a right to occupy or use property comprised in its Mortgaged Property;
(b)	not do or allow to be done any act as a result of which any material lease comprised in its Mortgaged Property may become liable to forfeiture or otherwise be terminated; and
(c)	duly and punctually comply with all material covenants and stipulations affecting the Mortgaged Property or the facilities (including access) necessary for the enjoyment and use of the Mortgaged Property and indemnify each Secured Party in respect of any breach of those covenants and stipulations.
5.5	Acquisitions
If a Chargor acquires any freehold or leasehold property after the date of this Deed, it must:
(a)	notify the Collateral Agent immediately;
(b)	immediately on request by the Collateral Agent and at the cost of that Chargor, execute and deliver to the Collateral Agent a legal mortgage in favour of the Collateral Agent of that property in any form (consistent with, and no more onerous than, this Deed) which the Collateral Agent may require;
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(c)	if the title to that freehold or leasehold property is registered at the Land Registry of Ireland or required to be so registered, give the Land Registry of Ireland written notice of this Security; and
(d)	if applicable, ensure that this Security is correctly noted in the Register of Title against that title at the Land Registry of Ireland.
5.6	Notices
Each Chargor must, within 14 days after the receipt by it of any application, requirement, order or notice served or given by any public or local or any other authority with respect to its Mortgaged Property (or any part of it) which would or would be reasonably likely to have a material adverse effect on the value, saleability or use of any of the Mortgaged Property:
(a)	deliver a copy to the Collateral Agent; and
(b)	inform the Collateral Agent of the steps taken or proposed to be taken to comply with the relevant requirement.
5.7	Leases
No Chargor may in respect of its Mortgaged Property (or any part of it), unless permitted under the Credit Agreement:-
(a)	grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy;
(b)	agree to any amendment or waiver or surrender of any lease or tenancy;
(c)	commence any forfeiture proceedings in respect of any lease or tenancy;
(d)	confer upon any person any contractual licence or right to occupy;
(e)	consent to any assignment of any tenant’s interest under any lease or tenancy;
(f)	agree to any rent reviews in respect of any lease or tenancy; or
(g)	serve any notice on any former tenant under any lease or tenancy (or any guarantor of that former tenant) which would entitle it to a new lease or tenancy.
5.8	The Land Registry of Ireland
Each Chargor hereby consents to the registration as burdens on the folio of any registered land of which it is the registered owner or, as applicable, the person entitled to be registered as registered owner as well as on the folio of any further registered lands of which it may from time to time become the registered owner or, as applicable, the person entitled to be registered as registered owner, of:
(a)	the first ranking fixed mortgage and charge created by this Deed on the said land;
(b)	on crystallisation of the floating charge created by this Deed on the said land, such crystallised floating charge; and
(c)	the power of any Receiver appointed under this Deed to charge the said land.
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5.9	Deposit of title deeds
Each Chargor must deposit with the Collateral Agent all deeds and documents of title relating to its Mortgaged Property and Land Registry of Ireland search certificates and similar documents received by it or on its behalf.
5.10	Development
No Chargor may unless expressly permitted under the Credit Agreement:
(a)	make or permit others to make any application for planning permission in respect of any part of the Mortgaged Property; or
(b)	carry out or permit to be carried out on any part of the Mortgaged Property any development for which the permission of the local planning authority is required, except as part of carrying on its principal business where it would not or would not be reasonably likely to have a material adverse effect on the value, saleability or use of the Mortgaged Property or the carrying on of the principal business of that Chargor.
5.11	Investigation of title
Each Chargor must grant the Collateral Agent or its lawyers on request all reasonable facilities within the power of that Chargor to enable the Collateral Agent or its lawyers (at the expense of that Chargor) after this Security has become enforceable to:
(a)	carry out investigations of title to the Mortgaged Property; and
(b)	make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee might carry out.
5.12	Report on Title
Each Chargor must, as soon as practicable after a request by the Collateral Agent at a time when an Event of Default is continuing, supply the Collateral Agent with a Report on Title of that Chargor to its Mortgaged Property concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.
5.13	Power to remedy
If a Chargor fails to perform any covenant or stipulation or any term of this Deed affecting its Mortgaged Property, that Chargor must allow the Collateral Agent or its agents and contractors:
(a)	to enter any part of its Mortgaged Property;
(b)	to comply with or object to any notice served on that Chargor in respect of its Mortgaged Property; and
(c)	to take any action as the Collateral Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such covenant, stipulation or term or to comply with or object to any such notice.
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That Chargor must immediately on request by the Collateral Agent pay the costs and expenses of the Collateral Agent or its agents and contractors incurred in connection with any action taken by it under this Subclause.
5.14	Unregistered Property
Each Chargor shall use reasonable endeavours to:
(a)	provide a completed and signed Land Registry application form to complete the first registration of any unregistered real properties and registration of this Security at the Land Registry; and
(b)	answer any requisitions raised by the Land Registry,
including in each case, without limitation, instruction of solicitors in these regards and providing responses in respect of any title requisitions raised by the Land Registry.
6.	INVESTMENTS

6.1	Investments
Each Chargor represents and warrants to each Secured Party that:
(a)	its Investments are duly authorised, validly issued and fully paid;
(b)	its Investments are not subject to any Security Interest, any option to purchase or similar right (in each case, other than as permitted by the Credit Agreement);
(c)	it is the sole legal and beneficial owner of its Investments (save for any Investments acquired by or issued to that Chargor after the date of this Deed that are held by any nominee on its behalf or any Investments transferred to the Collateral Agent or its nominee pursuant to this Deed);
(d)	each Charged Company is a company incorporated with limited liability;
(e)	the constitutional documents of each Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and
(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Charged Company (including any option or right of pre-emption or conversion) other than as permitted by the Credit Agreement.
6.2	Certificated Investments
Each Chargor must:
(a)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Investment immediately in respect of any Investment subject to this Security on the date of this Deed and thereafter immediately following the acquisition by, or the issue to, that Chargor of any certificated Investment (unless the same is required for registering any transfer, in which case the relevant Chargor must deposit the same immediately after such registration is completed); and
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(b)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Investment; this includes:
(i)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and
(ii)	procuring that those share transfers are registered by the Charged Company in which the Investments are held in the share register of that Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(c)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
6.3	Changes to rights
No Chargor may (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of its Investments being altered or further shares being issued.
6.4	Calls
(a)	Each Chargor must pay all calls and other payments due and payable in respect of any of its Investments.
(b)	If a Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of that Chargor. That Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
6.5	Other obligations in respect of Investments
(a)	Each Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 81 of the Companies Act, 1990) or under the constitutional documents relating to any of its Investments. If a Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of that Chargor.
(b)	Each Chargor must promptly supply a copy to the Collateral Agent of any information referred to in sub-paragraph (a) above.
(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, each Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of its Investments.
(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of a Chargor;
(ii)	make any payment;
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(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or a Chargor;
(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or
(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Investment.
6.6	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, each Chargor may continue to exercise the voting rights, powers and other rights in respect of its Investments, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Investments to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Investments which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of a Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Investments have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Investments in any manner which the relevant Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the relevant Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Investments must be paid to the relevant Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the relevant Chargor); or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the relevant Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the relevant Chargor all material notices, correspondence and/or other communication it receives in relation to the Investments.
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(e)	Following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise in each case, in the name of the relevant Chargor, the registered holder or otherwise and without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by any Chargor.
(f)	To the extent that the Investments remain registered in the names of the relevant Chargor, each Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Investments following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing.
(g)	Each Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of its Investments on the direction of that Chargor.
6.7	Clearance systems
(a)	Each Chargor must, if so requested by the Collateral Agent:
(i)	instruct any clearance system to transfer any Investment held by it for that Chargor or its nominee to an account of the Collateral Agent or its nominee with that clearance system; and
(ii)	take whatever action the Collateral Agent may request for the dematerialisation or rematerialisation of any Investments held in a clearance system.
(b)	Without prejudice to the rest of this Subclause the Collateral Agent may, at the expense of the relevant Chargor, take whatever action is required for the dematerialisation or rematerialisation of the Investments as necessary.
6.8	Custodian arrangements
Each Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Investment in any form which the Collateral Agent may reasonably require; and
(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
7.	INTELLECTUAL PROPERTY

7.1	Representations
Each Chargor represents and warrants to each Secured Party that as at the date of this Deed or, if later, the date it became a Party:
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(a)	all Intellectual Property which is material to its business is identified in Part 5 of Schedule 1 (Security Assets) opposite its name or in Part 5 of the schedule to any Deed of Accession by which it became party to this Deed; and
(b)	it is not aware of any circumstances relating to the validity, subsistence or use of any of its Intellectual Property which could reasonably be expected to have a Material Adverse Effect.
7.2	Preservation
(a)	Each Chargor must promptly, if requested to do so by the Collateral Agent, sign or procure the signature of, and comply with all instructions of the Collateral Agent in respect of, any document required to make entries in any public register of Intellectual Property (including the Irish Trade Marks Register and/or Patents Register) which either record the existence of this Deed or the restrictions on disposal imposed by this Deed.
(b)	No Chargor may, without the prior consent of the Collateral Agent:
(i)	amend or waive or terminate, any of its rights in respect of Intellectual Property where such amendment, waiver or termination would or could reasonably be expected to have a Material Adverse Effect; or
(ii)	take any action which would or could reasonably be expected to jeopardise the existence or enforceability of any of its rights in respect of its Intellectual Property save as permitted by the Credit Agreement.
7.3	Further Assurance
If any Chargor shall at any time after the date of this Deed (a) obtain any ownership or other rights in and/or to any additional Intellectual Property or (b) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, the provisions of this Deed shall automatically apply thereto and any such item described in (a) or (b) above (other than any Excluded Property) shall automatically constitute Intellectual Property for the purpose of this Deed as if such would have constituted Intellectual Property at the time of execution hereof and such Intellectual Property (other than any Excluded Property) shall be subject to the Security and Security Interests created by this Deed without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, each Chargor shall provide to the Collateral Agent written notice of any of the foregoing Intellectual Property owned by such Chargor which is the subject of a registration or application and confirm the attachment of the Security and Security Interests created by this Deed to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property.
8.	ACCOUNTS

8.1	Accounts
Subject to the terms of the Intercreditor Agreement, all Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
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8.2	Change of Account Bank
This Clause 8.2 is subject to the terms of the Intercreditor Agreement.
(a)	Any Account Bank may be changed to another bank and additional banks may be appointed as Account Banks if the relevant Chargor and the Collateral Agent so agree.
(b)	Without prejudice to clause 8.2(a), a Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the relevant Chargors, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.
(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and each Chargor and the Collateral Agent hereby irrevocably gives all authorisations and instructions necessary for any such transfer to be made.
(d)	Each Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause 8.2 and any transfer of credit balances (including the execution of bank mandate forms); and
(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if that Chargor should fail to do so.
(e)	No Chargor shall, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	Each Chargor agrees that it shall, immediately following the opening or designation of any Net Proceeds Account by such Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
8.3	Book debts and receipts (non-Euro)
In respect of any amounts receivable by a Chargor in a currency other than euros:
(a)	each Chargor must immediately deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral into a Security Account in accordance with Section 9.01 of the Credit Agreement;
(b)	to the extent not deposited in or remitted to a Security Account under Clause 8.3(a), each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;
(ii)	book and other debts and other moneys owed to it; and
(iii)	royalties, fees and income of any nature owed to it,
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in the ordinary course of its business and (prior to payment into a Security Account under Clause 8.3(c)) hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(c)	subject to, and in accordance with, the terms of the Intercreditor Agreement, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation under Clause 8.3(b) into a Security Account as soon as practicable on receipt.
8.4	Book debts and receipts (Euro)
In respect of any amounts receivable by a Chargor in euro:
(a)	each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;
(ii)	book and other debts and other moneys owed to it; and
(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into the Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, and without prejudice to paragraph (a) above, each Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 8.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
8.5	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.
(b)	subject to the terms of the Intercreditor Agreement, no Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.
(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.
(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 8.5 or as otherwise permitted by the Credit Agreement.
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8.6	Notices of charge
(a)	Each Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed or any Deed of Accession by which it becomes a party to this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in sub-paragraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
(c)	Each Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
9.	RELEVANT CONTRACTS

9.1	Representations
Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	each of its Security Contracts is its legally binding, valid, and enforceable obligation;
(b)	it is not in default in any material respect of any of its obligations under any of its Security Contracts;
(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Primary Contracts; and
(d)	its entry into and performance of this Deed will not conflict with any term of any of its Primary Contracts.
9.2	Preservation
(a)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Secondary Contracts; or
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(ii)	take any action which might jeopardise the existence or enforceability of any of its Secondary Contracts.
in each case to the extent that the same would have a Material Adverse Effect.
(b)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Primary Contracts; or
(ii)	take any action which might jeopardise the existence or enforceability of any of its Primary Contracts.
9.3	Other undertaking
Each Chargor must:
(a)	duly and promptly perform in all material respects its obligations under each of its Security Contracts; and
(b)	supply the Collateral Agent and any Receiver with copies of each of its Security Contracts and any information and documentation relating to any of its Security Contracts if requested by the Collateral Agent or any Receiver.
9.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Security Contracts, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.
(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by the Chargor) any of that Chargor’s rights under its Security Contracts.
9.5	Notices of assignment
Each Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 4 (Forms of letter for Primary Contracts), on each of the other parties to each of its Primary Contracts; and
(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 4 (Forms of letter for Primary Contracts) within 14 days of the date of this Deed or the date of any Deed of Accession by which it became party to this Deed or, if later, the date of entry into that Primary Contract (as appropriate).
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10.	PLANT AND MACHINERY
10.1	Maintenance
Each Chargor must keep its Plant and Machinery in good repair and in good working order and condition (subject to reasonable wear and tear).
10.2	Nameplates
Each Chargor must take any action which the Collateral Agent may reasonably require to evidence the interest of the Collateral Agent in its Plant and Machinery; this includes (if so requested) fixing a nameplate on its Plant and Machinery in a prominent position stating that:
(a)	the Plant and Machinery is charged in favour of the Collateral Agent; and
(b)	the Plant and Machinery must not be disposed of without the prior consent of the Collateral Agent unless permitted under the Credit Agreement.
11.	INSURANCE POLICIES
11.1	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Insurance Policies, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default.
(b)	If an Event of Default is continuing:
(i)	the Collateral Agent may exercise (without any further consent or authority on the part of any Chargor and irrespective of any direction given by any Chargor) any of the rights of any Chargor in connection with any amounts payable to it under any of its Insurance Policies;
(ii)	each Chargor must take such steps (at its own cost) as the Collateral Agent may require to enforce those rights; this includes initiating and pursuing legal or arbitration proceedings in the name of that Chargor; and
(iii)	each Chargor must hold any payment received by it under any of its Insurance Policies on trust for the Collateral Agent.
(c)	Section 110(2) of the Act shall not apply to this Deed.
11.2	Notice
Each Chargor must:
(a)	immediately give notice of this Deed to each of the other parties to each of the Insurance Policies by sending a notice substantially in the form of Part 1 of Schedule 3 (Insurance Policies); and
(b)	use all reasonable endeavours to procure that each such other party delivers a letter of undertaking to the Collateral Agent in the form of Part 2 of Schedule 3 (Insurance Policies) within 14 days of the date of this Deed or the date of any Deed of Accession by
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which it became party to this Deed or, if later, the date of entry into that Insurance (as appropriate).
12.	WHEN SECURITY BECOMES ENFORCEABLE
12.1	Powers and rights of the Collateral Agent
Notwithstanding anything contained in this Deed, the exercise by the Collateral Agent of the power and rights conferred on it by virtue of the provisions of Chapter 3 of Part 10 of the Act shall not be subject to any restriction on such exercise contained in section 96(1)(c) of the Act.
12.2	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

12.3	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Administrative Agent may direct.
13.	ENFORCEMENT OF SECURITY
13.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.
(c)	Any restriction imposed by law on the power of sale (including under sections 100 and 101 of the Act) or the right of a mortgagee to consolidate mortgages does not apply to this Security. For the avoidance of doubt, the Collateral Agent reserves the right to consolidate mortgage securities without restriction.
(d)	The notification requirement contained in section 103(2) of the Act shall not apply to this Deed.
(e)	No Chargor shall take any action under section 94 of the Act in respect of the Security Assets, this Deed or any monies, obligations and/or liabilities hereby covenanted to be paid or discharged.
(f)	The power of leasing conferred upon a mortgagor in possession by section 112 of the Act and the power of accepting the surrender of leases conferred upon a mortgagor in possession by section 114 of the Act and any other powers of leasing, surrendering or accepting surrenders of leases vested in any Chargor shall not be exercisable without the prior consent in writing of the Collateral Agent nor shall any Chargor, without the prior consent in writing of the Collateral Agent, confer on any person any contractual licence to occupy or any other right or interest in any freehold or leasehold or other immovable property hereby charged or grant any licence or consent to assign, undertake or part with possession or occupation thereof.
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(g)	In accordance with section 112(3)(c) of the Act, each Chargor hereby consents to the Collateral Agent, while in possession, or any Receiver, leasing all or any part of the Security Assets, including any part of the Security Assets consisting of land.
13.2	No liability as mortgagee in possession
(a)	Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(i)	to account as mortgagee in possession or for any loss on realisation; or
(ii)	for any default or omission for which a mortgagee in possession might be liable.
(b)	The restrictions on taking possession of mortgaged property contained in section 97 of the Act shall not apply to this Deed.
(c)	Section 99(1) of the Act shall not apply to this Deed and any obligations imposed on mortgagees in possession or receivers by virtue of the application of section 99(1) shall not apply to the Collateral Agent or any Receiver.
13.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
13.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied, and all the protection to purchasers contained in sections 104, 105 and 106(1) of the Act shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent.
13.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on each Chargor.
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(b)	Each Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
13.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
14.	RECEIVER
14.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	a Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including any restriction under section 108(1) of the Act) does not apply to this Deed.
14.2	Removal
The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
14.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law will not apply. Section 108(7) of the Act shall not apply to the commission and/or remuneration of a Receiver appointed pursuant to this Deed.
14.4	Agent of each Chargor
(a)	A Receiver will be deemed to be the agent of the relevant Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The relevant Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to a Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
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14.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
15.	POWERS OF RECEIVER
15.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act (as amended and varied hereby) and in Schedule 6 (Powers of a Receiver).
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
15.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

15.3	Carry on business

A Receiver may carry on any business of any Chargor in any manner he thinks fit. 15.4 Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by any Chargor.
15.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
15.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
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(c)	Fixtures may be severed and sold separately from the property containing them without the consent of the relevant Chargor.
15.7	Leases
A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).
15.8	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Security Asset.
15.9	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
15.10	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
15.11	Subsidiaries
A Receiver may form a Subsidiary of any Chargor and transfer to that Subsidiary any Security Asset.
15.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

15.13	Lending

A Receiver may lend money or advance credit to any customer of any Chargor.

15.14	Protection of assets
A Receiver may:
(a)	effect any repair or insurance (and section 110(2) of the Act shall not apply to this Deed) and do any other act which any Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset;
(b)	commence and/or complete any building operation; and
(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation, in each case as he thinks fit.
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15.15	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of any Chargor for any of the above purposes.
16.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
(c)	The provisions of this Clause 16 shall take effect as and by way of variation to the provisions of sections 106(3), 107 and 109 of the Act, which provisions as so varied and extended shall be deemed incorporated in this Deed and as regards section 109 as if they related to a receiver of the Security Assets and not merely a receiver of the income thereof.
17.	TAXES, EXPENSES AND INDEMNITY
(a)	Each Chargor must immediately on demand pay, or on an indemnity basis reimburse any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 22.2 (Interest).
(c)	The Chargors shall pay and within three Business Days of demand indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, this Security or any judgment given in connection with them, is or at any time may be subject.
18.	DELEGATION
18.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
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18.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
18.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
19.	FURTHER ASSURANCES
Each Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party create a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of any Chargor located in any jurisdiction outside Ireland.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
20.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor fails to comply with an obligation under this Deed, each chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which that Chargor is obliged to take under this Deed. Each Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
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21.	PRESERVATION OF SECURITY
21.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
21.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of any Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, examinership or otherwise without limitation, the liability of each Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	The Collateral Agent and each other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
21.3	Waiver of defences
The obligations of each Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
21.4	Immediate recourse
Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, examinership, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from that Chargor under this Deed.
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21.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, the Collateral Agent and each other Secured Party (or any trustee or agent on its behalf) may without affecting the liability of any Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Collateral Agent or that Secured Party (or any trustee or agent on its behalf) against those amounts;
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and/or
(c)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of that Chargor‘s liability under this Deed.
21.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
no Chargor will, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);
(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
Each Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
21.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Collateral Agent or any other Secured Party.
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(b)	No prior security held by the Collateral Agent or any other Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
21.8	Delivery of documents
To the extent any Chargor is required hereunder to deliver any deed, certificate document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Revolving Credit Collateral Agent in accordance with the terms of the Revolving Credit Loan Documents such Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolving Credit Collateral Agent.
21.9	Security held by Chargor
No Chargor may, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of that Chargor’s liability under this Deed. Each Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
22.	MISCELLANEOUS
22.1	Covenant to pay
Each Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Loan Documents.
22.2	Interest
If a Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated at the Default Rate.
22.3	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
22.4	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account a Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
22.5	Notice of assignment
This Deed constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other member of the Group and contained in any Loan Document.
22.6	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of a Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2004 (the “Regulations”) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
23.	LOAN PARTIES
(a)	All communications under this Deed to or from a Secured Party must be sent through the Collateral Agent.
(b)	Each Chargor that is a Party to this Deed irrevocably appoints the Original Chargor to act as its agent:
(i)	to give and receive all communications under the Security Documents or this Deed;
(ii)	to supply all information concerning itself to any Secured Party; and
(iii)	to agree and sign all documents under or in connection with this Deed without further reference to any Loan Party; this includes any amendment or waiver of this Deed which would otherwise have required the consent of the Loan Parties.
(c)	The Original Chargor hereby accepts the appointment under Clause 23(b).
(d)	Any communication given to the Original Chargor in connection with this Deed will be deemed to have been given also to the other Loan Parties that are party to this Deed.
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(e)	The Collateral Agent may assume that any communication made by the Original Chargor is made with the consent of each Loan Party that is party to this Deed.
24.	RELEASE
At the end of the Security Period (or as required by the Loan Documents), the Collateral Agent must, at the request and cost of the Original Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder. If the Collateral Agent is authorised to release in whole or in part any Security Asset pursuant to the terms of the Credit Agreement, the Collateral Agent is authorised to release such Security Asset under this Deed.
25.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
26.	NOTICES
26.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
26.2	Addresses
Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
26.3	Delivery
Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(a)	if by way of fax, when received in legible form; or
(b)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
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26.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 26.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
26.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
27.	THE COLLATERAL AGENT AS TRUSTEE
(a)	This Deed is a Security Document (as defined in the Security Trust Deed). The Collateral Agent is party to this Deed in its capacity as collateral agent and trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of the Credit Agreement and the Security Trust Deed. As between the Collateral Agent and the other Secured Parties the terms and conditions of the Security Trust Deed which apply to the Collateral Agent under that agreement also apply to it as Collateral Agent under this Deed.
(b)	On the terms set out in the Credit Agreement and the Security Trust Deed, the Collateral Agent declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Deed and of all monies, property and assets paid to the Collateral Agent or to its order or held by the Collateral Agent or its nominee or received or recovered by the Collateral Agent or its nominee pursuant to or in connection with this Deed with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Collateral Agent and the other Secured Parties from time to time).
(c)	All moneys received by the Collateral Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with Clause 16.
(d)	The rights, powers and discretions conferred on the Collateral Agent by this Deed shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in the Collateral Agent by the Loan Documents, general law or otherwise.
(e)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).
(f)	Where there are any inconsistencies between the Trustee Acts and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail.
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(g)	Any resignation or replacement of the Collateral Agent or any appointment of a successor to the Collateral Agent shall take effect in accordance with the provisions of the Credit Agreement and the Security Trust Deed save that no resignation of the Collateral Agent as trustee hereunder shall take effect unless at least one other trustee has been appointed.
(h)	Upon the occurrence of the Term Loan Release Date, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Original Chargor, release, without recourse or warranty, all of the Security then held by it and the Collateral Agent shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).
28.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by the laws of Ireland.
29.	ENFORCEMENT
29.1	Jurisdiction
(a)	The Irish courts have exclusive jurisdiction to settle any dispute in connection with this Deed.
(b)	The Irish courts are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement. Each Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
29.2	Waiver of immunity
(a)	Each Chargor irrevocably and unconditionally:
(i)	agrees not to claim any immunity from proceedings brought by the Collateral Agent or any other Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(ii)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(iii)	waives all rights of immunity in respect of it or its assets.
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30.	INTERPRETATION
30.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Acquisition Document means in relation to any Chargor, any agreement under which it acquires or disposes of a business or part of a business (either by share or asset sale) and under which the aggregate outstanding consideration payable to such Chargor and, as applicable, other members of the Group at any time is in excess of €250,000.
      Act means the Land and Conveyancing Law Reform Act 2009.
Additional Chargor means a member of the Group which becomes a Chargor by executing a Deed of Accession.
Cash Management Document means in relation to any Chargor, any agreement between two or more members of the Group to which it is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.
Charged Shares means all shares in any member of the Group incorporated in Ireland from time to time issued to a Chargor or held by any nominee on its behalf.
Charged Company means each member of the Group from time to time whose shares are subject to the Security under this Deed.
Chargor means the Original Chargor or any Additional Chargor.
Credit Agreement means the term loan credit agreement dated on or about the date of this Deed (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc. as Borrower, AV METALS INC. as Holdings and the other Guarantors party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent.
Deed of Accession means a deed substantially in the form of Schedule 5 (Form of Deed of Accession).
Delegate means any delegate, agent, attorney or co-Collateral Agent appointed by the Collateral Agent or any Receiver.
Examiner means an examiner appointed under Section 2 of the Companies (Amendment) Act, 1990.
Fixtures means all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery included in a Chargor’s Mortgaged Property.
Group means the Original Chargor and its Affiliates from time to time.
Intercompany Document means, in relation to any Chargor, any rate or loan agreement with any other member of the Group under which the aggregate outstanding amount payable to such Chargor is in excess of €250,000.
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Intercreditor Agreement means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc., the Collateral Agent and the Revolving Credit Collateral Agent.
Investments means:
(a)	the Charged Shares; and
(b)	all other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments, which a Chargor purports to mortgage or charge under this Deed.
Mortgaged Property means the Secured Premises and all other freehold and leasehold property which a Chargor purports to mortgage or charge under this Deed.
Original Property means any freehold or leasehold property specified in Part 1 of Schedule 1 (Security Assets).
Party means a party to this Deed.
Plant and Machinery means any plant, machinery, computers, office equipment or vehicles which a Chargor purports to mortgage or charge under this Deed.
Premises means all buildings and erections included in a Chargor’s Mortgaged Property.
Primary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4A of Schedule 1 (Security Assets) opposite its name or in Part 4A of the schedule to any Deed of Accession by which it became party to this Deed;
(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Primary Contract;
(c)	any Acquisition Document;
(d)	any Cash Management Document;
(e)	any Hedging Agreement;
(f)	any Intercompany Document;
(g)	any letter of credit issued in its favour under which the aggregate consideration payable at any time is in excess of €250,000; or
(h)	any bill of exchange or other negotiable instrument held by it for an amount in excess of €250,000.
Real Property means all that property referred to in Clauses 1.1 (Mortgage and Fixed Charge over Secured Premises) and 1.2 (Fixed charge over Real Property (other than the Secured Premises)) inclusive.
Receiver means a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
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Related Company means a company which is related within the meaning of Section 4(5) of the Companies (Amendment) Act, 1990.
Related Rights means in relation to any Investment:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;
(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and
(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
Report on Title means any report or certificate on title on the Mortgaged Property provided to the Collateral Agent, together with confirmation from the provider of that Report that it can be relied upon by the Collateral Agent and the other Secured Parties.
Revolving Credit Collateral Agent has the meaning given to that term in the Intercreditor Agreement.
Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.
Revolving Credit Loan Documents has the meaning given to that term in the Intercreditor Agreement.
Revolving Credit Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Original Chargor and the Revolving Credit Collateral Agent.
Secondary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4B of Schedule 1 (Security Assets) opposite its name or in Part 4B of the schedule to any Deed of Accession by which it became party to this Deed;
(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Secondary Contract; and
(c)	any other agreement (other than a Primary Contract) entered into after the date of this Deed under which the aggregate consideration payable at anytime is in excess of €250,000.
Secured Premises means the land described in Part 1 of Schedule 1 to this Deed or in Part 1 of the Schedule to any Deed of Accession by which it became party to this Deed and includes all or any portion of the Secured Premises and also includes a reference to any present or future estate, right, title and interest of a Chargor in the lands described in Part 1 of Schedule 1 to this Deed or in Part 1 of the Schedule to any Deed of Accession by which it became party to this Deed and to any buildings now erected or in the course of erection or thereafter to be erected thereon and all alterations and/or additions thereto and to all fixtures (including trade fixtures) from time to time on the Secured Premises and all fixed plant and machinery of that Chargor both present and future therein or thereon and every part thereof and includes all easements, rights and privileges, rights to production of documents and intoxicating liquor licences attaching thereto.
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Security means any Security Interest created, evidenced or conferred by or under this Deed or any Deed of Accession.
Security Account means in relation to any Chargor:
(a)	any account specified in Part 6 of Schedule 1 (Security Assets) opposite its name or in Part 6 of the schedule to any Deed of Accession by which it became party to this Deed;
(b)	any other account which it purports to charge under this Deed; and
(c)	in each case, any replacement account or subdivision or sub-account of any such account.
Security Assets means any and all assets of each Chargor that are the subject of this Security.
Security Contracts means in relation to any Chargor, its Primary Contracts and its Secondary Contracts.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Term Loan Release Date.
Security Trust Deed means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the original Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Territory means Ireland.
30.2	Construction
(a)	In this Deed (including the Recitals):
(i)	capitalised terms defined in the Credit Agreement or the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(ii)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(iii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
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(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vi)	references to an Event of Default being “continuing” means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or the Administrative Agent (as appropriate);

(vii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(viii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(ix)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(x)	“losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;

(xi)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
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(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed; and

(vi)	words imparting the singular include the plural and vice versa.
(c)	The term clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.

(d)	Any covenant of a Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(e)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or examinership of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
(g)	Section 75 of the Act shall not apply to this Deed.
30.3	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
Term Debenture (Collateral Agent)

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This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.
Term Debenture (Collateral Agent)

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SCHEDULE 1
SECURITY ASSETS
PART 1
SECURED PREMISES
Part A
Unregistered Land
None as at the date hereof
Part B
Registered Land
None as at the date hereof
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PART 2
CHARGED SHARES

Name of
	Name of	nominee (if any)
	Charged	by whom shares	Class of shares	Number of shares
Chargor	Company	are held	held	held
None specified as at the date hereof.
Term Debenture (Collateral Agent)

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PART 3
SPECIFIC PLANT AND MACHINERY

Chargor	Description

None as at the date hereof
Term Debenture (Collateral Agent)

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PART 4
SECURITY CONTRACTS
A. Primary Contracts
None as at the date hereof
B. Secondary Contracts
None as at the date hereof
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PART 5
SPECIFIC INTELLECTUAL PROPERTY

Chargor	Description

None as at the date hereof
Term Debenture (Collateral Agent)

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PART 6
SECURITY ACCOUNTS

Bank	Account number	Sort code
None specified as at the date hereof.
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SCHEDULE 2
FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in Ireland (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such opening or designation) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i) comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and
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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and
	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and
(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;
(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;
(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;
(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent or, following notice from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the
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Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by Irish law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]
Term Debenture (Collateral Agent)

53

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in Ireland (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;
(b)	have not received notice of any outstanding interest of any third party in any Security Account;
(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;
(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in
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relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;
(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;
(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and
(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by Irish law.
Yours faithfully,

(Authorised signatory) [Account Bank]
Term Debenture (Collateral Agent)

55

PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by Irish law.
Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
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Yours faithfully,

(Authorised signatory) for and on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for and on behalf of Bank of America, N.A. as Revolving Credit Collateral
Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]
Term Debenture (Collateral Agent)

57

SCHEDULE 3
FORMS OF LETTER FOR INSURANCE POLICIES
PART 1
FORM OF NOTICE OF ASSIGNMENT
(for attachment by way of endorsement to the insurance policies)
To: [Insurer]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America, N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with you by or on behalf of it or under which it has a right to claim (each an Insurance) and all of its rights in connection with those amounts; and
2.	SECOND, subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A. as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any Insurance and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability Insurance and required to settle a liability of a Loan Party (as defined in the Term Loan Security Agreement) or a Loan Party (as defined in the Revolving Credit Security Agreement) to a third party.
We confirm that:
(i)	the Chargor will remain liable under [the] [each] Insurance to perform all the obligations assumed by it under [the] [that] Insurance;

(ii)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance; and
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(iii)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Insurance and you should continue to give notices under [the] [each] Insurance to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, unless the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent otherwise agrees in writing:
(a)	all amounts payable to the Chargor under [the] [each] Insurance must be paid to the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent; and

(b)	any rights of the Chargor in connection with those amounts will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Insurance[s] without the prior consent of the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please note on the relevant contracts:
(i)	FIRST the Term Loan Collateral Agent’s interest as loss payee and the Term Loan Collateral Agent’s interest as first priority assignee of those amounts and rights; and
(ii)	SECOND the Revolving Credit Collateral Agent’s interest as loss payee and the Revolving Credit Collateral Agent’s interest as first priority assignee of those amounts and rights, and send to the Term Loan Collateral Agent at [•] and Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
Term Debenture (Collateral Agent)

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This letter is governed by Irish law.
Yours faithfully,

For [Chargor]
Term Debenture (Collateral Agent)

60

PART 2
FORM OF LETTER OF UNDERTAKING
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [•] on behalf of [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment by the Chargor upon the terms of the Term Loan Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment by the Chargor upon the terms of the Revolving Credit Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
In consideration of your agreeing to the Chargor continuing their insurance arrangements with us we:
4.	accept the instructions contained in the Notice and agree to comply with the Notice;

5.	confirm that we have not received notice of the interest of any third party in those amounts and rights;

6.	undertake to note on the relevant contracts FIRST the interest of the Term Loan Collateral Agent as loss payee and as first priority assignee of those amounts and rights and SECOND the Revolving Credit Collateral Agent’s interest as loss payee and as first priority assignee of those amounts and rights;

7.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to those contracts which the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
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8.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of any of those contracts and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any other Secured Party (as defined in the Revolving Credit Security Agreement) to remedy that breach; and

9.	undertake not to amend or waive any term of or terminate any of those contracts on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the S Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by Irish law.
Yours faithfully,

for [Insurer]
Term Debenture (Collateral Agent)

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SCHEDULE 4
FORMS OF LETTER FOR PRIMARY CONTRACTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Primary Contract(s)] (the Primary Contract[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the [Secured Parties] referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Primary Contract[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Primary Contract to perform all the obligations assumed by it under [the] [that] Primary Contract;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Primary Contract and you should continue to give notice under [the] [each] Primary Contract to the relevant Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the
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Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Primary Contract[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by Irish law,
Yours faithfully,

(Authorised signatory)
For [Chargor]
Term Debenture (Collateral Agent)

64

PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Primary Contract(s)] (the Primary Contract[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Primary Contract[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Primary Contract[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Primary Contract[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Primary Contract[s] and to allow Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

5.	undertake not to amend or waive any term of or terminate [the] [any of those] Primary Contract[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term
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Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by Irish law.
Yours faithfully,

(Authorised signatory)
[Counterparty]
Term Debenture (Collateral Agent)

66

SCHEDULE 5
FORM OF DEED OF ACCESSION
THIS DEED is dated [
BETWEEN:
(1)	[•] (registered number [•]) with its registered office at [•] (the Additional Chargor);
(2)	NOVELIS ALUMINIUM HOLDING COMPANY in its capacity as Original Chargor under the Security Agreement referred to below (the Original Chargor); and
(3)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties under and as defined in the Security Agreement referred to below (the Collateral Agent).
BACKGROUND:
(A)	The Additional Chargor is a subsidiary of Novelis Inc.
(B)	The Original Chargor has entered into a guarantee and security agreement dated [•], 200[•] with the Collateral Agent (the Security Agreement).
(C)	The Additional Chargor has agreed to enter into this Deed and to become a Chargor under the Security Agreement and the Security Trust Deed.
(D)	The Additional Chargor will also, by execution of separate instruments, become a party to the Intercreditor Agreement as a Loan Party and the Security Trust Deed as a Chargor (as defined in the Security Agreement).
(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	Interpretation
Terms defined in the Security Agreement have the same meaning in this Deed (including the Recitals) unless given a different meaning in this Deed. This Deed is a Loan Document.
2.	Accession
With effect from the date of this Deed the Additional Chargor:
(a)	will become a party to the Security Agreement as a Chargor; and
(b)	will be bound by all the terms of the Security Agreement which are expressed to be binding on a Chargor, including without limitation, the guarantee contained in clause 2 of the Security Agreement.
3.	Security
3.1	Without limiting the generality of the other provisions of this Deed and the Security Agreement, and as continuing security for the payment, performance and discharge of the Secured Obligations and as a legal mortgage of land, the Additional Chargor as beneficial
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owner and also in the case of registered land as registered owner (or the person entitled to be registered as owner) hereby CHARGES by deed the Specified Premises with the payment, performance and discharge to the Collateral Agent as collateral agent and trustee for the Secured Parties of the Secured Obligations, subject to such terms, conditions, covenants and obligations as are set out in this Deed and hereby ASSENTS to the registration of this charge for present and future advances as a burden on the Specified Premises.

The address in the State of the Collateral Agent for service of notices and its description is:

Address:	c/o McCann FitzGerald
Riverside One
Sir John Rogerson’s Quay
Dublin 2
(Attn: EdeV)

Description:	Financial Institution
The charge created by this clause 3.1 is a first fixed charge.
In this Deed, “Specified Premises” means the land described in Part 1 of the schedule to this Deed and includes all or any portion of the Specified Premises and also includes a reference to any present or future estate, right, title and interest of the Additional Chargor in the lands described in Part 1 of the schedule to this Deed and to any buildings now erected or in the course of erection or thereafter to be erected thereon and all alterations and/or additions thereto and to all fixtures (including trade fixtures) from time to time on the Specified Premises and all fixed plant and machinery of that Chargor both present and future therein or thereon and every part thereof and includes all easements, rights and privileges, rights to production of documents and intoxicating liquor licences attaching thereto.
3.2	Without limiting the generality of the other provisions of this Deed and the Security Agreement, the Additional Chargor as beneficial owner, as continuing security for the payment, performance and discharge of the Secured Obligations, hereby:-
(a)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties all its other estate, right, title or interests in any land or buildings now belonging to the Additional Chargor (including, specifically, but not limited to, the Specified Premises) (whether or not the legal estate is vested in the Additional Chargor or registered in the name of the Additional Chargor ), and all future estate, right, title or interests of the Additional Chargor in such lands, hereditaments and premises and in any other freehold or leasehold property (whether or not registered) vested in or held by or on behalf of the Additional Chargor from time to time and/or the proceeds of sale thereof together in all cases (to the extent the same are not otherwise subject to a fixed charge hereunder) all fixtures (including trade fixtures) and all fixed plant and machinery from time to time therein with the payment performance and discharge of the Secured Obligations;
(b)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first legal mortgage all shares owned by it and specified in Part 2 of the schedule to this Deed;
(c)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first fixed charge all plant, machinery, computers, office equipment or vehicles specified in Part 3 of the schedule to this Deed;
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(d)	assigns to the Collateral Agent as collateral agent and trustee for the Secured Parties absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of the agreements specified in Part 4 of the schedule to this Deed; [and]
(e)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first fixed charge all of its rights in respect of any Intellectual Property specified in Part 5 of the schedule to this Deed[; and
(f)	[charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first fixed charge all of its rights in respect of any amount standing to the credit of any Security Account specified in Part 6 of the schedule to this Deed.]
4.	Miscellaneous
With effect from the date of this Deed:
(a)	the Security Agreement will be read and construed for all purposes, and the Additional Chargor will take all steps and actions (including serving any notices), as if the Additional Chargor had been an original party in the capacity of Chargor (but so that the security created on this accession will be created on the date of this Deed);
(b)	any reference in the Security Agreement to this Deed and similar phrases will include this Deed and all references in the Security Agreement to Schedule 1 (or any part of it) will include a reference to the schedule to this Deed (or relevant part of it); and
(c)	Novelis Aluminium Holding Company for itself and as agent for each other Chargor agrees to all matters provided for in this Deed.
5.	Law
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by Irish law.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed
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SCHEDULE
PART 1
SPECIFIED PREMISES
Part A
Unregistered Land
Part B
Registered Land
PART 2
SHARES

Name of company in	Name of nominee (if
which shares are	any) by whom shares	Class of shares held	Number of shares
held	are held		held
[ ]	[ ]	[ ]	[ ]
PART 3
SPECIFIC PLANT AND MACHINERY
[Description]
PART 4
SECURITY CONTRACTS
A. Primary Contracts
Description
[e.g. Hedging Documents]
[e.g. Acquisition Documents]
[e.g. Intercompany Loan Agreements]
B.	Secondary Contracts
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PART 5
SPECIFIC INTELLECTUAL PROPERTY RIGHTS
[Description]
PART 6
SECURITY ACCOUNTS
[Account number      Sort code]
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SIGNATORIES (TO DEED OF ACCESSION)
THE ADDITIONAL CHARGOR

The Common Seal of	)	______________________	Director
[ ]	)
was hereunto affixed	)
in the presence of	)	______________________	Director/Secretary

THE ORIGINAL CHARGOR

The Common Seal of	)	______________________	Director
NOVELIS ALUMINIUM HOLDING	)
COMPANY	)
was hereunto affixed	)
in the presence of	)	______________________	Director

THE COLLATERAL AGENT

Signed by:		______________________	Authorised Signatory
for and on behalf of
BANK OF AMERICA, N.A.
as Collateral Agent for the
Secured Parties
Term Debenture (Collateral Agent)

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SCHEDULE 6
POWERS OF A RECEIVER
(1)	enter upon, take possession of, collect and get in all or any of the Security Assets, exercise in respect of any shares or securities all voting or other powers or rights available to a registered holder thereof in such manner as he may think fit and bring, defend or discontinue any proceedings (including, without limitation, proceedings for the winding up of any Chargor) or submit to arbitration in the name of any Chargor or otherwise as may seem expedient to him;

(2)	carry on, manage, develop, reconstruct, amalgamate or diversify the business of any Chargor or any part thereof or concur in so doing, lease or otherwise acquire and develop or improve properties or other assets without being responsible for loss or damage;

(3)	raise or borrow any money (including money for the completion with or without modification of any building in the course of construction and any development or project in which any Chargor was engaged) from or incur any other liability to the Collateral Agent or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the Security Assets ranking in priority to the security constituted by this Deed or otherwise;

(4)	sell by public auction or private contract, let, surrender or accept surrenders, grant licences or otherwise dispose of or deal with all or any of the Security Assets or concur in so doing in such manner for such consideration and generally on such terms and conditions as he may think fit (including, without limitation, conditions excluding or restricting the personal liability of the Receiver or the Collateral Agent) with full power to convey, let, surrender, accept surrenders or otherwise transfer or deal with such Security Assets in the name and on behalf of any Chargor or otherwise and so that the covenants and contractual obligations may be granted and assumed in the name of and so as to bind such Chargor if the Receiver shall consider it necessary or expedient so to do; any such sale, lease or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as he shall think fit and so that any consideration received or receivable shall ipso facto forthwith be and become charged with the payment of all Secured Obligations; plant, machinery and fixtures may be severed and sold separately from the premises containing them and the Receiver may apportion any rent and the performance of any obligations affecting the premises sold without the consent of any Chargor;

(5)	promote, procure the formation or otherwise acquire the share capital of any body corporate with a view to such body corporate purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Security Assets or otherwise, arrange for companies to trade or cease to trade and to purchase, lease, licence or otherwise acquire all or any of the Security Assets on such terms and conditions whether or not including payment by instalments secured or unsecured as he may think fit;

(6)	make any arrangement or compromise or enter into or cancel any contracts which he shall think expedient;

(7)	make and effect such repairs, renewals and improvements to the Security Assets or any part thereof as he may think fit and maintain, renew, take out or increase insurances including, without limitation, indemnity insurance;

(8)	demolish all or any part of any buildings, structures or fixtures and fittings in and on any Real Property;
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(9)	appoint managers, agents, officers, and employees for any of such purposes or to guard or protect the Security Assets at such salaries and commissions and for such periods and on such terms as he may determine and dismiss the same;

(10)	make or require the directors of any Chargor to make calls, conditionally or unconditionally, on the members of such Chargor in respect of uncalled capital and enforce payment of any call so made by action (in the name of such Chargor or the Receiver as may be thought fit) or otherwise;

(11)	without any consent by or notice to any Chargor, exercise on behalf of any Chargor all the powers and provisions conferred on a landlord or a tenant by any legislation from time to time in force relating to rents or otherwise in respect of any part of the Security Assets but without any obligation to exercise any of such powers and without any liability in respect of powers so exercised or omitted to be exercised;

(12)	without any consent or notice by or to any Chargor, exercise for and on behalf of any Chargor and in the name of any Chargor all powers and rights of any Chargor relevant to and necessary to effect the registration in the Land Registry of the crystallisation of the floating charge created by this Security Agreement and/or the appointment of a Receiver hereunder;

(13)	settle, arrange, compromise and submit to arbitration any accounts, claims, questions or disputes whatsoever which may arise in connection with the business of any Chargor or the Security Assets or any part thereof or in any way relating to the security constituted by this Security Agreement, bring, take, defend, compromise, submit to and discontinue any actions, suits, arbitrations or proceedings whatsoever whether civil or criminal in relation to the matters aforesaid, enter into, complete, disclaim, abandon or disregard, determine or rectify all or any of the outstanding contracts or arrangements of any Chargor in any way relating to or affecting the Security Assets or any part thereof and allow time for payment of any debts either with or without security as he shall think expedient;

(14)	redeem any prior encumbrance and settle and agree the accounts of the encumbrancer; any accounts so settled and agreed shall (subject to any manifest error) be conclusive and binding on any Chargor and the money so paid shall be deemed an expense properly incurred by the Receiver;

(15)	generally, at the option of the Receiver, use the name of any Chargor in the exercise of all or any of the powers hereby conferred;

(16)	transfer all or any part of the Security Assets to any other company or body corporate, whether or not formed or acquired for the purpose;

(17)	sell any intellectual property hereby mortgaged or charged or assigned in consideration of a royalty or other periodical payment;

(18)	exercise, or permit any Chargor or any nominees of any Chargor to exercise, any powers or rights incidental to the ownership of the Security Assets or any part thereof in such manner as he may think fit;

(19)	sign any document, execute any deed and do all such other acts and things as may be considered by the Receiver to be incidental or conducive to any of the matters or powers conferred on him by Security Agreement or to the realisation of the Collateral Agent’s security and use the name of any Chargor for all the above purposes;

(20)	take any and all steps or other action (including legal proceedings) for the purposes of enforcing, protecting or preserving any contractual rights forming part of the Security Assets;
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(21)	conduct investigations, sampling, site studies and testing in respect of all or any part of the Security Assets and take any and all remedial and removal action as he thinks fit or as required by law;

(22)	to the extent permitted by law, and without prejudice to any other right or power conferred on him by this Deed, exercise all or any of the rights and powers conferred on statutory receivers under Schedule 1 of the National Asset Management Agency Act 2009 (as if references therein to NAMA were references to the Collateral Agent or the Receiver).
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SIGNATORIES (to Security Agreement)
THE ORIGINAL CHARGOR
Signed and Delivered as a Deed by
duly appointed attorney for and on behalf of
Novelis Aluminium Holding Company
in the presence of

Witness:

Names:

Address:

Occupation:

Attorney

THE COLLATERAL AGENT

Signed by Christopher Kelly Wall for and on behalf of Bank of America, N.A. , as Collateral Agent for the Secured Parties

Christopher Kelly Wall
Managing Director

Witness:

Names:

Address:

Occupation:

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Execution Copy
Dated 17 December 2010
Between
NOVELIS EUROPE HOLDINGS LIMITED
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent
SHARE CHARGE
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS ACQUISITIONS LLC, NOVELIS NORTH AMERICA HOLDINGS INC., NOVELIS UK LTD, NOVELIS SERVICES LIMITED, NOVELIS AG, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS MADEIRA UNIPESSOAL, LDA, NOVELIS PAE, S.A.S., NOVELIS LUXEMBOURG S.A., AV METALS INC. (“HOLDINGS”), NOVELIS DEUTSCHLAND GMBH, NOVELIS DO BRASIL LTDA., NOVELIS ALUMINUM HOLDING COMPANY, THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
EDV\2309880.7

THIS DEED is dated 17 December 2010
BETWEEN:
(1)	NOVELIS EUROPE HOLDINGS LIMITED a company incorporated under the laws of England and Wales (number 05308334) and having its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (the “Chargor”); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the “Collateral Agent”).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions

In this Deed (including the Recitals):

“Act” means the Land and Conveyancing Law Reform Act 2009.

“Charged Company” means Novelis Aluminium Holding Company, a company registered in Ireland with company number 316911.

“Charged Shares” means all shares in the Charged Company from time to time issued to the Chargor or held by any nominee on its behalf.

“Credit Agreement” means the term loan credit agreement dated on or about the date of this Deed (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc. as Borrower, AV METALS INC. as Holdings, the other Guarantors party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent.

“Delegate” means any delegate, agent, attorney or co-Collateral Agent appointed by the Collateral Agent or any Receiver.

“Group” means the Chargor and its Affiliates from time to time.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc., the Collateral Agent and the Revolving Credit Collateral Agent.

“Party” means a party to this Deed.

“Receiver” means a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Term Share Charge (NEHL)

1

“Related Rights” means in relation to any Charged Share:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
“Revolving Credit Collateral Agent” has the meaning given to that term in the Intercreditor Agreement.

“Revolving Credit Loan Documents” has the meaning given to that term in the Intercreditor Agreement.

Revolving Credit Security Agreement means the share charge dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.

“Security” means any Security Interest created, evidenced or conferred by or under this Deed.

“Security Assets” means any and all assets of the Chargor that are the subject of this Security.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

“Security Trust Deed” means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

“Term Loan Release Date” has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
1.2	Construction
(a)	In this Deed (including the Recitals):
(i)	capitalised terms defined in the Credit Agreement or in the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(ii)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(iii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;
Term Share Charge (NEHL)

2

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(vi)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);
(vii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;
(viii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;
(ix)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(x)	“losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;
(xi)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or the Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
Term Share Charge (NEHL)

3

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed; and
(vi)	words imparting the singular include the plural and vice versa.
(c)	The term clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.
(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(e)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or examinership of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(f)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
(g)	Section 75 of the Act shall not apply to this Deed.
1.3	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE
Term Share Charge (NEHL)

4

IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent as agent and trustee for itself and the other Secured Parties;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made by the Chargor as beneficial owner.
(b)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause 2 or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed.
(c)	The fact that no or incomplete details of any Security Asset are inserted in the Schedule (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Charged Shares
(a)	The Chargor, as beneficial owner, for the purpose of securing the due and punctual payment of the Secured Obligations hereby charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in the Schedule (Security Assets); and
(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Charged Shares.
(b)	A reference in this Deed to any Charged Share includes:
(i)	any dividend, interest or other distribution paid or payable;
(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;
(iii)	any right against any clearance system;
(iv)	any Related Rights; and
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(v)	any right under any custodian or other agreement,

in relation to that Charged Share.
3.	REPRESENTATIONS AND WARRANTIES
3.1	Nature of security
The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 2.2(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 5.1(b)) and is not liable to be avoided or otherwise set aside on its liquidation or examinership or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law); and
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party.
3.2	Charged Shares
The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:

(a)	the Charged Shares are duly authorised, validly issued and fully paid;

(b)	the Charged Shares are not subject to any Security Interest, any option to purchase or similar right (in each case, other than as permitted by the Credit Agreement);

(c)	it is the sole legal and beneficial owner of the Charged Shares (save for any Charged Shares that are specified in the Schedule to this Deed as being held by a nominee on its behalf or transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	the Charged Company is a company incorporated with limited liability;

(e)	the constitutional documents of the Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and
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(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Charged Company (including any option or right of pre-emption or conversion) (in each case, other than as permitted by the Credit Agreement).
3.3	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	COVENANTS
5.1	Certificated Charged Shares
The Chargor must:
(a)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Charged Share; immediately in respect of any Charged Share subject to this Security on the date of this Deed and thereafter, immediately following the acquisition by, or the issue to, the Chargor of any certificated Charged Share (unless the same is required for registering any transfer, in which case the Chargor must deposit the same immediately after such registration is completed); and

(b)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Charged Share; this includes:
(i)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and
(ii)	procuring that those share transfers are registered by the Charged Company in which the Charged Shares are held in the share register of the Charged
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Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(c)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
5.2	Changes to rights
The Chargor may not (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Charged Shares being altered or further shares being issued.
5.3	Calls
(a)	The Chargor must pay all calls and other payments due and payable in respect of any of the Charged Shares.

(b)	If the Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
5.4	Other obligations in respect of Charged Shares
(a)	The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 81 of the Companies Act, 1990) or under the constitutional documents relating to any of the Charged Shares. If the Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of the Chargor.

(b)	The Chargor must promptly supply a copy to the Collateral Agent of any information referred to in sub-paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of the Charged Shares.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;
(ii)	make any payment;
(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;
(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or
(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise,
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in respect of any Charged Share.
5.5	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Charged Shares, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Charged Shares which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of the Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Charged Shares have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Charged Shares in any manner which the Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor;) or
(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Charged Shares.
(e)	Following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Charged Share, any person who is the holder of any Charged Share or otherwise
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in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.

(f)	To the extent that the Charged Shares remain registered in the name of the Chargor, the Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing.

(g)	The Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Charged Shares on the direction of the Chargor.
5.6	Custodian arrangements
The Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Charged Share in any form which the Collateral Agent may reasonably require; and

(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
6.	WHEN SECURITY BECOMES ENFORCEABLE
6.1	Powers and Rights of the Collateral Agent
Notwithstanding anything contained in this Deed, the exercise by the Collateral Agent of the powers and rights conferred on it by virtue of the provisions of Chapter 3 of Part 10 of the Act shall not be subject to any restriction on such exercise contained in section 96(1)(c) of the Act.
6.2	Timing
This Security will become immediately enforceable if an Event of Default is continuing.
6.3	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Administrative Agent may direct.
7.	ENFORCEMENT OF SECURITY
7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under sections 100 and 101 of the Act) or the right of a mortgagee to consolidate mortgages does not
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apply to this Security. For the avoidance of doubt, the Collateral Agent reserves the right to consolidate mortgage securities without restriction.
(d)	The notification requirement contained in section 103(2) of the Act shall not apply to this Deed.
(e)	The Chargor shall not take any action under section 94 of the Act in respect of the Security Assets, this Deed or any monies, obligations and/or liabilities hereby covenanted to be paid or discharged.
7.2	No liability as mortgagee in possession
(a)	Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(i)	to account as mortgagee in possession or for any loss on realisation; or
(ii)	for any default or omission for which a mortgagee in possession might be liable.
(b)	The restrictions on taking possession of mortgaged property contained in section 97 of the Act shall not apply to this Deed.
(c)	Section 99(1) of the Act shall not apply to this Deed and any obligations imposed on mortgagees in possession or receivers by virtue of the application of section 99(1) shall not apply to the Collateral Agent or any Receiver.
7.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied, and all the protection to purchasers contained in sections 104, 105 and 106(1) of the Act shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
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(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.	RECEIVER
8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including any restriction under section 108(1) of the Act) does not apply to this Deed.
8.2	Removal
The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
8.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law will not apply. Section 108(7) shall not apply to the commission and/or remuneration of a Receiver appointed pursuant to this Deed.
8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
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(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER
9.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act (as amended and varied hereby).
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession
A Receiver may take immediate possession of, get in and collect any Security Asset.
9.3	Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration
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may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
9.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.
9.12	Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
9.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
9.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the
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Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
(c)	The provisions of this Clause 10 shall take effect as and by way of variation to the provisions of sections 106(3), 107 and 109 of the Act, which provisions as so varied and extended shall be deemed incorporated in this Deed and as regards section 109 as if they related to a receiver of the Security Assets and not merely a receiver of the income thereof.
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, this Security or any judgment given in connection with them, is or at any time may be subject.
12.	DELEGATION
12.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
12.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
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(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside Ireland.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration,

which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor fails to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY
15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, examinership or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	The Collateral Agent and each other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
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15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, examinership, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, the Collateral Agent and each other Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Collateral Agent or that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and
(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor‘s liability under this Deed.
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15.6	Non-competition
Unless:

(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Collateral Agent or any other Secured Party;
(b)	No prior security held by the Collateral Agent or any other Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Revolving Credit Collateral Agent in accordance with the terms of the Revolving Credit Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolving Credit Collateral Agent.
15.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
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16.	MISCELLANEOUS
16.1	Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
16.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated at the Default Rate.
16.3	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.4	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.5	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
17.	FINANCIAL COLLATERAL
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2004 (the “Regulations”) the Collateral Agent shall have
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the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
18.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor or the Charged Company, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder. In addition, if the Collateral Agent is authorised to release in whole or in part any Security Assets hereunder pursuant to the terms of the Credit Agreement, the Collateral Agent is authorised to release such Security Assets under this Deed.
19.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
20.	NOTICES
20.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
20.2	Addresses
Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
20.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
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(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
20.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 20.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
20.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
21.	THE COLLATERAL AGENT AS TRUSTEE
(a)	This Deed is a Security Document (as defined in the Security Trust Deed). The Collateral Agent is party to this Deed in its capacity as collateral agent and trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of the Credit Agreement and the Security Trust Deed. As between the Collateral Agent and the other Secured Parties the terms and conditions of the Security Trust Deed which apply to the Collateral Agent under that agreement also apply to it as Collateral Agent under this Deed.
(b)	On the terms set out in the Credit Agreement and the Security Trust Deed, the Collateral Agent declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Deed and of all monies, property and assets paid to the Collateral Agent or to its order or held by the Collateral Agent or its nominee or received or recovered by the Collateral Agent or its nominee pursuant to or in connection with this Deed with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Collateral Agent and the other Secured Parties from time to time).
(c)	All moneys received by the Collateral Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with Clause 10.
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(d)	The rights, powers and discretions conferred on the Collateral Agent by this Deed shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in the Collateral Agent by the Loan Documents, general law or otherwise.
(e)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).
(f)	Where there are any inconsistencies between the Trustee Acts of Ireland and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail.
(g)	Any resignation or replacement of the Collateral Agent or any appointment of a successor to the Collateral Agent shall take effect in accordance with the provisions of the Credit Agreement and the Security Trust Deed save that no resignation of the Collateral Agent as trustee hereunder shall take effect unless at least one other trustee has been appointed.
(h)	Upon the occurrence of the Term Loan Release Date, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Chargor, release, without recourse or warranty, all of the Security then held by it and the Collateral Agent shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).
22.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by the laws of Ireland.
23.	ENFORCEMENT
23.1	Jurisdiction
(a)	The Irish courts have exclusive jurisdiction to settle any dispute in connection with this Deed.
(b)	The Irish courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed. The Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
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23.2	Service of process
(a)	The Chargor appoints the Charged Company (at its registered address for the time being) as its agent under this Deed for service of process in any proceedings before the Irish courts in connection with this Deed and will procure that the Charged Company accepts such appointment.
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Collateral Agent or any other Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(c)	waives all rights of immunity in respect of it or its assets.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.
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SCHEDULE

SECURITY ASSETS

CHARGED SHARES

	Name of Charged	Name of nominee (if any) by whom shares		Number of shares
Chargor	Company	are held	Class of shares held	held
Novelis Europe	Novelis Aluminium		Ordinary Shares of	647,590,006
Holdings Limited	Holding Company		€0.23626059 each

Novelis Europe	Novelis Aluminium	Novelis UK Limited	Ordinary Shares of	1
Holdings Limited	Holding Company		€0.23626059 each
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SIGNATORIES
THE CHARGOR
Executed as a Deed by
NOVELIS EUROPE HOLDINGS LIMITED

acting through:	Director
Witness:
Name:
Address:
Occupation:
THE COLLATERAL AGENT
Signed by:
Christopher Kelly Wall
Managing Director
(Authorised Signatory)
for and on behalf of
BANK OF AMERICA, N.A.
as Collateral Agent for and on
behalf of the Secured Parties
Witness:
Name:
Address:
Occupation:
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Execution Copy
Dated 17 December 2010
Between
NOVELIS UK LTD
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent
SHARE CHARGE
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS ACQUISITIONS LLC, NOVELIS NORTH AMERICA HOLDINGS INC., NOVELIS UK LTD, NOVELIS SERVICES LIMITED, NOVELIS AG, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS MADEIRA UNIPESSOAL, LDA, NOVELIS PAE, S.A.S., NOVELIS LUXEMBOURG S.A., AV METALS INC. (“HOLDINGS”), NOVELIS DEUTSCHLAND GMBH, NOVELIS DO BRASIL LTDA., NOVELIS ALUMINUM HOLDING COMPANY, THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
EDV\2311718.4

2

THIS DEED is dated 17 December 2010
BETWEEN:
(1)	NOVELIS UK LTD a company incorporated under the laws of England and Wales (number 00279596) and having its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (the “Chargor”); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the “Collateral Agent”).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed (including the Recitals):

“Act” means the Land and Conveyancing Law Reform Act 2009.

“Charged Company” means Novelis Aluminium Holding Company, a company registered in Ireland with company number 316911.

“Charged Shares” means all shares in the Charged Company from time to time issued to the Chargor or held by any nominee on its behalf.

“Credit Agreement” means the term loan credit agreement dated on or about the date of this Deed (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc. as Borrower, AV METALS INC. as Holdings, the other Guarantors party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent.

“Delegate” means any delegate, agent, attorney or co-Collateral Agent appointed by the Collateral Agent or any Receiver.

“Group” means the Chargor and its Affiliates from time to time.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc., the Collateral Agent and the Revolving Credit Collateral Agent.

“Nominee Shares” means each of the shares in the Charged Company specified in the Schedule (Security Assets) and each other share in the Charged Company from time to time issued to the Chargor and held by it as nominee for and on behalf of Novelis Europe Holdings Limited.

“Party” means a party to this Deed.
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“Receiver” means a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

“Related Rights” means in relation to any Charged Share:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
“Revolving Credit Collateral Agent” has the meaning given to that term in the Intercreditor Agreement.

“Revolving Credit Loan Documents” has the meaning given to that term in the Intercreditor Agreement.

“Revolving Credit Security Agreement” means the share charge dated on or about the date of this Deed between the Chargor and the Revolving Credit Collateral Agent.

“Security” means any Security Interest created, evidenced or conferred by or under this Deed.

“Security Assets” means any and all assets of the Chargor that are the subject of this Security.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Deed and ending on the Term Loan Release Date.

“Security Trust Deed” means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

“Term Loan Release Date” has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
1.2	Construction
(a)	In this Deed (including the Recitals):
(i)	capitalised terms defined in the Credit Agreement or in the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(ii)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
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(iii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vi)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);

(vii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(viii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(ix)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(x)	“losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;

(xi)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or the Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
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(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed; and

(vi)	words imparting the singular include the plural and vice versa.
(c)	The term clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(e)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or examinership of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
(g)	Section 75 of the Act shall not apply to this Deed.
1.3	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS
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DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent as agent and trustee for itself and the other Secured Parties;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made by the Chargor as beneficial owner (save in respect of the Nominee Shares where it is made by the Chargor as legal owner and at the direction of the beneficial owner, Novelis Europe Holdings Limited).
(b)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause 2 or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed.

(c)	The fact that no or incomplete details of any Security Asset are inserted in the Schedule (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Charged Shares
(a)	The Chargor, as beneficial owner (other than in respect of the Nominee Shares) and, in respect of the Nominee Shares, as legal owner and at the direction of the beneficial owner, Novelis Europe Holdings Limited, for the purpose of securing the due and punctual payment of the Secured Obligations hereby charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in the Schedule (Security Assets); and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Charged Shares.
(b)	A reference in this Deed to any Charged Share includes:
(i)	any dividend, interest or other distribution paid or payable;
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(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(iii)	any right against any clearance system;

(iv)	any Related Rights; and

(v)	any right under any custodian or other agreement,
in relation to that Charged Share.
3.	REPRESENTATIONS AND WARRANTIES

3.1	Nature of security

The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 2.2(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 5.1(b)) and is not liable to be avoided or otherwise set aside on its liquidation or examinership or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law); and
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party.
3.2	Charged Shares

The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	the Charged Shares are duly authorised, validly issued and fully paid;

(b)	the Charged Shares are not subject to any Security Interest, any option to purchase or similar right (in each case, other than as permitted by the Credit Agreement);

(c)	it is the sole legal and beneficial owner of the Charged Shares (save for any Nominee Shares or Charged Shares that are specified in the Schedule to this Deed as being held
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by a nominee on its behalf or transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	it is the sole legal owner of and Novelis Europe Holdings Limited is the sole beneficial owner of the Nominee Shares;

(e)	the Charged Company is a company incorporated with limited liability;

(f)	the constitutional documents of the Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and

(g)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Charged Company (including any option or right of pre-emption or conversion) (in each case, other than as permitted by the Credit Agreement).
3.3	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	COVENANTS

5.1	Certificated Charged Shares

The Chargor must:
(a)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Charged Share; immediately in respect of any Charged Share subject to this Security on the date of this Deed and thereafter, immediately following the acquisition by, or the issue to, the Chargor of any certificated Charged Share (unless the same is required for registering any transfer, in which case the Chargor must deposit the same immediately after such registration is completed); and

(b)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in
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order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Charged Share; this includes:
(i)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and

(ii)	procuring that those share transfers are registered by the Charged Company in which the Charged Shares are held in the share register of the Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(c)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
5.2	Changes to rights

The Chargor may not (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Charged Shares being altered or further shares being issued.

5.3	Calls
(a)	The Chargor must pay all calls and other payments due and payable in respect of any of the Charged Shares.

(b)	If the Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
5.4	Other obligations in respect of Charged Shares
(a)	The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 81 of the Companies Act, 1990) or under the constitutional documents relating to any of the Charged Shares. If the Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of the Chargor.

(b)	The Chargor must promptly supply a copy to the Collateral Agent of any information referred to in sub-paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of the Charged Shares.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;

(ii)	make any payment;
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(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;
(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Charged Share.
5.5	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Charged Shares, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Charged Shares which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of the Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Charged Shares have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Charged Shares in any manner which the Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor;) or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Charged Shares.
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(e)	Following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Charged Share, any person who is the holder of any Charged Share or otherwise in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.

(f)	To the extent that the Charged Shares remain registered in the name of the Chargor, the Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing.

(g)	The Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Charged Shares on the direction of the Chargor.
5.6	Custodian arrangements

The Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Charged Share in any form which the Collateral Agent may reasonably require; and

(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Powers and Rights of the Collateral Agent

Notwithstanding anything contained in this Deed, the exercise by the Collateral Agent of the powers and rights conferred on it by virtue of the provisions of Chapter 3 of Part 10 of the Act shall not be subject to any restriction on such exercise contained in section 96(1)(c) of the Act.

6.2	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

6.3	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Administrative Agent may direct.
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7.	ENFORCEMENT OF SECURITY

7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under sections 100 and 101 of the Act) or the right of a mortgagee to consolidate mortgages does not apply to this Security. For the avoidance of doubt, the Collateral Agent reserves the right to consolidate mortgage securities without restriction.

(d)	The notification requirement contained in section 103(2) of the Act shall not apply to this Deed.

(e)	The Chargor shall not take any action under section 94 of the Act in respect of the Security Assets, this Deed or any monies, obligations and/or liabilities hereby covenanted to be paid or discharged.
7.2	No liability as mortgagee in possession
(a)	Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(i)	to account as mortgagee in possession or for any loss on realisation; or

(ii)	for any default or omission for which a mortgagee in possession might be liable.
(b)	The restrictions on taking possession of mortgaged property contained in section 97 of the Act shall not apply to this Deed.

(c)	Section 99(1) of the Act shall not apply to this Deed and any obligations imposed on mortgagees in possession or receivers by virtue of the application of section 99(1) shall not apply to the Collateral Agent or any Receiver.
7.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

7.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
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(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied, and all the protection to purchasers contained in sections 104, 105 and 106(1) of the Act shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

8.	RECEIVER

8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including any restriction under section 108(1) of the Act) does not apply to this Deed.
8.2	Removal

The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
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8.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law will not apply. Section 108(7) shall not apply to the commission and/or remuneration of a Receiver appointed pursuant to this Deed.

8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act (as amended and varied hereby).

(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

9.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
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9.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

9.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

9.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

9.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

9.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
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9.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.

(c)	The provisions of this Clause 10 shall take effect as and by way of variation to the provisions of sections 106(3), 107 and 109 of the Act, which provisions as so varied and extended shall be deemed incorporated in this Deed and as regards section 109 as if they related to a receiver of the Security Assets and not merely a receiver of the income thereof.
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, this Security or any judgment given in connection with them, is or at any time may be subject.
12.	DELEGATION

12.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
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12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

12.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

13.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside Ireland.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor fails to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
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15.	PRESERVATION OF SECURITY

15.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, examinership or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	The Collateral Agent and each other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, examinership, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
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15.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, the Collateral Agent and each other Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Collateral Agent or that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.

15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Collateral Agent or any other Secured Party;
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(b)	No prior security held by the Collateral Agent or any other Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Revolving Credit Collateral Agent in accordance with the terms of the Revolving Credit Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolving Credit Collateral Agent.

15.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

16.	MISCELLANEOUS

16.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

16.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated at the Default Rate.

16.3	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.4	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.5	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

17.	FINANCIAL COLLATERAL
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2004 (the “Regulations”) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
18.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor or the Charged Company, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Term Loan Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Revolving Credit Security Agreement, including serving any notice thereunder. In addition, if the Collateral Agent is authorised to release in whole or in part any Security Assets hereunder pursuant to the terms of the Credit Agreement, the Collateral Agent is authorised to release such Security Assets under this Deed.

19.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

20.	NOTICES

20.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
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20.2	Addresses

Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

20.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
20.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 20.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

20.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
21.	THE COLLATERAL AGENT AS TRUSTEE
(a)	This Deed is a Security Document (as defined in the Security Trust Deed). The Collateral Agent is party to this Deed in its capacity as collateral agent and trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of the Credit Agreement and the Security Trust Deed. As between the Collateral Agent and the other Secured Parties the terms and conditions of the Security Trust Deed which apply to the Collateral Agent under that agreement also apply to it as Collateral Agent under this Deed.
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(b)	On the terms set out in the Credit Agreement and the Security Trust Deed, the Collateral Agent declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Deed and of all monies, property and assets paid to the Collateral Agent or to its order or held by the Collateral Agent or its nominee or received or recovered by the Collateral Agent or its nominee pursuant to or in connection with this Deed with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Collateral Agent and the other Secured Parties from time to time).

(c)	All moneys received by the Collateral Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with Clause 10.

(d)	The rights, powers and discretions conferred on the Collateral Agent by this Deed shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in the Collateral Agent by the Loan Documents, general law or otherwise.

(e)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).

(f)	Where there are any inconsistencies between the Trustee Acts of Ireland and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail.

(g)	Any resignation or replacement of the Collateral Agent or any appointment of a successor to the Collateral Agent shall take effect in accordance with the provisions of the Credit Agreement and the Security Trust Deed save that no resignation of the Collateral Agent as trustee hereunder shall take effect unless at least one other trustee has been appointed.

(h)	Upon the occurrence of the Term Loan Release Date, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Chargor, release, without recourse or warranty, all of the Security then held by it and the Collateral Agent shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).
22.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by the laws of Ireland.

23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The Irish courts have exclusive jurisdiction to settle any dispute in connection with this Deed.

(b)	The Irish courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed. The Chargor agrees not to argue to the contrary
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and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints the Charged Company (at its registered address for the time being) as its agent under this Deed for service of process in any proceedings before the Irish courts in connection with this Deed and will procure that the Charged Company accepts such appointment.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity

The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Collateral Agent or any other Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.
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SCHEDULE
SECURITY ASSETS
CHARGED SHARES

		Name of nominee (if
	Name of Charged	any) by whom shares		Number of shares
Chargor	Company	are held	Class of shares held	held
Novelis UK Ltd (as nominee of Novelis Europe Holdings Limited)	Novelis Aluminium Holding Company		Ordinary Shares of €0.23626059 each	1
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SIGNATORIES
THE CHARGOR
Executed as a Deed by
NOVELIS UK LTD

acting through:	Director
Witness:
Name:
Address:
Occupation:
THE COLLATERAL AGENT
Signed by:
Christopher Kelly Wall
Managing Director
(Authorised Signatory)
for and on behalf of
BANK OF AMERICA, N.A.
as Collateral Agent for and on
behalf of the Secured Parties
Witness:
Name:
Address:
Occupation:
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Exhibit M – 7
Execution version
EQUIPMENT AND INVENTORY PLEDGE AGREEMENT
This Equipment and Inventory Pledge Agreement (the “Agreement”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, enrolled with the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 05.781.553/0001-42, in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”) among inter alios the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders and the Collateral Agent (as such capitalized terms are defined in the Term Loan Credit Agreement);
B) Borrower has requested that Lenders provide a credit facility to Borrower to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in the Term Loan Credit Agreement;
C) As a member of the same economic group of the Borrower, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Term Loan Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
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Section I — Definitions
1.1. Capitalised terms used in this Agreement, including the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Term Loan Credit Agreement, unless a contrary indication appears.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Term Loan Credit Agreement, the Term Loan Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, all fixed assets and all inventory located in all locations set forth in Exhibit 2 hereto (“Places of Business”). The fixed assets and inventory are duly described and identified in Exhibit 3 hereto (collectively, the “Pledged Assets”).
3.2. Under the terms of Article 1,452, sole paragraph, of the Brazilian Civil Code, the Pledgor is ensured the right to maintain possession of the Pledged Assets, being responsible, however, for their conservation and maintenance.
Section IV - Restriction on Transfers and Encumbrances
4.1. Except in accordance with the terms and conditions of the Term Loan Credit Agreement, the Pledged Assets may not be assigned, sold or in any other way transferred by Pledgor or by any other means whatsoever become subject to any liens or encumbrances, until the termination of this Agreement, pursuant to Section 14 below. Notwithstanding the foregoing, the Collateral Agent on behalf of the Secured Parties, shall release any Pledged Assets if so requested by Pledgor, for purposes of
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allowing the latter to effect an asset sale permitted under the Term Loan Credit Agreement, with due observance of the provisions contained therein.
Section V - Registration
5.1. Pledgor shall, within 30 (thirty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 11 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registries of Real Estate of the Cities where the Pledged Assets are located (Cartórios de Registro de Imóveis), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
Section VI — Representations and Warranties
6.1 The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
(a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;
(b)	this Agreement constitutes its valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;
(c)	the security interest created hereby will, upon completion of the registrations required by Section 5 hereof, constitute, subject to the Intercreditor Agreement (as defined below), a priority, legal, valid and effective security interest against any third parties on the Pledged Assets, enforceable in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally; provided, however, that any security interest to be created hereby on any Pledged Asset which has not been acquired or received by Pledgor until the date hereof, shall be deemed to have been created, perfected and to be in full force only (x) after such Pledged Asset is acquired or received by Pledgor, and (y) on the date when the lien therein has been registered as provided in Section 5 hereof;
(d)	the execution, performance and granting of the security interest created hereby have been duly authorized by all necessary corporate actions on the part of Pledgor and do not (i) violate any provision of any charter or other organizational documents of Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of Pledgor, or
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violate any applicable law binding on Pledgor, or (iii) result in the creation or imposition of any lien upon any asset of Pledgor or any income or profits thereof, except as provided for in the next item;
(e)	Pledgor is the legal owner of the Pledged Assets, which are free from any liens other than (i) those contemplated herein; (ii) those created under the Equipment and Inventory Pledge Agreement entered into by and between Bank of America, N.A., as Collateral Agent under the Revolving Credit Agreement, and Novelis do Brasil Ltda., as of the same date hereof (the “Revolving Credit Equipment and Inventory Pledge”); (iii) liens eventually created by operation of law or judicial proceedings in the future; (iv) those created by judicial proceedings as listed in Exhibit 6 hereto; and (v) Permitted Liens;

(f)	the Pledged Assets are within full disposition and control of Pledgor; and
(g)	except as contemplated herein or in the Term Loan Credit Agreement, Pledgor has not sold or granted any preemptive rights or agreed to sell or grant any preemptive right or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title and interest in and to all or any part of the Pledged Assets.
VII — Covenants
7.1. Pledgor covenants with Collateral Agent, on behalf of the Secured Parties, that until termination of this Agreement, in accordance with Section 14:
(a)	to the extent required by the Term Loan Credit Agreement, it shall, each and every six (6) month period, until termination of this Agreement (the first six month period counting from the date hereof), enter into an amendment to this Agreement in order to extend the pledge created hereunder to any equipment, inventory, spare parts, supplies or other tangible personal property (the “Additional Assets”) acquired by the Pledgor during such six (6) months period, such amendment to this Agreement substantially in the form of Exhibit 5 hereto (“Amendment”) (which shall then be subject to all terms and conditions provided herein), provided, however, that such pledge over the inventory and supplies do not impair the regular operations of Pledgor. Pledgor shall provide the Collateral Agent with evidence of the registration of each such Amendment with the appropriate Registries of Real Estate in Brazil (Cartórios de Registro de Imóveis) within 10 (ten) business days after the effective registration of such Amendment. Pledgor shall pay all expenses incurred in connection with such registrations;
(b)	Pledgor will, at its sole cost and expense, make, execute, acknowledge and deliver all such further acts, deeds, conveyances, agreements, assignments, notices of assignment and additional transfers as the Collateral Agent on behalf of the Secured Parties shall from time to time reasonably request, which may be necessary in the reasonable judgment of the Collateral Agent on behalf of the Secured Parties to assure, perfect, assign or transfer to the Collateral Agent on behalf of the Secured Parties the security interest and the rights created, transferred or assigned hereunder. All reasonable costs and expenses in connection with the granting and maintenance of the security interests hereunder, including reasonable legal fees and other reasonable costs in
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connection with the grant, registration, perfection, maintenance or continuity of the security interests hereunder or the preparation, execution or registration of documents and any other acts which the Collateral Agent on behalf of the Secured Parties may reasonably incur in connection with the granting, registration, perfection, maintenance or continuity of such security interest, shall be paid by Pledgor promptly upon demand. Pledgor will not, and will not permit any of its Subsidiaries to enter into any agreement which may impair their ability to comply with, or which may prohibit them from complying with, the provisions hereof;
(c)	as a means of complying with the obligations set forth herein, it shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 4 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the Discharge of Term Loan Credit Secured Obligations; and
(d)	it shall, upon the occurrence and continuation of an Event of Default, as may be evidenced by written notice from the Collateral Agent to Pledgor (irrespective of any notice to the contrary by any other third party), comply with all written instructions received by it from the Collateral Agent in connection with the exercise by the Collateral Agent of the remedies set forth in Section 9 hereof.
VIII — Records and Inspection
8.1. Pledgor shall cause to be kept accurate and complete records of the Pledged Assets at its headquarters. Pursuant to the provision of Article 1,450 of the Brazilian Civil Code, the Collateral Agent and its employees and agents shall have the right, at all times during Pledgor’s normal business hours and after delivery of a 5-day prior written notification to Pledgor, to (a) inspect and verify the quality, quantity, value and condition of, or any other matter relating to the Pledged Assets, (b) inspect all records relating thereto and to make (or require Pledgor to provide) copies of such records, and (c) enter all premises in which any of the Pledged Assets are located. In the case of Pledged Assets which are in the possession of a third party, the Collateral Agent may, after delivery of a 5-day prior written notification, during the existence of an Event of Default, contact such third party for the purpose of making any such inspection and verification.
IX — Rights and Powers of the Collateral Agent Upon an Event of Default; Remedies
9.1. Without prejudice to any of the foregoing provisions and the possibility of judicial enforcement of this Agreement, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to instruct Pledgor in writing to deliver the Pledged Assets or any part thereof to the Secured Parties (directly or through the Collateral Agent) at any place or places designated by the Collateral Agent and is hereby and by means of the power of attorney referred to in Section 7.1(c) hereof, irrevocably and irreversibly entitled to dispose of, collect,
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receive and/or realize upon the Pledged Assets (or any part thereof), and forthwith sell or assign, give option or options to purchase or otherwise dispose of the Pledged Assets or any part thereof, at such price and upon such terms and conditions as it may (acting reasonably) deem appropriate, which shall be compatible with the conditions for the negotiation in equivalent conditions in an extra-judicial sale to be executed by the Collateral Agent, which conditions are hereby accepted, as of the date hereof, by the Parties as sufficient for the validity and effectiveness of such extra-judicial sale, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, and apply the proceeds thus received for payment of the Secured Obligations in accordance with the Term Loan Credit Agreement and the Intercreditor Agreement. Any notice given by the Collateral Agent that an Event of Default has occurred and is continuing or has ceased shall be conclusive as against Pledgor and all other third Parties, absent manifest error. Without limitation of other rights, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to instruct any third Parties to make payments required by such Pledged Assets directly to the Secured Parties or the Collateral Agent, as instructed by the Collateral Agent, to be applied for the payment of the Secured Obligations as provided in the Term Loan Credit Agreement and the Intercreditor Agreement, undertaking to return to Pledgor any amounts in excess of the Secured Obligations.
X — Use of Proceeds
10.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Term Loan Credit Agreement and the Intercreditor Agreement, and in any case, upon the Discharge of Term Loan Credit Secured Obligations, any amounts in excess of the Secured Obligations shall be returned to the Pledgor.
XI — Amendments with Respect to the Secured Obligations
11.1. Pledgor shall remain obligated hereunder, and the Pledged Assets shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 14 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;
(b)	the Term Loan Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and
(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
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XII — No Obligation to Protect the Pledged Assets
12.1. Neither the Collateral Agent nor any Secured Parties shall have any obligation towards Pledgor to protect, secure, perfect or insure any other lien at any time held by them as security for the Secured Obligations or any property subject thereto.
XIII — Pursuit of Rights and Remedies Against Pledgor
13.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
XIV — Termination and Release
14.1. Upon the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement), then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
14.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent.
14.3. Upon termination of this Agreement, the Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties herein grant to the Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of the security interest and lien created hereby.
XV — Waivers and Amendments
15.1. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
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XVI — Severability
16.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
XVII — Authority of the Collateral Agent
17.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Term Loan Credit Agreement, the Intercreditor Agreement (as defined below) and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
XVIII — Complete Agreement; Successors and Assigns
18.1. This Agreement, together with the Term Loan Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
18.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Term Loan Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
XIX — Assignment and/or Transfer of the Term Loan Credit Agreement
19.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Term Loan Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Assets shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 14, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
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XX — Waiver of Immunity
20.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XXI —No Duty on Collateral Agent’s Part
21.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Assets and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Term Loan Credit Agreement or under Brazilian Law.
Section XXII — Notices
22.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To Pledgor:
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
1455 Market Street
San Francisco, CA 94103, USA
Attention: Account Officer
Telecopier No.: 415-503-5011
22.2. Each party undertakes to notify the other party of any change of address.
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Section XXIII — Governing Law
23.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXIV — Jurisdiction
24.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXV — Specific Performance
25.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXVI — Construction
26.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
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Section XXVII — Taxes, Charges and Expenses
27.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Term Loan Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Term Loan Credit Agreement.
Section XXVIII — Other Provisions
28.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXIX — Language
29.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
[INTENTIONALLY LEFT IN BLANK]
TERM LOAN CREDIT
EQUIPMENT AND INVENTORY PLEDGE AGREEMENT

11

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in the presence of the undersigned witnesses, in 10 (ten) counterparts of equal content.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.
By: ________________________
Name:
Title:
BANK OF AMERICA, N.A.
By: ________________________
Name:
Title:
Witnesses:

1:	2:

Name:	Name:
ID:	ID:
TERM LOAN CREDIT
EQUIPMENT AND INVENTORY PLEDGE AGREEMENT

12

Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Term Loan Credit Agreement2
a)	Principal Amount
An initial amount of up to US$1,500,000,000.00 (one billion five hundred million United States Dollars), such amount subject to increase at the request of the Borrower; provided that at the time of any such increase the Borrower’s Senior Secured Net Leverage Ratio does not exceed 2.5 to 1.0 and certain other conditions are satisfied.3
b)	Termination
Originally, six years from the date hereof. Such termination date may be extended pursuant to the terms of the Term Loan Credit Agreement.
c)	Interest
At the Borrower’s option, Term Loans will bear interest at rates per annum equal to (i) the Base Rate plus the Applicable Margin in effect from time to time or (ii) the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     A. Base Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time; provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit will have the meanings ascribed to such terms in the Credit Agreement, dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”), entered into by and among, inter alios, the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Term Loan Credit Agreement, the terms of the Term Loan Credit Agreement shall govern and control.

[3]	Pursuant to the Term Loan Credit Agreement, the Borrower is permitted to incur additional secured indebtedness under the Term Loan Credit Agreement or other pari-pasu or subordinated credit facilities, which would be subject to the terms of the Intercreditor Agreement. The terms of such additional indebtedness will be determined by the Borrower and the lenders that become party to any credit agreement memorializing such further extension of credit.

     B. Eurodollar Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Eurodollar Rate Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     C. Default Rate. Notwithstanding the foregoing, if at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Term Loan Credit Agreement (in either case, the “Default Rate”).
     D. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) of the Term Loan Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     E. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of the Term Loan Credit Agreement and such determination shall be conclusive absent manifest error.
     F. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Term Loan Credit Agreement shall be paid in Dollars.

Exhibit 2
Places of Business
a) São Paulo:
    Av. das Nações Unidas, 12551, 15th floor, Torre Empresarial World Trade Center de São Paulo
    São Paulo, SP
    04578-000
    Brazil
b) Candeias:
    Via das Torres, s/no — Centro Industrial de Aratu
    Candeias, BA
    CEP 43800-000
    Brazil
c) Ouro Preto:
    Av. Américo R. Gianetti, 521 — Saramenha
    Ouro Preto, MG
    CEP 35400-000
    Brazil
d) Pindamonhangaba:
    Av. Buriti, 1087 — Feital
    Pindamonhangaba, SP
    CEP 12441-270
    Brazil
e) Santo André:
    Rua Felipe Camarão, 414 — Utinga
    Santo André, SP
    CEP 09220-902
    Brazil
f) Belo Horizonte:
    Avenida do Contorno, 8.000 — sala 802
    Centro
    Belo Horizonte, MG
    CEP 30110-907
    Brazil
g) Hydropower Plant — Fumaça:
    Est. Miguel Rodrigues A Barroca S/no — Cachoeira do
    Brumado
    Mariana, MG
    CEP 35424-000
    Brazil

h) Hydropower Plant — Furquim:
    Estrada de Acesso à Usina de Furquim S/no
    Mariana, MG
    CEP 35420-000
    Brazil
i) Hydropower Plant — Brecha:
    Fazenda Usina de Brecha S/no — Piranga
    Guaraciaba, MG
    CEP 35436-000
    Brazil
j) Hydropower Plant — Salto:
    Fazenda Usina de Salto S/no
    Ouro Preto, MG
    CEP 35400-000
    Brazil
k) Hydropower Plant — Brito:
    Estrada do Brito S/no — Brito
    Ponte Nova, MG
    CEP 35430-000
    Brazil
l) Consórcio Candonga (a consortium with CVRD — Cia. Vale Rio Doce)
    Estrada Acesso a Santana do Deserto, km 12
    Rio Doce, MG
    CEP 35442-000
    Brazil
    Consórcio Candonga Office
    Av. Caetano Marinho, 216
    Ponte Nova — MG
    CEP 35430-001
    Brazil
m) Warehouse — Aratu
    Via Matoim s/no — Aratu
    Candeias, BA
    CEP 43800-000
    Brazil

Exhibit 3
List of Equipment and Inventory

Exhibit 4
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Appointer”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Term Loan Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act and thing whatsoever necessary or desirable, pursuant to the terms of the Equipment and Inventory Pledge Agreement, dated December 17, 2010, entered into by and among the Appointer and the Collateral Agent (as representative of the Secured Parties) (together with its respective modifications and amendments, the “Agreement”), including, without limitation, the following:
(a) upon the occurrence and during the continuation of an Event of Default, to dispose of, collect, receive, appropriate, and/or realize upon the Pledged Assets (or any part thereof) and forthwith sell or assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Assets or any part thereof, at such prices and upon such terms and conditions as it may deem appropriate, which shall be compatible with the conditions for the negotiation, in equivalent conditions, to an extra-judicial sale to be carried out by the Appointer, which conditions are hereby accepted, as of the date hereof, by the Parties as sufficient for the validity and effectiveness of such extra-judicial sale of the Pledged Assets, irrespective of any prior or subsequent notice to the Appointer, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, and apply the proceeds thus received for the payment of the Secured Obligations, and the Collateral Agent is entitled to exercise all necessary powers for the full compliance of this power of attorney, including, without limitation, the powers and authority to, acting in strict conformity with applicable law, purchase foreign currency and make any and all remittances abroad, sign any necessary foreign exchange agreements with financial institutions in Brazil that may be required to make such remittances and represent the Appointer before the Central Bank of Brazil and any other Brazilian governmental authority, if necessary to accomplish the purposes of the Agreement;
(b) upon the occurrence and during the continuation of an Event of Default, take all necessary actions and execute any document before any governmental authority in the case of the public sale of the Pledged Assets in accordance with the terms and conditions set out in the Agreement;
(c) upon the occurrence and during the continuation of an Event of Default, take any necessary action and execute any document consistent with the terms and conditions of the Agreement, the Term Loan Credit Agreement and the Intercreditor Agreement, as applicable, as the Collateral Agent may deem necessary or advisable to accomplish the purposes of the Agreement; provided that, in the event of a conflict between the Agreement and the Term Loan Credit Agreement, the Term Loan Credit

Agreement shall govern and control; in the event of a conflict between the Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern and control; and in the event of a conflict between the Intercreditor Agreement and the Term Loan Credit Agreement, the Intercreditor Agreement shall govern and control; and
(d) The compliance by the Collateral Agent with the powers granted under the terms herein shall not allow the Appointer to exercise any withholding rights or claims with respect to the Pledged Assets, all of which the Appointer hereby expressively waives to the extent permitted by law.
Any notice given by the Collateral Agent that an Event of Default has occurred and is continuing or has ceased shall be conclusive as against the Appointer and any third Parties.
Capitalized terms used but not defined herein, shall have the meaning attributed to them in the Agreement.
The powers granted herein are in addition to the powers granted by the Appointer to the Collateral Agent in the manner provided for in the Agreement, and do not cancel or revoke any such powers.
This power of attorney is effective as of December 17, 2010.
This power of attorney is granted as a condition to the Agreement and as a means of complying with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code, and shall be irrevocable, remaining valid and in full force and effect until the Agreement has been terminated in accordance with its terms and conditions.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.

Name:	Name:
Title:	Title:

Exhibit 5
Form of Amendment to the Equipment and Inventory Pledge Agreement
This instrument of [•] Amendment to the Equipment and Inventory Pledge Agreement (hereinafter referred to as the “Amendment”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 101 South Tryon Street, Charlotte, NC 28255, Charlotte, NC 28255,, in its capacity as collateral agent under the Term Loan Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
     WHEREAS, on December 17, 2010 the Parties entered into an Equipment and Inventory Pledge Agreement (the “Agreement”); and
     WHEREAS, the Parties have agreed to amend the Agreement in order to grant to the Collateral Agent, as representative of the Secured Parties, a priority security interest in the Additional Pledged Assets (as defined below), subject to the Intercreditor Agreement;
     NOW, THEREFORE, the Parties hereto have mutually agreed to enter into this Amendment, pursuant to the terms and conditions set forth below:
1. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.
2. Pledgor hereby pledges and transfers the indirect possession of the Additional Assets listed in the new Exhibit [•] of this document (and which were not set forth in the original Exhibit 3 of the Agreement or any prior Amendment thereto) (the “Additional Pledged Assets”), to the Secured Parties, herein represented by the Collateral Agent, and, pursuant to the provision of Article 1,431, sole Paragraph of the Brazilian Civil Code, Pledgor shall maintain the direct possession and the usable ownership of the Additional Pledged Assets, being authorized to use them during the regular course of its business and with the obligation to keep and conserve them, remaining the indirect possession of the Additional Pledged Assets with the Collateral Agent, in order to apply, mutatis mutandis, all the rights and obligations of the Parties resulting from the Agreement to the Additional Pledged Assets pledged herein.

3. Pledgor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:
(a) the execution, performance and granting of the security interest created hereby was duly authorized by the required corporate acts by Pledgor and do not or will not (i) violate any provision of law or contractual obligation applicable to or binding upon Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of Pledgor, or violate any applicable law binding on Pledgor, or (iii) result in the creation or imposition of any lien on any of its assets or any income or revenues, except for the pledge created by this Amendment in favor of the Collateral Agent, as representative of the Secured Parties, and
(b) this Amendment and the Agreement, amended as herein prescribed or by any prior Amendment thereto, constitute each one, a legal, valid and binding obligation of Pledgor, enforceable against Pledgor pursuant to its terms and conditions, and the security interest hereby granted shall constitute, when the registrations required by Section 5 of the Agreement are executed, a licit, valid and perfected security interest upon the Additional Pledged Assets, enforceable pursuant to its terms against all Secured Parties of Pledgor, in all cases, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally.
4. All provisions of the Agreement (as amended by any prior Amendment thereto) not expressly amended by this Amendment shall remain in full force and effect in accordance with their terms.
5. This Amendment shall be governed by and interpreted in accordance with the laws of Federative Republic of Brazil. The Parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, in any action or proceeding aimed at settling any dispute or controversy related to this Amendment, and the Parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. This Amendment is being executed in English.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses, in [•] ([•]) counterparts of equal content.
[PLACE AND DATE]

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:
	Name:		Name:
	ID:		ID:

Exhibit 6
List of Assets Subject to Liens Created by Judicial Proceedings

Execution version
FIRST DEMAND GUARANTEE AGREEMENT
NOVELIS DO BRASIL LTDA.
By this First Demand Guarantee Agreement and in the best form of the law, the parties:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association, by its undersigned legal representatives (hereinafter referred to as the “Guarantor” or “Novelis do Brasil”); and;
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Guarantor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Guarantor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”) among inter alios the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders the Administrative Agent and the Collateral Agent (as such capitalized terms are defined in the Term Loan Credit Agreement);
B) Borrower has requested that Lenders provide a credit facility to Borrower to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in the Term Loan Credit Agreement;
C) As a member of the same economic group of the Borrower, the Guarantor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Term Loan Credit Agreement and it is in the corporate interest of the Guarantor to enter into this agreement;
D) It is a condition precedent to the Term Loan Credit Agreement that the Guarantor shall have executed and delivered this First Demand Guarantee Agreement (“Guarantee”) to the Collateral Agent;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Guarantee, which shall be governed by the following terms and conditions:
Section I — Definitions
1.1. In this Guarantee:
TERM LOAN CREDIT
GUARANTEE AGREEMENT

1

     (a) Capitalized terms not defined in this Guarantee, including the recitals hereto, shall have the same meaning given to such terms in the Term Loan Credit Agreement, unless a contrary indication appears.
     (b) Any references to the Collateral Agent in this Guarantee shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
     (c) Any references to a Person in this Guarantee shall include its successors and assigns.
     (d) Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.2 All references to sections and exhibits in this Guarantee are references to sections and exhibits of this Guarantee, except if expressly stated otherwise.
Section II — First Demand Guarantee
2.1. The Guarantor hereby, jointly and severally, irrevocably, absolutely and unconditionally grants a first demand guarantee to secure to the Collateral Agent, for the benefit of the Secured Parties, the Guaranteed Obligations.
2.2. Without prejudice to the foregoing provisions and to the extent permitted under applicable Brazilian laws and regulations, upon the occurrence and during the continuation of an Event of Default under the Term Loan Credit Agreement, the Guarantor shall forthwith upon demand by the Collateral Agent immediately pay to the Collateral Agent, in the currency prescribed in, and pursuant to, the Term Loan Credit Agreement, the monies in respect of which such default shall have occurred.
2.3. This Guarantee shall be a first demand and continuing guarantee and shall remain in full force and effect until the date of the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement). Accordingly, the Secured Obligations shall not be discharged except by performance and then only to the extent of such performance. Such Secured Obligations shall not be subject to any prior notice to, demand upon or action against the Borrowers, or to any prior notice to the Guarantor with regard to any default by the Borrowers, and shall not be affected or impaired by any of the following: (i) any extension of time, forbearance or concession given to the Borrowers; (ii) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against the Borrowers, or in respect of any security for the Term Loan Credit Agreement; (iii) any modification or amplification of the provisions of the Term Loan Credit Agreement or of any other agreement or Loan Documents between the Lenders and the Borrowers; (iv) any failure of the Borrowers to comply with any requirement of any law, regulation or order; (v) the dissolution, liquidation, reorganization or any other alteration of the legal structure of the Borrowers; (vi) any purported or actual assignment of the Term Loan Credit Agreement to any other party; (vii) any invalidity or unenforceability of the Term Loan Credit Agreement or any of their provisions; or (viii) any other circumstance (other than complete payment and termination of commitments by or on behalf of the Borrowers, the Guarantor or any other Guarantor) which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.
2.4. If the Guarantor shall at any time make payment to the Collateral Agent of an amount less than the full amount then due and payable to the Collateral Agent under this Guarantee, the Collateral Agent shall have the right to allocate and apply such payment in any way or manner, subject to the terms of the Intercreditor Agreement,
TERM LOAN CREDIT
GUARANTEE AGREEMENT

2

and for such purpose or purposes as the Collateral Agent in its sole discretion shall determine notwithstanding any instruction that the Guarantor may give to the contrary and the Guarantor shall continue to be liable for the entirety of the Secured Obligations.
2.4.1. If any monies shall have become payable or shall have been paid by the Guarantor under this Guarantee, the Guarantor shall not, in respect of such monies, seek to enforce repayment or any other rights or legal remedies of any kind which may accrue to the Guarantor against the Borrowers, whether by way of subrogation or otherwise, in respect of the amount so payable or so paid or in respect of any other monies for the time being due to the Guarantor from the Borrowers so long as any monies remain owing to the Lenders under the Term Loan Credit Agreement and in the event of the liquidation or winding up of the Borrowers, the Guarantor will not prove in competition with the Collateral Agent in respect of any monies owing to the Guarantor by the Borrowers on any account whatsoever but shall assist the Collateral Agent with the proof of all monies to be received in respect thereof until all monies now or hereafter owing under the Term Loan Credit Agreement shall have been fully paid.
2.5. Absent manifest calculation and communication error, a certificate by an officer of the Collateral Agent as to the amounts of principal of, and interest under the Term Loan Credit Agreement, or any other amount due and payable at any time by the Borrowers under the Term Loan Credit Agreement shall be binding upon the Guarantor and shall be conclusive evidence in any legal proceedings with respect to this Guarantee. The Guarantor hereby waives all requirements as to diligence, presentment, demand of payment, protest or notice of any kind with respect to the Term Loan Credit Agreement.
2.6. Payment obligations of the Guarantor pursuant to this Guarantee will be satisfied only if and in so far as, after deduction of all costs and expenses, the respective amount is credited in United States Dollars, by no later than 9:00 a.m. EST on its due date to the bank account notified to the Guarantor not later than 7 (seven) days prior to the respective obligation falling due.
2.7. The Guarantor waives and shall not exercise any and all rights, benefits and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights, benefits and privileges referred to in Articles 827, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.
Section III — Registration
3.1. The Guarantor hereby undertakes to arrange for this Guarantee to be translated into Portuguese by a sworn public translator and further undertakes to obtain the registration of this Guarantee with the competent Registry of Deeds and Documents within 20 (twenty) days as of its execution date, as provided for by Article 129, third paragraph and Article 130 of Law No. 6.105, of December 31, 1973, and provide satisfactory evidence of such registration to the Collateral Agent no later than 10 (ten) days counting from the registration of this Guarantee. Any and all costs, expenses, duties and taxes related to the execution and the registration of this Guarantee shall be borne solely by the Guarantor.
3.2. The Guarantor shall comply with any other requirement, and furnish evidence thereof to the Collateral Agent, of any applicable law which may in the future come into force, necessary for the preservation, creation, perfection and priority in full of the guarantee created hereunder.
TERM LOAN CREDIT
GUARANTEE AGREEMENT

3

Section IV — Representations and Warranties
4.1. The Guarantor hereby represents and warrants to and covenants with the Collateral Agent:
     (i) that the Guarantor has the corporate power to, and all necessary corporate and other action has been taken to authorize it to execute and deliver this Guarantee and to perform fully and completely all its obligations and liabilities hereunder;
     (ii) that the execution, delivery and performance by the Guarantor of this Guarantee will not violate any provision of any existing law or regulation or order or decree of any court, governmental authority, bureau or agency or of the charter or by-laws of the Guarantor or of any contract, undertaking or agreement to which the Guarantor is a party or which purports to be binding upon the Guarantor or any of its property or assets and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such contract, undertaking or agreement;
     (iii) that this Guarantee constitutes a valid obligation of the Guarantor, legally binding upon it and enforceable in accordance with its terms.
Section V — Miscellaneous
5.1. Should any provision of this Guarantee be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected. In such case the parties to this Guarantee shall without delay replace the invalid or unenforceable provision by a legally valid and enforceable one which comes as close as possible to that of the invalid provision.
5.2. Any waiver by either party of a breach of any provision in this Guarantee shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof, or as an Event of Default or an amendment to any other condition or term in this Guarantee.
5.3. No amendment to this Guarantee, including to this provision, shall be valid and binding except if made in writing and signed by the relevant parties, and duly registered in accordance with Section III above.
5.4. This Guarantee binds and inures for the benefit of the parties hereto, as well as their heirs and successors and permitted assignees. Any obligation under this Guarantee may be transferred or assigned, provided however that any transfer by the Guarantor is subject to the prior written consent of the Collateral Agent.
5.5. Any and all notices or any other communications required or allowed under this Guaranty shall be in writing, by means of hand delivery, facsimile, courier, or registered letter, with return receipt requested, pre-paid postage, addressed to the relevant Party who receives them at his/her respective addresses as provided below, or to any other address as such Party may provide to the others by means of a notice. Notices to Collateral Agent shall be in English:
To the Guarantor:
TERM LOAN CREDIT
GUARANTEE AGREEMENT

4

NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo            S.P. Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
1455 Market Street
San Francisco, CA 94103, USA
Attention: Bridgett Mandur
Fax No.: 415-503-5011
Phone: 415-436-1097
5.5.1. Each party undertakes to notify the other party of any change of address.
5.6. This Guarantee and any amendment hereto shall be executed solely in the English language.
5.7. The Guarantor shall furnish or cause to be furnished to the Collateral Agent evidence, in form and substance satisfactory to the Collateral Agent, of the authority of the person or persons who will, on behalf of the Guarantor, sign this Guarantee or take any other action or execute any other document required or permitted to be taken or executed under this Guarantee, and the authenticated specimen signature of each such person.
5.8. The Guarantor shall, upon receipt of notice from the Collateral Agent, pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of this Guarantee and shall reimburse the Collateral Agent or their assigns for any such taxes, duties, fees or other charges paid by the Collateral Agent or its assignees, unless otherwise provided for in the Term Loan Credit Agreement.
5.9. The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.16 and 7.10 of the Term Loan Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Guarantee, the Guarantor, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.
5.10. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland
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SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
5.11. This Guarantee may be executed in 5 (five) identical counterparts, each of which shall be deemed an original, but all of which together constitute one and the same Guarantee.
5.12. The validity of this Guarantee, as well as the relationship among the parties hereto shall be governed by the laws of the Federative Republic of Brazil. The parties hereto irrevocably agree to submit to the exclusive jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, with the exclusion of any other, no matter how privileged it may be, in any action or proceeding to resolve any dispute or controversy related to or arising from this Guarantee.
[INTENTIONALLY LEFT IN BLANK]
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IN WITNESS WHEREOF, the Parties hereto have caused this Guarantee to be duly executed in the presence of the undersigned witnesses, in 5 (five) counterparts of equal content.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:
	Name:		Name:
	ID:		ID:
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Execution version
ACCOUNTS PLEDGE AGREEMENT
This Accounts Pledge Agreement (the “Agreement”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”) among inter alios the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders and the Collateral Agent (as such capitalized terms are defined in the Term Loan Credit Agreement);
B) Borrower has requested that Lenders provide a credit facility to Borrower to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in the Term Loan Credit Agreement;
C) As a member of the same economic group of the Borrower, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Term Loan Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
Section I — Definitions
1.1. Capitalised terms used in this Agreement, including in the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Term Loan Credit Agreement, unless a contrary indication appears.
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1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Term Loan Credit Agreement, the Term Loan Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, the credit rights of Pledgor against the depository banks listed in Exhibit 2 hereto (the “Depositary Banks”), with respect to all and any monies deposited in the bank accounts held by Pledgor with such Depositary Banks less the amount of R$1,000,000.00 (one million reais) per bank account (equivalent to approximately US$600,000.00 on the date hereof). The bank accounts are duly described and identified in Exhibit 2 hereto (the “Pledged Accounts”).
Section IV — Registration
4.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 10 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
Section V — Representation and Warranties
5.1. The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
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a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;
b)	this Agreement constitutes its valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;
c)	neither the execution and delivery of this Agreement nor the compliance with its terms will constitute a breach of its Articles of Association or any other corporate documents, as well as it will not constitute a breach or a default under any other agreement to which it is a party;
d)	no registration, request, authorization or filing of any kind before any governmental body or agency or any third party is required in connection with: (i) the creation and maintenance of the pledge by Pledgor over the Pledged Accounts in accordance with this Agreement, or to the execution and delivery of this Agreement; (ii) the validity and enforceability of this Agreement; (iii) the exercise by the Collateral Agent of the rights established in this Agreement, except for the registration requirements mentioned in Section 4 above;
e)	it is not engaged in or threatened by any litigation, investigation or process before any arbitration, judicial or administrative court, the outcome of which might adversely and materially affect its financial condition, the creation of the security established in this Agreement or the accomplishment of its obligations hereunder;
f)	it is not threatened to become insolvent or unable to pay its debts as they mature, it has not been, and it is not threatened to be, declared insolvent or impediment of any legal nature is declared; and
g)	it is the legal owner of monies deposited in the Pledged Accounts, which are free and clear of any liens of whatever kind or claims of others except for (i) the pledge created under this Agreement; (ii) the pledge created under the Accounts Pledge Agreement entered into by and between Bank of America N.A., as collateral agent under the Revolving Credit Agreement and Novelis do Brasil Ltda, as of the same date hereof (the “Revolving Credit Accounts Pledge Agreement”); and (iii) Permitted Liens.
Section VI — Covenants
6.1. Pledgor covenants with Collateral Agent, on behalf of the Secured Parties, that until termination of this Agreement, in accordance with Section 12:
(a)	except as permitted under the Term Loan Credit Agreement, Pledgor shall not constitute over the Pledged Accounts any liens or encumbrances, except for the pledge created under this Agreement, and for the pledge created under the Revolving Credit Accounts Pledge Agreement;
(b)	upon a written request by the Collateral Agent in accordance with the Term Loan Credit Agreement, Pledgor shall perform, at its own expenses, any act and shall
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execute any and all documents necessary to preserve the rights and powers of Collateral Agent granted herein; and
(c)	unless provided for in the Term Loan Credit Agreement, Pledgor undertakes to maintain the Collateral Agent duly indemnified against any and all proved liabilities, costs and expenses (including, but not limited to, attorney’s fees and legal expenses) related to or deriving from: (i) any delay in the payment of all taxes that may accrue or be due in relation to any part of the Pledged Accounts; (ii) any breach by Pledgor of any of its statements set forth in Section 5 of this Agreement or of the commitments assumed in this Section 6 and in any other provisions of this Agreement; or (iii) the creation, perfection or enforcement of the pledge over the Pledged Accounts (including, but not limited to, the proceedings set forth in Section 3).
Section VII — Notice to the Depositary Banks
7.1. Pledgor hereby undertakes to deliver a notice to each of the Depositary Banks, substantially in the form attached to this Agreement as Exhibit 4, immediately after the execution of this Agreement, informing each of the Depositary Banks of the execution and delivery of this Agreement and of the pledge created hereunder. Pledgor also undertakes to, using commercially reasonable efforts, deliver to the Collateral Agent confirmation of the receipt and acknowledgement by each of the Depositary Banks of such notice, within 5 (five) business days as of the receipt by Pledgor of the “Acknowledged by” of such notice from each of the Depositary Banks.
7.2. Upon the occurrence and during the continuation of an Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Depositary Banks irrespective of any notice to the contrary from Pledgor), Pledgor hereby agrees that each of the Depositary Banks shall only act pursuant to the instructions received from the Collateral Agent on behalf of the Secured Parties with respect to the Pledged Accounts.
7.3. Nothing contained herein shall prevent the Collateral Agent upon the occurrence and continuation of a Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Depositary Banks irrespective of any notice to the contrary from Pledgor) from instructing any of the Depositary Banks, from time to time, in relation to the Pledged Accounts.
Section VIII — Enforcement of the Security
8.1. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, regardless of any judicial or extra judicial notice, retain the funds from the Pledged Accounts to repay or settle the Secured Obligations in accordance with the Term Loan Credit Agreement and the Intercreditor Agreement (as defined below), returning any remaining funds deposited in the Pledged Accounts to Pledgor.
8.2. In due observance of the Intercreditor Agreement, the funds derived from the enforcement of the Pledged Accounts shall be applied to the satisfaction of the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledge created hereunder. The Collateral Agent shall return to Pledgor the remaining excess, if any, in the form of cash in this case, in accordance of Section
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1,435, item V of the Brazilian Civil Code.
8.3. As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 3 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the date of the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement).
Section IX — Use of Proceeds
9.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Term Loan Credit Agreement and the Intercreditor Agreement, and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section X — Amendments with Respect to the Secured Obligations
10.1. Pledgor shall remain obligated hereunder, and the Pledged Accounts shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 12 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;
(b)	the Term Loan Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and
(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section XI — Pursuit of Rights and Remedies Against Pledgor
11.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third Parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability
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hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
Section XII — Termination and Release
12.1. Upon the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement), then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
12.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent.
12.3. Upon termination of this Agreement, the Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties herein grant to the Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of such security interest and lien created hereby.
Section XIII — Waivers and Amendments
13.1. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
Section XIV — Severability
14.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
Section XV — Authority of the Collateral Agent
15.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Term Loan Credit Agreement, the Intercreditor Agreement and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
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Section XVI — Complete Agreement; Successors and Assigns
16.1. This Agreement, together with the Term Loan Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
16.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Term Loan Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
Section XVII — Assignment and/or Transfer of the Term Loan Credit Agreement
17.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Term Loan Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Accounts shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 12, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
Section XVIII — Waiver of Immunity
18.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Accounts, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XIX —No Duty on Collateral Agent’s Part
19.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Accounts and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Term Loan Credit Agreement or under Brazilian Law.
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Section XX — Notices
20.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To Pledgor:
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
1455 Market Street
San Francisco, CA 94103, USA
Attention: Account Officer
Telecopier No.: 415-503-5011
20.2. Each party undertakes to notify the other party of any change of address.
Section XXI — Governing Law
21.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXII— Jurisdiction
22.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXIII — Specific Performance
23.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXIV — Construction
24.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each
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other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Section XXV — Taxes, Charges and Expenses
25.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Term Loan Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Term Loan Credit Agreement.
Section XXVI — Other Provisions
26.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
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Section XXVII — Language
27.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
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     IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in 5 (five) identical counterparts, in their respective names and to be delivered as of the day and year first above written.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:
	Name:		Name:
	ID:		ID:
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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Term Loan Credit Agreement2
a)	Principal Amount
An initial amount of up to US$1,500,000,000.00 (one billion five hundred million United States Dollars), such amount subject to increase at the request of the Borrower; provided that at the time of any such increase the Borrower’s Senior Secured Net Leverage Ratio does not exceed 2.5 to 1.0 and certain other conditions are satisfied.3
b)	Termination
Originally, six years from the date hereof. Such termination date may be extended pursuant to the terms of the Term Loan Credit Agreement.
c)	Interest
At the Borrower’s option, Term Loans will bear interest at rates per annum equal to (i) the Base Rate plus the Applicable Margin in effect from time to time or (ii) the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     A. Base Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time; provided that Incremental Term Loans and Other Term Loans may have a different

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit will have the meanings ascribed to such terms in the Credit Agreement, dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”), entered into by and among, inter alios, the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Term Loan Credit Agreement, the terms of the Term Loan Credit Agreement shall govern and control.

[3]	Pursuant to the Term Loan Credit Agreement, the Borrower is permitted to incur additional secured indebtedness under the Term Loan Credit Agreement or other pari-pasu or subordinated credit facilities, which would be subject to the terms of the Intercreditor Agreement. The terms of such additional indebtedness will be determined by the Borrower and the lenders that become party to any credit agreement memorializing such further extension of credit.

Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     B. Eurodollar Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Eurodollar Rate Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     C. Default Rate. Notwithstanding the foregoing, if at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Term Loan Credit Agreement (in either case, the “Default Rate”).
     D. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) of the Term Loan Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     E. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of the Term Loan Credit Agreement and such determination shall be conclusive absent manifest error.
     F. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Term Loan Credit Agreement shall be paid in Dollars.

Exhibit 2
Pledged Accounts

OWNER	ACCOUNT	BANK	BRANCH	ACCOUNT NUMBERS
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	3400
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Itau S/A	0912
Novelis do Brasil Ltda.	Deposit Account	Caixa	2926
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	0088
Novelis do Brasil Ltda.	Deposit Account	Banco Real	0251
Novelis do Brasil Ltda.	Deposit Account	ItaúBBA Nassau	0001

Exhibit 3
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Grantor”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Term Loan Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Accounts Pledge Agreement, dated December 17, 2010 entered into by and among the Grantor and the Collateral Agent (as representative of the Secured Parties) (together with its respective modifications and amendments, “Accounts Pledge Agreement”), and pursuant to the terms of such Accounts Pledge Agreement, upon the occurrence and during the continuation of an Event of Default to, without limitation:
(a) collect and dispose of the amounts received in connection with the Pledged Accounts;
(b) (i) apply the amounts received in connection with the Pledged Accounts to the total or partial repayment of any amount due and payable to the Collateral Agent by the Borrower under the Term Loan Credit Agreement, (ii) deduct all expenses incurred in relation to the Accounts Pledge Agreement and returning the excess, if any, to the Pledgor, with due regard to the terms and conditions of the Term Loan Credit Agreement, the Intercreditor Agreement and the Accounts Pledge Agreement, (iii) make all remittances abroad in respect of the Secured Obligations, and (iv) sign any necessary foreign exchange contract with financial institutions in Brazil that may be required and to represent the Pledgor before the Brazilian Central Bank when necessary to accomplish the purposes of the Accounts Pledge Agreement.
This power of attorney is effective as of the date hereof, provided that the powers to use all or part of the Pledged Accounts shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Accounts Pledge Agreement.
The powers granted herein are in addition to the powers granted by the Grantor to Attorney-in-Fact in the Accounts Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Accounts Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.
This power of attorney is effective as of December 17, 2010.

This power of attorney shall remain valid until the Accounts Pledge Agreement is terminated in accordance with its terms.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.

Name:	Name:
Title:	Title:

Exhibit 4
Form of Notice
[Novelis do Brasil’s letterhead]
[***DATE***]
     To [include name of the bank]
     Ref.: Accounts Pledge Agreement (the “Agreement”), dated December 17, 2010, entered into by and among Novelis do Brasil, a Brazilian limited liability company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03 (“Novelis do Brasil”), and BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent on behalf of the Secured Parties under the Term Loan Credit Agreement (hereinafter referred to as “Bank of America” or “Collateral Agent”).
Dear Sirs:
     Please be advised that, pursuant to the Agreement referenced above, all of our credit rights against you, as depository bank, with respect to the monies deposited in our bank account No. [include no. of the bank account] less the amount of R$1,000,000.00 (equivalent to approximately US$600,000.00 on the date hereof) have been pledged, as set forth in the Agreement, in favor of the Collateral Agent on behalf of the Secured Parties.
     Novelis do Brasil hereby irrevocably instructs you as follows: following the occurrence of an Event of Default, which is continuing, as shall be informed to you by a conclusive and written notice of the Collateral Agent (irrespective of any notice to the contrary from Novelis do Brasil), you shall immediately act in accordance with instructions received from the Collateral Agent with respect to the amounts due by you to Novelis do Brasil (irrespective of any notice to the contrary from Novelis do Brasil).
     The instructions contained herein may not be revoked, amended or modified without the prior written consent of the Collateral Agent.
     Very truly yours,
     Novelis do Brasil Ltda.

Name Title: Acknowledged by: [include name of the bank] Name: Title:

Execution version
QUOTA PLEDGE AGREEMENT
This Quota Pledge Agreement (the “Agreement”) is made by and among:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Novelis do Brasil”);
(b) NOVELIS INC., a Canadian company, with its principal place of business in the City of Atlanta, State of Georgia, at 3399 Peachtree Road NE, Suite1500, 30326, hereby represented by its undersigned legal representative (hereinafter referred to as “Borrower” or “Pledgor”); and
(c) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with Novelis do Brasil and the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”) among inter alios the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders and the Collateral Agent (as such capitalized terms are defined in the Term Loan Credit Agreement);
B) Borrower has requested that Lenders provide a credit facility to Borrower to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in the Term Loan Credit Agreement;
C) As the Borrower, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Term Loan Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
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Section I — Definitions
1.1. Capitalised terms used in this Agreement, including the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Term Loan Credit Agreement, unless a contrary indication appears.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Term Loan Credit Agreement, the Term Loan Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, 120,130,999 quotas (the “Quotas”), representing 99.99% of the total outstanding quotas of Novelis do Brasil, duly described in Exhibit 2, which are owned by Pledgor.
3.2 In addition to the Quotas, the Pledgor hereby pledges all quotas representing the capital stock of Novelis do Brasil which may be from time to time subscribed, purchased or acquired by it, whether or not in addition to, in substitution of, as a conversion of or in exchange for any quotas of Novelis do Brasil held by the Pledgor, together with all options arising from any new quotas or subscription rights of any nature whatsoever that may be issued or granted by Novelis do Brasil to the Pledgor in respect of it or its interest in the Novelis do Brasil (“Additional Quotas” and, together with the Quotas, the “Pledged Quotas”).
Section IV - Restriction on Transfers and Encumbrances
4.1. Except in accordance with the terms and conditions of the Term Loan Credit Agreement, the Pledged Quotas may not be assigned, sold or in any other way
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transferred by Pledgor or by any other means whatsoever become subject to any liens or encumbrances, until complete performance of the Secured Obligations, pursuant to Section 12 below.
Section V — Registration
5.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 13 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
5.2 Novelis do Brasil shall, and the Pledgor shall procure that Novelis do Brasil shall, within thirty (30) days after the execution of this Agreement, register the amendment of its Articles of Association to reflect the existence of the Pledged Quotas with the Registry of Commerce of the State of São Paulo and promptly thereafter deliver evidence of such registration, in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such registration shall be paid by Novelis do Brasil.
Section VI — Representations and Warranties
6.1 The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
(a) it has the corporate power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement, including to grant a pledge over the Pledged Quotas;
(b) it has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, including to grant the pledge over the Pledged Quotas;
(c) it is the legitimate owner of 99.99% of the total outstanding quotas of Novelis do Brasil and the Pledged Quotas represent 99.99% of the total outstanding quotas, which are free from any liens other than (i) those contemplated herein; (ii) those created under the Quota Pledge Agreement entered into by and between Bank of America N.A., as collateral agent under the Revolving Credit Agreement, Pledgor and Novelis do Brasil Ltda., as of the same date hereof (the “Revolving Credit Quota Pledge Agreement”) and (iii) Permitted Liens;
(d) no litigation, investigation or proceeding is pending that could materially adversely affect the Pledged Quotas;
(e) this Agreement constitutes its legal, valid and binding obligation, enforceable against it, in accordance with its terms, except to the extent that the enforceability thereof is limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally; and
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(f) no registration, recordation or filing with any governmental body, agency or official under the laws of the Federative Republic of Brazil is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Pledged Quotas, except for the registration of this Agreement with the competent Registry of Deeds and Documents and, as a complementary measure, the registration of the Amendment to the Articles of Association of Novelis do Brasil, deliberating about the creation of the pledge over the Pledged Quotas, with the relevant Registry of Commerce.
Section VII — Covenants
Except as permitted by the Term Loan Credit Agreement and the Loan Documents:
7.1 The Pledgor and Novelis do Brasil shall not, during the term of this Agreement, take, or participate in, any action which results or might result in the Pledgor’s loss of ownership of all or part of the Pledged Quotas, or any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Pledged Quotas or which would for any other reason be inconsistent with the security interest of the Collateral Agent or defeat, impair or circumvent the rights of the Collateral Agent or those created under the Revolving Credit Quota Pledge Agreement;
7.2 The Pledgor and Novelis do Brasil shall not encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Pledged Quotas during the term of this Agreement, except those created under the Revolving Credit Quota Pledge Agreement, or as otherwise permitted by the Term Loan Credit Agreement;
7.3 The Pledgor and Novelis do Brasil shall not, during the term of this Agreement, amend the articles of association of Novelis do Brasil to the extent that such amendment would or might reasonably be expected to materially and adversely affect the security interest created hereunder without the prior written consent of the Collateral Agent;
7.4 The pledge set forth hereunder shall be duly reflected in the Amendment to the Articles of Association of Novelis do Brasil to be executed simultaneously with this Agreement and in future amendments thereto, until the pledge hereunder is released or terminated; and
7.5 The Pledgor and Novelis do Brasil shall enter into amendments to this Agreement with the Collateral Agent substantially in the form of Exhibit 3 hereto (each, an “Amendment”) and in accordance with section 5.11 of the Term Loan Credit Agreement in order to extend the security interest and lien created hereunder to any Additional Quotas. Novelis do Brasil shall take any further actions as the Collateral Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted with respect to such after-acquired Pledged Quotas and in favor of the Collateral Agent.
Section VIII — Enforcement of the Security
8.1 Upon the occurrence and continuance of an Event of Default, the Collateral Agent shall be entitled to immediately enforce the pledge over the Pledged Quotas
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where the pledge has by then already been perfected, by selling such Pledged Quotas, either privately in accordance with Article 1,433, item IV, of the Brazilian Civil Code, or through judicial proceedings, and by applying the proceeds of such sale to satisfy the Secured Obligations.
8.2 Any sale of Pledged Quotas to satisfy the Secured Obligations shall be conducted in the manner and under the conditions determined by the Collateral Agent. After the application of the proceeds from such sales to satisfy the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledges created hereunder, in accordance with the Term Loan Credit Agreement and the Intercompany Agreement (as defined below), the Collateral Agent shall return to the Pledgor the remaining excess, if any, whether in the form of cash or quotas of Novelis do Brasil.
8.3 The Collateral Agent shall send a notice to the Pledgor informing about the enforcement of the pledge created hereunder at the time of its enforcement, provided that the failure to send such a notice shall not in any manner limit the Collateral Agent’s rights hereunder.
8.4 As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 4 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement, as defined below).
Section IX — Use of Proceeds
9.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Term Loan Credit Agreement and the Intercreditor Agreement (as defined below), and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section X — Amendments with Respect to the Secured Obligations
10.1. Pledgor shall remain obligated hereunder, and the Pledged Quotas shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 12 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;
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(b)	the Term Loan Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and

(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section XI — Pursuit of Rights and Remedies Against Pledgor
11.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
Section XII — Termination and Release
12.1. Upon the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement), this Agreement and the security interest created hereby shall be released and this Agreement shall terminate; otherwise, this Agreement and the security interest created hereby shall remain in full force and effect. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent. The Collateral Agent hereby covenants and agrees to take all necessary actions to release the security interest created hereby and to terminate this Agreement upon the Discharge of Term Loan Credit Secured Obligations.
Section XIII — Waiver and Amendments
13.1 Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
Section XIV — Severability
14.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
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Section XV — Authority of the Collateral Agent
15.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Term Loan Credit Agreement, the Intercreditor Agreement (as defined below) and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
Section XVI — Complete Agreement; Successors and Assigns
16.1. This Agreement, together with the Term Loan Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
16.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Term Loan Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
Section XVII — Assignment and/or Transfer of the Term Loan Credit Agreement
17.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Term Loan Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Quotas shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 12 and 13, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
Section XVIII — Waiver of Immunity
18.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Quotas, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its
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properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XIX — No Duty on Collateral Agent’s Part
19.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Quotas and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Term Loan Credit Agreement or under Brazilian Law.
Section XX — Notices
20.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To the Pledgor:
NOVELIS INC.
3399 Peachtree Road NE, Suite1500, 30326
Atlanta, Georgia
Attention: Geoffrey P. Batt
Telefax: 1 440-423-6661
To Novelis do Brasil
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
1455 Market Street
San Francisco, CA 94103, USA
Attention: Account Officer
Telecopier No.: 415-503-5011
20.2. Each party undertakes to notify the other party of any change of address.
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Section XXI — Governing Law
21.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXII — Jurisdiction
22.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXIII — Specific Performance
23.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXIV — Construction
24.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
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Section XXV — Taxes, Charges and Expenses
25.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Term Loan Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Term Loan Credit Agreement.
Section XXVI — Other Provisions
26.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXVII — Language
27.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
[INTENTIONALLY LEFT IN BLANK]
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in the presence of the undersigned witnesses, in 5 (five) identical counterparts.
São Paulo, December 17, 2010.

NOVELIS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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QUOTA PLEDGE AGREEMENT

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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Term Loan Credit Agreement2
a)	Principal Amount
An initial amount of up to US$1,500,000,000.00 (one billion five hundred million United States Dollars), such amount subject to increase at the request of the Borrower; provided that at the time of any such increase the Borrower’s Senior Secured Net Leverage Ratio does not exceed 2.5 to 1.0 and certain other conditions are satisfied.3
b)	Termination
Originally, six years from the date hereof. Such termination date may be extended pursuant to the terms of the Term Loan Credit Agreement.
c)	Interest
At the Borrower’s option, Term Loans will bear interest at rates per annum equal to (i) the Base Rate plus the Applicable Margin in effect from time to time or (ii) the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     A. Base Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Base Rate Borrowing shall

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit will have the meanings ascribed to such terms in the Credit Agreement, dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”), entered into by and among, inter alios, the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Term Loan Credit Agreement, the terms of the Term Loan Credit Agreement shall govern and control.

[3]	Pursuant to the Term Loan Credit Agreement, the Borrower is permitted to incur additional secured indebtedness under the Term Loan Credit Agreement or other pari-pasu or subordinated credit facilities, which would be subject to the terms of the Intercreditor Agreement. The terms of such additional indebtedness will be determined by the Borrower and the lenders that become party to any credit agreement memorializing such further extension of credit.
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bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time; provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     B. Eurodollar Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Eurodollar Rate Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     C. Default Rate. Notwithstanding the foregoing, if at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Term Loan Credit Agreement (in either case, the “Default Rate”).
     D. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) of the Term Loan Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     E. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of the Term Loan Credit Agreement and such determination shall be conclusive absent manifest error.
     F. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Term Loan Credit Agreement shall be paid in Dollars.
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QUOTA PLEDGE AGREEMENT

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Exhibit 2
Pledged Quotas

	Total Number of	Total Number of
	Quotas of the	Quotas issued by	% of the Quotas of	Value
Quotaholder	Pledgor	Novelis do Brasil	the Pledgor	(R$)
NOVELIS INC.	120,130,999	120,131,000	99.99%	120,130,199.00
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QUOTA PLEDGE AGREEMENT

14

Exhibit 3
Form of Amendment to Quota pledge agreement
This [•] Amendment to the Quota Pledge Agreement (hereinafter referred to as this “Amendment”) is made as of [•], by and among:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association, by its undersigned legal representatives, (hereinafter referred to as “Novelis do Brasil”);
(b) NOVELIS INC., a Canadian company, with its principal place of business in the City of Atlanta, State of Georgia, at 3399 Peachtree Road NE, Suite1500, 30326 hereby represented by its undersigned legal representative (hereinafter referred to as “Pledgor”); and
(c) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Term Loan Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”).
Novelis do Brasil, the Pledgor and the Collateral Agent are hereinafter jointly referred to as the “Parties”.
WHEREAS, on December 17, 2010, the Parties hereto entered into a Quota Pledge Agreement (the “Quota Pledge Agreement”);
WHEREAS, the Parties hereto have agreed to amend the Quota Pledge Agreement in order to grant to the Collateral Agent, for the benefit of the Secured Parties, to the extent permitted under applicable Brazilian law and regulations, a perfected priority security interest in any Additional Quotas, subject to the Intercreditor Agreement;
WHEREAS, pursuant to the terms hereof, the Parties hereto desire to amend the Quota Pledge Agreement;
NOW, THEREFORE, the Parties hereto enter into this Amendment No. [•] to the Quota Pledge Agreement under the following terms and conditions:
          1. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Quota Pledge Agreement.
          2. The Pledgor hereby pledges the Additional Quotas listed in Exhibit 1 attached hereto (and which were not contained in the original Exhibit 2 of the Quota Pledge Agreement or in any amendment and restatement thereto effected prior to this Amendment) to the Collateral Agent, for the benefit of the Secured Parties with the
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15

intent that all rights and obligations of the Parties under or pursuant to the Quota Pledge Agreement shall apply to the Additional Quotas pledged hereunder. Exhibit 1 hereto shall amend and restate the original Exhibit 2 to the Quota Pledge Agreement and any amendment and restatement thereto effected prior to this Amendment.
          3. The Pledgor hereby represents and warrants to and in favor of the Collateral Agent, for the benefit of the Secured Parties, and in addition to the representations and warranties set forth in the Quota Pledge Agreement, that:
          (a) the execution, delivery, performance and grant of the security interest pursuant to this Amendment have been duly authorized by all necessary corporate action on its part. This Amendment has been duly executed and delivered by it. The execution, delivery, performance and grant of the security interest have been duly authorized by all necessary corporate actions on the part of the Pledgor and do not and will not (i) violate any provision of any charter or other organizational documents of the Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person or violate any applicable law binding on the Pledgor or (iii) result in the creation or imposition of any encumbrance upon any asset of the Pledgor or any income or profits therefrom, except for the encumbrance created hereby in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Quota Pledge Agreement; and
          (b) this Amendment and the Quota Pledge Agreement, as amended hereby, each constitutes legal, valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms, and the security interest created hereby will, upon completion of the registrations required by Section 5 of the Quota Pledge Agreement, constitute a legal, valid and perfected first priority security interest in the Pledged Quotas, enforceable in accordance with its terms against all creditors of the Pledgor, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally.
          4. All provisions of the Quota Pledge Agreement not expressly amended or modified herein shall remain in full force and effect in accordance with the terms of the Quota Pledge Agreement.
          5. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Federative Republic of Brazil. The Parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, as the exclusive jurisdiction in any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the Parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts with the express exclusion of any other jurisdiction, however privileged it may be. This Amendment is being executed in English version, which shall prevail. For registration purposes, a sworn translation into Portuguese shall be utilized.
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     IN WITNESS WHEREOF, the Parties have caused this Amendment No. [•] to the Quota Pledge Agreement to be duly executed in the presence of the undersigned witnesses.

NOVELIS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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QUOTA PLEDGE AGREEMENT

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Exhibit 1 to the Amendment to Quota Pledge Agreement
Pledged Quotas

	Additional Quotas	Total Number of	Total Number of
	pledged under this	Quotas of the	Quotas issued by	% of the Quotas of	Value
Quotaholder	Amendment	Pledgor	Novelis do Brasil	the Pledgor	(R$)
NOVELIS INC.
TERM LOAN CREDIT
QUOTA PLEDGE AGREEMENT

18

Exhibit 4
Form of Power of Attorney
NOVELIS INC., a Canadian company, with its principal place of business in the City of Atlanta, State of Georgia, at 3399 Peachtree Road NE, Suite 1500, 30326, hereby represented by its undersigned legal representative (hereinafter referred to as “Grantor”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Term Loan Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Quota Pledge Agreement, dated as of December 17, 2010 (as amended from time to time the “Quota Pledge Agreement”), and pursuant to the terms of such Quota Pledge Agreement, upon the occurrence and during the continuation of an Event of Default to, without limitation: (a) promote the extra-judicial sale of all or part of the Pledged Quotas irrespective of any prior or subsequent notice to the Grantor or the Intervening Party, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, (b) apply the proceeds of the sale to the total or partial repayment of any amount due and payable to the Collateral Agent by the Borrower under the Term Loan Credit Agreement and in accordance with the Intercreditor Agreement; (c) deduct all expenses incurred in connection with the enforcement of the Quota Pledge Agreement and returning the excess, if any, to the Pledgor, with due regard to the terms and conditions of the Term Loan Credit Agreement, the Intercreditor Agreement and the Quota Pledge Agreement, (d) make all remittances abroad in respect of the Secured Obligations; and (e) sign any necessary foreign exchange contract with financial institutions in Brazil that may be required and to represent the Grantor before the Brazilian Central Bank and any Registries of Commerce when necessary to accomplish the purposes of the Quota Pledge Agreement.
For such purposes, the Attorney-in-Fact is hereby expressly authorized by the Pledgor to take all action required for the sale of the Pledged Quotas, including, but not limited to, the authority to sign agreements and give and receive releases and to delegate all or part of the powers granted hereunder as said Attorney-in-Fact may deem appropriate.
This power of attorney is effective as of December 17, 2010, provided that the powers to sell all or part of the Pledged Quotas and to apply the proceeds therefrom shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Quota Pledge Agreement.
The powers granted herein are in addition to the powers granted by the Grantor to the Attorney-in-Fact in the Quota Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Quota Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.
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This power of attorney shall remain valid until the Quota Pledge Agreement is terminated in accordance with its terms.
São Paulo, December 17, 2010.
NOVELIS INC.
Name:
Title:
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Execution copy
RECEIVABLES PLEDGE AGREEMENT
This Receivables Pledge Agreement (the “Agreement”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Term Loan Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”) among inter alios the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders and the Collateral Agent (as such capitalized terms are defined in the Term Loan Credit Agreement);
B) Borrower has requested that Lenders provide a credit facility to Borrower to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in the Term Loan Credit Agreement;
C) As a member of the same economic group of the Borrower, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Term Loan Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
Section I — Definitions
1.1. Capitalised terms used in this Agreement, including the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Term Loan Credit Agreement, unless a contrary indication appears.

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1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Term Loan Credit Agreement, the Term Loan Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, all credit rights, rights to revenues, claims and receivables of any kind now existing or arising in the future under the contracts listed in Exhibit 2 hereto and any proceeds of the foregoing (the “Pledged Receivables”), with all they represent, as collateral security for the regular and full compliance by the Borrower of the Secured Obligations, pursuant to the provisions of Articles 1,451 to 1,460 of the Brazilian Civil Code. The bank accounts in which the receivables are collected and deposited are those held by the Pledgor and identified in Exhibit 3 hereto (the “Bank Accounts”).
Section IV —Registration
4.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 6.1(f) below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
Section V — Representation and Warranties
5.1. The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:

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a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;
b)	upon completion of the registration and delivery of the notices as required in Sections 4.1 and 7.1 hereof, the pledge over the Pledged Receivables will constitute a valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;
c)	neither the execution and delivery of this Agreement nor the compliance with its terms will constitute a breach of its Articles of Association or any other corporate documents, as well as it will not constitute a breach or a default under any other agreement to which it is a party;
d)	no registration, request, authorization or filing of any kind before any governmental body or agency or any third party is required in connection with: (i) the creation and maintenance of the pledge by Pledgor over the Pledged Receivables in accordance with this Agreement, or to the execution and delivery of this Agreement; (ii) the validity and enforceability of this Agreement; (iii) the exercise by the Collateral Agent of the rights established in this Agreement, except for the registration requirements mentioned in Section 4 above;
e)	it is not engaged in or threatened by any litigation, investigation or process before any arbitration, judicial or administrative court, the outcome of which might adversely and materially affect its financial condition, the creation of the security established in this Agreement or the accomplishment of its obligations hereunder;
f)	it is not threatened to become insolvent or unable to pay its debts as they mature, it has not been, and it is not threatened to be, declared insolvent or impediment of any legal nature is declared;
g)	it is the legal owner of the Pledged Receivables, which are free and clear of any liens of whatever kind or claims of others except for (i) the pledge created under this Agreement; (ii) the pledge created under the Receivables Pledge Agreement entered into by and between Bank of America N.A., as collateral agent under the Revolving Credit Agreement and Novelis do Brasil Ltda, as of the same date hereof (the “Revolving Credit Receivables Pledge Agreement”); and (iii) Permitted Liens;
h)	the disposal of the Pledged Receivables, judicially and/or out of court, under the terms of this Agreement, does not violate any law, rules, regulations, agreements, injunctions, decrees or court rulings binding upon Pledgor. There is no action, suit, proceeding, arbitration or governmental investigation pending or threatened in respect to the Pledged Receivables. There exists no impediment that would prevent the disposal of the Pledged Receivables, judicially and/or out of court, under the terms of this Agreement;
i)	the Pledged Receivables identified in Exhibit 2 hereto and all receivables due and payable to Novelis do Brasil will, at all times, be deposited in one of the Bank Accounts; and

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j)	the Pledged Receivables represent receivables arising out of all material contracts in which the Pledgor figures as creditor and will always represent, during the term of this Agreement, at least 60% of all receivables owed to the Pledgor.
Section VI — Covenants
6.1. Pledgor covenants with Collateral Agent, on behalf of the Secured Parties, that until termination of this Agreement, in accordance with Section 12:
(a)	until the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement, as defined below), all receivables due and payable to the Pledgor in connection with any of its activities shall be deposited in one of the Bank Accounts;
(b)	except as permitted under the Term Loan Credit Agreement, Pledgor shall not constitute over the Pledged Receivables any liens or encumbrances, except for the pledge created under this Agreement, and for the pledge created under the Revolving Credit Receivables Pledge Agreement;
(c)	upon a written request by the Collateral Agent in accordance with the Term Loan Credit Agreement, Pledgor shall perform, at its own expenses, any act and shall execute any and all documents necessary to preserve the rights and powers of Collateral Agent granted herein;
(d)	unless otherwise provided for in the Term Loan Credit Agreement, Pledgor undertakes to maintain the Collateral Agent duly indemnified against any and all proved liabilities, costs and expenses (including, but not limited to, attorney’s fees and legal expenses) related to or deriving from: (i) any delay in the payment of all taxes that may accrue or be due in relation to any part of the Pledged Receivables; (ii) any breach by Pledgor of any of its statements set forth in Section 5 of this Agreement or of the commitments assumed in this Section 6 and in any other provisions of this Agreement; or (iii) the creation, perfection or enforcement of the pledge over the Pledged Receivables (including, but not limited to, the proceedings set forth in Section 3);
(e)	the Pledgor undertakes to maintain at least 60% of its total receivables pledged to the Collateral Agent. In the event that any of the agreements listed in Exhibit 2 hereto is amended, renewed or has its termination date extended (to the extent that such amendment, renewal or extension increases or reduces minimum sales volume or unit prices or extends payment terms, or otherwise affects any substantial rights of Pledgor under the agreement), the Pledgor undertakes to amend this Agreement in order to create a pledge over the amounts that are not covered in this Agreement, unless otherwise provided for in the Term Loan Credit Agreement; and
(f)	it shall, upon the execution by the Pledgor of any agreement that may give cause to an increase of at least 3% of the total revenues of the Pledgor (or any new agreement with respect to a customer that represents at least 3% of the Pledgor’s total revenues) (the “Additional Receivables”), unless otherwise provided for in the Term Loan Credit Agreement, enter into an amendment to this Agreement substantially in the form of Exhibit 7 hereto (“Amendment”), in order to extend the pledge created hereunder to the Additional Receivables, which shall then be subject to all terms and conditions provided herein. Pledgor shall provide the Collateral

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Agent with evidence of the registration of each such Amendment with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos) within 20 (twenty) days after the execution of such Amendment. Pledgor shall pay all expenses incurred in connection with such registrations.
Section VII — Notice to the Clients
7.1. Pledgor hereby undertakes to deliver a notice to each of its clients identified in Exhibit 4 hereto (the “Clients”), substantially in the form attached to this Agreement as Exhibit 5, immediately after the execution of this Agreement, informing each of the Clients of the execution and delivery of this Agreement and of the pledge created hereunder. Pledgor also undertakes to, using commercially reasonable efforts, deliver to the Collateral Agent confirmation of the receipt by each of the Clients of such notice, within 20 (twenty) days as of the date of this Agreement.
7.2. Upon the occurrence and during the continuation of an Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Clients irrespective of any notice to the contrary from Pledgor), Pledgor hereby agrees that each of the Clients shall only act pursuant to the instructions received from the Collateral Agent on behalf of the Secured Parties with respect to the Pledged Receivables.
7.3. Nothing contained herein shall prevent the Collateral Agent upon the occurrence and continuation of a Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Clients irrespective of any notice to the contrary from Pledgor) from instructing any of the Clients, from time to time, in relation to the Pledged Receivables.
Section VIII — Enforcement of the Security
8.1. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, regardless of any judicial or extra judicial notice, retain the funds from the Pledged Receivables to repay or settle the Secured Obligations in accordance with the Term Loan Credit Agreement and the Intercreditor Agreement, returning any remaining funds arising out of the Pledged Receivables to Pledgor.
8.2. In due observance of the Intercreditor Agreement, the funds derived from the enforcement of the Pledged Receivables shall be applied to the satisfaction of the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledge created hereunder. The Collateral Agent shall return to Pledgor the remaining excess, if any, in the form of cash in this case, in accordance of Section 1,435, item V of the Brazilian Civil Code.
8.3. As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 6 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the date of the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement).

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Section IX — Use of Proceeds
9.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Term Loan Credit Agreement and the Intercreditor Agreement, but without prejudice to the right of any secured party to recover any shortfall from Collateral Agent, and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section X — Amendments with Respect to the Secured Obligations
10.1. Pledgor shall remain obligated hereunder, and the Pledged Receivables shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 12 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;
(b)	the Term Loan Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and
(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section XI — Pursuit of Rights and Remedies Against Pledgor
11.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third Parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
Section XII — Termination and Release
12.1. Upon the Discharge of Term Loan Credit Secured Obligations (as defined in the Intercreditor Agreement), then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at

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6	RECEIVABLES PLEDGE AGREEMENT

Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
12.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent.
12.3. Upon termination of this Agreement, the Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties herein grant to the Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of such security interest and lien created hereby.
Section XIII — Waivers and Amendments
13.1. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
Section XIV — Severability
14.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
Section XV — Authority of the Collateral Agent
15.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Term Loan Credit Agreement, the Intercreditor Agreement and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
Section XVI — Complete Agreement; Successors and Assigns
16.1. This Agreement together with the Term Loan Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
16.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the

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Term Loan Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
Section XVII — Assignment and/or Transfer of the Term Loan Credit Agreement
17.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Term Loan Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Receivables shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 12, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
Section XVIII — Waiver of Immunity
18.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Receivables, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XIX — No Duty on Collateral Agent’s Part
19.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Receivables and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Term Loan Credit Agreement or under Brazilian Law.
Section XX — Notices
20.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To Pledgor:
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000

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8	RECEIVABLES PLEDGE AGREEMENT

Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
1455 Market Street
San Francisco, CA 94103, USA
Attention: Account Officer
Telecopier No.: 415-503-5011
20.2. Each party undertakes to notify the other party of any change of address.
Section XXI — Governing Law
21.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXII — Jurisdiction
22.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXIII — Specific Performance
23.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXIV — Construction
24.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe

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Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Section XXV — Taxes, Charges and Expenses
25.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Term Loan Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Term Loan Credit Agreement.
Section XXVI — Other Provisions
26.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXVII — Language
27.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
[INTENTIONALLY LEFT IN BLANK]

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     IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in 5 (five) identical counterparts, in their respective names and to be delivered as of the day and year first above written.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:	2:

Name:	Name:
ID:	ID:

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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Term Loan Credit Agreement2
a)	Principal Amount
An initial amount of up to US$1,500,000,000.00 (one billion five hundred million United States Dollars), such amount subject to increase at the request of the Borrower; provided that at the time of any such increase the Borrower’s Senior Secured Net Leverage Ratio does not exceed 2.5 to 1.0 and certain other conditions are satisfied.3
b)	Termination
Originally, six years from the date hereof. Such termination date may be extended pursuant to the terms of the Term Loan Credit Agreement.
c)	Interest
At the Borrower’s option, Term Loans will bear interest at rates per annum equal to (i) the Base Rate plus the Applicable Margin in effect from time to time or (ii) the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     A. Base Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time; provided that Incremental Term Loans and Other Term Loans may have a different

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit will have the meanings ascribed to such terms in the Credit Agreement, dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”), entered into by and among, inter alios, the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Term Loan Credit Agreement, the terms of the Term Loan Credit Agreement shall govern and control.

[3]	Pursuant to the Term Loan Credit Agreement, the Borrower is permitted to incur additional secured indebtedness under the Term Loan Credit Agreement or other pari-pasu or subordinated credit facilities, which would be subject to the terms of the Intercreditor Agreement. The terms of such additional indebtedness will be determined by the Borrower and the lenders that become party to any credit agreement memorializing such further extension of credit.

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Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     B. Eurodollar Rate Loans. Subject to the provisions of Section 2.06(c) of the Term Loan Credit Agreement, the Loans comprising each Eurodollar Rate Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time provided that Incremental Term Loans and Other Term Loans may have a different Applicable Margin as provided for in Sections 2.23 and 2.24 of the Term Loan Credit Agreement, subject to the provisions thereof.
     C. Default Rate. Notwithstanding the foregoing, if at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Term Loan Credit Agreement (in either case, the “Default Rate”).
     D. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) of the Term Loan Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     E. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of the Term Loan Credit Agreement and such determination shall be conclusive absent manifest error.
     F. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Term Loan Credit Agreement shall be paid in Dollars.

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Exhibit 2
Pledged Receivables
1) Can Stock Supply Agreement dated February 13, 2008, entered into by and among Novelis do Brasil Ltda, Crown Embalagens Metálicas da Amazônia S/A, Arumã Emablagens do Sergipe Ltda.
2) Aluminum Sheets Supply Agreement (Contrato de Fornecimento de Chapas de Alumínio) dated March 3, 2010 and amended on March 29, 2010, entered into by and among Novelis do Brasil Ltda., Rexam Beverage Can South America S.A., Rexam do Brasil Ltda., Rexam Amazonia Ltda. and Rexam Argentina S/A
3) Can Stock Supply Agreement (Contrato de Fornecimento de Can Stock) dated January 2, 2008, entered into by and between Novelis do Brasil Ltda. and Latapack-Ball Embalagens Ltda.

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Exhibit 3
Bank Accounts

OWNER	ACCOUNT	BANK	BRANCH	ACCOUNT NUMBERS
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	3400
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Itau S/A	0912
Novelis do Brasil Ltda.	Deposit Account	Caixa	2926
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	0088
Novelis do Brasil Ltda.	Deposit Account	Banco Real	0251
Novelis do Brasil Ltda.	Deposit Account	ItaúBBA Nassau	0001

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Exhibit 4
List of Clients
1) Crown Embalagens Metálicas da Amazônia S/A
2) Arumã Emablagens do Sergipe Ltda.
3) Rexam Beverage Can South America S.A.
4) Rexam do Brasil Ltda.
5) Rexam Amazonia Ltda.
6) Rexam Argentina S/A
7) Latapack-Ball Embalagens Ltda.

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Exhibit 5
Form of Notice
[Novelis do Brasil’s letterhead]
[DATE]
To
[CLIENT]
Re.:	Pledge Agreement dated December 17, 2010, entered into by and between Novelis do Brasil Ltda., as pledgor (the “Company”) and Bank of America N.A., as Collateral Agent under the Term Loan Credit Agreement (the “Receivables Pledge Agreement”).
Dear Sirs:
          First of all, we would like to stress and inform you that the Company (Novelis do Brasil Ltda.) is actually an active, operative and economically sustainable corporation, which is not in debt to whoever, except in regard to those ordinary liabilities resulting from its own daily business.
          Notwithstanding, the Company, as a subsidiary of Canadian and American corporations, and also part of a worldwide large economic conglomerate, was convoked — together with several other subsidiaries around the globe — to guarantee a Term Loan Credit Agreement entered into by and among its holding companies in the USA and Canada and foreign financial agents, as Bank of America N.A, (“BofA”).
     In this sense, please be advised that only and merely in view of the above mentioned worldwide guarantee, the Company has entered into the Receivables Pledge Agreement, pursuant to which all of our receivables, due and payable, and all credit rights derived from the [***name of agreement***] entered into on [***•***] with yourselves (the “Pledged Receivables”) have been pledged, as set forth in the Receivables Pledge Agreement, in favor of BofA.
          Considering the foregoing, the Company asks you kindly to continue making payments as previously instructed upon depositing the relevant due amount with [Bank Account # •], maintained before [Bank name]. However, if and when a written notice comes from BofA, we instruct you to immediately act in accordance with the instructions so received from BofA (irrespective of any notice to the contrary from the Company).
          Moreover, we inform you that the instructions contained herein may not be revoked, amended or modified without the prior written consent of BoFA.
Very truly yours,

Company	Place and Date:
Name:

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Title:
Exhibit 6
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Grantor”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Term Loan Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Receivables Pledge Agreement, dated December 17, 2010 entered into by and among the Grantor and the Collateral Agent (as representative of the Secured Parties) (together with its respective modifications and amendments, “Receivables Pledge Agreement”), and pursuant to the terms of such Receivables Pledge Agreement, upon the occurrence and during the continuation of an Event of Default to, without limitation:
(a) collect and dispose of the amounts received in connection with the Pledged Receivables;
(b) (i) apply the amounts received in connection with the Pledged Receivables to the total or partial repayment of any amount due and payable to the Collateral Agent by the Borrower under the Term Loan Credit Agreement, (ii) deduct all expenses incurred in relation to the Receivables Pledge Agreement and returning the excess, if any, to the Pledgor, with due regard to the terms and conditions of the Term Loan Credit Agreement, the Intercreditor Agreement and the Receivables Pledge Agreement, (iii) make all remittances abroad in respect of the Secured Obligations, and (iv) sign any necessary foreign exchange contract with financial institutions in Brazil that may be required and to represent the Pledgor before the Brazilian Central Bank when necessary to accomplish the purposes of the Receivables Pledge Agreement.
This power of attorney is effective as of the date hereof, provided that the powers to use all or part of the Pledged Receivables shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Receivables Pledge Agreement.
The powers granted herein are in addition to the powers granted by the Grantor to Attorney-in-Fact in the Receivables Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Receivables Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.

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This power of attorney is effective as of December 17, 2010.
This power of attorney shall remain valid until the Receivables Pledge Agreement is terminated in accordance with its terms.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.

Name:	Name:
Title:	Title:

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Exhibit 7
Form of Amendment to the Receivables Pledge Agreement
This instrument of [•] Amendment to the Receivables Pledge Agreement (hereinafter referred to as the “Amendment”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 135 South LaSalle Street, Suite 1656, Chicago, Illinois 60603, in its capacity as collateral agent under the Term Loan Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
     WHEREAS, on December 17, 2010 the Parties entered into Receivables Pledge Agreement (the “Agreement”); and
     WHEREAS, the Parties have agreed to amend the Agreement in order to grant to the Collateral Agent, as representative of the Secured Parties, a priority security interest in the Additional Receivables (as defined below), subject to the Intercreditor Agreement;
     NOW, THEREFORE, the Parties hereto have mutually agreed to enter into this Amendment, pursuant to the terms and conditions set forth below:
1. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.
2. Pledgor hereby pledges the Additional Receivables listed in Exhibit [•] of this document (and which were not set forth in the original Exhibit 2 of the Agreement or any prior Amendment thereto) (the “Additional receivables”), to the Secured Parties, herein represented by the Collateral Agent.
3. Pledgor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:
(a) the execution, performance and granting of the security interest created hereby was duly authorized by the required corporate acts by Pledgor and do not or will not (i) violate any provision of law or contractual obligation applicable to or binding upon Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of Pledgor, or violate any applicable

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law binding on Pledgor, or (iii) result in the creation or imposition of any lien on any of its assets or any income or revenues, except for the pledge created by this Amendment in favor of the Collateral Agent, as representative of the Secured Parties, and
(b) this Amendment and the Agreement, amended as herein prescribed or by any prior Amendment thereto, constitute each one, a legal, valid and binding obligation of Pledgor, enforceable against Pledgor pursuant to its terms and conditions, and the security interest hereby granted shall constitute, when the registrations required by Section 5 of the Agreement are executed, a licit, valid and perfected security interest upon the Additional Pledged Receivables, enforceable pursuant to its terms against all Secured Parties of Pledgor, in all cases, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally.
4. All provisions of the Agreement (as amended by any prior Amendment thereto) not expressly amended by this Amendment shall remain in full force and effect in accordance with their terms.
5. This Amendment shall be governed by and interpreted in accordance with the laws of Federative Republic of Brazil. The Parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, in any action or proceeding aimed at settling any dispute or controversy related to this Amendment, and the Parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. This Amendment is being executed in English.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses, in [•] ([•]) counterparts of equal content.
[PLACE AND DATE]

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

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TozziniFreire Draft
December 10, 2010
INTERCOMPANY NOTE PLEDGE AGREEMENT
This Intercompany Note Pledge Agreement (the “Agreement”) is made by and among:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”);
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 135 South LaSalle Street, Suite 1656, Chicago, Illinois 60603, in its capacity as Collateral Agent under the Term Loan Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as the “Collateral Agent”);
(c) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 135 South LaSalle Street, Suite 1656, Chicago, Illinois 60603, in its capacity as Collateral Agent under the Revolving Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as the “Revolving Collateral Agent”); and
(d) NOVELIS CORPORATION, a corporation organized under the laws of the State of Texas, with its principal place of business at 6060 Parkland Blvd Mayfield Heights, OH 44124, United States of America, hereby represented by its undersigned legal representative (hereinafter referred to as “Novelis Corporation” or “Intervening Party”, and together with Novelis do Brasil, the Collateral Agent and the Revolving Collateral Agent, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”) among the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders and the Collateral Agent (as such capitalized terms are defined in the Term Loan Credit Agreement);
B) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) among the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as such capitalized terms are defined in the Revolving Credit Agreement);
C) The Borrower under the Term Loan Credit Agreement and the Borrowers under the Revolving Credit Agreement have requested that Lenders provide a credit facility to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in the Revolving Credit Agreement and in the Term Loan Credit Agreement;

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D) As a member of the same economic group of the Borrower under the Term Loan Credit Agreement and the Borrowers under the Revolving Credit Agreement, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Term Loan Credit Agreement and the Revolving Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
D) It is a condition precedent to the Term Loan Credit Agreement and the Revolving Credit Agreement that the Pledgor shall have executed and delivered this Agreement to the Collateral Agent;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
Section I — Definitions
1.1. Capitalised terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed to them in the Term Loan Credit Agreement, unless a contrary indication appears. As used herein, (a) the term “Revolving Credit Secured Parties” shall mean the “Secured Parties” as such term is defined in the Revolving Credit Agreement and (b) the term “Revolving Credit Event of Default” shall mean an “Event of Default” as such term is defined in the Revolving Credit Agreement.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties and acting as sub-agent and as bailee for the Revolving Credit Collateral Agent (for the benefit of the Revolving Credit Secured Parties). Any references to the Revolving Credit Collateral Agent in this Agreement shall be construed as references to the Revolving Credit Collateral Agent acting on behalf of the Revolving Credit Secured Parties and acting as sub-agent and as bailee for the Collateral Agent (for the benefit of the Secured Parties).
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties (a) the Obligations (for this purpose only, as defined in the Revolving Credit Agreement); and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider (for this purpose only, as defined in the Revolving Credit Agreement); (c) the Obligations (for this purpose only, as defined in the Revolving Credit Agreement); and (d) the due and punctual payment and performance of all Secured Bank Product Obligations (for this purpose only, as defined in the Revolving Credit Agreement) ((a) to (d) referred to collectively as the “Secured Obligations”).

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2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Revolving Credit Agreement, the Revolving Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties and as sub-agent for the Revolving Credit Collateral Agent (for the benefit of the Revolving Credit Secured Parties), all of its rights and title over the intercompany notes held by Pledgor, duly described and identified in Exhibit 2 hereto (the “Pledged Intercompany Notes”).
3.2. Pledgor hereby, simultaneously with the execution of this Agreement, delivers to Collateral Agent the physical possession of the Pledged Intercompany Notes.
3.3. Any payments made by Novelis Corporation to the Collateral Agent under the Pledged Intercompany Notes shall be held by Collateral Agent in an escrow account, until the full payment of the Secured Obligations. Should there be an Event of Default of Borrowers or a Revolving Credit Event of Default of Revolving Credit Borrowers, then, subject to the terms of the Intercreditor Agreement (as defined below), Collateral Agent is entitled to immediately apply any and all moneys received under the Pledged Intercompany Notes (including, without limitation, any amounts held in an escrow account pursuant to the preceding sentence) against the defaulted amounts.
Section IV —Registration
4.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 9 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
Section V — Representation and Warranties
5.1. The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;

b)	this Agreement constitutes its valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;
c)	neither the execution and delivery of this Agreement nor the compliance with its

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terms will constitute a breach of its Articles of Association or any other corporate documents, as well as it will not constitute a breach or a default under any other agreement to which it is a party;
d)	no registration, request, authorization or filing of any kind before any governmental body or agency or any third party is required in connection with: (i) the creation and maintenance of the pledge by Pledgor over the Pledged Intercompany Notes in accordance with this Agreement, or to the execution and delivery of this Agreement; (ii) the validity and enforceability of this Agreement; (iii) the exercise by the Collateral Agent of the rights established in this Agreement, except for the registration requirements mentioned in Section 4 above;

e)	it is not engaged in or threatened by any litigation, investigation or process before any arbitration, judicial or administrative court, the outcome of which might adversely and materially affect its financial condition, the creation of the security established in this Agreement or the accomplishment of its obligations hereunder;

f)	it is not threatened to become insolvent or unable to pay its debts as they mature, it has not been, and it is not threatened to be, declared insolvent or impediment of any legal nature is declared;

g)	Pledgor is the legal owner and holder of the Pledged Intercompany Notes, which are free from any liens other than those contemplated herein;

h)	The disposal of the Pledged Intercompany Notes, judicially and/or out of court, under the terms of this Agreement, does not violate any law, rules, regulations, agreements, injunctions, decrees or court rulings binding upon Pledgor. There is no action, suit, proceeding, arbitration or governmental investigation pending or threatened in respect to the Pledged Intercompany Notes. There exists no impediment that would prevent the disposal of the Pledged Intercompany Notes, judicially and/or out of court, under the terms of this Agreement;

i)	Pledgor has not sold or granted any rights of preemption over or agreed to sell or grant any right of preemption over or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title and interest in and to all or any part of the Pledged Intercompany Notes; and
j)	Pledgor has full knowledge of all terms and conditions of the Term Loan Credit Agreement, of the Revolving Credit Agreement and of the Intercreditor Agreement including but not limited to the basic terms of the Secured Obligations as described in Exhibit 1 hereto.
5.2. Pledgor further undertakes to maintain valid the representations and warranties in this Section 5 during the term of this Agreement.
Section VI — Covenants
6.1. Pledgor covenants and agrees that until termination and discharge of this Agreement:
a)	Pledgor will, at its sole cost and expense, pledge in favor of the Collateral Agent, any and all intercompany notes in the future issued in favor of the Pledgor and any and all replacement intercompany notes, whereby, Novelis do Brasil shall enter into amendments to this Agreement with the Collateral Agent and the Revolving Credit

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Collateral Agent in order to extend the security interest and lien created hereunder to the new or replacement intercompany note;
b)	Pledgor will, at its sole cost and expense, make, execute, acknowledge and deliver all such further acts, deeds, conveyances, agreements, assignments, endorsements, notices (“intimações”), notices of assignment and additional transfers as the Collateral Agent shall from time to time reasonably request, which may be necessary in the reasonable judgment of the Collateral Agent to assure, perfect, assign or transfer to the Collateral Agent the security interest and the rights created, transferred or assigned hereunder. All reasonable costs and expenses in connection with the granting and maintenance of the security interests hereunder, including reasonable legal fees and other reasonable costs in connection with the grant, registration, perfection, maintenance or continuity of the security interests hereunder or the preparation, execution or registration of documents and any other acts which the Collateral Agent may reasonably incur in connection with the granting, registration, perfection, maintenance or continuity of such security interest, shall be paid by Pledgor promptly upon demand. Pledgor will not, and will not permit any of its subsidiaries to, without the prior approval of the Collateral Agent, enter into any agreement which may impair their ability to comply with, or which may prohibit them from complying with, the provisions hereof.

c)	It shall, upon the occurrence and continuation of an Event of Default or a Revolving Credit Event of Default, as may be evidenced by written notice from the Collateral Agent or the Revolving Credit Collateral Agent to Pledgor (irrespective of any notice to the contrary by any other third party), comply with all written instructions received by it from the Collateral Agent in connection with the exercise by the Collateral Agent of the remedies set forth in Section 14.1 hereof;

d)	It will comply in all respects with all applicable laws of any governmental authority having jurisdiction over its business.
Section VII — Enforcement of the Security
7.1. Upon the occurrence and during the continuation of an Event of Default and/or Revolving Credit Event of Default, the Collateral Agent may, regardless of any judicial or extra judicial notice, dispose of, collect, receive, and/or realize upon the Pledged Intercompany Notes (or any part thereof), and forthwith sell or assign, give option or options to purchase or otherwise dispose of the Pledged Intercompany Notes, at such price and upon such terms and conditions as it may deem appropriate.
7.2. In due observance of the Intercreditor Agreement, the funds derived from the enforcement of the Pledged Intercompany Notes shall be applied to the satisfaction of the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledge created hereunder. The Collateral Agent shall return to Pledgor the remaining excess, if any, in the form of cash in this case, in accordance of Section 1,435, item V of the Brazilian Civil Code.
7.3. Without limitation of other rights, upon the occurrence and during the continuation of an Event of Default or a Revolving Credit Event of Default, the Collateral Agent shall be entitled to instruct Novelis Corporation to make payments required by such Pledged Intercompany Notes directly to the Collateral Agent or the Revolving Credit Collateral Agent, as instructed by the Collateral Agent, to be applied for the payment of the Secured Obligations in accordance with the terms of the Intercreditor Agreement, undertaking to return to Pledgor any amounts in excess of the Secured Obligations.

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7.4. As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 3 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the full payment of the Secured Obligations and termination of all commitments under the Term Loan Credit Agreement and the Revolving Credit Agreement.
Section VIII — Use of Proceeds
8.1. Any amounts received by the Secured Parties (directly or through the Collateral Agent) pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default and/or Revolving Credit Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Term Loan Credit Agreement, the Revolving Credit Agreement and the Intercreditor Agreement, but without prejudice to the right of any secured party to recover any shortfall from Collateral Agent, and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section IX — Amendments with Respect to the Secured Obligations
9.1. Pledgor shall remain obligated hereunder, and the Pledged Intercompany Notes shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 11 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;

(b)	the Term Loan Credit Agreement and/or the Revolving Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and

(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section X — Pursuit of Rights and Remedies Against Pledgor
10.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent or the Revolving Credit Collateral Agent may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent or the Revolving Credit collateral Agent to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third

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parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or Revolving Credit Collateral Agent.
Section XI — Termination and Release
11.1. upon the later of (a) Discharge of the Term Loan Secured Obligations and (b) the Discharge of Revolving Credit Secured Obligations, then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
11.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent and the Revolving Credit Collateral Agent.
11.3. Upon termination of this Agreement, the Collateral Agent and the Revolving Credit Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties and the Revolving Credit Secured Parties herein grant to the Collateral Agent and the revolving Credit Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of such security interest and lien created hereby.
Section XII — Waivers and Amendments
12.1. No course of dealing between Pledgor and the Collateral Agent or the Revolving Credit Collateral Agent, nor any failure to exercise, nor any delay in exercising, on the part of any Secured Party or any Revolving Credit Secured Party any right, power or privilege hereunder or under the Term Loan Credit Agreement or the Revolving Credit Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
12.2. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Secured Parties.
Section XIII — Severability
13.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
Section XIV — Authority of the Collateral Agent
14.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Revolving Credit Agreement,the

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Intercreditor Agreement and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
Section XV — Complete Agreement; Successors and Assigns
15.1. This Agreement is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
15.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement, except with the prior consent of the Collateral Agent and the Revolving Collateral Agent. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Revolving Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent, or both as the case may be.
Section XVI — Assignment and/or Transfer of the Revolving Credit Agreement
16.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Revolving Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Intercompany Notes shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 11, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
Section XVII — Waiver of Immunity
17.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Intercompany Notes, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XVIII — No Duty on Part of Collateral Agent or Revolving Credit Collateral Agent
18.1. The powers conferred on Collateral Agent and the Revolving Credit collateral Agent hereunder are solely to protect the Collateral Agent’s, the Revolving Credit collateral Agent’s and the Secured Parties’ interests in the Pledged Intercompany Notes and shall not impose any duty on the Collateral Agent or the Revolving Credit collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent or the Revolving Credit collateral to exercise any such powers. Each of the Collateral Agent and the Revolving Credit Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise

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of such powers, and the Collateral Agent, the Revolving Credit Collateral Agent or any Secured Parties or any of its respective directors, officers, employees or agents shall not be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Term Loan Credit Agreement, the Revolving Credit Agreement or under Brazilian Law.
Section XIX — Notices
19.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To Pledgor:
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To Intervening Party
NOVELIS CORPORATION
6060 Parkland Blvd Mayfield Heights, OH 44124, United States of America
Attention: [•]
Telefax: [•]
To the Collateral Agent:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
To the Revolving Credit Collateral Agent:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
19.2. Each party undertakes to notify the other party of any change of address.
Section XX — Governing Law
20.1. This Agreement is governed by the laws of the Federative Republic of Brazil.

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Section XXI— Jurisdiction
21.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXII — Specific Performance
22.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXIII — Conflict with the Term Loan Credit Agreement and Provisions of the Intercreditor Agreement
23.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the Parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall control and govern.
23.2. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties and as sub-agent for the Revolving Credit Collateral Agent, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent or the Revolving Credit Collateral Agent hereunder are subject to the provisions of the intercreditor agreement, dated as of December 17, 2010 among the Borrowers, AV Metals Inc., the Subsidiary Guarantors and the Collateral Agent as administrative agent and collateral trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).
Section XXIV — Taxes, Charges and Expenses
24.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Revolving Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to each of the Collateral Agent and the Revolving Credit Collateral Agent so that the Collateral Agent and the Revolving Credit Collateral Agent is put in the same net-after tax position that the Collateral Agent and the Revolving Credit Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Revolving Credit Agreement.

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Section XXV — Other Provisions
25.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent and the Revolving Credit Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s and the Revolving Credit Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXVI — Language
26.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.

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IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in 5 (five) identical counterparts, in their respective names and to be delivered as of the day and year first above written.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

NOVELIS CORPORATION
By:
Name:
Title:

BANK OF AMERICA, N.A., as collateral agent under the Term Loan Credit Agreement
By:
Name:
Title:

BANK OF AMERICA, N.A., as collateral agent under the Revolving Credit Agreement
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:

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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations are:
1. Term Loan Credit Agreement1
a)	Principal Amount
Up to US$1,500,000,000.00 (one billion five hundred million United States Dollars), such amount subject to increase at the request of the Borrower; provided that at the time of any such increase the Borrower’s Senior Secured Net Leverage Ratio does not exceed 2.5 to 1.0 and certain other conditions are satisfied.2
b)	Termination
Originally, six years from the date hereof. Such termination date may be extended pursuant to the terms of the Term Loan Credit Agreement.
c)	Interest
At the Borrower’s option, Term Loans will bear interest at rates per annum equal to (i) the Base Rate plus the Applicable Margin in effect from time to time or (ii) the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
The Borrower may select interest periods with respect to Eurodollar Rate Term Loans of one, two, three or six months and, to the extent available to all Lenders, nine or twelve months. Interest on Eurodollar Rate Term Loans will be computed on the basis of a year of 360 days and shall be payable at the end of the selected interest period, but no less frequently than quarterly.
Interest on Base Rate Term Loans will be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable quarterly.
Upon the occurrence and during the continuation of any payment default under the Term Loan Credit Agreement, such overdue amount shall accrue interest at 2% per annum in addition to the interest rate otherwise applicable thereto.

[1]	All of the capitalized terms in this section only will have the meanings ascribed to such terms in the Credit Agreement, dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”), entered into by and among the Borrower, AV Metals Inc., the Subsidiary Guarantors, the Lenders and the Administrative Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Term Loan Credit Agreement, the terms of the Term Loan Credit Agreement shall govern and control.

[2]	Pursuant to the Term Loan Credit Agreement, the Borrower is permitted to incur additional secured indebtedness under the Term Loan Credit Agreement or other pari-pasu or subordinated credit facilities, which would be subject to the terms of the Collateral Trust Agreement. The terms of such additional indebtedness will be determined by the Borrower and the lenders that become party to any credit agreement memorializing such further extension of credit.

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2. Revolving Credit Agreement3
a)	Principal Amount
Up to US$800,000,000.00 (eight hundred million United States Dollars).
b)	Termination
Five years from the date hereof.
c)	Interest
     (a) Base Rate Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Base Rate Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
     (b) Eurocurrency Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (c) EURIBOR Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (d) Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h) of the Revolving Credit Agreement, or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) above (in either case, the “Default Rate”).
     (e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06 of the Revolving Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the

[3]	All of the capitalized terms in this section only will have the meanings ascribed to such terms in the Credit Agreement dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) entered into by and among the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as the foregoing capitalized terms are defined in the Revolving Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall govern and control.

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current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of the Revolving Credit Agreement and such determination shall be conclusive absent manifest error.
     (g) Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Revolving Credit Agreement shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

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TozziniFreire Draft
December 10, 2010
Exhibit 2
Copy of all Pledged Intercompany Notes
[To be provided]

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TozziniFreire Draft
December 10, 2010
Exhibit 3
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, herein duly represented by its undersigned legal representatives (“Grantor”), hereby irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 135 South LaSalle Street, Suite 1656, Chicago, Illinois 60603, in its capacity as Collateral Agent under the Term Loan Credit Agreement, (hereinafter referred to as the “Collateral Agent”) as its Attorney-in-fact, to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Intercompany Note Pledge Agreement, dated as of [•], 2010 (as amended from time to time the “Intercompany Note Pledge Agreement”), and pursuant to the terms of such Intercompany Note Pledge Agreement, including without limitation:
(a) to execute, deliver and perfect all documents and do all things which the Attorney-in Fact may consider to be required or desirable for (a) carrying out any obligations imposed on Pledgor by the Intercompany Note Pledge Agreement (including the execution and delivery of any notices, deeds, charges, arrangements, endorsements or other security and any transfers of the Pledged Intercompany Notes), and (b) enabling the Attorney-in-Fact to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to the Intercompany Note Pledge Agreement or by law (including, after the occurrence of an Event of Default, the exercise of any right of a legal or beneficial owner of the Pledged Intercompany Notes);
(b) upon the occurrence of an Event of Default, to dispose of, collect, receive, appropriate, withdraw, transfer and/or realise upon the Pledged Intercompany Notes (or any part thereof) and forthwith apply the enforcement proceeds for the payment of the Secured Obligations in accordance with Article 1459 of the Brazilian Civil Code, being vested with all necessary powers incidental thereto, including, without limitation, to purchase foreign currency and make all remittances abroad, to sign any necessary foreign exchange contract with financial institutions in Brazil that may be required to make such remittances and to represent Pledgor before the Central Bank of Brazil and any other Brazilian governmental authority when necessary to accomplish the purposes of the Intercompany Note Pledge Agreement;
(c) upon the occurrence of an Event of Default, to take all necessary actions and to execute any instrument before any governmental authority in the case of a public sale of the Pledged Intercompany Notes in accordance with the terms and conditions set out therein; and
(d) upon the occurrence of an Event of Default, to take any action and to execute any instrument consistent with the terms of the Intercompany Note Pledge Agreement as it may deem necessary or advisable to accomplish the purposes of the Intercompany Note Pledge Agreement.

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This power of attorney is effective as of the date hereof, provided that the powers to use all or part of the Pledged Intercompany Notes shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Intercompany Note Pledge Agreement.
The powers granted herein are in addition to the powers granted by Pledgor to Attorney-in-Fact in the Intercompany Note Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Intercompany Note Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.
This power of attorney shall remain valid until the Intercompany Note Pledge Agreement is terminated in accordance with its terms.
São Paulo,                     2010

NOVELIS DO BRASIL LTDA.

Name:
Title:

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EXHIBIT M-8
Term Loan
Execution copy
NOVELIS EUROPE HOLDINGS LIMITED
AS PLEDGOR
AND
BANK OF AMERICA, N.A.
AS PLEDGEE AND COLLATERAL AGENT
AND
NOVELIS LUXEMBOURG S.A.
AS COMPANY

FIRST PRIORITY SHARE PLEDGE AGREEMENT

Elvinger, Hoss & Prussen
2, place Winston Churchill
B.P. 425
L-2014 Luxembourg

FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
THIS PLEDGE AGREEMENT (hereafter the “Pledge Agreement” or the “Agreement”) is made on December 17th, 2010
AMONG:
1)	NOVELIS EUROPE HOLDINGS LIMITED, a company existing under the laws of England and Wales, having its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, United Kingdom, WA4 1NN, registered under number 0279596 (hereinafter, the “Pledgor”); and

AND
2)	BANK OF AMERICA, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined below) (hereinafter, the “Pledgee” or as the “Collateral Agent”);
     AND
3)	NOVELIS LUXEMBOURG S.A., a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (the “Company”).
The Pledgor, the Pledgee and the Company shall each be referred to as a “Party” and, collectively, the “Parties”.
WHEREAS
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Term Loan Agreement), the Lenders, and Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) and Collateral Agent for the Lenders, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date (as defined therein).

(B)	Pursuant to the Term Loan Agreement, the Pledgor has guaranteed and will continue to guarantee the Guaranteed Obligations (as defined in the Term Loan

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
Agreement) in favour of the Secured Parties (as defined in the in the Term Loan Agreement), in consideration for the Lenders to make extensions of credit to the Borrower in the form of term loans upon the terms and subject to the conditions of the Term Loan Agreement.

(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrower, the Guarantors, and the other Companies party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (as all those terms are defined in the Intercreditor Agreement) and certain other rights, priorities and interests as set forth therein.

(D)	The Pledgor is the owner of all the sixty six thousand and twenty six (66,026) shares issued by the Company, without nominal value, and the Shares constitute the entire share capital of the Company.

(E)	As a condition precedent to the obligations of the Lenders to make their respective extensions of credit to the Borrower under the Term Loan Agreement and any other Loan Documents, the Pledgor shall have executed and delivered this Agreement to the Collateral Agent.

(F)	As security for the payment when due of the Secured Obligations under the Term Loan Agreement, the Pledgor has agreed to enter into this Agreement and to perform the obligations and take the actions described herein.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1.	Terms defined in the Term Loan Agreement shall have the same meaning herein, unless expressly provided to the contrary. In this Agreement:

“Business Day” means a day other than Saturday or Sunday on which banks in Luxembourg are open for normal business.

“Discharge of Term Loan Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Event of Default” shall have the meaning ascribed to it in the Term Loan Agreement.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
“Pledged Portfolio” means the Shares and the Related Assets.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares, as applicable, and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, disposal, conversion or otherwise) except to the extent these constitute Shares.

“Rights of Recourse” means all and any rights, actions and claims the Pledgors may have against the Company or any other company having granted security or given a guarantee for the Company’s obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgors’ right of recourse against the Company under the terms of Article 2028ff. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” shall have the meaning ascribed to such term in the Term Loan Agreement.

“Secured Parties” shall have the meaning ascribed to it in the Term Loan Agreement.

“Shares” means 100% of the shares in the share capital of the Company held by, to the order or on behalf of the Pledgor at any time, including for the avoidance of doubt any shares which shall be issued by the Company to the Pledgors from time to time, regardless of the reason of such issuance, (the “Future Shares”), in which case such number of Future Shares as is required to maintain the total number of Shares held by the Pledgor and so pledged at a level of 100% of the total share capital of the Company shall immediately be and become subject to the security interest created hereunder.

1.2.	In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.3.	This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Agreement.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
2.	COVENANT TO PAY
The Pledgor covenants with the Secured Parties to pay and discharge on demand all Secured Obligations at the time or times when, and in the currency or currencies in which, the same are expressed to be payable.
3.	DECLARATION OF PLEDGE

3.1.	The Pledgor hereby pledges, and the Pledgee, acting on behalf of the Secured Parties, accepts, the Pledged Portfolio as continuing first ranking priority security in favour of itself and of the Secured Parties for the prompt and complete payment when due and discharge of all Secured Obligations.

3.2.	The Company acknowledges and accepts the present Pledge in accordance with the provisions of Luxembourg Law.

3.3	The provisions of this Agreement are without prejudice to the provisions of the Term Loan Agreement. In case of inconsistency, the provisions in the Term Loan Agreement shall prevail and any permission provided in the Term Loan Agreement shall apply.

3.4	The Pledge so granted is a first ranking priority pledge.

4.	PERFECTION OF PLEDGE

4.1.	The Parties hereto agree that, for the dispossession requirement, the Pledge shall be inscribed in the shareholders register of the Company in accordance with articles 5(2)c) and 6(1)c) of the law dated 5th August, 2005 relating to financial collateral arrangements (the “Law of 2005”).

4.2.	The Pledgor and the Pledgee, acting on behalf of the Secured Parties, request the Company, and the Company, by signing this Agreement, undertakes, to promptly after the execution of this Agreement, (i) register the Pledge over the Shares in its shareholders register and (ii) provide the Pledgee with a certified copy of the register evidencing such recording.

The following wording shall be used for the registration of the Pledge over the Shares in the shareholders register of the Company:

“Pursuant to a First Priority Share Pledge Agreement dated December 17th, 2010 (the “First Priority Share Pledge Agreement”), 100% of all the ordinary shares in Novelis Luxembourg S.A., owned from time to time by Novelis Europe Holdings Limited, and in particular 66,026 shares owned on the date of the present registration, as well as any Future Shares and any Related Assets, have been pledged, as a first ranking priority pledge, in favour of Bank of America, N.A.,

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
acting on its own behalf and on behalf of the Secured Parties under the Term Loan Agreement in order to secure the Secured Obligations (each capitalized term as defined in the First Priority Share Pledge Agreement). The Shares (as defined in the First Priority Share Pledge Agreement) may not be disposed of in any way without the prior written consent of the Pledgee.”

4.3.	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Pledgee to cause any formal steps to be taken by the directors or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, the Pledgor hereby irrevocably undertakes to take any such steps if so requested in writing by the Pledgee (acting reasonably). In particular, should any such steps be required in relation to Future Shares, the Pledgor and the Company undertake to take any such steps immediately upon issuance or receipt of Future Shares and, in case of the Pledgor, to instruct the Company to take any such steps, without prejudice to the right of the Pledgee pursuant to the first sentence hereof.

5.	DIVIDENDS AND VOTING RIGHTS

5.1.	As long as this Agreement remains in force and until the occurrence of an Event of Default, dividends shall be applied in accordance with the relevant provisions of the Term Loan Agreement and any other Loan Documents. Following the occurrence of an Event of Default, the Pledgee, acting on its own behalf and on behalf of the Secured Parties, shall be entitled to receive and apply all dividends distributed by the Company in connection with the Shares for application in accordance with the relevant provisions of the Term Loan Agreement.

5.2.	As long as no Event of Default has occurred which is continuing, the Pledgor shall be entitled to exercise all voting rights in relation to the Pledged Assets in a manner which does not adversely affect this Pledge or cause a Default to occur. After the occurrence of an Event of Default, none of the Pledgor shall, without the prior written consent of the Pledgee, exercise any voting rights or otherwise in relation to the Shares. The Pledgor and the Company undertakes that the Pledgee will be notified in writing of any meeting of the shareholder(s) of the Company, as well as of the agenda thereof and of any proposal to pass a written resolution of the shareholder(s) of the Company or of any other resolution to be adopted in respect of any of the Shares, in each case at least 8 Business Days before such meeting or the proposal of such resolution.

5.3.	After an Event of Default has occurred which is continuing, all voting rights attaching to the Pledged Portfolio shall be automatically vested in the Pledgee, acting on behalf of the Secured Parties as defined in the Term Loan Agreement and any other Loan Documents, in accordance with, and to the extent permitted by, the Law of 2005.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
5.4	The Pledgee and the Secured Parties shall be entitled, after an Event of Default has occurred which is continuing, to request the Pledgor to appoint the Pledgee as the Pledgor’s irrevocable proxy to represent each Pledgor at the relevant shareholders’ meeting and exercise the voting rights in any manner the Pledgee deems fit for the purpose of protecting and/or enforcing its rights hereunder. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Pledgee, including the issuing of a written proxy in any form required under applicable law.

5.5	The Pledgor hereby expressly acknowledges that the Pledgee, acting on behalf of the Secured Parties, shall be totally and unconditionally authorised to exercise the voting rights attached to the Shares in any manner necessary or useful for the purposes of ensuring the complete satisfaction of the Secured Obligations and hereby waives each and any claim it may have in this respect, in particular in regard to the liability of the Pledgee (save for events of wilful misconduct or gross negligence).

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	In addition to the representations set out in Article III of the Term Loan Agreement, the Pledgor hereby represents and warrants to the Pledgee and the Secured Parties and undertakes during the term of this Agreement and until the Pledge shall have been fully released that:
6.1.1	the pledge and registration of the Shares pursuant to this Agreement creates a valid first ranking security on the Pledged Portfolio in favour of the Pledgee and the Secured Parties in respect of all Secured Obligations except for any mandatory privileges preferred under applicable law;

6.1.2	except as permitted under the Term Loan Agreement, there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Pledged Portfolio in any way or which would or might in any way fetter or otherwise prejudice the rights of such Pledgor under the Pledged Portfolio or the rights of any of the Pledgee and the Secured Parties under this Agreement;

6.1.3	as to the date hereof, the Shares represent 100% of the issued and fully paid-up share capital of the Company (before dilution relating to any future share capital increase of the Company);

6.1.4	the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
6.1.5	except as permitted under the Term Loan Agreement, it has not sold, transferred, lent, assigned, parted with its interests in, disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in and to the Pledged Portfolio, or agreed to do any of the forgoing (otherwise than pursuant to this Agreement);

6.1.6	it has, and will during the term of this Agreement have, its centre of main interests in Luxembourg and it has the power and authority and legal right to own and operate its property, to hold and own all of its assets, including the Shares, and to conduct the business in which it is currently engaged;

6.1.7	it has taken all necessary action, including corporate action, and has obtained all necessary authorisations to enable it to enter into and to authorise the execution, delivery and performance of this Agreement, and this Agreement has been duly executed by it;

6.1.8	it shall act in good faith to maintain the rights of the Pledgee and the Secured Parties hereunder valid and enforceable, and in particular shall not take any steps nor do anything which would adversely affect the existence of the Pledge created hereunder or the value thereof;

6.1.9	except as permitted under the Term Loan Agreement, it has not taken or received and undertakes not to take or receive any security interest, lien or guarantee from the Company in respect of any obligation arising for the Pledgor hereunder nor in respect of any other liability owed by the Company to the Pledgor;

6.1.10	the execution and delivery of, and performance by the Pledgor of its obligations under this Agreement and any other document related thereto will not:
6.1.10.1	result in a breach of any provision of the constitutive or governing documents of the Pledgor or of the Company; or

6.1.10.2	result in a breach of, or constitute a default under, any contract, undertaking, covenant or instrument to which the Pledgor or the Company is a party or by which the Pledgor or the Company is bound (unless such breach or default is permitted under the Term Loan Agreement); or

6.1.10.3	result in a breach of any law, decree, regulation, order, judgment or decree of any court or governmental agency or an arbitration award to which the Pledgor or the Company is a party or by which the Pledgor or the Company is bound

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
(unless such breach is permitted under the Term Loan Agreement); or

6.1.10.4	require the consent of the shareholders of the Pledgor or the Company or any other person or, if any such consent is required, it has been obtained and is in full force and effect;
6.1.11	no order has been made and no resolution has been passed for the winding-up, bankruptcy, admission to the regime of suspension of payment and/or of controlled management or for a composition with creditors of, or by, the Company or for a liquidator, curateur or commissaire or like official to be appointed in respect of the Pledgor or the Company and no petition has been presented and no meeting has been convened for any such purpose;

6.1.12	no receiver has been appointed in respect of the Pledgor or the Company or all or any of their assets and none of their respective assets is the subject of an arrest;

6.1.13	except as permitted under the Term Loan Agreement, no event analogous to any of the foregoing has occurred outside Luxembourg;

6.1.14	except as permitted under the Term Loan Agreement, no unsatisfied judgment is outstanding against the Pledgor and the Company;

6.1.15	subject to any thresholds provided in the Term Loan Agreement, no guarantee, loan capital, borrowed money or interest is overdue for payment by the Pledgor and the Company, and no other obligation or indebtedness is outstanding which is overdue for performance or payment where such fact could have a material adverse effect on the Pledgor or the Company or their respective business.
6.2.	The Pledgor hereby formally undertakes not to exercise the Rights of Recourse or any other rights against the Company or any other company in any manner (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off), or to take any action or do anything in relation to such Rights of Recourse or other similar rights, for as long as any amounts remain outstanding under the Secured Obligations.

6.3.	Each representation and warranty set out in this Clause 6 is made on the date hereof and is deemed to be reiterated until the Secured Obligations shall have been satisfied in full, on the same days as the representations and warranties are repeated under the Term Loan Agreement.

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7.	COVENANTS
The Pledgor hereby covenants that, for as long as this Agreement will be in force:
7.1.	any shares of the Company issued and allotted to it after the date of this Agreement, shall immediately be and become subject to the security interest created hereunder, up to 100% of the share capital;

7.2.	it will take any measures, accomplish any formalities and, generally, do all that is necessary at its own cost to permit the exercise, at any time, by the Pledgee, of any rights, actions and privileges of the Pledgee and the Secured Parties pursuant to applicable law and this Agreement;

7.3.	it will exercise the voting rights in respect of the Shares so as not to violate or otherwise adversely affect the rights of any of the Pledgee and the Secured Parties under this Agreement;

7.4.	except as otherwise permitted under the Term Loan Agreement, it will not modify in any way the Company’s corporate form, nor decide or undertake, as the case may be, any merger, split, sale of assets, reduction in capital or dissolution of the Company without having first obtained the prior written approval to that effect of the Pledgee and the Secured Parties, and it will not amend the Company’s articles of incorporation (to the extent such amendment may prejudice any right of any of the Pledgee and the Secured Parties under the Term Loan Agreement);

7.5.	it will inform without delay the Pledgee and the Secured Parties of the occurrence of any event which may render any of the representations and warranties set out in Clause 7 above inaccurate;

7.6.	except as permitted under the Term Loan Agreement and subject to the prior written consent of the Pledgee and the Secured Parties, the Pledgor shall not create, grant or permit to exist (a) any security interest over or (b) any restriction on the ability to transfer or enforce or (c) assign or dispose of all or any part of the Pledged Portfolio;

7.7.	it shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect this Pledge and to carry out the provisions and purposes of this Agreement;

7.8.	the Pledgor shall inform the Pledgee in advance of any intention to increase the share capital of the Company and/or to issue new shares.

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8	POWER OF ATTORNEY

The Pledgor irrevocably appoints the Pledgee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Pledgee, acting on its own behalf and on behalf of the Secured Parties, may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Agreement or (b) exercising any of the rights conferred to any of the Pledgee and the Secured Parties under this Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Assets must be carried out as described in Clause 9 hereunder. The Pledgor shall ratify and confirm all things done and all documents executed by the Pledgee in the exercise of this power of attorney.

9.	ENFORCEMENT OF PLEDGE

9.1.	Following the occurrence of an Event of Default, the Pledgee shall be entitled to enforce the Pledge in accordance with the terms of the Intercreditor Agreement, and in the most favourable manner provided for by Luxembourg law at that time, and in particular:
9.1.1	to appropriate itself and/or for and on its own behalf and on behalf of the Secured Parties all or part of the Pledged Portfolio at a price equal to the value of the relevant Pledged Portfolio as determined in accordance with Schedule 1 hereof;

9.1.2	to sell all or part of the Pledged Portfolio in a private transaction at arm’s length terms (conditions commerciales normales);

9.1.3	to cause the sale of all or part of the Pledged Portfolio, at a stock exchange selected by the Pledgee or by public auction held at the place and at the time and if required by applicable law by the public officer, designated by the Pledgee;

9.1.4	to request from the competent court, that title to all or part of the Pledged Portfolio be assigned or transferred to it, at a price determined by a court appointed expert;

9.1.5	in respect of any Related Assets consisting of claims for sums of money, to the extent that such sums are owed by the Company or a third party, to require the Company or such third party to make payment of the amount due by it directly to the Pledgee, acting on behalf of the Secured Parties.
The Pledgee will have total and unlimited discretion as to the manner or manners of enforcement and will not be required to have regard for the interests of the Pledgor or the Company.

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9.2.	Any proceeds of enforcement received by the Pledgee and the Secured Parties shall be applied in accordance with the order and priority set forth under the Term Loan Agreement.

9.3.	The Pledgor further confirms that it has decided, in as far as legally required, to approve as new shareholder(s) any other person(s) who would acquire the Shares as the result of an enforcement of the Pledge over the Shares, and the Pledgor undertakes, to the extent necessary, to approve any other person as shall be designated by the Pledgee in the future for this purpose in a similar way, and to procure such approval by any other shareholder if the Pledgor is not the sole shareholder of the Company at that time.

10.	EFFECTIVENESS OF SECURITY

10.1.	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment or by the settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been released in accordance with the terms of this Agreement upon the Discharge of Term Loan Secured Obligations.

10.2.	The Pledgor shall not be entitled to require the release of the Pledge until the Discharge of Term Loan Secured Obligations, and the Pledgee hereby undertakes, at the request of the Pledgor, to give release of the Pledge no later than five Business Days after the Discharge of Term Loan Secured Obligations, subject to delivery of any documents or certificates which the Pledgee may reasonably request (including in particular, any certificates in relation to the absence of voidness or voidability of payments under any applicable laws).

10.3.	This Pledge shall be discharged by, and only by, the express release thereof granted by the Pledgee pursuant to the terms of clause 10.2 hereabove. All reasonable costs and expenses associated with the release and discharge of Pledge shall be borne by the Pledgor.

10.4.	The Pledge shall be cumulative, in addition to and independent of every other security which the Pledgee or any Secured Party may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee or any Secured Party may now or at any time in the future have in respect of the Secured Obligations.

10.5.	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Pledgee or any Secured Party in perfecting or enforcing any security interest or rights or remedies that the Pledgee

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
or any Secured Party may now or at any time in the future have from or against the Pledgor or any other person.

10.6.	No failure on the part of the Pledgee or any Secured Party, to exercise, or delay on its part in exercising, any of their rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

10.7.	Neither the obligations of the Pledgor contained in this Agreement nor the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement or by law, nor the pledge created hereby shall be discharged, impaired or otherwise affected by:
10.7.1	any amendment to, or any variation, waiver or release of, any Secured Obligation under the Term Loan Agreement or any other Loan Documents;

10.7.2	any failure to take, or to fully take, any security contemplated by the Term Loan Agreement or any other Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

10.7.3	any failure to realise or to fully realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

10.7.4	any other act, event or omission which, but for this Clause 11, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement, the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement, the Pledge or by law.
10.8.	For the avoidance of doubt, each Pledgor hereby waives any rights arising (if any) under Article 2037 of the Luxembourg Civil Code.

10.9.	Each Pledgor waives its right to the benefit of both “division” and “discussion”.

10.10.	Neither the Pledgee nor any of the Secured Parties shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Pledged Portfolio or (c) the realisation of all or any part of the Pledged Portfolio, except in the case of gross negligence or wilful default, any and all joint liability being excluded.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
11.	PARTIAL ENFORCEMENT

The Pledgee shall have the right to request enforcement of all or part of the Pledged Portfolio in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest created hereunder over the Pledged Assets as it then shall be (and in particular those Pledged Portfolio which have not been subject to enforcement). The security interest thereover shall continue to remain in full and valid existence until discharge or termination hereof, as the case may be.

12.	COSTS AND EXPENSES

All reasonable costs, fees, stamp duties and other amounts incurred by the Pledgee or any Secured Party in connection with the negotiation, execution or enforcement of this Agreement will be for the account of the Pledgors subject to and in accordance with the provisions of the Term Loan Agreement.

13.	NOTICES

13.1.	Each notice or other communication to be given under this Agreement shall be given in accordance with Section 11.1 of the Term Loan Agreement at the addresses set out below:
To the Pledgor:

Novelis Europe Holdings Limited

Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, United Kingdom, WA4 1NN, Attention: Company Secretary Fax: 00 41 44 386 21 51 Phone: 00 41 44 386 2318

with a copy to: General Manager

To the Pledgee: Bank of America, N.A. 1455 Market Street San Francisco, CA 94103 Attention: Bridgett Manduk Phone: 415-436-1097

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
Fax: 415-503-5011

To the Company: Novelis Luxembourg SA att. Plant Manager Zone Industrielle de Riedgen L-3401 Dudelange Luxembourg Phone: +352 51 86 64 -1 Fax: + 352 51 86 64 210

cc: Novelis AG
att. Legal Department Sternenfeldstrasse 19 CH — 8700 Küsnacht ZH Switzerland Phone: +41 44 386 2150 Fax: +41 44 386 2309

14.	SUCCESSORS

14.1.	This Agreement shall remain in effect despite any amalgamation or merger or replacement (however effected) relating to the Pledgee or any of the Secured Parties, and without prejudice to the provision of the Term Loan Agreement, references to the Pledgee or any of the Secured Parties shall be deemed to include any assignee or successor in title of the Pledgee or any of the Secured Parties and any person who, under any applicable law, has assumed the rights and obligations of the Pledgee or any of the Secured Parties hereunder or under the Term Loan Agreement or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor and the Company hereby give power of attorney to the Pledgee to make any notifications and/or to require any required registrations to be made in the share register of the Company, or to take any other steps, and each undertakes to do so itself if so requested by the Pledgee.

14.2.	For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of the Term Loan Agreement and in particular of Clause 14.1 hereabove, in the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by the Pledgee under the Term Loan Agreement, such Pledgee hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor and assignees, so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor and/or assignee (as the case may be), without further formalities.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
15.	LIABILITY

Neither the Pledgee nor any of the Secured Parties shall be liable for the loss or wrongful delivery of, or damage to, the Pledged Portfolio, howsoever arising, save to the extent that such loss, wrongful delivery or damage is caused by the gross negligence of wilful misconduct of the relevant Pledgee or Secured Party, any and all joint liability being excluded.

16.	SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.	NO WAIVER; CUMULATIVE REMEDIES

Neither the Pledgee nor any of the Secured Parties shall by any act, delay, and omission or otherwise be deemed to have waived any of its rights or its remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the Pledgee, acting on behalf of the Secured Parties, and then only to the extent therein set forth. A waiver by or on behalf of the Pledgee, acting on behalf of the Secured Parties, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Pledgee would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Pledgee, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

18.	WAIVERS, AMENDMENTS

Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing duly executed by or on behalf of the Pledgee, and is otherwise in accordance with the terms of the Term Loan Agreement. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee and Secured Parties hereunder, inure to the benefit of the Pledgee and the Secured Parties and their respective successors and assigns.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
19.	ASSIGNMENT

The Pledgor may not assign or transfer all or any part of their rights or obligations hereunder. Each of the Pledgee and the Secured Parties may assign or transfer all or any of its respective rights and obligations hereunder. Clause 14.2 shall apply mutatis mutandis.

20.	GOVERNING LAW

This Agreement shall be governed by and be construed in accordance with Luxembourg law.

21.	JURISDICTION

With respect to any proceedings arising in connection with this Agreement, the Pledgor and the Company irrevocably submit to the jurisdiction of the Luxembourg courts, notwithstanding the right of each of the Pledgee and the Secured Parties to take proceedings in any other jurisdiction.

22.	CONFLICTING PROVISIONS

22.1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Agreement shall control and govern.

22.2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.
[REMAINDER INTENTIONALLY LEFT IN BLANK]

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
The Pledgor:
NOVELIS EUROPE HOLDINGS LIMITED

By:

The Pledgee and Collateral Agent: BANK OF AMERICA, N.A.
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

The Company: NOVELIS LUXEMBOURG S.A.
By:

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FIRST PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
SCHEDULE 1
VALUATION PRINCIPLES
The Pledged Portfolio shall be valued:
1.	With respect to the Shares:
•	if listed or quoted (to the extent possible), at the market value as quoted on the principal market for such Shares as the opening price on the day of appropriation;

•	if not listed, by the Pledgee pursuant to the following method: (i) any asset of the Company that is listed or whose price can be determined by reference to a listed asset (such as in the case of obligations convertibles en actions or obligations remboursables en actions) by using, mutatis mutandis, the valuation principle set out in the preceding paragraph for the underlying listed assets and (ii) for all other assets their fair market value as if sold between a willing buyer and a willing seller using a standard market approach and, if appropriate for the relevant assets, a multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known and acting in a reasonable manner, at the time of appropriation.
2.	With respect to the Related Assets:

Any cash receivable will be valued at face value less any provision considered prudent by the Pledgee acting reasonably and in good faith.
LESS all the liabilities (“passif”), contingent or otherwise of the Company (other than for the avoidance of doubt shareholders’ equity (including any and all shareholders’ loans or securities or financial instruments issued by the Company and subscribed to by the shareholders)) determined reasonably and in good faith by the Pledgee.

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Term Loan
Execution copy
NOVELIS LUXEMBOURG S.A.
AS PLEDGOR
AND
BANK OF AMERICA, N.A.
AS PLEDGEE AND COLLATERAL AGENT

SECOND RANKING
ACCOUNT PLEDGE AGREEMENT

Elvinger, Hoss & Prussen
2, place Winston Churchill
B.P. 425
L-2014 Luxembourg
www.ehp.lu

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THIS ACCOUNT PLEDGE AGREEMENT (hereafter the “Agreement”) is made on December 17th, 2010
AMONG:
NOVELIS LUXEMBOURG S.A., a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (hereafter, the “Pledgor”);
AND:
BANK OF AMERICA, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined below) (hereinafter the “Pledgee” or as the “Collateral Agent”);
     (The Pledgor and the Pledgee shall each be referred to as a “Party” and, collectively, the “Parties”).
WHEREAS
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Term Loan Agreement), the Lenders, and Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) and Collateral Agent for the Lenders, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date (as defined therein).
(B)	Pursuant to the Term Loan Agreement, the Pledgor is required to become a Loan Party and guarantee and provide collateral security for the Secured Obligations (as defined in Section 1.1 below) as consideration for the Loans previously made by the Lenders and as consideration for the other agreements of the Lenders under the Term Loan Agreement and the other Loan Documents.
(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrowers, the Guarantors, and the other Companies party thereto, the Term Loan Administrative Agent,

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the Term Loan Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (as all those terms are defined in the Intercreditor Agreement) and certain other rights, priorities and interests as set forth therein.

(D)	As a condition precedent to the obligations of the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower under the Term Loan Agreement and any other Loan Documents, the Pledgor shall have executed and delivered this Agreement to the Collateral Agent.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, terms defined in the Term Loan Agreement have the same meaning when used in this Agreement, terms defined above have the same meaning when used in this Agreement, and the following terms have the following meanings:

“Account Bank” means each of the banks listed in Schedule 1 hereto.

“Business Day” means a day other than Saturday or Sunday onm which banks in Luxembourg are open for normal business.

“Discharge of Term Loan Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement

“Pledged Account” means each of the bank accounts of the Pledgor opened with the Account Bank with respective account number opposite to the name of the bank as listed in Schedule 1 hereto, and any account with the same source (racine, and generally any account whatsoever) held in the sole name of the Pledgor with the same Account Bank.

“Pledged Assets” means all the assets, rights and claims the Pledgor has or will have in relation to the Pledged Account, in principal and interest owned by the Pledgor, at any time pledged or purported to be pledged by the Pledgor hereunder and all income or revenues there from and proceeds thereof or replacement assets, including but not limited to securities, cash or other rights, property or proceeds and products without exception or

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reservation and without distinction as regards the rights they represent, from time to time credited to the Pledged Account, received, receivable or otherwise distributed in respect of the Pledged Account.

“Pledge” means the pledge on the Pledged Assets constituted by this Agreement.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against the Loan Parties or any other company having granted security or given a guarantee for the Pledgor’s obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against the Loan Parties under the terms of Article 2028ff. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” shall have the meaning ascribed to such term in the Term Loan Agreement

“Secured Parties” shall have the meaning ascribed to it in the Term Loan Agreement.

1.2.	In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.3.	This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Agreement.

2.	PLEDGE

2.1.	The Pledgor hereby pledges, and the Pledgee, acting on behalf of the Secured Parties, accepts, the Pledged Assets as continuing second ranking priority security in favour of itself and of the Secured Parties for the prompt and complete payment when due and discharge of all Secured Obligations.

2.2.	So long as no Event of Default has occurred which is continuing, unremedied or unwaived, the Pledgor shall be entitled to debit the Pledged Account of any cash monies held thereon subject to the provisions of the Term Loan Agreement. Following the occurrence of an Event of Default, the Pledgee shall be entitled to receive and freely apply all sums paid or payable in respect of the Pledged Assets.

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3.	PERFECTION OF PLEDGE

3.1.	For the perfection of the Pledge, the Pledgor shall, promptly following the date of execution of this Agreement, send by fax and by registered letter a duly executed notice to the Account Bank, with a copy thereof to the Pledgee (the “Pledge Notice”) (substantially in the form set out in Schedule 2). The Pledgor undertakes to use its best endeavours to receive from the Account Bank and deliver to the Pledgee a duly signed copy by the Account Bank of the Pledge Notice for acknowledgment of creation of the Pledge. Such acknowledgement must be obtained within 45 days of the date hereof (or by such later date as may be agreed to in writing by the Pledgee in its sole discretion), each in form and substance acceptable to the Pledgee, acknowledgments from each of the Pledgor’s Account Banks to the account pledge agreements in favour of the Pledgee of each of the cash accounts of the Pledgor (provided that, in the event that the Pledgor notifies the Pledgee that such an acknowledgment is not available from any bank, the Pledgor shall instead close the accounts with such bank within 45 days of such notice (or by such later date as may be agreed to in writing by the Pledgee in its sole discretion)).

3.2.	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Pledgee to take or cause to be taken any formal steps by the managers or officers of the Pledgor for the purpose of perfecting the present Pledge and, for the avoidance of doubt, the Pledgor hereby irrevocably undertakes to take any such steps if so requested in writing by the Pledgee (acting reasonably).

4.	RIGHTS OF THE PLEDGEE

4.1	The Parties to the Agreement hereby agree that the Pledgee shall be the agent (mandataire) of the Secured Parties for the purposes of this Agreement, acting in such capacity in its name for itself and on behalf of the Secured Parties.

4.2	The Secured Parties and the Pledgee shall not be under any liability by reason of, or arising out of, this Agreement except in the case of gross negligence or wilful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction)..

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1.	The Pledgor hereby represents and warrants to the Pledgee and the Secured Parties and undertakes during the terms of this Agreement and until the Pledge shall have been fully released that:
5.1.1	it is the sole owner of, and has good and marketable title to, the Pledged Assets;

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5.1.2	the Pledge pursuant to this Agreement creates a valid security on the Pledged Assets in favour of the Pledgee and the Secured Parties, and, in particular, creates a valid second ranking security in favour of the Pledgee and the Secured Parties in respect of all Secured Obligations and it is not subject to any other prior ranking or pari passu ranking security except for the first ranking pledge made for the benefit of the Pledgee under the First Ranking Account Pledge entered into on even date herewith and any mandatory privileges preferred under applicable law or any lien permitted under by and having priority under the Term Loan Agreement;

5.1.3	except as permitted under the Term Loan Agreement, there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Pledged Assets in any way or which would or might in any way fetter or otherwise prejudice the rights of the Pledgor in respect of the Pledged Assets or the rights of any of the Pledgee and the Secured Parties under this Agreement;

5.1.4	no security (other than the present Pledge or any security interests permitted under the Term Loan Agreement) exists on, over or with respect to the Pledged Account and/or the Pledged Assets;

5.1.5	except as permitted under the Term Loan Agreement, it has not sold, transferred, lent, assigned, parted with its interests in, disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in and to the Pledged Assets, or agreed to do any of the foregoing (otherwise than pursuant to this Agreement);

5.1.6	it is duly organised and validly existing under the laws of Luxembourg, it has, and will during the term of this Agreement have, its centre of main interests in Luxembourg and it has the power and authority and legal right to own and operate its property, to hold and own all of its assets, including the Pledged Assets, and to conduct the business in which it is currently engaged;

5.1.7	it has the power and authority and the legal right to enter into, execute and deliver, and to perform its obligations expressed to be assumed by it under, this Agreement, and has taken all necessary action, including corporate action, and has obtained all necessary authorisations to enable it to enter into and to authorise the execution, delivery and performance of this Agreement, and this Agreement has been duly executed by it;

5.1.8	this Agreement constitutes its legal, valid and binding obligations and operates a valid and enforceable pledge of the Pledged Assets in accordance with its terms

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once the Pledge has been perfected in accordance with its terms (except as may be limited by any applicable bankruptcy, insolvency, reorganisation, moratorium or any similar laws limiting creditors rights generally);

5.1.9	it shall act in good faith to maintain the rights of the Pledgee and the Secured Parties hereunder valid and enforceable, and in particular shall not take any steps nor do anything (other than any steps or actions permitted under the Term Loan Agreement) which would adversely affect the existence of the Pledge created hereunder or the value thereof;

5.1.10	the execution and delivery of, and performance by the Pledgor of its obligations under this Agreement and any other document related thereto will not:
5.1.10.1	result in a breach of any provision of the constitutive or governing documents of the Pledgor; or

5.1.10.2	result in a breach of, or constitute an event of default under, any contract, undertaking, covenant or instrument to which the Pledgor is a party or by which the Pledgor is bound, except for such breaches or events of default which could not reasonably be expected to have a Material Adverse Effect; or

5.1.10.3	result in a breach of any law, decree, regulation, order, judgment or decree of any court or governmental agency or an arbitration award to which the Pledgor is a party or by which the Pledgor is bound; or

5.1.10.4	require the consent of the shareholders of the Pledgor or any other person or, if any such consent is required, it has been obtained and is in full force and effect;
5.1.11	no order has been made and no resolution has been passed for the winding-up, bankruptcy, admission to the regime of suspension of payment and/or of controlled management or for a composition with creditors of, or by, the Pledgor or for a liquidator, curateur or commissaire or like official to be appointed in respect of the Pledgor and no petition has been presented and no meeting has been convened for any such purpose;

5.1.12	no receiver has been appointed in respect of the Pledgor or all or any of its assets and none of its assets is the subject of an arrest;

5.1.13	no event substantially similar in law to any of the foregoing has occurred outside Luxembourg with respect to the Pledgor; and

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5.1.15	as the date hereof, no guarantee, loan capital, borrowed money or interest is overdue for payment by the Pledgor, and no other obligation or indebtedness is outstanding which is overdue for performance or payment in each cases where such fact could reasonably be expected to have a material adverse effect on the Pledgor or its business.
5.2.	The Pledgor hereby formally undertakes not to exercise the Rights of Recourse or any other rights against the Loan Parties or any other company in any manner (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off), or to take any action or do anything in relation to such Rights of Recourse or other similar rights, for so long as any amounts remain outstanding under the Secured Obligations.

5.3	Each representation and warranty set out in this Clause 5 is made on the date hereof and is deemed to be reiterated until the Secured Obligations shall have been satisfied in full, on the same days as the representations and warranties are repeated under the Term Loan Agreement.

6.	COVENANTS

The Pledgor hereby covenants that, for as long as this Agreement will be in force:

6.1.	it will take any measures, accomplish any formalities and, generally, or otherwise do all that is requested by the Pledgee and necessary at its own cost to permit the exercise, at any time, by the Pledgee of any rights, actions and privileges of the Secured Parties pursuant to applicable law and this Agreement;

6.2.	except as permitted under the Term Loan Agreement and subject to the prior written consent of the Pledgee, the Pledgor shall not create, grant or permit to exist (a) any security interest over or (b) any restriction on the ability to transfer or enforce or (c) assign or dispose of all or any part of the Pledged Assets; and

6.3.	it shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect this Pledge and to carry out the provisions and purposes of this Agreement.

7.	POWER OF ATTORNEY

The Pledgor irrevocably appoints the Pledgee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Collateral Agent, acting for itself and on behalf of the Secured Parties, may consider to be requisite for (a) carrying

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out any obligation imposed on the Pledgor under this Agreement or (b) exercising any of the rights conferred to the Pledgee under this Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Assets must be carried out as described in Clause 8 hereunder. The Pledgor shall ratify and confirm all things done and all documents executed by the Pledgee in the exercise of this power of attorney.

8.	ENFORCEMENT OF PLEDGE

8.1.	Subject always to and in compliance with the provisions of the Intercreditor Agreement, following the occurrence of an Event of Default, the Pledgee shall be entitled, without prior notice to the Pledgor, to enforce the Pledge in the most favourable manner provided for by Luxembourg law at that time and in particular to require the Account Bank to make payment of all amounts deposited for the credit of the Pledged Account directly to the Pledgee , acting on behalf of the Secured Parties; in that respect the Pledgee may terminate any term deposit prior to its maturity.

8.2.	The Pledgee will have total and unlimited discretion as to the manner or manners of enforcement and will not be required to have regard to the interests of the Pledgor.

9.	EFFECTIVENESS OF SECURITY

9.1.	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment or by the settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been released in accordance with the terms of this Agreement upon the Discharge of Term Loan Secured Obligations.

9.2.	The Pledgor shall not be entitled to require the release of the Pledge until the Discharge of Term Loan Secured Obligations, and the Pledgee hereby undertakes, at the request of the Pledgor, to give release of the Pledge no later than five Business Days after the Discharge of Term Loan Secured Obligations, subject to delivery of any documents or certificates which the Pledgee may reasonably request (including in particular, any certificates in relation to the absence of voidness or voidability of payments under any applicable laws).

9.3.	This Pledge shall be discharged by, and only by, the express release thereof granted by the Pledgee pursuant to the terms of Clause 9.2 hereabove. All reasonable costs and expenses associated with the release and discharge of Pledge shall be borne by the Pledgor.

9.4.	The Pledge shall be cumulative, in addition to and independent of every other security which the Pledgee or any Secured Party may at any time hold as security for the Secured

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Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee or any Secured Party may now or at any time in the future have in respect of the Secured Obligations.

9.5.	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Pledgee or any Secured Party in perfecting or enforcing any security interest or rights or remedies that the Pledgee or any Secured Party may now or at any time in the future have from or against the Pledgor or any other person.

9.6.	No failure on the part of the Pledgee or any Secured Party, to exercise, or delay on its part in exercising, any of its rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

9.7.	Neither the obligations of the Pledgor contained in this Agreement nor the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement or by law, nor the pledge created hereby shall be discharged, impaired or otherwise affected by:
9.7.1	any amendment to, or any variation, waiver or release of, any Secured Obligation under the Term Loan Agreement or any other finance document related thereto;

9.7.2	any failure to take, or to fully take, any security contemplated by the Term Loan Agreement and any other Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

9.7.3	any failure to realise or to fully realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

9.7.4	any other act, event or omission which, but for this Clause 9.7, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement, the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement, the Pledge or by law.
9.8.	For the avoidance of doubt, the Pledgor hereby waives any rights arising (if any) under Article 2037 of the Luxembourg Civil Code.
9.9.	The Pledgor waives its right to the benefit of both “division” and “discussion”.
9.10.	Neither the Pledgee nor any of the Secured Parties nor any of their respective agents shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any

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neglect or default in connection with the Pledged Assets or (c) the realisation of all or any part of the Pledged Assets, except in the case of gross negligence or wilful misconduct of such Pledgee or Secured Party (as determined by the final, non-appealable judgment of a court of competent jurisdiction)., any and all joint liability being excluded.

10.	PARTIAL ENFORCEMENT

The Pledgee shall have the right to request enforcement of all or part of the Pledged Assets in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest created hereunder over the Pledged Assets as it then shall be (and in particular those Pledged Assets which have not been subject to enforcement). The security interest thereover shall continue to remain in full and valid existence until discharge or termination thereof, as the case may be.

11.	COSTS AND EXPENSES

All reasonable costs, fees, stamp duties and other amounts incurred by the Secured Parties or the Pledgee in connection with the negotiation, execution or enforcement of this Agreement will be for the account of the Pledgor subject to and in accordance with the provisions of the Term Loan Agreement.

12.	NOTICES

Each notice or other communication to be given under this Agreement shall be given in accordance with Section 11.1 of the Term Loan Agreement at the addresses set out below:
To the Pledgor:
Novelis Luxembourg SA
att. Plant Manager
Zone Industrielle de Riedgen
L-3401 Dudelange
Luxembourg
Phone: +352 51 86 64 -1
Fax: + 352 51 86 64 210
cc:
Novelis AG
att. Legal Department
Sternenfeldstrasse 19
CH — 8700 Küsnacht ZH

12

Switzerland
Phone: +41 44 386 2150
Fax: +41 44 386 2309
To the Pledgee:
Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103
Attention: Bridgett Manduk
Tel: 415-436-1097
Fax: 415-503-5011
13.	SUCCESSORS

13.1.	This Agreement shall remain in effect despite any amalgamation or merger or replacement (however effected) relating to the Pledgee or any of the Secured Parties, and without prejudice to the provision of the Term Loan Agreement, references to the Pledgee or any of the Secured Parties shall be deemed to include any assignee or successor in title of the Pledgee or any of the Secured Parties and any person who, under any applicable law, has assumed the rights and obligations of the Pledgee or any of the Secured Parties hereunder or under the Term Loan Agreement or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor gives power of attorney to the Pledgee to make any notifications and/or to submits any required registrations, or to take any other steps, and each undertakes to do so itself if so requested by the Pledgee.

13.2.	For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of the Term Loan Agreement and in particular of Clause 13.1 hereabove, in the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by the Pledgee under the Term Loan Agreement, such Pledgee hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor and assignees, so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor and/or assignee (as the case may be), without further formalities.

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14.	LIABILITY

Neither the Pledgee nor any of the Secured Parties shall be liable for the loss or wrongful delivery of, or damage to, the Pledged Portfolio, howsoever arising, save to the extent that such loss, wrongful delivery or damage is caused by the gross negligence or wilful misconduct of the relevant Pledgee or Secured Party, any and all joint liability being excluded.

15.	SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.	NO WAIVER; CUMULATIVE REMEDIES

Neither the Pledgee nor any of the Secured Parties shall by any act, delay, and omission or otherwise be deemed to have waived any of its rights or its remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the Pledgee, acting on behalf of the Secured Parties, and then only to the extent therein set forth. A waiver by or on behalf of the Pledgee, acting on behalf of the Secured Parties, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Pledgee would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Pledgee, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

17.	WAIVERS, AMENDMENTS

Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing duly executed by the Pledgee, and is otherwise in accordance with the terms of the Term Loan Agreement. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee and Secured Parties hereunder, inure to the benefit of the Pledgee and the Secured Parties and their respective successors and assigns.

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18.	ASSIGNMENT

The Pledgor may not assign or transfer all or any part of their rights or obligations hereunder. Each of the Pledgee and the Secured Parties may assign or transfer all or any of its respective rights and obligations hereunder. Clause 13.2 shall apply mutatis mutandis.

19.	GOVERNING LAW

This Agreement shall be governed by and be construed in accordance with Luxembourg law.

20.	JURISDICTION

With respect to any proceedings arising in connection with this Agreement, the Pledgor irrevocably submits to the jurisdiction of the Luxembourg courts, notwithstanding the right of the Pledgee to take proceedings in any other jurisdiction.

21.	CONFLICTING PROVISIONS

21.1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Agreement shall control and govern.

21.2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.

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SIGNATURE PAGE Second ranking account pledge
The Pledgor:
NOVELIS LUXEMBOURG S.A.

By:
The Pledgee and Collateral Agent:
BANK OF AMERICA, N.A.

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

SIGNATURE PAGE Second ranking account pledge
SCHEDULE 1
LIST OF BANK ACCOUNTS
Deposit Accounts, Securities Accounts and Commodity Accounts

	TYPE OF		BANK OR
OWNER	ACCOUNT	CURRENCY	INTERMEDIARY	ACCOUNT NUMBERS	Address
Novelis Luxembourg S.A.	Current Account	EUR	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg
Novelis Luxembourg S.A.	Current Account	USD	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg
Novelis Luxembourg S.A.	Current Account	GBP	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg
Novelis Luxembourg SA	Current Account	EUR	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg

SIGNATURE PAGE Second ranking account pledge
SCHEDULE 2
NOVELIS LUXEMBOURG S.A.
Zone Industrielle Riedgen
L-3401 Dudelange
Registre de Commerce et des Sociétés Luxembourg: B19.358
[•] 2010
BY FAX AND REGISTERED MAIL
To: [•]
Fax: +352 [•]
Notice of pledge over bank account held
by NOVELIS LUXEMBOURG (as Pledgor)
with [•] (as Account Bank)
Dear Madam, Dear Sir,
(1) We hereby notify you that we have pledged the assets credited now or in the future on our following account held with your bank as follows: IBAN LU[•] (the “Pledged Account”) in favour of Bank of America, N.A., acting as Pledgee and Collateral Agent for itself and for the Secured Parties under the Term Loan Agreement in accordance with a Second Ranking Account Pledge Agreement dated December 17, 2010 between Novelis Luxembourg S.A. as Pledgor and Bank of America, N.A., as Pledgee (the “Account Pledge Agreement”). For your information we attach a copy of the Account Pledge Agreement.
So long as no Event of Default (as defined in the Account Pledge Agreement) has occurred which is continuing, unremedied or unwaived, the Pledgor shall be entitled to debit the Pledged Account of any cash monies held thereon subject to the provisions of the Term Loan Agreement (as defined in the Account Pledge Agreement). Following the occurrence of an Event of Default and the receipt from the Account Banks of notice of such occurrence from the Plegee, the Pledgee shall be entitled to receive and freely apply all sums paid or payable in respect of the Pledged Assets. It is at the charge of the Pledgee to inform the Account Bank that an Event of Default has occurred.

(2)	The Account Bank is hereby expressly notified of, and instructed to inscribe, the pledge on the Pledged Account in favour of the Pledgee for itself and for the Secured Parties in accordance with the Account Pledge Agreement.

To the extent applicable, if the assets held on the Pledged Account comprise fungible securities and other financial instruments, the Account Bank should immediately upon receipt of this notice earmark such securities and other financial instruments as being pledged in favour of the Pledgee and the Secured Parties represented by the Pledgee by way of an inscription of the security interest created under the Account Pledge Agreement in the Account Bank’s books.
(3)	The Pledgor and the Pledgee expressly accept that the Account Bank shall not assume any liabilities in the execution on the Account Pledge Agreement and shall also not be liable for any loss or damage suffered by the Pledgor or the Pledgee save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence of the Account Bank. It is specifically agreed that the Account Bank shall have no responsibility nor duty to check that the conditions set out in the Account Pledge Agreement or any other agreement and defined in these agreements as “Default” or “Event of Default”, “Enforcement” or “Enforcement Event” are fulfilled.
(4)	The parties to the Account Pledge Agreement expressly agreed that acceptance of the terms of the Account Pledge Agreement by the Account Bank does not imply any obligation for the Account Bank to guarantee any commitments of the Pledgor towards the Pledgee or towards any other party to any agreement mentioned in the Account Pledge Agreement.
(5)	The Account Bank hereby expressly disclaims any warranty, guarantee, conditions, covenant and representations regarding any other agreement referred to in the Account Pledge Agreement as well as to the conformity of the provisions of the Account Pledge Agreement with Luxembourg law. Any transfers, realisations or enforcement that the Account Bank may conduct in favour of or on behalf of the Pledgee shall in any event be limited to the value of the cash claims, securities and credit balances of the Account on the date of any transfer, realisation or enforcement.
(6)	The Pledgor will indemnify the Account Bank and keep the Account Bank indemnified against all reasonable and duly documented damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Account Bank for anything done or omitted in the exercise or purported exercise of the powers contained herein other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against the Account Bank as a result of gross negligence or wilful misconduct of the Account Bank.
(7)	The Account Bank hereby confirms that it is not aware of any prior encumbrances over the Pledged Account or the Pledged Assets. The Account Bank hereby releases any pledge or lien (resulting from the application of its general terms and conditions or

20

any other agreement) over the Pledged Account or Pledged Assets and waives any right of retention, set-off and, more generally, any rights that may adversely affect the Pledge and waives any option to create new pledges or liens over the Pledged Account

(8)	In case of discrepancies between the Account Pledge Agreement and this Acknowledgement, the latter shall prevail.

(9)	These undertakings are for the benefit of the Account Bank only and shall not in any way affect the relation between the Pledgor and the Pledgee. This Acknowledgement shall in no way affect the rights of the Pledgee or the obligations of the Pledgor under the Account Pledge Agreement, or the existence, perfection, continuity or enforceability of the Pledge constituted thereunder.

(10)	We would like to invite you to accept and acknowledge the creation of the pledge over the Pledged Account.
Yours faithfully,

Novelis Luxembourg S.A.
Name: [•]
Title: [•]
To the attention of:
And

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BANK OF AMERICA, N.A., as the Collateral Agent
By signing hereunder, we hereby acknowledge the creation of the pledge over the Pledged Account and we accept to waive our first ranking right of pledge in respect of the Pledged Account existing pursuant to our general account terms.

[•]
(as Account Bank)
By:
Date:

22

Execution copy

GUARANTEE
granted by
Novelis Luxembourg SA
To
BANK OF AMERICA, N.A.
acting for itself and on behalf of
the Secured Parties

relating to
certain obligations of the Loan Parties under the Term Loan Agreement dated as of
December 17th, 2010.

INDEX

1.	DEFINITIONS AND INTERPRETATION	- 4 -
2.	GUARANTEE	- 4 -
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	- 8 -
4.	GUARANTOR’S UNDERTAKINGS	- 9 -
5.	REPRESENTATIONS AND WARRANTIES	- 9 -
6.	ASSIGNMENTS AND TRANSFERS	- 10 -
7.	COSTS AND EXPENSES	- 10 -
8.	NOTICES	- 10 -
9.	SUCCESSOR AGENT	- 10 -
10.	SEVERABILITY	- 11 -
11.	WAIVERS AND MODIFICATIONS	- 11 -
12.	COUNTERPARTS	- 11 -
13.	LAW AND JURISDICTION	- 11 -

This Guarantee (the “Guarantee”) is made on December 17th, 2010 between:
(1)	NOVELIS Luxembourg SA, a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (the “Guarantor”);
and
(2)	Bank of America, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined in the Term Loan Agreement referred to below) (the “Collateral Agent”).
PREAMBLE:
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Term Loan Agreement), the Lenders and Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) and Collateral Agent for the Lenders, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date (as defined therein).
(B)	Pursuant to the Term Loan Agreement, the Guarantor is required to become a Loan Party and guarantee the Guaranteed Obligations (as defined in Section 1.1 below) as consideration for the Term Loans made by the Lenders and as consideration for the other agreements of the Lenders and the Agents under the Loan Documents.
(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrower, the Guarantors, and the other Companies party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (all those terms being defined in the Intercreditor

Agreement) and certain other rights, priorities and interests as set forth therein.

(D)	The Collateral Agent acts in accordance with the terms of the Intercreditor Agreement.

(E)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties of their obligations under the Term Loan Agreement, as further set forth in this Guarantee.
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee:

“Business Day” means one day on which the commercial banks in Luxembourg are open for normal business transactions;

“Discharge of Term Loan Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Guaranteed Obligations” shall have the meaning given to that term in Section 7.01 of the Term Loan Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Term Loan Agreement.

1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

2.	GUARANTEE

2.1	The Guarantor irrevocably commits in the event any of the other Loan Parties shall at any time fail to perform any of the Guaranteed Obligations, to perform at first demand and as an independent obligation (“garantie à première demande”) and without the right to dispute payment on grounds pertaining to the obligations or the personal situation of such other Loan Parties (“bénéfice de discussion”) or to require the division of payments between itself and such other Loan Parties (“bénéfice de division”), any such payment obligations in place of such other Loan Parties. The Guarantor irrevocably and unconditionally waives expressly its right to benefit of articles 2021 (discussion), 2026 (division) and article 2037 of the Luxembourg Civil Code and further waives as right or requirement that the Collateral Agent in the event of any default by any of the other Loan Parties first make a demand or seek enforcement against any of the other Loan Parties or any other party.

For the avoidance of doubt, this Guarantee does not constitute a “cautionnement” within the meaning of articles 2011 ff. of the Luxembourg Civil Code, but an independent first demand guarantee, and references to the indebtedness are only for the assessment of the amounts payable under this Guarantee and for the determination of the time when this Guarantee may be called upon.

2.2	In order to secure its obligations under this Guarantee and the Term Loan Agreement, the Guarantor has agreed to provide the Collateral Agent with the Collateral represented by the following Luxembourg security documents:

•	a second ranking pledge over its bank accounts;

•	a first ranking pledge over its intercompany receivables;

•	a transfer for security purposes over receivables.

If the Guarantor is to acquire further real property, either as full legal owner or under a land lease, or other Collateral at any time in the future and as long as this Guarantee is effective, it shall comply with clause 5.11 (c) of the Term Loan Agreement.

2.3	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined by reference to the Term Loan Agreement and the Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.

2.4	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, subject to Section 3 below, the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.

2.5	The Collateral Agent will make any demand for damages under Section 2.4 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3 below, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.

2.6	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Term Loan Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.

2.7	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.

2.8	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Term Loan Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the

Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Term Loan Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.9	This Guarantee will be valid and will remain in full force until the Discharge of Term Loan Secured Obligations, and no further Guaranteed Obligations are capable of arising thereafter.

2.10	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.22, 2.23 and 7.10 of the Term Loan Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.

2.11	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Agreement shall control and govern.

2.12	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Guarantee and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Guarantee, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent that the obligations of the Guarantor under this Guarantee are for the exclusive benefit of the Guarantor’s direct and indirect parent entities and Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries), the following shall apply:
a)	Notwithstanding any thing to the contrary,
the obligations and liabilities of the Guarantor under this Guarantee, and the obligations secured by the Collateral granted by such Guarantor pursuant to the Loan Documents,

shall at no time, in aggregate, exceed an amount equal to the maximum financial capacity of such Guarantor, such maximum financial capacity being limited to ninety-five per cent (95%) of the net Guarantor’ capitaux propres (as referred to in article 34 of the Luxembourg law of 19th December 2002 on the commercial register and annual accounts, where the capitaux propres mean the shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profit and losses carried forward, investment subsidies and regulated provisions) of such Guarantor as shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Guarantor and certified by the statutory auditor as the case may be a or as applicable its external auditor (“réviseur d’entreprises”), if required by law.
b)	none of the above restrictions shall apply to the extent of
(i)	the total payment obligations of such Guarantor’s Subsidiaries under the Loan Documents; and

(ii)	the payment obligations of any Loan Party where that Loan Party is not a subsidiary of the Guarantor, up to an amount equal to the amounts borrowed (directly or indirectly) by way of intra-group loans from such Loan Party by the Guarantor or such Guarantor’s Subsidiaries.
The obligations and liabilities of the Guarantor under this Guarantee shall not include any obligation which, if incurred, would constitute either (a) a misuse of corporate assets as defined under Article 171-1 of the Luxembourg Company Act of August 10, 1915, as amended from time to time, (the “Luxembourg

Company Act”) or (b) financial assistance.
3.2	The Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including if required the passing of any shareholders’ resolutions to approve any payment under this Guarantee or the other Loan Documents, which may be required as a matter of Luxembourg law or standard business practice as existing at the time it is required to make a payment under this Guarantee or the other Loan Documents in order to allow for prompt payment of such payments under this Guarantee or other Loan Documents, as applicable.

4.	GUARANTOR’S UNDERTAKINGS

4.1	The Guarantor agrees and undertakes:

4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favour of the applicable Secured Parties;

4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and

4.1.3	not to create or allow to subsist any security interest, except as permitted under the Term Loan Agreement or as provided for by mandatory provisions of Luxembourg law over or in respect of its assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Term Loan Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:

5.1.1	it is a company duly established, validly existing and registered under the laws of Luxembourg, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and

5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) creates a valid, effective and independent guarantee under Luxembourg law in favor of the Collateral Agent and the applicable Secured Parties.
6.	ASSIGNMENTS AND TRANSFERS

6.1	The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as may be otherwise provided in the Term Loan Agreement.

6.2	For the purpose of Article 1278 and ff. of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of the other Loan Documents the Collateral Agent hereby expressly reserves the preservation of this Guarantee and the security interests created in connection herewith or pursuant to any other Security Document in case of assignment, novation, amendment or any other transfer of the obligations of the Loan Parties or any other rights arising for them under any of the Loan Documents.

7.	COSTS AND EXPENSES

The Guarantor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee and the security arrangements referred to herein or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

8.	NOTICES

All notices or other communications made or given in connection with this Guarantee shall be made in accordance with Section 11.01 of the Term Loan Agreement.

a) Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

9.	SUCCESSOR AGENT

If a successor of the Collateral Agent is appointed pursuant to the relevant provisions of the Term Loan Agreement, the Collateral Agent will hereunder automatically be replaced by the successor Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Collateral Agent.

10.	SEVERABILITY

If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

11.	WAIVERS AND MODIFICATIONS

This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Term Loan Agreement.

12.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Luxembourg.
13.2	Subject to the subsequent paragraph, the district court of the judicial district of Luxembourg, sitting in commercial matters (Chambre commerciale), shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.

13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Term Loan Agreement, provided that a legal action or proceeding under the Term Loan Agreement is already pending before such court or a claim under the Term Loan Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

13.4	The Guarantor hereby irrevocably designates, appoints and empowers Novelis Corporation, attn: Charles Aley, Secretary, 6060 Parkland Blvd., Mayfield Heights OH 44124-4185, USA (telephone number: +1 440 423 6917) (telecopy number: +1 440 423 6663 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent for itself and on behalf of the Secured Parties

Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

SIGNATURE PAGE
Novelis Luxembourg SA,
as Guarantor

Date:
By:
Name:
Title:

Exhibit M-9
TERM LOAN QUOTA PLEDGE AGREEMENT
between
NOVELIS INC.
as the Canadian Borrower
NOVELIS MADEIRA, UNIPESSOAL, LDA.
as the Madeira Guarantor
and
BANK OF AMERICA, N.A.
as Collateral Agent

TERM LOAN QUOTA PLEDGE AGREEMENT
Between:
1.	NOVELIS INC., a company organised and existing under the laws of Canada, having its registered office at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada and having Canadian corporation number 765937-7 , hereinafter referred to as “Canadian Borrower”;

2.	NOVELIS MADEIRA, UNIPESSOAL, LDA., a company incorporated under the laws of Portugal, with its registered office at Galerias de São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry office of Zona Franca da Madeira with a share capital of € 5,000.00 and tax number 511 167 679, hereinafter referred to as “Madeira Guarantor”;

3.	BANK OF AMERICA, N. A., a financial institution existing under the laws of the United States, with the Charter No. 13044, having its registered office at 101 South Tyron Street, Charlotte, North Carolina 28255, hereinafter referred to as “Collateral Agent”;
Whereas:
(A)	The Canadian Borrower and the Collateral Agent entered into a US$1,500,000,000.00 term loan credit agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”);

(B)	The Canadian Borrower and, inter alia, the Collateral Agent, entered into an intercreditor agreement on December 17, 2010 (the “Intercreditor Agreement”);
Term Loan Quota Pledge Agreement

(C)	The Collateral Agent acts in its capacity of agent for the Secured Parties and has the right on its own behalf to claim any amounts owed to the Secured Parties, under the Term Loan Credit Agreement;

(D)	The Canadian Borrower and, inter alia, the Collateral Agent entered into a US$800,000,000.00 revolving credit agreement on December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement” and together with the Term Loan Credit Agreement: the “Credit Agreements”);

(E)	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for its benefit and for the benefit of the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement; provided however, that in the event of any conflict or inconsistency between this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.
An agreement on pledge over Quota governed by the following clauses is hereby agreed and executed:
SECTION I
General Provisions
Clause 1
(Definitions)
1.	Whenever used in this Agreement, the following terms shall (unless the context otherwise requires) have the following meanings:

Agreement:	means this agreement;

Ancillary Rights:	Means any and all present and future rights arising by virtue of possession of, or holding title in, the Quota (or New
Term Loan Quota Pledge Agreement

Quotas), namely: (i) all rights to receive dividends and any other form of revenue or profit; and (ii) all voting rights;

Business Day:	means any day in which the banks are open for business in Funchal;

Canadian Borrower Credits:	means the credit in the amount of €995,000.00 held by the Canadian Borrower over the Madeira Guarantor;

Collateral Agent:	means the Bank of America, N. A., Charlotte, North Carolina (Charter No. 13044);

Credit Agreements:	has the meaning ascribed to it in the recitals of this Agreement;

Discharge of Term Loan Secured Obligations:	has the meaning ascribed to it in the Intercreditor Agreement;

Enforcement:	means the enforcement of the security created under this Agreement following an Event of Default;

Existing Pledges:	means the pledges granted over the Quotas, registered under the entry numbers Menções Dep 397/2009-03-04, Dep 398/2009-03-04 (assigned as registered under Dep 399/2009-03-04) and Dep 2200/2009-07-15;

Event of Default:	means any Event of Default as defined in the Term Loan Credit Agreement;

Intercreditor Agreement:	has the meaning ascribed to it in recital (B) of this Agreement;

New Quotas:	means any quotas representing the capital of the Madeira Guarantor that may be issued, distributed to or acquired by the Canadian Borrower, including, without limitation, as a result of share capital increases, mergers or other acts;

Parties:	means the parties to this Agreement;

Pledge Over Quota:	means the pledge created in favour of the Collateral Agent pursuant to Clause 2.1;

Pledge over Canadian Borrower Credits:	Means the pledge created in favour of the Collateral Agent pursuant to Clause 2.4.;
Term Loan Quota Pledge Agreement

Quota:	means the quota with the nominal value of €5,000.00 representing 100% of the share capital of the Madeira Guarantor;

Revolving Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Revolving Loan Party:	means any Loan Parties as defined in the Revolving Credit Agreement;

Revolving Secured Obligations:	means the Secured Obligations as defined in the Revolving Credit Agreement;

Secured Parties :	means any Secured Party as defined in the Term Loan Credit Agreement;

Term Loan Borrowers:	means Borrowers as defined in the Term Loan Credit Agreement;

Term Loan Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Term Loan Secured Obligations:	means the Secured Obligations as defined in the Term Loan Credit Agreement;

Term Loan Secured Parties:	means each and any Secured Party as defined in the Term Loan Credit Agreement;

Termination Date:	means the date of the Discharge of Term Loan Secured Obligations.
2.	The meaning to be assigned to each word or expression in this Clause shall be the same irrespective of the words in question being used in the masculine or the feminine, the singular or the plural.

3.	Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting as agent of the Secured Parties.

4.	Any reference to a Party in this Agreement shall include its successors and assignees.

5.	All references to Clauses, sections and Appendices in this Agreement are references to clauses, sections and Appendices of this Agreement, except if expressly stated otherwise.
Term Loan Quota Pledge Agreement

SECTION II
Quota Pledge
Clause 2
(Pledges Over Quota and Canadian Borrower Credits)
1.	As security for the punctual payment of each and all of the Term Loan Secured Obligations up to an amount of US$1,500,000,000.00, the Canadian Borrower hereby creates and grants in favour of the Collateral Agent, for itself and for the benefit of the Term Loan Secured Parties, a pledge, to the fullest extent permitted by law, over the Quota, including each and all of the Ancillary Rights concerning the Quota, ranking before the pledge, to the fullest extent permitted by law, over the Quota created and granted on the present date in favour of the Collateral Agent for the benefit of the Revolving Secured Parties.

2.	For the avoidance of doubt and without prejudice to Clause 6 of this Agreement, the pledge over the Quota includes (and any pledge over New Quotas shall include) the right of the Canadian Borrower to exercise each and all of the relevant Ancillary Rights.

3.	While the pledge over the Quota is in force, and except as otherwise permitted by the Term Loan Credit Agreement, the Canadian Borrower may not sell, assign, transfer, convert or dispose of the Quota in any way whatsoever or create charges, encumbrances or third party rights, pledges, usufructs, or any other option right or restriction of free transfer.

4.	As security for the punctual payment of each and all of the Term Loan Secured Obligations, the Canadian Borrower hereby creates and grants a pledge in favour of the Collateral Agent, for itself and for the benefit of the Term Loan Secured Parties, a pledge, to the fullest extent permitted by law, over the Canadian Borrower Credits, ranking before the pledge, to the fullest extent permitted by law, over the Canadian Borrower Credits created and granted on the present date in favour of the Collateral Agent for its own benefit and for the benefit of the Revolving Secured Parties.

5.	The Madeira Guarantor hereby acknowledges and agrees, in accordance and for the purposes of article 681, no. 2, of the Portuguese civil code, with the terms of the pledge over the Canadian Borrower Credits created under number 4 above.

6.	The Parties acknowledge and agree that the amounts received by the Madeira Guarantor corresponding to the Canadian Borrower Credits may be, at the Canadian Borrower’s
Term Loan Quota Pledge Agreement

discretion, treated either as supplementary capital contributions or converted into share capital of the Madeira Guarantor.
Clause 3
(Registration of the Pledge)
1.	The Madeira Guarantor undertakes to present the pledge over the Quota hereby created for registration with the competent Commercial Register Office and to present sufficient evidence thereof to the Collateral Agent within fifteen (15) Business Days of the date of this Agreement, and to provide promptly thereafter, and in any circumstances within a period of thirty (30) Business Days of the date of this Agreement, evidence of such registration in the terms provided for in Appendix 1.

2.	All expenses incurred in connection with the registration of the pledge over the Quota shall be paid by the Canadian Borrower.

3.	The Canadian Borrower agrees that it will maintain, at its sole cost and expense, the pledge over the Quota created by this Agreement by taking all applicable actions (including, without limitation, the presentation of the pledge for registration with the competent Commercial Register Office, and the delivery or filing of agreements, instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect, maintain or enforce the pledge over the Quota under the laws of the Portuguese Republic as a perfect pledge over the Quota with priorities set out in Clause 2.1. above.
Clause 4
(New Quotas)
1.	As security for the punctual payment of the Term Loan Secured Obligations, the Canadian Borrower promises to execute, at its sole cost and expense, a pledge over any New Quotas substantially similar to the terms and conditions in this Agreement with respect to the pledge over the Quota, ranking before the pledge, to the fullest extent permitted by law, over such New Quota created and granted for the benefit of the Collateral Agent and the Revolving Secured Parties for the punctual payment of each and all of the Revolving Secured Obligations.

2.	All pledges to be created pursuant to Clause 4.1 above shall be executed within ten (10) Business Days of registration of the New Quotas in the name of the Canadian Borrower,
Term Loan Quota Pledge Agreement

failing which the Collateral Agent shall be entitled, in its sole discretion, to execute the pledges described in Clause 4.1. on behalf of the Canadian Borrower. For such purpose, the Canadian Borrower shall deliver within ten (10) Business Days of the date hereof (or by such later date as may be agreed to in writing by the Collateral Agent in its sole discretion) to the Collateral Agent an irrevocable power of attorney substantially in the form of Appendix 2.

3.	The execution of the pledges on behalf of the Canadian Borrower pursuant to Clause 4.2 of this Agreement shall not release the Canadian Borrower from any liability to the Collateral Agent for any damage incurred due to the Canadian Borrower’s failure to execute a pledge over New Quotas under the terms set forth in Clauses 4.1 and 4.2 of this Agreement, as determined by applicable law, nor does it, by any means, prevent the Collateral Agent from claiming specific payment, discharge of any such obligations and compensation for damage incurred due to late performance in accordance with the Intercreditor Agreement, as applicable.
Clause 5
(Transformation of the Madeira Guarantor)
1.	In the event that the Madeira Guarantor is, subject to any consent required under the Term Credit Agreement, as applicable, transformed (“transformada”) into a “sociedade anónima”, the pledges hereby executed will be maintained over the shares (“acções”) issued as a result of the transformation (“transformação”), in which case the Canadian Borrower shall register the pledges created over such shares under the terms of articles 101 or 102 and 103 of the Portuguese Securities Code (“Código dos Valores Mobiliários”) and in accordance with the terms of this Agreement and this registration cannot be cancelled before the Termination Date.

2.	The Canadian Borrower shall, upon request of the Collateral Agent (made in accordance with the terms of the Intercreditor Agreement) deposit the shares in a securities account opened with a custodian or with any financial institution as designated by the Collateral Agent.
Clause 6
(Exercise of Ancillary Rights)
1.	The Canadian Borrower is entitled to exercise the Ancillary Rights, including, inter alia, the right
Term Loan Quota Pledge Agreement

to participate and vote in general meetings, to challenge decisions taken by any corporate body and the right to be informed, until such time as an Event of Default has occurred and a notice by the Collateral Agent in accordance with the terms of the Intercreditor Agreement is delivered to the Canadian Borrower notifying the Canadian Borrower that the exercise of the Ancillary Rights have become vested in the Collateral Agent.

2.	Immediately upon receiving notice in accordance with Clause 6.1, the Canadian Borrower shall refrain from exercising any of the Ancillary Rights, shall discontinue the exercise of any of those rights which may be pending and shall further abstain from taking any action that may jeopardise or be inconsistent with the exercise of the mentioned Ancillary Rights by the Collateral Agent.
Clause 7
(Enforcement of the Pledge of Quota and Pledge over Canadian Borrower Credits)
1.	The security granted under this Section may be enforced upon the occurrence of and during the continuation of an Event of Default.

2.	The Collateral Agent may enforce the Pledge Over Quota and/or the Pledge over Canadian Borrower Credits in respect of any Event of Default by whatever means available under the law as the Collateral Agent may elect to ensure an expeditious payment of the Term Loan Secured Obligations and specifically through:
(i)	a judicial sale of the Quota and/or of the Canadian Borrower Credits;

(ii)	an extra-judicial sale (“venda extra-judicial ou extra-processual”) of the Quota and/or of the Canadian Borrower Credits; or

(iii)	a request to the court that the Quota and/or the Canadian Borrower Credits be vested in the Collateral Agent in an amount to be established by such court.
3.	No failure on the part of the Collateral Agent to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy.

4.	If an extra-judicial sale (“venda extra-judicial ou extra-processual”) of the Quota and/or of the Canadian Borrower Credits occurs, the price of the Quota and/or of the Canadian Borrower Credits shall be determined according to the best price offered to the Collateral Agent by a willing buyer within a procedure of extra-judicial sale (“venda extra-judicial ou extra-processual”)
Term Loan Quota Pledge Agreement

organized by the Collateral Agent and the Canadian Borrower acknowledges that the price so determined corresponds to a price determined according to reasonable commercial criteria.
SECTION III
Representations and Warranties of the Canadian Borrower
Clause 8
(Undertakings of the Canadian Borrower)
The Canadian Borrower undertakes to abstain from any and all action that would in any way affect the perfection, maintenance or enforcement of the Pledge Over Quota and the Pledge over Canadian Borrower Credits.
Clause 9
(Representations and Warranties of the Canadian Borrower)
The Canadian Borrower represents and warrants to each Secured Party that:
(i)	it has corporate power and authority and the legal right to perform its obligations under this Agreement, including, but not limited to, the corporate power and authority and the legal right to create and grant pledges over the Quota in favour of the Collateral Agent and to instruct for the registration of the pledges over the Quota created hereby with the competent Commercial Register Office;

(ii)	it has taken all necessary actions to authorize the execution and performance of this Agreement;

(iii)	it is the lawful holder of the Quota which is definitively registered in its own name and there are no liens or claims against and no charges or encumbrances over the Quota, save for those created under this Agreement (other than (i) the Existing Pledges and (ii) such liens, claims, charges, or encumbrances concerning the Quota in favour of the Collateral Agent, for the benefit of the Revolving Secured Parties and as security for the Revolving Secured Obligations as set forth in Clause 2.1) and Permitted Liens as defined in the Revolving Credit Agreement;

(iv)	the Quota is fully subscribed and paid up and currently does not own any credits over the Madeira Guarantor other than the Canadian Borrower Credits;
Term Loan Quota Pledge Agreement

(v)	except to the extent permitted by the Revolving Credit Agreement, there are no option contracts with respect to the Quota, or any other contractual rights that would restrict the free disposal of the Quota (other than (i) the Existing Pledges and (ii) the pledge concerning the Quota in favour of the Collateral Agent for the benefit of the Revolving Secured Parties and as security for the Revolving Secured Obligations as set forth in Clause 2.1);

(vi)	at the date hereof, no litigation, investigation or proceeding is pending against or in relation to the Quota;

(vii)	the Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof is limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and

(viii)	no registration, recording or filing with any governmental body, agency or official under the laws of the Portuguese Republic is required in connection with the execution of the Agreement or necessary for the validity or enforcement of the pledges over the Quota, save for the registration of the pledge over the Quota with the Commercial Registry Office of Madeira Free Trade Zone pursuant to Clause 3.1.
SECTION IV
Other Provisions
Clause 10
(Intercreditor Agreement and Term Loan Credit Agreement)
1.	Notwithstanding anything herein to the contrary, the lien and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the exercise of any rights or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control to the fullest extent permitted by the applicable law.
Term Loan Quota Pledge Agreement

2.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall control and govern.

3.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement”), among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis Pae Corporation, Novelis Brand Llc, Novelis South America Holdings Llc, Aluminum Upstream Holdings Llc, Novelis Europe Holdings Limited, Novelis Uk Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis Pae, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings from time to time party thereto, Bank of America, N.A., as Administrative Agent for the Revolving Credit Lenders (as defined in the Intercreditor Agreement), Bank of America, N.A., as Collateral Agent for the Revolving Credit Claimholders (as defined in the Intercreditor Agreement), Bank of America, N.A., as Administrative Agent for the Term Loan Lenders (as defined in the Intercreditor Agreement), Bank of America, N.A., as Collateral Agent for the Term Loan Secured Parties (as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Clause 11
(Severability)
1.	Any provision of this Agreement that is held to be unenforceable or invalid, in whole or in part, shall be unenforceable or invalid to such extent without affecting the remaining provisions of this Agreement.
Term Loan Quota Pledge Agreement

2.	Particularly, in case any of the security granted is declared void or unenforceable, the parties expressly agree to reduce the contents of this Agreement to that security which remains valid and enforceable.
Clause 12
(Preservation of Security)
The pledges formalised within the terms of this Agreement will remain valid and unchanged in accordance with article 861 of the Portuguese Civil Code notwithstanding any assignment or novation of the Term Loan Secured Obligations.
Clause 13
(Validity)
This Agreement will remain valid and in force until the Termination Date.
Clause 14
(Amendments)
No amendment, modification, supplement or extension of any provision of this Agreement is effective unless made in writing and signed by the parties.
Clause 15
(Remedies and Waivers)
Save as otherwise stated herein, no failure or delay on the part of either party in exercising any right herein shall operate as a waiver of, or impair any such right or single or partial exercise of such right, nor shall preclude any other or further exercise thereof or the exercise of any other right.
Clause 16
(Notices)
1.	Notices to be given hereunder shall be given by registered letter or fax, followed by the original within three (3) days, and shall be deemed to have been given on the day of their receipt, in the case of registered letters, or at the time of their receipt at the addressee’s reception facilities, provided that such notices were received by 6:00 P.M. or otherwise on the immediately following Business Day, in the case of fax.
Term Loan Quota Pledge Agreement

2.	For the purposes of notices to be given hereunder, and unless notified otherwise, the parties’ business addresses and facsimile numbers are as follows:
NOVELIS INC.
Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Randal P. Miller
Telecopier No.: 404-760-0124
Email: randy.miller@novelis.com
with a copy to:
Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Leslie J. Parrette, Jr.
Telecopier No.: 404-760-0137
Email: les.parrette@novelis.com
and
Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: F. William Reindel
Telecopier No.: 212-859-4000
Email: f.william.reindel@friedfrank.com
Term Loan Quota Pledge Agreement

BANK OF AMERICA, N.A.
Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103
Attention: Bridgett Manduk
Telecopier No.: 415-503-5011
Phone No.: 415-436-1097
Clause 17
(Fees and Expenses)
The Canadian Borrower shall bear all fees, costs and expenses associated with the obligations set forth in this Agreement insofar as the Pledge Over Quota and the is concerned, including but not limited to, the taxes, notarization and registration costs, resulting from the signature and execution of this Agreement and the registration or perfection of the pledge granted hereunder, as applicable.
Clause 18
(Assignment)
The Collateral Agent is hereby authorised to assign its rights under this Agreement to any other entity that replaces it under the terms of each of the Term Loan Credit Agreement and the Intercreditor Agreement, as applicable.
Clause 19
(Termination)
On the Termination Date, the security interests created hereby shall be released and this Agreement shall terminate. The Collateral Agent hereby covenants and agrees to take all necessary actions to release the security interests created hereby and to terminate this Agreement on the Termination Date.
Term Loan Quota Pledge Agreement

Clause 20
(Governing Law and Jurisdiction)
This agreement shall be governed by Portuguese law and any disputes shall be submitted to the Courts of Lisbon.
Term Loan Quota Pledge Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement in 3 counterparts, in New York, on December 17, 2010, each of which shall be an original and all of which shall be considered one and the same agreement.

NOVELIS INC.
Term Loan Quota Pledge Agreement

NOVELIS MADEIRA, UNIPESSOAL, LDA.
Term Loan Quota Pledge Agreement

BANK OF AMERICA, N.A., as Collateral Agent
Term Loan Quota Pledge Agreement

Appendix 1
Registration of Pledges Over the Quota
Part 1
Registration of the Pledge Over Quota
Quota(s) Titular(es)
Quota: [...]
Titular: Novelis Inc
Credor: Bank of America, National Association, para si, e ainda na qualidade de agente (Collateral Agent) das denominadas “Secured Parties” tal como definidas no “Term Loan Credit Agreement”
Quantia: em capital USD 1.500.000.000
Juros: à taxa de 16% ao ano
Despesas e encargos 4% da quantia mutuada
Fundamento: Para garantia do integral e pontual cumprimento Secured Obligations tal como definidas num contrato denominado “Credit Agreement” celebrado em 17 de Dezembro de 2010 entre, inter alia, a Novelis Inc., a Novelis Madeira, Unipessoal, Lda. e o Bank of America, N.A..
Requerente: Novelis Madeira, Unipessoal, Lda.
Term Loan Quota Pledge Agreement

Appendix 2
Power of Attorney Granted by the Canadian Borrower in favor of the Collateral Agent
No dia [•], perante mim, [•], Notário Público, compareceu o Senhor [•], residente em [•], que outorga o presente instrumento em nome e em representação de Novelis, INC., uma sociedade organizada e existente de acordo com as leis do Canadá, com sede em 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada e com o número societário Canadiano (Canadian corporation number) 765937-7, registada no Registo Comercial do Canadá sob o número societário [428106-3] (adiante “Mandante”).
Verifiquei a identidade, poderes e autoridade do signatário para efeitos da presente procuração por meio de [•].
Pelo presente instrumento, o signatário, em nome e representação da Mandante, irrevogavelmente nomeia, constitui e designa procurador da Mandante, o BANK OF AMERICA, N.A., uma associação bancária nacional (“national banking association”) organizada e existente de acordo com as leis dos Estado Unidos, com sede em 101 South Tryon Street, Charlotte, NC 28255 (adiante “Mandatário”), ao qual são por este meio atribuídos poderes, incluindo poderes de substabelecimento, para, em nome e representação da Mandante, executar e praticar os seguintes actos:
1.	Constituir penhor sobre as quotas (e todos os direitos correspondentes) (as “Quotas”) representativas do capital social da NOVELIS MADEIRA, UNIPESSOAL, LDA., uma sociedade constituída de acordo com as leis de Portugal, com sede nas Galeria São Lourenço, Calçada de São Lourenço, nº 3, 1º andar G, freguesia e concelho do Funchal, Portugal, com o número único fiscal e de registo 511 167 679, registada na Conservatória de Registo Comercial da Zona Franca da Madeira, com capital social de €5.000,00 (a “Sociedade”), detidas pela Mandante, em garantia do montante total das obrigações definidas como “Term Loan Secured Obligations” no contrato denominado “Term Loan Quota Pledge Agreement”, celebrado em 17 de Dezembro de 2010, pela Mandante e pelo Mandatário, entre outros (o “Security Agreement”).
Term Loan Quota Pledge Agreement

2.	Constituir penhor ou ceder com escopo de garantia quaisquer créditos, presentes ou futuros, decorrentes de suprimentos ou prestações suplementares prestados ou a prestar pela Mandante à Sociedade (os “Créditos”) em garantia do montante total das “Term Loan Secured Obligations”, tal como definidas no Security Agreement.

3.	O Mandatário tem direito a vender e transmitir as quotas representativas do capital social da Sociedade (ou qualquer parte do mesmo) que estão ou poderão estar empenhadas em qualquer altura a favor do Mandatário (as “Quotas”) como credor pignoratício e/ou os Créditos após a ocorrência de um “Event of Default”, tal como definido no Security Agreement. Tais vendas serão efectuadas pelo Mandatário por meio de um ou mais instrumentos privados ou públicos, ou uma ou mais transacções e de acordo com os termos e condições que o Mandatário tenha por convenientes.

4.	Celebrar, assinar e outorgar/entregar quaisquer documentos, incluindo contratos de penhor e contratos promessa, e, bem assim, outros instrumentos de natureza similar referentes à venda das Quotas e aos Créditos, bem como quaisquer outras ordens, documentos ou instrumentos que, nos termos da lei Portuguesa, se mostrem necessários para a efectivação, validação e execução desse penhor ou venda das Quotas e Créditos, bem como receber e dar quitação de qualquer preço de venda ou contraprestação pela transmissão da propriedade das Quotas ou Créditos.

5.	Praticar quaisquer actos de registo ou notificação em relação a qualquer venda ou penhor sobre as Quotas ou Créditos, e/ou extinção ou constituição de ónus sobre as Quotas ou Créditos (ou qualquer parte dos mesmos) com respeito ao exercício dos poderes conferidos pela presente.

6.	Representar a Mandante em qualquer Assembleia Geral da Sociedade, bem como propor, votar e deliberar sobre qualquer matéria submetida ou proposta à Assembleia Geral da Sociedade após a ocorrência de um “Event of Default”, tal como definido no Security Agreement.
Term Loan Quota Pledge Agreement

7.	Em geral, assinar todos os documentos e praticar todos os actos necessários ou adequados ao exercício e execução dos poderes acima referidos, sendo, pela presente, ratificados e confirmados pela Mandante todos e quaisquer actos que o Mandatário pratique ou tencione praticar, ao abrigo e para efeitos do cumprimento integral do mandato ora conferido.
A Mandante autoriza o Mandatário a fazer-se substituir por terceiro na execução dos poderes ora conferidos. Os poderes pela presente conferidos podem ser exercidos pelo Mandatário por uma ou mais vezes, e a Mandante desde já expressamente presta o seu consentimento, nos termos e para os efeitos do artigo 261.º do Código Civil Português, ao exercício pelo Mandatário dos poderes ora conferidos em relação à venda ou transferência da propriedade das Quotas ou Créditos (ou qualquer parte dos mesmos) a favor do próprio Mandatário (“negócio consigo mesmo”).
Esta procuração é outorgada também no interesse do Mandatário, pelo que é irrevogável nos termos e para os efeitos do artigo 265.º, n.º 3, do Código Civil Português.
A presente procuração reger-se-á pela lei Portuguesa.
Assinado na data acima mencionada por
Novelis Inc.
Term Loan Quota Pledge Agreement

*translation for convenience purposes only
POWER OF ATTORNEY
To be granted by Novelis Inc.
On [place and date], before me [identification of the Notary/Portuguese Consul], appeared Mr. [name, home address, marital status], who executes this deed as proxy for and on behalf of Novelis INC a company organized and existing under the laws of Canada, having its registered office at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada and having Canadian corporation number765937-7(hereinafter the “Grantor”).
I have checked the identity, powers and authority of the signatory for the purposes hereof by means of [identity card/passport/certified copy of minutes of Board of Directors of the Grantor/Power of Attorney].
In the name and on behalf of the Grantor, the signatory hereby irrevocably names, constitutes and appoints, as attorney for the Grantor, Bank of America, N. A., a financial institution organised and existing under the laws of the United States of America and having its registered office at 101 South Tryon Street, Charlotte, North Carolina 28255 (hereinafter the “Attorney”) to whom are hereby granted the powers, including delegation powers, to execute and perform the following acts on behalf of the Grantor:
1. To pledge all quotas (including the rights thereto) (the “Quotas”) representing the corporate capital of Novelis Madeira, Unipessoal, Lda., a company incorporated under the laws of the Portuguese Republic, with its registered office at Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry Office of Zona Franca da Madeira under the single taxpayer and registration number 511 167 879, with a corporate capital of €5,000.00 (the “Company”) held by the Grantor, as security for the total amount of the Term Loan Secured Obligations as defined in the Term Loan Quota Pledge Agreement executed on December 17, 2010, amongst others, by the Grantor and the Attorney (the “Security Agreement”).
Term Loan Quota Pledge Agreement

2. To pledge or assign by security (“cessão com escopo de garantia") any credit rights, present and future, arising from the shareholder loans or supplementary shares of capital (“prestações suplementares” e “suprimentos”), granted or to be granted by the Grantor to the Company (the “Credit Rights”), as security for the total amount of the Term Loan Secured Obligations as defined in the Security Agreement.
3. The Attorney has the right to sell and transfer the quotas representing the Company’s corporate capital (or any part thereof) which are or may be pledged from time to time to the Attorney (the “Quotas”) as pledgee and/or the Credit Rights upon the occurrence and continuation of an Event of Default as defined in the Security Agreement. Such sales shall be made by the Attorney by means of one or more private or by public deed, or one or more transactions and in accordance with the terms and conditions that the Attorney may determine.
4. To execute, sign and deliver any documents, including pledge agreements and promissory agreements and other agreements or instruments of a like nature with respect to the sale of the Quotas, or the Credit Rights, and any other orders, documents or instruments as may be required under Portuguese law for the purposes of effecting, perfecting and enforcing such pledge or sale of the Quotas and Credit Rights, as well as to receive and give acquittance of any such sale price or consideration for any transfer of title to the Quotas or Credit Rights.
5. To apply to the Company for any acts of registration or notification in connection with any sale, or pledge of Quotas or Credit Rights, and/or the cancellation or creation of charges over the Quotas or Credit Rights (or any part thereof) in connection with the exercise of the powers granted hereof.
6. To represent the Grantor in any Shareholders Meeting of the Company, and to propose, vote and decide in any matter subject to or presented in the Shareholders Meeting of the Company upon the occurrence and continuation of an Event of Default as defined in the Security Agreement.
7. In general, to execute all documents and to do and perform all acts and things necessary or appropriate for the carrying out and fulfilment of the foregoing powers, the Grantor hereby
Term Loan Quota Pledge Agreement

ratifying and confirming any and all acts the Attorney may do or purport to do under, and for the purposes of the full performance of, the mandate granted hereby.
The Grantor authorizes the Attorney to be replaced by any third party, for purpose of the exercise of any of the powers granted herein. The powers granted hereunder may be exercised by the Attorney one or more times and the Grantor hereby expressly grants its consent to the Attorney, under and for the purposes of article 261 of the Portuguese Civil Code, to the exercise of any of the powers granted hereby in connection with the sale and transfer of title in the Quotas or Credit Rights (or any part thereof) in favour of the Attorney itself (“negócio consigo mesmo”).
This power of attorney is granted also in the interest of the Attorney and is therefore irrevocable pursuant to article 265, nr. 3, of the Portuguese Civil Code.
This power of attorney shall be governed by the Portuguese law.
Term Loan Quota Pledge Agreement

TERM LOAN ACCOUNT PLEDGE AGREEMENT
between
NOVELIS MADEIRA, UNIPESSOAL, LDA.
as the Madeira Guarantor
and
BANK OF AMERICA, N.A.
as Collateral Agent

TERM LOAN ACCOUNT PLEDGE AGREEMENT
Between:
1.	NOVELIS MADEIRA, UNIPESSOAL, LDA., a company incorporated under the laws of Portugal, with its registered office at Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality county of Funchal, Portugal, registered in the Commercial Registry office of Zona Franca da Madeira with a share capital of €5,000.00 and tax number 511 167 679, hereinafter referred to as “Madeira Guarantor” or “Pledgor”;

2.	BANK OF AMERICA, N.A., a national banking association existing under the laws of the United States, having its principal office at 101 South Tryon Street, Charlotte, North Carolina 28255, Charter No. 13044, in its capacity as collateral agent under the Term Loan Credit agreement referred to below, hereinafter referred to as “Collateral Agent” or “Pledgee”;
Whereas:
(A)	Novelis Inc., a company organised and existing under the laws of Canada, having its registered office at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada, and having Canadian corporation number 765937-7, hereinafter referred to as “Borrower”, and, inter alia, the Madeira Guarantor and the Collateral Agent entered into a term loan credit agreement on December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”);

(B)	The Madeira Guarantor is a Guarantor (as defined in the Term Loan Credit Agreement) in accordance with Section 1.01 of the Term Loan Credit Agreement;

(C)	The Borrower and, inter alia, the Collateral Agent entered into an intercreditor agreement on December 17, 2010 (as amended, restated, amended and restated,

supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

(D)	The Collateral Agent acts in its capacity of agent for the Secured Parties and therefore has the right on its own behalf to claim any amounts owed to the Secured parties, under the Term Loan Credit Agreement;

(E)	The Borrower and, inter alia, Bank of America, N.A., acting in its capacity as the collateral agent (the “Revolving Collateral Agent”) entered into a US$800,000,000.00 revolving credit agreement on December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement” and jointly with the Term Loan Credit Agreement referred to as “Credit Agreements”);

(F)	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement; provided however, provided however, that in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
an account pledge governed by the following clauses is hereby agreed and executed:

Clause 1
(Definitions)
1.	Whenever used in this Agreement, the following terms shall have the following meanings:

Agreement:	means this agreement;

Borrower:	means Novelis, Inc. as defined in the preamble;

Collateral Agent:	has the meaning ascribed to it in the recitals of this Agreement;

Collection Account:	means the bank account number 9030 9506 3201, with NIB 000709030009506320161 and IBAN PT50000709030009506320161 opened in the books of Banco Espírito Santo, S.A. — Sucursal Financeira Exterior;

Credit Agreements:	has the meaning ascribed to it in the recitals of this Agreement;

Depositary Bank:	means Banco Espírito Santo, S.A.;

Discharge of Term Loan Secured Obligations:	has the meaning ascribed to it in the Intercreditor Agreement;

Event of Default:	means any Event of Default as defined in the Term Loan Credit Agreement;

Existing Pledges:	means the pledges granted over the Collection Account, in favour of Bank of America, N.A. and UBS AG, Stamford Branch;

Intercreditor Agreement:	has the meaning ascribed to it in recital (C) of this Agreement;

Net Cash Proceeds Account:	has the meaning ascribed to it in the Intercreditor Agreement;

Parties:	means the parties to this Agreement (each individually a “Party”);

Revolving Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Revolving Secured Obligations:	means the Secured Obligations as defined in the Revolving Credit Agreement;

Revolving Secured Party:	means any Secured Party as defined in the Revolving Credit Agreement;

Term Loan Borrower:	means the Borrower as defined in the Term Loan Credit Agreement;

Term Loan Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Term Loan Secured Obligations:	means the Secured Obligations as defined in the Term Loan Credit Agreement;

Term Loan Secured Parties:	means each and any Secured Party as defined in the Term Loan Credit Agreement;

Termination Date:	means the date of Discharge of the Term Loan Secured Obligations.
2.	The meaning to be assigned to each word or expression in this Clause shall be the same irrespective of the words in question being used in the masculine or the feminine, the singular or the plural.

3.	Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting as agent for the Secured Parties.

4.	Any reference to a Party in this Agreement shall include its successors and assignees.

5.	All references to Clauses, sections and Appendices in this Agreement are references to clauses, sections and Appendices of this Agreement, except if expressly stated otherwise.
Clause 2
(Pledge Over Collection Account)
1.	As security for the punctual payment of each and all of the Term Loan Secured Obligations, the Pledgor hereby creates and grants in favour of the Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties a pledge, up to an amount of US$1,500,000,000.00, to the fullest extent permitted by law, over the Collection Account, ranking after the pledge, to the fullest extent permitted by law, over the Collection Account created and granted on the present date in favour of the Revolving Collateral Agent for the benefit of the Revolving Secured Parties.

2.	The pledge of the balance of the Collection Account pursuant to the terms of this Agreement is also to be construed as a “contrato de formação progressiva” and includes the right to any moneys deposited in the Collection Account at any time after the date of this Agreement and any and all interest thereon, which thereafter will be automatically included in the pledge in favour of the Collateral Agent, pursuant to the terms herein referred to, without the need for a specific or express declaration by the Madeira Guarantor or acceptance by the Collateral Agent.

3.	The Collection Account may only be operated in accordance with the terms of the Term Loan Credit Agreement and the Intercreditor Agreement.

4.	The Pledgor undertakes, on this date, to notify the Depositary Bank of the pledges enacted pursuant to this Agreement according to the draft notification attached hereto as Schedule 1 and shall submit a certified copy of such notification and the acknowledgment of receipt signed on behalf of the Depositary Bank to the Collateral Agent within fifteen (15) Business Days of the date of this Agreement (or such later date as shall be agreed to by the Collateral Agent in its sole discretion).
Clause 3
(Promissory Pledges over bank accounts)
1.	As security for the punctual payment of each and all of the Term Loan Secured Obligations, the Madeira Guarantor hereby promises to create and grant in favour of the Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties a pledge, to the fullest extent permitted by law, over any bank account (other than a Net Cash Proceeds Account) held by the Madeira Guarantor or which it may hold, ranking after the pledge, to the fullest extent permitted by law, over such bank account created and granted in favour of the Revolving Collateral Agent for its own benefit and for the benefit of the Revolving Secured Parties for the punctual payment of each and all of the Revolving Secured Obligations.

2.	As security for the punctual payment of each and all of the Term Loan Secured Obligations, the Madeira Guarantor hereby promises to create and grant in favour of the Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties a pledge, to the fullest extent permitted by law, over any Net Cash Proceeds Account held by the Madeira Guarantor or which it may hold, ranking before the pledge, to the fullest extent permitted by law, over such bank account created and granted in favour of the Revolving Collateral Agent for its own benefit and for the benefit of the Revolving Secured Parties for the punctual payment of each and all of the Revolving Secured Obligations.

3.	The definitive pledges promised pursuant to the previous numbers 1. and 2. of this Clause shall be created and granted within 10 Business Days from the creation of such account; the Collateral Agent may (but is not obliged to), upon request, extend such deadline in writing and in its sole discretion.

4.	Each pledge of the balance of the bank accounts held or to be held, at the relevant time, by the Madeira Guarantor pursuant to the terms of this Agreement is also to be construed as created as a “contrato de formação progressiva” and includes the right to any moneys deposited in the such bank accounts at any time after the date of this Agreement and any and all interest thereon, which thereafter will be automatically included in the pledge in favour of the Collateral Agent, pursuant to the terms herein referred to, without the need for a specific or express declaration by the Madeira Guarantor or acceptance by the Collateral Agent.

5.	The bank accounts held or to be held by the Madeira Guarantor may only be operated in accordance with the terms of each of the Term Loan Credit Agreement and the Intercreditor Agreement, as applicable.

6.	Any bank account held or to be held by the Madeira Guarantor shall be opened with a Portuguese bank, unless the Collateral Agent agrees in writing in advance that such bank account may be opened in another jurisdiction satisfactory to it, acting reasonably, and subject to security arrangements satisfactory to the Collateral Agent, acting reasonably.

7.	Subject to number 6. above, in case any bank account held or to be held by the Madeira Guarantor is opened with a bank that is not a Portuguese bank, the terms contained in number 4. above and Clauses 4 and 5 below shall be applicable and if the applicable law requires adaptations to number 3. above and Clauses 4 and 5 below, the Madeira Guarantor undertakes to provide for the definitive pledge over such account(s), which provisions shall be as similar as possible to the terms provided for in number 4. above and Clauses 4 and 5 below, to the fullest extent permitted by law.

Clause 4
(Undertakings of the Madeira Guarantor in relation to the Pledge and Promissory Pledges over bank accounts)
1.	The Madeira Guarantor shall:
(i)	in the context of any judicial proceeding for enforcement against the balance of any bank account held by the Madeira Guarantor or which it may hold, inform the court that such balance has been pledged pursuant to and under the terms and conditions of this Agreement,

(ii)	deposit any monies, cheques and directly remit all payments related to its activities in the Collection Account;

(iii)	save for the existing Collection Account, not open any other bank account unless (a) the Madeira Guarantor shall have given the Collateral Agent 30 days prior written notice of its intention to establish such new bank account, (b) the bank at which such new bank account is to be maintained is acceptable to the Collateral Agent, acting reasonably, and (c) the new account shall comply in full with the relevant provisions of the Term Loan Credit Agreement and this Agreement and shall be pledged pursuant to this Agreement;

(iv)	notify the bank at which the relevant bank account held by the Madeira Guarantor is held of the creation of the pledges pursuant to this Agreement on the date such account is opened (in case such bank account is opened with a Portuguese bank) or on the date the security over such bank account is granted (in case such bank account is opened with a non-Portuguese bank) and give evidence: (i) within five (5) Business Days of the date of creation of the pledge, that said notification has been made; and (ii) within fifteen (15) Business Days of the date of creation of the pledge, that the relevant bank has received and acknowledged the request to register such pledge;

(v)	carry out, at its sole cost and expense, all actions that may reasonably be required by the Collateral Agent to complete or perfect the security granted under this Agreement;

(vi)	ensure that no charges or encumbrances are created over the Collection Account or any bank account held by the Madeira Guarantor save for those created under this Agreement (other than the charges or encumbrances created in favour of the Revolving Collateral Agent as security for the

Revolving Credit Obligations as set forth in Clause 2.1 and Permitted Liens as defined in the Term Loan Credit Agreement).
2.	If the Madeira Guarantor fails to pledge any bank account in accordance with the terms of Clauses 3 and 4, the Collateral Agent shall be entitled, in its sole discretion, to execute such pledges in representation of the Madeira Guarantor. For such purpose, the Madeira Guarantor shall deliver within ten (10) Business Days of the date hereof (or by such later date as may be agreed to in writing by the Collateral Agent in its sole discretion) to the Collateral Agent an irrevocable power of attorney in the terms and conditions established in Schedule 2.

3.	The execution of the pledge on behalf of the Madeira Guarantor within the terms of Clause 4.2 of this Agreement shall not release the Madeira Guarantor from any liability to the Collateral Agent for any damage incurred due to the Madeira Guarantor’s failure to execute pledges under the terms set forth in this Agreement, as determined by applicable law, nor does it, by any means, prevent the Collateral Agent from claiming specific payment, discharge of any such obligations and compensation for any damages incurred due to late performance.
Clause 5
(Enforcement of the Pledges over the bank accounts)
1.	The security granted under this Section may be enforced upon the occurrence and continuation of an Event of Default.

2.	In the situation above, the Collateral Agent may, in accordance with the Intercreditor Agreement, inter alia:
(i)	issue a notification of an Event of Default;

(ii)	give instructions in relation to the pledged bank accounts, in accordance with Clauses 5.3 and 5.4.
3.	Upon the occurrence of an Event of Default, the Collateral Agent may, subject to the Intercreditor Agreement, in relation to any credit standing in each and all bank accounts held by the Madeira Guarantor, up to the sum of the amounts of the Term Loan Secured Obligations:
(i)	make any withdrawals from the Collection Account (or any other bank account then held by the Madeira Guarantor) for the payment of the Term Loan Secured Obligations;

(ii)	give any credit or debit instructions, including cancelling any instructions already given and not yet executed;

(iii)	suspend any withdrawals from or other activity with respect to any movements of the Collection Account (or any other bank account then held by the Madeira Guarantor) for the period it sees fit;

(iv)	close any bank account held by the Madeira Guarantor.
4.	If after the Termination Date there is any balance in any of the bank accounts held by the Madeira Guarantor, then the Collateral Agent shall transfer that balance to the Madeira Guarantor.
Clause 6
(Representations and Warranties of the Madeira Guarantor)
The Madeira Guarantor represents and warrants that:
1.	it has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement;

2.	this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not violate or exceed any power or restriction granted or imposed by any law to which it is subject, its by-laws or any other constitutional documents or any agreement to which it is a party or which is binding on it or its assets;

4.	there are no other limitations or consents required by law or regulation or by agreement that may, in any manner, hinder or restrain the Madeira Guarantor from pledging the Collection Account in favour of the Collateral Agent (other than (i) the Existing Pledges and (ii) such limitations or consents related to the pledge created in favour of the Revolving Collateral Agent as security for the Revolving Credit Obligations as set forth in Clause 2.1);

5.	it accepts that after notification of an Event of Default, pursuant to Clause 5 of this Agreement, only the Collateral Agent has the right to make withdrawals or movements on the Collection Account (or any other bank account then held by the Madeira Guarantor).

Clause 7
(Severability)
1.	Any provision of this Agreement that is held to be unenforceable or invalid in whole or in part shall be unenforceable or invalid to such extent without affecting the remaining provisions of this Agreement.

2.	Particularly, in case any of the security granted, namely the security granted under the terms of this Agreement, is declared void or unenforceable, the parties expressly agree to reduce the contents of this Agreement to that security which remains valid and enforceable.
Clause 8
(Preservation of Security)
The Madeira Guarantor expressly, irrevocably and unconditionally acknowledges, agrees and accepts that the security created pursuant to this Agreement shall not be released or discharged by novation or released, discharged or otherwise prejudiced by any transfer or assignment under this Agreement, in accordance with the terms of article 861º of the Portuguese Civil Code.
Clause 9
(Validity)
This Agreement will remain valid and in force until the Termination Date.
Clause 10
(Amendments)
No amendment, modification, supplement or extension of any provision of this Agreement is effective unless made in a writing signed by the Parties.

Clause 11
(Remedies and Waivers)
Save as otherwise stated herein, no failure or delay on the part of either Party in exercising any right herein shall operate as a waiver of, or impair any such right; no single or partial exercise of such right shall preclude any other or further exercise thereof or the exercise of any other right.
Clause 12
(Notices)
1.	Notices to be given hereunder shall be given by registered letter or fax, followed by an original within three (3) days, and shall be deemed to have been given on the day of their receipt, in the case of registered letters, or at the time of their receipt at the addressee’s reception facilities, provided received by 6 p.m. or otherwise on the immediately following Business Day, in the case of fax.

2.	For the purposes of notices to be given hereunder and unless notified otherwise, the parties’ business addresses and facsimile numbers are as follows:
NOVELIS MADEIRA, UNIPESSOAL, LDA.
Galerias São Lourenço,
Calçada de São Lourenço N.º 3, 1.º andar G,
9000-061 Funchal
Portugal

with a copy to:

Novelis Inc.
3399 Peachtree Road NE , Suite 1500
Atlanta, GA 30326
Attention: General Counsel
Telecopier No.: (404) 814-4272
[NB:VdA to confirm]

BANK OF AMERICA, N.A.
Bank of America, N.A.
1455 Market Street
San Francisco, CA 94103
Attention: Bridgett Manduk
Telecopier No.: (415) 503-5011
Phone No.: (415) 436-1097
Clause 13
(Fees and Expenses)
The Madeira Guarantor shall bear all fees, costs and expenses associated with the obligations set forth in this Agreement insofar as the pledges over the Collection Account or any other bank accounts to be held by the Madeira Guarantor are concerned, including but not limited to, taxes and notarization and registration costs resulting from the signature and execution of this Agreement and the registration or perfection of the pledges granted hereunder.
Clause 14
(Assignment)
The Collateral Agent is hereby authorised to assign its rights under this Agreement to any other entity that replaces it under the terms of the Term Loan Credit Agreement and the Intercreditor Agreement, as applicable.
Clause 15
(Termination)
On the Termination Date, the security interests created hereby shall be released and this Agreement shall terminate. The Collateral Agent hereby covenants and agrees to take all necessary actions to release the security interests created hereby and to terminate this Agreement on or within a reasonable amount of time following the Termination Date.
Clause 16
(Intercreditor Agreement)

1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall control and govern.

2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis Pae Corporation, Novelis Brand Llc, Novelis South America Holdings Llc, Aluminum Upstream Holdings Llc, Novelis Europe Holdings Limited, Novelis Uk Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis Pae, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Clause 17
(Applicable Law and Jurisdiction)
This agreement shall be governed by Portuguese law and any disputes shall be submitted to the Courts of Lisbon.

IN WITNESS WHEREOF, the Parties have executed this Agreement, in two (2) counterparts, in New York, on December 17, 2010, each of which shall be an original and all of which shall be considered one and the same agreement.

NOVELIS MADEIRA, UNIPESSOAL, LDA.

BANK OF AMERICA, N.A.
Name: Christopher Kelly Wall
Title: Managing Director

SCHEDULE 1
[Letterhead of Novelis Madeira, Unipessoal, Lda.]
Banco Espírito Santo, S.A.
Att.: [•]
[•]
     [•] 2009
Re: Instructions on the terms and conditions of the pledge over the account no. 9030 9506 3201
Dear Sirs,
Bank of America, N.A. (the “Retiring Revolver Collateral Agent”) and UBS AG, Stamford Branch (as “Retiring Term Loan Collateral Agent”) hereby notify you that we have no interest over the pledges granted pursuant to an account pledge agreement entered on January 25, 2010 between Novelis Madeira, Unipessoal, Lda (“Novelis”), the Retiring Revolver Collateral Agent and the Retiring Term Loan Collateral Agent, and therefore we instruct you to release the first ranking pledge and the second ranking pledge over the Novelis’s account no. 9030 9506 3201.
Novelis hereby notifies you that, pursuant to the Account Pledge Agreements entered into on December 17, 2010, we have granted two pledges over our account no. 9030 9506 3201 (the “Collection Account”) in favour of Bank of America, N.A., in its capacity as Collateral Agent under the Revolving Credit Agreement and Bank of America, N.A., in its capacity as Collateral Agent under the Term Loan Credit Agreement.
Pursuant to the aforementioned agreement, following delivery to you of a notification for such purpose, Bank of America, N.A., in its capacity as Collateral Agent under the Revolving Credit Agreement and as Collateral Agent under the Term Loan Credit Agreement, holds the exclusive right to give instructions on the aforementioned account or to credit or debit the same, provided that the Collateral Agent has delivered to Banco

Espírito Santo the documentation required by the Portuguese law to operate a Collection Account.
Moreover, it is understood that Banco Espírito Santo, as Depositary Bank, will not be liable for any action that may be required to take resulting from any court order or administrative decision that may arise and affect the Collection Account.
This letter shall be governed by Portuguese law.
It is a requirement of the agreement referred to above that we give you this notice and obtain your agreement to the above in writing; therefore, we kindly request that you confirm such agreement by signing this letter, and by returning the signed counterpart to us.
Faithfully yours,

Novelis Madeira, Unipessoal, Lda.
We hereby acknowledge the receipt of your letter dated as of [•], and agree to its terms. Moreover, we hereby undertake to inform the court in any judicial proceedings associated with the account or monies deposited therein that the same was pledged in favour of Bank of America, N.A. as Pledgee under a Portuguese Pledge Agreement dated as of December 17, 2010.

Banco Espírito Santo, S.A. Bank

Schedule 2
Power of Attorney granted by the Madeira Guarantor in favour of the Collateral Agent
No dia [•], perante mim, [•], Notário Público, compareceu o Senhor [•], residente em [•], que outorga o presente instrumento em nome e em representação de Novelis Madeira, Unipessoal, Lda., uma sociedade constituída de acordo com as leis de Portugal, com sede nas Galeria São Lourenço, Calçada de São Lourenço, nº 3, 1º andar G, freguesia e concelho do Funchal, Portugal, com o número único fiscal e de registo 511 167 679, registada na Conservatória de Registo Comercial da Zona Franca da Madeira, com capital social de €5.000,00 (adiante “Mandante”).
Verifiquei a identidade, poderes e autoridade do signatário para efeitos da presente procuração por meio de [•].
Pelo presente instrumento, o signatário, em nome e representação da Mandante, irrevogavelmente nomeia, constitui e designa procurador da Mandante, o BANK OF AMERICA, N.A., uma associação bancária nacional (“national banking association”) organizada e existente de acordo com as leis dos Estado Unidos, com sede em 101 South Tryon Street, Charlotte, NC 28255 (adiante “Mandatário”), ao qual são por este meio atribuídos poderes, incluindo poderes de substabelecimento, para, em nome e representação da Mandante, executar e praticar os seguintes actos:
1.	Constituir penhor sobre todas e quaisquer contas bancárias detidas ou que venham a ser detidas pela Mandante (as “Contas”), em garantia do montante total das obrigações definidas como “Term Loan Secured Obligations” no contrato denominado “Term Loan Account Pledge Agreement”, celebrado em 17 de Dezembro de 2010, pela Mandante e pelo Mandatário, entre outros (o “Security Agreement”).
2.	Celebrar, assinar e outorgar/entregar quaisquer documentos, incluindo contratos de penhor e contratos promessa, e, bem assim, outros instrumentos de natureza similar referentes às Contas, bem como quaisquer outras ordens, documentos ou instrumentos que, nos termos da lei Portuguesa, se mostrem necessários para a efectivação, validação e execução desse penhor das Contas.
3.	Em geral, assinar todos os documentos e praticar todos os actos necessários ou adequados ao exercício e execução dos poderes acima referidos, sendo, pela presente, ratificados e confirmados pela Mandante todos e quaisquer actos que o Mandatário pratique ou tencione praticar, ao abrigo e para efeitos do cumprimento integral do mandato ora conferido.
A Mandante autoriza o Mandatário a fazer-se substituir por terceiro na execução dos poderes ora conferidos. Os poderes pela presente conferidos podem ser exercidos pelo Mandatário por uma ou mais vezes, e a Mandante desde já expressamente presta o seu consentimento, nos termos e para os efeitos do artigo 261.º do Código Civil Português, ao exercício pelo Mandatário dos poderes ora conferidos em relação à venda ou transferência da propriedade das Quotas ou Créditos (ou qualquer parte dos mesmos) a favor do próprio Mandatário (“negócio consigo mesmo”).
Esta procuração é outorgada também no interesse do Mandatário, pelo que é irrevogável nos termos e para os efeitos do artigo 265.º, n.º 3, do Código Civil Português.
A presente procuração reger-se-á pela lei Portuguesa.
Assinado na data acima mencionada por
Novelis Madeira, Unipessoal, Lda.

*translation for convenience purposes only
POWER OF ATTORNEY
To be granted by Novelis Madeira, Unipessoal, Lda.
On [place and date], before me [identification of the Notary/Portuguese Consul], appeared Mr. [name, home address, marital status], who executes this deed as proxy for and on behalf of Novelis Madeira, Unipessoal, Lda., Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry Office of Zona Franca da Madeira under the single taxpayer and registration number 511 167 879, with a corporate capital of €5,000.00 (hereinafter the “Grantor”).
I have checked the identity, powers and authority of the signatory for the purposes hereof by means of [identity card/passport/certified copy of minutes of Board of Directors of the Grantor/Power of Attorney].
In the name and on behalf of the Grantor, the signatory hereby irrevocably names, constitutes and appoints, as attorney for the Grantor, Bank of America, N. A., a financial institution organised and existing under the laws of the United States of America and having its registered office at 101 South Tryon Street, Charlotte, North Carolina 28255 (hereinafter the “Attorney”) to whom are hereby granted the powers, including delegation powers, to execute and perform the following acts on behalf of the Grantor:
1. To pledge all the accounts held by the Grantor (the “Accounts”), as security for the Term Loan Secured Obligations as defined in the Term Loan Account Pledge Agreement executed on December 17, 2010, amongst others, by the Grantor and the Attorney (the “Security Agreement”).
2 To execute, sign and deliver any documents, including pledge agreements and promissory agreements and other agreements or instruments of a like nature with respect to the Accounts, and any other orders, documents or instruments as may be required under Portuguese law for the purposes of effecting, perfecting and enforcing such pledge over the Accounts.
3 In general, to execute all documents and to do and perform all acts and things necessary or appropriate for the carrying out and fulfilment of the foregoing powers, the Grantor hereby ratifying and confirming any and all acts the Attorney may do or purport to do under, and for the purposes of the full performance of, the mandate granted hereby.
The Grantor authorizes the Attorney to be replaced by any third party, for purpose of the exercise of any of the powers granted herein. The powers granted hereunder may be exercised by the Attorney one or more times and the Grantor hereby expressly grants its consent to the Attorney, under and for the purposes of article 261 of the Portuguese Civil Code, to the exercise of any of the powers granted hereby in connection with the pledge over the Accounts (or any part thereof) in favour of the Attorney itself (“negócio consigo mesmo”).
This power of attorney is granted also in the interest of the Attorney and is therefore irrevocable pursuant to article 265, no. 3, of the Portuguese Civil Code.
This power of attorney shall be governed by the Portuguese law.

Exhibit M-10
NOVELIS INC. (CANADA)
as Pledgor
and
BANK OF AMERICA, N.A.
as French Collateral Agent and Beneficiary
and
THE TERM LOAN SECURED PARTIES
(as defined herein)
and
NOVELIS FOIL FRANCE S.A.S.
NOVELIS PAE S.A.S.
NOVELIS LAMINES FRANCE S.A.S.
as Securities Accounts Holders
relating to shares in
NOVELIS FOIL FRANCE S.A.S.
NOVELIS PAE S.A.S.
and
NOVELIS LAMINES FRANCE S.A.S.

FIRST PRIORITY PLEDGES AGREEMENT
(ACTE DE NANTISSEMENT DE COMPTES TITRES DE PREMIER RANG)

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FIRST PRIORITY PLEDGES AGREEMENT
(ACTE DE NANTISSEMENT DE COMPTES TITRES DE PREMIER RANG)
AMONG:
NOVELIS INC., a corporation formed under the Canadian Business Corporations Act (the “Pledgor”);
AND
BANK OF AMERICA, N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent (as defined below), on its own behalf and for the account and on behalf of the Term Loan Secured Parties (as defined below) (the “French Collateral Agent”);
AND
THE TERM LOAN SECURED PARTIES (including Bank of America, N.A., in its capacity as Term Loan Collateral Agent under the parallel debt provisions set forth in the Term Loan Agreement and any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement;
AND
EACH OF THE COMPANIES designated in Schedule 1 hereto.
WHEREAS:
Pursuant to the Term Loan Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Loans on the terms referred to in the Term Loan Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Term Loan Credit Agreement).
Pursuant to clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, the Pledgor has undertaken to pay the Term Loan Collateral Agent, as a separate and independent obligation, an amount equal to, and in the currency of, each amount owed by it to the Term Loan Secured Parties under the Term Loan Credit Agreement and the other Loan Documents (as defined below).
It is a condition precedent to the availability of the facilities under the Term Loan Credit Agreement that the Pledgor as security for the due performance of the Term Loan Secured Obligations (as defined below) grants for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties a first priority pledge over the Pledged Accounts (as defined below).

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Pursuant to the Appointment Agreement, the Beneficiaries have appointed the French Collateral Agent in order that the French Collateral Agent be entitled to register, perform and enforce any security interest (sûreté réelle) granted by the Pledgor in accordance with Article 2328-1 of the French Code Civil.
IT HAS BEEN AGREED AS FOLLOWS:
1.	DEFINITION AND INTERPRETATION

1.1	In this agreement (the “Agreement”):

“Appointment Agreement” means that certain agreement dated on or about the date hereof by and between, among others, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent, Novelis Inc. as Administrative Borrower and Novelis PAE S.A.S. (as each of these capitalized terms is defined in the Intercreditor Agreement) (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Cash Accounts” (or “Comptes Espèces Spéciaux”) means in relation to the Securities Accounts the special bank accounts (comptes espèces spéciaux) set out in Schedule 1, opened in the name of the Pledgor with the Cash Account Holder and which, pursuant to article L. 211-20 of the Code monétaire et financier, form part of the Pledged Accounts.

“Cash Account Holder” means the credit institution with which the Pledgor has opened in its name the Cash Accounts and the details of which are set forth in Schedule 1 hereto.

“Cash Distributions” means all amounts payable in respect of the Pledged Securities (fruits et produits), such as dividends paid in cash (dividendes en numéraire), distributions of reserves, interest and other income paid in cash.

“Certificate of Pledge” means the certificate in the form set out in Schedule A BIS, B BIS or C BIS as applicable (Attestation de Nantissement de Compte Titres).

“Companies” means each of the Companies designated in Schedule 1 hereto.

“Event of Default” means an “Event of Default” as defined in the Term Loan Credit Agreement.

“French Collateral Agent” (or “Agent des Sûretés Français”) means BANK OF AMERICA, N.A., or any person which becomes French Collateral Agent in accordance with the provisions of the Term Loan Credit Agreement.

“Governmental Authority” has the meaning ascribed to it in the Term Loan Credit Agreement.

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“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Legal Reservations” means:
(a)	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; and

(b)	any general principles of law limiting obligations which are specifically referred to in any French law opinion delivered pursuant to Section 4.01 of the Term Loan Credit Agreement.
“Loan Documents” (“Document de Crédit”) has the meaning set forth in the Term Loan Credit Agreement.

“Pledge” means each first priority pledge (nantissement de premier rang) created over the relevant Pledged Account pursuant to this Agreement.

“Pledged Account” means each of the Securities Accounts together with the corresponding Cash Account whose details are provided in Schedule 1 hereto (Details of the Pledged Accounts).

“Pledged Assets” means the Pledged Securities together with any Cash Distributions.

“Pledged Securities” means all financial securities (titres financiers) standing to the credit of a Pledged Account from time to time during the term of this Agreement.

“Second Priority Pledges” means the Second Priority Pledges created over the Pledged Accounts pursuant to the Second Priority Pledges Agreement.

“Second Priority Pledges Agreement” means the Second Priority Pledges Agreement dated as of December 17, 2010, among Novelis Inc., as Pledgor, Bank of America, N.A., as French Collateral Agent and Beneficiary, the Revolving Credit Secured Parties and the Securities Accounts Holders (as each of these capitalized terms is defined therein).

“Securities Account” (or “Compte titres”) means each of the securities accounts (comptes titres) within the meaning of article L. 211-20 of the Code monétaire et financier described in Schedule I hereto, opened and maintained by the relevant Securities Account Holder in its books in the name of the Pledgor.

“Securities Account Holder” means the Companies.

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“Security” means any security (valeur mobilière) (or splitting of a security) representative of a portion of the share capital of a Company or giving rights, immediately or in the future, by means of conversion, exchange, reimbursement, presentation of a warrant or in any manner whatsoever, to the attribution of a security representative of a portion of the share capital of such Company.

“Statement of Pledge” means, for each Pledge, a statement of pledge over the relevant Pledged Account in the form set out in Schedule A, B or C (Déclaration de Nantissement de Compte Titres Financiers).

“Term Loan Collateral Agent” means the “Term Loan Collateral Agent” as defined in the Intercreditor Agreement.

“Term Loan Credit Agreement” (or “Convention de Prêt à Terme”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Borrower”, AV METALS INC., as “Holdings”, the “Other Guarantors” party thereto, the lenders party thereto and Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” (all as defined therein).

“Term Loan Secured Obligations” (or “Obligations Garanties”) means the “Secured Obligations” as defined in the Term Loan Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement. For the avoidance of doubt, the Term Loan Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Term Loan Credit Agreement.

“Term Loan Secured Parties” (or “Beneficiary” or “Bénéficiaires”) means, collectively, the Term Loan Secured Parties (as defined in the Intercreditor Agreement).

1.2	Terms defined in the Term Loan Credit Agreement

Unless defined in this Agreement or the context otherwise requires, a term defined in the Term Loan Credit Agreement, has the same meaning in this Agreement, as if all references in such defined terms to the Term Loan Credit Agreement were a reference to this Agreement.

1.3	Construction

1.3.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	a “Term Loan Secured Party” or a “Loan Party” shall include its assigns and successors and such assigns and successors shall be treated as initial parties to the Term Loan Credit Agreement or this Agreement, as the case may be, as if they had been party to such agreement at the time of its execution;

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(b)	“authorization” means an authorization, consent, approval, licence, exemption, filing, notarisation or registration;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	“financial securities” means any titres financiers as defined in article L. 211-1, II of the Code monétaire et financier;

(e)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, varied, novated or supplemented;

(g)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(h)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(i)	a “successor” of a person includes its permitted assignees, persons subrogated to its rights and any person who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement or the Term Loan Credit Agreement by operation of law (in particular by virtue of a fusion or apport partiel d’actif); and

(j)	a provision of law is a reference to that provision as amended or re-enacted.
1.3.2	Section, Clause and Schedule headings are for ease of reference only.

1.3.3	An Event of Default is continuing if it has not been waived.

1.3.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control.

1.3.5	This Agreement is designated a Loan Document for the purposes of the Term Loan Credit Agreement.

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1.3.6	Capitalized terms used in this Agreement (including the Recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Credit Agreement and shall be interpreted and construed in accordance therewith.

2.	AGREEMENT TO PLEDGE

2.1	In order to secure the payment of the Term Loan Secured Obligations, the Pledgor hereby agrees to grant in favor of the French Collateral Agent for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties a first priority pledge (nantissement de premier rang) of each Pledged Account. In accordance with the provisions of the Intercreditor Agreement, each such pledge shall rank senior in right, priority, operation, effect and all other aspects to the Second Priority Pledges of each relevant Pledge Account.

2.2	In accordance with article L. 211-20 of the Code monétaire et financier, each Pledge extends to:

2.2.1	any financial securities credited to the relevant Pledged Account from time to time after the execution of the Statement of Pledge (and such financial securities will be deemed to be part of the Pledge and will be treated as Pledged Securities from the date of execution of the Statement of Pledge);

2.2.2	all financial securities to which the Pledge extends by reason of their having been substituted for, or added to, the Pledged Securities (including by reason of the transformation, merger or other similar operation affecting the relevant Company); and

2.2.3	the Cash Distributions.

2.3	The Pledgor shall cause each Securities Account Holder, and each Securities Account Holder undertakes accordingly, to credit to the relevant Pledged Account:

2.3.1	all shares issued by the Company of which it becomes the owner so that at all times during the term of this Agreement, all of its participation in the share capital of the Company is always subject to the relevant Pledge;

2.3.2	and more generally all Securities, other than shares, issued by the Company of which it becomes the owner;

2.3.3	The Pledged Securities shall include at all time during this Agreement all the shares and other Securities, if any, issued by the Companies and outstanding from time to time.

3.	CREATION OF THE PLEDGES

On the date of this Agreement the Pledgor shall execute each of the Statements of Pledge and deliver to the French Collateral Agent an original copy of the same.

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3.1	The Pledgor shall also deliver to each Securities Account Holder an original executed copy of the relevant Statement of Pledge and a copy of this Agreement and shall cause such Securities Account Holder, who hereby agrees, to:

3.1.1	open and identify the relevant Securities Account;

3.1.2	credit to the relevant Securities Account the relevant Pledged Securities existing at the date hereof, being all the shares of the issued share capital of the relevant Company in the number provided under Schedule 1;

3.1.3	open a Cash Account in the Cash Account Holder’s books;

3.1.4	promptly deliver to the French Collateral Agent a Certificate of Pledge of those initially Pledged Securities; and

3.2	Promptly upon becoming owner of any shares or other Securities referred to in Clause 2.3, the Pledgor shall cause the relevant Securities Account Holder, who hereby agrees, to:

3.2.1	credit such shares or other Securities to the relevant Securities Account; and

3.2.2	promptly deliver to the French Collateral Agent a Certificate of Pledge of those subsequently Pledged Securities.

3.3	Each Securities Account Holder shall take all necessary steps so that the Pledge over the Securities Account and the Pledged Securities is reflected in the relevant Company’s register of shareholders.

4.	VOTING RIGHTS AND CASH DISTRIBUTIONS

4.1	Use of voting rights :

The Pledgor shall not vote for any resolution of the shareholders’ meetings of a Company in a way which would be likely to prejudice the value of the shares of such Company or otherwise prejudice the value of or the ability of the French Collateral Agent to realize the security over the relevant Pledged Securities. Upon the occurrence of an Event of Default which is continuing, the Pledgor shall not exercise any voting rights in the Companies without the prior consent of the French Collateral Agent.

4.2	Cash Distributions

Until the term of the Pledges (as set forth in Clause 6 below), all Cash Distributions denominated in any currency arising from the Pledged Securities from time to time shall immediately be credited to the relevant Cash Account, which the relevant Securities Account Holder agrees to do.

4.2.1	Availability of Cash Distributions prior to an Event of Default

For so long as no Event of Default has occurred and is continuing, the Pledgor shall be free, subject to the terms of and the limitations set forth in the Term

8

Loan Credit Agreement, to use any amounts standing to the credit of a Cash Account, provided however that such Cash Account may never present a debit balance.
4.2.2	Unavailability of Cash Distributions after an Event of Default

Upon the occurrence of an Event of Default which is continuing, the amounts standing to the credit of the Cash Accounts will become unavailable to the Pledgor and the Cash Account Holder will be entitled to block such Cash Accounts. To that effect, the French Collateral Agent will be entitled (and the Pledgor hereby expressly gives mandate to the French Collateral Agent to that effect) to notify the same to the Cash Account Holder by notice, a form of which is set out in Schedule D hereto, requesting it to freeze the Cash Accounts until a notification to the contrary is received from the French Collateral Agent, or until the French Collateral Agent requests the transfer to its benefit of the amounts standing to the credit of such Cash Accounts in accordance with Clause 9 (Remedies upon an Event of Default), in each case in accordance with and subject to the terms of the Intercreditor Agreement.

5.	REPAYMENT OR REDEMPTION OF PLEDGED SECURITIES

Any amounts resulting from the repayment or redemption of any Pledged Securities permitted under the Term Loan Credit Agreement, and more generally, any amounts paid to the Pledgor which represent, by way of substitution, all or a portion of the Pledged Securities, shall immediately be credited to the relevant Cash Account. Notwithstanding the provisions contained at Clause 4.2.1 (Availability of Cash Distributions prior to an Event of Default), such amounts will be and remain unavailable to the Pledgor until the expiration of the term of the Pledges (set forth in Clause 6 below).

6.	TERM OF THE PLEDGES
(a)	The Pledges will remain in full force and effect until the date of the occurrence of the Discharge of Term Loan Secured Obligations (as defined in the Intercreditor Agreement). At the request of the Pledgor made after that date, the French Collateral Agent will, at the cost of the Pledgor, promptly execute any documents necessary to release the Pledges.

(b)	If the French Collateral Agent is authorized to release in whole or in part the Pledged Assets under the Term Loan Credit Agreement, the French Collateral Agent is authorized to release such collateral under this Agreement.
7.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

7.1	Representations

The Pledgor makes the following representations and warranties to the French Collateral Agent and the Term Loan Secured Parties and acknowledges that

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the French Collateral Agent and the Term Loan Secured Parties have become a party to this Agreement in reliance on these representations and warranties:
7.1.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

7.1.2	Power and Authority

(a)	It has the power to enter into, perform, and has taken or will as soon as reasonably practicable and in any case by the time required take all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

(b)	No limit on its powers will be exceeded as a result of the granting of security contemplated by this Agreement.

7.1.3	Binding Obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; once the Statement of Pledge has been signed by the Pledgor, a valid nantissement (pledge) will be created in favor of the French Collateral Agent for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties over the relevant Pledged Account and Pledged Assets to secure the Term Loan Secured Obligations.

7.1.4	First Priority Pledges

Each of the Pledges creates a pledge ranking above the rights that any other Person (including the Revolving Credit Claimholders (as defined in the Intercreditor Agreement) under the Second Priority Pledges) may have over the relevant Pledged Assets and the proceeds of any sale of the relevant Pledged Securities, save for statutorily preferred exceptions.

7.1.5	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not:

(a)	conflict with:
(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

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(iii) any agreement or other instrument binding upon it or its properties except (with respect to this item (iii) only) for any conflict that could not reasonably be expected to result in a Material Adverse Effect; or
(b)	result in the existence of, or oblige it to create, any security over the Pledged Assets.
7.1.6	No Claims

No claims or proceedings are to the Pledgor’s knowledge, pending or threatened before courts or arbitration panels in France or abroad, in connection with any of the Pledged Assets.

7.1.7	Ownership of Pledged Assets

It is the sole owner of all the Pledged Assets and, except for the Second Priority Pledges, has not created any other nantissement (pledge) and has not sold or disposed of, or granted any options or pre-emption rights in respect of any of its rights in, any of the Pledged Assets (other than as permitted under the Loan Documents and the Intercreditor Agreement).

7.1.8	Shares fully paid up

The shares of each Company, initially pledged and listed in the relevant Statement of Pledge, are fully paid up and represent all of the issued share capital of each such Company.

7.1.9	No Issuance of Shares

There is no purchase option outstanding or in existence in relation to all or part of the Pledged Securities, no scheme exists for the purchase or subscription of shares in the Companies, and more generally there exists no agreement by which any of the Companies has undertaken to issue new shares or securities giving access to its share capital.

7.1.10	Authorizations

Save as provided in Clause 7.1.3 (Binding Obligations), all authorizations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

(b)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained by the Pledgor.
7.1.11	No limitations to transferability of the Pledged Securities

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There is in the constitutive documents (statuts) of the Companies, or in any other corporate document or in any shareholder agreement or any other agreement between shareholders and third parties (other than the Second Priority Pledges Agreement), no restriction on the transfer or the registration of the transfer of the Pledged Securities (such as for instance pre-emption clauses (clauses de préemption) or approval clauses (clauses d’agrément) or clauses prohibiting the transfer of the Pledged Securities for a given waiting period).
7.1.12	Choice of law
Subject to the Legal Reservations:
(a)	the choice of French law as the governing law of this Agreement will be recognized and enforced in its jurisdiction of incorporation;

(b)	any judgment obtained in France in relation to this Agreement will be recognized and enforced in its jurisdiction of incorporation.
7.1.13	Deduction of Taxes

It is not required under the laws of its jurisdiction of incorporation to make any deduction for or on account of Taxes from any payment it may make under this Agreement.

7.1.14	Repetition

The representations set out in Clauses 7.1.1 (Status) to 7.1.13 (Deduction of Taxes) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the expiry of the term set forth in Section 11.05 of the Term Loan Credit Agreement.

7.2	Undertakings

7.2.1	Authorizations
The Pledgor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the French Collateral Agent of,

any authorization required under any law or regulation of its jurisdiction of incorporation to (1) enable it to perform its obligations under this Agreement, (2) ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement and to (3) enable it to own its property and assets and to carry on its business, trade and ordinary activities as currently conducted except (for this item (3) only) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

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7.2.2	Disposals and Negative Pledge

The Pledgor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, sell, lease, transfer or otherwise dispose of the whole or any part of the Pledged Assets and shall not create or permit to subsist any nantissement (pledge) on any part of the Pledged Assets or otherwise deal with any part of the Pledged Assets, except for the Second Priority Pledges or as otherwise permitted under this Agreement, the Loan Documents. If any such transaction is so permitted, the French Collateral Agent shall promptly sign if needed all documents and instruments necessary for the requisite part of the Pledged Assets to be transferred or encumbered.

7.2.3	Share Capital Percentage

The Pledgor shall maintain the percentage of share capital in each Company which the relevant Pledged Securities represent at the date of this Agreement (i.e., 100%). For this purpose, the Pledgor shall procure that no new shares are issued by the Companies, no securities giving access to the capital of the Companies are issued and, more generally, no change in the share capital of the Companies occurs, except as legally required pursuant to a mandatory provision of law or otherwise with the prior written consent of the French Collateral Agent and subject in any event to compliance with all other provisions of this Agreement.

7.2.4	Shares fully paid up

In the event new shares are issued by a Company, the Pledgor shall pay all amounts due and payable by it in respect of such new shares issued by such Company which it subscribes, as and when requested to do so by the appropriate shareholders’ meeting resolution decision.

7.2.5	Claims

The Pledgor shall take all necessary steps to defend its rights in respect of the Pledged Assets against any claim or demand of any person in order to protect the rights of the French Collateral Agent and the other Term Loan Secured Parties over the Pledged Assets, and shall promptly keep the French Collateral Agent informed of any such claim or demand.

7.2.6	Pledged Accounts

The Pledgor shall not close or transfer a Securities Account unless a new Securities Account Holder has been approved by the French Collateral Agent and has agreed in writing to be bound by the terms of this Agreement; the Pledgor shall not close or transfer a Cash Account unless a new Cash Account Holder has been approved by the French Collateral Agent.

7.2.7	Information

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The Pledgor shall direct that the Securities Account Holder or the Cash Account Holder provide to the French Collateral Agent, upon demand, any such information, reports and records as the French Collateral Agent may require in respect of the relevant Securities Account or Cash Account, and the Pledgor shall sign all documents and take all actions necessary in relation thereto.
8.	COVENANT FOR FURTHER ASSURANCE

The Pledgor will promptly at its own cost do all such acts or execute all such documents as the French Collateral Agent may specify (and in such form as the French Collateral Agent may require) to:

8.1	perfect the security created or intended to be created in respect of the Pledged Assets or for the exercise of the rights, powers and remedies of the French Collateral Agent and the Term Loan Secured Parties provided by or pursuant to this Agreement or by law,

8.2	facilitate the realization of any of the Pledged Assets, without such operation constituting in any manner a novation of the rights or security granted under this Agreement,

8.3	change a Securities Account from nominatif pur to nominatif administré.

Promptly upon a request to that effect from the French Collateral Agent, the Pledgor shall at its own cost nominate a bank or financial institution acting as intermédiaire financier habilité to operate on its behalf the relevant Securities Account which shall accordingly be transferred from the relevant Company’s register of shareholders to an account opened with such intermédiaire financier habilité; provided however that such new Securities Account Holder shall be approved by the French Collateral Agent and has agreed in writing to be bound by the terms of this Agreement. For the avoidance of doubt, such operation shall not constitute in any manner a novation of the rights or security granted under this Agreement.

9.	REMEDIES UPON DEFAULT

9.1	Exercise of their rights by the French Collateral Agent

At any time after an Event of Default has occurred, and in accordance with the terms of the Intercreditor Agreement, the French Collateral Agent, acting for its own account and for the account and on behalf of the Term Loan Secured Parties, shall be entitled to exercise all rights, and take all actions in relation to the Pledged Assets as may be permitted by applicable law in France and, in particular, may:

(a)	in accordance with the provisions of article 2348 of the French Civil Code, upon five (5) days’ prior written notice (mise en demeure) sent by recorded delivery to the Pledgor, and without requesting judicial attribution (attribution judiciaire), enforce the Pledges by becoming the owner of the Securities;

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(b)	at any time after all or part of the Term Loan Secured Obligations have become due and payable (créance certaine, liquide et exigible), and after a period of three (3) clear days (jours francs) starting on the date on which upon five (5) days’ prior written notice (mise en demeure), complying with the provisions of article L. 211-20 of the Code monétaire et financier and of articles D. 211-1 and following of the same code, sent by recorded delivery to the Pledgor, the relevant Securities Account Holder and the Cash Account Holder, require the transfer to it of the amounts standing to the credit of the relevant Cash Account, up to the amount of the Term Loan Secured Obligations.
The value of the relevant Pledged Securities will be estimated at the date of the transfer of title thereto to the French Collateral Agent by an expert appointed in good faith by the French Collateral Agent and the Pledgor within eight (8) days following transfer of title on the list of experts listed on the register of the Court of Appeal of Paris (liste des experts près la Cour d’appel de Paris), under section “Economie et Finance”, sub-section “Comptabilité” or “Finances” and the specialization of which is the valuation of shares (“évaluation de droits sociaux — fusions, scissions et apports”), or any list coming to replace such list. If the parties fail to agree on the name of the expert within this period, the expert will be nominated by the President of the Commercial Court of Paris (statuant en référé) seized by any of the parties.
9.2	Rights of the French Collateral Agent discretionary

The French Collateral Agent, acting on its behalf and on behalf of the Term Loan Secured Parties, and in accordance with the Intercreditor Agreement, may elect to exercise, or not, at the time of its choice and at its discretion, the rights conferred upon the French Collateral Agent and the other Term Loan Secured Parties by this Clause 9 as well as all other rights or actions in relation to any of the Pledged Assets as may then be permitted by applicable law in France. In particular, in respect of any of the Pledged Securities, the French Collateral Agent, acting on its behalf and on behalf of the Term Loan Secured Parties, may elect at its choice not to exercise the rights conferred upon it and the other Term Loan Secured Parties by paragraph 9.1 but rather to request the public sale (vente publique) of such Pledged Securities pursuant to article L. 521-3 of the Code de commerce, or the attribution by a court of such Pledged Securities pursuant to article 2347 of the Code civil.

10.	EFFECTIVENESS OF COLLATERAL

10.1	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the French Collateral Agent or the Term Loan Secured Parties, any right, power or remedy of the French Collateral Agent or the Term Loan Secured Parties provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the French Collateral Agent or the Term Loan Secured Parties provided by this Agreement or by law.

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10.2	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.3	Additional security

The Pledges are in addition to, and are not in any way prejudiced by, any other security now or hereafter held by the French Collateral Agent and the Term Loan Secured Parties to secure all or part of the Term Loan Secured Obligations. The French Collateral Agent and the Term Loan Secured Parties shall not be obliged, before exercising any rights conferred on them by this Agreement or by law, to exercise or enforce any other rights or security they may have or hold in respect of all or part of the Term Loan Secured Obligations.

10.4	Amendment to Term Loan Secured Obligations

The Pledges secure the Term Loan Secured Obligations as amended from time to time by any amendment agreement to the Term Loan Credit Agreement, including where such amendment relates to the amount of credit extended pursuant to the Term Loan Credit Agreement. The Pledgor shall at its own cost sign all documents and take all actions necessary to that effect.

11.	EXPENSES, COSTS, TAXES AND INDEMNITY

11.1	Expenses

The Pledgor shall promptly pay the French Collateral Agent and the Term Loan Secured Parties on demand the amount of all costs and expenses (including legal fees and value added taxes and other taxes incurred in respect of these costs and expenses) reasonably incurred by the French Collateral Agent and the Term Loan Secured Parties in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions and perfection of the security contemplated by this Agreement.

11.2	The Pledgor shall, within three (3) Business Days of demand pay the French Collateral Agent for all the costs and expenses (including legal fees and value added taxes and other taxes incurred in respect of these costs and expenses) reasonably incurred by it or the Term Loan Secured Parties in connection with:

11.2.1	an amendment of or a waiver of their rights under this Agreement;

11.2.2	the preparation and execution of any Statement of Pledge; and

11.2.3	the preservation and/or enforcement of any of their rights, powers or remedies under this Agreement or any of the Pledges or any proceedings instituted by or against any of them as a consequence of taking or holding the security created by the Pledges or the total or partial release of the Pledges.

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11.3	Taxes

The Pledgor shall pay all stamp, registration and other Taxes to which this Agreement, the Pledges or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the French Collateral Agent and the Term Loan Secured Parties on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.

11.4	Indemnity

The Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the French Collateral Agent and the Term Loan Secured Parties and their attorneys against any action which any of it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement or otherwise relating to any of the Pledged Assets.

12.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Term Loan Secured Obligations and subject to the provisions of the applicable Credit Agreement, the French Collateral Agent and the Term Loan Secured Parties may convert any money received, recovered or realized or subject to application by them under this Agreement from one currency to another, as they think fit, and any such conversion shall be effected at the French Collateral Agent’s and the relevant Term Loan Secured Party’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

13.	ASSIGNMENT

13.1	Permitted Successors

This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent successors.

13.2	Disclosure

The French Collateral Agent and the Term Loan Secured Parties shall be entitled to disclose such information concerning the Pledgor or any other person and this Agreement as the French Collateral Agent and the Term Loan Secured Parties consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

13.3	Novation

In case of a novation (novation) of the Term Loan Secured Obligations, the Term Loan Credit Agreement or any other Loan Document, the Term Loan Secured Parties expressly maintain, in accordance with article 1278 of the Code civil, the benefit of the Pledges, which will therefore remain in full force

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and effect in favor of the French Collateral Agent for the benefit of the Term Loan Secured Parties or any successor.
14.	NOTICES

Each communication to be made under or in connection with this Agreement shall be made in accordance with Clause 11.01 (Notices) of the Term Loan Credit Agreement.

15.	GOVERNING LAW

This Agreement is governed by French law.

16.	TERM LOAN CREDIT AGREEMENT GOVERNS

In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control.

17.	INTERCREDITOR AGREEMENT GOVERNS

Notwithstanding anything herein to the contrary, the liens and security interests granted in favor of the French Collateral Agent for the benefit of the Term Loan Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the French Collateral Agent and the Term Loan Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement, including Article X thereof, shall govern and control the exercise of the remedies by the French Collateral Agent.

18.	JURISDICTION

For the benefit of the French Collateral Agent and the Term Loan Secured Parties, the Pledgor agrees that the Tribunal de Commerce of Paris shall have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence or the validity of the Pledges). This Clause 18 is for the benefit of the French Collateral Agent and the Term Loan Secured Parties only. As a result, the French Collateral Agent and the Term Loan Secured Parties shall not be prevented from taking proceedings against the Pledgor in any other courts with jurisdiction. To the extent allowed by law, the French Collateral Agent and the Term Loan Secured Parties may take concurrent proceedings in any number of jurisdictions. The parties agree that the French courts are the most appropriate

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and convenient courts to settle disputes and accordingly no party will argue to the contrary.
19.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, the Pledgor irrevocably elects domicile at its registered office for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

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Signed on December 17, 2010
in five (5) original copies.
NOVELIS INC.
The Pledgor
Signature:
By:
Capacity:
duly authorized for the purpose of this Agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
acting on its own behalf and on behalf of the other Term Loan Secured Parties
Signature:
By: Christopher Kelly Wall
Capacity: Managing Director
NOVELIS FOIL FRANCE S.A.S.
A Securities Account Holder
Signature:
By:
Capacity:
duly authorized for the purpose of this Agreement
NOVELIS PAE S.A.S.
A Securities Account Holder
Signature:
By:
Capacity:
duly authorized for the purpose of this Agreement
NOVELIS LAMINES FRANCE S.A.S.
A Securities Account Holder
Signature:
By:
Capacity:
duly authorized for the purpose of this Agreement

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SCHEDULE 1
DETAILS OF THE PLEDGED ACCOUNTS
(A) Securities Accounts

		Percentage
		Represented
	Number of	(into the issued		Identification
	Securities	share capital	Securities	Number of
	on Each	of the	Account	Securities
Companies	Account	Company)	Holders	Accounts
Novelis Foil France S.A.S., a French société par actions simplifiée unipersonnelle, with registered address at Moulin à Papier 27250 Rugles, France, with a share capital of 8.198.725 euros, registered with the Evreux Trade and Companies Register under the number 414 870 121.	5.502.500 shares of Novelis Foil France S.A.S.	100%	Novelis Foil France S.A.S.	6 quater

Novelis PAE S.A.S., a French société par actions simplifiée unipersonnelle with registered address at 725 rue Aristide Bergès, 38340 Voreppe, France, with a share capital of 4,040,000 euros, registered with the Grenoble Trade and Companies Register under the number 421 528 555.	8.000 shares of Novelis PAE S.A.S.	100%	Novelis PAE S.A.S.	13 quater

Novelis Laminés France S.A.S., a French société par actions simplifiée unipersonnelle with registered address at 8-10-12 allée Prométhée, Les Propylées II, 28.000 Chartres, France, with a share capital of 3,100,000 euros, registered with the Chartres Trade and Companies Register under the number 343 066 403.	200.000 shares of Novelis Laminés France S.A.S.	100%	Novelis Laminés France S.A.S.	30 quater

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(B)	Cash Accounts

Corresponding
		Identification	pledged
Cash Account		number of the	Securities
Holder	Address	Cash Account	Account
Commerzbank Aktiengesellschaft, Succursale de Paris	3 place de l’Opéra, BP 442, 75002 Paris		Novelis Foil France S.A.S./ # 6 quater

Commerzbank Aktiengesellschaft, Succursale de Paris	3 place de l’Opéra, BP 442, 75002 Paris		Novelis PAE S.A.S./ #13 quater

Commerzbank Aktiengesellschaft, Succursale de Paris	3 place de l’Opéra, BP 442, 75002 Paris		Novelis Laminés France S.A.S. / # 30 quater

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SCHEDULE A
DECLARATION DE NANTISSEMENT DE COMPTE TITRES FINANCIERS
(Soumise aux dispositions de l’article L.211-20 du Code monétaire et financier)
1.	Constituant du Nantissement

NOVELIS INC., une société de droit Canadien relevant du « Canada Business Corporations Act », constitue un nantissement de premier rang sur le compte titres décrit ci-dessous, selon les termes et conditions de l’acte de nantissement de comptes titres de premier rang intitulé First Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) agissant en tant que Bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Premier Rang”).

2.	Société Emettrice
NOVELIS FOIL FRANCE S.A.S., une société par actions simplifiée unipersonnelle, dont le siège social est situé au Moulin à Papier 27250 Rugles, France, et immatriculée au registre du commerce et des sociétés d’Evreux sous le numéro 414 870 121.
3.	Eléments d’identification du compte spécial constitué en nantissement prévu à l’article L. 211-20 du Code monétaire et financier
(a)	Titres financiers

- Teneur de Compte : la Société Emettrice

- Numéro de compte : 6 quater

(b)	Compte espèces pour les fruits et produits

- Teneur de compte : Commerzbank Aktiengesellschaft, Succursale de Paris

- Numéro de compte : 00118414200 EUR

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4.	Titres financiers définis par l’article L. 211-1 II du Code monétaire et financier initialement inscrits dans le compte spécial constitué en nantissement
-	Nature : actions

-	Forme : nominative

-	Nombre : 5.502.500
5.	Bénéficiaires

L’Agent des Prêteurs (Administrative Agent), l’Agent des Sûretés Français (French Collateral Agent), chaque autre Agent (Agent), les Prêteurs (Lenders), tout autre représentant, mandataire ou délégué (Delegate, Receiver), et toute Banque de Couverture Garantie (Secured Hedge Provider) remplissant les conditions figurant dans la Convention de Prêt à Terme (telle que définie ci-dessous), ainsi que toute autre personne désignée en tant que “Secured Party” en vertu de la Convention de Prêt à Terme (tel que chacun de ces termes y est défini).
6.	Obligations Garanties
(a) Toutes les obligations de paiement, quelles qu’elles soient, décrites sous le terme “Obligations Garanties” (Term Loan Secured Obligations) dans l’Acte de Nantissement de Premier Rang, d’un montant en principal de 1.500.000.000 USD (un milliard cinq cent millions de dollars américains), tel qu’ajusté de temps à autres en application de la Convention de Prêt à Terme définie ci-dessous, augmenté des intérêts, intérêts de retard, commissions, frais et accessoires, du Constituant envers les Bénéficiaires (Term Loan Secured Parties) au titre d’une convention de crédit intitulée Credit Agreement conclue en date du 17 décembre 2010 (telle qu’amendée, complétée ou modifiée de temps à autre) entre, inter alia, NOVELIS INC., en tant qu’Emprunteur (Borrower), AV METALS INC., les Filiales Garantes (Subsidiary Guarantors), les Prêteurs (Lenders), BANK OF AMERICA, N.A., en tant qu’Agent des Prêteurs (Administrative Agent) et Agent des Sûretés (Collateral Agent), les personnes agissant chacune en tant qu’Agent (Agent), et MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED et J.P. MORGAN SECURITIES LLC en tant qu’Arrangeurs (Joint Lead Arrangers), en ce compris les autres documents financiers (Loan Documents) prévus par cette convention (la “Convention de Prêt à Terme”); et, sans duplication,
(b) toutes les obligations de paiement, quelles qu’elles soient, du Constituant envers l’Agent des Sûretés du Prêt à Terme (Term Loan Collateral Agent), au titre de la clause 11.24 (Parallel Debt) de la Convention de Prêt à Terme, augmentées des intérêts de retard, commissions, frais et accessoires encourus au titre de l’exercice de ses droits aux termes des Documents de Crédit (Loan Documents) ou de tout autre document relatif à, ou garantissant, ces obligations.

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Le 17 décembre 2010,
en trois (3) exemplaires originaux.
NOVELIS INC. représentée par :
Signature :

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Translation for information purposes only
STATEMENT OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Pledgor

NOVELIS INC., a company formed under the Canadian Business Corporations Act (the “Pledgor”), hereby grants a first priority pledge over the special securities account described below pursuant to the terms and conditions of the First Priority Pledges Agreement, dated as of December 17, 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges and bank of America, N.A., as French Collateral Agent, acting on its behalf as Beneficiary and for the account and on behalf of the Term Loan Secured Parties (the “First Priority Securities Account Pledge Agreement”).
2.	Issuing Company
NOVELIS FOIL FRANCE S.A.S., a société par actions simplifiée unipersonnelle whose registered office is located Le Moulin à Papier 27250 Rugles, France, registered with the Evreux Trade and Companies Register under the number 414 870 121.
3.	Details concerning the special account set up for the pledge as required by article L. 211-20 of the French Financial and Monetary Code
(a)	Securities account
-	Account Holder: the Issuing Company

-	Account number: 6 quater
(b)	Cash account
-	Cash account holder: Commerzbank Aktiengesellschaft, Succursale de Paris

-	Account number:

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4.	Financial Securities defined by article L. 211-1 II of the French Financial and Monetary Code initially registered in the special pledged account
-	Type: shares

-	Form: registered

-	Number: 5,502,500
5.	Beneficiaries
The French Collateral Agent, the Administrative Agent, any Receiver or Delegate, each other Agent, the Lenders and, subject to the conditions set forth in the Term Loan Credit Agreement, each Secured Hedge Provider, and any other Person which is or becomes a Secured Party, within the meaning of the Term Loan Credit Agreement.

6.	Term Loan Secured Obligations
(a) All the payment obligations described as the “Term Loan Secured Obligations” in the First Priority Pledges Agreement, being USD 1,500,000,000 (one billion five hundred millions US Dollars) in principal (as adjusted from time to time in accordance with the provisions of the Term Loan Credit Agreement defined below), plus interest, interest for late payment, fees, costs and expenses and any other sums owed by the Pledgor to the Term Loan Secured Parties under that certain credit agreement dated as of December 17, 2010, among, inter alia, the Loan Parties party thereto, the lenders party thereto and BANK OF AMERICA, N.A., as administrative agent and as collateral agent for the Term Loan Secured Parties, the other agents party thereto, and MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC as joint lead arrangers, as amended, restated, supplemented or modified from time to time, and the other Loan Documents (the “Term Loan Credit Agreement”); and, without duplication,
(b) All present and future obligations and liabilities owing or incurred by the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, including all costs, charges and expenses incurred by the Term Loan Collateral Agent in connection with the protection, preservation or enforcement of its rights under the Loan Documents (as the case may be) or any other document evidencing or securing any such liabilities.

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on December 17, 2010
in three (3) original copies
NOVELIS INC.
represented by:
Signature:

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SCHEDULE A BIS
ATTESTATION DE NANTISSEMENT DE COMPTE TITRES
(Soumise aux dispositions de l’article L. 211-20 du Code monétaire et financier)
1.	Novelis Foil France S.A.S., représentée par son Président, agissant en qualité de Société Emettrice et de Teneur du Compte Nanti, certifie et atteste, par la présente, que :
1.1	les 5.502.500 actions de Novelis Foil France S.A.S. détenues par Novelis Inc. (le “Constituant”),
-	désignées dans la déclaration de nantissement de compte de titres financiers signée le [-] décembre 2010 par le Constituant (la “Déclaration de Nantissement”),

-	représente la totalité des actions émises par la Société Emettrice, et

-	ont été virées au compte spécial de nantissement n°6 quater ouvert au nom du Constituant sur nos livres (le “Compte Nanti”) ;
1.2	ledit compte de titres financiers fait l’objet d’un nantissement de premier rang en faveur de l’Agent des Sûretés Français (French Collateral Agent) pour le compte des Bénéficiaires (Term Loan Secured Parties) en garantie des Obligations Garanties (Term Loan Secured Obligations) telles que définies dans l’acte de nantissement de comptes titres de premier rang intitulé First Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL France S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) en tant que Bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Premier Rang”) et porte mention expresse dudit nantissement de premier rang; et
1.3	aucun autre nantissement n’est inscrit à la date de la présente attestation sur les titres désignés dans la Déclaration de Nantissement, en dehors d’un nantissement de second rang inscrit en faveur des bénéficiaires identifiés dans un acte de nantissement de comptes d’instruments financiers de second rang signé le 17 décembre 2010 en langue anglaise entre NOVELIS INC., en tant que Constituant du nantissement, NOVELIS FOIL France S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Emettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que bénéficiaires des nantissements de second rang et Bank of America, N.A. agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent).

29

2.	Une copie certifiée conforme de ce compte spécial faisant apparaître ce virement est annexée à la présente attestation de constitution de nantissement.
3.	Nous accusons réception de l’Acte de Nantissement de Premier Rang et de la Déclaration de Nantissement et prenons acte du fait que :
-	les dividendes en numéraire et les intérêts afférents aux titres financiers figurant au Compte Nanti, ainsi que le produit du remboursement ou de l’amortissement desdits titres, devront être versés sur le compte bancaire spécial visé dans la Déclaration de Nantissement ;

-	le Constituant n’est pas autorisé à disposer des titres inscrits dans le Compte Nanti.
4.	En notre qualité de Teneur de Compte, nous acceptons d’exercer la mission de contrôle résultant de ce qui précède.
Le 17 décembre 2010,
en un (1) exemplaire original.
Novelis Foil France S.A.S.
Teneur de Compte
représentée par :
Signature:
P.J. Copie du compte spécial d’actionnaire

30

Translation for information purposes only
CERTIFICATE OF PLEDGE OVER A SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Novelis Foil France S.A.S., represented by its President, acting in its capacity as Issuing Company and Securities Account Holder, hereby certifies and attests that:
1.1	the 5,502,500 shares of Novelis Foil France S.A.S. held by Novelis Inc. (the “Pledgor”)
-	referred to in the statement of pledge over a securities account signed on December [-], 2010 by the Pledgor (the “Statement of Pledge”),

-	represent all of the outstanding shares issued by the Issuing Company, and

-	have been registered in the special account n°6 quater opened in our books in the name of the Pledgor (the “Pledged Account”);
1.2	the said securities account is subject to a first priority pledge in favor of the French Collateral Agent for the benefit of the Term Loan Secured Parties as security for the Term Loan Secured Obligations as defined in the First Priority Pledges Agreement dated as of December 17, 2010 by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges, and Bank of America, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Term Loan Secured Parties as French Collateral Agent (the “First Priority Pledges Agreement”) and that the First Priority Pledges is expressly mentioned on that account;
1.3	no other security interest is registered on the securities mentioned in the Statement of Pledge at the date hereof, save the Second Priority Pledge registered in favor of the Revolving Credit Secured Parties identified in the Second Priority Pledges Agreement dated as of December 17, 2010, by and among NOVELIS INC. as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, and Bank of America, N.A., acting on its behalf as Beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent.
2.	A copy certified as a true copy of the share register evidencing this transfer is attached to the present Certificate of Pledge.
3.	We hereby acknowledge receipt of the Statement of Pledge and the First Priority Pledges Agreement and we also acknowledge that:

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-	all interests and dividends paid in cash in respect of the securities registered in the Pledged Account, together with the proceeds resulting from the repayment or redemption thereof, shall be paid to the special bank account the details of which are set forth in the Statement of Pledge;
-	the Pledgor is not authorized to dispose of the securities registered in the Pledged Account.
4.	In our capacity as Securities Account Holder of the Pledged Account, we hereby give our consent to the above.
Made as of December 17, 2010
in one (1) original copy
Novelis Foil France S.A.S.
Account Holder
Represented by:
Signature:
Attachment: copy of the special shareholder account

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SCHEDULE B
DECLARATION DE NANTISSEMENT DE COMPTE DE TITRES
FINANCIERS
(Soumise aux dispositions de l’article L.211-20 du Code monétaire et financier)
1.	Constituant du Nantissement

NOVELIS INC., une société de droit Canadien relevant du « Canada Business Corporations Act », constitue un nantissement de premier rang sur le compte d’instruments financiers décrit ci-dessous, selon les termes et conditions de l’acte de nantissement de comptes d’instruments financiers de premier rang intitulé First Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S. agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) agissant en tant que Bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Premier Rang”).
2.	Société Emettrice

NOVELIS PAE S.A.S., une société par actions simplifiée, dont le siège social est situé 725 rue Aristide Bergès, 38340 Voreppe, France, et immatriculée au registre du commerce et des sociétés de Grenoble sous le numéro 421 528 555.
3.	Eléments d’identification du compte spécial constitué en Nantissement prévu à l’article L. 211-20 du Code monétaire et financier
(a)	Compte titres financiers
-	Teneur de Compte : la Société Emettrice

-	Numéro de compte : 13 ter
(b)	Compte espèces pour les fruits et produits
-	Teneur de compte : Commerzbank Aktiengesellschaft, Succursale de Paris

-	Numéro de compte :

33

4.	Titres financiers définis par l’article L. 211-1 II du Code monétaire et financier initialement inscrits dans le compte spécial constitué en nantissement
-	Nature : actions

-	Forme : nominative

-	Nombre : 8.000
5.	Bénéficiaires

L’Agent des Prêteurs (Administrative Agent), l’Agent des Sûretés (Collateral Agent), chaque autre Agent (Agent), les Prêteurs (Lenders), tout autre représentant, mandataire ou délégué (Delegate, Receiver), et toute Banque de Couverture Garantie (Secured Hedge Provider) remplissant les conditions figurant dans la Convention de Prêt à Terme (telle que définie ci-dessous), ainsi que toute autre personne désignée en tant que “Secured Party” en vertu de la Convention de Prêt à Terme visée ci-dessous (tel que chacun de ces termes y est défini).
6.	Obligations Garanties

(a) Toutes les obligations de paiement, quelles qu’elles soient, décrites sous le terme “Obligations Garanties” (Term Loan Secured Obligations) dans l’Acte de Nantissement de Premier Rang, d’un montant en principal de 1.500.000.000 USD (un milliard cinq cent millions de dollars américains), tel qu’ajusté de temps à autres en application de la Convention de Prêt à Terme définie ci-dessous, augmenté des intérêts, intérêts de retard, commissions, frais et accessoires, du Constituant envers les Bénéficiaires (Term Loan Secured Parties) au titre d’une convention de crédit intitulée Credit Agreement conclue en date du 17 décembre 2010 (telle qu’amendée, complétée ou modifiée de temps à autre) entre, inter alia, NOVELIS INC., en tant qu’Emprunteur (Borrower), AV METALS INC., les Filiales Garantes (Subsidiary Guarantors), les Prêteurs (Lenders) Bank of America, N.A., en tant qu’Agent des Prêteurs (Administrative Agent) et Agent des Sûretés (Collateral Agent), les personnes agissant chacune en tant qu’Agent (Agent), et MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED et J.P. MORGAN SECURITIES LLC en tant qu’Arrangeurs (Joint Lead Arrangers), en ce compris les autres documents financiers (Loan Documents) prévus par cette convention (la “Convention de Prêt à Terme”) et, sans duplication,
(b) toutes les obligations de paiement, quelles qu’elles soient, du Constituant envers l’Agent des Sûretés du Prêt à Terme (Term Loan Collateral Agent), au titre de la clause 11.24 (Parallel Debt) de la Convention de Prêt à Terme, augmentées des intérêts de retard, commissions, frais et accessoires encourus au titre de l’exercice de ses droits aux termes des Documents de Crédit (Loan Documents) ou de tout autre document relatif à, ou garantissant, ces obligations.

34

Le 17 décembre 2010,
en trois (3) exemplaires originaux.
NOVELIS INC.
représentée par :
Signature :

35

Translation for information purposes only
STATEMENT OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Pledgor
NOVELIS INC., a company formed under the Canadian Business Corporations Act (the “Pledgor”), hereby grants a first priority pledge over the special securities account described below pursuant to the terms and conditions of the First Priority Pledges Agreement, dated as of December [-] 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, and the Term Loan Secured Parties as beneficiaries of the Pledges and Bank of America, N.A. as French Collateral Agent, acting on its behalf as Beneficiary and for the account and on behalf of the Term Loan Secured Parties (the “First Priority Pledge Agreement”).
2.	Issuing Company
NOVELIS PAE S.A.S., a société par actions simplifiée unipersonnelle whose registered office is located at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under the number 421 528 555.
3.	Details concerning the special account set up for the pledge as required by article L. 211-20-4 of the French Financial and Monetary Code
(a)	Securities account
-	Account Holder: the Issuing Company
-	Account number: 13 ter
(c)	Cash account
-	Cash account holder: Commerzbank Aktiengesellschaft, Succursale de Paris

-	Account number:

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4.	Financial Securities defined by article L. 211-1 II of the French Financial and Monetary Code initially registered in the special pledged account
-	Type: shares

-	Form: registered

-	Number: 8,000
5.	Beneficiaries
The Administrative Agent, the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders and, subject to the conditions set forth in the Term Loan Credit Agreement, each Secured Hedge Provider, and any other Person which is or becomes a Secured Party, within the meaning of the Term Loan Credit Agreement.
6.	Term Loan Secured Obligations
(a) All the payment obligations described as the “Term Loan Secured Obligations” in the First Priority Pledges Agreement, being USD 1,500,000,000 (one billion five hundred millions US Dollars) in principal (as adjusted from time to time in accordance with the provisions of the Term Loan Credit Agreement defined below), plus interest, interest for late payment, fees, costs and expenses and any other sums owed by the Pledgor to the Term Loan Secured Parties under that certain credit agreement dated as of December [-], 2010, among, inter alia, the Loan Parties party thereto, the lenders party thereto and BANK OF AMERICA, N.A., as administrative agent and as collateral agent for the Term Loan Secured Parties, the other agents party thereto, and MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC as joint lead arrangers, as amended, restated, supplemented or modified from time to time, and the other Loan Documents (the “Term Loan Credit Agreement”); and, without duplication.
(b) All present and future obligations and liabilities owing or incurred by the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, including all costs, charges and expenses incurred by the Term Loan Collateral Agent in connection with the protection, preservation or enforcement of its rights under the Loan Documents (as the case may be) or any other document evidencing or securing any such liabilities on December [-], 2010,

37

in three (3) original copies
NOVELIS INC.
represented by:
Signature: ________________________

38

SCHEDULE B BIS
ATTESTATION DE NANTISSEMENT DE COMPTE TITRES
(Soumise aux dispositions de l’article L. 221-20-4 du Code monétaire et financier)
1.	Novelis PAE S.A.S., représentée par son Président, agissant en qualité de Société Emettrice et de Teneur du Compte Nanti, certifie et atteste, par la présente, que :
1.1	les 8.000 actions de Novelis PAE S.A.S. détenues par Novelis Inc. (le “Constituant”),
-	désignées dans la déclaration de nantissement de compte d’instruments financiers signée le 17 décembre 2010 par le Constituant (la “Déclaration de Nantissement”),

-	représente la totalité des actions émises par la Société Emettrice, et

-	ont été virées au compte spécial de nantissement n° 13 ter ouvert au nom du Constituant sur nos livres (le “Compte Nanti”) ;
1.2	ledit compte d’instruments financiers fait l’objet d’un nantissement de premier rang en faveur de l’Agent des Sûretés Français (French Collateral Agent) pour le compte des Bénéficiaires (Term Loan Secured Party) en garantie des Obligations Garanties (Term Loan Secured Obligations) telles que définies dans l’acte de nantissement de comptes d’instruments financiers de premier rang intitulé First Priority Pledges Agreement signé le [-] décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) en tant que Bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent), (l’“Acte de Nantissement de Premier Rang”) et porte mention expresse dudit nantissement de premier rang; et
1.3	aucun autre nantissement n’est inscrit à la date de la présente attestation sur les titres désignés dans la Déclaration de Nantissement, en dehors d’un nantissement de second rang inscrit en faveur des bénéficiaires identifiés dans un acte de nantissement de comptes d’instruments financiers de second rang signé le [-] décembre 2010 en langue anglaise entre NOVELIS INC., en tant que Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Emettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que bénéficiaires des nantissements de second rang et Bank of America, N.A. agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent).

39

2.	Une copie certifiée conforme de ce compte spécial faisant apparaître ce virement est annexée à la présente attestation de constitution de nantissement.
3.	Nous accusons réception de l’Acte de Nantissement de Premier Rang et de la Déclaration de Nantissement et prenons acte du fait que :
-	les dividendes en numéraire et les intérêts afférents aux titres financiers figurant au Compte Nanti, ainsi que le produit du remboursement ou de l’amortissement desdits instruments financiers, devront être versés sur le compte bancaire spécial visé dans la Déclaration de Nantissement ;
-	le Constituant n’est pas autorisé à disposer des titres inscrits dans le Compte Nanti.
4.	En notre qualité de Teneur de Compte, nous acceptons d’exercer la mission de contrôle résultant de ce qui précède.
Le 17 décembre 2010
en un (1) exemplaire original.
Novelis PAE S.A.S.
Teneur de Compte
représentée par :
Signature: _______________________
P.J. Copie du compte spécial d’actionnaire

40

Translation for information purposes only
CERTIFICATE OF PLEDGE OVER A SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Novelis PAE S.A.S., represented by its President, acting in its capacity as Issuing Company and Securities Account Holder, hereby certifies and attests that:
1.1	the 8,000 shares of Novelis PAE S.A.S. held by Novelis Inc. (the “Pledgor”)
-	referred to in the statement of pledge over a securities account signed on December [-], 2010 by the Pledgor (the “Statement of Pledge”),

-	represent all of the outstanding shares issued by the Issuing Company, and

-	have been registered in the special account n° 13 ter opened in our books in the name of the Pledgor (the “Pledged Account”);
1.2	the said securities account is subject to a first priority pledge in favor of the French Collateral Agent and for the benefit of the Term Loan Secured Parties as security for the Term Loan Secured Obligations as defined in the First Priority Pledges Agreement dated as of December [-], 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges, and Bank of America, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Term Loan Secured Parties as French Collateral Agent (the “First Priority Securities Account Pledge Agreement”) and that the First Priority Pledges is expressly mentioned on that account;
1.3	no other security interest is registered on the securities mentioned in the Statement of Pledge at the date hereof, save the Second Priority Pledge registered in favor of the Revolving Credit Secured Parties identified in the Second Priority Pledges Agreement dated as of December [-], 2010, by and among NOVELIS INC. as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, and Bank of America, N.A., acting on its behalf as Beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent.
2.	A copy certified as a true copy of the share register evidencing this transfer is attached to the present Certificate of Pledge.
3.	We hereby acknowledge receipt of the Statement of Pledge and the First Priority Pledges Agreement and we also acknowledge that:

41

-	all interests and dividends paid in cash in respect of the securities registered in the Pledged Account, together with the proceeds resulting from the repayment or redemption thereof, shall be paid to the special bank account the details of which are set forth in the Statement of Pledge;

-	the Pledgor is not authorized to dispose of the financial instruments registered in the Pledged Account.
4.	In our capacity as Securities Account Holder of the Pledged Account, we hereby give our consent to the above.
Made as of December [-] 2010
in one (1) original copy
Novelis PAE S.A.S.
Account Holder
Represented by:
Signature: ___________________
Attachment: copy of the special shareholder account

42

SCHEDULE C
DECLARATION DE NANTISSEMENT DE COMPTE DE TITRES FINANCIERS
(Soumise aux dispositions de l’article L.211-20 du Code monétaire et financier)
1.	Constituant du Nantissement
  NOVELIS INC., une société de droit Canadien relevant du « Canada Business Corporations Act », constitue un nantissement de premier rang sur le compte d’instruments financiers décrit ci-dessous, selon les termes et conditions de l’acte de nantissement de comptes d’instruments financiers de premier rang intitulé First Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) agissant en tant que Bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Premier Rang”).
2.	Société Emettrice
NOVELIS LAMINES FRANCE S.A.S., une société par actions simplifiée, dont le siège social est situé 8-10-12 allée Prométhée, Les Propylées II, 28.000 Chartres, France, et immatriculée au registre du commerce et des sociétés de Chartres sous le numéro 343 066 403.
3.	Eléments d’identification du compte spécial constitué en nantissement prévu à l’article L. 211-20 du Code monétaire et financier
(a)	Compte titres financiers
-	Teneur de Compte : la Société Emettrice
-	Numéro de compte : 30 quater
(b)	Compte espèces pour les fruits et produits
-	Teneur de compte : Commerzbank Aktiengesellschaft, Succursale de Paris

-	Numéro de compte :

43

4.	Titres financiers définis par l’article L. 211-1 II du Code monétaire et financier initialement inscrits dans le compte spécial constitué en nantissement
-	Nature : actions

-	Forme : nominative

-	Nombre : 200.000
5.	Bénéficiaires
L’Agent des Prêteurs (Administrative Agent), l’Agent des Sûretés (Collateral Agent), chaque autre Agent (Agent), les Prêteurs (Lenders), tout autre représentant, mandataire ou délégué (Delegate, Receiver), et toute Banque de Couverture Garantie (Secured Hedge Provider) remplissant les conditions figurant dans la Convention de Prêt à Terme (telle que définie ci-dessous), ainsi que toute autre personne désignée en tant que “Secured Party” en vertu de la Convention de Prêt à Terme visée ci-dessous (tel que chacun de ces termes y est défini).
6.	Obligations Garanties
(a) Toutes les obligations de paiement, quelles qu’elles soient, décrites sous le terme “Obligations Garanties” (Term Loan Secured Obligations) dans l’Acte de Nantissement de Premier Rang, d’un montant en principal de 1.500.000.000 USD (un milliard cinq cent millions de dollars américains), tel qu’ajusté de temps à autres en application de la Convention de Prêt à Terme définie ci-dessous, augmenté des intérêts, intérêts de retard, commissions, frais et accessoires, du Constituant envers les Bénéficiaires (Term Loan Secured Parties) au titre d’une convention de crédit intitulée Credit Agreement conclue en date du 17 décembre 2010 (telle qu’amendée, complétée ou modifiée de temps à autre) entre, inter alia, NOVELIS INC., en tant qu’Emprunteur (Borrower), AV METALS INC., les Filiales Garantes (Subsidiary Guarantors), les Prêteurs (Lenders), BANK OF AMERICA, N.A., en tant qu’Agent des Prêteurs (Administrative Agent) et Agent des Sûretés (Collateral Agent), les personnes agissant chacune en tant qu’Agent (Agent), MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED et J.P. MORGAN SECURITIES LLC en tant qu’Arrangeurs (Joint Lead Arrangers), en ce compris les autres documents financiers (Loan Documents) prévus par cette convention (la “Convention de Prêt à Terme”); et, sans duplication,
(b) toutes les obligations de paiement, quelles qu’elles soient, du Constituant envers l’Agent des Sûretés du Prêt à Terme (Term Loan Collateral Agent), au titre de la clause 11.24 (Parallel Debt) de la Convention de Prêt à Terme, augmentées des intérêts de retard, commissions, frais et accessoires encourus au titre de l’exercice de ses droits aux termes des Documents de Crédit (Loan Documents) ou de tout autre document relatif à, ou garantissant, ces obligations.

44

Le 17 décembre 2010,
en trois (3) exemplaires originaux.
NOVELIS INC.
représentée par :
Signature : _______________________

45

Translation for information purposes only
STATEMENT OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Pledgor
NOVELIS INC., a company formed under the Canadian Business Corporations Act (the “Pledgor”), hereby grants a first priority pledge over the special securities account described below pursuant to the terms and conditions of the First Priority Pledges Agreement, dated as of December [-], 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the Pledges and Bank of America, N.A. as French Collateral Agent, acting on its behalf as Beneficiary and for the account and on behalf of the Term Loan Secured Parties (the “First Priority Securities Account Pledge Agreement”).
2.	Issuing Company
NOVELIS LAMINES FRANCE S.A.S., a société par actions simplifiée unipersonnelle whose registered office is located at 8-10-12 allée Prométhée, Les Propylées II, 28.000 Chartres, France, registered with the Chartres Trade and Companies Register under the number 343 066 403.
3.	Details concerning the special account set up for the pledge as required by article L. 211-20 of the French Financial and Monetary Code
(a)	Securities account
-	Account Holder: the Issuing Company
-	Account number: 30 quater
(d)	Cash account
-	Cash account holder: Commerzbank Aktiengesellschaft, Succursale de Paris

-	Account number:

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4.	Financial Securities defined by article L. 211-1 II of the French Financial and Monetary Code initially registered in the special pledged account
-	Type: shares

-	Form: registered

-	Number: 200,000
5.	Beneficiaries
The Administrative Agent, the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders and, subject to the conditions set forth in the Term Loan Credit Agreement, each Secured Hedge Provider.
6.	Term Loan Secured Obligations
(a) All the payment obligations described as the “Term Loan Secured Obligations” in the First Priority Pledges Agreement, being USD 1,500,000,000 (one billion five hundred millions US Dollars) in principal (as adjusted from time to time in accordance with the provisions of the Term Loan Credit Agreement defined below), plus interest, interest for late payment, fees, costs and expenses and any other sums owed by the Pledgor to the Term Loan Secured Parties under that certain credit agreement dated as of December [-], 2010, among the Loan Parties party thereto, the lenders party thereto BANK OF AMERICA, N.A., as administrative agent and as collateral agent for the Term Loan Secured Parties, the other agents party thereto, and MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC as joint lead arrangers, as amended, restated, supplemented or modified from time to time, and the other Loan Documents (the “Term Loan Credit Agreement”); and, without duplication.
(b) All present and future obligations and liabilities owing or incurred by the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, including all costs, charges and expenses incurred by the Term Loan Collateral Agent in connection with the protection, preservation or enforcement of its rights under the Loan Documents (as the case may be) or any other document evidencing or securing any such liabilities.
on December 17, 2010,
in three (3) original copies
NOVELIS INC. represented by:
Signature: ________________________

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SCHEDULE C BIS
ATTESTATION DE NANTISSEMENT DE COMPTE TITRES
(Soumise aux dispositions de l’article L. 211-20 du Code monétaire et financier)
1.	Novelis Laminés France S.A.S., représentée par son Président, agissant en qualité de Société Emettrice et de Teneur du Compte Nanti, certifie et atteste, par la présente, que :
1.1	les 200.000 actions de Novelis Laminés France S.A.S. détenues par Novelis Inc. (le “Constituant”),
-	désignées dans la déclaration de nantissement de compte d’instruments financiers signée le 17 décembre 2010 par le Constituant (la “Déclaration de Nantissement”),

-	représente la totalité des actions émises par la Société Emettrice, et

-	ont été virées au compte spécial de nantissement n°30 quater ouvert au nom du Constituant sur nos livres (le “Compte Nanti”) ;
1.2	ledit compte d’instruments financiers fait l’objet d’un nantissement de premier rang en faveur de l’Agent des Sûretés Français (French Collateral Agent) et pour le compte des Bénéficiaires (Term Loan Secured Parties) en garantie des Obligations Garanties (Term Loan Secured Obligations) telles que définies dans l’acte de nantissement de comptes d’instruments financiers de premier rang intitulé First Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) en tant que Bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaires, et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent), (l’"Acte de Nantissement de Premier Rang”) et porte mention expresse dudit nantissement de premier rang; et
1.3	aucun autre nantissement n’est inscrit à la date de la présente attestation sur les titres désignés dans la Déclaration de Nantissement, en dehors d’un nantissement de second rang inscrit en faveur des bénéficiaires identifiés dans un acte de nantissement de comptes d’instruments financiers de second rang signé le 17 décembre 2010 en langue anglaise entre NOVELIS INC., en tant que Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Emettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que bénéficiaires des nantissement de second rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent).

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2.	Une copie certifiée conforme de ce compte spécial faisant apparaître ce virement est annexée à la présente attestation de constitution de nantissement.
3.	Nous accusons réception de l’Acte de Nantissement de Premier Rang et de la Déclaration de Nantissement et prenons acte du fait que :
-	les dividendes en numéraire et les intérêts afférents aux titres financiers figurant au Compte Nanti, ainsi que le produit du remboursement ou de l’amortissement desdits instruments financiers, devront être versés sur le compte bancaire spécial visé dans la Déclaration de Nantissement ;

-	le Constituant n’est pas autorisé à disposer des instruments financiers inscrits dans le Compte Nanti.
4.	En notre qualité de Teneur de Compte, nous acceptons d’exercer la mission de contrôle résultant de ce qui précède.
Le 17 décembre 2010,
en un (1) exemplaire original.
Novelis Laminés France S.A.S.
Teneur de Compte
représentée par :
Signature: _______________________
P.J. Copie du compte spécial d’actionnaire

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Translation for information purposes only
CERTIFICATE OF PLEDGE OVER A SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Novelis Laminés France S.A.S., represented by its President, acting in its capacity as Issuing Company and Securities Account Holder, hereby certifies and attests that:
1.1	the 200,000 shares of Novelis Laminés France S.A.S. held by Novelis Inc. (the “Pledgor”)
-	referred to in the statement of pledge over a securities account signed on December [-] 2010 by the Pledgor (the “Statement of Pledge”),

-	represent all of the outstanding shares issued by the Issuing Company, and

-	have been registered in the special account n°30 quater opened in our books in the name of the Pledgor (the “Pledged Account”);
1.2	the said securities account is subject to a first priority pledge in favor of the French Collateral Agent and for the benefit of the Term Loan Secured Parties as security for the Term Loan Secured Obligations as defined in the First Priority Pledges Agreement dated as of December [-] 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges, and Bank of America, N.A., acting on its behalf as beneficiaries and for the account and on behalf of the Term Loan Secured Parties as French Collateral Agent (the “First Priority Securities Account Pledge Agreement”) and that the First Priority Pledges is expressly mentioned on that account;
1.3	no other security interest is registered on the securities mentioned in the Statement of Pledge at the date hereof, save the Second Priority Pledges registered in favor of the Revolving Credit Secured Parties identified in the Second Priority Pledges Agreement dated as of December [-] 2010, by and among NOVELIS INC. as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, and Bank of America, N.A., acting on its behalf as Beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent.
2.	A copy certified as a true copy of the share register evidencing this transfer is attached to the present Certificate of Pledge.

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3.	We hereby acknowledge receipt of the Statement of Pledge and the First Priority Pledges Agreement and we also acknowledge that:
-	all interests and dividends paid in cash in respect of the securities registered in the Pledged Account, together with the proceeds resulting from the repayment or redemption thereof, shall be paid to the special bank account the details of which are set forth in the Statement of Pledge;

-	the Pledgor is not authorized to dispose of the securities registered in the Pledged Account.
4.	In our capacity as Securities Account Holder of the Pledged Account, we hereby give our consent to the above.
Made as of December 17, 2010
in one (1) original copy
Novelis Laminés France S.A.S.
Account Holder
Represented by:
Signature: ___________________
Attachment: copy of the special shareholder account

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SCHEDULE D
MODELE DE NOTIFICATION DE LA SURVENANCE D’UN CAS DE DEFAUT AU TENEUR DU COMPTE ESPECES
A Commerzbank Aktiengesellschaft, Succursale de Paris, agissant en qualité de Teneur du Compte Espèces
-	Déclaration de nantissement de compte de titres en date du 17 décembre 2010 (la “Déclaration de Nantissement”).

-	Compte bancaire spécial n° [ ] quater ouvert dans vos livres (le “Compte Espèces”).
Messieurs,
1.	Nous nous référons à l’acte de nantissement de comptes titres de premier rang intitulé First Priority Pledges Agreement signé 17 décembre 2010 en langue anglaise entre NOVELIS INC., en tant que Constituant du Nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) en tant que Bénéficiaires des nantissement de premier rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Premier Rang”) ainsi qu’à la Déclaration de Nantissement mentionnée ci-dessus.

2.	Les termes figurant en majuscules dans la présente notification ont la signification qui leur est donnée dans l’Acte de Nantissement de Premier Rang.

3.	Nous vous notifions la survenance d’un Cas de Défaut (Event of Default) au titre des Obligations Garanties (Term Loan Secured Obligations) en vertu de l’Acte de Nantissement de Premier Rang.

4.	A compter du [•], le Constituant n’est donc plus autorisé à effectuer de débit sur le Compte Espèces mentionné ci-dessus et toute somme figurant au crédit du Compte Espèces doit être bloquée jusqu’à notification contraire de notre part.
Par [•]
Qualité [•]
Signature : ________________

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Translation for information purposes only
FORM OF NOTIFICATION OF THE OCCURRENCE OF AN EVENT OF DEFAULT TO THE CASH ACCOUNT HOLDER
To Commerzbank Aktiengesellschaft, Succursale de Paris, as Cash Account Holder
-	Statement of Pledge over a securities account dated December [-], 2010 (the “Statement of Pledge”).
-	Cash Account no. [ ] quater opened in your books (the “Cash Account”).
Dear Sirs,
1.	We refer to the First Priority Pledges Agreement entered into on December [-], 2010 by and among NOVELIS INC., as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges, and Bank of America, N.A., acting on its behalf as Beneficiary and for the account and on behalf of the Beneficiaries as French Collateral Agent (the “First Priority Pledges Agreement”) as well as to the Statement of Pledge.
2.	Capitalized terms used in this notification shall have the meaning ascribed to them in the First Priority Pledges Agreement.
3.	We hereby notify you of the occurrence of an Event of Default in relation to the Term Loan Secured Obligations pursuant to the First Priority Pledges Agreement.
4.	As from the date of [•], the Pledgor will therefore cease to be entitled to make any payments from the Cash Account referred to above, and all the amounts held in such Cash Account shall be frozen until notification to the contrary is given by us.
By [•]
In my capacity as [•]
Signature: __________________

53

December 17, 2010
AMONG
NOVELIS PAE S.A.S.
as Guarantor
BANK OF AMERICA, N.A.
as Term Loan Collateral Agent and Beneficiary
and
THE TERM LOAN SECURED PARTIES
as Beneficiaries

FIRST DEMAND GUARANTEE
(Garantie A Premiere Demande)

INDEX

1. DEFINITIONS AND INTERPRETATION	2
2. GUARANTEE	4
3. GUARANTEE UNCONDITIONAL	4
4. CONTINUING GUARANTEE	5
5. REINSTATEMENT	5
6. SUBROGATION; SUBORDINATION	5
7. REPRESENTATIONS AND WARRANTIES	5
8. GUARANTEE LIMITATION	6
9. ENFORCEMENT	7
10. CERTIFICATE	7
11. MISCELLANEOUS	7
12. NOTICES	8
13. SUCCESSORS AND ASSIGNS	8
14. CURRENCY	8
15. COSTS, EXPENSES, TAXES AND INDEMNITY	8
16. INTERCREDITOR AGREEMENT GOVERNS	8
17. DURATION	9
18. GOVERNING LAW AND JURISDICTION	9

i

THIS AGREEMENT IS MADE BY AND AMONG:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée unipersonnelle having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (as “Guarantor”);
2.	BANK OF AMERICA, N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as Term Loan Collateral Agent on its own behalf and for the account and on behalf of the Term Loan Secured Parties (as each of these terms is defined below);

AND
3.	THE TERM LOAN SECURED PARTIES (as defined below) (including any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these terms is defined below), represented by the Term Loan Collateral Agent for the purposes of this Agreement;
WHEREAS:
(A)	Pursuant to the Term Loan Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Loans on the terms referred to in the Term Loan Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Term Loan Credit Agreement).
(B)	Pursuant to clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, the Guarantor has undertaken to pay the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Term Loan Secured Parties under the Term Loan Credit Agreement and the other Loan Documents (as defined below).
(C)	Pursuant to the Term Loan Credit Agreement, it is a condition precedent to the availability of the facilities under the Term Loan Credit Agreement that the Guarantor as security for the due performance of the Term Loan Secured Obligations (as defined below) provides a guarantee for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties.

(D)	The Guarantor has agreed to issue such a guarantee, in the form of a French first demand guarantee (garantie à première demande), upon the terms and conditions of this Agreement.
NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
(a)	In this Agreement (including the Recitals), unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Clause or paragraph of this Agreement where they first appear.
(b)	The following terms and expressions shall have the meaning given to them below:
“Agreement” (or “Garantie à première demande”) means this agreement (Garantie à première demande), as amended or supplemented from time to time.
“Beneficiaries” (or “Bénéficiaires”) means:
(i)	Bank of America, N.A., as Term Loan Collateral Agent, and

(ii)	the other Term Loan Secured Parties.
“Event of Default” has the meaning ascribed to it in the Term Loan Credit Agreement.

“Guarantee” means the guarantee provided by the Guarantor (Garantie à première demande) as defined in clause 2 (Guarantee) of this Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Loan Documents” has the meaning ascribed to it in the Term Loan Credit Agreement.

2

“Term Loan Credit Agreement” means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Borrower”, AV METALS INC., as “Holdings”, the “Other Guarantors” party thereto, the lenders party thereto and Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” (all as defined therein).
“Term Loan Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement, including all present and future obligations and liabilities of the Guarantor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement. For the avoidance of doubt, the Term Loan Secured Obligations shall be limited pursuant to Section 7.15 (French Guarantor) of the Term Loan Credit Agreement.
“Term Loan Secured Parties” means, collectively, the Term Loan Secured Parties (as defined in the Intercreditor Agreement).
1.2 Construction
(a)	Capitalized terms used in this Agreement (including the Recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Credit Agreement and shall be interpreted and construed in accordance therewith.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.
(c)	Words importing the plural shall include the singular and vice versa.
(d)	An Event of Default is continuing if it has not been remedied or waived.
(e)	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement shall govern and control.

(f)	This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement. In case of discrepancies between the terms of this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

3

(g)	This Agreement is designated a Loan Document for the purposes of the Term Loan Credit Agreement.

2.	GUARANTEE
In order to secure the prompt payment in full when due of the principal and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Term Loan Secured Obligations from time to time owing to the Term Loan Collateral Agent and the other Term Loan Secured Parties by any Loan Party under any Loan Document (including any Hedging Agreement entered into with a counterparty that is a Term Loan Secured Party), and the performance of all obligations under any of the foregoing (such obligations being herein collectively called the “Guaranteed Obligations”), the Guarantor hereby grants to the Term Loan Collateral Agent, for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties, an autonomous first demand guarantee (garantie à première demande). The Guarantee shall constitute an autonomous and independent obligation of the Guarantor.

3.	GUARANTEE UNCONDITIONAL
Subject to the express terms herein, the obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Loan Party under the Loan Documents, by operation of law or otherwise;
(b)	any modification or amendment of or supplement to the Loan Documents;
(c)	any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any obligation of a Loan Party contained in the Loan Documents;
(d)	the existence of any claim, set-off or other rights which any Guarantor may have at any time against any Loan Party, whether in connection therewith or with any unrelated transactions;
(e)	any invalidity or unenforceability relating to or against any Loan Party for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by such Loan Party of any amount payable by it under the Loan Documents; or

4

(f)	any other act or omission to act or delay of any kind by the Loan Party or any other person or any other circumstance whatsoever which might, but for the provisions of this clause 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

4.	CONTINUING GUARANTEE
This Guarantee is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

5.	REINSTATEMENT
The obligations of the Guarantor under this Guarantee shall be, to the extent permitted by applicable laws, automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantor agrees that it will indemnify the Term Loan Collateral Agent and the other Term Loan Secured Parties on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Term Loan Collateral Agent and the other Term Loan Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of the Term Loan Collateral Agent and the other Term Loan Secured Parties .

6.	SUBROGATION; SUBORDINATION
The Guarantor hereby agrees that until the indefeasible and irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of this Guarantee, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to the Term Loan Credit Agreement shall be subordinated to Term Loan Secured Obligations in a manner reasonably satisfactory to the Term Loan Collateral Agent.

7.	REPRESENTATIONS AND WARRANTIES
The Guarantor hereby represents and warrants to the Term Loan Collateral Agent and the other Beneficiaries that:

5

(a)	the Guarantor is a société par actions simplifiée duly incorporated and validly existing under the laws of France;
(b)	the entry into and execution of this Agreement by the Guarantor, and the performance of its obligations hereunder, have been duly authorized by the relevant corporate bodies and all necessary steps have been taken to ensure such a result;
(c)	the issuance of this Guarantee does not conflict with any clauses of its by-laws (statuts), nor with the provisions of any agreement to which it is a party or the applicable laws and regulations;
(d)	the Guarantor is not in a situation of suspension of payment (cessation des paiements) and no action, measure or proceedings whatsoever have been taken or commenced or, to the Guarantor’s knowledge, contemplated by any person for the purpose of (a) carrying out or requesting the suspension of payments, dissolution, judicial reorganization (procédure de sauvegarde or redressement judiciaire) or judicial liquidation or appointment of an official receiver or a conciliator of the Guarantor or any of its assets, or (b) opening, negotiating and/or instituting any out-of-court conciliation (amicable conciliation, ad hoc mandate) relating to the Guarantor’s debts or any procedure of the same type or having the same purpose as provided for by the law n°2005-845 of July 26, 2005 on the safeguard of companies; and
(e)	the issuance of this Guarantee is in the Guarantor’s corporate interest.

8.	GUARANTEE LIMITATION
(a)	The obligations and liabilities of the Guarantor under this Guarantee shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
(b)	The obligations and liabilities of the Guarantor under this Guarantee for the obligations under the Loan Documents of any other Loan Party which is not a Subsidiary of the Guarantor, shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under the Term Loan Credit Agreement by such other Loan Party as Borrower to the extent directly or indirectly on-lent to the Guarantor under inter-company loan agreements and outstanding at the date a payment is to be made by the Guarantor under this Guarantee, it being specified that any payment made by the Guarantor under this Guarantee in respect of the obligations of such Loan Party as Borrower shall reduce pro tanto the outstanding amount of the inter-company loans due by the Guarantor under the inter-company loan arrangements referred to above.

6

(c)	The obligations and liabilities of the Guarantor under this Guarantee for the obligations under the Loan Documents of any Loan Party which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Loan Party as Borrower, Guarantor and/or any other capacity as applicable. However, where such Subsidiary is not incorporated in France, the amounts payable by the Guarantor under this paragraph (c) in respect of obligations of this Subsidiary as Loan Party, shall be limited as set out in paragraph (b) above.

9.	ENFORCEMENT
Subject to the provisions of clause 8 hereof, upon the occurrence of an Event of Default, and at any time thereafter, the Guarantor shall, forthwith upon demand by the Term Loan Collateral Agent, immediately pay to the Term Loan Collateral Agent the monies in respect of which such default shall have occurred.

10.	CERTIFICATE
A certificate by an officer of the Term Loan Collateral Agent as to (i) the amounts of principal or interest under the Term Loan Credit Agreement or (ii) any other amount due as a payment of the Guaranteed Obligations, shall be binding upon the Guarantor and shall be conclusive evidence in any legal proceedings with respect to this Guarantee.

11.	MISCELLANEOUS
(a)	No failure to exercise, nor any delay in exercising, on the part of the Term Loan Collateral Agent and the other Term Loan Secured Parties, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
(b)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
(c)	Any amendment or modification of this Agreement shall be made in writing and shall be signed by the parties thereto.

7

12.	NOTICES
Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in Section 11.01 (Notices) of the Term Loan Credit Agreement.

13.	SUCCESSORS AND ASSIGNS
This Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Term Loan Secured Parties (including their successors and assigns under the Term Loan Credit Agreement).

14.	CURRENCY
Any payment made by virtue of this Guarantee will be made in the currency specified under the Loan Documents.

15.	COSTS, EXPENSES, TAXES AND INDEMNITY
(a)	The Guarantor shall bear any expense which the Term Loan Collateral Agent or any other Beneficiary may incur in connection with the preparation and execution of this Agreement, as well as any expenses incurred in connection with the preservation or enforcement of the Beneficiaries’ rights under this Agreement and the Guarantee, all in accordance with the terms of the Term Loan Credit Agreement.
(b)	The Guarantor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Term Loan Collateral Agent and the other Beneficiaries against any action which any of it may sustain as a consequence of any breach by the Guarantor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement.
(c)	The Guarantor shall pay all stamp, registration and other taxes to which this Agreement, the Guarantee or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Term Loan Collateral Agent and the other Beneficiaries on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.

16.	INTERCREDITOR AGREEMENT GOVERNS
Notwithstanding anything herein to the contrary, the exercise of any rights including, but not limited to, the enforcement of the Guarantee by the Term Loan Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.

8

17.	DURATION
The Guarantee created pursuant to this Agreement shall remain in force until the earlier of the following dates: (i) the date of the occurrence of the Discharge of Term Loan Secured Obligations (as defined in the Intercreditor Agreement) or (ii) the date on which the Term Loan Collateral Agent shall release the Guarantee.

18.	GOVERNING LAW AND JURISDICTION

18.1	Governing Law
This Agreement and the Guarantee shall be governed by and construed in accordance with French law.

18.2	Jurisdiction
For the benefit of the Term Loan Collateral Agent and the other Beneficiaries, the Guarantor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Agreement and the Guarantee, and accordingly submit any disputes in connection with this Agreement and the Guarantee to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This clause 18.2 is for the benefit of the Term Loan Collateral Agent and the other Beneficiaries only. As a result, nothing in this Clause shall limit the right of the Term Loan Collateral Agent and the other Beneficiaries to bring proceedings against the Guarantor in connection with this Agreement and/or the Guarantee in any other court of competent jurisdiction. To the extent allowed by law, the Term Loan Collateral Agent and the other Beneficiaries may take concurrent proceedings in any number of jurisdictions.
[LEFT INTENTIONALLY BLANK]

9

Signed in
On December 17, 2010
In as many original copies as parties to this Agreement
NOVELIS PAE S.A.S.,
The Guarantor
Signature:
By:
Capacity:
duly authorized for the purpose of this Agreement
BANK OF AMERICA, N.A., as
Term Loan Collateral Agent
Acting on its own behalf and on behalf of the other Term Loan Secured Parties
Signature:
By: Christopher Kelly Wall
Capacity: Managing Director

Exhibit N
Form of Opinion of Company Counsel

N/A

EXHIBIT O
Form of
SOLVENCY CERTIFICATE
December __, 2010
The undersigned, the chief financial officer each of the Loan Parties, hereby certifies on behalf of each Loan Party and for the benefit of the Lenders and the Administrative Agent that:
1. This Certificate is provided pursuant to Section 4.01(h) of, and in connection with the consummation of the transactions contemplated by, the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. 2. At the time of and immediately after the consummation of the Transactions to occur on the Closing Date, and at the time of and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Loan Party is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
[Signature Page Follows]

EXHIBIT O-1

In Witness Whereof, the undersigned has executed this certificate on the date first written above.

NOVELIS CORPORATION
By:
Name:
Title:

NOVELIS PAE CORPORATION
By:
Name:
Title:

NOVELIS, INC.
By:
Name:
Title:

NOVELIS UK LTD
By:
Name:
Title:

EXHIBIT O-2

NOVELIS AG
By:
Name:
Title:

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Name:
Title:

4260848 CANADA INC.
By:
Name:
Title:

4260856 CANADA INC.
By:
Name:
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP
By:	4260848 CANADA INC.

Its: General Partner
By:
Name:
Title:

NOVELIS BRAND LLC
By:
Name:
Title:

EXHIBIT O-3

NOVELIS SOUTH AMERICA HOLDINGS LLC
By:
Name:
Title:

ALUMINUM UPSTREAM HOLDINGS LLC
By:
Name:
Title:

NOVELIS EUROPE HOLDINGS LIMITED
By:
Name:
Title:

NOVELIS DEUTSCHLAND GMBH
By:
Name:
Title:

NOVELIS SWITZERLAND SA
By:
Name:
Title:

EXHIBIT O-4

NOVELIS TECHNOLOGY AG
By:
Name:
Title:
AV METALS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

NOVELIS SERVICES LIMITED
By:
Name:
Title:

NOVELIS MADEIRA, UNIPESSOAL, LDA
By:
Name:
Title:

NOVELIS LUXEMBOURG S.A.
By:
Name:
Title:

NOVELIS PAE S.A.S.
By:
Name:
Title:

EXHIBIT O-5

Present when the Common Seal of NOVELIS ALUMINIUM HOLDING COMPANY was hereunto affixed in the presence of:

Name:
Title:

Name:
Title:

NOVELIS ACQUISITIONS LLC

By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC.
By:
Name:
Title:

EXHIBIT O-6

EXHIBIT P
Form of Intercompany Note
PROMISSORY NOTE

$[Loan Amount]	Date: [Date]
          FOR VALUE RECEIVED, the undersigned [INTERCOMPANY BORROWER], a company organized under the laws of [Intercompany Jurisdiction] (“Borrower”), HEREBY PROMISES TO PAY to the order of [INTERCOMPANY LENDER], a [Type of Entity] organized under the laws of [Intercompany Lender Jurisdiction] (“Lender”) on [Term Loan Maturity Date] (the “Maturity Date”) and in accordance with the terms and conditions of the Subordination Agreements (as defined below) the principal sum of [________________] or, if less, the aggregate principal amount of the Advances (as defined below) made by Lender to the Borrower pursuant to Section 1 below.
          Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreement, dated as of December 14, 2010 (as amended, restated, supplemented, modified or replaced from time to time, the “Intercreditor Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, NOVELIS PAE CORPORATION, a Delaware corporation, NOVELIS BRAND LLC, a Delaware limited liability company, NOVELIS SOUTH AMERICA HOLDINGS LLC, a Delaware limited liability company, ALUMINUM UPSTREAM HOLDINGS LLC, a Delaware limited liability company, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the subsidiaries of Holdings from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent for the Revolving Credit Lenders and as collateral agent for the Revolving Credit Claimholders, BANK OF AMERICA, N.A., as administrative agent for the Term Loan Lenders, and BANK OF AMERICA, N.A., as collateral agent for the Term Loan Secured Parties, and certain other persons which may be or become parties thereto or become bound thereto from time to time. Reference is hereby made to:
          (i) the Subordination Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Revolving Credit Subordination Agreement”), among Holdings, the subsidiaries of Holdings party thereto and BANK OF AMERICA, N.A., as administrative agent and as collateral agent under the Revolving Credit Agreement;
          (ii) the Subordination Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Term Loan Subordination Agreement” and, together with the Revolving Credit Subordination Agreement, the “Subordination Agreements”), among Holdings, the subsidiaries of Holdings party thereto, BANK OF AMERICA, N.A., as administrative agent and as collateral agent under the Term Loan Agreement;

          (iii) the Contribution, Intercompany, Contracting and Offset Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Revolving Credit CICO Agreement”), among Holdings, the subsidiaries of Holdings party thereto and BANK OF AMERICA, N.A., administrative agent and as collateral agent under the Revolving Credit Agreement; and
          (iv) the Contribution, Intercompany, Contracting and Offset Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Term Loan CICO Agreement” and, together with the Revolving Credit CICO Agreement, the “CICO Agreements”), among Holdings, the subsidiaries of Holdings party thereto, BANK OF AMERICA, N.A., as administrative agent and as collateral agent under the Term Loan Agreement.
          1. Loan. The principal amount stated above (the “Advances”) has been loaned to the Borrower by the Lender subject to the terms and conditions hereof and of the Subordination Agreements, the CICO Agreements, the Intercreditor Agreement, the Revolving Credit Agreement and the Term Loan Agreement. Subject to the terms and conditions hereof and of the Subordination Agreements, the CICO Agreements, the Intercreditor Agreement, the Revolving Credit Agreement and the Term Loan Agreement, the Borrower may prepay the Advances under this Promissory Note without premium or penalty.
          2. Interest. (a) The Advances shall bear interest at a rate per annum equal to [__]% (computed on the basis of year of [360]1[365]2 days), payable until the Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of Advances from the date hereof until such principal amount is paid in full. Interest accrued on the amount of all other obligations hereunder shall be payable on demand from and after the time such obligation becomes due and payable (whether by acceleration or otherwise). [Interest on the amount of all obligations hereunder shall continue to accrue after the beginning of any bankruptcy or insolvency proceeding involving the Borrower, whether or not allowed in such proceeding.]3 [In the event that accrued interest is not paid cash, it will compound on an annual basis in accordance with article 1154 of the French Civil Code.]4
          [(b) To comply with the provisions of article L. 314 of the French Monetary and Financial Code (Code Monétaire et Financier), the Borrower and the Lender agree that the effective global rate for the facility is [__]% per annum and [__]% per quarter.]5
          [(b) Notwithstanding any other provision of this Promissory Note, it is understood that the interest rate applicable hereunder in no event shall exceed the maximum interest rate permitted by Law no. 108 of March 7, 1996 (disposizioni in materia di usura) and related implementation regulations and subsequent amendments and/or repeals. Should, by any means, the interest rate due pursuant to the Section 2 above exceed the maximum rate permitted

[1]	Insert for borrowers other than UK borrowers.

[2]	Insert for UK borrowers.

[3]	Delete for German [or Swiss] borrowers.

[4]	Insert for French borrowers.

[5]	Insert for French borrower if there are no charges other than interest (insert interest rate from Section 2(a) above).

2

under applicable law, the interest rate applicable shall be automatically reduced as necessary to allow the interest rate applicable to be in compliance with any applicable law.]6
          [(b) Notwithstanding any other provisions of this Promissory Note, in no such event shall, if applicable, any: (i) an increase of the applicable interest rate triggered by the late payment of an overdue amount exceed 0.5% per annum on the outstanding principal amount due (article 1907 Belgian Civil Code); (ii) prepayment and related fees exceed six months of interest on the pre-paid amount, calculated at the rate of interest accruing on the principal amount (1907 bis Belgian Civil Code); (iii) interest be claimed on overdue interest, unless (A) the overdue interest has accrued over a period of at least one year, and (B) the interest has formally been claimed by the Lender, or the Borrower has agreed to it, after such period has effectively passed (article 1154 Belgian Civil Code); and (iv) the aggregate annual interest rate applicable in this Promissory Note exceed the maximum permitted by the Belgian Civil Code and other Requirements of Law from time to time in force in Belgium.]7
          [(b) [Interest Act (Canada). For purposes of the Interest Act (Canada), whenever in this Promissory Note any interest is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under this Promissory Note, and the rates of interest stipulated in this Promissory Note are intended to be nominal rates and not effective rates or yields.
          (c) Criminal Interest Rate. (i) If any provision of this Promissory Note would obligate the Borrower to make any payment of interest or other amount payable to the Lender hereunder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, (A) first, by reducing the amount or rate of interest required to be paid to the Lender under this Section 2 and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).
          (ii) Notwithstanding clause (c)(i), and after giving effect to all adjustments contemplated thereby, if the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Borrower, shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Lender to the Borrower.

[6]	Insert for Italian borrower.

[7]	Insert for Belgian borrower.

3

          (iii) Any amount or rate of interest referred to in this Section 2 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of this Promissory Note on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall be pro-rated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Authorized Pari Passu Collateral Agent (or following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent) shall be conclusive for the purposes of that determination.]8
          3. Payments; Record of Debt. Both principal and interest are payable in the currency in which Advances are made to Lender in same day funds. The Advances made by Lender to the Borrower pursuant to the terms hereof, and all payments made on account of principal thereof, shall be recorded by Lender[, acting for this purpose solely as an agent of the Borrower,]9 in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder.
          4. Waivers. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
          5. Event of Default. In the event (each, an “Event of Default”) that:
          (a) a Revolving Credit Default shall have occurred and is continuing, and/or
          (b) a Pari Passu Default shall have occurred and is continuing, and/or
          (c) the Borrower shall fail to pay any principal of any Advance or interest thereon pursuant to this Promissory Note when the same becomes due and payable, then, and in any such event, the Lender may, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Promissory Note to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of (i) a Revolving Credit Default of the type referred to in Section 8.01(g) or (h) of the Revolving Credit Agreement in effect on the date hereof, or any similar provisions of any other Revolving Credit Agreement, (ii) a Pari Passu Default of the type referred to in Section 8.01(g) or (h) of the Term Loan Agreement in effect on the date hereof, or any similar provisions of any other Pari Passu Loan Document or (iii) an Event of Default under clause (c) above [or in the case that any financial statements of the Borrower show the book value of the net assets of the Borrower have fallen to below half of its stated share capital (Stammkapital)]10, the Advances, and all such interest and all other amounts owing hereunder shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are

[8]	Insert for Canadian borrower.

[9]	Insert for U.S. borrower.

[10]	Insert for German borrower

4

hereby expressly waived by the Borrower. [The Borrower represents and warrants that it has obtained shareholder approval by resolution authorizing the Borrower to permit the Lender to terminate this Promissory Note and to claim immediate repayment of all sums due hereunder in case of a change of control as contemplated by the Revolving Credit Agreement and/or the Pari Passu Loan Documents and that such resolution will be timely filed with the Clerk’s Office of the competent Commercial Court (article 556 Belgian Companies Code).]11
          6. Governing Law. This Promissory Note shall be governed by, and construed in accordance with, the laws of [Intercompany Borrower Jurisdiction], without giving effect to principles of conflict of laws thereof.
          7. Amendments. This Promissory Note cannot be amended without the consent of each of (i) the parties hereto and (ii) prior to the Discharge of Revolving Credit Secured Obligations, the Revolving Credit Administrative Agent and (iii) prior to the Discharge of Pari Passu Secured Obligations, the Authorized Pari Passu Collateral Agent.
          8. Expenses. The Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
          9. No Set Off. Unless required by applicable law, and subject to the terms of the Subordination Agreements, at no time may the Lender appropriate and apply toward the payment of all or any part of the obligations of the Borrower under this Promissory Note (i) any other indebtedness due or to become due from the Borrower to the Lender, and (ii) any moneys, credits or other property belonging to the Borrower, at any time held by or coming into the possession of the Lender.
          10. Taxes. (a) In the event that a Revolving Credit Default and/or a Pari Passu Default has occurred and is continuing, any and all payments by the Borrower under this Promissory Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of the Lender taxes measured by its net income and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized, and (ii) in the case of the Lender, except to the extent arising solely as a result of entering into this Promissory Note, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any taxing authority thereof or therein, other than the entering into of the Promissory Note (all such non-excluded taxes, levies, duties, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable hereunder to the Lender (w) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings in respect of Taxes (including deductions applicable to additional sums payable under this Section 10) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (x) the Borrower shall make such deductions or withholdings, (y) the Borrower shall pay the full amount deducted or withheld to the relevant

[11]	Insert for Belgian SA/NV or SCA/CVA borrower

5

taxing authority or other authority in accordance with applicable law and (z) the Borrower shall deliver to the Lender evidence of such payment.
          (b) In addition, if a Revolving Credit Default and/or a Pari Passu Default has occurred and is continuing, the Borrower shall pay any present or future stamp, registration, notarization or documentary or similar taxes or any other excise or property taxes, charges or similar levies, and all liabilities with respect thereto, in each case arising from any payment made or credited under or in connection with this Promissory Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Promissory Note (collectively, “Other Taxes”).
          (c) The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10) paid by the Lender and any liability (including for penalties, interest and expenses) that arises from any payment made or crediting of amounts hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Promissory Note, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish the Lender, pursuant to the indemnity set forth in clause (c) above , the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment thereof reasonably acceptable to Lender.
          (e) The Borrower and the Lender will use reasonable good faith efforts to eliminate or reduce any Taxes or Other Taxes to which a payment hereunder may be subject and will provide any certificates or other evidence of an exemption from or reduced rate of Taxes or Other Taxes in this regard.
          (f) Without prejudice to the survival of any other agreement of the Borrower, the Lender hereunder, the agreements and obligations of the Borrower contained in this Section 10 shall survive the payment in full of all other obligations of the Borrower under this Promissory Note.
          (g) If the Lender determines in its sole discretion exercised reasonably that it has received or has been granted a credit against, or remission for, or a refund or a repayment of any Taxes (i) as a result of the Borrower’s deduction or withholding and payment to a taxing authority of an amount pursuant to clause (a) above or (ii) with respect to which the Borrower has paid an amount to the Lender or any of its transferees or assignees, as the case may be, pursuant to clause (c) above, then the Lender, as the case may be, shall, within 30 days, pay the Borrower the lesser of (y) the credit, remission, refund or repayment of Taxes received or granted and (z) the amount paid by the Borrower pursuant to this Section 10.
          11. Judgment Currency. (a) This is an international loan transaction in which the specification of [Currency] is of the essence, and [Currency] shall in each instance be the currency of account and payment in all instances.
          (b) Borrower’s obligations hereunder to make payments in [Currency] shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed

6

in or converted into any currency other than [Currency] or in another place, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of [Currency] expressed to be payable to the Lender under this Promissory Note.
          (c) If, for the purpose of obtaining or enforcing judgment against Lender in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than [Currency] (such other currency being hereinafter referred to as the “Other Currency”) an amount due in [Currency], the conversion shall be made at the spot selling rate at which the Authorized Pari Passu Collateral Agent (or following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent) (or if the Authorized Pari Passu Collateral Agent (or, following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent) does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Authorized Pari Passu Collateral Agent (or, following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent)) offers to sell such Other Currency for [Currency] in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later (such date of determination of such spot selling rate, being hereinafter referred to as the “Other Currency Conversion Date”).
          (d) If there is a change in the rate of exchange prevailing between the Other Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any such judgment or judicial award, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Other Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of [Currency] which could have been purchased with the amount of Other Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Other Currency Conversion Date.
          12. Submission to Jurisdiction; Service of Process. (a) Any legal action or proceeding with respect to this Promissory Note, and any other Revolving Credit Loan Document or Pari Passu Loan Document to which the Borrower is a party, may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Promissory Note, the Borrower (in consideration of similar submissions made by the Lender in the Revolving Credit Loan Documents and the Pari Passu Loan Documents) hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) The Borrower hereby irrevocably designates, appoints and empowers CSC Corporation, 1180 Ave of the Americas, Suite 210, New York, New York, 10036 (telephone no: 212-299-5600) (facsimile no: 212-299-5656) (electronic mail address: mwiener@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with, this Promissory Note. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Borrower

7

in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower care of the Parent Borrower at the Parent Borrower’s address specified in Section 11.01 of the Term Loan Agreement or at such other address as the Parent Borrower may specify pursuant to such Section 11.01. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 12 shall affect the right of the Lender thereof to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.
          13. Pledge of Note. Pursuant to the Pari Passu Security Documents, the Lender has pledged and granted a security interest in all of its rights and remedies under and in respect of this Promissory Note in favor of the Pari Passu Collateral (for the benefit of the Pari Passu Secured Parties) and pursuant to the Revolving Credit Security Documents, the Lender has pledged and granted a security interest in all of its rights and remedies under and in respect of this Promissory Note in favor of the Revolving Credit Collateral Agent (for the benefit of the Revolving Credit Claimholders) and pursuant to the Intercreditor Agreement the Authorized Pari Passu Collateral Agent has agreed to act as sub-agent and as bailee for the Revolving Credit Agents and the Subordinated Lien Secured Parties, and the Borrower hereby (i) acknowledges and consents to each such pledge and security interest, (ii) agrees that upon the occurrence and during the continuance of any Pari Passu Default the Authorized Pari Passu Collateral Agent may exercise any remedies provided for by the Pari Passu Security Documents in accordance with the terms thereof or any other remedies provided by applicable law, and upon the occurrence and during the continuance of any Revolving Credit Default the Revolving Credit Collateral Agent may exercise any remedies provided for by the Revolving Credit Security Documents in accordance with the terms thereof or any other remedies provided by applicable law, in each case, in accordance with the terms of the Intercreditor Agreement, (iii) agrees that this Promissory Note may not be assigned by the Borrower without the prior written consent of the Authorized Pari Passu Collateral Agent and the Revolving Credit Collateral Agent (each of which is expressly made a third party beneficiary hereof) and (iv) agrees and acknowledges that subject to the terms of the Intercreditor Agreement, this Promissory Note may be assigned or otherwise transferred by the Authorized Pari Passu Collateral Agent in accordance with the terms of the Pari Passu Security Documents or by the Revolving Credit Collateral Agent in accordance with the terms of the Revolving Credit Security Documents.
          14. Waiver of Jury Trial. Each of the Borrower and the Lender irrevocably waives trial by jury in any action or proceeding with respect to this Promissory Note and any other Loan Document.
          15. Notices. Any notice or other communication herein required or permitted shall be given to the Borrower or the Lender care of the Parent Borrower as set forth in Section 11.01 of the Revolving Credit Agreement, and to each Pari Passu Representative as set forth on such Pari Passu Representative’s signature page to the Intercreditor Agreement.

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          16. Severability. Wherever possible, each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid by any applicable legally binding requirements of any governmental authority (including, without limitation, any applicable laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law), such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating (a) the remainder of such provision or (b) the remaining provisions of this Promissory Note.
          Conflicts. In the event of a direct conflict between the terms and provisions contained in this Promissory Note and the terms and provisions contained in the Subordination Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Subordination Agreements shall control and govern.
[Signature Page Follows]

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Borrower: [Intercompany Borrower]
By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO AS OF THIS ___ DAY OF _____, 20___: [Intercompany Lender]
By:
Name:
Title:

EXHIBIT Q
Form of
SECURED HEDGE PROVIDER JOINDER
Bank of America, N.A.,
as Administrative Agent and
as Collateral Agent
1455 Market Street
San Francisco, CA 94103
Fax: 415-503-5011
Attention: Bridgett Manduk
Re: NOVELIS — Secured Hedge Provider Joinder
[Date]
Ladies and Gentlemen:
     Reference is made to:
(i)	the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), by and among Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV Metals Inc., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto; and

(ii)	the Intercreditor Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, modified or replaced from time to time, the “Intercreditor Agreement”), by and among the Borrower, Novelis Corporation, a Texas corporation, Novelis PAE Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminum Upstream Holdings LLC, a Delaware limited liability company, Novelis Acquisitions LLC, a Delaware limited liability company, Novelis North America Holdings Inc., a Delaware corporation, Novelis UK Ltd, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, Holdings, the subsidiaries of Holdings from time to time party thereto, Bank of America, N.A., as administrative agent for the Revolving Credit Lenders (as defined in the Intercreditor Agreement) and as collateral agent for the Revolving Credit Claimholders (as defined in the Intercreditor Agreement), the Administrative Agent, and Bank of America, N.A., as collateral agent for the Term Loan Secured Parties (as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time.
     Appointment. The undersigned, ____________________, a __________________, in its capacity as a Secured Hedge Provider, hereby appoints, pursuant to the Credit Agreement, the

Administrative Agent under each of Sections 10.03 and 10.09 of the Credit Agreement to act on behalf of the Secured Parties under the Security Agreement, the Intercreditor Agreement and the Credit Agreement as set forth therein and the Collateral Agent to act on behalf of the Secured Parties under the Security Agreement, the Intercreditor Agreement and each other Security Document (collectively, the “Applicable Loan Documents”).
     Joinder. The Secured Hedge Provider under that certain [describe applicable Hedging Agreement] (the “Hedge Agreement”) hereby agrees to become party as a Secured Hedge Provider under, and to be bound by the terms of, each of the Applicable Loan Documents, in each case for all purposes thereof and on the terms set forth therein as fully as if the undersigned had executed and delivered each Applicable Loan Document as of the date thereof.
     Ratification. The Secured Hedge Provider hereby expressly consents to, ratifies (genehmigt) and confirms the declarations and acts made by the Collateral Agent on behalf and in the name of the Secured Hedge Provider as Future Pledgee (as defined in the relevant German Security Agreement) in the German Security Agreements. The Secured Hedge Provider confirms that it is aware of the contents of the German Security Agreements.
     The undersigned Secured Hedge Provider, agrees, for the enforceable benefit of all holders of Pari Passu Debt, each existing and future Subordinated Lien Representative, each existing and future Pari Passu Representative and as a condition to obtaining the benefit of the Collateral and Guarantees and to the obligations of the Loan Parties under the Hedge Agreement being treated as Pari Passu Debt under the Intercreditor Agreement:
     (a) that the obligations of the Loan Parties under the Hedge Agreement constitute Pari Passu Secured Obligations under the Intercreditor Agreement;
     (b) that such Secured Hedge Provider is bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Pari Passu Liens and the order of application of proceeds from the enforcement of Pari Passu Liens; and
     (c) to the terms of the Applicable Loan Documents and the Administrative Agent’s and the Collateral Agent’s performance of their respective obligations under the Applicable Loan Documents.
     Severability. Any provision of this Secured Hedge Provider Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Counterparts. This Secured Hedge Provider Joinder may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original, but all of which, taken together, shall constitute one original agreement. Delivery of an executed counterpart of this Secured Hedge Provider Joinder by facsimile, email or other electronic transmission (including in portable document format (“pdf”) or other similar format) shall be effective as delivery of a manually executed counterpart of this Secured Hedge Provider Joinder.

     Notices. All notices, requests and demands to or upon the Secured Hedge Provider, the Administrative Agent or the Collateral Agent shall be governed by the terms of Section 11.01 of the Credit Agreement.
     Governing Law. THIS SECURED HEDGE PROVIDER JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Pages Follow]

[INSERT NAME OF NEW SECURED HEDGE PROVIDER]
By:
Name:
Title:

The Administrative Agent and the Collateral Agent hereby acknowledge receipt of this Secured Hedge Provider Joinder and agree to act as agent for the undersigned Secured Hedge Provider and the holders of the Obligations represented thereby:

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent
By:
Name:
Title: